As filed with the Securities and Exchange Commission on October 15, 2019

Registration No. 333-233214

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRINITY SUB INC.
(Exact name of registrant as specified in its charter)

Maryland	6798	84-2620891
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

55 Merchant Street, Suite 1500, Honolulu, Hawaii 96813, (808) 529-0909

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Glenn R. Pollner Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (212) 351-4000	C. Brendan Johnson Andrew S. Rodman Bryan Cave Leighton Paisner LLP 1290 Avenue of the Americas New York, New York 10104 (212) 541-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Securities to be Registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of Registration Fee(1)
Common stock, par value $0.001 per share(2)	34,500,000	$10.36	(3)	$357,420,000.00	(4)	$43,319.30
Common stock, par value $0.001 per share(5)	4,823,640	—		$13,982.61	(6)	$1.69
Common stock, par value $0.001 per share(7)	101,688,246	—		$1,063,040,040	(8)	$128,840.45
Warrants to purchase common stock(9)	34,500,000	—		—		—
Common stock underlying warrants(10)	8,625,000	$11.50	(11)	$99,187,500	(11)	$12,021.53
Warrants to purchase common stock(12)	5,186,676	—		—		—
Common stock underlying warrants(13)	5,186,676	$11.50	(11)	$59,650,500	(11)	$7,229.64
Total	194,510,238			$1,504,921,397.61		$191,412.61	(14)

Footnotes on next page.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1)	Calculated in accordance with Section 6(b) of the Securities Act by multiplying the applicable proposed maximum aggregate offering price of securities to be registered by 0.0001212.
(2)	Relates to common stock, $0.001 par value per share, of the registrant (referred to herein as the “Broadmark Realty common stock”) to be issued to the stockholders of shares of Trinity Merger Corp. (referred to herein as “Trinity”) Class A common stock, par value $0.0001 per share (referred to herein as the “Trinity Class A common stock”), based on the estimate that 34,500,000 shares of the Trinity Class A common stock will be outstanding and held by such stockholders immediately prior to the business combination to which this registration statement on Form S-4 relates, or the “Business Combination.”
(3)	Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price is equal to the average high and low prices of Trinity Class A common stock reported in the Nasdaq Capital Market as of August 9, 2019.
(4)	Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying (a) $10.36, which represents the average high and low prices of Trinity Class A common stock reported in the Nasdaq Capital Market as of August 9, 2019, by (b) 34,500,000, based on the estimate that such number of shares of Trinity Class A common stock will be outsanding and held by then public stockholders of Trinity immediately prior to the Business Combination.
(5)	Relates to Broadmark Realty common stock to be issued to HN Investors LLC, a Delaware limited liability company and sponsor of Trinity, referred to herein as the “Trinity Sponsor,” as the stockholder of Trinity’s Class B common stock, par value $0.0001 per share (referred to herein as the “Trinity Class B common stock” and, together with the Trinity Class A common stock, the “Trinity common stock”), based on the estimate that 4,823,640 shares of the Trinity Class B common stock will be outstanding and held by the Trinity Sponsor immediately prior to the Business Combination.
(6)	Pursuant to Rule 457(f)(2) under the Securities Act and solely for the purpose of calculating the registration fee, the propose maximum aggregate offering price is equal to the product obtained by multiplying (a) $0.0029, which is the book value of Trinity Class B common stock as of March 31, 2019, by (b) 4,823,640, based on the estimate that such number of shares of Trinity Class B common stock will be outstanding and held by the Trinity Sponsor immediately prior to the Business Combination.
(7)	Relates to the Broadmark Realty common stock to be issued to the members of the Company Group entities in exchange for their membership interests in each of the Company Group entities, based on an estimate that 101,688,246 membership interests of the Company Group will be outstanding immediately prior to the Business Combination.
(8)	Pursuant to Rule 457(f)(2) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate book value of the securities of the Company Group entities as of August 1, 2019.
(9)	Reflects 34,500,000 warrants to purchase 8,625,000 shares of Broadmark Realty common stock, referred to herein as the “Broadmark Realty warrants,” issuable upon exercise of the Broadmark Realty warrants. Represents shares issuable upon exercise of public warrants, referred to herein as the “Trinity public warrants,” issued in connection with Trinity’s initial public offering on May 17, 2018 which, as amended, will become warrants to purchase common stock of the registrant.
(10)	Reflects 8,625,000 shares of Broadmark Realty common stock underlying 34,500,000 Broadmark Realty warrants, as contemplated to be amended.
(11)	The maximum number of Broadmark Realty warrants and shares of Broadmark Realty common stock issuable upon exercise of the Broadmark Realty warrants, as contemplated to be amended are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Broadmark Realty warrants has been allocated to the shares of underlying Broadmark Realty common stock. Pursuant to Rule 457(g)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the Broadmark Realty common stock underlying the Broadmark Realty warrants is calculated based on the aggregate exercise price of $11.50 per share (as each warrant enables the holder to purchase one-quarter of a share of Broadmark Realty at a price of $2.875 per quarter share, with the exercise of warrants for less than a full share not permissible).
(12)	Reflects warrants to purchase 5,186,676 shares of Broadmark Realty common stock, referred to herein as the “Broadmark Realty warrants,” issuable upon exercise of the Broadmark Realty warrants. Represents shares issuable upon exercise of warrants issued in connection with Trinity’s private placement to the Trinity Sponsor which, as amended, will become warrants to purchase common stock of the registrant.
(13)	Reflects 5,186,676 shares of Broadmark Realty common stock underlying 5,186,676 Broadmark Realty warrants.
(14)	The Registrant previously paid $227,477.19 in filing fees in connection with the initial filing of this Registration Statement.

Information contained herein is subject to completion and amendment. A registration statement relating to the securities described herein has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This preliminary joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Preliminary Joint Proxy Statement/Prospectus Subject to Completion, dated October 15, 2019

TRINITY SUB INC.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

JOINT PROXY STATEMENT FOR SPECIAL MEETINGS OF STOCKHOLDERS AND WARRANT HOLDERS
 OF TRINITY MERGER CORP.
AND MEMBERS OF PBRELF I, LLC, BRELF II, LLC, BRELF III, LLC AND BRELF IV, LLC
PROSPECTUS FOR SHARES OF TRINITY SUB INC. COMMON STOCK AND WARRANTS TO PURCHASE SHARES OF TRINITY SUB INC. COMMON STOCK.

Dear Stockholders and warrant holders of Trinity Merger Corp. and Members of PBRELF I, LLC, BRELF II, LLC, BRELF III, LLC and BRELF IV, LLC:

On August 9, 2019, the board of directors of Trinity Merger Corp., a Delaware corporation, referred to herein as “Trinity,” unanimously approved the merger agreement, referred to herein as the “Merger Agreement,” by and among Trinity, Trinity Sub Inc., the Trinity Parties and the Company Group.

Under the terms and subject to the conditions of the Merger Agreement and the other related agreements:

•	in accordance with the General Corporation Law of the State of Delaware, or the “DGCL,” Merger Sub I will merge with and into Trinity, with Trinity being the surviving entity of such merger, referred to herein as the “Trinity Merger”;
•	immediately following the Trinity Merger, in accordance with the Delaware Limited Liability Company Act, or the “DLLCA,” and the Washington Limited Liability Company Act, or the “WLLCA,” each of the Companies will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such merger, referred to herein as the “Company Merger”;
•	immediately following the Company Merger, in accordance with the DGCL and the WLLCA, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity of such merger, referred to herein as the “Management Company Merger” and, together with the Trinity Merger and the Company Merger, the “Mergers”;
•	in the Trinity Merger, (1) each share of common stock of Trinity issued and outstanding immediately prior to the effective time of the Trinity Merger, referred to herein as the “Trinity Effective Time,” will be converted into the right to receive one share of common stock of Broadmark Realty, and (2) each Trinity warrant outstanding immediately prior to the Trinity Effective Time will be modified to provide that such warrant will entitle the holder thereof to acquire shares of Broadmark Realty common stock, or the “Broadmark Realty common stock,” in each case, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL; and
•	in the Company Merger, (1) each preferred unit of the Companies issued and outstanding immediately prior to the effective time of the Company Merger, referred to herein as the “Company Effective Time,” will be converted into the right to receive the Company Preferred Merger Consideration Per Unit, and (2) each common unit of the Companies issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Common Merger Consideration Per Unit, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DLLCA and the WLLCA.

Trinity is also seeking approval from the holders of its outstanding public warrants, to amend certain provisions of its outstanding warrants, as further described in this joint proxy statement/prospectus.

Concurrently with the Mergers, Trinity Sub Inc. will be renamed Broadmark Realty Capital Inc., referred to herein as “Broadmark Realty.” Broadmark Realty intends to apply for listing of its common stock, par value $0.001 per share, or the “common stock,” on the New York Stock Exchange, or the “NYSE,” under the symbol “BRMK,” and the warrants on the NYSE Amex under the symbol “BRMK WS.” Trinity’s Class A common stock and warrants are currently traded on the Nasdaq Capital Market, or “Nasdaq,” under the symbols “TMCX” and “TMCXW,” respectively.

The business combination will not entitle Trinity stockholders to appraisal’s rights or rights of objecting stockholders. Members of the Companies have the right to dissent to the business combination and are entitled to the fair value of their units. In order for members of the Companies to assert dissenters’ rights, members must comply with the requirements of the WLLCA.

For a discussion of certain factors that Trinity securityholders and the Company Group members should consider in connection with the offer, please read the section of this document entitled “Risk Factors” beginning on page 24.

You are encouraged to read this entire document carefully, including the annexes and information referred to or incorporated by reference in this document.

Neither Broadmark Realty, Trinity nor any of the Company Group entities has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Broadmark Realty, Trinity or the Company Group.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR THE “SEC,” NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE PROPOSED BUSINESS COMBINATION NOR HAVE THEY PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of the accompanying joint proxy statement/prospectus is          , 2019 and is first being mailed to stockholders of Trinity and members of the Companies on or about          , 2019.

TRINITY MERGER CORP.
55 MERCHANT STREET, SUITE 1500
HONOLULU, HI 96813

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON       , 2019

Dear Stockholders of Trinity Merger Corp.:

NOTICE IS HEREBY GIVEN that Trinity Merger Corp., a Delaware corporation (“Trinity”), will hold a special meeting of its stockholders at       , on       , 2019, beginning at       :       , Eastern Time (the “Trinity Special Meeting”), for the purpose of considering and voting on the following matters:

•	Proposal No. 1—Approval of the Business Combination and Issuance of Shares of Broadmark Realty Common Stock—To consider and vote upon a proposal to adopt the Merger Agreement, dated as of August 9, 2019 (the “Merger Agreement”), by and among Trinity, Trinity Sub Inc., Trinity Merger Sub I, Inc., Trinity Merger Sub II, LLC, PBRELF I, LLC, BRELF II, LLC, BRELF III, LLC, BRELF IV, LLC, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC, and Broadmark Real Estate Management IV, LLC and the issuance of shares of common stock of Broadmark Realty pursuant to the Merger Agreement.
•	Proposal No. 2—Approval and Adoption of the Incentive Plan—To consider and vote upon a proposal to approve and adopt the Broadmark Realty 2019 Stock Incentive Plan.
•	Proposal No. 3—The Trinity Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Trinity Special Meeting to a later date or dates, if necessary to solicit additional proxies from stockholders in favor of the Trinity Business Combination Proposal.
By Order of the Board of Directors of Trinity Merger Corp.

Lee S. Neibart
Chairman of the Board of Directors

TRINITY MERGER CORP.
55 MERCHANT STREET, SUITE 1500
HONOLULU, HI 96813

NOTICE OF WARRANT HOLDERS MEETING

 TO BE HELD ON            , 2019

Dear Holders of Warrants of Trinity Merger Corp.:

NOTICE IS HEREBY GIVEN that Trinity Merger Corp., a Delaware corporation (“Trinity”) will hold a meeting of its holders of warrants at            , on            , 2019, beginning at         :         , Eastern Time (the “Trinity Warrant Holders Meeting”), for the purpose of considering and voting on the following matters:

•	The Warrant Amendment Proposal — To consider and vote upon an amendment (the “Warrant Amendment”) to the warrant agreement that governs all of Trinity’s outstanding warrants. The Warrant Amendment proposes to (i) amend the anti-dilution provisions contained in Section 4.1.2 of the Warrant Agreement relating to the payment of cash dividends and applicable to both the Trinity public warrants and the Trinity private placement warrants; (ii) provide that, upon the completion of the Business Combination, each of the outstanding Trinity public warrants, which currently entitle the holder thereof to purchase one share of Trinity Class A common stock at an exercise price of $11.50 per share, will become exercisable for one-quarter of one share at an exercise price of $2.875 per one-quarter share ($11.50 per whole share); and (iii) provide that, upon completion of the Business Combination, each holder of a Trinity public warrant will receive, for each such warrant (in exchange for the amendment to the cash dividend anti-dilution provision and the reduction in the number of shares for which such Warrants are exercisable), a cash payment of $1.60 (collectively, the “Warrant Amendment Proposal”), the substantive text of which is included as Annex H to this joint proxy statement/prospectus; and
•	(2) The Warrant Holders Adjournment Proposal — To consider and vote upon a proposal to adjourn the Trinity Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Trinity that more time is necessary or appropriate to approve the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal” and, together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”).
By Order of the Board of Directors of Trinity Merger Corp.

Lee S. Neibart
Chairman of the Board of Directors

PBRELF I, LLC
1420 Fifth Avenue, Suite 2000
Seattle, Washington 98101

NOTICE OF SPECIAL MEETING

TO BE HELD ON       , 2019

Dear Member:

NOTICE IS HEREBY GIVEN that PBRELF I, LLC, a Washington limited liability company (“PBRELF I”), will hold a special meeting of members (the “Members”) at 1420 Fifth Avenue, Suite 2000, Seattle, WA 98101 on       , 2019, beginning at 8:00 a.m. Pacific Time, for the purpose of Members of PBRELF I considering and voting on the following matters:

•	Proposal No. 1—Approval of the Business Combination—To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 9, 2019, by and among Trinity Merger Corp., Trinity Sub Inc., Trinity Merger Sub I, Inc., Trinity Merger Sub II, LLC, PBRELF I, BRELF II, LLC, BRELF III, LLC, BRELF IV, LLC, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC and Broadmark Real Estate Management IV, LLC (the “Business Combination Proposal”).
•	Proposal No. 2—The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary to solicit additional proxies from Members of PBRELF I in favor of the Business Combination Proposal.
By Order of the Board of Directors and Management Company of PBRELF I, LLC

Joseph L. Schocken

BRELF II, LLC
1420 Fifth Avenue, Suite 2000
Seattle, Washington 98101

NOTICE OF SPECIAL MEETING

TO BE HELD ON       , 2019

Dear Member:

NOTICE IS HEREBY GIVEN that BRELF II, LLC, a Washington limited liability company (“BRELF II”), will hold a special meeting of members (the “Members”) at 1420 Fifth Avenue, Suite 2000, Seattle, WA 98101 on       , 2019, beginning at 8:30 a.m. Pacific Time, for the purpose of Members of BRELF II considering and voting on the following matters:

•	Proposal No. 1—Approval of the Business Combination—To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 9, 2019, by and among Trinity Merger Corp., Trinity Sub Inc., Trinity Merger Sub I, Inc., Trinity Merger Sub II, LLC, PBRELF I, LLC, BRELF II, BRELF III, LLC, BRELF IV, LLC, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC and Broadmark Real Estate Management IV, LLC (the “Business Combination Proposal”).
•	Proposal No. 2—The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary to solicit additional proxies from Members of BRELF II in favor of the Business Combination Proposal.
By Order of the Board of Directors and Management Company of BRELF II, LLC

Joseph L. Schocken

BRELF III, LLC
1420 Fifth Avenue, Suite 2000
Seattle, Washington 98101

NOTICE OF SPECIAL MEETING

TO BE HELD ON       , 2019

Dear Member:

NOTICE IS HEREBY GIVEN that BRELF III, LLC, a Washington limited liability company (“BRELF III”), will hold a special meeting of members (the “Members”) at 1420 Fifth Avenue, Suite 2000, Seattle, WA 98101 on       , 2019, beginning at 9:00 a.m. Pacific Time, for the purpose of Members of BRELF III considering and voting on the following matters:

•	Proposal No. 1—Approval of the Business Combination—To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 9, 2019, by and among Trinity Merger Corp., Trinity Sub Inc., Trinity Merger Sub I, Inc., Trinity Merger Sub II, LLC, PBRELF I, LLC, BRELF II, LLC, BRELF III, BRELF IV, LLC, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC and Broadmark Real Estate Management IV, LLC (the “Business Combination Proposal”).
•	Proposal No. 2—The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary to solicit additional proxies from Members of BRELF III in favor of the Business Combination Proposal.
By Order of the Board of Directors and Management Company of BRELF III, LLC

Joseph L. Schocken

BRELF IV, LLC
1420 Fifth Avenue, Suite 2000
Seattle, Washington 98101

NOTICE OF SPECIAL MEETING

TO BE HELD ON       , 2019

Dear Member:

NOTICE IS HEREBY GIVEN that BRELF IV, LLC, a Washington limited liability company (“BRELF IV”), will hold a special meeting of members (the “Members”) at 1420 Fifth Avenue, Suite 2000, Seattle, WA 98101 on       , 2019, beginning at 9:30 a.m. Pacific Time, for the purpose of Members of BRELF IV considering and voting on the following matters:

•	Proposal No. 1—Approval of the Business Combination—To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 9, 2019, by and among Trinity Merger Corp., Trinity Sub Inc., Trinity Merger Sub I, Inc., Trinity Merger Sub II, LLC, PBRELF I, LLC, BRELF II, LLC, BRELF III, LLC, BRELF IV, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC and Broadmark Real Estate Management IV, LLC (the “Business Combination Proposal”).
•	Proposal No. 2—The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary to solicit additional proxies from Members of BRELF IV in favor of the Business Combination Proposal.
By Order of the Board of Directors and Management Company of BRELF IV, LLC

Joseph L. Schocken

i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Trinity Sub Inc. (File No. 333-233214), constitutes a prospectus of Trinity Sub Inc. under Section 5 of the Securities Act of 1933, as amended or the “Securities Act,” with respect to the Broadmark Realty common stock to be issued pursuant to the Merger Agreement. Concurrently with the Mergers, Trinity Sub Inc. will be renamed Broadmark Realty Capital Inc., referred to herein as “Broadmark Realty.” This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” with respect to the Trinity Special Meeting and the Company Special Meeting of each of the Companies, during which Trinity stockholders and Members of the Companies, respectively, will be asked to consider and vote on, among other matters, a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Mergers, and Trinity public warrant holders will be asked to consider and vote on, among other matters, a proposal to amend the Warrant Agreement.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated             , 2019. The information contained in this joint proxy statement/prospectus is accurate only as of that date unless the information specifically indicates that another date applies. Neither the mailing of this joint proxy statement/prospectus to the Trinity stockholders, the members of the Companies or the holders of warrants nor the issuance of Broadmark Realty common stock by Broadmark Realty pursuant to the Merger Agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy or consent, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

FREQUENTLY USED TERMS

Unless otherwise stated in this joint proxy statement/prospectus or the context otherwise requires, certain capitalized terms used herein are defined as follows:

•	“BRELF II” refers to BRELF II, LLC, a Washington limited liability company.
•	“BRELF III” refers to BRELF III, LLC, a Washington limited liability company.
•	“BRELF IV” refers to BRELF IV, LLC, a Washington limited liability company.
•	“Broadmark Realty” refers to Broadmark Realty Capital Inc., a Maryland corporation.
•	“Companies” refers to PBRELF I, BRELF II, BRELF III, and BRELF IV.
•	“Company Common Merger Consideration Per Unit” refers to the right to receive a number of shares of Broadmark Realty common stock equal to (A) $64,338,000, (B) divided by the Reference Price, and (C) after payment of certain fees and expenses related to the termination of certain referral agreements, allocated among the Companies and the Company common units, subject to appropriate adjustments to reflect the effect of any stock split, reverse stock split, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the underlying securities of Trinity, the Companies or the Management Companies.
•	“Company Group” refers to the Management Companies, the Companies and the Company Subsidiaries.
•	“Company Preferred Merger Consideration Per Unit” refers to the right to receive a number of shares of Broadmark Realty common stock equal to (A) the members’ equity in a Company attributable to all preferred unit holders in such Company, net of REIT loan loss reserves, (B) divided by the number of preferred units of such Company outstanding immediately prior to the effective time of the Company Merger, and (C) divided by the Reference Price, but subject to appropriate adjustments to reflect the effect of any stock split, reverse stock split, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the underlying securities of Trinity, the Companies or the Management Companies.
•	“Company Subsidiaries” refers to subsidiaries of PBRELF I, BRELF II, BRELF III and BRELF IV.
•	“Company Transaction Expense Cap” refers to $15,362,000.
•	“Company Transaction Expenses” refers to all fees and expenses incurred by the members of the Company Group in connection with or in relation to the preparation, negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated thereunder, subject to certain exceptions.
•	“Farallon entities” refers to certain entities affiliated with Farallon Capital Management, L.L.C., with which Broadmark Realty has entered into a subscription agreement relating to the PIPE Investment.
•	“Management Company Consideration” refers to the amount of cash equal to (a) $98,162,000, less (b) the amount of Company Transaction Expenses that are unpaid as of the closing of the Business Combination and the Reimbursed Transaction Expenses, in each case only to the extent they are, in the aggregate, in excess of the Company Transaction Expense Cap, plus (c) the Reimbursed Transaction Expenses, less (d) the amount of outstanding indebtedness of the Company Group on the day immediately preceding the closing of the Business Combination (other than any unpaid bonuses, change of control payments, severance and obligations for deferred compensation, together with the employer’s portion of any employment taxes associated with such payments). The Management Company Consideration, after payment of certain fees and expenses related to the termination of certain referral agreements, will then be allocated among each Management Company and each holder of Management Company units.
•	“Management Companies” refers to MgCo I, MgCo II, MgCo III and MgCo IV.
•	“Merger Agreement” refers to the certain Agreement and Plan of Merger dated as of August 9, 2019, by and among Trinity, Broadmark Realty, the Trinity Parties, PBRELF I, LLC, a Washington limited liability company, BRELF II, LLC, a Washington limited liability company, BRELF III, LLC, a Washington limited liability company, BRELF IV, LLC, a Washington limited liability company, Pyatt Broadmark

Management, LLC, a Washington limited liability company, Broadmark Real Estate Management II, LLC, a Washington limited liability company, Broadmark Real Estate Management III, LLC, a Washington limited liability company, and Broadmark Real Estate Management IV, LLC, a Washington limited liability company.

•	“Merger Sub I” refers to Trinity Merger Sub I, Inc., a wholly owned subsidiary of Broadmark Realty organized as a corporation under the laws of Delaware.
•	“Merger Sub II” refers to Trinity Merger Sub II, LLC, a wholly owned subsidiary of Broadmark Realty organized as a limited liability company under the laws of Delaware.
•	“MgCo I” refers to Pyatt Broadmark Management, LLC, a Washington limited liability company.
•	“MgCo II” refers to Broadmark Real Estate Management II, LLC, a Washington limited liability company.
•	“MgCo III” refers to Broadmark Real Estate Management III, LLC, a Washington limited liability company.
•	“MgCo IV” refers to Broadmark Real Estate Management IV, LLC, a Washington limited liability company.
•	“PIPE Investment” refers to those certain subscription agreements by and between Broadmark Realty and entities affiliated with Farallon Capital Management LLC, whereby Broadmark Realty will issue and sell to such investors approximately $75.0 million shares of common stock of Broadmark Realty immediately prior to the consummation of the Mergers at a price per share equal to the Reference Price.
•	“PBRELF I” refers to PBRELF I, LLC, a Washington limited liability company.
•	“Reference Price” refers to the value of the funds held in the account established by Trinity for the benefit of its public shareholders (net of income and franchise taxes payable as a result of any interest income earned in such account as of the closing of the Business Combination in accordance with the trust agreement governing such account), determined as of the close of business on the business day immediately preceding the date of the closing of the Business Combination (and excluding, for the avoidance of doubt, the proceeds of any PIPE Investment deposited into such account), divided by the number of outstanding shares of Trinity Class A common stock as of the close of business on the business day immediately preceding the date of the closing of the Business Combination; which is estimated to be $10.45.
•	“Reimbursed Transaction Expenses” refers to any Company Transaction Expenses to the extent paid by any member of the Company Group prior to the closing of the Business Combination.
•	“Trinity Investments” means Trinity Real Estate Investments LLC, a Delaware limited liability company and an entity with which the Trinity Sponsor is affiliated.
•	“Trinity Parties” refers to Merger Sub I and Merger Sub II.
•	“Trinity private placement warrants” refers to the outstanding warrants issued in connection with Trinity’s May 2018 private placement to the Trinity Sponsor.
•	“Trinity public warrants” refers to the outstanding warrants issued in Trinity’s May 2018 initial public offering.
•	“Trinity Transaction Expenses” refers to all fees and expenses incurred by the Trinity Parties in connection with or in relation to the preparation, negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, solely to the extent such fees and expenses will be incurred and unpaid at the time of the closing of the Business Combination, including, but not limited to, the (a) fees and disbursements of outside counsel to the Trinity Parties, (b) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Trinity Parties, (c) the deferred underwriter fee owed to the underwriter of Trinity’s initial public offering and any related-party loans or notes owed by Trinity, (d) the fees and expenses related to any PIPE Investment, and (e) any consent fees payable to holders of the Trinity public warrants in connection with obtaining the approval for the Warrant Amendment.
•	“Trinity warrants” refers to the Trinity private placement warrants and the Trinity public warrants.

•	“Trinity warrant holders” refers to the holders of Trinity warrants.
•	“Warrant agreement” refers to the warrant agreement dated May 14, 2018, by and between Trinity and Continental Stock Transfer & Trust Company, as warrant agent.
•	“Warrant Amendment” refers to the amendment to the Warrant Agreement that governs all of Trinity’s outstanding warrants to (i) amend the anti-dilution provisions contained in Section 4.1.2 of the Warrant agreement relating to the payment of cash dividends and applicable to both the Trinity public warrants and the Trinity private placement warrants; (ii) provide that, upon the completion of the Business Combination, each of the outstanding Trinity public warrants, which currently entitle the holder thereof to purchase one share of Trinity Class A common stock at an exercise price of $11.50 per share, will become exercisable for one-quarter of one share at an exercise price of $2.875 per one-quarter share ($11.50 per whole share); and (iii) provide that, upon completion of the Business Combination, each holder of a Trinity public warrant will receive, for each such warrant (in exchange for the amendment to the cash dividend anti-dilution provision and the reduction in the number of shares for which such Warrants are exercisable), a cash payment of $1.60, the substantive text of which is included as Annex H to this joint proxy statement/prospectus.
•	“Warrant Amendment Proposal” means the proposal to be considered at the Warrant Holders Meeting to approve and consent to amend the Warrant Amendment.
•	“Warrant Cash Payment” means the payment of $1.60 to be paid to the Trinity public warrant holders for each Trinity public warrant they own pursuant to the Warrant Amendment (in exchange for the amendment to the cash dividend anti-dilution provision and the reduction in the number of shares for which such Trinity warrants are exercisable).
•	“Warrant Holders Adjournment Proposal” means the proposal to be considered at the Warrant Holders Meeting to adjourn the Warrant Holders Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Trinity that more time is necessary or appropriate to approve the Warrant Amendment Proposal.
•	“Warrant Holders Meeting” means the special meeting of the Trinity public warrant holder, to be held prior to the Shareholders Meeting at : a.m. Eastern Time on , 2019, at the offices of , at , and any adjournments or postponements thereof.

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QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The questions and answers below highlight only selected information from this joint proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting of Trinity Merger Corp. and the proposals to be presented at the Trinity Special Meeting, and the Special Meetings of each of PBRELF I, LLC, BRELF II, LLC, BRELF III, LLC and BRELF IV, LLC (collectively, the “Companies”) and the proposals to be presented at the Special Meetings of the Companies, including with respect to the proposed business combination. The following questions and answers do not include all the information that is important to Trinity stockholders and Company members. Trinity stockholders and Company members are urged to read carefully this entire joint proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed business combination and the voting procedures for the Trinity Special Meeting, which will be held on             , 2019 at             :              Eastern Time at             , and the meetings of the members of each of PBRELF I, LLC, BRELF II, LLC, BRELF III, LLC and BRELF IV, LLC on             , 2019 at 8:00 a.m. Pacific Time, 8:30 a.m. Pacific Time. 9:00 a.m. Pacific Time and 9:30 a.m. Pacific Time, respectively, each at 1420 Fifth Avenue, Suite 2000, Seattle, WA 98101.

Q:	Why am I receiving this joint proxy statement/prospectus?
A:	Trinity stockholders and Company members are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and to approve the transactions contemplated thereby, among other proposals. Trinity has entered into the Merger Agreement to effect an initial business combination, referred to herein as the “Business Combination” with Broadmark Realty, Merger Sub I, Merger Sub II, the Companies, and the Management Companies, pursuant to which (i) Merger Sub I will merge with and into Trinity, with Trinity being the surviving entity of such merger, referred to as the “Trinity Merger,” (ii) immediately following the Trinity Merger, each of the Companies will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such merger, referred to as the “Company Merger,” and (iii) immediately following the Company Merger, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity of such merger, referred to as the “Management Company Merger,” and as a result, Merger Sub II and Trinity will become wholly owned subsidiaries of Broadmark Realty, and Broadmark Realty will become a publicly traded company.

This joint proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Trinity Special Meeting and at the Special Meetings of the Companies. You should read this joint proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this joint proxy statement/prospectus and its Annexes.

For Trinity Stockholders

Q:	When and where is the Trinity Special Meeting?
A:	The Trinity Special Meeting will be held on , 2019 at Eastern Time at .
Q:	Who is entitled to vote at the Trinity Special Meeting?
A:	Trinity has fixed the close of business on October 15, 2019 as the record date. If you were a stockholder of Trinity at the close of business on the record date, you are entitled to vote on matters that come before the Trinity Special Meeting. A stockholder may only vote his or her stock if he or she is present in person or is represented by proxy at the Trinity Special Meeting.
Q:	What are the specific proposals on which I am being asked to vote at the Trinity Special Meeting?
A:	Trinity stockholders are being asked to approve the following proposals:
•	Approval of the Business Combination and Issuance of Shares of Broadmark Realty Common Stock—to consider and vote upon a proposal to adopt the Merger Agreement and the subsequent issuance of newly registered shares of Broadmark Realty in exchange for their current shares in Trinity.

•	Approval and Adoption of the Incentive Plan—to consider and vote upon a proposal to approve and adopt the Incentive Plan.
•	The Adjournment Proposal—to consider and vote upon a proposal to approve the adjournment of the Trinity Special Meeting to a later date or dates.
Q:	Are the proposals conditioned on one another?
A:	The closing of the Business Combination is conditioned on the approval of the Trinity Business Combination Proposal, the Incentive Plan Proposal and the Warrant Amendment Proposal.

The Trinity Business Combination Proposal is conditioned on stockholder approval of the Incentive Plan Proposal and public warrant holder approval of the Warrant Amendment Proposal.

The Incentive Plan Proposal is conditioned on stockholder approval of the Trinity Business Combination Proposal and public warrant holder approval of the Warrant Amendment Proposal.

The Warrant Amendment Proposal is conditioned on stockholder approval of both the Trinity Business Combination Proposal and the Incentive Plan Proposal.

The Trinity Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this joint proxy statement/prospectus.

Q:	Why is Trinity proposing the Business Combination?
A:	Trinity is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. Although Trinity is not limited to a particular industry or sector for purposes of consummating a business combination, Trinity has focused its search on acquiring an operating company or business with a real estate component (such as a business within the hospitality, lodging, gaming, real estate or property services, or asset management industries).

Based on its due diligence investigations of the Company Group and the industry in which it operates, including the financial and other information provided by the Company Group in the course of Trinity’s due diligence investigations, the Trinity board of directors believes that the Business Combination with the Company Group is in the best interest of Trinity and its stockholders and presents an opportunity to increase stockholder value. Trinity has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. These criteria and guidelines include, among others: (i) attractive equity returns for Trinity stockholders; (ii) significant embedded and/or underexploited expansion opportunities; (iii) established competitive advantages; (iv) unrecognized value or other characteristics that Trinity believes have been misevaluated by the marketplace; and (v) being at an inflection point, such as requiring additional management expertise, innovation and development of new products or services or where Trinity believes it can drive improved financial performance and where an acquisition may help facilitate growth. Based on its due diligence investigations of the Company Group and the industry in which it operates, including financial and other information provided by the Company Group in the course of negotiations, Trinity believes that the Company Group meets the criteria and guidelines listed above. Please see the section entitled “The Business Combination—Trinity’s Board of Director’s Reasons for the Approval of the Business Combination” for additional information.

Q:	Why is Trinity providing stockholders with the opportunity to vote on the Business Combination?
A:	Under its organizational documents, Trinity must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of its initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Trinity has elected to provide its stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Trinity is seeking to obtain the approval of its stockholders of the Trinity Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their public shares in connection with the closing of the Business Combination. In addition, such approvals are also conditions to the closing of the Business Combination under the Merger Agreement. Under the DGCL, the affirmative vote of a majority of the outstanding shares of Trinity common stock entitled to vote on the Trinity Business Combination Proposal at the Trinity Special Meeting is required to approve the Trinity Business Combination Proposal.

Q:	Following the Business Combination, will Trinity’s securities continue to trade on a stock exchange?
A:	No. Trinity anticipates that, following consummation of the Business Combination, Trinity common stock, public units and public warrants will be delisted from Nasdaq and Trinity will be deregistered under the Exchange Act. However, Broadmark Realty intends to apply for listing of Broadmark Realty common stock, or the “common stock,” on NYSE, under the symbol “BRMK,” and the warrants on the NYSE Amex under the symbol “BRMK WS,” upon consummation of the Business Combination.
Q:	Why is Trinity proposing the Trinity Business Combination Proposal?
A:	As part of the Business Combination, Merger Sub I will merge with and into Trinity, with Trinity continuing as the surviving company in such merger, referred to as the “Trinity Merger.” Under the DGCL 251(c), Trinity must obtain the affirmative vote of holders of at least a majority of the shares of Trinity common stock that are entitled to vote in order to effect the Trinity Merger. Therefore, Trinity is seeking to obtain the approval of its stockholders of the Trinity Business Combination Proposal. The approval of the Trinity Business Combination Proposal is also a condition to the closing of the Business Combination under the Merger Agreement. For additional information, please see the section entitled “Proposals to be Considered by Trinity’s Stockholders—Proposal No. 1—The Business Combination and Issuance of Shares of Broadmark Realty Common Stock.”
Q:	What is the proposal relating to the Incentive Plan?
A:	The holders of Trinity common stock are being asked to approve and adopt the Trinity Sub Inc. 2019 Stock Incentive Plan, or the “Incentive Plan,” which will become the stock incentive plan of Broadmark Realty upon consummation of the Business Combination. A total of 5,000,000 shares of Broadmark Realty common stock will be reserved for issuance under the Incentive Plan, representing approximately 3.6% of the total common stock expected to be issued and outstanding at consummation of the Business Combination. Trinity’s board of directors approved the Incentive Plan on August 9, 2019, subject to stockholder approval at the Trinity Special Meeting. A copy of the Incentive Plan is attached to this joint proxy statement/prospectus as Annex G. If approved by Trinity’s stockholders, the Incentive Plan will be administered by Broadmark Realty’s board of directors or by a committee that the board of directors designates for this purpose (referred to below as the plan administrator), which will have the authority to make awards under the Incentive Plan. The approval of the Incentive Plan Proposal is conditioned upon the approval of the Trinity Business Combination Proposal and Trinity obtaining the necessary consent for the effectiveness of the Warrant Amendment, which are described in the sections entitled “Proposals to be Considered by Trinity’s Stockholders—Proposal No. 2—Approval and Adoption of the Incentive Plan.”
Q:	Why is Trinity proposing the Trinity Adjournment Proposal?
A:	Trinity is proposing the Trinity Adjournment Proposal to allow the Trinity board of directors to adjourn the Trinity Special Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this joint proxy statement/prospectus is provided to Trinity stockholders or, if as of the time for which the Trinity Special Meeting is scheduled, there are insufficient shares of Trinity common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Trinity Special Meeting, (ii) in order to solicit additional proxies from Trinity stockholders in favor of the Trinity Business Combination Proposal, or (iii) if Trinity stockholders redeem an amount of shares of Trinity Class A common stock such that the minimum proceeds condition to Trinity’s obligation to consummate the Business Combination would not be satisfied. The Trinity Adjournment Proposal will only be presented to Trinity stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, or in the event that Trinity stockholders redeem an amount of shares of Trinity Class A common stock such that the minimum proceeds condition to Trinity’s obligation to consummate the Business Combination would not be satisfied. For additional information, please see the section entitled “Proposals to be Considered by Trinity’s Stockholders—Proposal No. 3—The Trinity Adjournment Proposal.”
Q:	What happens if I sell my shares of Trinity Class A common stock before the Trinity Special Meeting?
A:	The record date for the Trinity Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Trinity Class A common stock after the record date, but before the Trinity Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Trinity Special Meeting. However, you will not be able to seek redemption of your shares of Trinity Class A common stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Trinity Class A common stock prior to the record date, you will have no right to vote those shares at the Trinity Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	What vote is required to approve the proposals presented at the Trinity Special Meeting?
A:	Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of Trinity’s outstanding shares of common stock entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will count as a vote cast “AGAINST” the Business Combination Proposal.

The approval and adoption of the Incentive Plan requires the affirmative vote of holders of a majority of shares of Trinity common stock that are entitled to vote and are voted at the Trinity Special Meeting. Accordingly, a Trinity stockholder’s failure to vote by proxy or to vote in person at the Trinity Special Meeting will not be counted towards the number of shares of Trinity common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the approval and adoption of the Incentive Plan. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the approval and adoption of the Incentive Plan.

The approval of the Trinity Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Trinity common stock that are entitled to vote and are voted at the Trinity Special Meeting. Accordingly, a Trinity stockholder’s failure to vote by proxy or to vote in person at the Trinity Special Meeting will not be counted towards the number of shares of Trinity common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Trinity Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Trinity Adjournment Proposal.

Q:	What happens if the Trinity Business Combination Proposal is not approved?
A:	If the Trinity Business Combination Proposal is not approved and Trinity does not consummate a business combination by November 17, 2019, Trinity will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such Trust Account to its public stockholders unless it seeks and receives approval from its stockholders for an amendment to its amended and restated certificate of incorporation extending the November 17, 2019 date to a later date.
Q:	How many votes do I have at the Trinity Special Meeting?
A:	Trinity stockholders are entitled to one vote on each proposal presented at the Trinity Special Meeting for each share of Trinity common stock held of record as of October 15, 2019, the record date for the Trinity Special Meeting. As of the close of business on the record date, there were 43,125,000 outstanding shares of Trinity common stock.
Q:	What constitutes a quorum at the Trinity Special Meeting?
A:	A majority of the issued and outstanding shares of Trinity common stock entitled to vote as of the record date at the Trinity Special Meeting must be present, in person or represented by proxy, at the Trinity Special Meeting to constitute a quorum and in order to conduct business at the Trinity Special Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The Trinity Sponsor, who currently owns 20% of the issued and outstanding shares of Trinity common stock, will count towards this quorum. In the absence of a quorum, the chairman of the Trinity Special Meeting has the power to adjourn the Trinity Special Meeting to a later date or dates. As of the record date for the Trinity Special Meeting, 21,562,501 shares of Trinity common stock would be required to achieve a quorum.
Q:	How will the Trinity Sponsor and Trinity’s other current directors and officers vote?
A:	Prior to the initial public offering, Trinity entered into agreements with the Trinity Sponsor and each of its other directors and officers, pursuant to which each agreed to vote any share of Trinity common stock owned by them in favor of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses, which would include the Trinity Business Combination Proposal. Neither the Trinity Sponsor nor any of Trinity’s other current directors or officers has purchased any shares of Trinity common stock during or after the initial public offering and, as of the date of this joint proxy statement/prospectus, neither Trinity nor the Trinity Sponsor nor any of Trinity’s other directors or officers have entered into agreements and are not currently in negotiations to purchase shares of Trinity common stock prior to the consummation of the Business Combination. Currently, the Trinity Sponsor owns 20% of the issued and outstanding shares of Trinity common stock, including all of the shares of the Trinity Sponsor acquired under the private placement with Trinity, referred to herein as the “Founder Shares,” and will be able to vote all of such shares at the Trinity Special Meeting.

Q:	What interests do the Trinity Sponsor and Trinity’s current officers and directors have in the Business Combination?
A:	The Trinity Sponsor and certain members of the Trinity board of directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:
•	the fact that the Trinity Sponsor and Trinity directors and officers have agreed not to redeem any shares of Trinity common stock held by them in connection with a stockholder vote to approve a proposed initial business combination;
•	the fact that the Trinity Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $50,500,000 after giving effect to the forfeitures;
•	the fact that the Trinity Sponsor and Trinity directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Trinity fails to complete an initial business combination by November 17, 2019, unless Trinity seeks and receives stockholder approval for an amendment to its amended and restated certificate of incorporation extending the November 17, 2019 date to a later date;
•	the fact that the Trinity Sponsor paid an aggregate of $12,350,000 for its 12,350,000 private placement warrants to purchase shares of Trinity Class A common stock and that such private placement warrants will expire worthless if an initial business combination is not consummated by November 17, 2019, unless Trinity seeks and receives stockholder approval for an amendment to its amended and restated certificate of incorporation extending the November 17, 2019 date to a later date;
•	the fact that the Trinity Sponsor has made a $1.0 million working capital loan to Trinity, which loan will be repaid upon closing of the Business Combination;
•	the fact that, at the option of the Trinity Sponsor, any amounts outstanding under any other loans made by the Trinity Sponsor or any of its affiliates to Trinity in an aggregate amount up to $1,500,000 may be converted into warrants to purchase shares of Trinity Class A common stock;
•	the right of the Trinity Sponsor to hold shares of Broadmark Realty common stock and the shares of Broadmark Realty common stock to be issued to the Trinity Sponsor upon exchange and exercise of its private placement warrants following the Business Combination, subject to certain lock-up periods;
•	the continued board roles of certain of Trinity’s existing directors in Broadmark Realty;
•	the continued indemnification of Trinity’s existing directors and officers and the continuation of Trinity’s directors’ and officers’ liability insurance after the Business Combination;
•	the fact that Trinity Sponsor and Trinity’s officers and directors may not participate in the formation of, or become directors or officers of, any other blank check company until Trinity (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by November 17, 2019, unless Trinity seeks and receives stockholder approval for an amendment to its amended and restated certificate of incorporation extending the November 17, 2019 date to a later date;

x

•	the fact that the Trinity Sponsor and Trinity’s officers and directors will lose their entire investment in Trinity and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 17, 2019, unless Trinity seeks and receives stockholder approval for an amendment to its amended and restated certificate of incorporation extending the November 17, 2019 date to a later date; and
•	if the Trust Account is liquidated, including in the event Trinity is unable to complete an initial business combination within the required time period, the Trinity Sponsor has agreed to indemnify Trinity to ensure that the proceeds in the Trust Account are not reduced below $10.20 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Trinity has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Trinity, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

These interests may influence the Trinity board of directors in making their recommendation that the Trinity stockholders vote in favor of the approval of the Business Combination.

Q:	Did the Trinity board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A:	No. The Trinity board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. Trinity’s officers and directors have substantial experience in evaluating the operating and financial merits of different types of companies and concluded that their experience and backgrounds, together with the experience and sector expertise of Trinity’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination.
Q:	What happens if I vote against the Trinity Business Combination Proposal?
A:	If you vote against the Trinity Business Combination Proposal but the Trinity Business Combination Proposal still obtains the affirmative vote of holders of a majority of the shares of Trinity common stock that are entitled to vote on the Trinity Business Combination Proposal at the Trinity Special Meeting, then the Trinity Business Combination Proposal will be approved and, assuming the approval of the proposals by a majority of the members of each Company and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

If you vote against the Trinity Business Combination Proposal and the proposal does not obtain the affirmative vote of holders of a majority of shares of Trinity common stock that are entitled to vote at the Trinity Special Meeting, then the Trinity Business Combination Proposal will fail and Trinity will not consummate the Business Combination. If Trinity does not consummate the Business Combination, it may continue to try to complete a business combination until November 17, 2019. If Trinity fails to complete an initial business combination by November 17, 2019, unless Trinity seeks and receives stockholder approval for an amendment to its amended and restated certificate of incorporation extending the November 17, 2019 date to a later date, then it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to its public stockholders.

Q:	Do I have redemption rights?
A:	If you are a holder of shares of Trinity Class A common stock, you may redeem all or a portion of your shares of Trinity Class A common stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to Trinity to pay its franchise and income taxes, divided by the number of then outstanding public shares of Trinity Class A common stock, subject to the limitations described in the final prospectus dated May 14, 2018, filed in connection with Trinity’s initial public offering. The per-share amount to be distributed by Trinity to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions Trinity will pay to the underwriter. The Trinity Sponsor, and Trinity’s officers and directors, have entered into a letter agreement with Trinity pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the completion of the Business Combination. Trinity’s amended and restated certificate of incorporation provides that Trinity may not redeem any shares of Trinity Class A common stock issued in the initial public offering to the extent that such redemption would result in Trinity having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001.

Q:	Can the Trinity Sponsor or Trinity officers and directors redeem their Founder Shares in connection with the consummation of the Business Combination?
A:	No. The Trinity Sponsor, and Trinity officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination.
Q:	Is there a limit on the number of shares I may redeem?
A:	Yes. A public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in the initial public offering. Accordingly, all shares in excess of 20% owned by a holder will not be redeemed for cash. On the other hand, a public stockholder who holds less than 20% of the public shares may redeem all of the public shares held by such stockholder for cash.

In no event is your ability to vote all of your shares (including those shares held by you in excess of 20% of the shares sold in the initial public offering) for or against the Trinity Business Combination Proposal restricted.

Trinity has no specified maximum redemption threshold under its organizational documents, other than the aforementioned 20% threshold. Each redemption of shares of Trinity Class A common stock by Trinity public stockholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $358,742,076 as of June 30, 2019. The Merger Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on Broadmark Realty and Trinity having no less than $100,000,000 in (i) proceeds from the Trust Account upon conclusion of the exercise by the holders of Trinity Class A common stock of their right to have their Class A common stock redeemed, as may have been reduced by withdrawals of interest to pay taxes, plus (ii) the total aggregate proceeds of the PIPE Investment, minus (iii) the amount of any unpaid Trinity Transaction Expenses (as defined in the Merger Agreement), minus (iv) the amount of any unpaid Company Transaction Expenses (as defined in the Merger Agreement) (which, when taken together with any Reimbursed Transaction Expenses (as defined in the Merger Agreement), shall not exceed the Company Transaction Expense Cap (as defined in the Merger Agreement)), minus (v)) the Management Company Consideration (as defined in the Merger Agreement), and minus (vi) the closing indebtedness of the Trinity Parties (as defined in the Merger Agreement). The conditions to closing in the Merger Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of shares of Trinity Class A common stock by Trinity’s public stockholders, this condition is not met or is not waived, then each of Trinity and the Company Group may elect not to consummate the Business Combination. In addition, in no event will Trinity redeem shares of Trinity Class A common stock in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in Trinity’s organizational documents and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Merger Agreement.

Q:	Is there a limit on the total number of shares of Trinity Class A common stock that may be redeemed?
A:	Yes. The organizational documents of Trinity provide that it may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (such that Trinity is not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Merger Agreement. Other than this limitation, the organizational documents of Trinity do not provide a specified maximum redemption threshold. The Merger Agreement provides that, as a condition to each party’s obligation to consummate the Business Combination, Trinity may not have net tangible assets less than $5,000,001 at the closing date of the transactions contemplated by the Merger Agreement. In addition, the Merger Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on Broadmark Realty and Trinity having no less than $100,000,000 in (i) proceeds from the Trust Account upon conclusion of the exercise by the holders of Trinity Class A common stock of their right to have their Class A common stock redeemed, as may have been reduced by withdrawals of interest to pay taxes, plus (ii) the total aggregate proceeds of the PIPE Investment, minus (iii) the amount of any unpaid Trinity Transaction Expenses (as defined in the Merger Agreement), minus (iv) the amount of any unpaid Company Transaction Expenses (as defined in the Merger Agreement) (which, when taken together with any Reimbursed Transaction Expenses (as defined in the Merger Agreement)), shall not exceed the Company Transaction Expense Cap (as defined in the Merger Agreement), minus (v) the Management Company Consideration (as defined in the Merger Agreement), minus (vi) the closing indebtedness of the Trinity Parties (as defined in the Merger Agreement). In the event the aggregate cash consideration Trinity would be required to pay for all shares of Trinity Class A common stock that are validly submitted for redemption plus the amounts required to satisfy closing cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to Trinity, it may not complete the Business Combination or redeem any shares, all shares of Trinity Class A common stock submitted for redemption will be returned to the holders thereof, and Trinity instead may search for an alternate business combination.

Q:	Will how I vote affect my ability to exercise redemption rights?
A:	No. You may exercise your redemption rights whether you vote your shares of Trinity Class A common stock for or against, or whether you abstain from voting on, the Trinity Business Combination Proposal, or any other proposal described by this joint proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the NYSE.
Q:	How do I exercise my redemption rights?
A:	In order to exercise your redemption rights, you must (i) check the box on the enclosed proxy card to elect redemption, (ii) check the box on the enclosed proxy card marked “Stockholder Certification,” (iii) if you hold public units, separate the underlying public shares and public warrants, and (iv) prior to on (two business days before the Trinity Special Meeting), tender your shares physically or electronically and submit a request in writing that Trinity redeem your public shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to the shares of Trinity Class A common stock. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the shares of Trinity Class A common stock included in the units sold in the initial public offering, which is referred to herein as the “20% threshold.” Accordingly, all public shares in excess of the 20% threshold beneficially owned by a Trinity public stockholder or group will not be redeemed for cash.

Trinity stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Trinity’s understanding that Trinity stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Trinity does not have any control over this process and it may take longer than two weeks. Trinity stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Trinity stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this joint proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Trinity Special Meeting, or to deliver their shares to the Transfer Agent electronically using the Deposit/Withdrawal At Custodian, or “DWAC,” system from the Depository Trust Company, or “DTC,” at such stockholder’s option. The requirement for physical or electronic delivery prior to the Trinity Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not stockholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights if I am a Trinity stockholder?
A:	The receipt of cash by a U.S. Holder (as defined under “Certain Material U.S. Federal Income Tax Considerations For Holders of Trinity Securities and Investors in Broadmark Realty”) of shares of Trinity Class A common stock in redemption of such shares will be a taxable transaction for U.S. federal income tax purposes. Please see the section entitled “Certain Material U.S. Federal Income Tax Considerations For Holders of Trinity Securities and Investors in Broadmark Realty—Material U.S. Federal Income Tax Consequences of the Trinity Merger, Redemption and Warrant Amendment” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
Q:	What are the U.S. federal income tax consequences if I am a Trinity stockholder, I do not exercise my redemption rights, and the proposed Business Combination is consummated?
A:	Assuming that the Mergers are completed as currently contemplated, the exchange of Trinity Class A common stock for Broadmark Realty common stock in the Trinity Merger should qualify as an exchange governed under Section 351 of the Internal Revenue Code of 1986, referred to herein as the “Code,” for stockholders exchanging Trinity Class A common stock for Broadmark Realty common stock, and it is a condition of each party’s obligation to complete the Mergers that Gibson, Dunn & Crutcher LLP render an opinion to Trinity to that effect.

Assuming the Trinity Merger qualifies as a Section 351 exchange, (i) a U.S. Holder who owns Trinity Class A common stock (but not any Trinity public warrants) and who solely exchanges such Trinity Class A common stock for Broadmark Realty common stock generally is not expected to recognize gain or loss as a result of such exchange and (ii) a U.S. Holder who owns Trinity Class A common stock and Trinity public warrants and who exchanges such Trinity Class A common stock for Broadmark Realty common stock and who is deemed to exchange Trinity public warrants for Broadmark Realty warrants and the Warrant Cash Payment generally is expected to recognize gain (if any) but not loss with respect to each share of Trinity Class A common stock and Trinity public warrant held immediately prior to the Trinity Merger (after giving effect to any redemptions of Trinity Class A common stock) and Warrant Amendment.

The particular consequences of the Business Combination to each Trinity stockholder depend on such stockholder’s particular facts and circumstances. Please see the section entitled “Certain Material U.S. Federal Income Tax Considerations For Holders of Trinity Securities and Investors in Broadmark Realty—Material U.S. Federal Income Tax Consequences of the Trinity Merger, Redemption and Warrant Amendment” for additional information. You are urged to consult your tax advisors regarding the tax consequences of the Business Combination.

Q:	If I am a Trinity warrant holder, can I exercise redemption rights with respect to my public warrants?
A:	No. The holders of Trinity public warrants have no redemption rights with respect to such public warrants.
Q:	Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?
A:	With respect to the Trinity Merger, no dissenters’ or appraisal rights are available to Trinity Stockholders in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A:	If the Business Combination is consummated, the funds held in the Trust Account (together with the proceeds from the PIPE Investment) will be used to: (i) pay the cash consideration payable to purchase the shares of the Companies’ preferred stock outstanding upon the closing of the Business Combination; (ii) pay Trinity public stockholders who properly exercise their redemption rights; (iii) pay $15,525,000 in deferred underwriting commissions to the underwriters of the initial public offering, in connection with the Business Combination; and (iv) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by Trinity and other parties to the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, including the Business Combination, and pursuant to the terms of the Merger Agreement, and warrant payments incurred by Trinity in connection with the Warrant Consent Amendment. See the question “What is a Warrant Cash Payment and will I be entitled to receive a Warrant Cash Payment?” below. Any remaining funds will be used by Broadmark Realty for general corporate purposes.
Q.	May the Trinity Sponsor or other affiliates or insiders purchase Trinity securities while the Business Combination is pending?
A.	Yes, under certain circumstances the Trinity Sponsor and other affiliates and/or insiders of Trinity or the Trinity Sponsor may be able to purchase shares of Trinity Class A common stock and/or Trinity public warrants while the Business Combination is pending. The ability of such entities and persons to make such purchases is subject to a number of legal and other constraints, as described under “The Business Combination—Potential Purchases of Trinity Securities.” The extent any such purchases were to be made, such purchases could increase the likelihood that the Business Combination and the Warrant Amendment Proposal are approved.

For Members of the Companies

Q:	When and where are each of the Company Special Meetings?
A:	The Company Special Meetings will be held on , 2019, at 1420 Fifth Avenue, Suite 2000, Seattle, WA 98101. Each Company will hold its special meeting at the time indicated below:
Company	Special Meeting Time
PBRELF I	8:00 a.m. Pacific Time
BRELF II	8:30 a.m. Pacific Time
BRELF III	9:00 a.m. Pacific Time
BRELF IV	9:30 a.m. Pacific Time
Q:	Who is entitled to vote at the Company Special Meetings?
A:	Each of the Companies has fixed October 11, 2019 as the record date. If you were a member of one of the Companies at the close of business on the record date, you are entitled to vote on matters that come before the applicable Company Special Meeting. A member may only vote if present in person or represented by proxy at the applicable Company Special Meeting.
Q:	What are the specific proposals on which I am being asked to vote at the applicable Company Special Meeting?
A:	Each member of a Company will be asked to approve the following proposals with respect to that Company:
•	Approval of the Business Combination—to consider and vote upon a proposal to approve and adopt the Merger Agreement.
•	The Adjournment Proposal—to consider and vote upon a proposal to approve the adjournment of the applicable Company Special Meeting to a later date or dates.
Q:	Are the proposals to be presented at the meetings of the Companies conditioned on one another?
A:	The Company Group Business Combination Proposal is not conditioned on the approval of any other proposal set forth in this joint proxy statement/prospectus. The Company Group Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this joint proxy statement/prospectus. It is important for members to note that in the event the Company Group Business Combination Proposal does not receive sufficient votes to approve the Company Group Business Combination Proposal with respect to any Company, then the Business Combination will not be completed.

Q:	Why are the board of directors of the Companies and the Management Companies proposing the Business Combination?
A:	The board of directors of the Companies and the Management Companies recommended that the respective members of each Company approve the Business Combination following consideration of a variety of factors. The factors considered by the board of directors of the Companies and the Management Companies include, but are not limited to: (i) that the shares of Broadmark Realty common stock that members will receive in exchange for their units are anticipated to be traded on the NYSE following the completion of the Business Combination, subject to the NYSE’s approval of the listing application, and consequently former Company members are expected to have significantly increased liquidity with respect to their shares of Broadmark Realty common stock than they had with their Company units; (ii) that following the Business Combination, Broadmark Realty will be an internally managed commercial REIT with an initial equity market capitalization expected to be in excess of $1.0 billion and no debt outstanding and is expected to compare favorably to its publicly traded peer group which tend to be externally managed and utilize leverage; (iii) as an internally managed REIT, members will be able to participate in future potential internal and external growth of Broadmark Realty, potentially including, but not limited to, an expansion of its lending platform, creating new private real estate lending companies resulting in additional management fee income; and (iv) in the absence of the Business Combination, certain Companies would be required to register under the Exchange Act in the near future. Please see the section entitled “The Business Combination—The Company Group’s Reasons for the Business Combination” for additional information.
Q:	Why are the Companies providing members with the opportunity to vote on the Business Combination?
A:	Under the WLLCA, the Companies must provide their respective members with the opportunity to approve the Business Combination. Therefore, each Company is seeking to obtain the approval of the Company Group Business Combination Proposal from its members. In addition, such approvals are also conditions to the closing of the Business Combination under the Merger Agreement.
Q:	Following the Business Combination, what will happen to the Companies’ Units?
A:	As a result of the Business Combination, the Companies’ units will be cancelled and automatically converted into the right to receive a number of shares of Broadmark Realty common stock determined based upon the Reference Price. Broadmark intends to apply for listing the Broadmark Realty common stock on the NYSE under the symbol “BRMK,” and the warrants on the NYSE Amex under the symbol “BRMK WS,” to become effective upon consummation of the Business Combination. Please see the section entitled “The Merger Agreement—Consideration to be Received in the Business Combination.”
Q:	Why is the board of directors of each Company proposing the Business Combination Proposal?
A:	As part of the Business Combination, the Companies will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving company in such merger, referred to as the “Company Merger.” Pursuant to the WLLCA, each Company must obtain the affirmative vote of a majority of its members to effect the Company Merger. Therefore, each Company is seeking to obtain the approval of its members of the Company Group Business Combination Proposal. The approval of the Company Group Business Combination Proposal by the members of each Company is also a condition to the closing of the Business Combination under the Merger Agreement. For additional information, please see the section entitled “Proposals to be Considered by Company Members—Proposal No. 1—The Company Group Business Combination Proposal.”
Q:	Why are the Companies proposing the Company Group Adjournment Proposal?
A:	The board of directors of the Companies are proposing the Company Group Adjournment Proposal to allow the Company Special Meetings to be adjourned to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this joint proxy statement/prospectus is provided to Company Members or, if as of the time for which a Company Special Meeting is scheduled, there are insufficient votes to approve the Company Group Business Combination Proposal in order to solicit additional proxies from members of a Company in favor of the Company Group Business Combination Proposal. The Company Group Adjournment Proposal will only be presented to Company Members in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Company Group Business Combination Proposal. For additional information, please see the section entitled “Proposals to be Considered by Company Members—Proposal No. 2—The Company Group Adjournment Proposal.”

Q:	What vote is required to approve the proposals presented at each Company Special Meeting?
A:	The approval of the Company Group Business Combination Proposal on behalf of each Company requires the affirmative vote of a majority of the members of such Company. Accordingly, a Company member’s failure to vote by proxy or to vote in person at the Company Special Meeting will have the same effect as a vote cast against the Company Group Business Combination Proposal. Abstentions will have the same effect as a vote cast against the Company Group Business Combination Proposal.

The approval of the Company Group Adjournment Proposal requires the affirmative vote of a majority of the members of each Company. Accordingly, a Company member’s failure to vote by proxy or to vote in person at the Company Special Meeting will have the same effect as a vote cast against the Company Group Business Combination Proposal. Abstentions will have the same effect as a vote cast against the Company Group Business Combination Proposal.

Q:	What happens if the Company Group Business Combination Proposal is not approved?
A:	Certain of the Companies are approaching the limit on the number of members that they may admit under federal securities laws before they are required to publicly report and file financial statements. As a result, if the Company Group Business Combination Proposal is not approved, and the Business Combination is not completed, certain of the Companies would need to take action to address this. A potential alternative that may be considered by the Management Companies would be to convert the Companies to public, non-traded real estate companies. This would mean the Company Group would operate substantially the same way as today, except there would be the additional burden and expenses incurred in becoming a public reporting company, such as preparing and filing audited financial statements and other shareholder reports with the SEC on a regular basis, without the benefit of having shares that trade on a national stock exchange. Other alternatives the Management Companies might consider involve limiting the number of members, raising minimum capital contributions, or closing the largest Companies to new subscriptions, which could impair the Companies’ ability to grow their loan portfolios.
Q:	How many votes do I have at the applicable Company Special Meeting?
A:	A Company Member is entitled to one vote on each proposal presented at the applicable Company Special Meeting that the member held at least one unit of record as of October 11, 2019, the record date for the Company Special Meetings. The table below sets forth the number of members and outstanding units as of the close of business on the record date for each Company:
	Number of Members	Outstanding Units
PBRELF I, LLC	1,548	4,234,922
BRELF II, LLC	1,796	4,629,167
BRELF III, LLC	128	218,488
BRELF IV, LLC	34	32,709
Q:	What interests do the directors of the Companies and the executives and equity owners of each Management Company have in the Business Combination?
A:	The directors of the Companies and the executives and equity owners of each Management Company have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:
•	the Management Companies and their equity owners, which include members of the board of directors and the executive officers of each Company, will receive $152,500,000 in total consideration if the Business

Combination is completed, including approximately $61,338,000 in shares of Broadmark Realty common stock and $91,162,000 in cash; the $152,500,000 of total consideration to be paid to the Management Companies is after payment of certain fees and expenses related to the termination of certain referral agreements;

•	the directors and executive officers of the Companies and the executive officers of the Management Companies will continue as executives and employees of, and will receive salaries, benefits and other compensation pursuant to written employment contracts with Broadmark Realty; and
•	each Company’s and each Management Company’s directors, managers, members, officers and employees will continue to be entitled to indemnification from the post-combination company after the Business Combination, as well as coverage under directors’ and officers’ liability insurance.

Broadmark Capital, an affiliate of Mr. Schocken, will receive payment of $10,000,000, consisting of $7,000,000 in cash and $3,000,000 in shares of Broadmark Realty common stock, in exchange for cancellation of certain referral agreements with the Management Companies, which are referenced above.

These interests may influence the board of directors of the Companies and the Management Companies in making their recommendation that members vote in favor of the approval of the Business Combination.

Q:	Did the Company Group obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A:	Yes. The Company Group engaged CS Capital Advisors, LLC and its affiliated broker-dealer CSCA Capital Advisors, LLC, which we refer to as “CSCA,” to render opinions as to the fairness, from a financial point of view, of the consideration to be received by the preferred unitholders of each of the Companies in the proposed Business Combination pursuant to the Merger Agreement. CSCA is an independent investment banking firm that regularly engages in the evaluation of real estate businesses and REITs and their securities in connection with acquisitions, corporate restructuring, private placements and for other purposes. The boards of directors of the Companies and the Management Companies decided to use the services of CSCA because it is a recognized investment banking firm that has substantial experience in real estate, REITs and similar matters. CSCA rendered their oral opinions to the boards of directors of the Companies and the Management Companies on August 9, 2019 (which were subsequently confirmed in writing by delivery of CSCAs’ written opinions dated the same date, such opinions, the “August Opinions”) that, as of August 9, 2019, the consideration to be received by the preferred unitholders of the Companies in the proposed Business Combination pursuant to the Merger Agreement was fair, from a financial point of view, to the preferred unitholders of each respective Company.

In light of the contemplated Warrant Amendment Proposal and redemptions by the preferred unitholders of the Companies as of October 1, 2019, the Broadmark Parties requested that CSCA update the August Opinions. On October 14, 2019, the Broadmark Parties engaged CSCA to render its updated fairness opinions pursuant to a fairness opinion engagement letter dated October 14, 2019, and an engagement letter among the Broadmark Parties and CSCA, which was initially dated as of August 14, 2018 and subsequently amended on August 2, 2019 and further amended on October 14, 2019. On October 14, 2019, CSCA rendered its updated oral opinions (which were subsequently confirmed in writing, such opinions, the “October Opinions”) to the Broadmark Parties that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinions, the Company Preferred Merger Consideration Per Unit to be paid by Broadmark Realty in the proposed merger was fair, from a financial point of view, to the preferred unitholders of each respective Company.

Q:	What are the U.S. federal income tax consequences of the Company Merger to members of the Companies?
A:	The Companies and Broadmark Realty intend for the Company Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the Mergers that Broadmark Realty receives a written opinion of Bryan Cave Leighton Paisner LLP, tax counsel to the Companies, to the effect that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Company Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a holder of units of a Company generally will not recognize gain or loss for U.S. federal income tax purposes on the exchange of such units for shares of Broadmark Realty common stock. You should read “Certain Material U.S. Federal Income Tax Considerations of the Company Merger” for a more detailed discussion of the material U.S. federal income tax consequences of the Company Merger. The tax consequences of the Company Merger to you will depend on your particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences (including the applicability and effect of any state, local or non-U.S. income and other tax laws) to you of the Company Merger.

Q:	What happens if I vote against the Company Group Business Combination Proposal?
A:	If you vote against the Company Group Business Combination Proposal but the Company Group Business Combination Proposal still obtains the affirmative vote of a majority of the members of each Company, then the Company Group Business Combination Proposal will be approved and, assuming the approval of the proposals and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

If you vote against the Company Group Business Combination Proposal and the proposal does not obtain the affirmative vote of a majority of the members of each Company, then the Company Group Business Combination Proposal will fail and the Company Group will not consummate the Business Combination.

For Stockholders of Trinity and Members of the Companies

Q:	What will happen in the Business Combination?
A:	Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, Trinity and the Company Group will effect a transaction that would replicate the economics of a merger of Trinity and the Company Group through a series of mergers, which is collectively referred to as the “Business Combination.” To effect the Business Combination, among other things, (i) the Trinity Merger will be effected; (ii) the Company Merger will be effected; and (iii) the Management Company Merger will be effected. As a result of the Business Combination, Broadmark Realty will be the ultimate parent company of Trinity (following the Trinity Merger) and the Company Group entities. Please see the section entitled “The Business Combination” for additional information.
Q:	Who will be the Management of Broadmark Realty following the Business Combination?
A:	Joseph Schocken will become chairman of the Broadmark Realty board of directors. The other current executive officers of the Company Group, including Jeffrey Pyatt, Adam Fountain and Joanne Van Sickle, will serve as Broadmark Realty’s executive officers upon consummation of the Business Combination. The Broadmark Realty board of directors will initially consist of seven directors, including two directors identified by the Company Group, two directors identified by the Trinity Sponsor, and three directors to be mutually identified by the Trinity Sponsor and the Company Group, each of whom must meet the qualifications of an “independent director” under the rules of the New York Stock Exchange.

Please see the section entitled “Management Following the Business Combination” for additional information.

Q:	What will Trinity stockholders receive in the Business Combination?
A:	At the Trinity Effective Time, each share of Trinity Class A common stock and Trinity Class B common stock issued and outstanding immediately prior to the Trinity Effective Time will be cancelled and retired and automatically converted into the right to receive one share of Broadmark Realty common stock. For additional information, please see the section entitled “The Merger Agreement—Consideration to Be Received in the Business Combination.”
Q:	What will Trinity warrant holders receive in the Business Combination?
A:	At the Trinity Effective Time, each Trinity warrant issued and outstanding immediately prior to the Trinity Effective Time and as amended pursuant to the Warrant Amendment Proposal will be automatically and irrevocably modified to replace the right to acquire Trinity common stock with the right to acquire of shares of Broadmark Realty common stock. For additional information, please see the section entitled “The Merger Agreement—Consideration to Be Received in the Business Combination.”

Q:	What will the Company Group preferred unitholders receive in the Business Combination?
A:	At the effective time of the Company Merger, (i) each Company preferred unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Preferred Merger Consideration Per Unit, and (ii) each Company common unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Common Merger Consideration Per Unit. For additional information, please see the section entitled “The Merger Agreement—Consideration to Be Received in the Business Combination.”
Q:	What will Management Company unitholders receive in the Business Combination?
A:	At the effective time of the Management Company Merger, each Management Company Unit issued and outstanding immediately prior to the Management Company Effective Time will be converted into the right to receive the Management Company Merger Consideration Per Unit. For additional information, please see the section entitled “The Merger Agreement—Consideration to Be Received in the Business Combination.”
Q:	What is the PIPE Investment?
A:	In connection with the Business Combination and concurrently with the execution of the Merger Agreement, Broadmark Realty has entered into a subscription agreement with entities affiliated with Farallon Capital Management, L.L.C., which we refer to as the “Farallon entities,” for a private placement of Broadmark Realty common stock, pursuant to which Broadmark Realty will issue and sell to the Farallon entities approximately $75.0 million of shares of Broadmark Realty common stock immediately prior to the consummation of the Business Combination at a price per share equal to the Reference Price as defined in the Merger Agreement, referred to herein as the “PIPE Investment.” The PIPE Investment is conditioned on the substantially concurrent closing of the Mergers and other customary closing conditions. The proceeds from the PIPE Investment will be used, among other things, to help to fund the ongoing business operations of Broadmark Realty. For additional information, please see the section entitled “The Business Combination—PIPE Investment.”
Q:	What equity stake will the current stockholders of Trinity, the Farallon entities and the current members of the Company Group hold in Broadmark Realty after the closing of the Business Combination?
A:	It is anticipated that, upon completion of the Business Combination: (i) Trinity’s public stockholders will own approximately 24.7% of Broadmark Realty; (ii) the Trinity Sponsor will own approximately 3.5% of Broadmark Realty; (iii) the Farallon entities will own approximately 5.1% of Broadmark Realty; (iv) the Company Group’s unitholders will own approximately 62.3% of Broadmark Realty; and (v) the Management Companies unitholders, and their employees will own approximately 4.4% of Broadmark Realty. These levels of ownership interests assume that no shares of Trinity Class A common stock are elected to be redeemed by Trinity’s public stockholders.

The ownership percentages with respect to Broadmark Realty following the Business Combination do not take into account the warrants to purchase shares of Broadmark common stock that will remain outstanding immediately following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Trinity’s existing stockholders in Broadmark Realty will be different. For more information, please see the sections entitled “The Business Combination—Total Shares of Broadmark Realty Common Stock to be Issued in the Business Combination” and “Selected Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	Will Broadmark Realty obtain new financing in connection with the Business Combination other than the PIPE Investment?
A:	No. In connection with the Business Combination and concurrently with the execution of the Merger Agreement, Broadmark Realty does not intend to obtain any new financing other than the PIPE Investment. In addition, the Farallon entities will have an option to purchase an additional $25.0 million of shares of Broadmark Realty common stock, exercisable at their election either in connection with or during the twelve month period following the consummation of the Business Combination. In connection the PIPE Investment, Broadmark Realty will issue to the Farallon entities warrants in an amount equal to the number of shares purchased by the

Farallon entities pursuant to their initial $75.0 million investment (such warrants to be on substantially the same terms as the Broadmark Realty public warrants upon consummation of the business combination transaction). See the question “What is the PIPE Investment?” above.

Q:	Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?
A:	With respect to the Trinity Merger, no dissenters’ or appraisal rights are available to Trinity Stockholders in connection with the Business Combination.

Members of each Company who do not vote in favor of the Company Group Business Combination Proposal and who otherwise satisfy the requirements of the WLLCA relating to dissenters’ rights are entitled to the fair value of such member’s interest in the applicable Company in lieu of receiving the merger consideration. For more information about such rights, see the provisions of Article XII of Chapter 25.15 of the WLLCA attached hereto as Annex F, and the section titled “Special Meeting of the Members of Each of the Companies—Dissenters’ Rights for the Companies under the Washington Limited Liabilities Company Act” in this joint proxy statement/prospectus.

Q:	What conditions must be satisfied to complete the Business Combination?
A:	There are a number of closing conditions in the Merger Agreement, including the approval by Trinity stockholders of the Trinity Business Combination Proposal and the approval of the members of each of the Companies of the Company Group Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Merger Agreement.”
Q:	Are there any arrangements to help ensure that Trinity will satisfy the condition in the Merger Agreement relating to the availability of sufficient funds?
A:	Yes. In connection with the Business Combination and concurrently with the execution of the Merger Agreement, Broadmark Realty intends to consummate the PIPE Investment, which would be available to help Trinity to satisfy the closing condition in the Merger Agreement that Trinity hold at least $100 million following completion of the Business Combination. See the question “What is the PIPE Investment?” above.
Q:	What happens if the Business Combination is not consummated?
A:	There are certain circumstances under which the Merger Agreement may be terminated. Please see the section entitled “The Merger Agreement” for information regarding the parties’ specific termination rights.

If Trinity does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until November 17, 2019. If Trinity fails to complete an initial business combination by November 17, 2019, unless Trinity seeks and receives stockholder approval for an amendment to its amended and restated certificate of incorporation extending the November 17, 2019 date to a later date, then Trinity will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem Trinity public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish Trinity public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Trinity’s remaining stockholders and the Trinity board of directors, dissolve and liquidate, subject in each case to Trinity’s obligations under the requirements of applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the initial public offering. Please see the section entitled “Risk Factors—Risks Related to Trinity” for additional information.

Holders of Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, there will be no redemption rights or liquidating distributions with respect to the Trinity public warrants and private placement warrants, which will expire worthless if Trinity fails to complete an initial business combination by November 17, 2019 unless Trinity seeks and receives stockholder approval for an amendment to its amended and restated certificate of incorporation extending the November 17, 2019 date to a later date.

If the Business Combination Proposal is not approved, the Company Group expects to continue its business in the same manner as previously conducted.

Q:	When is the Business Combination expected to be completed?
A:	The closing of the Business Combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection entitled “The Merger Agreement —Conditions to Complete the Business Combination.” The closing is expected to occur in the fourth quarter of 2019. The Merger Agreement may be terminated by Trinity or the Company Group if the closing of the Business Combination has not occurred by November 17, 2019 (the “Outside Date”); provided, however, that if Trinity receives approval from the Trinity Stockholders prior to November 17, 2019 to amend the amended and restated certificate of incorporation of Trinity to extend the date by which Trinity must complete its initial business combination to a date that is after November 17, 2019, the Outside Date shall be the earlier of such new date and December 31, 2019.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Merger Agreement—Conditions to Complete the Business Combination.”

Q:	What do I need to do now?
A:	You are urged to read carefully and consider the information contained in this joint proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a Trinity stockholder or Company member. You should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.
Q:	How do I vote?
A:	If you were a holder of record of Trinity common stock on October 15, 2019, the record date for the Trinity Special Meeting, you may vote with respect to the proposals in person at the Trinity Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Trinity Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Trinity Special Meeting so that your shares will be voted if you are unable to attend the Trinity Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by              on             , 2019.

Voting in Person at the Meeting. If you attend the Trinity Special Meeting and plan to vote in person, you will be provided with a ballot at the Trinity Special Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Trinity Special Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Trinity Special Meeting and vote in person, you will need to bring to the Trinity Special Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section entitled “Special Meeting of Trinity Stockholders.”

If you were a member of a Company on October 11, 2019, the record date for each of the Company Special Meetings, you may vote by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote, your proxy will be voted as recommended by the applicable Company’s board of directors and Management Company. You can also attend the applicable Company Special Meeting and vote in person even if you have previously submitted a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive.

Q:	What will happen if I abstain from voting or fail to vote at the Trinity Special Meeting or applicable Company Group Special Meeting?
A:	At the Trinity Special Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will be counted as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the effect of a vote against the Trinity Business Combination Proposal, the Approval and Adoption of the Incentive Plan Proposal and the Trinity Adjournment Proposal.

At a Company Special Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will be counted as a vote against the Company Group Business Combination Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:	Signed and dated proxies received by Trinity without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Trinity Special Meeting.

Signed and dated proxies received by the Companies without an indication of how the member intends to vote on a proposal will be voted “FOR” each proposal presented to the members.

Q:	If I am not going to attend the Trinity Special Meeting in person, should I return my proxy card instead?
A:	Yes. Whether you plan to attend the Trinity Special Meeting or not, please read the enclosed joint proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Q:	If I am not going to attend the Company Special Meetings in person, should I return my proxy card instead?
A:	Yes. Whether you plan to attend the applicable Company Special Meeting or not, please read the enclosed joint proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares of Trinity common stock with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Trinity believes that all of the proposals presented to the stockholders at the Trinity Special Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at such meeting. If you do not provide instructions with your proxy card, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares of common stock. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Trinity Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Because members of the Companies do not hold units through banks or brokers, there will be no broker non-votes with respect to the voting of members at the Company Special Meetings.

Q:	May Trinity stockholders change their vote after they have mailed their signed proxy card?
A:	Yes. Trinity stockholders may change their vote by sending a later-dated, signed proxy card to Trinity’s Secretary at the Trinity address listed below so that it is received by Trinity’s Secretary prior to the Trinity Special Meeting or attend the Trinity Special Meeting in person and vote. Trinity stockholders also may revoke their proxy by sending a notice of revocation to Trinity’s Secretary, which must be received by Trinity’s Secretary prior to the Trinity Special Meeting.

Q:	May Company members change their vote after they have mailed their signed proxy card?
A:	Yes. Company members may change their vote by sending a later-dated, signed proxy card to Mr. Fountain at the Company address listed below so that it is received by the applicable Company prior to the applicable Company Special Meeting or attend the Company Special Meeting in person and vote. Company members also may revoke their proxy by sending a notice of revocation to the Company address listed below, which must be received prior to the applicable Company Special Meeting.
Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.
Q:	Who will solicit and pay the cost of soliciting proxies for the Trinity Special Meeting?
A:	Trinity will pay the cost of soliciting proxies for the Trinity Special Meeting. Trinity has engaged Okapi Partners LLC to assist in the solicitation of proxies for the Trinity Special Meeting. Trinity has agreed to pay Okapi Partners LLC a fee of $25,000, plus disbursements, and will reimburse Okapi Partners LLC for its reasonable out-of-pocket expenses and indemnify Okapi Partners LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Trinity will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Trinity common stock for their expenses in forwarding soliciting materials to beneficial owners of Trinity common stock and in obtaining voting instructions from those owners. The directors, officers and employees of Trinity may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:	Who will solicit and pay the cost of soliciting proxies for the Company Special Meetings?
A:	The Management Companies will pay the cost of soliciting proxies for the Company Special Meetings. The Management Companies have engaged Alliance Advisors to assist in the solicitation of proxies for the Company Special Meetings. The Management Companies have agreed to pay Alliance Advisors a fee of $28,000, plus disbursements. Each Management Company and its managers, members, officers and employees may also solicit proxies in person. The Management Companies will bear the cost of the solicitation, which costs will be reimbursed by the post-combination company upon completion of the Business Combination.

Q:	Who can help answer my questions?
A:	If you have questions about the proposals or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card you should contact:
For Trinity Stockholders:

55 Merchant Street, Suite 1500
Honolulu, HI 96813
Telephone: (213) 318-0583
Attention: Sean A. Hehir
Email: IR@trinitymergercorp.com

You may also contact the proxy solicitor for Trinity at:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others Call Toll-Free: (855) 208-8902
Email: info@okapipartners.com

For Company Members:

For questions about the proposals:
1420 Fifth Avenue, Suite 2000
Seattle, WA 98101
Attn: Adam Fountain

For additional copies of this joint proxy
statement/prospectus:
Alliance Advisors
Telephone: (888) 991-1293
Email: broadmark@allianceadvisorsllc.com

To obtain timely delivery, Trinity stockholders and Company members must request the materials no later than       , 2019, or five business days prior to the date of the Trinity Special Meeting and the Company Special Meetings.

You may also obtain additional information about Trinity from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your public shares (either physically or electronically) to the Transfer Agent prior to the Trinity Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your public shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

QUESTIONS AND ANSWERS ABOUT THE WARRANT AMENDMENT PROPOSAL

The questions and answers below highlight only selected information from this joint proxy statement/prospectus and only briefly address some commonly asked questions about the Warrant Holder Meeting and the proposed amendment to the warrants. The following questions and answers do not include all the information that is important to Trinity warrant holders. Trinity warrant holders are encouraged to read carefully this entire joint proxy statement/prospectus, including the Annexes and the other documents referred to herein.

Q:	What is the purpose of the amendment for which approval is being sought?
A:	Approval is being sought from warrant holders as of the Record Date in order to (i) amend the anti-dilution provisions contained in Section 4.1.2 of the Warrant Agreement relating to the payment of cash dividends and applicable to both the Trinity public warrants and the Trinity private placement warrants, as provided in Annex H to this joint proxy statement/prospectus; (ii) provide that, upon the completion of the Business Combination, each of the outstanding Trinity public warrants, which currently entitle the holder thereof to purchase one share of Trinity Class A common stock at an exercise price of $11.50 per share, will become exercisable for one-quarter of one share at an exercise price of $2.875 per one-quarter share ($11.50 per whole share); and (iii) provide that, upon completion of the Business Combination, each holder of a Trinity public warrant will receive, for each such warrant (in exchange for the amendment to the cash dividend anti-dilution provision and the reduction in the number of shares for which such Warrants are exercisable), a cash payment of $1.60, the substantive text of which is included as Annex H to this joint proxy statement/prospectus. Amended warrants will be exercisable only for a whole number of shares of common stock.
The warrants currently provide for an anti-dilution adjustment in the event that cash dividends are paid in an amount that, together with all other cash dividends paid in the preceding 365-day period, exceed $0.50 per share. It is a condition to the completion of the Mergers that the cash dividend anti-dilution provision be amended to permit Broadmark Realty to pay monthly or quarterly cash dividends, as well as any other dividends required to be paid in order for Broadmark Realty to maintain its status as a REIT or otherwise avoid the imposition of U.S. federal and state income and excise taxes. It is currently contemplated that Broadmark Realty will pay annual dividends in excess of $0.50 per share. As a result, absent an amendment, the existence of the anti-dilution adjustment would result in significant continuous dilution to holders of Broadmark Realty’s common stock as a result of the regular payment of dividends, which Trinity and the Companies believe would likely have a material adverse effect on the future market price of Broadmark Realty’s common stock. As a result, without the amendment, Trinity and the Companies believe it will not be feasible to reorganize as a REIT in connection with the Mergers.
Q.	When and where will the Warrant Holders Meeting be held?
A.	The Warrant Holders Meeting will be held prior to the Shareholders Meeting at : , Eastern Time on , 2019 at , at . Only Trinity public warrant holders at the close of business on October 15, 2019 will be entitled to vote at the Warrant Holders Meeting and at any adjournments and postponements thereof.
Q.	Who is entitled to vote at the Warrant Holders Meeting?
A.	Trinity has fixed October 15, 2019 as the record date, or “Record Date.” If you were a Trinity public warrant holder at the close of business on the Record Date, you are entitled to vote on matters that come before the Warrant Holders Meeting. However, a Trinity public warrant holder may only vote his, her or its warrants if he, she or it is present in person or is represented by proxy at the Warrant Holders Meeting.
Q.	How do I vote?
A.	If you are a record owner of warrants, there are two ways to vote your warrants at the Warrant Holders Meeting:
You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares and/or your warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your Trinity public warrants, your Trinity public warrants will be voted as recommended by the Trinity Board “FOR” the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Warrant Holders Meeting will not be counted.

You can attend the Warrant Holders Meeting and Vote in person. When you arrive, you will receive a ballot that you may use to cast your vote.
If your warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the warrants you beneficially own are properly counted. If you wish to attend the Warrant Holders Meeting and vote in person and your warrants are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Trinity can be sure that the broker, bank or nominee has not already voted your warrants.
Q:	What if I do not vote my Trinity warrants or if I abstain from voting?
A.	The approval of the Warrant Amendment Proposal requires the affirmative vote by the holders of at least 65% of the outstanding Trinity public warrants. The Warrant Holders Adjournment Proposal, if presented, requires the affirmative vote by the holders of a majority of the outstanding Trinity public warrants that are present and entitled to vote at the Warrant Holders Meeting. Abstentions will have the same effect as a vote against the Warrant Amendment Proposal but will have no effect on the Warrant Holder Adjournment Proposal, if presented. Broker non-votes will have the same effect as a vote against the Warrant Amendment Proposal, but will have no effect on the Warrant Holder Adjournment Proposal.
Q:	What do I do if I want to vote against the amendments?
A:	If you are a Trinity public warrant holder at the close of business on the Record Date and you wish to vote against the Warrant Amendment Proposal, you should sign and return your proxy card indicating a vote “AGAINST.” Alternatively, you may vote in person at the Warrant Holders Meeting. If you are a Trinity public warrant holder at the close of business on the Record Date and you do not sign and return your proxy card to your broker or vote in person at the Warrant Holders Meeting, that will have the same effect as a vote against the Warrant Amendment Proposal.
Q:	What will happen to the warrants if the Warrant Amendment Proposal is not approved?
A:	Amending the cash dividend anti-dilution provision of the Trinity warrants is a condition to completion of the Mergers. As a result, if the Warrant Amendment Proposal is not approved, the Mergers will not be completed. If the Mergers are not completed, Trinity may need to liquidate and the warrants may expire worthless.
Q:	What changes will be made to the terms of the warrants if the Warrant Amendment becomes operative?
A:	We encourage you to review the substantive text of the proposed Warrant Amendment attached as Annex H to this joint proxy statement/prospectus. Please see the section entitled “The Warrant Amendment” for additional information.
Q:	What is the Record Date?
A:	The Record Date will be the close of business on October 15, 2019. All public warrant holders of record at the close of business on this date will be entitled to vote on the Warrant Amendment.
Q:	What percentage of outstanding warrants must submit written consents for the Warrant Amendment to be approved?
A:	Trinity must receive consents representing 65% of the outstanding public warrants for the Warrant Amendment to be approved.
Q:	If the Warrant Amendment is approved, when will it become effective?
A:	The Warrant Amendment will not become effective unless and until the Mergers are completed.
Q:	In addition to receiving the necessary approval from public warrant holders, what are the other conditions to the Warrant Amendment?
A:	All other conditions to the completion of the Merger must be satisfied for the Warrant Amendment to become operative. If such conditions are not satisfied or the Merger does not occur for any reason, the Warrant Amendment will not become operative.

Q:	What is the Warrant Cash Payment and will I be entitled to receive the Warrant Cash Payment?
A:	The Warrant Amendment provides that, upon the completion of the Business Combination, the cash dividend anti-dilution provision of the warrant agreement will be amended to permit Broadmark Realty to pay monthly cash dividends, and (i) each of the outstanding Trinity public warrants, which currently entitle the holder thereof to purchase one share of Trinity Class A common stock at an exercise price of $11.50 per share, will become exercisable for one-quarter of one share at an exercise price of $2.875 per one-quarter share ($11.50 per whole share) and (ii) each holder of a Trinity public warrant will receive, for each such Trinity public warrant (in exchange for the Warrant Amendment to the cash dividend anti-dilution provision and the reduction in the number of shares for which such Trinity public warrants are exercisable), a cash payment of $1.60. If the Warrant Amendment Proposal is approved and the Business Combination is completed, all holders of Trinity public will receive the warrant cash payment in respect of their public warrants.
Q:	When will I receive any Warrant Cash Payment I am owed?
A:	Assuming the Warrant Amendment is approved and the Business Combination is completed, all Trinity public warrant holders will be entitled to receive the Warrant Cash Payment promptly following consummation of the Mergers. If the Mergers are not consummated, the Warrant Amendment will not take effect and no Warrant Cash Payment will be paid.
Q:	If I am a Trinity warrant holder and am not a Trinity stockholder, what are the U.S. federal income tax consequences to me if the Warrant Amendment is approved and the Business Combination is consummated?
A:	While there are no legal authorities which are directly on point, Trinity intends to take the position that a U.S. Holder whose Trinity public warrant is modified by the Warrant Amendment and pursuant to the Business Combination converted into a Broadmark Realty warrant will be deemed to have received such Broadmark Realty warrant in exchange for a Trinity public warrant and the receipt of the Warrant Cash Payment in a taxable transaction in which gain or loss is recognized.

Please see the section entitled “Certain Material U.S. Federal Income Tax Considerations For Holders of Trinity Securities and Investors in Broadmark Realty—Material U.S. Federal Income Tax Consequences of the Trinity Merger, Redemption and Warrant Amendment” for additional information. You are urged to consult your tax advisors regarding the tax consequences of the Business Combination and the Warrant Amendment.

Q:	If I purchase Trinity public warrants after the Record Date, am I entitled to vote on the Warrant Amendment?
A:	No. Only Trinity public warrant holders on the Record Date will be eligible to vote on the Warrant Amendment. If you purchase Trinity public warrants after this date, you will not be entitled to vote on the Warrant Amendment nor to receive any Warrant Cash Payment.
Q:	Who do I call if I have any questions about how to vote or any other questions relating to the Warrant Amendment Proposal or the Warrant Amendment?
A:	Questions concerning the terms of the Warrant Amendment Proposal should be directed to Trinity’s proxy agent by telephone at (212) 297-0720 or collect at (855) 208-8902. Requests for assistance in voting or requests for additional copies of this joint proxy statement/prospectus or other related documents should be directed to Trinity’s proxy agent by telephone at (212) 297-0720 or collect at (855) 208-8902. While each of the proxy agent and the Transfer Agent will be available to answer questions about the Warrant Amendment Proposal, neither of them will make any recommendation as to whether or not holders should vote for or against the Warrant Amendment Proposal.

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the Trinity Special Meeting and each Company Special Meeting, you should read the entire joint proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Broadmark Realty

Broadmark Realty (currently Trinity Sub Inc.) is a Maryland corporation and a direct wholly owned subsidiary of Trinity that was incorporated on July 26, 2019. Broadmark Realty intends to elect to qualify as a REIT commencing with its taxable year ending December 31, 2019. Broadmark Realty intends to apply for listing of the Broadmark Realty common stock on the NYSE under the symbol “BRMK,” and the warrants on the NYSE Amex under the symbol “BRMK WS.”

The mailing address of Broadmark Realty’s principal executive office is 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101, and its telephone number is (206) 623-1200.

Trinity

Trinity is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Trinity consummated its initial public offering on May 17, 2018, generating gross proceeds of $357.4 million, which includes proceeds from the private placement of the private placement warrants to the Trinity Sponsor.

Trinity Units, Class A common stock and warrants are traded on Nasdaq under the symbols “TMCXU,” “TMCX” and “TMCXW,” respectively. Upon the closing of the Business Combination, it is anticipated that the Trinity securities will be delisted from Nasdaq.

The mailing address of Trinity’s principal executive office is 55 Merchant Street, Suite 1500, Honolulu, HI 96813.

Broadmark Entities

PBRELF I commenced operations in 2010 with a focus on originating loans in the Pacific Northwest region of the United States. At June 30, 2019, PBRELF I had 113 loans outstanding with an aggregate face value of approximately $456.6 million.

BRELF II commenced operations in 2014 with a focus on the Mountain West region of the United States. At June 30, 2019, BRELF II had 108 loans outstanding with an aggregate face value of approximately $595.1 million.

BRELF III commenced operations in 2018 with a focus on the Southeast region of the United States. At June 30, 2019, BRELF III had 41 loans outstanding with an aggregate face value of approximately $23 million.

BRELF IV commenced operations in 2019 with a focus on the Mid-Atlantic region of the United States. At June 30, 2019, BRELF IV had two loans outstanding with an aggregate face value of approximately $2.5 million.

MgCo I is the manager of PBRELF I.

MgCo II is the manager of BRELF II.

MgCo III is the manager of BRELF III.

MgCo IV is the manager of BRELF IV.

The mailing address of the Company Group’s principal executive office is 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101.

The Business Combination

General

On August 9, 2019, Trinity Sub Inc. (to be renamed Broadmark Realty), Merger Sub I, Merger Sub II and the Company Group entities entered into an Agreement and Plan of Merger, which provides for, among other things: (i) the Trinity Merger; (ii) the Company Merger and (iii) the Management Company Merger. For more information about the transactions contemplated in the Merger Agreement, please see the sections entitled “The Business Combination” and “The Merger Agreement.” A copy of the Merger Agreement is included in this joint proxy statement/prospectus as Annex A.

Structure of the Business Combination

In connection with the closing of the Business Combination contemplated by the Merger Agreement, the parties will undertake the following transactions:

•	the Trinity Merger;
•	the Company Merger; and
•	the Management Company Merger.

Organizational Structure

The following diagram illustrates the structure of the post-combination company immediately following the Business Combination and the transactions:

Post-Merger Ownership Structure*

Broadmark Officers, Directors, & Employees 4.4%/4.8%
Former Preferred Unitholders of Companies I-IV 62.3%/68.1%
Trinity Sponsor 3.5%/3.8%
Former Trinity Public Shareholders 24.7%/17.7%
Investors in the Private Placement 5.1%/5.6%
Broadmark Realty
Trinity Merger Corp. (Formerly Mgt Cos I-IV)
Trinity Merger Sub II, LLC (Formerly Companies I-IV)

*	Ownership percentages on the left assume no public stockholders have redeemed their shares for cash; ownership percentages on the right assume that 12.0 million shares of common stock have been redeemed by Trinity public stockholders. Assumes no exercise of outstanding warrants or Farallon's option to acquire additional shares of common stock.

Following completion of the Business Combination, Merger Sub II will own the assets of each of the Companies (hereafter referred to as the “Mortgage Subsidiary”), and Trinity will conduct the business of each of the Management Companies, which following the completion of the Business Combination, is referred to as the “Company Group Internal Manager.”

After the completion of the Business Combination, Broadmark Realty expects to launch a private real estate lending company, referred to herein as the “Private REIT,” that anticipates electing to be taxed as a REIT at such time that it is able to comply with the various tests for qualification as a REIT. The Private REIT will be managed by a direct or indirect subsidiary of Broadmark Realty, referred to herein as the “Private REIT Manager,” which Broadmark Realty will form as a direct or indirect subsidiary. The Private REIT will seek to raise capital on a private placement basis for the purpose of offering short-term, first deed of trust loans secured by real estate to real estate owners and developers to fund their acquisition, renovation, rehabilitation or development of residential or commercial properties. After the Business Combination, it is expected that Broadmark Realty’s management team will cause Broadmark Realty, and the Private REIT Manager will cause the Private REIT, to participate in originating new mortgages pro rata based on available capital.

Upon consummation of the Business Combination, the Company Group Internal Manager and the Mortgage Subsidiary will be wholly owned subsidiaries of Broadmark Realty.

The Mortgage Subsidiary will be a disregarded entity for U.S. federal income tax purposes. As such, the taxable income of the Mortgage Subsidiary will be included in the taxable income reported by Broadmark Realty, which intends to elect to be taxed as a REIT in connection with the transaction. Additionally, an election will be made to treat the Company Group Internal Manager as a taxable REIT subsidiary, and the Company Group Internal Manager will be subject to income taxation as an ordinary corporation. The Company Group Internal Manager will manage the Mortgage Subsidiary’s real estate loan portfolio following the Business Combination. Additionally, if the Private REIT is not formed as a subsidiary of Trinity, an election will be made to treat the Private REIT Manager as a taxable REIT subsidiary, and the Private REIT Manager will be subject to income taxation as an ordinary corporation.

Consideration to Be Received in the Business Combination

Trinity Stockholders and Warrant Holders

Pursuant to the Merger Agreement, in the Trinity Merger, each share of Trinity Class A common stock and Trinity Class B common stock, which we refer to collectively as the “Trinity common stock,” issued and outstanding immediately prior to the effective time of the Trinity Merger (other than certain shares surrendered by the Trinity Sponsor (as described below) and shares redeemed pursuant to Trinity’s amended and restated certificate of incorporation) will be cancelled and retired and automatically converted into the right to receive one share of Broadmark Realty common stock. At the effective time of the Trinity Merger, the Trinity Sponsor will surrender and transfer to Trinity, for no consideration, 3,801,360 shares of Trinity Class B common stock pursuant to and in accordance with the terms of the Sponsor Agreement.

Additionally, upon completion of the Business Combination, (i) each Trinity public warrant outstanding, which currently entitles the holder thereof to purchase one share of Trinity Class A common stock at an exercise price of $11.50 per share, will become exercisable for one-quarter of one share at an exercise price of $2.875 per one-quarter share ($11.50 per whole share) and (ii) each holder of a Trinity public warrant will receive, for each such Trinity public warrant (in exchange for the Warrant Amendment to the cash dividend anti-dilution provision and the reduction in the number of shares for which such Trinity Warrants are exercisable), a cash payment of $1.60.

Company Members

In the Company Merger, each preferred unit of each Company issued and outstanding immediately prior to the effective time of the Company Merger (other than units belonging to members properly exercising their dissenters’ rights in accordance with the requirements of Washington law) will be cancelled and retired and automatically converted into the right to receive a number of shares of Broadmark Realty common stock equal to (i) the members' equity in a Company attributable to all preferred unit holders in such Company, net of REIT loan loss reserves, divided by (ii) the number of preferred units of such Company outstanding immediately prior to the effective time of the Company Merger, and divided by (iii) the “Reference Price,” which is the value of the funds held in the Trust Account as of the close of business on the business day immediately preceding the closing, divided by the number of outstanding shares of Trinity Class A common stock, subject to certain exceptions and adjustments.

Additionally, in the Company Merger, each common unit of each Company issued and outstanding immediately prior to the effective time of the Company Merger will be cancelled and retired and automatically converted into the right to receive a number of shares of Broadmark Realty common stock equal to (i) $64,338,000, divided by (ii) the Reference Price, and (iii) after payment of certain fees and expenses related to the termination of certain referral agreements, allocated among the Companies and the Company common units, subject to certain exceptions and adjustments.

Management Company Members

In the Management Company Merger, the units of the Management Companies issued and outstanding immediately prior to the effective time of the Management Company Merger will be cancelled and retired and automatically converted into the right to receive an amount in cash equal to (i) $98,162,000 less (ii) the amount of

Company Transaction Expenses that are unpaid as of the closing of the Business Combination and the Reimbursed Transaction Expenses, in each case only to the extent they are, in the aggregate, in excess of the Company Transaction Expense Cap, plus (iii) the Reimbursed Transaction Expenses, less (iv) any outstanding indebtedness of the Company Group on the day immediately preceding the closing of the Business Combination (other than any unpaid bonuses, change of control payments, severance and obligations for deferred compensation, together with the employer's portion of any employment taxes associated with such payments). The Management Company Consideration, after payment of certain fees and expenses related to the termination of certain referral agreements, will then be allocated among each Management Company and each holder of Management Company units.

Conditions to Complete the Business Combination

The respective obligations of the parties to consummate the transactions contemplated by the Merger Agreement, referred to herein as the “Transactions,” are conditioned upon:

•	no law or injunction or other legal restraint or prohibition preventing the consummation of the Transactions is in effect;
•	Trinity and each of the Companies, respectively, having received the affirmative vote of the holders of the requisite number of shares of Trinity common stock, in the case of Trinity, or the affirmative vote of a majority of the members of each Company, in the case of the Companies, necessary to approve the Merger Agreement and the Transactions, and the Incentive Plan, as applicable;
•	Trinity having provided the holders of its Class A common stock the opportunity to elect to have their Class A common stock redeemed for the consideration, and on the terms and subject to the terms and limitations, set forth in the Trinity organizational documents, the Trinity trust agreement and this joint proxy statement/prospectus;
•	Trinity having at least $5,000,001 of net tangible assets following the exercise by the holders of Trinity’s Class A common stock of their right to convert their Class A common stock held by them in accordance with Trinity’s organizational documents;
•	Trinity having received the affirmative vote of the holders of the requisite number of Trinity warrants necessary to amend the warrant agreement with respect to the Trinity warrants to remove certain anti-dilution provisions contained therein relating to the payment of cash dividends;
•	Broadmark Realty and Trinity having no less than $100,000,000 of cash after giving effect to the PIPE Investment, the exercise by the holders of Trinity Class A common stock of their right to have their Class A common stock redeemed pursuant to Trinity’s amended and restated certificate of incorporation and payment of the Management Companies consideration and Company Group’s and Trinity’s transaction expenses and any indebtedness;
•	the PIPE Investment having been consummated immediately prior to the effective time of the Management Company Merger;
•	the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part having become effective and no stop order suspending the effectiveness of such registration statement being in effect and no proceedings for that purpose shall have been initiated or threatened;
•	the Broadmark Realty common stock to be issued in connection with the Mergers having been approved for listing on the NYSE, subject to official notice of issuance and the requirement to have a sufficient number of round lot holders; provided that if such securities are not listed on the NYSE, Broadmark Realty common stock is required to be listed on Nasdaq;
•	Trinity having received, and the Companies having received a copy of, a written opinion of Gibson Dunn to the effect that the Company Merger, the Trinity Merger and the PIPE Investment should be considered part of an overall plan in which the Trinity stockholders holding Trinity Class A common stock exchange their shares of Trinity Class A common stock for Broadmark Realty common stock in an exchange described in Section 351 of the Code; and
•	Broadmark Realty having received a written opinion of Gibson Dunn to the effect that, commencing with the beginning of Broadmark Realty’s taxable year ending December 31, 2019 and through the closing date of the Mergers, Broadmark Realty has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its initial taxable year and subsequent taxable years.

Trinity

The obligations of Trinity to consummate the Transactions are conditioned upon:

•	the accuracy of the representations and warranties of the Companies and the Management Companies (subject to certain bring-down standards);
•	the Companies and the Management Companies having performed or complied in all material respects with all obligations and covenants required to be performed or complied with by the Companies and the Management Companies prior to or at the time of closing;
•	no material adverse effect having occurred, or any event, circumstance, change, development or effect having occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a material adverse effect;
•	receipt of a closing statement from the Companies;
•	no Company having redeemed units representing more than twenty-five percent of such Company’s total assets, calculated on a rolling twelve-month basis, and each Company’s total members’ equity attributable to the holders of the preferred units of such Company, in aggregate, determined as of the close of business on the business day immediately preceding the closing, being not less than $800,000,000;
•	delivery of a certificate certifying as to the Companies’ compliance with certain conditions set forth in the Merger Agreement;
•	delivery of a certificate certifying as to the Management Companies’ compliance with certain conditions set forth in the Merger Agreement;
•	Broadmark Realty receiving written opinions of Bryan Cave regarding each Company’s qualification and taxation as a REIT under the Code; and
•	Broadmark Realty receiving a written opinion of Bryan Cave to the effect that the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

Company Group

The obligations of the Company Group to consummate the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction (or written waiver by the Company Group, in whole or in part, to the extent such conditions can be waived) at or prior to the closing, of certain conditions, including:

•	the accuracy of the representations and warranties of Trinity and Broadmark Realty (subject to certain bring-down standards);
•	Trinity and Broadmark Realty shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by Trinity and Broadmark Realty prior to or at the time of closing;
•	the transactions contemplated by the Sponsor Agreement shall have been consummated;
•	receipt of a closing statement from Trinity; and
•	delivery of a certificate certifying as to Trinity’s and Broadmark Realty’s compliance with certain conditions set forth in the Merger Agreement.

Fairness Opinions of CSCA

The Company Group engaged CSCA to render opinions as to the fairness, from a financial point of view, of the consideration to be received by the preferred unitholders of each of the Companies in the proposed Business Combination pursuant to the Merger Agreement. CSCA is an investment banking firm that regularly is engaged in the evaluation of real estate business and REITs and their securities in connection with acquisitions, corporate restructuring, private placements and for other purposes. The boards of directors of the Companies and the boards of managers of their corresponding Management Companies decided to use the services of CSCA because it is a recognized investment banking firm that has substantial experience in real estate, REITs and similar matters.

CSCA rendered their oral opinions to the boards of directors of the Companies and their corresponding Management Companies on August 9, 2019 (which were subsequently confirmed in writing by delivery of CSCA’s written opinions dated the same date, such opinions, the “August Opinions”) that, as of August 9, 2019, the consideration to be received by the preferred unitholders of each of the Companies in the proposed Business Combination pursuant to the Merger Agreement was fair, from a financial point of view, to the preferred unitholders of each respective Company.

In light of the contemplated Warrant Amendment Proposal and redemptions by the preferred unitholders of the Companies as of October 1, 2019, the Broadmark Parties requested that CSCA update the August Opinions. On October 14, 2019, the Broadmark Parties engaged CSCA to render its updated fairness opinions pursuant to a fairness opinion engagement letter dated October 14, 2019, and an engagement letter among the Broadmark Parties and CSCA, which was initially dated as of August 14, 2018 and subsequently amended on August 2, 2019 and further amended on October 14, 2019. On October 14, 2019, CSCA rendered its updated oral opinions (which were subsequently confirmed in writing, such opinions, the “October Opinions”) to the Broadmark Parties that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinions, the Company Preferred Merger Consideration Per Unit to be paid by Broadmark Realty in the proposed merger was fair, from a financial point of view, to the preferred unitholders of each respective Company.

Third Party Advisors

The parties to the Merger Agreement have engaged legal, accounting and financial third party advisors in connection with the proposed Business Combination, including the financial advisors CSCA, B. Riley FBR, Inc., hereinafter referred to as “B. Riley FBR,” and Raymond James & Associates, Inc., hereinafter referred to as “Raymond James,” the legal advisors Gibson, Dunn & Crutcher LLP, Bryan Cave Leighton Paisner LLP, Venable LLP, and the accounting advisors Moss Adams LLP and Ernst & Young LLP, among others. As of the date of this joint proxy statement/prospectus, the fees to be paid to the financial advisors is estimated to be approximately $29 million, which amount is entirely contingent on the consummation of the Business Combination. The remainder of all fees payable to all other third party advisors is estimated to be approximately $10 million, none of which is contingent to the consummation of the Business Combination.

Certain Agreements Related to the Business Combination

In addition to the Merger Agreement, the parties to the Merger Agreement and Trinity Sponsor, and, where applicable, their respective directors, officers and members entered into various other agreements to effect the Business Combination and provide a framework for the relationship between such parties leading up to and after the consummation of the Business Combination. These agreements include voting agreements pertaining to Trinity common stock and interests in members of the Company Group; an agreement providing for the surrender of certain shares of Trinity common stock, private placement warrants and rights by Trinity Sponsor; employment agreements covering continued employment of certain Company Group personnel at Broadmark Realty; equity lock-up agreements restricting equity sales by such parties; and agreements containing restrictive covenants on hiring and employee solicitation, competition, confidentiality, non-disparagement and use of certain of the Company Group’s intellectual property. To the extent rights or obligations in these agreements contemplate activities of the parties after the Business Combination, performance of the obligations in these agreements is contingent upon consummation of the Business Combination.

Material U.S. Federal Income Tax Considerations

Material U.S. Federal Income Tax Consequences of the Trinity Merger, Redemption and Warrant Amendment

Assuming that the Mergers are completed as currently contemplated, the exchange of Trinity Class A common stock for Broadmark Realty common stock in the Trinity Merger should qualify as an exchange governed under Section 351 of the Code for stockholders exchanging Trinity Class A common stock for Broadmark Realty common stock, and it is a condition of each party’s obligation to complete the Mergers that Gibson Dunn render an opinion to Trinity to that effect.

Assuming the Trinity Merger qualifies as a Section 351 exchange, (i) a U.S. Holder (as defined below in “Certain Material U.S. Federal Income Tax Considerations For Holders of Trinity Securities and Investors in Broadmark Realty”) who owns Trinity Class A common stock (but not any Trinity public warrants) and who solely exchanges such Trinity Class A common stock for Broadmark Realty common stock generally is not expected to recognize gain or loss as a result of such exchange and (ii) a U.S. Holder who owns Trinity Class A common stock and Trinity public warrants and who exchanges such Trinity Class A common stock for Broadmark Realty common stock and who is deemed to exchange Trinity public warrants for Broadmark Realty warrants and the Warrant Cash Payment generally is expected to recognize gain (if any) but not loss with respect to each share of Trinity Class A common stock and Trinity public warrant held immediately prior to the Trinity Merger (after giving effect to any redemptions of Trinity Class A common stock) and Warrant Amendment.

While there are no legal authorities which are directly on point, Trinity intends to take the position that a U.S. Holder of a Trinity public warrant (but not Trinity Class A common stock) whose Trinity public warrant is modified into a Broadmark Realty warrant will be deemed to have received such Broadmark Realty warrant in exchange for a Trinity public warrant and the receipt of the Warrant Cash Payment in a taxable transaction in which gain or loss is recognized.

You should read “Certain Material U.S. Federal Income Tax Considerations For Holders of Trinity Securities and Investors in Broadmark Realty” beginning on page 106 for a more complete discussion of the material U.S. federal income tax consequences of the Business Combination and the Warrant Amendment. The tax consequences of the Business Combination and the Warrant Amendment to you will depend on your particular facts and circumstances. You should consult your tax advisor to determine the particular tax consequences of the Business Combination and the Warrant Amendment to you.

Material U.S. Federal Income Tax Consequences of the Company Merger

The Companies and Broadmark Realty intend for the Company Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the Mergers that Broadmark Realty receives a written opinion of Bryan Cave Leighton Paisner LLP, tax counsel to the Companies, to the effect that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Company Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a holder of units of a Company generally will not recognize gain or loss for U.S. federal income tax purposes on the exchange of such units for shares of Broadmark Realty common stock. You should read “Certain Material U.S. Federal Income Tax Considerations of the Company Merger” for a more detailed discussion of the material U.S. federal income tax consequences of the Company Merger. The tax consequences of the Company Merger to you will depend on your particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences (including the applicability and effect of any state, local or non-U.S. income and other tax laws) to you of the Company Merger.

Rights of Appraisal and Dissent

Appraisal Rights for Trinity Stockholders under Delaware Law

Appraisal rights are not available to holders of shares of Trinity common stock in connection with the Business Combination.

Dissenters’ Rights for the Company Members under the Washington Limited Liability Company Act

Members of each Company who do not vote in favor of the Broadmark Business Combination Proposal and who otherwise satisfy the requirements of Washington law relating to dissenters’ rights are entitled to the fair value of such member’s interest in the applicable Company in lieu of receiving the merger consideration. For more information about such rights, see the provisions of Article XII of Chapter 25.15 of the WLLCA attached hereto as Annex F, and the section titled “Special Meeting of the Members of Each of the Companies—Dissenters’ Rights for the Companies under the Washington Limited Liability Company Act” in this joint proxy statement/prospectus.

The Warrant Amendment

As a REIT, Broadmark Realty generally will be required to pay out at least 90% of its annual income as a dividend in order to continue to qualify as a REIT and a greater amount to not be subject to corporate level taxation. The warrants currently provide for an anti-dilution adjustment in the event that cash dividends are paid in an amount that, together with all other cash dividends paid in the preceding 365-day period, exceed $0.50 per share. It is a condition to the completion of the Mergers that the cash dividend anti-dilution provision be amended to permit Broadmark Realty to pay monthly and quarterly cash dividends, as well as any other dividends required to be paid in order for Broadmark Realty to maintain its status as a REIT or otherwise avoid the imposition of U.S. federal and state income and excise taxes, without adjustment to the warrant exercise price. It is currently contemplated that Broadmark Realty will pay annual dividends well in excess of $0.50 per share. As a result, absent an amendment, the existence of the anti-dilution adjustment would result in significant continuous reduction in the exercise price of the warrants resulting in material dilution to holders of Broadmark Realty’s common stock. Trinity and the Companies believe this dilution to holders of Broadmark Realty’s common stock would likely have a material adverse effect on the future market price of Broadmark Realty’s common stock, and as a result, without the amendment, Trinity and the Companies believe it will not be feasible to reorganize as a REIT in connection with the Mergers.

The Warrant Amendment proposes to amend Section 4.1.2 of the warrant agreement in order to modify this provision to permit Broadmark Realty to pay monthly and quarterly cash dividends, as well as any other dividends that are required to be paid in order for Broadmark Realty to maintain its status as a REIT or avoid the imposition of U.S. federal and state income and excise taxes. The substantive text of the Warrant Amendment is included in Annex H hereto.

Amending the cash dividend anti-dilution provision was made a condition to completion of the Mergers. If the amendment to the cash dividend anti-dilution is not obtained, the Mergers will not be completed. If the Mergers are not completed, Trinity may need to liquidate and the warrants may expire worthless. For the proposed substantive text of the amendment, please see Annex H to this joint proxy statement/prospectus.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF TRINITY

The following tables set forth summary financial information and operating data for Trinity. You should read the following summary financial information and operating data in conjunction with the section entitled “Trinity Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Trinity’s condensed financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. Trinity derived the summary historical financial data and other financial data for the year ended December 31, 2018 and the summary balance sheet data as of December 31, 2018 from Trinity’s audited condensed financial statements as of and for the year ended December 31, 2018 included elsewhere in this joint proxy statement/prospectus. Trinity derived the summary statements of operations data and other financial data for the three and six month periods ended June 30, 2019 and 2018, and the summary balance sheet data as of June 30, 2019, from Trinity’s unaudited interim condensed financial statements included elsewhere in this joint proxy statement/prospectus. Trinity’s unaudited interim condensed financial statements have been prepared on the same basis as Trinity’s audited condensed financial statements as of and for the year ended December 31, 2018, included elsewhere in this joint proxy statement/prospectus and, in Trinity’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. Trinity’s historical results may not be indicative of the results that may be achieved in the future.

Condensed Statements of Operations

	Six Months Ended June 30,	For the Period from January 24, 2018 (inception) through June 30,	For the Period from January 24, 2018 (inception) through December 31,
	2019	2018	2018
	(unaudited)	(unaudited)	(audited)
Formation and operating costs	$1,920,634	$183,006	552,724
Loss from operations	(1,920,634)	(183,006)	(552,724)

Other income:
Interest income on marketable securities held in Trust Account	4,261,462	775,735	4,533,775

Income before provision for income taxes	2,340,828	592,729	3,981,051
Provision for income taxes	(940,957)	(152,404)	(836,021)
Net income (loss)	$1,399,871	$440,325	$3,145,030

Weighted average shares outstanding of Class A common stock	34,500,000	34,500,000	34,500,000
Basic and diluted net income per share, Class A	$0.09	$0.02	$0.13

Weighted average shares outstanding of Class B common stock	8,625,000	8,625,000	8,625,000
Basic and diluted net loss per share, Class B	$(0.21)	$(0.02)	$(0.15)

Condensed Balance Sheets

	June 30, 2019	December 31, 2018
	(unaudited)	(audited)
Assets
Current Assets
Cash	$314,416	$650,629
Prepaid expenses	94,923	47,730
Cash and marketable securities held in Trust Account	358,742,076	—
Total Current Assets	$359,151,415	$698,359

Cash and marketable securities held in Trust Account	—	355,633,275
Total Assets	$359,151,415	$356,331,634

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$1,579,767	$130,814
Income taxes payable	6,978	36,021
Total Current Liabilities	$1,586,745	$166,835

Deferred underwriting fee payable	15,525,000	15,525,000
Total Liabilities	$17,111,745	$15,691,835

Commitments

Common stock subject to possible redemption, 32,417,852 and 32,572,779 shares at redemption value at June 30, 2019 and December 31, 2018, respectively	337,039,669	335,639,798

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 2,082,148 and 1,927,221 issued and outstanding (excluding 32,417,852 and 32,572,779 shares subject to possible redemption) at June 30, 2019 and December 31, 2018, respectively	208	193
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding at June 30, 2019 and December 31, 2018	863	863
Additional paid-in capital	454,029	1,853,915
Retained earnings	4,544,901	3,145,030
Total Stockholders’ Equity	5,000,001	5,000,001
Total Liabilities and Stockholders’ Equity	$359,151,415	$356,331,634

SUMMARY HISTORICAL FINANCIAL DATA OF THE COMPANY GROUP

PBRELF I

The following tables set forth summary financial information and operating data for PBRELF I. You should read the following summary financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations—PBRELF I,” and PBRELF I’s consolidated financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the year ended December 31, 2018, and the summary balance sheet data as of December 31, 2018, from PBRELF I’s audited consolidated financial statements as of and for the year ended December 31, 2018 included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the years ended December 31, 2017 and 2016, and the summary balance sheet data as of December 31, 2017, from PBRELF I’s audited consolidated financial statements as of December 31, 2017 and for the years ending December 31, 2017 and 2016 included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the six months ended June 30, 2019 and 2018, and the summary balance sheet data as of June 30, 2019, from the Company Group’s unaudited interim consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the Company Group’s audited consolidated financial statements as of and for the year ended December 31, 2018, included elsewhere in this joint proxy statement/prospectus and, in the Company Group’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. PBRELF I’s historical results may not be indicative of the results that may be achieved in the future.

PBRELF I Statement of Operations

	Six months ended June 30,		Years ended December 31,
	2019	2018	2018	2017	2016
Investment income
Interest income	$20,969,210	$13,953,116	$31,794,623	$20,731,092	$17,846,562
Fee income	1,796,309	1,368,064	3,623,261	2,380,506	1,816,486
Other	—	—	—	—	2,844
Total investment income	$22,765,519	$15,321,180	$35,417,884	$23,111,598	$19,665,892
Expense
Provision for loan losses	239,904	339,672	1,615,506	—	—
Real estate properties, net of gains	686,345	—	(397,855)	—	—
Professional fees	253,469	68,381	272,829	140,175	93,178
Excise taxes	126,278	37,430	115,267	42,792	102,473
Other	11,094	10,307	18,527	15,424	19,191
Total expenses	$1,317,090	$455,790	$1,624,274	$198,391	$214,842
Net investment income/net income	$21,448,429	$14,865,390	$33,793,610	$22,913,207	$19,451,050
Losses on investment in real estate properties
Realized				(137,256)	—
Unrealized				(330,190)	(137,540)

Net increase in members’ equity from operations				$22,445,761	$19,313,510
Comparative net income	$21,448,429	$14,865,390	$33,793,610	$22,445,761	$19,313,510

PBRELF I Balance Sheet Data

	As of June 30, 2019	As of December 31,
		2018	2017
Assets
Cash and cash equivalents	$118,046,867	$43,973,095	$33,321,574
Mortgage notes receivable, net	294,701,950	303,992,370	194,769,364
Interest and fees receivable	1,828,147	791,576	251,157
Investment in real estate property, net	5,643,577	10,381,543	8,502,724
Other receivables	3,500,474	1,588,810
Total assets	$423,721,015	$360,727,394	$236,844,819
Liabilities and members’ equity
Liabilities
Accounts payable and accrued expenses	$1,344,060	$1,229,860	$256,292
Dividends payable	3,332,057	3,229,864	2,326,598
Contributions received in advance	19,249,250	8,449,738	2,772,559
Total liabilities	$23,925,367	$12,909,462	$5,355,449
Preferred units - preferred units (voting)	401,190,853	348,727,085	231,489,370
Common units, $0 par value, 1 unit authorized:	—	—	—
Accumulated deficit	(1,395,205)	(909,153)	—
Members’ equity	$399,795,648	$347,817,932	$231,489,370
Total liabilities and members’ equity	$423,721,015	$360,727,394	$236,844,819

Due to PBRELF I’s REIT election on October 1, 2018, the financial statements as of and for the year ended December 31, 2018 reflect Net Income in accordance with accounting principles generally accepted under U.S. GAAP. For the years ended December 31, 2017 and 2016, PBRELF I met the guidelines ASC 946, which caused it to report Net increase to members’ equity from operations, which is compared to 2018 net income. Comparative Net Income is a term used to compare Net income to prior periods net increase to members equity from operations.

BRELF II

The following tables set forth summary financial information and operating data for BRELF II. You should read the following summary financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations—BRELF II,” and BRELF II’s consolidated financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the year ended December 31, 2018, and the summary balance sheet data as of December 31, 2018, from BRELF II’s audited consolidated financial statements as of and for the year ended December 31, 2018 included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the years ended December 31, 2017 and 2016, and the summary balance sheet data as of December 31, 2017, from BRELF II’s audited consolidated financial statements as of December 31, 2017 and for the years ending December 31, 2017 and 2016 included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the six months ended June 30, 2019 and 2018, and the summary balance sheet data as of June 30, 2019, from the Company Group’s unaudited interim consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the Company Group’s audited consolidated financial statements as of and for the year ended December 31, 2018, included elsewhere in this joint proxy statement/prospectus and, in the Company Group’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. BRELF II’s historical results may not be indicative of the results that may be achieved in the future.

BRELF II Statement of Operations

	Six months ended June 30,		Years ended December 31,
	2019	2018	2018	2017	2016
Investment income
Interest income	$22,168,441	$9,799,570	$26,084,146	$11,040,722	$5,027,198
Fee income	2,521,120	1,563,258	3,687,767	1,658,703	627,274
Other	—	—	—	236	301
Total investment income	$24,689,561	$11,362,828	$29,771,913	$12,699,661	$5,654,773
Expense
Provision for loan losses	(167,146)	278,292	167,142	—	—
Real estate properties, net of gains	(167,587)	166,142	234,873	—	—
Professional fees	156,109	51,350	199,850	91,953	51,370
Excise taxes	—	—	—	—	—
Other	20,529	14,750	41,133	17,012	10,021
Total expenses	$(158,095)	$510,534	$642,998	$108,965	$61,391
Net investment income/Net Income	$24,847,656	$10,852,294	$29,128,915	$12,590,696	$5,593,382
Losses on investment in real estate properties
Realized
Unrealized
Net increase in members’ equity from operations				$12,590,696	$5,593,382
Comparative Net Income	$24,847,656	$10,852,294	$29,128,915	$12,590,696	$5,593,382

BRELF II Balance Sheet Data

	As of June 30, 2019	As of December 31,
		2018	2017
Assets
Cash and cash equivalents	$54,344,691	$62,851,974	$31,897,657
Mortgage notes receivable, net	411,748,728	278,039,620	123,322,074
Interest and fees receivable	792,879	443,040	106,766
Investment in real estate property, net	—	1,709,729	1,311,550
Total assets	$466,886,298	$343,044,363	$156,638,047
Liabilities and members’ equity
Liabilities
Accounts payable and accrued expenses	$1,165,399	$368,123	$334,281
Dividends payable	4,211,710	3,000,497	1,366,610
Contributions received in advance	18,278,305	15,987,507	4,597,233
Total liabilities	$23,655,414	$19,356,127	$6,298,124
Preferred units - preferred units (voting)	443,114,279	324,035,624	150,339,923
Common units, $0 par value, 1 unit authorized:	—	—	—
Retained earnings (accumulated deficit)	116,605	(347,388)	—
Members’ equity	$443,230,884	$323,688,236	$150,339,923
Total liabilities and members’ equity	$466,886,298	$343,044,363	$156,638,047

BRELF III

The following tables set forth summary financial information and operating data for BRELF III. You should read the following summary financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations—BRELF III,” and BRELF III’s financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the period from January 24, 2018 (date of inception) through December 31, 2018, and the summary balance sheet data as of December 31, 2018, from BRELF III’s audited financial statements as of December 31, 2018 and for the period from January 24, 2018 (date of inception) through December 31, 2018 included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the six months ended June 30, 2019 and 2018, and the summary balance sheet data as of June 30, 2019, from the Company Group’s unaudited interim financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited financial statements have been prepared on the same basis as the Company Group’s audited financial statements as of December 31, 2018 and for the period from January 24, 2018 (date of inception) through December 31, 2018, included elsewhere in this joint proxy statement/prospectus and, in the Company Group’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. BRELF III’s historical results may not be indicative of the results that may be achieved in the future.

BRELF III Statement of Operations

	Six months ended June 30,		January 24, 2018 through December 31, 2018
	2019	2018
Investment income
Interest income	$918,240	$101,507	$549,961
Fee income	96,621	34,180	103,764
Total investment income	$1,014,861	$135,687	$653,725
Expense
Professional fees	66,131	4,062	—
Other	$16,250	—	$17,112
Total expenses	$82,381	$4,062	$17,112
Net investment income/Net income before provision for income taxes	932,480	131,625	636,613
Provision for income taxes	—	—	90,000
Net income	$932,480	$131,625	$546,613
Comparative Net Income	$932,480	$131,625	$546,613

BRELF III Balance Sheet Data

	As of June 30, 2019	As of December 31, 2018
Assets
Cash and cash equivalents	$7,447,783	$4,124,069
Mortgage notes receivable, net	13,800,445	7,539,360
Interest and fees receivable	17,981	5,248
Other receivables	43,750	—
Total assets	$21,309,959	$11,668,677
Liabilities and members’ equity
Liabilities
Accounts payable and accrued expenses	$93,801	$134,937
Dividends payable	169,899	103,097
Contributions received in advance	2,275,000	70,000
Total liabilities	$2,538,700	$308,034
Preferred units - preferred units (voting)	18,857,191	11,450,642
Common units, $0 par value, 1 unit authorized:	—	—
Accumulated deficit	(85,932)	(89,999)
Members’ equity	$18,771,259	$11,360,643
Total liabilities and members’ equity	$21,309,959	$11,668,677

BRELF IV

The following tables set forth summary financial information and operating data for BRELF IV. You should read the following summary financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations—BRELF IV,” and BRELF IV’s financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the period from February 28, 2019 (date of inception) through June 30, 2019, and the summary balance sheet data as of June 30, 2019, from the Company Group’s audited financial statements included elsewhere in this joint proxy statement/prospectus.

BRELF IV Statement of Operations

February 28, 2019 through June 30, 2019
Investment income
Interest income	$22,676
Fee income	12,594
Total revenue	$35,270
Expense
Other	186
Total expenses	$186
Net income	$35,084

BRELF IV Balance Sheet Data

As of June 30, 2019
Assets
Cash and cash equivalents	$803,290
Mortgage notes receivable, net	1,744,857
Interest and fees receivable	546
Total assets	$2,548,693
Liabilities and members’ equity
Accounts payable and accrued expenses	$1,052
Dividends payable	16,360
Contributions received in advance	100,000
Total liabilities	$117,412
Preferred units—preferred units (voting)	2,429,804
Common units, $0 par value, 1 unit authorized:	—
Retained earnings	1,477
Members’ equity	$2,431,281
Total liabilities and members’ equity	$2,548,693

MgCo I

The following tables set forth summary financial information and operating data for MgCo I. You should read the following summary financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations__MgCo I,” and MgCo I’s financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the years ended December 31, 2018, 2017 and 2016, and the summary balance sheet data as of December 31, 2018 and 2017, from MgCo I’s audited financial statements included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the six months ended June 30, 2019 and 2018, and the summary balance sheet data as of June 30, 2019, from the Company Group’s unaudited interim financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited interim financial statements have been prepared on the same basis as MgCo I’s consolidated financial statements included elsewhere in this joint proxy statement/prospectus and, in the Company Group’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. MgCo I’s historical results may not be indicative of the results that may be achieved in the future.

MgCo I Statement of Operations

	Six months Ended June 30,		For the Years Ended December 31,
	2019	2018	2018	2017	2016
Revenue
Loan fees	$7,351,578	$5,585,585	$14,719,416	$9,680,238	$7,365,831
Distributions from PBRELF I	2,162,258	1,492,536	3,454,135	2,145,457	1,865,560
Total revenue	$9,513,836	$7,078,121	$18,173,551	$11,825,695	$9,231,391
Expenses
Compensation	1,220,281	781,235	1,645,025	1,101,429	1,055,188
Commissions to Broadmark Capital LLC	1,374,303	1,000,027	2,213,306	1,260,854	1,019,100
G&A expense	265,961	256,492	379,030	732,027	445,049
Excise tax	128,294	106,464	287,760	169,293	130,976
Legal, audit, insurance	448,006	285,932	504,188	297,731	171,907
Depreciation expense	34,308	40,000	96,000	48,000	43,958
Inspection fees	140,236	107,186	206,272	115,913	107,080
Other	4,063	—	—	—	—
Total expenses	$3,615,452	$2,577,336	$5,331,581	$3,725,247	$2,973,258
Net income	$5,898,384	$4,500,785	$12,841,970	$8,100,448	$6,258,133

MgCo I Balance Sheet

	As of June 30, 2019	As of December 31,
		2018	2017
Assets
Current assets
Cash	$1,220,748	$101,634	$97,041
Fees receivable from escrow	190,400	226,524	287,988
Due from related parties	1,849,799	945,990	449,537
Other assets	34,006	—	—
	$3,294,953	$1,274,145	$834,566
Noncurrent assets
Fixed assets, net of depreciation	224,614	192,262	27,944
Organization costs	6,293	6,817	7,866
	$230,907	$199,079	$35,810
Total assets	$3,525,860	$1,473,224	$870,376

	As of June 30, 2019	As of December 31,
		2018	2017
Liabilities and members’ equity
Liabilities
Accrued expenses	314,465	154,110	422,679
Total liabilities	$314,465	$154,110	$422,679
Class A units	200	200	200
Class P units	—	—	—
Additional paid in capital	993,614	259,450	—
Retained earnings	2,217,581	1,059,464	447,497
Members’ equity	$3,211,395	$1,319,114	$447,697
Total liabilities and members’ equity	$3,525,860	$1,473,224	$870,376

MgCo II

The following tables set forth summary financial information and operating data for MgCo II. You should read the following summary financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations__MgCo II,” and MgCo II’s financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the years ended December 31, 2018, 2017 and 2016, and the summary balance sheet data as of December 31, 2018 and 2017, from MgCo II’s audited financial statements included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the six months ended June 30, 2019 and 2018, and the summary balance sheet data as of June 30, 2019, from the Company Group’s unaudited interim financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited interim financial statements have been prepared on the same basis as MgCo II’s audited financial statements included elsewhere in this joint proxy statement/prospectus and, in the Company Group’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. MgCo II’s historical results may not be indicative of the results that may be achieved in the future.

MgCo II Statement of Operations

	Six months Ended June 30,		For the Years Ended December 31,
	2019	2018	2018	2017	2016
Revenue
Loan fees	$10,035,131	$6,304,331	$14,854,833	$6,727,010	$2,546,701
Distributions from BRELF II	2,544,565	1,177,729	3,102,070	1,267,418	586,283
Total revenue	$12,579,696	$7,482,060	$17,956,903	$7,994,428	$3,132,984
Expenses
Compensation	1,639,420	631,000	1,850,464	695,381	335,897
Commissions to Broadmark Capital LLC	1,622,242	787,877	2,299,528	1,060,441	443,969
G&A expense	797,751	471,343	1,254,994	441,089	238,796
Legal, audit, insurance	348,800	52,060	97,499	67,680	26,874
Inspection fees	53,523	55,357	117,780	66,103	39,100
Total expenses	$4,461,736	$1,997,637	$5,620,265	$2,330,694	$1,084,636
Net income	$8,117,960	$5,484,423	$12,336,638	$5,663,734	$2,048,348

MgCo II Balance Sheet

	As of June 30, 2019	As of December 31,
		2018	2017
Assets
Current assets
Cash	$2,612,870	$1,114,173	$819,611
Fees receivable from escrow	131,430	780,909	205,594
Due from related parties	1,105,103	—	—
Other assets	82,494	127,664	41,700
Total assets	$3,931,897	$2,022,746	$1,066,905
Liabilities and members’ equity
Liabilities
Accounts payable	283,946	577,477	5,499
Related party payables	544,546	416,071	885,961
Total liabilities	$828,492	$993,548	$891,460
Class A units	600	600	600
Additional paid in capital	266,264	266,264	255,170
Retained earnings	2,836,541	762,334	(80,325)
Members’ equity	$3,103,405	$1,029,198	$175,445
Total liabilities and members’ equity	$3,931,897	$2,022,746	$1,066,905

MgCo III

The following tables set forth summary financial information and operating data for MgCo III. You should read the following summary financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations__MgCo III,” and MgCo III’s financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the year ended December 31, 2018, and the summary balance sheet data as of December 31, 2018, from MgCo III’s audited financial statements included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the six months ended June 30, 2019 and 2018, and the summary balance sheet data as of June 30, 2019, from the Company Group’s unaudited interim financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited interim financial statements have been prepared on the same basis as MgCo III’s audited financial statements included elsewhere in this joint proxy statement/prospectus and, in the Company Group’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. MgCo III’s historical results may not be indicative of the results that may be achieved in the future.

MgCo III Statement of Operations

	Six months Ended June 30,		For the Year Ended December 31,
	2019	2018	2018
Revenue
Loan fees	$413,119	$138,268	$428,481
Distributions from BRELF III	95,521	11,286	60,290
Total revenue	$508,640	$149,554	$488,771
Expenses
Compensation	227,052	202,771	449,918
Commissions to Broadmark Capital LLC	77,857	45,713	119,506
G&A expense	85,332	36,460	119,543
Legal, audit, insurance	81,562	30,684	65,976
Inspection fees	22,250	1,450	14,955
Total expenses	$494,053	$317,078	$769,898
Net income (loss)	$14,587	$(167,524)	$(281,127)

MgCo III Balance Sheet

	As of June 30, 2019	As of December 31, 2018
Assets
Current assets
Cash	$20,846	$69,247
Due from related parties	42,133	22,952
Other assets	3,102	635
Total assets	$66,081	$92,834
Liabilities and members’ equity
Liabilities
Payroll liabilities	1,419	1,419
Accounts payable	4,684	9,323
Related party payables	29,699	187,371
Total liabilities	$35,802	$198,113
Class A units	200	200
Additional paid in capital	362,914	241,943
Accumulated deficit	(332,835)	(347,422)
Members’ equity (deficit)	$30,279	$(105,279)
Total liabilities and members’ equity	$66,081	$92,834

MgCo IV

The following tables set forth summary financial information and operating data for MgCo IV. You should read the following summary financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations__MgCo IV,” and MgCo IV’s financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the summary statements of operations data and other financial data for the period from January 1, 2019 (date of inception) through June 30, 2019, and the summary balance sheet data as of June 30, 2019, from the Company Group’s audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. MgCo IV’s historical results may not be indicative of the results that may be achieved in the future.

MgCo IV Statement of Operations

Six months Ended June 30, 2019
Revenue
Loan fees	$50,375
Distributions from BRELF IV	2,617
Total revenue	$52,992
Expenses
Compensation	247,053
Commissions to Broadmark Capital LLC	24,250
Legal, audit, insurance	75,545
G&A expense	6,910
Total expenses	$353,758
Net loss	$(300,766)

MgCo IV Balance Sheet

As of June 30, 2019
Assets
Current assets
Cash	$9,682
Due from related party	1,052
Other assets	3,243
Total assets	$13,977
Liabilities and members’ equity
Liabilities
Accounts payable	2,839
Related party payables	128,629
Total liabilities	$131,468
Class A units	200
Additional paid in capital	183,075
Accumulated deficit	(300,766)
Members’ deficit	$(117,491)
Total liabilities and members’ equity	$13,977

Summary Pro Forma Financial Information

The summary unaudited pro forma condensed combined financial information for the six months ended June 30, 2019 and for the year ended December 31, 2018 are based on the historical financial statements of Trinity and the Company Group after eliminating any inter-company/inter-fund activity of the Company Group (Pro Forma Companies and Management Companies) and giving pro forma effect to the transactions described in the Merger Agreement (Pro Forma Broadmark Realty) as if they had been completed on January 1, 2018. The summary unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement under “Selected Unaudited Condensed Combined Pro Forma Financial Information.”

The summary unaudited pro forma condensed combined financial information is presented for informational purposes only. The summary unaudited pro forma condensed combined financial information does not purport to represent what the combined company’s results of operations or financial condition would have been had the transactions in the Merger Agreement actually occurred on the dates indicated, and does not purport to project the combined company’s results of operations or financial condition for any future period or as of any future date. The summary unaudited pro forma condensed combined financial information does not reflect any cost savings that may be realized as a result of the transactions in the Transaction Agreement or any potential changes in compensation plans. Additionally, the unaudited pro forma adjustments made in the unaudited pro forma condensed combined financial information, which are described in the notes thereto, are preliminary and may be revised.

	Pro Forma Assuming No Trinity Redemption	Pro Forma Assuming $125 million Trinity Redemption(1)	Pro Forma Assuming No Trinity Redemption	Pro Forma Assuming $125 million Trinity Redemption(2)
($ in thousands)	Six months ended June 30, 2019		Year Ended December 31, 2018
Condensed Combined Statement of Operations Data:
Total revenue	$70,617	$70,617	$100,380	$100,380
Total expenses	$10,704	$10,704	$12,400	$12,400
Net income	$59,913	$59,913	$87,980	$87,980
Shares of common stock outstanding	127,322	115,301	104,132	92,006
Net income per share	$0.47	$0.52	$0.84	$0.96
	Pro Forma Assuming No Trinity Redemption	Pro Forma Assuming $125m Trinity Redemption
($ in thousands)	As of June 30, 2019
Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$407,989	$282,989
Mortgage notes receivable, net	$721,995	$721,995
Total assets	$1,305,082	$1,180,082
Total debt	—	—
Total liabilities	$50,135	$50,135
Total stockholders’/members’ equity	$1,254,947	$1,129,947
Total liabilities and stockholders’/members’ equity	$1,305,082	$1,180,082
(1)	This scenario assumes that Trinity public stockholders exercise their redemption rights with respect to a maximum of $125 million of public shares, which represents 12.0 million shares of Trinity Class A common stock (based upon an assumed share price of $10.40, which reflects the per-share value of the funds held in the Trust Account as of June 30, 2019). The maximum redemption is derived from the $100 million minimum amount of Cash Proceeds (as defined in the Merger Agreement).
(2)	This scenario assumes that Trinity public stockholders exercise their redemption rights with respect to a maximum of $125 million of public shares, which represents 12.1 million shares of Trinity Class A common stock (based upon an assumed share price of $10.31, which reflects the per-share value of the funds held in the Trust Account as of December 31, 2018). The maximum redemption is derived from the $100 million minimum amount of Cash Proceeds (as defined in the Merger Agreement).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect each of Broadmark Realty’s and each of the Company Groups’ current views with respect to, among other things, capital resources, portfolio performance and results of operations. Likewise, each of Broadmark Realty’s and the Company Group’s entities’ consolidated financial statements and all of Broadmark Realty’s and the Company Group’s statements regarding anticipated growth in its operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this joint proxy statement/prospectus are based on each of Broadmark Realty’s and the Company Group’s current expectations and beliefs concerning future developments and their potential effects on Broadmark Realty and the Company Group. There can be no assurance that future developments affecting Broadmark Realty will be those that it has anticipated. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause any of Broadmark Realty’s or the Company Group’s actual results to differ include:

•	possible delays in closing the Business Combination, whether due to the inability to obtain Trinity stockholder, warrant holder or regulatory approval, the failure of any of the Company Group to obtain member approval of the Business Combination or failure to satisfy any of the other conditions to closing the Business Combination, as set forth in the Merger Agreement;
•	any waivers of the conditions to closing the Business Combination as may be permitted in the Merger Agreement;
•	general economic uncertainty and the effect of general economic conditions on the real estate and real estate capital markets in particular;
•	financing risks;
•	changes in laws or regulations or interpretations of current laws and regulations that impact Broadmark Realty business, assets or classification as a REIT;
•	Broadmark Realty’s ability to manage future growth;
•	changes in personnel and availability of qualified personnel; and
•	other risks and uncertainties indicated in this joint proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Broadmark Realty’s and the Company Group’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section of this prospectus entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Neither Broadmark Realty nor the Company Group undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before a Trinity stockholder, warrant holder or unit holder, or any Company member grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the general meeting, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this joint proxy statement/prospectus may adversely affect Trinity, the Company Group, or, following the consummation of the Business Combination, Broadmark Realty.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this joint proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Trinity Special Meeting and at each Company Special Meeting. Certain of the following risk factors apply to the business and operations of the Company Group and will also apply to the business and operations of Broadmark Realty following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Broadmark Realty following the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this joint proxy statement/prospectus, including matters addressed in the section entitled “About This Joint Proxy Statement/Prospectus” and “Cautionary Note Regarding Forward-Looking Statements.” The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Broadmark Realty, Trinity and the Company Group which later may prove to be incorrect or incomplete. Broadmark Realty, Trinity and the Company Group may face additional risks and uncertainties that are not presently known to such entities, or that are currently deemed immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Trinity

The Trinity Sponsor has agreed to vote in favor of the Business Combination, regardless of how Trinity’s public stockholders vote.

The Trinity Sponsor’s Founder Shares represent 20% of Trinity’s outstanding shares of common stock and have agreed to vote their Founder Shares, as well as any public shares purchased during or after the initial public offering (including in open market and privately negotiated transactions), in favor of the Business Combination. Trinity’s amended and restated certificate of incorporation provides that, if Trinity seeks stockholder approval of an initial business combination, such initial business combination will be approved if Trinity receives the affirmative vote of a majority of the shares of common stock that are voted, including the Founder Shares. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if the Trinity Sponsor agreed to vote any Trinity shares of common stock owned by them in accordance with the majority of the votes cast by Trinity’s public stockholders.

If Trinity is unable to complete a business combination by November 17, 2019, Trinity may be required to cease all operations except for the purpose of winding up and Trinity would redeem its public shares and liquidate, in which case Trinity’s public stockholders may only receive $10.20 per share, or less than such amount in certain circumstances, and Trinity’s warrants will expire worthless.

Trinity’s amended and restated certificate of incorporation provides that Trinity must complete its initial business combination within 18 months from the closing of initial public offering. If Trinity has not completed the initial business combination within such time period, unless Trinity seeks and recives approval from its stockholders for an amendment to its amended and restated certificate of incorporation extending the November 17, 2019 to a later date, Trinity will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to Trinity to pay Trinity’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Trinity’s remaining stockholders and Trinity’s board of directors, dissolve and liquidate, subject in each case to Trinity’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, Trinity’s public stockholders may only receive $10.20 per share and Trinity’s warrants will expire worthless. In certain circumstances, Trinity’s public stockholders may receive less than $10.20 per share on the redemption of their shares.

Trinity has not obtained an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you do not have assurance from an independent source that the terms of the Business Combination or the price Trinity is paying for the business are fair to Trinity from a financial point of view.

Trinity has not obtained an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, or “FINRA,” or from an independent accounting firm that the price Trinity is paying is fair to Trinity and its stockholders from a financial point of view. In analyzing the Business Combination, Trinity’s board of directors and Trinity’s management conducted due diligence on the Company Group and the industry in which the Company Group operates, including through the review of financial and other information provided by the Company Group in the course of Trinity’s due diligence investigations. Based on such due diligence, Trinity’s board of directors believes that the Business Combination with the Company Group is in the best interests of Trinity and its stockholders and presents an opportunity to increase stockholder value. For more information related to the criteria and justifications of Trinity’s board of directors for making its determination, see “The Business Combination—Trinity’s Board of Directors’ Reasons for the Approval of the Business Combination.” For more information, generally, about the decision-making process of Trinity’s board of directors and management, see “The Business Combination.”

Accordingly, Trinity’s stockholders will be relying solely on the business judgment of Trinity’s board of directors regarding the Company Group’s value and the benefits of the Business Combination. There is no assurance that Trinity’s board of directors properly valued the Company Group’s business and the Business Combination. For more information about the qualifications of the Trinity board of directors and its executive officers, please see “Information about Trinity—Directors and Executive Officers”.

The lack of an independent third-party fairness opinion may also lead to an increased number of stockholders voting against the Business Combination or demand redemption of their shares, which could potentially impact Trinity’s ability to consummate the Business Combination. For more information about Trinity’s decision-making process, see “The Business Combination—Trinity’s Board of Director’s Reasons for the Approval of the Business Combination”.

Since the Trinity Sponsor, officers and directors will lose their entire investment in Trinity if the Business Combination is not completed, a conflict of interest may arise in determining whether the Company Group is appropriate for Trinity’s initial business combination.

On January 26, 2018, the Trinity Sponsor purchased an aggregate of 8,625,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares after the initial public offering . The Founder Shares will be worthless if Trinity does not complete the Business Combination. In addition, the Trinity Sponsor also purchased 12,350,000 private placement warrants, each exercisable for one share of Trinity’s Class A common stock at $11.50 per share, for $12,350,000, or $1.00 per warrant, that will also be worthless if Trinity does not complete the Business Combination. The Trinity Sponsor has also made a $1.0 million working capital loan to Trinity. Holders of Founder Shares have agreed (i) to vote any shares owned by them in favor of the Business Combination and (ii) not to redeem any Founder Shares in connection with the stockholder vote to approve the Business Combination. The personal and financial interests of the Trinity Sponsor, affiliates of the Trinity Sponsor, and Trinity’s officers and directors may influence their motivation in completing the Business Combination.

Subsequent to the completion of the Business Combination, Broadmark Realty may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Broadmark Realty’s financial condition, results of operations and Broadmark Realty’s stock price, which could cause you to lose some or all of your investment.

Although Trinity has conducted due diligence on the Company Group, Trinity cannot assure you that this diligence will have surfaced all material issues that may be present inside the Company Group’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Company Group’s business and outside of Trinity’s control will not later arise. As a result of these factors, Broadmark Realty may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. In addition, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Trinity’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Broadmark Realty’s liquidity, the fact that Broadmark Realty may report charges of this nature could contribute to negative market perceptions about Broadmark Realty or its securities. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Trinity’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws for an actionable material misstatement or omission.

Risks Related to the Company Group

The board of directors and the Management Companies have financial and personal interests that may result in a conflict of interest of the part of such parties in recommending that members of the Companies vote for the proposals.

When considering the recommendation of the board of directors and the Management Company of each Company to vote in favor of the Company Group Proposals, members of the Companies should be aware that the directors of the Companies and the executives and equity owners of the Management Companies have interests in the Business Combination that are different from or in addition to (or which may conflict with members’ interests). These interests include shares of Broadmark Realty common stock and a cash payment that they will receive upon completion of the Business Combination, continued employment with Broadmark Realty and continuing indemnification by Broadmark Realty and coverage under directors’ and officers’ liability insurance. For additional information regarding these interests, see “The Business Combination—Interests of Directors, Managers and Executives of the Company Group.”

As a result of the applicable voting standard under the WLLCA, it is possible that the Business Combination may be approved with respect to a Company, notwithstanding that holders of a majority of the outstanding units did not vote in favor of the transaction.

Pursuant to the WLLCA, the vote required to approve the Business Combination with respect to each of the Companies is a majority of the members of a particular Company as of the record date, rather than members holding units representing the majority of units outstanding on the record date. Accordingly, it is possible that the Business Combination may be approved by a Company, notwithstanding the fact that holders of a majority of outstanding units did not vote in favor of the transaction.

Following the Business Combination, the price that a member may sell their shares of Broadmark Realty common stock may be below the Reference Price, which is the price utilized to determine the number of shares of Broadmark Realty common stock received in the Business Combination.

Following completion of the Business Combination, shares of Broadmark Realty common stock are expected to trade on the NYSE, subject to NYSE’s approval of the listing application to be submitted by Broadmark Realty. It is anticipated that trading on a public stock exchange will give former members of the Companies significantly increased liquidity for the shares of Broadmark Realty common stock received in the Business Combination than members had for their units. However, similar to other shares of common stock listed on the NYSE, the value of the shares of Broadmark Realty common stock will fluctuate, and could trade at prices above or below the Reference Price, which was the price utilized to determine the number of shares that members of the Companies would receive in the Business Combination. To the extent that shares of Broadmark Realty common stock trade at prices below the Reference Price, former Company members may be unable to sell their shares of Broadmark Realty common stock without experiencing a loss in their investment.

Risks Related to the Company Group’s Business

The Company Group’s loan origination activities, revenues and profits are limited by available funds. If the Company Group does not increase its working capital, it will not be able to grow its business.

As a real estate finance company, the Company Group’s revenue and net income is limited to interest and fees received or accrued on its loan portfolio. The Company Group’s ability to originate real estate loans is limited by the funds at its disposal. At June 30, 2019, the Company Group had 184.5 million in cash and cash equivalents (as labeled in the unaudited interim financial statements) on a combined basis and $308 million of unfunded loan commitments. The Company Group intends to use the proceeds from the repayment of outstanding loans and additional equity capital, raised publicly and privately, to originate real estate loans. The Company Group cannot assure you that such funds will be available in sufficient amounts to enable the Company Group to expand its business.

The Company Group’s inability to manage future growth effectively could have an adverse impact on its financial condition and results of operations.

The Company Group’s ability to implement its business strategy and grow its business depends upon its ability to identify and originate additional mortgage loans that meet its underwriting criteria, which may include making loans in additional geographic areas where it has little experience and understanding of the market. Additionally, the Company Group may not be able to hire and train sufficient personnel or develop management, information and operating systems suitable for its growth. Any failure to effectively manage the Company Group’s future growth could have a material adverse effect on its business, financial condition, results of operations and its ability to make distributions to its equity holders.

In the future, the Company Group may modify its underwriting standards and methods of obtaining financing to make mortgage loans without stockholder approval, which may increase the level of risk in an investment in the Company Group.

While the Company Group has no current intention of modifying the historical loan initiation standards in any material manner following completion of the Business Combination, it may do so in the future if it believes it would be favorable to the Company Group’s business. For example, the criteria necessary for a borrower to qualify for a loan may be made less stringent, which could result in an increased amount of loan defaults. The Company Group may also determine in the future to issue preferred stock or incur indebtedness to increase its loan portfolio or for other working capital purposes. Any of such actions may be taken without shareholder approval. Issuing preferred stock or incurring indebtedness may reduce the amount of capital that will be available for distribution to shareholders and the amount available to make new loans, if the funds are necessary to make required payments under such instruments. Any such changes could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

The Company Group depends on its management team based upon their long standing business relationships, the loss of any of whom could threaten its ability to operate its business successfully.

The Company Group’s future success depends, to a significant extent, upon the continued services of its management team. In particular, the mortgage lending experience of Joseph Schocken, Jeffrey Pyatt and Adam Fountain and the extent and nature of relationships they have developed with developers and owners of residential and commercial properties are critical to the Company Group’s success. The Company Group cannot assure their continued employment. The loss of services of one or more members of the Company Group’s management team could have a material adverse effect on the Company Group’s business, financial condition, results of operations and prospects.

The Company Group may not be able to hire and retain qualified loan originators or grow and maintain its relationships with key loan brokers, and if it is unable to do so, its ability to implement its business and growth strategies could be limited.

The Company Group depends on its loan originators to generate borrower clients by, among other things, developing relationships with commercial property owners, real estate agents and brokers, developers and others, which it believes leads to repeat and referral business. Accordingly, the Company Group must be able to attract, motivate and retain skilled loan originators. The market for loan originators is highly competitive and may lead to increased costs to hire and retain them. The Company Group cannot guarantee that it will be able to attract or retain qualified loan originators. If it cannot attract, motivate or retain a sufficient number of skilled loan originators, at a reasonable cost or at all, its business could be materially and adversely affected. The Company Group also depends on its network of loan brokers, who generate a significant portion of its loan originations. While the Company Group strives to cultivate long-standing relationships that generate repeat business for it, brokers are free to transact business with other lenders and have done so in the past and will do so in the future. The Company Group’s competitors also have relationships with some of its brokers and actively compete with it in bidding on loans shopped by these brokers. The Company Group also cannot guarantee that it will be able to maintain or develop new relationships with additional brokers.

The Company Group may not be able to obtain or maintain required licenses and authorizations to conduct its business and may fail to comply with various state and federal laws and regulations applicable to its business.

In general, lending is a highly regulated industry in the United States and the Company Group is required to comply with, among other statutes and regulations, certain provisions of the Equal Credit Opportunity Act that are applicable to commercial loans, the USA Patriot Act, regulations promulgated by the Office of Foreign Asset Control, and U.S. federal and state securities laws and regulations. In addition, certain states have adopted laws or regulations that may, among other requirements, require licensing of lenders and financiers, prescribe disclosures of certain contractual terms, impose limitations on interest rates and other charges, and limit or prohibit certain collection practices and creditor remedies. Among the states that the Company Group make loans in, it is currently subject to licensing requirements in Oregon and Idaho.

There is no guarantee that the Company Group will be able to obtain, maintain or renew any required licenses or authorizations to conduct its business or that it would not experience significant delays in obtaining these licenses and authorizations. As a result, the Company Group could be delayed in conducting certain business if it were first required to obtain certain licenses or authorizations or if renewals thereof were delayed. Furthermore, once licenses are issued and authorizations are obtained, the Company Group is required to comply with various information reporting and other regulatory requirements to maintain those licenses and authorizations, and there is no assurance that the Company Group will be able to satisfy those requirements or other regulatory requirements applicable to its business on an ongoing basis, which may restrict its business and could expose it to penalties or other claims.

Any failure of the Company Group to obtain, maintain or renew required licenses and authorizations or its failure to comply with regulatory requirements that are applicable to its business could result in material fines and disruption to the business of the Company Group and could have a material adverse effect on its business, financial condition, operating results and its ability to make distributions to its equity holders.

The accuracy of the Company Group’s financial statements may be materially affected if its estimates, including loan loss reserves, prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States, or “GAAP,” require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to assessing the adequacy of the allowance for loan losses, and assessing impairments on real estate held for use or held for sale. These estimates, judgments and assumptions are inherently uncertain, especially in turbulent economic times, and, if they prove to be wrong, then the Company Group faces the risk that charges to income will be required, which could have a material adverse effect on its business, financial condition, results of operations and its ability to make distributions to its equity holders.

The Company Group will incur significantly increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance efforts.

The Company Group will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Act and the Sarbanes-Oxley Act, as well as related rules implemented by the SEC, have required changes in corporate governance practices of public companies. The Company Group expects that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act, will substantially increase its expenses, including its legal and accounting costs, and make some activities more time-consuming and costly. The Company Group also expects these laws, rules and regulations to make it more expensive for it to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for it to attract and retain qualified persons to serve on the board of directors or as officers of any of the Company Group entities. Although the JOBS Act may, for a limited period of time, somewhat lessen the cost of complying with these additional regulatory and other requirements, the Company Group nonetheless expects a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact the Company Group results of operations and financial condition.

The Company Group may be subject to “lender liability” litigation.

A number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. The Company Group cannot assure you that such claims will not arise or that it will not be subject to significant liability if a claim of this type were to arise.

Litigation may adversely affect the Company Group’s business, financial condition and results of operations.

The Company Group is, from time to time, subject to legal proceedings and regulatory requirements applicable to its business and industry. Litigation can be lengthy, expensive and disruptive to its operations and results cannot be predicted with certainty. There may also be adverse publicity associated with litigation, regardless of whether the allegations are valid or whether the Company Group is ultimately found not liable. As a result, litigation could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

There can be no assurance that the Company Group’s corporate insurance policies will mitigate all insurable losses, costs or damages to its business.

Based on the Company Group’s history and type of business, it believes that it maintains adequate insurance coverage to cover probable and reasonably estimable liabilities should they arise. However, there can be no assurance that these estimates will prove to be sufficient, nor can there be any assurance that the ultimate outcome of any claim or event will not have a material adverse effect on its business, financial condition, results of operations and ability to make distributions to its equity holders.

Security breaches and other disruptions could compromise the Company Group’s information and expose it to liability, which would cause its business and reputation to suffer.

In the ordinary course of its business, the Company Group may acquire and store sensitive data on its network, such as its proprietary business information and personally identifiable information of its prospective and current borrowers. The secure processing and maintenance of this information is critical to the Company Group’s business strategy. Despite its security measures, the Company Group’s information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise its networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to its operations and the services that the Company Group provides to customers or damage its reputation, which could adversely affect its business, financial condition and operating results and its ability to make distributions to its equity holders.

There can be no guarantee that Broadmark Realty will continue to make distributions or generate yields comparable to the Company Group’s historical levels.

The past distributions and yields of the Company Group are no guarantee of the future performance of Broadmark Realty. Broadmark Realty’s distributions of fee based income are not guaranteed, and will be paid only to the extent earned by Broadmark Realty. Multiple factors could adversely impact Broadmark Realty’s ability to generate income and pay dividends, such as those set forth under “—Market Risks Related to Real Estate Loans,” and “—Risks Related to the Company Group’s Loan Portfolio.” The timing and amount of dividends will be determined by Broadmark Realty’s Board of Directors. There is no guarantee that Broadmark Realty will achieve results that will allow it to pay a specified level of cash dividends or increase the level of such dividends in the future. See “Price Range of Securities and Dividends—Broadmark Realty—Dividend Policy.”

Market Risks Related to Real Estate Loans

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could impair the Company Group’s loans and harm its operations.

A prolonged economic slowdown, a recession or declining real estate values could impair the performance of the Company Group’s loans and harm its financial condition and results of operations, and limit its ability to raise capital. As a result, the Company Group believes the risks associated with its business will be more severe during periods of economic slowdown or recession because these periods are likely to be accompanied by declining real estate values. Declining real estate values are likely to have one or more of the following adverse consequences:

•	reduce the level of new mortgage loan originations since borrowers often use appreciation in the value of their existing properties to support the purchase or investment in additional properties;
•	make it more difficult for existing borrowers to remain current on their payment obligations; and

•	significantly increase the likelihood that the Company Group will incur losses on its loans in the event of default because the value of collateral may be insufficient to cover the Company Group’s cost on the loan.

Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both the Company Group’s interest income from loans in its portfolio as well as its ability to originate new loans, which could adversely affect its business, financial condition and operating results and its ability to make distributions to its equity holders.

An increase in interest rates could adversely affect the Company Group’s ability to generate income and pay dividends.

Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. The rising cost of borrowing may cause reduced demand for real estate, possibly resulting in declining real estate values. Declining real estate values significantly increase the likelihood that the Company Group will incur losses on its loans in the event of default. In addition, rising interest rates may also cause loans that the Company Group originated prior to an interest rate increase to provide yields that are below prevailing market interest rates. These factors could adversely affect the Company Group’s business, financial condition, results of operations and ability to make distributions to its equity holders.

The Company Group operates in a highly competitive market and competition could have a material adverse effect on the Company Group’s business, financial condition and results of operations.

The Company Group operates in a highly competitive market and it believes these conditions will persist for the foreseeable future as the financial services industry continues to consolidate, producing larger, better capitalized and more geographically diverse companies with broad product and service offerings. As a result, the Company Group’s profitability depends, in large part, on its ability to compete effectively.

The Company Group’s existing and potential future competitors include “hard money” lenders, mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage banks, credit unions, insurance companies, mutual funds, pension funds, private equity funds, hedge funds, institutional investors, investment banking firms, non-bank financial institutions, governmental bodies, family offices and high net worth individuals. The Company Group may also compete with companies that partner with and/or receive financing from the U.S. government. Many of its competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than it does. In addition, larger and more established competitors may enjoy significant competitive advantages, including enhanced operating efficiencies, more extensive referral networks, greater and more favorable access to investment capital and more desirable lending opportunities. Several of these competitors, including mortgage REITs, have recently raised or are expected to raise, significant amounts of capital, which enables them to make larger loans or a greater number of loans. Some competitors may also have a lower cost of funds and access to funding sources that may not be available to the Company Group, such as funding from various governmental agencies or under various governmental programs for which the Company Group is not eligible. In addition, some of its competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of possible loan transactions or to offer more favorable financing terms than the Company Group could. For example, the Company Group may find that the pool of potential qualified borrowers available to it is limited. Finally, as a REIT and because the Company Group operates in a manner intended to be exempt from the requirements of the Investment Company Act of 1940, as amended, the Company Group may face further restrictions to which some of its competitors may not be subject. The Company Group cannot assure you that the competitive pressures it faces will not have a material adverse effect on its business, financial condition, results of operations and its ability to make distributions to its equity holders. As a result of these competitive factors, the Company Group may not in the future be able to originate and fund mortgage loans on favorable terms, which could have a material adverse effect on its business, financial condition, results of operations and its ability to make distributions to its equity holders.

Prepayment rates are difficult to predict and may result in losses to the value of the Company Group’s assets.

The frequency at which prepayments (including both voluntary prepayments by the borrowers and liquidations due to defaults and foreclosures) occur on the Company Group’s mortgage loans is difficult to predict and is affected by a variety of factors, including the prevailing level of interest rates, economic, demographic, tax, social, legal, legislative and other factors. To the extent that faster prepayment rates occur, the principal payments received from prepayments may be reinvested in lower-yielding mortgage loans, which may reduce the Company Group’s income in the long run. Therefore, if actual prepayment rates differ from anticipated prepayment rates, then there could be an adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

Terrorist attacks and other acts of violence or war may affect the real estate industry generally and the Company Group’s business, financial condition and results of operations.

The Company Group cannot predict the severity of the effect that potential future terrorist attacks could have on it. Any future terrorist attacks, the anticipation of any such attacks, the consequences of any military or other response by the United States and its allies, and other armed conflicts could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. The Company Group may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact its performance. A prolonged economic slowdown, a recession or declining real estate values could impair the performance of its assets and harm its financial condition and results of operations, increase its funding costs and limit its ability to raise capital. The economic impact of such events could also adversely affect the credit quality of some of the Company Group’s loans and the property underlying its securities. Losses resulting from these types of events may not be fully insurable.

Risks Related to the Company Group’s Loan Portfolio

The Company Group may be adversely affected by the economies and other conditions of the markets in which it operates, and in particular, that of certain states in which it has a high concentration of loans.

The geographic distribution of the Company Group’s loan portfolio exposes the Company Group to risks associated with the real estate and commercial lending industry in general to a greater extent within the states and regions in which it has concentrated its loans. These risks include, without limitation:

•	declining real estate values;
•	overbuilding;
•	extended vacancies of properties;
•	increases in operating expenses such as property taxes and energy costs;
•	changes in zoning laws;
•	rising unemployment rates;
•	occurance of environmental events;
•	rising casualty or condemnation losses; and
•	uninsured damages from floods, hurricanes, earthquakes or other natural disasters.

At June 30, 2019, the Company Group’s mortgage loans were most concentrated in the following five states ($ in millions):

State	Face Amount of Mortgage Loans	Top Five States as a Percent of Total Portfolio
Washington	$351.3	32.6%
Colorado	233.3	21.7%
Utah	261.3	24.3%
Texas	100.5	9.3%
Oregon	73.2	6.8%
Total top five states	$1,019.6	94.6%

While the Company Group has recently entered into additional markets, it remains particularly subject to the general economic and market conditions in the above five states. The occurrence of any one or more of the above enumerated conditions in such states could cause a decline in the value of properties securing the Company Group’s which would reduce the value of the collateral and the potential proceeds available to borrowers to repay their loans.

In the event that the Company Group should foreclose on a property, it may be unable to sell it at a value that would allow it to recoup the proceeds of the loan. Any such events that would increase volatility of values of residential and commercial properties could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

Additionally, other neighboring states may become more attractive for investors, developers, builders and other commercial borrowers based on favorable costs and other conditions to construct or improve or renovate real estate properties. Changes in other markets may result in increased development and demand for loans in those markets and result in a corresponding decrease in development and demand for loans in the markets in which the Company Group concentrates its loan activity. Any adverse economic or real estate developments or any adverse changes in the local business climate in any such states could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

Borrowers that incur mortgage loans from the Company Group may not qualify for conventional bank financing or would be regarded as higher risk borrowers, and on such basis, may be more likely to default on repayment of their loans.

Borrowers who are obligated under the mortgages that the Company Group issues are sometimes persons who do not qualify for conventional bank financing or who could be regarded to be higher risk borrowers. Consequently, conventional mortgage banking philosophy dictates that these borrowers are more likely to default on the repayment of their obligations. In the event of any default under a mortgage loan issued by the Company Group, it will bear a risk of loss to the extent of any deficiency between the value of the collateral and the outstanding principal and accrued interest of the mortgage loan, and any such losses could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

In addition, the Company Group extends mortgage loans to borrowers who are not organized as single purpose entities. A single purpose entity structure can allow a lender to better isolate the borrower and its assets from consolidation into a bankruptcy case filed on behalf of its affiliates. Because the Company Group extends mortgage loans to borrowers not organized as special purpose entities, there could be an increased risk that the Company Group may not be able to maintain its security interest in the mortgage collateral, thereby decreasing recovery in the event of a default in a mortgage loan.

Short-term loans may involve a greater risk of loss than traditional mortgage loans.

Borrowers usually use the proceeds of a long-term mortgage loan or sale to repay a short-term loan. Typically, the Company Group issues initial mortgage loans with a 3-18 month term, and at June 30, 2019, the Company Group’s weighted average initial term for its loans was approximately 10.1 months. The Company Group may therefore depend on a borrower’s ability to obtain permanent financing or sell the property to repay the Company Group’s loan, which could depend on market conditions and other factors. In a period of rising interest rates, it may be more difficult for borrowers to obtain long-term financing, which increases the risk of non-payment. Short-term loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of a default, the Company Group bears the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the interim loan. To the extent the Company Group suffers any such losses with respect to its mortgage loans, such losses could result in a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

The short duration of the Company Group’s loans exposes it to the risk that it may not be able to identify attractive lending opportunities as loans mature.

The Company Group typically makes loans with an initial term of 3 to 18 months. While in some cases, loans may be renewed or extended for additional periods, loans in the Company Group’s portfolio remain subject to short terms. As loans mature, the Company Group must identify lending opportunities to redeploy its capital. The ability to identify attractive lending opportunities may be inhibited by changes in interest rates, adverse developments in the global economy and in regional markets in which the Company Group concentrates its loans, as well as other market risks related to real estate loans. The Company Group’s inability to identify attractive lending opportunities as loans mature could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

The Company Group makes construction loans, which are subject to additional risks as compared to loans secured by existing structures or land.

As of June 30, 2019, approximately 210 of the loans in the Company Group’s consolidated loan portfolio (representing approximately 87.8% of its aggregate outstanding loans) were construction loans. Construction loans are subject to additional risks that may not be applicable to loans secured by existing structures and land. Construction budgets may be unrealistic or unforeseen variables may arise, prolonging the development and increasing the costs of the construction project, which may delay the borrower’s ability to sell or rent the finished property, which would be the source of funds for repayment of the loan. While the Company Group believes it has reasonable procedures in place to manage construction funding loans, there can be no certainty that it will not suffer losses on construction loans. In addition, if a builder fails to complete a project, the Company Group may be required to complete the project. Any such default could result in a substantial increase in costs in excess of the original budget and delays in completion of the project.

Additionally, the Company Group may make construction loans without having all the funds on hand that will ultimately be required for final funding of the loan. In the event that the Company Group suffers substantial borrower defaults, overestimates the pace of repayments of loans or is unable to obtain or raise additional capital, it may be unable to fund all of its construction loan commitments. In the event that the Company Group suffers substantial borrower defaults, or is unable to obtain raise additional capital, it may be unable to fund a performing construction loan.

Any default on a construction loan by a borrower, or the Company Group’s default in funding a construction loan as called for in the loan agreement, could have a material adverse effect the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

Mortgage loans secured by residential real estate are subject to increased risk.

At June 30, 2019, approximately 80.0% of the loans in the Company Group’s consolidated loan portfolio (representing approximately 78.4% of its aggregate outstanding mortgage loans receivable) are secured by residential real property. None of these loans are guaranteed by the U.S. government or any government sponsored enterprise. Therefore, the value of the underlying property, the creditworthiness and financial position of the borrower and the enforceability of the lien will significantly impact the value of such mortgage. In the event of a foreclosure, the Company Group may assume direct ownership of the underlying real estate. The liquidation proceeds upon sale of such real estate may not be sufficient to recover its cost basis in the loan, and any costs or delays involved in the foreclosure or liquidation process may increase losses.

Further, residential mortgage loans are also subject to “special hazard” risk (property damage caused by hazards, such as earthquakes or environmental hazards, not covered by standard property insurance policies), and to bankruptcy risk (reduction in a borrower’s mortgage debt by a bankruptcy court). In addition, claims may be assessed against the Company Group on account of its position as a mortgage holder or property owner, including assignee liability, responsibility for tax payments, environmental hazards and other liabilities. In some cases, these liabilities may be “recourse liabilities” or may otherwise lead to losses in excess of the purchase price of the related mortgage or property, which could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

Most of the Company Group’s loans include a balloon payment at maturity, which payment commonly represents the full amount due under the loan. Failure by borrowers to make the balloon payments when due could have a material adverse impact on the Company Group’s financial condition.

The Company Group’s loan payment terms customarily require a balloon payment at maturity. Given the fact that many of the properties securing the Company Group’s loans are not income producing, and most of the borrowers are entities with no assets other than the single property that is the subject of the loan, borrowers may have considerable difficulty making the balloon payment at maturity. Borrowers inability to repay loans at maturity, together with all the accrued interest thereon, could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

Many of the properties securing the Company Group’s mortgage loans are not income producing, thus increasing the risks of delinquency and foreclosure.

Most of the Company Group’s loans are secured by properties, whether residential or commercial, that are under development, construction or renovation and are not income producing. The risks of delinquency and foreclosure on these properties may be greater than similar risks associated with loans made on the security of income producing properties. In the case of income producing properties, the ability of a borrower to repay the loan typically depends primarily upon the successful operation of such property. If the net operating income of the subject property is reduced, the borrower’s ability to repay the loan, or the Company Group’s ability to receive adequate returns on its loans, may be impaired.

In the case of non-income producing properties, the expectation is that the Company Group’s loans will be repaid out of sale or refinancing proceeds. Thus, the borrower’s ability to repay the Company Group’s mortgage loans will depend, to a great extent, on the value of the property at the maturity date of the loan. In the event of any default under a mortgage loan issued by the Company Group, it will bear a risk of loss to the extent of any deficiency between the value of the collateral and the outstanding principal and accrued interest of the mortgage loan, and any such losses could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan may be an expensive and lengthy process, which could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

To the extent that the Company Group’s loan documentation or files contains defects, inaccuracies or inconsistencies, or our loan due diligence processes prove to be inadequate, the Company Group could experience decreased recoveries in the event of foreclosure and thereby potentially reduce the amount of distributions to our common stockholders.

While the Company Group endeavors to maintain accurate and complete loan documentation and loan files, from time to time, the Company Group’s loan documentation and files may contain defects, inaccuracies or inconsistencies, or information that is incorrect or out of date. To the extent this occurs, or our loan due diligence processes prove to be inadequate, there is a risk that, in the event of a default, the Company Group will not be able to enforce our rights to foreclose upon the collateral securing such defaulted loans. If this were to occur, the amount available to our common stockholders for distributions could potentially be reduced.

Liability relating to environmental matters may impact the value of properties that the Company Group may acquire or the properties underlying its loans.

Liability relating to environmental matters may decrease the value of the underlying properties securing the Company Group loans and may adversely affect the ability of a person to sell or rent such property or borrow using such property as collateral. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on, about, under or in its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The Company Group does not always conduct a Phase I environmental survey as part of its underwriting process. To the extent that an owner of an underlying property becomes liable for removal costs, testing, monitoring, remediation, bodily injury or property damage, the ability of the owner to make debt payments may be reduced, which in turn may adversely affect the value of the relevant mortgage asset related to such property. If the Company Group acquires any properties by foreclosure or otherwise, the presence of hazardous substances on a property may adversely affect the property’s value and the Company Group’s ability to sell the property. Additionally, the Company Group may incur substantial remediation costs, thereby harming its financial condition. The discovery of environmental liabilities attached to such properties could have a material adverse effect on the Company Group’s business, financial condition and results of operations and its ability to make distributions to its equity holders. Moreover, some U.S. federal, state and local laws provide that, in certain situations, a secured lender, such as the Company Group, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or previous owner caused the environmental damage. Therefore, the presence of hazardous substances on certain property could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

Declining real estate valuations could result in impairment charges, the determination of which involves a significant amount of judgment on the Company Group’s part. Any impairment charge could have a material adverse effect on us.

The Company Group reviews its loan portfolio for impairment on a quarterly and annual basis and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Indicators of impairment include, but are not limited to, a sustained significant decrease in the value of the collateral securing the loan, including the value of the real estate and other assets pledged to secure the loan as well as personal guarantees by the principals of the borrower, or a borrower’s inability to stay current with respect to its obligations under the terms of the loan. A significant amount of judgment is involved in determining the presence of an indicator of impairment. If the Company Group determines that the value of the collateral is less than the amount outstanding on the loan or the amount that may become due upon the maturity of the loan, a loss must be recognized for the difference between the fair value of the property and the carrying value of the loan. The evaluation of the market value of the underlying collateral requires a significant amount of judgment on the Company Group’s part. Any impairment charge could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

The Company Group’s due diligence may not reveal all of the risks associated with a mortgage loan or the property that will be mortgaged to secure the loan, which could lead to losses.

Despite the Company Group’s efforts to manage credit risk, there are many aspects of credit risk that it cannot control. The Company Group’s credit policies and procedures may not be successful in limiting future delinquencies, defaults, and losses, or they may not be cost effective. The Company Group’s underwriting reviews and due diligence procedures may not be effective in identifying all potential credit risks. Borrower and guarantor circumstances could change during the term of the loan. The value of the properties collateralizing or underlying the loans may decline. The frequency of default and the loss severity on loans upon default may be greater than the Company Group anticipates. If properties securing the Company Group’s mortgage loans become real estate owned as a result of foreclosure, the Company Group bears the risk of not being able to sell the property and recover its investment and of being exposed to the risks attendant to the ownership of real property.

Before approving and funding a mortgage loan, the Company Group undertakes due diligence of the borrower, its principals (if the borrower is not an individual) and the property that will be mortgaged to secure the loan. Such due diligence includes review of (i) the credit history of the borrower if an individual, and to the extent available and considered materially significant, a business entity, if applicable, (ii) the borrower and guarantor’s financial statements and tax returns, (iii) the independently appraised value of the property, (iv) legal and lien searches against the borrower, the guarantors and the property, (v) where it deems appropriate, a certificate or insurance binder of hazard insurance, (vi) a review of the documentation related to the property, including title information and (vii) other reviews and or assessments that the Company Group may deem appropriate to conduct. There can be no assurance that the Company Group will conduct any specific level of due diligence, or that, among other things, the due diligence process will uncover all relevant facts, which could result in losses on the loan in question, which, in turn, could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

Third-party diligence reports are made as of a point in time and are therefore limited in scope.

Appraisals and engineering and environmental reports, as well as a variety of other third-party reports, are generally obtained with respect to each of the mortgaged properties underlying the Company Group’s loans at or about the time of origination. Appraisals are not guarantees of present or future value. One appraiser may reach a different conclusion than the conclusion that would be reached if a different appraiser were appraising that property. Moreover, the values of the properties may fluctuate significantly after the date that appraisals are performed. In addition, any third-party report, including any engineering report, environmental report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance, remediation and capital improvement items. Any missing or incomplete information in the appraisal and engineering and environmental reports prepared by third parties may affect the Company Group’s loan underwriting, and if foreclosure on the property became necessary, could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

If casualty insurance is prohibitively expensive or unavailable for certain events, or the borrower were to allow its casualty insurance to lapse, then, in the event a casualty were to occur, the Company Group loan may not be adequately secured.

The Company Group’s policy is to require fire and/or casualty insurance on property improvements that would be sufficient, together with the value of the underlying land, to pay off all obligations, including the subject mortgage. There are certain disasters, however, for which no insurance is available or for which insurance may be deemed to be too expensive (examples would include flood and earthquake insurance). Furthermore, the Company Group has no control over the borrower’s actions or the state of the property that might reduce available coverage, call for economically prohibitive premiums, or otherwise render the subject real property uninsurable. In addition, should insurance coverage lapse due to premiums not paid by the borrower, or should a policy be cancelled for other reasons, the Company Group may not be protected unless substitute or new insurance is in force. In this event, the Company Group may be required to pay the premiums to maintain such insurance, to the extent available, which could have a material adverse effect on the Company Group’s business, financial condition, results of operations and its ability to make distributions to its equity holders.

Risks Related to Conflicts of Interest

If members of Company Group’s management engage in business activities of the types conducted by the Company Group, we may be materially adversely affected.

Certain members of management of the Company Group and their affiliates have in the past provided management services to other real estate lending companies that originate and acquire mortgages. Also, such persons have invested in second deed of trust mortgages for their own accounts or for the accounts of others, where the Company Group has made a first trust deed of mortgage, or in the equity of a borrower or the developer that owns the secured property. In connection with the Business Combination, members of managment of the Company Group and Broadmark Capital have entered into restrictive covenant agreements with non-competition provisions. If these agreements are not effective in preventing these parties from engaging in business activities that are competitive with the Company Group, it could have a material adverse effect on the Company Group’s business, financial condition, results of operations or prospects and its ability to make distributions to its equity holders.

Risks Related to Broadmark Realty’s REIT Qualification and Investment Company Exemption Following the Business Combination

Broadmark Realty has limited experience operating a REIT and it cannot assure you that its past experience will be sufficient to successfully manage its business as a REIT.

Broadmark Realty will have limited experience operating as a REIT after the Business Combination. The REIT provisions of the Code are complex, and any failure to comply with those provisions in a timely manner could prevent Broadmark Realty from qualifying as a REIT or could force Broadmark Realty to pay unexpected taxes and penalties. Failure to qualify as a REIT would subject Broadmark Realty to income taxation (including interest and possibly penalties for prior periods in which it failed to qualify as a REIT) as a regular “C” corporation, which would reduce the amount of cash that Broadmark Realty would be able to distribute to its stockholders.

Qualifying as a REIT involves highly technical and complex provisions of the Code and therefore, in certain circumstances, may be subject to uncertainty.

In order to qualify as a REIT, Broadmark Realty must satisfy a number of requirements, including requirements regarding the composition of its assets, the sources of its income and the diversity of its stock ownership. Also, Broadmark Realty generally must make distributions to its stockholders aggregating annually at least 90% of its “REIT taxable income” (determined without regard to the dividends paid deduction and excluding net capital gain). Compliance with these requirements and all other requirements for qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. Even a technical or inadvertent mistake could jeopardize Broadmark Realty’s REIT status. In addition, the determination of various factual matters and circumstances relevant to REIT qualification is not entirely within Broadmark Realty’s control and may affect its ability to qualify as a REIT.

If Broadmark Realty fails to qualify as a REIT, it will be subject to tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to its stockholders.

Broadmark Realty believes that commencing with the beginning of its taxable year ending December 31, 2019 and through the closing of the Business Combination, Broadmark Realty has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2019 and subsequent taxable years. Although Broadmark Realty has not requested and does not plan to request a ruling from the U.S. Internal Revenue Service, or the “IRS,” that it qualifies as a REIT, Broadmark Realty will receive an opinion of Gibson, Dunn & Crutcher LLP with respect to Broadmark Realty’s qualification as a REIT. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Gibson, Dunn & Crutcher LLP represents only the view of Broadmark Realty’s counsel based on Broadmark Realty’s counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by Broadmark Realty, including representations relating to the values of Broadmark Realty’s assets and the sources of Broadmark Realty’s income. The opinion will be expressed as of the date issued and will not cover subsequent periods. Gibson, Dunn & Crutcher LLP has no obligation to advise Broadmark Realty or the holders of Broadmark Realty’s securities of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Gibson, Dunn & Crutcher LLP, and Broadmark Realty’s continued qualification as a REIT will depend on its ability to meet, on an ongoing basis, various complex requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount of its distributions to its stockholders, the results of which are not monitored by Gibson, Dunn & Crutcher LLP. Broadmark Realty’s ability to satisfy the asset tests depends upon its analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination, and for which it will not obtain independent appraisals. Broadmark Realty’s compliance with the annual REIT income and quarterly asset requirements also depends upon its ability to successfully manage the composition of its income and assets on an ongoing basis.

If Broadmark Realty fails to qualify for taxation as a REIT in any taxable year, and it does not qualify for certain statutory relief provisions, Broadmark Realty would be required to pay U.S. federal income tax on its taxable income at regular corporate rates, and distributions to its stockholders would not be deductible by it in determining its taxable income. In such a case, Broadmark Realty might need to borrow money or sell assets in order to pay its taxes. Broadmark Realty’s payment of income tax would decrease its cash available for distribution to its stockholders. Furthermore, if Broadmark Realty fails to maintain its qualification as a REIT, it no longer would be required to distribute substantially all of its taxable income to its stockholders. In addition, unless Broadmark Realty were eligible for certain statutory relief provisions, it could not re-elect to qualify as a REIT until the fifth calendar year following the year in which it failed to qualify. Broadmark Realty would also fail to qualify as a REIT in the event Broadmark Realty were treated under applicable Treasury regulations as a successor to another REIT whose qualification as a REIT was previously terminated or revoked. If a Company failed to qualify as a REIT prior to the Mergers, it is possible that Broadmark Realty would be treated as a successor REIT under the forgoing rules and thus unable to qualify as a REIT.

Broadmark Realty’s ownership of and relationship with taxable REIT subsidiaries is limited, and a failure to comply with the limits would jeopardize Broadmark Realty’s REIT qualification, and Broadmark Realty’s transactions with its taxable REIT subsidiaries may result in the application of a 100% excise tax if such transactions are not conducted on arm’s-length terms.

A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries (“TRSs”). A TRS may earn income that would not be REIT-qualifying income if earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock and securities of one or more TRSs. A domestic TRS will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Broadmark Realty and Trinity will jointly elect for Trinity to be treated as a TRS as Trinity will provide certain investment management services with respect to the assets of Broadmark Realty as well as third parties. Broadmark Realty may elect for certain other of its subsidiaries to be treated as TRSs. Broadmark Realty’s TRSs will pay U.S. federal, state and local income tax on their taxable income, and their after-tax income will be available for distribution to Broadmark Realty but will not be required to be distributed to Broadmark Realty. Broadmark Realty will monitor the value of its investments in its TRSs to ensure compliance with the rule that no more than 20% of the value of its assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). It is likely that following the Business Combination more than 20% of the value of Broadmark Realty's assets will consist of the stock and securities of Trinity, together with any other TRSs of Broadmark Realty, in which case, Broadmark

Realty will need to reduce its investment in Trinity no later than January 30, 2020 to continue to qualify as a REIT, which reduction Broadmark Realty expects to accomplish by causing Trinity to make a distribution to Broadmark Realty of a portion of its assets during such period. For Broadmark Realty’s taxable year ending December 31, 2019, Broadmark Realty may need to limit distributions from Trinity in order for Broadmark Realty to satisfy the 75% gross income test for that year. In addition, Broadmark Realty will scrutinize all of its transactions with TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that Broadmark Realty will be able to comply with the TRS limitations or to avoid application of the 100% excise tax discussed above.

Liquidation of assets may jeopardize Broadmark Realty’s REIT qualification or create additional tax liability for it.

To qualify as a REIT, Broadmark Realty must comply with requirements regarding the composition of its assets and its sources of income. If Broadmark Realty is compelled to liquidate its investments to repay outstanding obligations, Broadmark Realty may be unable to comply with these requirements, ultimately jeopardizing its qualification as a REIT, or may be subject to a 100% tax on any resultant gain if it sells assets that are treated as dealer property or inventory.

Even if Broadmark Realty qualifies as a REIT, it may be subject to some taxes that will reduce its cash flow.

Even if Broadmark Realty qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income and assets, including taxes on any undistributed income, taxes on income from some activities conducted or sales made as a result of a foreclosure, excise taxes, and state or local income, property and transfer taxes, such as mortgage recording taxes, and other taxes. Moreover, in order to meet the REIT qualification requirements, prevent the recognition of certain types of non-cash income, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, Broadmark Realty may hold some of its assets through a TRS or other subsidiary corporation that will be subject to corporate level income tax at regular corporate rates. In addition, if a TRS borrows funds either from Broadmark Realty or a third party, it may be unable to deduct all or a portion of the interest paid, resulting in a higher corporate tax liability. Furthermore, the Code imposes a 100% excise tax on certain transactions between a TRS and a REIT that are not conducted on an arm’s length basis. Broadmark Realty intends to structure any transaction with a TRS on terms that it believes are arm’s length to avoid incurring this 100% excise tax. There can be no assurances, however, that Broadmark Realty will be able to avoid application of the 100% excise tax. The payment of any of these taxes would reduce Broadmark Realty’s cash flow.

Rapid changes in the values of Broadmark Realty’s assets may make it more difficult for it to maintain its qualification as a REIT.

If the fair market value or income potential of Broadmark Realty’s qualifying assets for purposes of its qualification as a REIT declines as a result of increased interest rates, changes in prepayment rates, general market conditions, government actions or other factors, or the fair market value of or income from non-qualifying assets increases, Broadmark Realty may need to increase its qualifying real estate assets and income or liquidate its non-qualifying assets to maintain its REIT qualification. If the change in real estate asset values or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets Broadmark Realty may own. Broadmark Realty may have to make decisions that it otherwise would not make absent its REIT election.

The REIT distribution requirements could adversely affect the ability of Broadmark Realty to execute its business plan and may force Broadmark Realty to incur debt or sell assets during unfavorable market conditions to make such distributions.

To qualify as a REIT, Broadmark Realty generally must distribute to its stockholders at least 90% of its “REIT taxable income” (determined without regard to the dividends paid deduction and excluding net capital gain) each year, and it will be subject to regular corporate income taxes to the extent that it distributes less than 100% of its “REIT taxable income” each year. In addition, Broadmark Realty will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by it in any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. Broadmark Realty intends to make distributions to its stockholders to comply with the REIT distribution requirements.

Broadmark Realty’s taxable income may substantially differ from its net income based on U.S. GAAP, and differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, Broadmark Realty may recognize interest or other income on a mortgage loan for U.S. federal income tax purposes before Broadmark Realty receives any payments of interest on such mortgage. Broadmark Realty may also hold or acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to Broadmark Realty at a gain in a debt-for-debt exchange with the borrower, with gain recognized by Broadmark Realty to the extent that the principal amount of the modified debt exceeds Broadmark Realty’s cost of purchasing it prior to modification. Moreover, under the Tax Cuts and Jobs Act, or the “TCJA,” Broadmark Realty generally is required to take certain amounts into income no later than the time such amounts are reflected on certain financial statements. The application of this rule may require the accrual of income by Broadmark Realty earlier than would be the case under the general tax rules, although the precise application of this rule is unclear at this time. To the extent that this rule requires the accrual of income earlier than under the general tax rules, it could increase Broadmark Realty’s “phantom income.” Broadmark Realty may also be required under the terms of indebtedness that it incurs to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to its stockholders.

The effect of the foregoing is that Broadmark Realty may not have a corresponding amount of cash available for distribution to its stockholders. As a result, Broadmark Realty may generate less cash flow than taxable income in a particular year and find it difficult or impossible in certain circumstances to make distributions sufficient to satisfy the REIT distribution requirements and to avoid corporate income tax and the 4% excise tax in a particular year. In such circumstances, Broadmark Realty may be forced to incur debt on unfavorable terms, sell assets at disadvantageous prices, distribute amounts that would otherwise have been invested in future loans, or make a taxable distribution of shares of its common stock, as part of a distribution in which stockholders may elect to receive shares (subject to a limit measured as a percentage of the total distribution).

Broadmark Realty may be required to report taxable income from certain investments in excess of the economic income it ultimately realizes from them.

Broadmark Realty may acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is generally reported as income when, and to the extent that, any payment of principal of the debt instrument is made. If Broadmark Realty collects less on the debt instrument than its purchase price plus the market discount it had previously reported as income, it may not be able to benefit from any offsetting loss deductions. In addition, Broadmark Realty may hold or acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under applicable Treasury regulations, the modified debt may be considered to have been reissued to Broadmark Realty at a gain in a debt-for-debt exchange with the borrower. In that event, Broadmark Realty may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds its adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed.

Moreover, debt instruments that Broadmark Realty originates or acquires may be issued with original issue discount. Broadmark Realty will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such debt instruments will be made. If any such debt instrument turns out not to be fully collectable, an offsetting loss deduction will become available only in the later year that uncollectability is provable.

Additionally, under the TCJA, Broadmark Realty generally is required to take certain amounts into income no later than the time such amounts are reflected on certain financial statements. The application of this rule may require the accrual of income by Broadmark Realty earlier than would be the case under the general tax rules, although the precise application of this rule is unclear at this time. To the extent that this rule requires the accrual of income earlier than under the general tax rules, it could increase Broadmark Realty’s “phantom income.”

Finally, in the event that any debt instruments held or acquired by Broadmark Realty are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, Broadmark Realty may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. In each case, while Broadmark Realty would in general ultimately have an offsetting loss deduction available to it when such interest was determined to be uncollectable, the utility of that deduction could depend on Broadmark Realty having taxable income in that later year or thereafter.

The tax on prohibited transactions will limit Broadmark Realty’s ability to engage in certain transactions.

Net income that Broadmark Realty derives from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business by Broadmark Realty or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to Broadmark Realty. Broadmark Realty would, for example, be subject to this tax if it were to recognize taxable gain as a result of the transfer of participation interests in, or another type of syndication of interests in, any assets in a manner that was treated as a sale or other disposition of property that is held for sale to customers in the ordinary course of a trade or business. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Broadmark Realty intends to conduct its operations at the REIT level so that no asset that it owns (or is treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of its business. As a result, Broadmark Realty may choose not to engage in certain transactions at the REIT level, even though the sales or structures might otherwise be beneficial to it. In addition, whether property is held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances. Broadmark Realty intends to structure its activities to avoid prohibited transaction characterization but no assurance can be given that any property that it sells will not be treated as property held for sale to customers, or that it can comply with certain safe-harbor provisions of the Code that would prevent such treatment.

Broadmark Realty’s investments in construction loans will require it to make estimates about the fair value of land improvements that may be challenged by the IRS.

Broadmark Realty expects to invest in construction loans, the interest from which will be qualifying income for purposes of the REIT income tests, provided that the loan value of the real property securing the construction loan is equal to or greater than the highest outstanding principal amount of the construction loan during any taxable year. For purposes of construction loans, the loan value of the real property is the fair value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) that will secure the loan and that are to be constructed from the proceeds of the loan. There can be no assurance that the IRS would not challenge Broadmark Realty’s estimate of the loan value of the real property.

If any subsidiary REIT failed to qualify as a REIT, Broadmark Realty could be directly or indirectly subject to higher taxes and could fail to remain qualified as a REIT.

Broadmark Realty may directly or indirectly (through disregarded subsidiaries, pass-through entities or a TRS) own shares of a subsidiary that has elected to be taxed as a REIT for U.S. federal income tax purposes. Any such subsidiary REIT would be subject to the various REIT qualification requirements and other limitations described herein that are applicable to Broadmark Realty. If any such subsidiary REIT were to fail to qualify as a REIT, then (i) such subsidiary REIT would become subject to U.S. federal income tax and applicable state and local taxes on its taxable income at regular corporate rates and (ii) Broadmark Realty’s ownership of shares in such subsidiary REIT, unless held indirectly through Trinity or another TRS, would cease to be a qualifying asset for purposes of the asset tests applicable to REITs. If any such subsidiary REIT not held indirectly through Trinity or another TRS were to fail to qualify as a REIT, it is possible that Broadmark Realty would fail certain of the asset tests applicable to REITs, in which event Broadmark Realty would fail to qualify as a REIT unless Broadmark Realty could avail itself of certain relief provisions.

Broadmark Realty could have potential deferred and contingent tax liabilities as a result of acquiring assets in the Mergers that were previously owned by non-REIT “C” corporations.

Even if Broadmark Realty qualifies for taxation as a REIT, Broadmark Realty will be subject to U.S. federal corporate income tax at the highest regular rate (currently 21%) on all or a portion of the gain recognized from the disposition of any asset acquired from BRELF III in the Mergers occurring within the five-year period following

BRELF III’s REIT conversion on January 1, 2019. In other words, if during the five year period beginning on January 1, 2019, Broadmark Realty recognizes gain on the disposition of any asset BRELF III owned on January 1, 2019, then, to the extent of the excess of (i) the fair market value of such asset as of January 1, 2019, over (ii) BRELF III’s adjusted income tax basis in such asset as of January 1, 2019, Broadmark Realty will be required to pay U.S. federal corporate income tax on this gain at the highest regular rate. The same treatment would apply, for a period of as long as five years beginning on the date of the closing of the Business Combination, to any assets acquired in the Mergers by Broadmark Realty from a Company that failed to qualify as a REIT in a taxable year ending on or prior to the Business Combination. These requirements could limit, delay or impede future sales of certain assets. Broadmark Realty currently does not expect to sell any asset if the sale would result in the imposition of a material tax liability. Broadmark Realty cannot, however, assure you that it will not change its plans in this regard.

Broadmark Realty has not established a minimum distribution payment level and it cannot assure you of its ability to pay distributions in the future.

To maintain its qualification as a REIT and generally not be subject to U.S. federal income and excise tax, Broadmark Realty would generally be required to distribute to its stockholders at least 90% of its REIT taxable income each year, which requirement Broadmark Realty currently intends to satisfy through regular cash distributions to its stockholders out of legally available funds therefor. Broadmark Realty has not, however, established a minimum distribution payment level and its ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this registration statement under Form S-4. All distributions will be made at the discretion of Broadmark Realty’s board of directors and will depend on its earnings, its financial condition, maintenance of its REIT qualification, restrictions on making distributions under state law and such other factors as its board of directors may deem relevant from time to time. Broadmark Realty may not be able to make distributions in the future and its board of directors may change its distribution policy in the future. Broadmark Realty believes that a change in any one of the following factors, among others, could adversely affect its results of operations and impair its ability to pay distributions to its stockholders: the profitability of the assets it holds or acquires; the allocation of assets between its REIT-qualified and non-REIT qualified subsidiaries; its ability to make profitable investments and to realize profits therefrom; and defaults in its asset portfolio or decreases in the value of its portfolio. As a result, Broadmark Realty cannot assure you that it will achieve results that will allow it to make a specified level of cash distributions or any increase in the level of such distributions in the future.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends, which could depress the market price of Broadmark Realty’s stock if it is perceived as a less attractive investment.

The maximum tax rate applicable to income from “qualified dividends” payable by non-REIT “C” corporations to U.S. stockholders that are individuals, trusts and estates generally is 20% (excluding the 3.8% net investment income tax). Dividends payable by a REIT, however, generally are not eligible for the current reduced rate, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received by such REIT from taxable corporations (such as a TRS), to income that was subject to tax at the REIT/corporate level, or to dividends properly designated by the REIT as “capital gains dividends.” Effective for taxable years beginning before January 1, 2026, non-corporate U.S. stockholders generally may deduct 20% of their dividends from REITs (excluding “qualified dividend” income and “capital gains dividends”). For those U.S. stockholders in the top marginal tax bracket of 37%, the deduction for applicable REIT dividends yields an effective income tax rate of 29.6% on such REIT dividends, which is higher than the 20% tax rate on “qualified dividend” income paid by non-REIT “C” corporations. Although the reduced rates applicable to dividend income from non-REIT “C” corporations do not adversely affect the taxation of REITs or dividends payable by REITs, it could cause investors who are non-corporate taxpayers to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT “C” corporations that pay qualified dividends, which could depress the market price of investments in REITs, including Broadmark Realty’s stock.

In the future, Broadmark Realty may seek to pay dividends in the form of stock, in which case holders of Broadmark Realty stock may be required to pay income taxes in excess of the cash dividends they receive.

Broadmark Realty may seek in the future to distribute taxable dividends that are payable in cash and stock, at the election of each stockholder. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of Broadmark Realty’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes). As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Accordingly, stockholders receiving a distribution of shares of Broadmark Realty stock may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of Broadmark Realty’s stock at the time of the sale. In addition, in such case, a U.S. stockholder could have a capital loss with respect to the stock sold that could not be used to offset such dividend income. Furthermore, with respect to certain non-U.S. stockholders, Broadmark Realty may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, in which case, Broadmark Realty may have to withhold or dispose of part of the shares in such distribution and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed. In addition, such a taxable stock dividend could be viewed as equivalent to a reduction in Broadmark Realty’s cash distributions, and that factor, as well as the possibility that a significant number of Broadmark Realty’s stockholders could determine to sell stock in order to pay taxes owed on dividends, may put downward pressure on the market price of Broadmark Realty’s stock.

The IRS has issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by publicly offered REITs (i.e., REITs that are required to file annual and periodic reports with the SEC under the Exchange Act). Pursuant to Revenue Procedure 2017-45, effective for distributions declared on or after August 11, 2017, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in the Revenue Procedure are satisfied. Although Broadmark Realty has no current intention of paying dividends in its own stock, if in the future it chooses to pay dividends in its own stock, its stockholders may be required to pay tax in excess of the cash that they receive.

Complying with the REIT requirements may cause Broadmark Realty to liquidate or forgo otherwise attractive investment opportunities.

To qualify as a REIT, Broadmark Realty must ensure that, at the end of each calendar quarter, at least 75% of the value of its assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities (the “75% asset test”). The remainder of Broadmark Realty’s investments (other than securities includable in the 75% asset test) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. Additionally, in general, no more than 5% of the value of Broadmark Realty’s total assets (other than securities includable in the 75% asset test) can consist of the securities of any one issuer, no more than 20% of the value of Broadmark Realty’s total assets can be represented by securities of one or more TRSs, and debt instruments issued by publicly offered REITs, to the extent not secured by real property or interests in real property, cannot exceed 25% of the value of Broadmark Realty’s total assets. If Broadmark Realty fails to comply with these requirements at the end of any calendar quarter, Broadmark Realty must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences. As a result, Broadmark Realty may be required to liquidate or forgo otherwise attractive investment opportunities. These actions could have the effect of reducing the income of Broadmark Realty and amounts available for distribution by Broadmark Realty to its stockholders and the income and amounts available to service Broadmark Realty’s indebtedness, if any.

In addition to the asset tests set forth above, to qualify as a REIT, Broadmark Realty must continually satisfy tests concerning, among other things, the sources of its income, the amounts it distributes to its stockholders and the ownership of its stock. Broadmark Realty may be required to make distributions to stockholders at disadvantageous times or when it does not have funds readily available for distribution, and Broadmark Realty may be unable to pursue investment opportunities that would be otherwise advantageous to it in order to satisfy the source-of-income or asset-diversification requirements for it to qualify as a REIT. In addition, in certain cases, the modification of a debt instrument could result in the conversion of the instrument from a qualifying real estate asset to a wholly or partially non-qualifying asset. Compliance with the source-of-income requirements may also limit Broadmark Realty’s ability to acquire debt instruments at a discount from their face amount. Thus, compliance with the REIT requirements may hinder Broadmark Realty’s ability to make, or in certain cases, maintain ownership of, certain attractive investments and, thus, reduce its income and amounts available for distribution or to service its indebtedness, if any.

Broadmark Realty may be subject to adverse legislative or regulatory tax changes that could reduce the market price of its stock.

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in Broadmark Realty. The rules dealing with U.S. federal, state, and local taxation are constantly under review by persons involved in the legislative process and by the IRS, the U.S. Department of the Treasury, and other taxing authorities. Changes to the tax laws, with or without retroactive application, could have a material adverse effect on Broadmark Realty and its stockholders. Broadmark Realty cannot predict how changes in the tax laws might affect it or its stockholders. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect Broadmark Realty’s ability to remain qualified as a REIT or the tax consequences of such qualification.

The TCJA made significant changes to the U.S. federal income tax rules for taxation of individuals and corporations. The top corporate income tax rate has been reduced to 21%. In the case of individuals, the tax brackets have been adjusted, the top federal income rate has been reduced to 37%, special rules reduce taxation of certain income earned through pass-through entities and reduce the top effective rate applicable to ordinary dividends from REITs to 29.6% (through a 20% deduction for ordinary REIT dividends received) and various deductions have been eliminated or limited. The TCJA generally requires Broadmark Realty to take certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule may require the accrual of income by Broadmark Realty earlier than would be the case under the general tax rules, although the precise application of this rule is unclear at this time. To the extent that this rule requires the accrual of income earlier than under the general tax rules, it could increase Broadmark Realty’s “phantom income,” which may make it more likely that Broadmark Realty could be required to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. Most of the TCJA changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017 and before January 1, 2026. There are only minor changes to the REIT rules (other than the 20% deduction applicable to individuals for ordinary REIT dividends received). The TCJA makes numerous other large and small changes to the tax rules that do not affect REITs directly but may affect Broadmark Realty’s stockholders and may indirectly affect Broadmark Realty.

Broadmark Realty could be materially and adversely affected if it is deemed to be an investment company under the Investment Company Act of 1940, as amended.

Broadmark Realty does not intend to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), following completion of the Business Combination. Broadmark Realty intends to conduct its operations so that it is not an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is deemed to be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis.

The Company Group does not believe that Broadmark Realty will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because it will not engage primarily, or propose to engage primarily, or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, Broadmark Realty will be primarily engaged in the non-investment company businesses of its wholly owned subsidiaries. Furthermore, Broadmark Realty will continuously monitor its holdings to ensure that it is in compliance with Section 3(a)(1)(C) of the Investment Company Act. Consequently, the Company Group expects that Broadmark Realty will be able to conduct its operations such that it will not be deemed an investment company under the Investment Company Act.

If it were established that Broadmark Realty was an unregistered investment company, Broadmark Realty could be subject to monetary penalties and injunctive relief in an action brought by the SEC. Broadmark Realty might also be unable to enforce contracts with third parties, and third parties might seek rescission of transactions undertaken during the period that it was established that Broadmark Realty was an unregistered investment company. In the event that Broadmark Realty was required to register as an investment company under the Investment Company Act, it would become subject to substantial regulation with respect to its capital structure, management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit Broadmark Realty’s ability to conduct its business and require it to significantly restructure its business plan.

Risks Related to the Business Combination

Broadmark Realty has no operating or financial history and its results of operations may differ significantly from the unaudited pro forma financial data included in this document.

Broadmark Realty has been recently incorporated and has no operating history and no revenues. This document includes unaudited pro forma condensed combined financial statements for Broadmark Realty. The unaudited pro forma condensed combined statement of operations of Broadmark Realty combines the historical audited results of operations of Trinity for the year ended December 31, 2018 and unaudited interim results of Trinity for the six months ended June 30, 2019 with the historical audited results of operations of each of the Company Group entities for the years ended December 31, 2018 and the unaudited interim results of operations of each of the Company Group entities for the six months ended June 30, 2019, respectively, (except that BRELF III and MgCo III were not in operation for the entire year ended December 31, 2018, and BRELF IV and MgCo IV only have financial statements since their inception on February 28, 2019, and therefore have no financial information for the year ended December 31, 2018) and gives pro forma effect to the Business Combination as if it had been consummated as of January 1, 2018. The unaudited pro forma condensed combined balance sheet of Broadmark Realty combines the historical balance sheets of Trinity and each of the Company Group entities as of June 30, 2019 and gives pro forma effect to the Business Combination as if it had been consummated on such date.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Broadmark Realty. Accordingly, Broadmark Realty’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination.

Trinity’s stockholders will experience dilution due to the issuance of shares of common stock of Broadmark Realty to the members of the Company Group entities as consideration in the Merger and the issuance of shares to the Farallon entities in the PIPE Investment.

Based on the Company Group entities’ and Trinity’s current capitalization (and the assumptions regarding the Merger Consideration to be paid at the closing of the Business Combination described under the section entitled “The Merger Agreement—Consideration to Be Received in the Business Combination”), Broadmark Realty anticipates issuing an aggregate of 86.8 million shares of Broadmark Realty common stock to the existing members of the Companies, an aggregate of 6.2 million shares of Broadmark Realty common stock to the existing members of the Management Companies, and an aggregate of 39.3 million shares of Broadmark Realty common stock to the existing stockholders of Trinity common stock, each as consideration in each of the Company Merger, the Management Company Merger and the Trinity Merger, respectively, pursuant to the Merger Agreement. Furthermore, if the Incentive Plan Proposal is approved, the aggregate number of shares of common stock issuable under the Incentive Plan will be 5,000,000 (see the section entitled “Proposals to be Considered by Trinity’s Stockholders—Proposal No. 2—Approval and Adoption of the Incentive Plan”). In addition, Broadmark Realty will issue 7.2 million shares of Broadmark Realty common stock to the Farallon entities pursuant to the PIPE Investment simultaneously with or immediately prior to the closing of the Business Combination. Based on the assumptions described under the section entitled “Frequently Used Terms,” Trinity’s existing stockholders would hold in the aggregate approximately 28.2% of the issued and outstanding shares of Broadmark Realty common stock 24.7% of the shares of Broadmark Realty common stock would be held by the public stockholders and 3.5% would be held by the Trinity Sponsor), the Farallon entities are expected to hold approximately 5.1% of the issued and outstanding shares of Broadmark Realty common stock and the existing holders of the Company Group entities, and their employees would hold approximately 66.7%

of the outstanding shares of common stock of Broadmark Realty (62.3% of the shares of Broadmark Realty common stock would be held by the members of the Companies and 4.4% of the shares of Broadmark Realty common stock would be held by holders of preferred units in the Management Companies). Without limiting the other assumptions described under the section entitled “The Business Combination—Total Shares of Broadmark Realty Common Stock to be Issued in the Business Combination” these ownership percentages do not take into account:

•	any warrants or options to purchase shares of Broadmark Realty common stock that will be outstanding following the Mergers; or
•	any equity awards that may be issued under the proposed Incentive Plan following the Mergers, including approximately 765,000 restricted stock units currently expected to be issued to Broadmark Realty executives, directors and employees shortly after the closing of the Business Combination under the Incentive Plan (See the section entitled “Proposals to be Considered by Trinity’s Stockholders—Proposal No. 2—Approval and Adoption of the Incentive Plan” for more information).

If any of Trinity’s public shares are redeemed in connection with the Mergers, the percentage of the outstanding shares of Broadmark Realty common stock held by the public stockholders will decrease and the percentages of the outstanding shares of Broadmark Realty common stock held immediately following the Business Combination by the Trinity Sponsor and the percentage of voting power of the Broadmark Realty common stock issuable to the holders of common units and preferred units in the Company Group entities will increase. To the extent that any of the outstanding warrants are exercised for shares of Broadmark Realty common stock, or additional awards are issued under the proposed Incentive Plan, Trinity’s existing stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of Trinity’s existing stockholders to influence Broadmark Realty’s management through the election of directors following the Business Combination.

Broadmark Realty will be a holding company and its only material asset after completion of the Business Combination will be its interest in its subsidiaries, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments and pay dividends.

Upon completion of the Business Combination, Broadmark Realty will be a holding company with no material assets other than its ownership of its subsidiaries. As a result, Broadmark Realty will have no independent means of generating revenue or cash flow. Broadmark Realty’s ability to pay taxes, make payments and pay dividends will depend on the financial results and cash flows of its subsidiaries and the distributions it receives from its subsidiaries. Deterioration in the financial condition, earnings or cash flow of its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent that Broadmark Realty needs funds and any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or any of its subsidiaries is otherwise unable to provide such funds, it could materially adversely affect Broadmark Realty’s liquidity and financial condition.

The ability of Broadmark Realty’s subsidiaries to make distributions to Broadmark Realty may be subject to various limitations and restrictions including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which such subsidiary is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering such subsidiary insolvent. If Broadmark Realty’s cash resources are insufficient to fund its obligations, Broadmark Realty may be required to incur indebtedness to provide the liquidity needed to make such payments, which could materially adversely affect its liquidity and financial condition and subject Broadmark Realty to various restrictions imposed by any such lenders.

Subsequent to the completion of the Business Combination, Broadmark Realty may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its business, financial condition, results of operations and the price of its stock, which could cause you to lose some or all of your investment.

Trinity cannot assure you that the due diligence Trinity has conducted on the Company Group will reveal all material issues that may be present with regard to the Company Group, or that factors outside of Trinity’s or the Company Group’s control will not later arise. As a result of unidentified issues or factors outside of Trinity’s or the Company Group’s control, Broadmark Realty may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Trinity’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by Trinity. Even though these charges may be non-cash items that would not have an immediate impact on Broadmark Realty’s liquidity, the fact that Broadmark Realty reports charges of this nature could contribute to negative market perceptions about Broadmark Realty or its securities. In addition, charges of this nature may cause Broadmark Realty to violate leverage or other covenants to which it may be subject. Accordingly, any stockholder who choose to remain a stockholder following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.

During the pendency of the Business Combination, Trinity will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Trinity to enter into, or proposed to enter into, any other business combination, in each case that would reasonably be expected to hinder or materially delay the transactions contemplated in the Merger Agreement. As a result, while the Merger Agreement is in effect, neither Trinity nor the Company Group may enter into, solicit, initiate or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or group, concerning any sale of any material assets or any conversion, consolidation, liquidation, dissolution or similar transaction or other business combination, with any third party, even though any such alternative transaction could be more favorable to Trinity’s stockholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

During the pre-closing period, Trinity and the Company Group are prohibited from entering into certain transactions that might otherwise be beneficial to Trinity, the Company Group or their respective stockholders.

Until the earlier of consummation of the Business Combination or termination of the Merger Agreement, Trinity and Company Group are subject to certain limitations on the operations of their businesses, each as summarized under the “The Merger Agreement—Conduct of Business Pending the Business Combination,” including, subject to specified exceptions, limitations on:

•	soliciting, negotiating or entering into transactions alternative to the Business Combination;
•	acquiring other entities and assets (whether by merger, asset purchase or other methods) or, in the case of the Company Group, disposing of any assets by any means (including through licenses) that would result in costs in excess of certain thresholds or that would be outside the ordinary course of business;
•	operating outside the ordinary course of business;
•	paying dividends (other than, in the case of the Company Group, any dividends accrued or accruing on the shares of Company Group preferred stock, including any arrearages);
•	reclassifying, repurchasing and, in the case of Trinity, issuing any of its securities (other than redemptions by Trinity provided for in the Trinity amended and restated certificate of incorporation and the Trust Agreement and by the Company Group provided for in Companies’ organizational documents); and
•	certain other business activities.

The limitations on Trinity’s and the Company Group’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

If the conditions to the Merger Agreement are not met, the Business Combination may not occur.

Even if the Merger Agreement is approved by stockholders of Trinity and by the members of the Companies, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination, including the approval of the Warrant Amendment by holders of at least 65% of the outstanding public warrants. For a list of the material closing conditions contained in the Merger Agreement, see the section entitled “The Merger Agreement—Conditions to Complete the Business Combination.” Trinity and the Company Group may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Trinity and the Company Group to each lose some or all of the intended benefits of the Business Combination.

Uncertainties about the Business Combination during the pre-closing period may cause a loss of key management personnel and other key employees.

The Company Group entities are dependent on the experience and industry knowledge of their key management personnel and other key employees to operate their businesses and execute their business plans. Broadmark Realty’s success following the Business Combination will depend in part upon its ability to retain the Company Group entities’ existing key management personnel and other key employees and attract new management personnel and other key employees. During the pre-closing period, current and prospective employees of the Company Group may experience uncertainty about their roles with Broadmark Realty after the Business Combination, which may adversely affect the ability of Broadmark Realty to retain or attract management personnel and other key employees. While Broadmark Realty intends to enter into employment agreements with certain key employees in connection with the Business Combination, there is no assurance that any or all of the Company Group’s key management personnel or other key employees will continue their employment with Broadmark Realty. Losing the services of any of the Company Group’s key management personnel or other key employees could harm Broadmark Realty’s business until a suitable replacement is hired, and such replacement may not have equal experience or capabilities.

Upon completion of the Business Combination, the rights of holders of Broadmark Realty common stock arising under the MGCL will differ from, and may be less favorable to, the rights of holders of shares of Trinity common stock arising under the DGCL.

Upon completion of the Business Combination, Trinity stockholders who receive shares of Broadmark Realty common stock will become Broadmark Realty stockholders, whose rights will arise under the MGCL. The MGCL contains provisions that differ in some respects from those in DGCL, and, therefore, some rights of holders of Broadmark Realty common stock could differ from the rights that Trinity stockholders currently possess. For a more detailed description of the rights of Broadmark Realty stockholders under MGCL and how they may differ from the rights of Trinity stockholders under the DGCL, please see the section entitled “Comparison of Rights of Stockholders of Trinity and Broadmark Realty.” A Trinity stockholder may conclude that the current rights such stockholder has under DGCL are more advantageous than the rights such stockholder may have as a Broadmark Realty stockholder under MGCL.

Broadmark Realty’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause Broadmark Realty to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the price of shares of Broadmark Realty common stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from Broadmark Realty’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to Broadmark Realty’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, Broadmark Realty may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Trinity may redeem its unexpired warrants prior to their exercise at a time that is disadvantageous to holders of Trinity warrants, thereby making such warrants worthless.

Assuming the Warrant Amendment is adopted, Trinity will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of  $0.01 per warrant, provided that the closing price of Trinity common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption. If and when the warrants become redeemable by Trinity, Trinity may exercise its redemption right even if Trinity is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. The private placement warrants are not redeemable by Trinity so long as they are held by the Trinity Sponsor or its permitted transferees.

Even if the Business Combination is consummated, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

Broadmark Realty’s management does not have prior experience in operating a public company.

Broadmark Realty’s management does not have prior experience in managing a publicly traded company. As such, the management team may encounter difficulties in successfully or effectively managing its transition to a public company following the Business Combination and in complying with its reporting and other obligations under federal securities laws and other regulations and in connection with operating as a public company. Their lack of prior experience in dealing with the reporting and other obligations and laws pertaining to public companies could result the management of Broadmark Capital being required to devote significant time to these activities which may result in less time being devoted to the management and growth of Broadmark Realty. Additionally, Broadmark Realty has not yet identified and appointed a chief financial officer. Broadmark Realty, with the assistance of a search firm experienced in the real estate industry, is currently engaged in a search process to fill this position, and is evaluating candidates with experience working in a publicly traded company. Until such time as this position is filled, Ms. Joanne Van Sickle is expected to serve as Broadmark Realty’s principal financial officer. In addition, Broadmark Realty will be required to hire additional personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. Broadmark Capital may be required to incur significant expense in connection with these efforts.

Pursuant to the terms of the Warrant Amendment, a Public Warrant Holder will only be permitted to exercise its warrants for a whole number of shares of Broadmark common stock.

Pursuant to the terms of the Warrant Amendment, a Trinity public warrant holder will be able to exercise its warrants only for a whole number of shares of Broadmark common stock. This means that only a number of warrants evenly divisible by four may be exercised at any given time by the public warrant holder. For example, if a Trinity public warrant holder holds three warrants to purchase one-quarter of a share of Broadmark common stock, such Trinity warrants will not be exercisable. However, if a Trinity public warrant holder holds four Trinity warrants, such Trinity warrants will be exercisable for one share of Broadmark common stock. Trinity will not pay cash in lieu of fractional warrants after giving effect to the Warrant Amendment.

The terms of the Trinity public warrants may be amended with the approval by the holders of at least 65% of the outstanding public warrants.

The Trinity public warrants were issued pursuant to the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Trinity. The Warrant Agreement provides that the terms of the Trinity public warrants may be amended as contemplated by the Warrant Amendment Proposal with the approval by the holders of at least 65% of the outstanding Trinity public warrants. Accordingly, the terms of the Trinity public warrants may be amended as contemplated by the Warrant Amendment Proposal if holders of at least 65% of the then outstanding Trinity public warrants approve of the Warrant Amendment Proposal. If the Warrant Amendment Proposal is approved, all holders of Trinity public warrants will be bound by the amendments to the public warrants, even if they voted against the Warrant Amendment Proposal.

Risks Related to Ownership of Broadmark Realty Common Stock

The rights of Broadmark Realty’s stockholders and the duties of Broadmark Realty’s directors are governed by (i) MGCL, (ii) Broadmark Realty’s Charter and Broadmark Realty’s Bylaws and (iii) internal rules and policies adopted by the Broadmark Realty board of directors.

Broadmark Realty’s corporate affairs, as a Maryland corporation, are governed by (i) Broadmark Realty’s Charter and Broadmark Realty’s Bylaws, (ii) internal rules and policies adopted by the Broadmark Realty Board and (iii) the laws governing companies incorporated in the State of Maryland. For more information, see “Comparison of Rights of Stockholders of Trinity and Broadmark Realty.”

Following the completion of the Business Combination, the executive officers of the Company Group will own a significant portion of shares of Broadmark Realty common stock, will have representation on the Broadmark Realty board of directors and will serve as executive officers of Broadmark Realty. These individuals may have interests that differ from those of other stockholders.

Upon the completion of the Business Combination, approximately 4.4% of shares of Broadmark Realty common stock will be beneficially owned by the executive officers of the Company Group. In addition, two of Broadmark Realty’s director nominees were designated by the Companies and, following completion of the Business Combination, the Company Group’s executive officers will serve as executive officers of Broadmark Realty. As a result, the Company Group’s executive officers may be able to influence the outcome of matters submitted for director action, subject to the obligation of each of Broadmark Realty’s directors to comply with his or her statutory duties and Maryland law, and for stockholder action, including the election of the Broadmark Realty board of directors and approval of significant corporate transactions, including business combinations, consolidations and mergers. Additionally, as executive officers of Broadmark Realty, following the Business Combination, the executive officers of the Company Group will manage the day to day affairs of Broadmark Realty. So long as the executive officers of the Company Group continue to directly or indirectly own a significant amount of shares of Broadmark Realty’s outstanding common stock, maintain two director appointees on the board and serve as executive officers of Broadmark Realty, such individuals will be able to exert influence on Broadmark Realty and may be able to exercise their influence in a manner that is not in the interests of Broadmark Realty’s other stockholders. Such influence over Broadmark Realty could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Broadmark Realty, which could cause the market price of Broadmark Realty common stock to decline or prevent Broadmark Realty’s stockholders from realizing a premium over the market price for Broadmark Realty common stock. Prospective investors in Broadmark Realty common stock should consider that the interests of the Broadmark executive officers may differ from their interests in material respects. For more information, see “The Business Combination—Interests of Directors, Managers and Executives in the Business Combination—Interests of Directors, Managers and Executives of the Company Group.”

The Company Group identified certain material weaknesses in their internal control over financial close reporting process related to each of the Companies and the Management Companies for all periods reported in this joint proxy statement/prospectus. The Company Group intends to take steps to remediate these material weaknesses, but there is no assurance that it will be successful in doing so in a timely matter. Even if remediated, Broadmark Realty may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of Broadmark Realty’s financial statements or cause Broadmark Realty to fail to meet its reporting obligations. As a result, stockholders could lose confidence in Broadmark Realty’s financial and other public reporting, which is likely to negatively affect Broadmark Realty’s business and the market price of Broadmark Realty common stock.

In connection with the preparation of the consolidated financial statements for all periods presented in this joint proxy statement/prospectus for each of the Companies and Management Companies, the Company Group identified certain material weaknesses in such entities’ internal control over financial reporting relating to the financial closing and reporting process. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses for each of the Companies and Management Companies related to (i) our lack of a sufficient number of personnel with an appropriate level of knowledge and experience in the application of GAAP, commensurate with our financial reporting requirements and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions were either not designed and in place or not operating effectively. As a result, numerous adjustments to financial statements of each of the Companies and Management Companies were identified and made during the course of the audit process. The Company Group intends to take steps to remediate these material weaknesses, including enlisting the help of external advisors to provide assistance in the areas of internal controls and GAAP accounting in the short term, and are evaluating the longer-term resource needs of its accounting staff, including GAAP expertise. These remediation measures may be time consuming and costly, and might place significant demands on its financial, accounting and operational resources. In addition, there is no assurance that the Company Group will be successful in hiring any necessary finance and accounting personnel in a timely manner, or at all.

Effective internal control over financial reporting is necessary for Broadmark Realty to provide reliable financial reports and is important in helping to prevent mistakes in Broadmark Realty’s financial statements and financial fraud. Any failure to implement required new or improved controls, or difficulties encountered in Broadmark Realty’s implementation to successfully remediate its existing or any future material weaknesses in its internal control over financial reporting, or identify any additional material weaknesses that may exist, the accuracy and timing of Broadmark Realty’s financial reporting may be adversely affected, Broadmark Realty may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, Broadmark Realty may be unable to prevent fraud, investors may lose confidence in Broadmark Realty’s financial reporting, and the price of shares of Broadmark Realty common may decline as a result.

Any testing conducted by Broadmark Realty, or any testing conducted by Broadmark Realty’s independent registered public accounting firm, may reveal additional deficiencies in Broadmark Realty’s internal control over financial reporting that are deemed to be new material weaknesses or that may require prospective or retroactive changes to Broadmark Realty’s financial statements or identify other areas for further attention or improvement. In addition, Broadmark Realty’s reporting obligations as a public company could place a significant strain on Broadmark Realty’s management, operational and financial resources and systems for the foreseeable future and may cause Broadmark Realty to fail to timely achieve and maintain the adequacy of its internal control over financial reporting.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate. Because of its inherent limitations, internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. There is no assurance that the measures the Company Group is currently undertaking or Broadmark Realty may take in the future will be sufficient to maintain effective internal controls or to avoid potential future deficiencies in internal control, including material weaknesses.

Neither the management of the Company Group nor an independent registered public accounting firm has ever performed an evaluation of Broadmark Realty’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, because no such evaluation has been required. Had any independent registered public accounting firm performed an evaluation of the Company Group’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified. The Company Group’s independent registered public accounting firm is not required to attest to and report on the effectiveness of the internal controls over financial reporting of any of the Company Group’s entities, and Broadmark Realty’s independent registered public accounting firm is not required to attest to and report on the effectiveness of Broadmark Realty’s internal controls over financial reporting until after Broadmark Realty is no longer an emerging growth company. At that time, Broadmark Realty’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Broadmark Realty’s internal controls over financial reporting is documented, designed, or operating. Failing to remediate existing material weaknesses and maintain effective disclosure controls and internal controls over financial reporting could have a material and adverse effect on Broadmark Realty’s business and operating results and could cause a decline in the price of Broadmark Realty’s securities.

Any projections, forecasts or estimates that we have issued or may issue in the future are subject to significant inherent uncertainties and may not be realized.

Any financial and other projections and forecasts or estimates that we have issued or may issue from time to time in the future are necessarily based on numerous assumptions, expectations and other inputs. As a result, they are inherently subject to significant business, economic, and competitive uncertainties and contingencies and other significant risks, many of which are beyond our control. Actual results can differ from our expectations, and those differences can be material. Any projections, forecasts or estimates should not be regarded as a representation by us as to the financial or other matters addressed by such projections, forecasts or estimates, as there can be no assurance that any of these projections, forecasts or estimates will be realized. In light of the foregoing, you should not place undue reliance on any projections, forecasts or estimates, which constitute forward-looking statements and are inherently subject to numerous significant risks and uncertainties.

The pendency of the Business Combination has placed substantial demands on the Company Group’s management team and business, which may potentially have a short term and possibly longer term adverse effect on Broadmark Realty.

Preparing for the Broadmark Group’s transition from a private group of companies to a publicly traded REIT has placed, and is expected to continue to place, substantial demands on the Company Group’s management team and other Company Group personnel. During the pendency of the Business Combination, the Company Group’s management team has had to spend significant time and resources in connection with the Business Combination and in preparing for its transition to being a public company, while at the same time seeking to manage its business. In addition, during the pendency of the Business Combination, the Company Group has generally refrained from raising new private capital, which it has historically done on a monthly basis to support the growth of its business and the origination of new loans. As a result, there can be no assurance that disruption and diversion of management attention encountered by the Company Group in connection with effecting the Business Combination and preparing to become a public company, as well as its cessation of private capital raising activities during the pendency of the Business Combination, will not have a short term or longer term adverse effect on Broadmark Realty, and its business, financial condition, results of operations and its ability to make distributions to its equity holders, as well as on its stock price.

Broadmark Realty’s securities may not be accepted to be listed for trading on the NYSE, and Broadmark Realty’s warrants may not be listed on the NYSE Amex or trading over-the-counter, which could limit investors’ ability to make transactions in Broadmark Realty’s securities and subject Broadmark Realty to additional trading restrictions.

Trinity’s public shares and public warrants are currently listed on Nasdaq. In connection with the Business Combination, Broadmark Realty intends to apply for the listing of its common stock and public warrants on the NYSE and NYSE Amex, respectively.

NYSE’s initial listing requirements are more rigorous than Nasdaq’s continued listing requirements. It is not a condition to the parties’ obligations to complete the Business Combination that the Broadmark Realty common stock warrants be listed on the NYSE provided that if they are not listed on the NYSE, Broadmark Realty common stock and public warrants are required to be listed on Nasdaq.

If the NYSE does not approve the listing of Broadmark Realty common stock or warrants and delists or approves them for listing but subsequently delists them, and Broadmark Realty is not able to list such securities on another national securities exchange, including the NASDAQ Capital Market, Broadmark Realty’s securities could be quoted on an over-the-counter market. If this were to occur, Broadmark Realty could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;
•	a reduced liquidity for its securities;
•	a determination that Broadmark Realty common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Broadmark Realty’s common stock, as well as warrants, since they convert to Broadmark Realty common stock;
•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price and trading volume of Broadmark Realty common stock may be volatile and could decline significantly following the Business Combination.

Stock markets, including the NYSE, the NYSE Amex and the Nasdaq Capital Market, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for Broadmark Realty common stock and warrants following the Business Combination, the market price of Broadmark Realty common stock and warrants may be volatile and could decline significantly. In addition, the trading volume in Broadmark Realty common stock and warrants may fluctuate and cause significant price variations to occur. If the market price of Broadmark Realty common stock or warrants declines significantly, you may be unable to resell your shares and warrants at or above the market price of Broadmark Realty common stock and warrants as of the date of the consummation of the Business Combination. Broadmark Realty cannot assure you that the market price Broadmark Realty common stock and warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this joint proxy statement/prospectus;
•	actual or anticipated differences in Broadmark Realty’s estimates, or in the estimates of analysts, for Broadmark Realty’s revenues, results of operations, level of indebtedness, liquidity or financial condition;
•	additions and departures of key personnel;
•	failure to comply with the requirements of the NYSE;
•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;
•	future issuances, sales or resales, or anticipated issuances, sales or resales, of Broadmark Realty common stock;
•	perceptions of the investment opportunity associated with Broadmark Realty’s common stock relative to other investment alternatives;
•	the performance and market valuations of other similar companies;
•	future announcements concerning Broadmark Realty’s business or its competitors’ businesses;
•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;
•	speculation in the press or investment community;
•	actual, potential or perceived control, accounting or reporting problems; and
•	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and divert Broadmark Realty’s management’s attention and resources, which could have a material adverse effect on Broadmark Realty.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about Broadmark Realty, its share price and trading volume could decline significantly.

The market for Broadmark Realty common stock will depend in part on the research and reports that securities or industry analysts publish about Broadmark Realty or its business. Securities and industry analysts do not currently, and may never, publish research on Broadmark Realty. If no securities or industry analysts commence coverage of Broadmark Realty, the market price and liquidity for Broadmark Realty common stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Broadmark Realty downgrade their opinions about Broadmark Realty common stock, publish inaccurate or unfavorable research about Broadmark Realty, or cease publishing about Broadmark Realty regularly, demand for Broadmark Realty common stock could decrease, which might cause its share price and trading volume to decline significantly.

Future issuances of debt securities and equity securities may adversely affect Broadmark Realty, including the market price of Broadmark Realty common stock and may be dilutive to existing stockholders.

While the Company Group has not previously incurred indebtedness to finance its business in the past and does not currently intend to do it in the future, there is no assurance that Broadmark Realty will not incur debt or issue equity ranking senior to Broadmark Realty common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that Broadmark Realty issues in the future may have rights, preferences and privileges more favorable than those of Broadmark Realty common stock. Because Broadmark Realty’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond Broadmark Realty’s control, it cannot predict or estimate the amount, timing, nature or success of Broadmark Realty’s future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Broadmark Realty common stock and be dilutive to existing stockholders.

Broadmark Realty may issue additional shares of common stock upon the exercise of warrants, upon Farallon’s exercise of its option to purchase additional shares of common stock, or for other purposes, which would dilute your ownership interests and may depress the market price of Broadmark Realty’s common stock.

Upon consummation of the Business Combination, Broadmark Realty is expected to have warrants outstanding to purchase approximately 15.6 million shares of Broadmark Realty common stock in the aggregate at a price of $11.50 per share. Additionally, as part of the PIPE Investment, the Farallon entities will have an option to purchase up to $25.0 million of additional Broadmark Realty common stock, which will be exercisable during the 365 day period following the consummation of the Business Combination at the Reference Price. Further, Broadmark Realty will have the ability to issue up to 5.0 million shares of Broadmark Realty common stock under the Broadmark Realty 2019 Stock Incentive Plan (assuming it is approved by Trinity stockholders at the meeting). Broadmark Realty may also issue additional shares of Broadmark Realty common stock or other equity securities in the future in connection with, among other things, in connection with future capital raising and transactions and future acquisitions, without stockholder approval in many circumstances.

Broadmark Realty’s issuance of additional shares of Broadmark Realty common stock or other equity securities would have the following effects:

•	Broadmark Realty’s existing stockholders’ proportionate ownership interest in Broadmark Realty may decrease;
•	the amount of cash available per share, including for payment of dividends in the future, may decrease;
•	the relative voting strength of each previously outstanding share of Broadmark Realty common stock may be diminished; and
•	the market price of shares of Broadmark Realty common stock may decline.

Broadmark Realty is an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Broadmark Realty’s shares of common stock less attractive to investors, which could have a material and adverse effect on Broadmark Realty, including its growth prospects.

Broadmark Realty is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Broadmark Realty will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following May 14, 2023, the fifth anniversary of initial public offering, (b) in which Broadmark Realty has total annual gross revenue of at least $1.0 billion or (c) in which Broadmark Realty is deemed to be a large accelerated filer, which means the market value of Broadmark Realty common stock that is held by non-affiliates exceeds $700 million as of the last business day of Broadmark Realty’s prior second fiscal quarter, and (ii) the date on which Broadmark Realty has issued more than $1.0 billion in non-convertible debt during the prior three-year period. Broadmark Realty intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that Broadmark Realty’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved and the extended transition period provided in the Securities Act for complying with new or revised accounting standards. Broadmark Realty cannot predict if investors will find Broadmark Realty common stock less attractive because Broadmark Realty intends to rely on exemptions and benefits under the JOBS Act. If some investors find Broadmark Realty common stock less attractive as a result, there may be a less active, liquid and/or orderly trading market for Broadmark Realty common stock and the market price and trading volume of Broadmark Realty common stock may be more volatile and decline significantly.

Broadmark Realty’s stockholders will have limited control over changes in Broadmark Realty’s policies and operations, which increases the uncertainty and risks Broadmark Realty’s stockholders will face.

Broadmark Realty’s board of directors determines Broadmark Realty’s major policies, including Broadmark Realty’s policies regarding financing, growth and debt capitalization. Broadmark Realty’s board of directors may amend or revise these and other policies without a vote of Broadmark Realty’s stockholders. The broad discretion of Broadmark Realty’s board of directors in setting policies and the inability of Broadmark Realty’s stockholders to exert control over those policies increases the uncertainty and risks such stockholders will face. In addition, Broadmark Realty’s board of directors may change its investment objectives without seeking stockholder approval. Although Broadmark Realty’s board of directors has duties to Broadmark Realty and intends only to change its investment objectives when Broadmark Realty’s board of directors determines that a change is in the best interests of Broadmark Realty, a change in Broadmark Realty’s investment objectives could cause a decline in the value of the stockholders’ investment in Broadmark Realty.

Broadmark Realty’s rights and the rights of Broadmark Realty’s stockholders to recover claims against Broadmark Realty’s directors and officers are limited, which could reduce your and Broadmark Realty’s recovery against them if they negligently cause Broadmark Realty to incur losses.

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, Maryland law and Broadmark Realty’s charter provide that no director or officer shall be liable to Broadmark Realty or its stockholders for monetary damages unless the director or officer (i) actually received an improper benefit or profit in money, property or services or (ii) was actively and deliberately dishonest as established by a final judgment. Moreover, Broadmark Realty’s charter requires Broadmark Realty to indemnify its directors and officers to the maximum extent permitted under Maryland law. As a result, you and Broadmark Realty may have more limited rights against Broadmark Realty’s directors or officers than might otherwise exist under common law or under the DGCL, which could reduce your and Broadmark Realty’s recovery from these persons.

Certain provisions of Maryland law could inhibit changes of control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for Broadmark Realty common stock or that Broadmark Realty’s stockholders otherwise believe to be in their best interests.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third-party from making a proposal to acquire Broadmark Realty or of impeding a change of control under circumstances that otherwise could provide the holders of shares of Broadmark Realty common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between Broadmark Realty and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of Broadmark Realty’s shares or an affiliate thereof or an affiliate or associate of Broadmark Realty’s who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of Broadmark Realty’s then outstanding voting stock at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes certain fair price and/or supermajority stockholder voting requirements on these combinations; and
•	“control share” provisions that provide that holders of “control shares” of Broadmark Realty (defined as shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights with respect to their control shares, except to the extent approved by Broadmark Realty’s stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

By resolution of the Broadmark Realty board of directors, Broadmark Realty has opted out of the business combination provisions of the MGCL and provided that any business combination between Broadmark Realty and any other person is exempt from the business combination provisions of the MGCL, provided that the business combination is first approved by the Broadmark Realty board of directors (including a majority of directors who are not affiliates or associates of such persons). In addition, pursuant to a provision in Broadmark Realty’s bylaws, Broadmark Realty has opted out of the control share provisions of the MGCL. However, the Broadmark Realty board of directors may by resolution elect to opt in to the business combination provisions of the MGCL and Broadmark Realty may, by amendment to its bylaws, opt in to the control share provisions of the MGCL in the future. Notwithstanding the foregoing, an alternation or repeal of the board resolutions exempting such business combinations will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Broadmark Realty’s charter contains certain provisions restricting the ownership and transfer of Broadmark Realty’s capital stock that may delay, defer or prevent a change of control transaction that might involve a premium price for holders of Broadmark Realty common stock or that Broadmark Realty’s stockholders otherwise believe to be in their best interests.

Broadmark Realty’s charter contains certain ownership limits with respect to Broadmark Realty’s capital stock. Broadmark Realty’s charter, among other restrictions, prohibits the beneficial or constructive ownership by any person of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Broadmark Realty’s capital stock, excluding any shares that are not treated as outstanding for federal income tax purposes. The Broadmark Realty board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from this ownership limit if certain conditions are satisfied. This ownership limit as well as other restrictions on ownership and transfer in Broadmark Realty’s charter may:

•	discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for holders of Broadmark Realty common stock or that Broadmark Realty’s stockholders otherwise believe to be in their best interests; and
•	result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of certain of the benefits of owning the additional shares.

Broadmark Realty could increase or decrease the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval.

A majority of the entire Broadmark Realty board of directors, without stockholder approval, has the power under Broadmark Realty’s charter to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Broadmark Realty is authorized to issue, to authorize Broadmark Realty to issue authorized but unissued shares of Broadmark Realty common stock or preferred stock and to classify or reclassify any unissued shares of Broadmark Realty common stock or preferred stock into one or more classes or series of stock and to set the terms of such newly classified or reclassified shares. As a result, Broadmark Realty may issue one or more classes or series of common stock or preferred stock with preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption that are senior to, or otherwise conflict with, the rights of Broadmark Realty common stockholders. Although the Broadmark Realty board of directors has no such intention at the present time, it could establish a class or series of common stock or preferred stock that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change of control that might involve a premium price for holders of Broadmark Realty common stock or otherwise be in the best interest of Broadmark Realty’s stockholders.

Broadmark Realty’s bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Broadmark Realty stockholders, which could limit their ability to obtain a favorable judicial forum for disputes with Broadmark Realty or its directors, officers or employees.

Broadmark Realty’s bylaws provide that, unless Broadmark Realty consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on Broadmark Realty’s behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of Broadmark Realty’s directors, officers or other employees to Broadmark Realty or to its stockholders, (d) any action asserting a claim against Broadmark Realty or any of its directors, officers or other employees arising pursuant to any provision of the MGCL or Broadmark Realty’s charter or bylaws or (e) any other action asserting a claim against Broadmark Realty or any of its directors, officers or other employees that is governed by the internal affairs doctrine. This provision does not cover claims made by stockholders pursuant to the securities laws of the United States, or any rules or regulations promulgated thereunder. Broadmark Realty adopted this provision because it believes it makes it less likely that Broadmark Realty will be forced to incur the expense of defending duplicative actions in multiple forums and less likely that plaintiffs’ attorneys will be able to employ such litigation to coerce Broadmark Realty into otherwise unjustified settlements.

If Broadmark Realty common stock becomes subject to the “penny stock” rules of the SEC, the trading market in Broadmark Realty’s securities may become significantly more limited, which would make transactions in Broadmark Realty common stock cumbersome and may reduce the value of an investment in Broadmark Realty common stock.

Broadmark Realty common stock could be considered a “penny stock” if it trades below $5.00. Under Rule 15g-9 of the Exchange Act, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. Such broker-dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of Broadmark Realty common stock and cause a decline in the market value of shares of Broadmark Realty common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

There is no established public market for Broadmark Realty common stock and a public market may not be obtained or be liquid and therefore investors may not be able to sell their shares of Broadmark Realty common stock.

There is no established public market for Broadmark Realty common stock being offered under this joint proxy statement/prospectus. While Broadmark Realty intends to apply for quotation of Broadmark Realty common stock on the NYSE, Broadmark Realty has not yet obtained the approval for listing on the NYSE, and there is no assurance that Broadmark Realty will qualify for listing on the NYSE. Therefore, Broadmark Realty’s stockholders may be unable to sell their shares on any public trading market or elsewhere.

Risks Related to Taxes and the Business Combination

If the Trinity Merger does not qualify as an exchange described in Section 351 of the Code, Trinity stockholders may recognize greater taxable gain.

Assuming that the Mergers are completed as currently contemplated, the exchange of Trinity Class A common stock for Broadmark Realty common stock in the Trinity Merger should qualify as an exchange governed under Section 351 of the Code for stockholders exchanging shares of Trinity Class A common stock for Broadmark Realty common stock, and it is a condition of each party’s obligation to complete the Mergers that Gibson, Dunn & Crutcher LLP render an opinion to Trinity to that effect.

Assuming the Trinity Merger qualifies as a Section 351 exchange, (i) a U.S. Holder (as defined below in “Certain Material U.S. Federal Income Tax Considerations For Holders of Trinity Securities and Investors in Broadmark Realty”) who owns Trinity Class A common stock (but not any Trinity public warrants) and who solely exchanges such Trinity Class A common stock for Broadmark Realty common stock generally is not expected to recognize gain or loss as a result of such exchange and (ii) a U.S. Holder who owns Trinity Class A common stock and Trinity public warrants and who exchanges such Trinity Class A common stock for Broadmark Realty common stock and who is deemed to exchange Trinity public warrants for Broadmark Realty warrants and the Warrant

Payment generally is expected to recognize gain (if any) but not loss with respect to each share of Trinity Class A common stock and Trinity public warrant held immediately prior to the Trinity Merger (after giving effect to any redemptions of Trinity Class A common stock) and Warrant Amendment.

A transfer to a corporation will not be treated as a nontaxable exchange governed by Section 351 of the Code to the extent the transfer of property is to an investment company (as that term is defined for U.S. federal income tax purposes) and the transfer results, directly or indirectly, in “diversification” of the transferors’ interests. Broadmark Realty will be treated as an investment company for this purpose as a result of being a REIT and as a result of substantially all of its assets constituting stocks and securities (as that term is defined for U.S. federal income tax purposes) for this purpose. However, the exchange by holders of Trinity Class A common stock for Broadmark Realty common stock in the Trinity Merger should not be treated as resulting directly or indirectly in diversification of interests since each of the holders exchanging Trinity Class A common Stock for Broadmark Realty common stock, the Companies and the Farallon entities should be treated as transferring either a diversified portfolio of stocks and securities (within the meaning of Section 368(a)(2)(F)(ii) of the Code) (a “diversified portfolio”) or cash to Broadmark Realty.

The rules regarding diversification are highly complex and there is limited or no IRS guidance on certain of the foregoing topics.

If the Trinity Merger does not qualify for U.S. Holders exchanging Trinity Class A common stock for Broadmark Realty common stock as an exchange governed by Section 351 of the Code, the Trinity Merger and Warrant Amendment will generally be treated as a taxable exchange. See “Certain Material U.S. Federal Income Tax Considerations For Holders of Trinity Securities and Investors in Broadmark Realty—Material U.S. Federal Income Tax Consequences of the Trinity Merger, Redemption and Warrant Amendment” beginning on page 107 for further discussion.

If the Company Merger does not qualify as a reorganization for U.S. federal income tax purposes with respect to a Company, the members of such Company may recognize taxable gain or loss in respect of their units of such Company and Broadmark Realty may incur significant tax liabilities.

The Companies and Broadmark Realty intend the Company Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Although the IRS will not provide a ruling on the matter, Broadmark Realty will, as a condition to the completion of the Merger, obtain a written opinion of Bryan Cave Leighton Paisner LLP, tax counsel to the Companies, that the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the Company Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code with respect to a Company, then each member of such Company that is a U.S. Unitholder (as defined under “Certain U.S. Federal Income Tax Considerations of the Company Merger”) generally would recognize gain or loss for U.S. federal income tax purposes with respect to the units of such Company exchanged for shares of Broadmark Realty common stock in an amount equal to the difference between the fair market value of the Company Merger consideration (i.e., the fair market value of the shares of Broadmark Realty common stock) received in exchange for the units of such Company surrendered in the Company Merger and the member’s adjusted tax basis in the units of such Company. A non-U.S. Unitholder (as defined under “Certain Material U.S. Federal Income Tax Considerations of the Company Merger”) would be subject to U.S. federal income taxation on such gain only if (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. Unitholder, (2) the non-U.S. Unitholder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) the non-U.S. Unitholder's units of such Company constitute a “U.S. real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980.

If the Company Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code with respect to one or more Companies, so long as each such Company qualifies as a REIT at the time of the Company Merger, such Company generally will not incur a U.S. federal income tax liability so long as such Company makes distributions (which would be deemed to include for this purpose the fair market value of the shares of Broadmark Realty common stock issued pursuant to the Company Merger) to the applicable Company Group members in an amount at least equal to the net income or gain recognized on the deemed sale of its assets to Broadmark Realty. In the event that such distributions are not sufficient to eliminate all of such Company's tax liability as a result of the deemed sale of its assets to Broadmark Realty, Broadmark Realty would be liable for any remaining tax owed by such Company as a result of the Company Merger.

If the Company Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code with respect to one or more Companies, and any such Company does not qualify as a REIT at the time of the Company Merger, each such Company will generally recognize gain or loss on the deemed transfer of its assets to Broadmark Realty, and Broadmark Realty could incur a very significant current tax liability and may be unable to qualify as a REIT.

Broadmark Realty may incur adverse tax consequences if one or more Companies has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

PBRELF I and BRELF II each believe that it has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation will enable such Company to meet, through the Company Effective Time, the requirements for qualification and taxation as a REIT under the Code. BRELF III and BRELF IV each believe that it has been organized in a manner that would permit it to elect to be taxed as a REIT and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation through the Company Effective Time will enable such Company to so qualify, such that such Company shall be entitled to elect to be taxed as a REIT upon the filing of its U.S. federal income tax return for the taxable year ending on the date of the Company Merger. It is a condition of Trinity’s obligation to complete the Mergers that Bryan Cave Leighton Paisner LLP render opinions to Trinity to that effect. None of the Companies has requested or plans to request a ruling from the IRS that it qualifies as a REIT.

If any Company has failed or fails to qualify as a REIT and the Company Merger is completed, Broadmark Realty may inherit significant tax liabilities and could fail to qualify as a REIT. Even if Broadmark Realty retains its REIT qualification, if any Company has not qualified as a REIT or loses its REIT qualification for a taxable year ending on or with the Company Merger, Broadmark Realty will face serious tax consequences that could substantially reduce its cash available for distribution to its stockholders because:

•	if any Company does not qualify as a REIT at the time of the Company Merger, the Company Merger could fail to qualify as a “reorganization” under Section 368(a) of the Code with respect to such Company;
•	Broadmark Realty, as the successor by merger to each Company, would generally inherit any corporate income, excise and other tax liabilities of the Companies, including penalties and interest, which inherited tax liabilities could be particularly substantial if the Company Merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to one or more Companies;
•	Broadmark Realty would be subject to tax on certain built-in gain on each asset of each applicable Company; and
•	Broadmark Realty could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including penalties and interest payments to the IRS) to eliminate any earnings and profits accumulated by each applicable Company for taxable periods that it did not qualify as a REIT.

As a result of these factors, any failure by one or more Companies to qualify as a REIT for any taxable year ending on or before the Company Merger could impair Broadmark Realty’s ability after the Company Merger to expand its business and raise capital, and could materially adversely affect the value of Broadmark Realty’s common stock.

Broadmark Realty may succeed to certain of the Company’s tax liabilities after the Company Merger.

Broadmark Realty generally will take a carryover basis and holding period in the assets transferred in connection with the Company Merger. As the successor by merger, Broadmark Realty generally will be responsible for all of the Companies’ liabilities including any unpaid taxes (and penalties and interest, if any), whether as a result of a failure by any Company to distribute all of its taxable income in any tax period, including the short taxable period ending on the date of the Company Merger, or taxes that might otherwise be due and payable by such Company. In addition to Broadmark Realty inheriting such tax liabilities, if one or more Companies has failed or fails to qualify as a REIT for any period ending on or prior to the Company Merger, the amount of the Companies’ tax liabilities inherited by Broadmark Realty as a result of the Company Merger could be substantial. In addition, should any such Company’s disqualifying activities continue after the Company Merger, Broadmark Realty could fail to qualify as a REIT after the Company Merger.

The tax basis in the stock of Trinity that Broadmark Realty uses could be subject to challenge.

Assuming that the Mergers are completed as currently contemplated, the exchange of Trinity Class A common stock for Broadmark Realty common stock in the Trinity Merger should qualify as an exchange governed under Section 351 of the Code for stockholders exchanging shares of Trinity Class A common stock for Broadmark Realty common stock, in which case Broadmark Realty’s tax basis in its Trinity stock following the Business Combination will be determined by reference to the adjusted tax basis of the exchanging Trinity stockholders in their Trinity Class A common stock immediately prior to the Trinity Merger and the amount of gain (if any) recognized by such Trinity stockholders in such exchange. Since Broadmark Realty will not have complete information regarding the tax basis at the time of the Business Combination of and the amount of gain (if any) recognized as a result of the Business Combination by each exchanging Trinity stockholder, Broadmark Realty’s calculations of its tax basis in its Trinity stock could be subject to adjustment by the IRS. If any such adjustment would be significant in amount, the resulting redetermination could result in additional gross income for Broadmark Realty for U.S. federal income tax purposes and could cause Broadmark Realty to fail to satisfy the REIT gross income tests, which could cause Broadmark Realty to fail to qualify as a REIT. In addition, if any such adjustment resulted in an increase in the REIT taxable income of Broadmark Realty, Broadmark Realty could be required to pay a deficiency dividend in order to maintain its REIT qualification. See “Certain Material U.S. Federal Income Tax Considerations For Holders of Trinity Securities and Investors in Broadmark Realty—Material U.S. Federal Income Tax Considerations – Broadmark Realty—Requirements for Qualification as a REIT” beginning on page 117 and “Certain Material U.S. Federal Income Tax Considerations For Holders of Trinity Securities and Investors in Broadmark Realty—Material U.S. Federal Income Tax Considerations – Broadmark Realty—Annual Distribution Requirements” beginning on page 123.

Risks Related to the Trinity Redemption Rights

Trinity does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Trinity to complete a business combination with which a substantial majority of its stockholders do not agree.

Trinity’s amended and restated certificate of incorporation does not provide a specified maximum redemption threshold, except that in no event will Trinity redeem its public shares in an amount that would cause its net tangible assets, without regard to any assets or liabilities of the Company Group, to be less than $5,000,001, such that Trinity is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Merger Agreement. In addition, the Merger Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on proceeds from the Trust Account (net of the amount of any Trinity stockholder redemptions), after payment of (i) the amount of any unpaid Trinity Transaction Expenses (as defined in the Merger Agreement), (ii) the amount of any unpaid Company Transaction Expenses (as defined in the Merger Agreement)(which, when taken together with any Reimbursed Transaction Expenses (as defined in the Merger Agreement), shall not exceed the Company Transaction Expense Cap (as defined in the Merger Agreement)), (iii) the Management Company Consideration (as defined in the Merger Agreement), and (iv) the closing indebtedness of the Trinity Parties (as defined in the Merger Agreement). As a result, Trinity may be able to complete the Business Combination even though a substantial portion of its public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Trinity Sponsor or Trinity’s officers, directors, advisors or their affiliates.

In the event the aggregate cash consideration Trinity would be required to pay for all shares of its Class A common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceed the aggregate amount of cash available to Trinity, Trinity will not complete the Business Combination or redeem any shares, all shares of Trinity’s Class A common stock submitted for redemption will be returned to the holders thereof, and Trinity instead may search for an alternate business combination.

If you or a “group” of stockholders of which you are a part are deemed to hold in excess of 20% of the shares of Trinity’s Class A common stock, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of the shares of Trinity’s Class A common stock.

Trinity’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares of Trinity’s Class A common stock without Trinity’s prior consent, which is referred to herein as the “Excess Shares.” However, Trinity would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over Trinity’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Trinity if you sell such Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if Trinity consummates the Business Combination. As a result, you will continue to hold that number of shares exceeding 20% of the shares of Trinity’s Class A common stock and, in order to dispose of such shares, would be required to sell your shares of Trinity’s Class A common stock in open market transactions, potentially at a loss. There is no assurance that the value of such shares will not decrease over time following the Business Combination or that the market price of the shares of Trinity’s Class A common stock will exceed the per-share redemption price.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

There is no assurance as to the price at which a Trinity stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a stockholder of Trinity might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this joint proxy statement/prospectus. A stockholder should consult the stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Stockholders of Trinity who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this joint proxy statement/prospectus, they will not be entitled to redeem their shares of Trinity’s Class A common stock for a pro rata portion of the funds held in the Trust Account.

Trinity public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to the Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the Trinity Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because Trinity does not have any control over this process or over the brokers, which is referred to herein as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section entitled “The Business Combination—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public stockholder fails to receive notice of Trinity’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Trinity will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite Trinity’s compliance with these rules, if a public stockholder fails to receive Trinity’s tender offer or proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials, as applicable, that Trinity will furnish to holders of its public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

The ability of Trinity’s public stockholders to exercise redemption rights with respect to a large number of Trinity’s shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

Each party’s obligation to consummate the Business Combination is conditioned on Broadmark Realty and Trinity having no less than $100,000,000 in (i) proceeds from the Trust Account upon conclusion of the exercise by the holders of Trinity Class A common stock of their right to have their Class A common stock redeemed, as may have been reduced by withdrawals of interest to pay taxes, plus (ii) the total aggregate proceeds of the PIPE Investment, minus (iii) the amount of any unpaid Trinity Transaction Expenses (as defined in the Merger Agreement), minus (iv) the amount of any unpaid Company Transaction Expenses (as defined in the Merger Agreement) (which, when taken together with any Reimbursed Transaction Expenses (as defined in the Merger Agreement)), shall not exceed the Company Transaction Expense Cap (as defined in the Merger Agreement), minus (v) the Management Company Consideration (as defined in the Merger Agreement), minus (vi) the closing indebtedness of the Trinity Parties (as defined in the Merger Agreement). In the event that Trinity’s public stockholders exercise redemption rights with respect to a number of Trinity’s public shares such that this minimum cash condition is not met, the Business Combination is not likely to be consummated. If the Business Combination is not completed in the required time set forth in the Merger Agreement and Trinity is unable to complete an initial business combination by November 17, 2019, or any later date in the event Trinity obtains an amendment to its amended and restated certificate of incorporation to extend such date, you would not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time Trinity shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with the redemption until Trinity liquidates or you are able to sell your shares in the open market.

If Trinity is unable to consummate a business combination by November 17, 2019 (or such later date as Trinity stockholders may approve), Trinity would cease all operations except for the purpose of winding up and Trinity would redeem its public shares and liquidate the trust account, in which case Trinity public stockholders may be forced to wait beyond such date before redemption from the trust account and only receive approximately $10.20 per share and Trinity’s warrants will expire worthless.

If Trinity is unable to consummate a business combination by November 17, 2019 (or such later date as Trinity stockholders may approve), Trinity will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the earned interest, net of taxes, thereon to pay dissolution expenses), pro rata to Trinity public stockholders by way of redemption and cease all operations except for the purposes of winding up of Trinity’s affairs, as further described herein. Any redemption of public stockholders from the trust account shall be effected automatically by function of the amended and restated certificate of incorporation prior to any voluntary winding up. If Trinity is required to windup, liquidate the trust account and distribute such amount therein, pro rata, to Trinity public stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the DGCL. In that case, Trinity stockholders may be forced to wait beyond the initial 18 months before the redemption proceeds of the trust account become available to them and they receive the return of their pro rata portion of the proceeds from the trust account. Trinity has no obligation to return funds to stockholders prior to the date of the redemption or liquidation unless it consummates a business combination prior thereto and only then in cases where stockholders have sought to redeem their shares of Trinity’s Class A common stock. Only upon the redemption or any liquidation will public stockholders be entitled to distributions if Trinity is unable to complete a business combination. In such case, Trinity’s public stockholders may only receive approximately $10.20 per share and Trinity’s warrants will expire worthless.

THE BUSINESS COMBINATION

Background of the Business Combination

The terms of the Merger Agreement are the result of extensive negotiations between Trinity and the Company Group and their respective representatives. The following is a brief description of the background of these negotiations.

Trinity is a blank check company incorporated under the laws of the State of Delaware on January 24, 2018. Trinity was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses with the intention of focusing its search for a target business in the real estate sector.

On May 17, 2018, Trinity closed its initial public offering of 34,500,000 Units, each consisting of one share of Trinity common stock and one redeemable warrant, including the issuance of 4,500,000 Units as a result of the underwriters’ exercise of their over-allotment option in full. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $345,000,000.

Simultaneously with the closing of the initial public offering, Trinity issued to HN Investors LLC, referred to herein as the “Trinity Sponsor,” 12,350,000 warrants (the “private placement warrants”), each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, at a price of $1.00 per private placement warrant, in a private placement generating gross proceeds of $12,350,000.

Prior to the consummation of the initial public offering, on January 26, 2018, the Sponsor purchased 8,625,000 Founder Shares of Trinity’s Class B common stock, par value $0.0001 (“Class B common stock”), for an aggregate purchase price of $25,000.

Approximately $351.9 million of the net proceeds from the initial public offering (including the over-allotment) and the private placements with the Trinity Sponsor were deposited in a trust account established for the benefit of the public stockholders of Trinity.

Prior to the consummation of its initial public offering, neither Trinity, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with Trinity.

After the initial public offering, Trinity initiated an active search for prospective businesses and assets to acquire. Representatives of Trinity and the Trinity Sponsor contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities. Trinity initiated contact with approximately 32 potential acquisition targets, including approximately 28 privately held companies and four publicly traded companies, with annual EBITDA ranging from approximately $11,000,000 to $119,000,000. Out of the 32 other targets considered, Trinity and the Trinity Sponsor had conducted due diligence review of five potential targets (including the Company Group), and one other letter of intent was submitted.

The other five potential targets (including the one where a letter of intent was submitted) included (i) a hotel and apartment development company (“Company A”), (ii) a restaurant and entertainment company (“Company B”), (iii) a hostel operator (“Company C”), (iv) a private meeting and event space provider (“Company D”), and (v) an Atlantic City casino resort (“Company E”).

Trinity’s discussions with Company A stalled because the parties could not agree on transaction terms, including valuation of the business and the Trinity Sponsor economics. Trinity and the Trinity Sponsor were engaged in discussions with Company B, until Company B advised Trinity that it was postponing its intention to become a public company and Trinity management and the Trinity Sponsor questioned Company B’s profitability and growth prospects. Trinity and the Trinity Sponsor engaged in negotiations with Company C. However, Company C advised it was not ready to become a public company and also Trinity and the Trinity Sponsor were uncertain about the unproven business model of Company C in the U.S. market. Discussions between Trinity management, the Trinity Sponsor and Company D ended after Trinity concluded Company D was too small and not ready to become public, and questioned Company D’s growth prospects. Trinity management and the Trinity Sponsor’s discussions with Company E did not continue because the parties could not agree on a valuation and Trinity questioned Company E’s growth prospects, the viability of the market and the reception by the public market. Based on how discussions and negotiations with the Company Group progressed, Trinity’s board of directors ultimately unanimously determined that the Business Combination with the Company Group was the most attractive potential transaction and thereafter primarily focused its efforts on the Company Group.

As part of their ordinary course consideration and evaluation of the business prospects and strategies of the Company Group, Broadmark Capital, LLC, hereinafter referred to as “Broadmark Capital,” and the Company Group and their respective management teams regularly assess the Company Group’s performance and competitive position with the objective of identifying opportunities to enhance member value, including potential acquisitions, divestitures, business combinations and other transactions.

From time to time, the management and owners the Company Group have met with managers of companies and financial advisors in the real estate industry to discuss industry developments and possible opportunities to engage in business combinations and other strategic transactions. In addition, from time to time, members of the Company Group’s management have received unsolicited inquiries and had discussions with third parties regarding potential strategic transactions.

During April and May 2018, the Company Group had preliminary conversations with a financial buyer (“Bidder A”) about a potential transaction involving the Company Group.

In May, 2018, the Company Group and Bidder A executed a confidentiality agreement, and Bidder A began conducting due diligence on the Company Group.

On August 14, 2018, Broadmark Capital retained CSCA to explore a range of potential strategic transactions, including but not limited to transactions involving a business combination, sale or merger of some or all of the Companies and the Management Companies, or the sale of a minority or majority interest in the Management Companies, among others. In conjunction with CSCA’s engagement, CSCA prepared a detailed confidential information memorandum about the business of the Company Group and established an electronic data room containing financial and operating information regarding the Company Group.

From October 2018 through early April 2019, CSCA contacted approximately fifty strategic and financial counterparties, including but not limited to private equity firms, hedge funds, mortgage real estate investment trusts, referred to herein as “REITs,” business development companies, non-bank lenders, family offices and other investors. Trinity was initially contacted as part of CSCA’s reach out on October 30, 2018. Of the parties contacted, the Company Group entered into confidentiality agreements with twelve parties, including Trinity. CSCA and the Company Group held discussions with these parties, including Trinity, regarding the business prospects of the Company Group and potential transactions involving investments in either the Companies or the Management Companies. Following these discussions, while several parties (other than Trinity) expressed interest in the Company Group generally, no party (other than Trinity) submitted an offer or indication of interest in the context of a possible transaction for either CSCA or the Company Group to consider.

As noted above, on October 30, 2018, CSCA contacted Trinity to discuss Trinity’s interest in a business combination with the Company Group. During these discussions, CSCA provided Trinity with a summary overview of the Company Group and form of confidentiality agreement.

On November 1, 2018, Trinity executed a confidentiality agreement with Broadmark Capital. CSCA provided Trinity with access to the electronic data room containing financial and operating information.

On November 2, 2018, Mr. Neibart, Chairman of Trinity, met with CSCA at CSCA’s offices in New York where CSCA provided background information on the Company Group and discussed the mutual benefits of completing a business combination with Trinity as a special purpose acquisition vehicle, or “SPAC.”

Trinity representatives conducted follow up conference calls with CSCA on November 5, 2018 and November 9, 2019 to further discuss the business combination opportunity with the Company Group.

On November 20, 2018, CSCA and Mr. Schocken from the Management Companies and representatives of Trinity met at CSCA offices in New York. Mr. Schocken and Trinity’s representatives discussed the Company Group and its business, and Trinity and SPAC transactions.

On November 26, 2018, CSCA discussed a potential transaction structure with Trinity pursuant to which Trinity would acquire the Management Companies and concurrently make a minority investment in the Companies.

Commencing on November 26, 2018, representatives of Trinity, including Messrs. Lee Neibart, Sean Hehir, Jeffrey Barry, Gregg Yamauchi, Stephen G. Haggerty and Kevin Hayashi, held weekly conference calls with members of the Trinity Sponsor. During these conference calls, among other things, Mr. Haggerty and Dan Hirsch, an outside consultant advising Trinity Sponsor’s affiliates in connection with a potential business combination, provided updates regarding potential acquisition targets being considered by Trinity and the status of discussions and negotiations with such targets.

On December 23, 2018, Trinity and Raymond James & Associates, Inc., hereinafter referred to as “Raymond James,” discussed the potential for Trinity to engage Raymond James as its financial advisor in connection with a potential business combination.

On January 15, 2019, Bidder A submitted a written offer to acquire a 60% interest in the Management Companies, structured as an upfront payment of cash and a contingent earn out if certain revenue thresholds were achieved.

Between January 15, 2019 and January 30, 2019, Bidder A continued to conduct due diligence on the Company Group and the parties had various discussions about the structure and financial terms of a potential transaction.

On January 16, 2019, Raymond James met with CSCA in New York and held a conference call with Trinity’s representatives to discuss the business combination opportunity with the Company Group.

On January 21, 2019, Trinity submitted a due diligence request list to CSCA.

On January 23, 2019 and January 24, 2019, representatives of Trinity held conference calls with the members of management of the Company Group to commence due diligence and discuss Trinity’s initial questions.

On January 30, 2019, Bidder A submitted a revised written offer to acquire 75% of the Management Companies, structured as an upfront payment of cash and shares of Bidder A. The offer also included a capped contingent earn out if certain revenue thresholds were achieved. Company Group discussed the terms of Bidder A’s revised offer and determined that the terms of the revised offer were not as favorable as the terms of the transaction being discussed with Trinity because the offer from Bidder A did not offer liquidity for members of the Companies and was less attractive from a financial and structural perspective.

Between January 30 and April 19, 2019, the Company Group continued to have discussions with Bidder A in an attempt to negotiate and improve the terms of the offer from Bidder A.

On February 12, 2019, Raymond James sent CSCA discussion materials setting forth a preliminary deal structure and terms and potential deal consideration. The deal structure contemplated a merger of the Company Group and Trinity pursuant to which the combined company would become a publicly traded internally managed mortgage REIT. CSCA forwarded the information to and discussed the materials with management of the Company Group.

On February 14, 2019, representatives of Trinity and Raymond James held in-person meetings in Seattle, Washington with the members of management of the Company Group and CSCA to discuss Trinity’s February 12, 2019 discussion materials.

On February 28, 2019, after discussions with management of the Company Group, CSCA provided Trinity and Raymond James with discussion materials in response to the Raymond James February 12, 2019 discussion materials and outlining potential changes to improve the deal structure and deal consideration for the benefit of both the Companies and the Management Companies.

On March 12, 2019, Trinity held a board meeting to discuss the status of its search for a suitable business combination candidate, including discussions with the Company Group and the development of a timeline for a business combination. The board of directors also discussed the status of due diligence efforts, audit-related matters and post-transaction leadership and governance matters, as well as discussions held with its representatives regarding the development of a transaction structure. In addition, on March 12, 2019, Trinity presented the Company Group with an updated SPAC overview model in response to the Company Group’s February 28, 2019 discussion materials incorporating certain changes to the proposed transaction.

On March 22, 2019, Messrs. Schocken and Haggerty met in New York to further discuss the terms of a potential business combination.

On March 23, 2019, Messrs. Haggerty, Schocken and Hirsch discussed the valuation of the Company Group and the consideration the members of the Companies and the Management Companies would receive in the potential business combination, including the ratio of cash and stock consideration that the members of the Management Companies would receive. Trinity and the Company Group agreed to arrange discussions among their respective legal advisors regarding a potential business combination.

On March 23, 2019, the Company Group engaged Bryan Cave Leighton Paisner LLP, hereinafter referred to as “Bryan Cave,” as counsel to the Company Group.

On March 25, 2019, after CSCA had further discussions with management of the Company Group, CSCA sent Trinity revised terms for a proposed transaction in response to matters previously discussed with Trinity on March 12, 2019 with the aim of improving further the deal structure and deal consideration for the benefit of the members of both the Companies and the Management Companies.

On March 29, 2019, Trinity provided the Company Group with a draft of a non-binding letter of intent regarding a potential business combination, the terms of which included, among others, merger consideration for the Management Companies of $160 million in the form of 70% cash and 30% stock, a post-closing investment by Trinity of $139 million for loan origination, and the exchange by the Company members of their units for shares of the post-transaction combined entity. The draft letter of intent proposed entry into a 60-day exclusivity period whereby the parties would negotiate the terms of a definitive transaction agreement. Trinity contemplated obtaining additional financing for a business combination in the form of a private investment in public equity, or “PIPE,” investment. The draft letter of intent provided that each of Trinity and the Company Group would be obligated to pay their respective expenses incurred in connection with the business combination.

In April 2019, following failed attempts to negotiate improved terms with Bidder A, and in light of the more favorable proposed terms being discussed with Trinity, the Company Group decided to terminate discussions with Bidder A and pursue discussions with Trinity.

On April 2, 2019, CSCA reached out to Raymond James to indicate that the anti-dilution provision restricting ordinary dividends in the Trinity warrant agreements would be problematic for a publicly traded REIT and that the warrant agreements would need to be amended to remove the anti-dilution provision in order to proceed with a transaction.

On April 6, 2019, Trinity provided the Company Group with a revised draft of a non-binding letter of intent regarding a potential business combination, which was revised, at the Company Group’s request, to provide that Trinity would cooperate in good faith to reach an agreement to structure the business combination such that the receipt of shares as merger consideration would be “tax-free” to the current members of the Company Group. The revised draft did not provide that the parties would exclusively negotiate the terms of a business combination and required each party to pay their respective transaction expenses.

On April 10, 2019, the Company Group discussed with CSCA the merits of pursuing a transaction with Trinity compared to a stand-alone strategy in the absence of any other actionable offers. Among the factors considered by the Company Group in favor of pursuing the Trinity transaction were the benefits of liquidity the transaction would offer to members of the Companies and the Management Companies, the opportunity to create a compelling unleveraged combined enterprise with the ability to grow, and the potential for value creation for members of the Companies and the Management Companies to the extent the combined company trades in line with comparable commercial REIT peers among other factors. Similarly, the Company Group considered risks associated with the transaction, including, but not limited to, the volatility associated with being a publicly traded company as well as certain dilutive aspects of pursuing a transaction with a SPAC, among other factors. After consideration of these factors, the Company Group determined that continuing to pursue a transaction with Trinity was preferable to a stand-alone strategy or an alternative transaction given the absence of any other actionable offers and the less favorable financial and structural terms previously offered by Bidder A. On April 12, 2019, Trinity and the Company Group mutually agreed to continue discussions based on the terms outlined in the non-binding letter of intent.

On April 15, 2019, Trinity, the Company Group and their legal and financial advisors held an all-hands working group call to discuss the structure and status of due diligence and the structure of a potential business combination.

Commencing on April 23, 2019, Trinity, the Company Group and their legal and financial advisors held a weekly conference call to review the status of due diligence, planning efforts with respect to the business combination and the status of negotiations and discussions regarding the transaction and ancillary agreements.

On May 8, 2019 and May 9, 2019, Trinity performed in-person due diligence at the Company Group’s facilities of loan files and related materials. In addition, Trinity met with customers of the Company Group and Trinity and the Company Group prepared materials regarding a potential PIPE transaction.

On May 13, 2019, Trinity held a board meeting to discuss the status of Trinity’s search for a suitable business combination candidate and planning efforts related to its expectation that a transaction would be consummated by September 31, 2019. The directors considered the ongoing discussions being held with the Company Group and its representatives regarding, among other things, the intended structure of the transaction, a review of the status of due diligence efforts, audit-related matters and post-transaction leadership and governance matters.

On May 16, 2019, Trinity and Raymond James executed an engagement letter, pursuant to which Raymond James agreed to provide financial advisory services to Trinity relating to the potential transaction between Trinity and the Company Group.

On May 22, 2019 and May 23, 2019, principals of Trinity and the Company Group met with potential investors in San Francisco, California regarding the potential PIPE transaction, including Farallon Capital Management, referred to herein as “Farallon.”

On May 27, 2019, representatives of Trinity performed in-person due diligence at the Company Group’s facilities in Seattle, Washington of loan files and related documentation, including the confirmation of loan terms with underlying documents and the review of appraisals.

On May 30, 2019, Trinity and B. Riley FBR executed an engagement letter, pursuant to which B. Riley FBR agreed to provide financial advisory services to Trinity relating to the potential PIPE transaction.

On May 30, 2019, Bryan Cave distributed a draft of the merger agreement for the potential business combination to Trinity and Gibson Dunn. Trinity and Gibson Dunn, on the one hand, and the Company Group and Bryan Cave, on the other hand, held ongoing discussions and negotiations regarding the merger agreement and exchanged comments and revised drafts on each of June 13, 2019, June 23, 2019 and July 10, 2019.

On June 5, 2019 and June 6, 2019, the principals of Trinity and the Company Group made presentations to potential investors in the PIPE transaction in New York.

On July 11, 2019, Trinity and Gibson Dunn distributed to Bryan Cave drafts of the form of employment agreement and form of restrictive covenant agreement to be executed by members of management of the Company Group. On July 12, 2019, Trinity and Gibson Dunn distributed a draft of the form of management support agreement to Bryan Cave. Bryan Cave provided Gibson Dunn with a revised draft of the merger agreement on July 20, 2019 and revised forms of the employment agreement, restrictive covenant agreement and management support agreements on July 23, 2019.

On July 15, 2019, and continuing until July 17, 2019, Messrs. Haggerty, Hirsch (on July 15) and Yamauchi held in-person meetings with members of management of the Company Group at the Company Group’s facilities in Seattle, Washington. Among things discussed were outstanding business issues in the merger agreement and cooperation with respect to the audit of the Company Group. Mr. Schocken informed Messrs. Haggerty and Yamauchi of the Company Group’s desire that any PIPE transaction be structured as a common equity investment. During this period, Trinity and Farallon continued discussions regarding Farallon’s interest in participating in a PIPE transaction and due diligence matters.

During July 2019, Farallon conducted due diligence of the Company Group.

On July 23, 2019, representatives of the Company Group and Trinity met in Seattle, Washington to discuss the proposed employment terms of senior management of the Company Group and the scope of restricted business activities under the non-competition provision in the employment agreements and the restrictive covenants agreements.

On July 30, 2019, Farallon and Trinity reached preliminary agreement on the terms of Farallon’s PIPE Investment, including a commitment to subscribe for $75 million in shares of Broadmark Realty common stock at the Reference Price, with the option to purchase an additional $25 million in shares of Broadmark Realty common stock during the twelve months following the closing of the business combination at the Reference Price. On July 31, 2019, representatives of Farallon and its counsel at Richards Kibbe & Orbe LLP had a call with representatives of Trinity and Gibson Dunn to discuss the status of the transaction documents for the business combination with the Company Group and the PIPE transaction and the terms of a potential PIPE transaction.

On July 30, 2019, Trinity and Gibson Dunn distributed a revised draft of the merger agreement to Bryan Cave. The revised draft of the merger agreement reflected, among other things, an increase from $48 million to $50.5 million of the equity merger consideration payable to the members of the Management Companies in connection with the closing of the transaction and the addition of a closing condition providing that Broadmark Realty would have at least $50 million in cash following the consummation of the business combination, any required redemption of Trinity’s public stockholders made in connection with the business combination, and any payments required to be made following the closing of the business combination and after taking into account certain transaction expenses. On the same day, Gibson Dunn provided Bryan Cave with revised drafts of the form of employment agreement and restrictive covenants agreement, and representatives of the Company Group and Trinity met in Seattle, Washington to discuss the proposed employment terms of senior management of the Company Group and the scope of restricted business activities under the non-competition provisions of the employment agreements and the restrictive covenant agreements.

Between May 30, 2019 and August 9, 2019, representatives of Trinity and Gibson Dunn, on the one hand, and the Company Group and Bryan Cave, on the other hand, had multiple calls and meetings to discuss the terms of the merger agreement and ancillary agreements.

On August 9, 2019, the Companies’ boards of directors and Management Companies met to discuss the merger agreement and the business combination. CSCA delivered to the board of directors and Management Company of each Company its findings as to the fairness, from a financial point of view, of the merger consideration to be received in the business combination by the members holding preferred units of each Company. Subsequently, the board of directors and the Management Company of each Company unanimously approved the merger agreement and the business combination and resolved to recommend adoption of the merger agreement by the members of the Companies.

On the afternoon of August 9, 2019, the Trinity board of directors held a meeting at which members of Trinity management, Mssrs. Haggerty, Hirsch and Luebbers, and representatives of Gibson Dunn, Raymond James and B. Riley were present. Trinity management and representatives of Gibson Dunn and B. Riley provided the Trinity board of directors with an update on the terms of the transaction, including the terms of the business combination and the PIPE Investment, that had been finalized since prior discussions with Trinity’s directors. The Trinity board of directors, based on their respective skills, backgrounds and experiences, together with the advice they had received from their advisors, felt they were qualified to evaluate the terms of the merger proposal and to determine whether the proposed transaction was fair to and in the best interests of the stockholders of Trinity in satisfaction of their fiduciary duties. The Trinity board of directors did not obtain an opinion from its financial advisor on the fairness of the Business Combination.

In evaluating the fairness of the terms of the Business Combination, the Trinity board of directors considered and discussed with management and its advisors multiple factors, including the financial condition of the Company Group and the pro forma financial information, the terms of the ancillary agreements to the merger agreement, the amount and form of the merger consideration, and the historic and projected trading prices and trading volumes of Trinity common stock and warrants. After discussion and upon a motion duly made and seconded, the Trinity board of directors unanimously resolved that the following be approved: (i) the merger agreement and the ancillary agreements thereto, and each of the transactions contemplated by the merger agreement, including the Business Combination; and (ii) the PIPE Investment.

On August 9, members of the Management Companies approved the merger agreement and the business combination and executed employment agreements, restrictive covenant agreements, lock up agreements and management support agreements, and certain affiliates of Farallon executed subscription agreements providing for the PIPE Investment.

On August 9, Trinity, Broadmark Realty and the Company Group executed the merger agreement and the ancillary agreements.

On October 14, 2019, the Companies’ boards of directors and Management Companies met to discuss the potential impact on the business combination and the merger consideration to be paid in the business combination as a result of the contemplated Warrant Amendment Proposal and redemptions by certain preferred unitholders of the Companies as of October 1, 2019. In addition, they discussed the October Opinions delivered by CSCA as to CSCA’s findings as to the fairness, from a financial point of view, of the merger consideration to be received in the business combination by the members holding preferred units of each Company. Subsequently, the board of directors and the Management Company of each Company unanimously reaffirmed their recommendation for the approval of the merger agreement and the transactions contemplated by the merger agreement by the members of the Companies.

Trinity’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “—Background of the Business Combination” above, Trinity’s board of directors, in evaluating the Business Combination, consulted with Trinity’s management and legal and financial advisors, and, in reaching its decision to recommend approval of the Business Combination, considered a variety of factors. In light of the complexity of those factors, Trinity’s board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Trinity’s board of directors did not obtain a fairness opinion on which to base its assesment. However, the factors considered by Trinity’s board of directors include, but are not limited to, the following:

•	the Company Group is an already successful business with strong growth prospects within the residential and commercial real estate lending sector;
•	the Business Combination will strengthen the Company Group’s business throughout the U.S. market and provide additional cash and other resources for continued growth and investment in the business;
•	the residential and commercial real estate lending sector is critical to housing and construction, generally, and the Company Group is well-positioned to capture the benefits of continued growth in the industry;
•	the Company Group will be well positioned to grow and develop its business in response to certain demographic and economic factors, including the increase in population growth of cities and states with low costs of living and an interest rate environment that is accommodative of new construction activity;
•	the Company Group’s year-on-year total revenue growth across all segment was 82% and 50%, respectively, for each of the years ended December 31, 2018 and December 31, 2017;
•	the experience and expertise of the Trinity board of directors and founders in the real estate industry will be beneficial to the growth of the post-Business Combination company;
•	the intention to have the common stock of the post-Business Combination company listed on the NYSE, a major U.S. stock exchange, which Trinity’s board of directors believes has the potential to offer stockholders greater liquidity;
•	extensive meetings and calls with the Company Group management regarding operations, financial position and projections;
•	the Company Group has a strong management team with significant experience in real estate and financial services that is expected to remain with the post-Business Combination company;
•	the founders and senior management of the Company Group intend to remain with the post-Business Combination company in the capacity of officers and/or directors, which will provide helpful continuity in advancing the company’s strategic and growth goals;
•	the founders and senior management of each of the Company Group and Trinity have each agreed to be subject to a 12-month lock-up in respect of their Trinity shares, subject to certain customary exceptions, which will provide important stability to the leadership and governance of the post-Business Combination company;
•	the Company Group has a strong financial profile with recurring and predictable revenues and strong industry fundamentals;
•	the Company Group derives revenue from a broad network of borrowers throughout the real estate industry;
•	the Company Group has a national reach with lending activity in twelve key states across the U.S. and is well-positioned to take advantage of state and regional growth opportunities;
•	the aggregate value of the consideration payable by Trinity pursuant to the Merger Agreement;
•	the fact that the Trinity stockholders will retain an ownership stake following the Business Combination, which provides them the opportunity to participate in the potential growth of Broadmark Realty following the Business Combination; and
•	the financial and other terms and conditions of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Trinity and the Company Group.

In the course of its deliberations, Trinity’s board of directors, in consultation with Trinity’s management and Trinity’s legal and financial advisors, also considered a variety of risks and other factors relating to the Business Combination, including the following:

•	the potential that a significant number of Trinity stockholders elect to redeem their shares, which would potentially make the Business Combination more difficult or impossible to complete;
•	challenges associated with preparing the Company Group, a private entity, for the applicable disclosure and listing requirements to which the post-Business Combination company will be subjected as a publicly traded REIT on the NYSE; and
•	the interests of Trinity’s directors and officers in the Business Combination (see “The Business Combination— Interests of Directors, Managers and Executives in the Business Combination—Interests of Directors, Managers and Executives of Trinity.”).

In determining the Company Preferred Merger Consideration and Company Common Merger Consideration, and the totality of its fairness to Trinity stockholders, the board of directors of Trinity also considered the financial advice provided by Raymond James & Associates, Inc., as well as the capital markets advice provided by B. Riley FBR, Inc.

During several meetings of the executive teams of Trinity and Trinity Sponsor and in on-going consultation with Trinity’s board of directors, a substantial amount of time was spent evaluating and reviewing the merger consideration of $152.5 million for the Management Companies and merger consideration of $1,000.3 million for the Companies. In consultation with Trinity’s board of directors and advisors, it was determined that the preferred methodology for evaluating the manager consideration would be to use precedent transactions--specifically looking at overall transaction value to the trailing twelve month of fees and transaction value to EBITDA multiples for management company transactions in the asset management and mortgage REIT sectors. For the merger consideration for the Companies, Trinity used the market comparable method, specifically looking at price and book value per share, dividend yield and debt ratios for internally managed mortgage REITs. Trinity management and its board of directors consulted with Raymond James about the consideration being paid for the Management Companies and the Companies.

The foregoing discussion of the material factors considered by Trinity’s board of directors is not intended to be exhaustive but does set forth the principal factors considered by Trinity’s board of directors.

The foregoing discussion of the information and factors considered by Trinity’s board of directors is forward-looking in nature. This information should be read in light of the factors set forth in the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward Looking Statements.”

The Company Group’s Reasons for the Business Combination

As described under “—Background of the Business Combination” above, in evaluating the Business Combination, the board of directors of the Companies and the Management Companies consulted with their legal and financial advisors, and in reaching their decision to recommend approval of the Business Combination, the board of directors of the Companies and the Management Companies considered a variety of factors. In light of the complexity of those factors, the board of directors of the Companies and the Management Companies did not consider it practicable to, nor did they attempt to, quantify or otherwise assign relative weights to the specific factors they took into account in reaching their decision. The factors considered by the board of directors of the Companies and the Management Companies include, but are not limited to, the following:

•	Access to Liquidity and NYSE Listing. The shares of Broadmark Realty common stock that members will receive in exchange for their units will trade on the NYSE, subject to the NYSE’s approval of the listing application to be submitted by Broadmark Realty, and consequently, former preferred unit holders of the Companies are expected to have significantly increased liquidity with respect to their shares of Broadmark Realty common stock than they had with respect to their preferred units.
•	Internally-Managed REIT with no debt. Following the completion of the Business Combination, Broadmark Realty will be an internally managed commercial REIT with an initial equity market capitalization in excess of $1.0 billion and no debt outstanding and is expected to compare favorably to its publicly traded peer group who tend to be externally managed and utilize leverage.

•	Ownership Interest in Strategic Growth Platform. As an internally managed REIT, members will be able to participate in future potential internal and external growth of Broadmark Realty, potentially including, but not limited to, an expansion of its lending platform, raising of additional private real estate lending companies and corresponding receipt of management fee income.
•	Significant Dividend and Potential for Dividend Growth. Subject to customary board of director approvals, Broadmark Realty expects to pay out a substantial portion of its net income in dividends to its shareholders, which would allow former members to continue to benefit from significant dividend income on their investment going forward.
•	Broader Access to Capital. As a publicly traded company, Broadmark Realty may benefit from broader access to public equity capital to grow its business and its loan portfolio and consequently may generate additional fees from its increased lending activity.
•	Increased Geographic Diversification. Following the Business Combination members may benefit from increased geographic diversification of Broadmark Realty’s loan portfolio as compared to the individual Company lending activities prior to the Business and benefit from reduced exposure to regional economies.
•	Increased Borrower Diversification. Following the Business Combination members will benefit from increased borrower diversification of Broadmark Realty’s combined loan portfolio as a result of the larger base of borrowers.
•	Additional Cash Proceeds to Grow Loan Portfolio. The Business Combination will provide additional cash to grow the Company Group’s loan portfolio and may generate significant interest income and origination fees that members would be able to participate in.
•	Benefit of Relationship with Trinity. The Company Group’s business will benefit from the significant public company and transactional experience of the members of Trinity’s management team joining Broadmark Realty’s board of directors.
•	Favorable Solution to Potential Exchange Act Registration Requirement without Occurrence of the Business Combination. The Business Combination provides a favorable solution to the possibility that any of the Companies, individually, would be required to register under the Exchange Act if they were to exceed the permissible number of investors without registration, which would add extra cost for the Companies without creating a trading market for the units held by members.
•	Enhanced Ability to Retain Executives and Employees. Assuming that the Incentive Plan is approved by Trinity shareholders, Broadmark Realty will be able to utilize equity compensation to compensate key employees the fact that equity compensation will be available for awards to the executive officers and employees of the Company Group to help incentivize, retain and align the interests of such persons with those of Broadmark Realty shareholders.
•	CSCA Fairness Opinion. The August Opinions of CSCA that, as of August 9, 2019, and the October Opinions that, as of October 14, 2019, and on the basis of and subject to the assumptions, qualifications, limitations and other matters described in their written opinions, the consideration to be received by preferred unitholders of each of the Companies in the Business Combination was fair to them from a financial point of view, as more fully described below under “Opinions of Financial Advisor to the Board of Directors and Management Company of Each Company.”

In the course of its deliberations, the board of directors of the Companies and the Management Companies, in consultation with their legal and financial advisors, also considered a variety of risks and other factors relating to the Business Combination, including the following:

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved.
•	Risk that Shares of Broadmark Realty Common Stock Trade Below the Reference Price. The fact that shares of Broadmark Realty common stock may trade on the NYSE below the Reference Price (as defined in the Merger Agreement), which was the price utilized to determine the number of shares of Broadmark Realty common stock that members receive in the Business Combination.

•	Outstanding Warrants. Following completion of the Business Combination, Broadmark Realty was anticipated to have 46.9 million warrants outstanding, exercisable at $11.50 per share; and to the extent that Broadmark Realty’s share price exceeds that amount, the exercise of a significant amount of warrants could negatively impact the trading value of shares of Broadmark Realty common stock.
•	Inability to Invest based on Geographic Focus. Investors that prefer to invest in a limited geographical area or number of states will now be invested in an entity that may invest nationwide.
•	Management’s Limited Public Company Experience. The Company Group has been privately held since inception, and the management team has no experience managing a Public Company.
•	Significant Costs and Challenges Associated with Being a Public Company. The expenses and challenges associated with preparing the Company Group for the applicable disclosure and listing requirements to which Broadmark Realty will be subjected as a publicly traded REIT on the NYSE.
•	Litigation. The possibility of litigation challenging the Business Combination.

The foregoing discussion of the material factors considered by the board of directors and Management Company of each Company is not intended to be exhaustive but does set forth the principal factors considered by these parties.

The foregoing discussion of the information and factors considered by the board of directors and Management Company of each Company is forward-looking in nature. This information should be read in light of the factors set forth in the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward Looking Statements.”

When considering the recommendation of the board of directors and Management Company of each Company to vote in favor of the Company Group Business Combination Proposals, members of the Companies should be aware that the directors of the Companies and the Management Company executives and equity owners have interests in the Business Combination that are different from or in addition to (or which may conflict with) members’ interests. See the section entitled “The Business Combination—Interests of Directors, Managers and Officers in the Business Combination—Interests of Directors, Managers and Executives of the Company Group” for a further discussion.

Opinions of Financial Advisor to the Board of Directors and Management Company of each Company

Opinion of the Broadmark Group’s Financial Advisor

The Broadmark Group and Broadmark Capital engaged CSCA to act as financial advisor to perform investment banking services, pursuant to an engagement letter dated August 14, 2018 and subsequently amended on August 2, 2019 and on October 14, 2019 (the “Financial Advisor Engagement Agreement”). In addition, the Board of Directors of each of the Companies and each of the Management Companies (the “Broadmark Parties”) engaged CSCA to render its fairness opinions pursuant to a fairness opinion engagement letter dated August 8, 2019. On August 9, 2019, CSCA rendered its oral opinions (which were subsequently confirmed in writing, such opinions, the “August Opinions”) to the Broadmark Parties that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinions, the Company Preferred Merger Consideration Per Unit to be paid by Broadmark Realty in the proposed merger was fair, from a financial point of view, to the identified preferred unitholders of each respective Company.

In light of the Warrant Amendment Proposal and redemptions by preferred unitholders of the Companies as of October 1, 2019, the Broadmark Parties requested that CSCA update the August Opinions. On October 14, 2019, the Broadmark Parties engaged CSCA to render its updated fairness opinions pursuant to a fairness opinion engagement letter dated October 14, 2019, and an engagement letter among the Broadmark Parties and CSCA, which was initially dated as of August 14, 2018 and subsequently amended on August 2, 2019 and further amended on October 14, 2019. On October 14, 2019, CSCA rendered its updated oral opinions (which were subsequently confirmed in writing, such opinions, the “October Opinions” and, together with the August Opinions, the “Opinions”) to the Broadmark Parties that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its October Opinions, the Company Preferred Merger Consideration Per Unit to be paid by Broadmark Realty in the proposed merger is fair, from a financial point of view, to the preferred unitholders of each respective Company. In referring to the August Opinions in the following disclosure, CSCA reaffirms that the August Opinions were based only on conditions and circumstances existing as of, and were effective only as of, the date of the August Opinions and does not imply that the August Opinions are accurate as of any other date.

The full text of CSCA’s Opinions are attached as Annexes B, C, D and E to this joint proxy statement/prospectus. CSCA’s Opinions set forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by CSCA in rendering its Opinions. You are encouraged to read the Opinions carefully in their entirety.

The following is a summary of CSCA’s Opinions and the methodology that CSCA used to render its Opinions. This summary is qualified in its entirety by reference to the full text of each Opinion.

CSCA’s Opinions, the issuance of which were approved by CSCA’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, are addressed to the Board of Directors of each of the Companies and to each of the Management Companies and address only the fairness, from a financial point of view, of merger consideration to be offered to the preferred unitholders of each Company and do not constitute a recommendation to any such preferred unitholder of each Company as to how such preferred unitholder should vote with respect to the Transactions. CSCA was not requested to address, and its Opinions do not in any manner address, the Broadmark Parties’ underlying business decision to proceed with or effect the Transactions, the likelihood of the consummation of the Transactions, or the relative merits of the Transactions as compared to any other transaction in which the Broadmark Parties may engage. In addition, CSCA expressed no opinion on, and its Opinions do not in any manner address, the fairness of the amount or the nature of any compensation paid to the Management Companies or to any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the aggregate consideration to be offered to the preferred unitholders of the Companies in the Transactions. No limitations were imposed by the Broadmark Parties upon CSCA with respect to the investigations made or procedures followed by it in rendering its Opinions.

In arriving at its October Opinions, CSCA, among other things:

•	Reviewed for each of the Companies and the Management Companies, as applicable, (a) the audited financial information for the twelve-month periods ended December 31, 2016, 2017, and 2018, respectively, (b) the unaudited financial information for the three-month periods ended March 31, 2018 and 2019, the three-month and six-month periods ended June 30, 2018 and 2019, and the three-month and nine-month periods ended September 30, 2018, respectively, (c) draft financial information for the three-month and nine-month periods ended September 30, 2019, as provided on October 9, 2019, (d) historical and projected operating data and (e) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization, all of the foregoing as prepared and provided by Broadmark management;
•	Reviewed projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization of Broadmark, all of the foregoing as prepared and provided by Broadmark management;
•	Reviewed certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information relating to Trinity including Trinity's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019;
•	Reviewed pro forma financial information and operating data and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and future results of Broadmark Realty, as prepared and provided by the management of Trinity and Broadmark;
•	Discussed with management of Broadmark and Trinity of their respective assessments as to the relative likelihood of achieving the future financial results and the past and current operations, the financial condition and prospects of Broadmark, Trinity, and Broadmark Realty, as applicable, before and after giving effect to the Transactions;
•	Reviewed the organizational and offering documents of the Companies and the Management Companies, as applicable;
•	Reviewed (a) the Merger Agreement and Disclosure Schedules thereto, dated August 9, 2019, (b) the Management Company Support Agreement, dated August 9, 2019, (c) the Employment Agreements, dated August, 9, 2019, entered into by members of management of the Management Companies, (d) the Consulting Agreement, dated August 9, 2019, entered into by Joseph Schocken, (e) the Restrictive

Covenant Agreements, dated August 9, 2019, entered into by members of management of the Management Companies, (f) the Equity Lock-up Agreements, dated August 9, 2019, entered into by members of management of the Management Companies, (g) the Subscription Agreement, dated August 9, 2019, (h) the Sponsor Agreement, dated August 9, 2019, (i) the First Amendment to the Subscription Agreement, dated September 19, 2019, and (j) the Warrant Amendment, the latest draft of which is dated September 19, 2019 (collectively, the “Transaction Documents”);

•	Reviewed this Form S-4 Registration Statement and amendments hereto, including but not limited to, pro forma financial statements for each of Broadmark and Broadmark Realty for the year ended December 31, 2018 and the six months ended June 30, 2019;
•	Compared certain financial information of each of the Companies, Broadmark and Broadmark Realty with similar information of other companies as CSCA deemed relevant;
•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions, and comparisons of such terms with the Transactions, as CSCA deemed relevant to its analysis;
•	Performed various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies; and
•	Performed such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of the October Opinions, including its knowledge of the commercial and residential mortgage and real estate industries, as well as its experience in connection with similar transactions and securities valuation generally.

In arriving at its August Opinions, CSCA reviewed substantially similar information as available as of the date of its August Opinions as further set forth in the full text of its August Opinions.

In arriving at its Opinions, CSCA assumed and relied upon the accuracy and completeness of the financial and other information used by CSCA without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). CSCA also relied upon the assurances of each of the Broadmark Parties that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to financial projections, upon the advice and at the direction of the Broadmark Parties, CSCA assumed that such projections, based on the assumptions stated therein, were reasonably prepared and reflected the best currently available estimates and judgments of the Broadmark Parties as to the future financial performance of each Company and that each Company would perform substantially in accordance with such projections. With respect to the combined company projections, upon the advice and at the direction of the Broadmark Parties, CSCA assumed that such projections, based on the assumptions stated therein, were reasonably prepared and reflected the best currently available estimates and judgments of the Broadmark Parties and Trinity as to the combined company’s future financial performance and that the combined company would perform substantially in accordance with such projections. With respect to financial information and projections, at Broadmark’s direction, CSCA assumed that such financial information and projections are a reasonable basis to evaluate the Companies, the Broadmark Parties, and Broadmark Realty, and at Broadmark’s direction, CSCA relied upon such financial information and projections for purposes of its analyses and the Opinions. In arriving at its Opinions, CSCA assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its Opinions, CSCA did not conduct a physical inspection of the assets, properties and facilities of the Companies and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Companies. CSCA’s August Opinions were necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, August 9, 2019. CSCA assumed no responsibility for updating or revising its August Opinions based on events or circumstances that may have occurred after August 9, 2019. CSCA’s October Opinions were necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, October 14, 2019. CSCA assumed no responsibility for updating or revising its October Opinions based on events or circumstances that may have occurred after October 14, 2019. CSCA expressed no opinion as to the prices at which shares of Trinity common stock or the Broadmark Realty common stock would trade following the announcement of the Transactions. CSCA’s Opinions should not be viewed as providing any assurance that the market value of the shares of Broadmark Realty common stock to be held by the preferred unitholders of the Companies after the consummation of the Transactions will be in excess of the value of the units owned by such preferred unitholders at any time prior to the announcement or consummation of the Transactions.

With respect to the August Opinions, CSCA assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by CSCA. In conjunction with its Opinions, CSCA assumed the accuracy of the representations and warranties contained in the merger agreement and all the agreements related thereto. CSCA also assumed, upon the advice and at the direction of the Broadmark Parties, that all material governmental, regulatory and third party approvals, consents and releases for the Transactions would be obtained within the constraints contemplated by the merger agreement and that the Transactions will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. CSCA did not express any opinion as to any tax or other consequences that might result from the Transactions, nor did CSCA address any legal, tax, regulatory or accounting matters, as to which CSCA understood the Broadmark Parties had obtained such advice as they deemed necessary from qualified professionals.

In connection with rendering its Opinions, CSCA performed certain financial, comparative and other analyses as summarized below. In arriving at its Opinions, CSCA did not ascribe a specific range of values but rather made its determination as to fairness, from a financial point of view, to the preferred unitholders of the Companies on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its Opinions, CSCA did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses performed and factors considered by it and in the context of the circumstances of the particular transaction. Accordingly, CSCA believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its Opinions.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by CSCA in preparing its October Opinions to the Broadmark Parties. The summary of CSCA’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying CSCA’s October Opinions. CSCA utilized substantially similar financial analyses in preparing its August Opinions reflecting market and financial and other information available as of the dates proximate to the August Opinions.

For the purposes of its analyses and review, CSCA made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Broadmark Parties or any other parties to the Transactions. No company, business or transaction considered in CSCA’s analyses and review is identical to the Companies, the Management Companies, the Broadmark Group, or Broadmark Realty, or the Transactions, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in CSCA’s analyses and reviews. None of the Broadmark Group, Trinity, Broadmark Realty, CSCA or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, CSCA’s analyses and reviews are inherently subject to substantial uncertainty.

The financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by CSCA, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of CSCA’s analyses and reviews.

For purposes of each of the following analyses, CSCA used information regarding Company Preferred AUM and Preferred Units Outstanding as provided by the Broadmark Group management as of September 30, 2019 to compare the results of each analysis to the Company Preferred Merger Consideration Per Unit for each Company as set forth on the table below:

As of September 30, 2019	PBRELF I	BRELF II	BRELF III	BRELF IV
Company Preferred AUM	$461.4	$516.0	$23.1	$3.6
Preferred Units Outstanding(1)	4.7	5.2	0.2	0.0
Company Preferred AUM Per Unit	$98.98	$99.99	$100.00	$100.00
Company Preferred Merger Consideration Per Unit(2)	9.472	9.568	9.569	9.569

Note: $ and units in millions, except per unit values. BRELF IV actual units outstanding at 9/30/19 were 35,583.

(1)	Reflects 1-for-100 reverse split effective October 1, 2018.
(2)	Reflects Company Preferred AUM Per Unit divided by (i) the estimated trust value per Trinity Class A share at closing of $10.45 as provided by Trinity (the “Reference Price”).

Selected Precedent Transactions Analysis

CSCA reviewed and compared the purchase prices and financial multiples paid in selected other transactions that CSCA, based on its experience with merger and acquisition transactions, deemed relevant. CSCA chose such transactions with a focus on U.S. target companies based on, among other things, the similarity of the applicable target companies in the transactions to the Companies with respect to the size, industry or business mix, margins, competitive dynamics and other characteristics of their businesses. CSCA reviewed the following transactions:

Date Announced	Acquiror	Target
November 7, 2018	Ready Capital Corp.	Owens Realty Mortgage, Inc.
May 2, 2018	Annaly Capital Management, Inc.	MTGE Investment Corp.
April 26, 2018	Two Harbors Investment Corp.	CYS Investments, Inc.
April 11, 2016	Annaly Capital Management, Inc.	Hatteras Financial Corporation
April 7, 2016	Sutherland Asset Management Corp	ZAIS Financial Corp.
March 2, 2016	ARMOUR Residential REIT, Inc.	JAVELIN Mortgage Investment Corp.
February 26, 2016	Apollo Commercial Real Estate Finance, Inc.	Apollo Residential Mortgage
November 12, 2012	Annaly Capital Management, Inc.	CreXus Investment Corp.
January 29, 2008	Hypo Real Estate Holding AG	Quadra Realty Trust, Inc.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of each of the Companies and the companies included in the selected precedent transaction analysis. Although none of the selected transactions is directly comparable to the Transactions, the target companies in the selected transactions were companies that, for purposes of analysis, may be considered similar to the Companies.

Accordingly, for the above selected transactions, based on information from SEC filings and FactSet, CSCA calculated and reviewed the final announced transaction price as a multiple of the target company’s last reported tangible book value as of the time of announcement, which is referred to as “Transaction P/TBV”. The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Precedent Transactions	25th Percentile	Median	75th Percentile
Transaction P /TBV	0.86x	0.96x	1.04x

CSCA applied the range of Transaction P/TBV metrics from the selected precedent transactions to the respective Company Preferred AUM Per Unit as of September 30, 2019 (“Transaction P/TBV – 9/30”) and as of June 30, 2019 (“Transaction P/TBV – 6/30”) to calculate the implied Company Preferred AUM Per Unit. CSCA then calculated the implied Company Preferred Merger Consideration Per Unit by dividing (i) the implied Company Preferred AUM Per Unit by (ii) the Reference Price. The following tables set forth the results of such analyses.

	Company Metrics	Selected Precedent Transactions Metrics	Implied Ranges		Company Preferred Merger Consideration Per Unit
			Company Preferred AUM Per Unit Range	Company Preferred Merger Consideration Per Unit
PBRELF I
Transaction P/TBV – 9/30	$98.98	0.86x - 1.04x	$84.96 - $103.24	8.130 – 9.879	9.472
Transaction P/TBV – 6/30	$99.56	0.86x - 1.04x	$85.46 - $103.84	8.178 – 9.937	9.472

BRELF II
Transaction P/TBV – 9/30	$99.99	0.86x - 1.04x	$85.83 - $104.29	8.213 – 9.980	9.568
Transaction P/TBV – 6/30	$99.99	0.86x - 1.04x	$85.83 - $104.29	8.213 – 9.980	9.568

BRELF III
Transaction P/TBV – 9/30	$100.00	0.86x - 1.04x	$85.83 - $104.30	8.214 – 9.981	9.569
Transaction P/TBV – 6/30	$100.00	0.86x - 1.04x	$85.83 - $104.30	8.214 – 9.981	9.569

BRELF IV
Transaction P/TBV – 9/30	$100.00	0.86x - 1.04x	$85.83 - $104.30	8.214 – 9.981	9.569
Transaction P/TBV – 6/30	$100.00	0.86x - 1.04x	$85.83 - $104.30	8.214 – 9.981	9.569

CSCA noted that on the basis of the selected precedent transactions analysis, the Company Preferred Merger Consideration Per Unit of 9.472 for PBRELF I, 9.568 for BRELF II, 9.569 for BRELF III, and 9.569 for BRELF IV were within the range of implied Company Preferred Merger Consideration Per Unit.

Selected Comparable Company Analysis of the Companies

In order to assess how the market values shares of similar publicly traded companies and to provide a range of implied Company Preferred Merger Consideration Per Unit for each of the Companies, CSCA reviewed and compared specific financial and operating data relating to each of the Companies, respectively, with selected companies that CSCA, based on its experience in the Mortgage REIT industry, deemed comparable to the Companies.

The selected comparable companies with respect to the Companies were:

Externally Managed REITs

•	Ready Capital Corporation
•	Exantas Capital Corp.
•	Ares Commercial Real Estate Corporation
•	Jernigan Capital, Inc.

CSCA calculated and compared various financial multiples and ratios for each of the Companies and the selected comparable companies. As part of its selected comparable company analysis for the Companies, CSCA calculated and analyzed each applicable company’s (i) ratio of its closing price per share as of October 11, 2019 to tangible book value per share as of the most recently completed quarterly period available (“P/TBV”). CSCA then applied the range of P/TBV multiples of the selected comparable companies to the Companies’ Preferred AUM Per Unit as of September 30, 2019 (“P/TBV – 9/30”) and June 30, 2019 (“P/TBV – 6/30”) to calculate the implied Company Preferred AUM Per Unit. CSCA then calculated the implied Company Preferred Merger Consideration Per Unit by dividing (i) the implied Company Preferred AUM Per Unit by (ii) the Reference Price.

The results of this selected comparable company analysis are summarized below:

Company Peers	Low	Mean	Median	High
P /TBV(1)	0.82x	0.95x	0.98x	1.03x
(1)	Tangible book value based on latest tangible book value publically available.
	Company Metrics			Implied Ranges		Company Preferred Merger Consideration Per Unit
	P / TBV	Preferred AUM Per Unit	Company Peer Metrics	Company Preferred AUM Per Unit	Company Preferred Merger Consideration Per Unit
PBRELF I
P/TBV – 9/30	1.00x	$98.98	0.82x – 1.03x	$81.46 - $102.28	7.796 - 9.788	9.472
P/TBV – 6/30	1.00x	$99.56	0.82x – 1.03x	$81.94 - $102.88	7.841 - 9.845	9.472

BRELF II
P/TBV – 9/30	1.00x	$99.99	0.82x – 1.03x	$82.29 - $103.33	7.875 - 9.888	9.568
P/TBV – 6/30	1.00x	$99.99	0.82x – 1.03x	$82.29 - $103.33	7.875 - 9.888	9.568

BRELF III
P/TBV – 9/30	1.00x	$100.00	0.82x – 1.03x	$82.30 - $103.34	7.876 - 9.889	9.569
P/TBV – 6/30	1.00x	$100.00	0.82x – 1.03x	$82.30 - $103.34	7.876 - 9.889	9.569

BRELF IV
P/TBV – 9/30	1.00x	$100.00	0.82x – 1.03x	$82.30 - $103.34	7.876 - 9.889	9.569
P/TBV – 6/30	1.00x	$100.00	0.82x – 1.03x	$82.30 - $103.34	7.876 - 9.889	9.569

CSCA selected the comparable companies listed above because of similarities in one or more business or operating characteristics with the Companies. For purposes of this selected comparable companies analysis, CSCA selected comparable companies comprising of externally-managed REITs with equity market capitalizations of less than $1.0 billion. However, because no selected comparable company is exactly the same as the Companies, CSCA believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, CSCA also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Companies and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Companies and the companies included in the selected company analysis.

CSCA noted that on the basis of the selected comparable company analysis for the Companies, the Company Preferred Merger Consideration Per Unit of 9.472 for PBRELF I, 9.568 for BRELF II, 9.569 for BRELF III, and 9.569 for BRELF IV were within the range of implied Company Preferred Merger Consideration Per Unit based on the Company Peer metrics.

Selected Comparable Company Analysis of Broadmark Realty

In order to assess how the market values shares of similar publicly traded companies and to provide a range of implied Company Preferred Merger Consideration Per Unit for Broadmark Realty, CSCA reviewed and compared specific financial and operating data relating to Broadmark Realty, respectively, with selected companies that CSCA, based on its experience in the Mortgage REIT industry, deemed comparable to Broadmark Realty.

The selected comparable companies with respect to Broadmark Realty were:

Internally Managed REITs

•	Ladder Capital Corp. Class A
•	Arbor Realty Trust, Inc.

Externally Managed REITs

•	Starwood Property Trust, Inc.
•	Blackstone Mortgage Trust, Inc. Class A
•	Colony Credit Real Estate, Inc. Class A
•	Apollo Commercial Real Estate Finance, Inc.
•	KKR Real Estate Finance Trust, Inc.
•	TPG RE Finance Trust, Inc.
•	Granite Point Mortgage Trust Inc.

CSCA calculated and compared various financial multiples and ratios for Broadmark Realty and the selected comparable companies.

As part of its selected comparable company analysis for Broadmark Realty, CSCA calculated and analyzed for each applicable company (i) the P/TBV for the selected internally-managed peer group (“P/TBV (Internal)”); (ii) the P/TBV of the selected comparable peer group including internally and externally-managed commercial REITs (“P/TBV (All)”); (iii) ratio of its closing price per share as of October 11, 2019 to its calendar year 2020 estimated earnings per share (commonly referred to as a price earnings ratio, or P/E) based on consensus estimates available to CSCA (“Price/2020E EPS”); and (iv) implied dividend yield based on calendar year 2020 estimated dividends per share based on consensus estimates available to CSCA as a percentage of its closing price per share as of October 11, 2019 (“CY 2020E Yield”). CSCA applied the peer group metrics to the comparable metrics of Broadmark Realty in order to calculate the implied equity value per share. CSCA then evaluated the potential impact of the 46.9 million warrants that will be outstanding on the value of Broadmark Realty stock by comparing the warrant exercise price of $11.50 per whole share to the implied equity value per share. If the implied equity value per share exceeded $11.50, CSCA assumed the exercise of all warrants on a cash basis, resulting in an increase in tangible book value of approximately $179.5 million as well as the addition of approximately 15.6 million shares to fully diluted shares outstanding at Broadmark Realty to calculate an implied fully diluted equity value per share. CSCA then calculated the implied Company Preferred AUM Per Unit by multiplying (i) the implied fully diluted equity value per share by (ii) the Company Preferred Merger Consideration Per Unit for each of the Companies. CSCA also calculated a range of implied Company Preferred Merger Consideration Per Unit by dividing (i) the Company Preferred AUM Per Unit for each of the Companies as of September 30, 2019 as provided by Broadmark Group management by (ii) the implied Broadmark Realty fully diluted equity value per share.

The results of this selected comparable company analysis are summarized below:

Broadmark Realty Peers	25th Percentile		Median		75th Percentile
P /TBV (Internal)(1)(2)	1.41	x	1.47	x	1.53	x
P /TBV (All)(1)	0.98	x	1.16	x	1.47	x
Price/2020E EPS	10.1	x	11.0	x	11.3	x
CY 2020E Yield	8.0%		8.9%		9.5%
(1)	Tangible book value based on latest tangible book value publically available.
(2)	Reflects low, median and high multiples.

			Implied Ranges			Company Preferred Merger Consideration Per Unit
	Broadmark Realty Metrics	Broadmark Realty Peer Metrics	Broadmark Realty Fully Diluted Equity Value Per Share	Company Preferred AUM Per Unit	Company Preferred Merger Consideration Per Unit
PBRELF I
P/TBV (Internal) – 6/30	$8.05	1.41x - 1.53x	$11.35 - $12.24	$107.52 - $115.91	8.088 - 8.719	9.472
P/TBV (All) – 6/30	$8.05	0.98x - 1.47x	$7.91 - $11.80	$74.92 - $111.79	8.386 - 12.514	9.472
Price/2020E EPS	$1.25	10.1x – 11.3x	$12.51 - $13.79	$118.51 - $130.62	7.177 - 7.911	9.472
CY 2020E Yield	$1.21	8.0% - 9.5%	$12.67 - $14.76	$119.98 - $139.83	6.705 - 7.814	9.472

BRELF II
P/TBV (Internal) – 6/30	$8.05	1.41x - 1.53x	$11.35 - $12.24	$108.62 - $117.09	8.171 - 8.808	9.568
P/TBV (All) – 6/30	$8.05	0.98x - 1.47x	$7.91 - $11.80	$75.68 - $112.93	8.472 - 12.642	9.568
Price/2020E EPS	$1.25	10.1x – 11.3x	$12.51 - $13.79	$119.72 - $131.95	7.251 - 7.992	9.568
CY 2020E Yield	$1.21	8.0% - 9.5%	$12.67 - $14.76	$121.20 - $141.26	6.773 - 7.894	9.568

BRELF III
P/TBV (Internal) – 6/30	$8.05	1.41x - 1.53x	$11.35 - $12.24	$108.63 - $117.11	8.172 - 8.809	9.569
P/TBV (All) - 6/30	$8.05	0.98x - 1.47x	$7.91 - $11.80	$75.69 - $112.94	8.473 - 12.643	9.569
Price/2020E EPS	$1.25	10.1x – 11.3x	$12.51 - $13.79	$119.73 - $131.97	7.251 - 7.993	9.569
CY 2020E Yield	$1.21	8.0% - 9.5%	$12.67 - $14.76	$121.22 - $141.27	6.774 - 7.894	9.569

BRELF IV
P/TBV (Internal) – 6/30	$8.05	1.41x - 1.53x	$11.35 - $12.24	$108.63 - $117.11	8.172 - 8.809	9.569
P/TBV (All) – 6/30	$8.05	0.98x - 1.47x	$7.91 - $11.80	$75.69 - $112.94	8.473 - 12.643	9.569
Price/2020E EPS	$1.25	10.1x – 11.3x	$12.51 - $13.79	$119.73 - $131.97	7.251 - 7.993	9.569
CY 2020E Yield	$1.21	8.0% - 9.5%	$12.67 - $14.76	$121.22 - $141.27	6.774 - 7.894	9.569

CSCA selected the comparable companies listed above because of similarities in one or more business or operating characteristics with Broadmark Realty. For purposes of this selected comparable companies analysis, CSCA selected comparable companies comprising both internally-managed and externally managed REITs with equity market capitalizations in excess of $1.0 billion. However, because no selected comparable company is exactly the same as Broadmark Realty, CSCA believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, CSCA also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Broadmark Realty and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Broadmark Realty and the companies included in the selected company analysis.

CSCA noted that on the basis of the selected comparable company analysis for Broadmark Realty, the Company Preferred Merger Consideration Per Unit of 9.472 for PBRELF I, 9.568 for BRELF II, 9.569 for BRELF III, and 9.569 for BRELF IV were within or above the range of implied Company Preferred Merger Consideration Per Unit based on the Broadmark Realty Peer metrics.

Dividend Discount Analysis of the Companies

CSCA performed a dividend discount analysis on each of the Companies using projections as provided by Broadmark Group management and certain publicly available information, which was used as a basis for discount rates and terminal value ranges. CSCA applied a range of discount rates to each Company’s Projections and a range of terminal values estimated using two methodologies: (i) a price-to-tangible-book-value ratio based on projected tangible book value at December 31, 2023 (“P/CY 2023E TBV”) methodology; and (ii) dividend yield methodology based on calendar year 2023 projected distributions (“CY 2023E Dividend Yield”). The primary assumptions are illustrated in the table below.

Terminal Value Methodology	Terminal Value Range	Discount Rate
P/CY 2023E TBV	0.80x - 1.00x	10.0% - 12.0%
CY 2023E Dividend Yield	9.0% - 11.0%	10.0% - 12.0%

CSCA calculated the net present value of the dividends and terminal value by applying the range of discount rates to the projected dividends for the Companies from calendar year 2020 through calendar year 2023 and to the estimated terminal values and then divided by each Company’s preferred units outstanding to calculate the implied Company Preferred AUM Per Unit. CSCA then calculated the implied Company Preferred Merger Consideration Per Unit by dividing (i) the implied Company Preferred AUM per Unit by (ii) the Reference Price. The following tables set forth the results of such analyses.

	Implied Company Preferred AUM Per Unit	Implied Company Preferred Merger Consideration Per Unit	Company Preferred Merger Consideration Per Unit
PBRELF I
P/CY 2023E TBV	$82.93 - $101.81	7.936 - 9.743	9.472
CY 2023E Dividend Yield	$93.03 - $113.55	8.902 - 10.866	9.472

BRELF II
P/CY 2023E TBV	$84.92 - $104.01	8.127 - 9.953	9.568
CY 2023E Dividend Yield	$97.58 - $119.11	9.338 - 11.398	9.568

BRELF III
P/CY 2023E TBV	$84.87 - $103.94	8.121 - 9.946	9.569
CY 2023E Dividend Yield	$97.60 - $119.13	9.339 - 11.400	9.569

BRELF IV
P/CY 2023E TBV	$84.89 - $103.96	8.123 - 9.949	9.569
CY 2023E Dividend Yield	$97.60 - $119.13	9.339 - 11.400	9.569

CSCA noted that on the basis of the dividend discount analysis for the Companies, the Company Preferred Merger Consideration Per Unit of 9.472 for PBRELF I, 9.568 for BRELF II, 9.569 for BRELF III, and 9.569 for BRELF IV were within the range of implied Company Preferred Merger Consideration Per Unit based on the P/CY 2023E TBV calculation and the CY 2023E Dividend Yield calculation.

Dividend Discount Analysis of Broadmark Realty

CSCA performed a dividend discount analysis on Broadmark Realty using projections as provided by Trinity and Broadmark Group management and certain publicly available information, which was used as a basis for discount rates and terminal value ranges. CSCA applied a range of discount rates to each Company’s Projections and a range of terminal values estimated using two methodologies: (i) a price to tangible book value ratio based on projected tangible book value at December 31, 2023 (“P/CY 2023E TBV”) methodology; and (ii) dividend yield based on calendar year 2023 projected distributions methodology (“CY 2023E Dividend Yield”). The primary assumptions are illustrated in the table below.

Terminal Value Methodology	Terminal Value Range	Discount Rate
P/CY 2023E TBV	1.10x - 1.30x	7.5% - 9.5%
CY 2023E Dividend Yield	7.5% - 9.5%	7.5% - 9.5%

CSCA calculated the net present value of the dividends and the terminal values by applying the range of discount rates to the projected dividends for Broadmark Realty from calendar year 2020 through calendar year 2023 and to the estimated terminal values and then divided by the total Broadmark Realty shares outstanding to calculate the implied equity value per share. CSCA then evaluated the potential impact of the 46.9 million warrants that will be outstanding on the value of Broadmark Realty stock by comparing the warrant exercise price of $11.50 per whole share to the range of implied terminal equity value per share. If the implied terminal equity value per share exceeded $11.50, CSCA assumed the exercise of all warrants on a cash basis, resulting in an increase in tangible book value of approximately $179.5 million as well as the addition of approximately 15.6 million shares to fully diluted shares outstanding at Broadmark Realty to calculate an implied fully diluted equity value per share. CSCA then calculated implied Company Preferred AUM Per Unit by multiplying (i) the implied fully diluted equity value per share by (ii) the Company Preferred Merger Consideration Per Unit for each Company. CSCA also calculated the implied Company Preferred Merger Consideration Per Unit by dividing (i) Company Preferred AUM Per Unit for each of the Companies as of September 30, 2019 as provided by Broadmark Group management by (ii) the implied Broadmark Realty fully diluted equity value per share. The following table sets forth the results of such analyses.

	Broadmark Realty Implied Fully Diluted Equity Value Per Share	Implied Company Preferred AUM Per Unit Range	Implied Company Preferred Merger Consideration Per Unit	Company Preferred Merger Consideration Per Unit
PBRELF I
P/CY 2023E TBV	$10.61 - $12.54	$100.46 - $118.77	7.894 - 9.332	9.472
CY 2023E Dividend Yield	$14.06 - $17.74	$133.22 - $168.05	5.579 - 7.037	9.472

BRELF II
P/CY 2023E TBV	$10.61 - $12.54	$101.49 - $119.98	7.974 - 9.427	9.568
CY 2023E Dividend Yield	$14.06 - $17.74	$134.58 - $169.77	5.636 - 7.109	9.568

BRELF III
P/CY 2023E TBV	$10.61 - $12.54	$101.50 - $119.99	7.975 - 9.428	9.569
CY 2023E Dividend Yield	$14.06 - $17.74	$134.59 - $169.78	5.636 - 7.110	9.569

BRELF IV
P/CY 2023E TBV	$10.61 - $12.54	$101.50 - $119.99	7.975 - 9.428	9.569
CY 2023E Dividend Yield	$14.06 - $17.74	$134.59 - $169.78	5.636 - 7.110	9.569

CSCA noted that on the basis of the dividend discount analysis for Broadmark Realty, the Company Preferred Merger Consideration Per Unit of 9.472 for PBRELF I, 9.568 for BRELF II, 9.569 for BRELF III, and 9.569 for BRELF IV were all above the range of implied Company Preferred Merger Consideration Per Unit based on the P/CY 2023E TBV calculation and the CY 2023E Dividend Yield calculation.

Other Factors

CSCA also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were referenced for informational purposes, including, among other things, the Historical Trading Analysis described below.

Historical Trading Analysis

To illustrate the trend in the historical trading prices of the Trinity Class A shares, CSCA reviewed, for informational purposes, historical data with regard to the trading prices of such shares for the period from October 11, 2018 to October 11, 2019 and compared such data with the Trinity trust account value per share at the end of each fiscal quarter.

CSCA noted that during the 12-month period from October 11, 2018 to October 11, 2019, the closing price of the Trinity Class A shares ranged from $9.79 to $10.46, with a volume-weighted average trading price of $10.27. CSCA also noted that during the 6-month period from April 11, 2019 to October 11, 2019, the closing price of Trinity Class A shares ranged from $10.22 to $10.46, with a volume-weighted average trading price of $10.39.

General

CSCA is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Broadmark Parties selected CSCA because of its familiarity with the Companies and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the Transactions.

CSCA is acting as non-exclusive financial advisor to the Broadmark Parties in connection with the Transactions and has received and will receive compensation for its services in connection with the Transactions, $300,000 of which became payable from the Broadmark Parties to CSCA upon the delivery of CSCA’s October Opinions to the Broadmark Parties. The fees paid for rendering the October Opinions were not contingent upon the conclusion of CSCA’s October Opinions or the consummation of the Transactions. CSCA rendered the August Opinions to the Broadmark Parties, for which it received an aggregate fee of $500,000 and which was not contingent upon the conclusion of CSCA’s August Opinions or the consummation of the Transactions. In addition, in connection with each of the August Opinions and the October Opinions, the Broadmark Parties have agreed to (i) pay additional fees at CSCA’s standard hourly rates for any time incurred should CSCA be called upon to support its findings or provide further services related to the respective Opinions subsequent to the delivery of such Opinions; (ii) reimburse CSCA for certain reasonable out-of-pocket expenses in connection with the delivery of the respective Opinions; and (iii) indemnify CSCA for certain liabilities that may arise out of its engagement by the Broadmark Parties and the rendering of the respective Opinions. Pursuant to the Financial Advisor Engagement Agreement, CSCA will receive a success fee equal to 0.80% of the transaction value estimated to be approximately $9.0 million against which the opinion fees relating to the August Opinions will be credited. In addition, pursuant to the Financial Advisor Engagement Agreement, the Broadmark Group has agreed to (i) reimburse CSCA for a portion of its reasonable and documented out-of-pocket expenses incurred in connection with the Transactions; and (ii) indemnify CSCA for certain liabilities that may arise out of its engagement by the Broadmark Group. Other than services performed and fees earned in connection with rendering the August Opinions and the October Opinions, in the two years preceding the date of such Opinions, CSCA has neither performed investment banking services for Broadmark unrelated to the Transactions nor has received customary fees for such services. CSCA may in the future provide investment banking and advisory services to Broadmark or Broadmark Realty for which it may receive customary fees and reimbursement of expenses in the future.

Interests of Directors, Managers and Officers in the Business Combination

Interests of the Directors and Officers of Trinity

When Trinity stockholders consider the recommendation of Trinity’s board of directors in favor of approval of the Business Combination, they should keep in mind that Trinity’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of a holder of Trinity common stock. These interests include, among other things:

•	the beneficial ownership by the Trinity Sponsor and certain of Trinity’s officers and directors of 4.8 million shares of Trinity common stock following the Business Combination, subject to a lock-up, which shares would have a value of approximately $50.4 million based on the Reference Price;
•	Trinity Sponsor’s $1.0 million working capital loan to Trinity, in which certain of Trinity’s officers and directors have an economic interest;
•	the continuation of certain of Trinity’s directors as directors of Broadmark Realty; and
•	the continued indemnification of current directors and officers of Trinity and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Further, all of the shares of Trinity common stock currently beneficially owned by the Trinity Sponsor and certain of Trinity’s officers and directors are not subject to redemption; as a result, Trinity’s directors have a financial incentive to see the Business Combination consummated rather than lose any value that is attributable to those shares.

Interests of Directors, Managers and Executives of the Company Group

When considering the recommendation of the board of directors and Management Company of each Company to vote in favor of the Company Group Business Combination Proposals, Members of the Companies should be aware that the directors of the Companies and the Management Company executives and equity owners have interests in the Company Group Business Combination that are different from or in addition to (or which may conflict with) your interests as a Member. These interests include, among other things:

•	the Management Companies and their equity owners, which include members of the board of directors and the executive officers of each Company, will receive $152,500,000 in total consideration if the Business Combination is completed, including approximately $61,338,000 in shares of Broadmark Realty common stock and $91,162,000 in cash; the $152,500,000 of total consideration to be paid to the Management Companies is after payment of certain fees and expenses related to the termination of certain referral agreements;
•	the directors and executive officers of the Companies and the executive officers of the Management Companies will continue as executives and employees of, or in the case of Mr. Schocken, as Chairman of the Board, and will receive salaries, fees, equity awards, benefits and other compensation pursuant to written employment or other contracts with Broadmark Realty; and
•	each Company’s and each Management Company’s directors, managers, members, officers and employees will continue to be entitled to indemnification from the post-combination company after the Business Combination, as well as coverage under directors’ and officers’ liability insurance.

Broadmark Capital, an affiliate of Mr. Schocken, will receive payment of $10,000,000, consisting of $7,000,000 in cash and 3,000,000 of Broadmark Realty common stock, in exchange for cancellation of certain referral agreements with the Management Companies, which are referenced above.

The table below sets forth the consideration to be paid to each director of the Companies that is a manager and/or equity owner of the Management Companies for their equity interests in the Management Companies and the common unit of the Companies owned by the Management Companies in connection with the consummation of the Business Combination:

Name	Value of Equity Consideration	Amount of Cash Consideration	Total
Joseph Schocken	$15,938,000	$35,232,000	$51,170,000
Jeffrey Pyatt	26,004,000	25,166,000	51,170,000
Adam Fountain	5,452,000	12,051,000	17,503,000
Joanne Van Sickle	4,200,000	9,284,000	13,484,000

Employment Agreements with Broadmark Realty

Directors of the Companies and the Management Company executives and equity owners entered into consulting or employment agreements with Broadmark Realty that will be effective upon the completion of the Business Combination. For information regarding these agreements, please see “Management Following the Business Combination—Non-Employee Director and Officer Compensation.”

Potential Purchases of Trinity Securities

In connection with the vote of Trinity’s stockholders on the Trinity Business Combination Proposal, the Trinity Sponsor, and/or directors, officers or advisors to Trinity or Trinity Sponsor or their respective affiliates or the Companies’ directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from Trinity common stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Trinity’s directors, officers or advisors or their respective affiliates or the Companies’ directors, officers, or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Trinity’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Trinity Sponsor, directors, officers or advisors or their affiliates or the Companies’ directors, officers, or advisors or their respective affiliates could purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy the closing condition in the merger agreement that Broadmark Realty and Trinity have no less than $100,000,000 of cash after giving effect to the PIPE Investment, the exercise by the holders of Trinity Class A common stock of their right to have their Class A common stock redeemed pursuant to Trinity’s amended and restated certificate of incorporation and payment of the Management Companies consideration and Company Group’s and Trinity’s transaction expenses and any indebtedness.

Similarly, the Trinity Sponsor and/or directors, officers or advisors to Trinity or Trinity Sponsor or their respective affiliates, or the Companies’ directors, officers, or advisors or their respective affiliates, could privately negotiate transactions to purchase public warrants, which purchases may make it more likely that the Warrant Amendment will be approved.

Subject to the constraints described above and any other applicable legal constraints, there is no maximum amount of shares of Trinity Class A common stock or Trinity public warrants that may be purchased by the Trinity Sponsor and/or other insiders or affiliates of Trinity or the Trinity Sponsor.

Listing of Shares of Broadmark Realty Common Stock on NYSE and Public Warrants on NYSE Amex

Securities of Broadmark Realty currently are not traded on a stock exchange. Upon the closing of the Business Combination, The Broadmark Group intends to apply for listing its common stock on the NYSE under the symbols “BRMK,” and the warrants on the NYSE Amex under the symbol “BRMK WS.”

Delisting of Shares of Trinity Common Stock and Public Warrants on Nasdaq

Trinity anticipates that, following consummation of the Business Combination, its common stock and public warrants will be delisted from Nasdaq, and Trinity will be deregistered under the Exchange Act.

Restrictions on Sales of Shares of Broadmark Realty Common Stock Received in the Business Combination

All shares of Broadmark Realty common stock and Broadmark Realty public warrants received by Trinity security holders and by holders of Company Preferred units in the Business Combination are expected to be freely tradable, except that shares of Broadmark Realty common stock and Broadmark Realty public warrants received in the Business Combination by persons who are or become affiliates of Broadmark Realty for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Broadmark Realty generally include individuals or entities that control, are controlled by or are under common control with, Broadmark Realty and may include the directors and executive officers of Broadmark Realty as well as its principal stockholders.

Total Shares of Broadmark Realty Common Stock to be Issued in the Business Combination

Subject to the completion of the Business Combination and pursuant to the Merger Agreement, Trinity will (i) issue to the Company Group members approximately 93.0 million newly created shares of Broadmark Realty common stock for the common units and preferred units of the Company Group entities. Assuming that there are no redemptions of Trinity shares in connection with the Business Combination, Trinity would expect to issue approximately 39.3 million shares of Broadmark Realty common stock to the holders of the Trinity common stock in connection with the Business Combination, and upon completion of the Business Combination, the Company Group members would own approximately 66.7% of shares of Broadmark Realty common stock based on the (i) 39.3 million shares issued in exchange for the outstanding shares of Trinity common stock (such estimate assumes the effect of the cancellation of each outstanding share of Trinity common stock on November 15, 2019 and the issuance of shares of Broadmark Realty common stock in lieu thereof in the manner described in “Proposals to be Considered by Trinity’s Stockholders—Proposal No. 1”), (ii) 93.0 million newly created shares issued in exchange for the common units and preferred units of the Company Group entities and, (iii) the estimated 7.2 million shares to be issued in the PIPE Investment.

Name; Headquarters; Stock Symbols

The name of the post-Business Combination company is expected to be Broadmark Realty Capital Inc. and its headquarters will be located at 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101. Broadmark Realty intends to apply for listing the Broadmark Realty common stock on the NYSE under the symbols “BRMK,” and the public warrants on the NYSE Amex under the symbol “BRMK WS.”

Broadmark Realty’s Board of Directors Following the Business Combination

Upon the completion of the Business Combination, Broadmark Realty anticipates that its board of directors will consist of seven directors. See the section entitled “Management Following the Business Combination” for additional information.

Redemption Rights

Trinity Redemption Rights

Pursuant to Trinity’s amended and restated certificate of incorporation, holders of Trinity common stock may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Trinity’s amended and restated certificate of incorporation. As of June 30, 2019, the redemption price per share would have amounted to approximately $10.40, based on the aggregate amount on deposit in the Trust Account of approximately $359 million as of June 30, 2019 (including interest not previously released to Trinity to pay its franchise and income taxes), divided by the total number of then outstanding shares of Trinity Class A common stock. Such a holder will be entitled to receive cash for its shares of Trinity common stock only if it properly demands redemption and delivers its shares (either physically or electronically) to Trinity’s transfer agent prior to the Trinity Special Meeting. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Trinity common stock for cash. See the section entitled “Questions and Answers About the Business Combination—How do I Exercise My Redemption Rights?” for the procedures to be followed if you wish to redeem your shares for cash.

Company Redemption Rights

For each of the Companies, holders of preferred units were permitted to request redemptions from available cash at least five business days in advance of September 30, 2019. The total amount of redemptions requested for the Companies for September 30, 2019 was approximately $100 million.

Rights of Appraisal and Dissent

Appraisal Rights for Trinity Stockholders under Delaware Law

Appraisal rights are not available to holders of shares of Trinity common stock in connection with the Business Combination.

Dissenters’ Rights for the Company Group Companies under the Washington Limited Liability Company Act

Members of each Company who do not vote in favor of the Broadmark Business Combination Proposal and who otherwise satisfy the requirements of Washington law relating to dissenters’ rights are entitled to the fair value of such member’s interest in the applicable Company in lieu of receiving the merger consideration. For more information about such rights, see the provisions of Article XII of Chapter 25.15 of the WLLCA attached hereto as Annex F, and the section titled “Special Meeting of the Members of Each of the Companies—Rights of Appraisal and Dissent” in this joint proxy statement/prospectus.

Accounting Treatment of the Business Combination

For accounting and financial reporting purposes, the Business Combination will be accounted for in part as a recapitalization and in part as several acquisitions in accordance with the Financial Accounting Standards Board, or (“FASB”), Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, or (“ASC 805”). Pursuant to such standards, BRELF II will be the accounting acquirer and Trinity, MgCo I, MgCo II, MgCo III, MgCo IV, PBRELF I, BRELF III and BRELF IV will be accounting acquirees. It was determined that BRELF II would be the accounting acquirer due to its relative size and the fact that its members will have the largest percentage of voting rights in Broadmark Realty following the Business Combination.

The transaction as it relates to Trinity’s interest was deemed a recapitalization primarily because Trinity does not meet the definition of a business acquirer under the accounting standards. The acquisition accounting applies to the Companies and Management Companies, with the assets and liabilities recorded at their current fair market values. Due to the short-term nature of the assets and liabilities of the Companies and Trinity there are no material adjustments required to reflect fair market value.

PIPE Investment

Concurrently with the execution of the Merger Agreement, Broadmark Realty entered into a subscription agreement with the Farallon entities, pursuant to which the Farallon entities have subscribed for, and Broadmark Realty agreed to issue and sell to the Farallon entities, $75.0 million of Broadmark Realty common stock immediately prior to the consummation of the Business Combination at a price per share equal to the Reference Price (as defined in the Merger Agreement). The PIPE Investment is conditioned on the substantially concurrent closing of the Business Combination and other customary closing conditions. The proceeds from the PIPE Investment will be used to help fund the growth of lending operations of Broadmark Realty and to pay transaction expenses associated with the Business Combination. In addition, the Farallon entities will have an option to purchase up to $25.0 million of additional Broadmark Realty common stock, exercisable during the 365 day period following the consummation of the Business Combination. In connection with the PIPE Investment, Broadmark Realty will issue to the Farallon entities warrants in an amount equal to the number of shares of common stock purchased by the Farallon entities pursuant to its initial $75.0 million investment (such warrants to be on substantially the same terms as the warrants that will be held by holders of public warrants of Broadmark Realty upon consummation of the Business Combination). Farallon will receive a fee for each warrant equal to the amount of the cash payable per each Trinity public warrant in connection with the Warrant Amendment Proposal, but in no event less than $0.30 per warrant. In addition, the Farallon entities are entitled to cash settle, in whole or in part, the exercise of their option to purchase up to an additional $25.0 million of additional Broadmark Realty common stock to the extent the delivery of the additional Broadmark Realty common stock to the Farallon entities would result, together with their affiliates and any other persons whose beneficial ownership of Broadmark Realty common stock would be aggregated with the Farallon entities or its affiliates for purpose of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), beneficially owns in excess of 9.9% of the shares of Broadmark Realty common stock outstanding immediately after giving effect to such issuance of Broadmark Realty common stock. In such case, the Farallon entities would be entitled to receive, instead of shares of common stock, a cash payment equal to the “in the money” portion of the shares with respect to which the option is exercised, calculated as (A) the number of additional shares of Broadmark Realty common stock for which the Farallon entities elect to cash settle rather than physical delivery, multiplied by (B)(i) the per share volume-weighted average price of the Broadmark Realty common stock in regular trading hours on the national exchange on which the Broadmark Realty common stock is listed or admitted for trading, as reported for the period of ten consecutive trading days ending on the trading day prior to the date on which the written notice by Broadmark Realty with respect to the election to cash settle is received by Broadmark Realty, minus (ii) the purchase price per share under the warrants, which is equal to the Reference Price. For example, if the Farallon entities exercise in full their option to purchase up to an additional $25.0 million shares of Broadmark Realty common stock at a time when the Farallon entities beneficially own 9.9% of Broadmark Realty’s common stock prior to giving effect to the exercise of the option, the Farallon entities would be entitled to cash settle the entire $25.0 million option exercise purchase amount. Assuming a purchase price of $10.45 per share (the assumed reference price with respect to the Business Combination), the Farallon entities would be entitled to purchase approximately 2.39 million shares upon the exercise of the option. If the per share market value of Broadmark Realty’s common stock at the time the option is exercised is $12.00 per share (determined in accordance with the subscription agreement relating to the PIPE Investment), then Broadmark Realty would be required to make a payment of approximately $3.70 million (or $1.55 per share, representing the difference between $12.00 and $10.45) to the Farallon entities in connection with the option exercise, instead of issuing shares of Broadmark Realty common stock to the Farallon entities. Upon completion of the Business Combination, Farallon is expected to beneficially own approximately 5.1% of Broadmark Realty’s common stock. We also provided the Farallon entities with certain customary registration rights in connection with the PIPE investment.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. This summary and the descriptions of the Merger Agreement and the Business Combination included elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus forms a part, and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger Agreement and the Mergers.

Date of the Merger Agreement

The Merger Agreement, referred to herein as the “Merger Agreement,” was executed by the Companies, the Management Companies, Broadmark Realty, Merger Sub I, Merger Sub II, and Trinity on August 9, 2019.

Structure of the Business Combination

Under the terms and subject to the conditions of the Merger Agreement, in accordance with the General Corporation Law of the State of Delaware, or the “DGCL,” Merger Sub I will merge with and into Trinity, with Trinity being the surviving entity of such merger, referred to herein as the “Trinity Merger.”

Immediately following the Trinity Merger, in accordance with the General Limited Liability Company Act of the State of Delaware, or the “DLLCA,” and the Washington Limited Liability Company Act, or the “WLLCA,” each of the Companies will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such Merger, referred to herein as the “Company Merger.”

Immediately following the Company Merger, in accordance with the DLLCA and the WLLCA, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity of such Merger, referred to herein as the “Management Company Merger” and, together with the Trinity Merger and the Company Merger, the “Mergers.”

As a result of the Mergers, Broadmark Realty will succeed to and assume all of the rights and obligations of each of Trinity, the Companies and the Management Companies.

Closing and Effective Time of the Business Combination

Unless the parties otherwise agree in writing, the closing of the Mergers will take place three business days following the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived at the closing).

Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, each Merger will become effective at the time the applicable certificate of merger is accepted for record by the Secretary of State of the State of Delaware and the Secretary of State of the State of Washington, as applicable, or at such later date and time as is agreed to in writing by the parties and specified in the applicable certificate of merger.

Consideration to Be Received in the Business Combination

Trinity Stockholders and Warrant Holders

Pursuant to the Merger Agreement, in the Trinity Merger, each share of Trinity Class A common stock and Trinity Class B common stock, referred to herein collectively as the “Trinity common stock,” issued and outstanding immediately prior to the effective time of the Trinity Merger (other than certain shares surrendered by the Trinity Sponsor (as described below) and shares redeemed pursuant to Trinity’s amended and restated certificate of incorporation) will be cancelled and retired and automatically converted into the right to receive one share of Broadmark Realty common stock. At the effective time of the Trinity Merger, the Trinity Sponsor will surrender and transfer to Broadmark Realty, for no consideration, 3,801,360 shares of Trinity Class B common stock pursuant to and in accordance with the terms of the Sponsor Agreement.

Additionally, pursuant to the Merger Agreement, each warrant of Trinity outstanding immediately prior to the effective time of the Trinity Merger will be modified to provide that such warrant will no longer entitle the holder to purchase the number of shares of Trinity common stock set forth therein and instead will entitle the holder to acquire an equal number of shares of Broadmark Realty common stock.

Company Members

In the Company Merger, each preferred unit of each Company issued and outstanding immediately prior to the effective time of the Company Merger (other than dissenting units) will be cancelled and retired and automatically converted into the right to receive a number of shares of Broadmark Realty common stock equal to (i) the members' equity in a Company attributable to all preferred unit holders in such Company, net of REIT loan loss reserves, referred to herein as the “Company Preferred AUM,” divided by (ii) the number of preferred units of such Company outstanding immediately prior to the effective time of the Company Merger, and divided by (iii) the “Reference Price,” which is the value of the funds held in the Trust Account (net of income and franchise taxes payable as a result of any interest income earned in the Trust Account) as of the close of business on the business day immediately preceding the closing, divided by the number of outstanding shares of Trinity Class A common stock as of the close of business on the business day immediately preceding the closing, subject to certain exceptions and adjustments.

For example, as of June 30, 2019, one preferred unit of each of the Companies listed below would convert into shares of Broadmark Realty common stock as follows:

Company	Company Preferred AUM	Company Preferred AUM per preferred unit[1]	Broadmark Realty common stock per preferred unit[2]
PBRELF I	$398,436,558	$99.56	9.5273
BRELF II	442,814,051	$99.99	9.5684
BRELF III	18,857,193	$100.00	9.5694
BRELF IV	2,429,804	$100.00	9.5694
1.	For each Company, the Company Preferred AUM per preferred unit is the Company Preferred AUM divided by the number of outstanding preferred units for such Company. As of June 30, 2019, the outstanding preferred units for each Company were as follows:
PBRELF I	4,001,862
BRELF II	4,428,574
BRELF III	188,572
BRELF IV	24,298
2.	For each Company, the Broadmark Realty common stock per preferred unit is equal to the Company Preferred AUM per preferred unit divided by the Reference Price, which is estimated to be $10.45 at the closing of the Business Combination.

Additionally, in the Company Merger, each common unit of each Company issued and outstanding immediately prior to the effective time of the Company Merger will be cancelled and retired and automatically converted into the right to receive a number of shares of Broadmark Realty common stock equal to (i) $64,338,000, (ii) divided by the Reference Price, and (iii) after payment of certain fees and expenses related to the termination of certain referral agreements, allocated among the Companies and the Company common units, subject to certain exceptions and adjustments.

Management Company Members

In the Management Company Merger, the units of the Management Companies issued and outstanding immediately prior to the effective time of the Management Company Merger will be cancelled and retired and automatically converted into the right to receive an amount in cash equal to (i) $98,162,000 less (ii) the amount of Company Transaction Expenses that are unpaid as of the closing of the Business Combination and the Reimbursed Transaction Expenses, in each case only to the extent they are, in the aggregate, in excess of the Company Transaction Expense Cap, plus (iii) the Reimbursed Transaction Expenses, less (iv) any outstanding indebtedness of the Company Group on the day immediately preceding the closing of the Business Combination (other than any unpaid bonuses, change of control payments, severance and obligations for deferred compensation, together with the employer's portion of any employment taxes associated with such payments). The Management Company Consideration, after payment of certain fees and expenses related to the termination of certain referral agreements, will then be allocated among each Management Company and each holder of Management Company units.

Exchange of Certificates; Delivery of Consideration

Broadmark Realty will deposit or cause to be deposited with a United States bank or trust company that is reasonably acceptable to the Company Group for the benefit of holders of shares of Trinity common stock, Company units and Management Company units, (i) evidence of Broadmark Realty common stock in book-entry form equal to the aggregate number of shares of Broadmark Realty common stock to be issued in the Mergers, and (ii) cash equal to $98,162,000 (as adjusted for certain transaction expenses and indebtedness).

As promptly as reasonably practicable following the effective time of the Mergers, Broadmark Realty will mail or cause to be mailed to each holder of record of Company units and Management Company units, a letter of transmittal containing instructions for effecting the exchange of such units for the applicable Merger consideration to be received by such holder in the Mergers.

No fractional shares of Broadmark Realty common stock will be issued in the Mergers. Each holder of Company or Management Company units who would otherwise be entitled to a fraction of a share of Broadmark Realty common stock, after aggregating all fractional shares of Broadmark Realty common stock to which such holder is entitled, will instead receive the number of shares of Broadmark Realty common stock issued to such holder rounded up in the aggregate to the nearest whole share of Broadmark Realty common stock.

The stock transfer books of Trinity, the Companies and the Management Companies will be closed at the applicable merger effective time. After the applicable merger effective time, there will be no further registration of transfers of Trinity common stock, Company units or Management Company units, and holders of Trinity common stock, Company units and Management Company units will have no rights with respect to such shares or units, as applicable, except as otherwise provided in the Merger Agreement or by applicable law.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the Companies and the Management Companies, on the one hand, and Trinity and Broadmark Realty, on the other hand, relating to their respective businesses and, in the case of Trinity, its public filings. The representations and warranties described below and included in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement and as of specific dates, may be subject to a contractual standard of materiality different from what you might view as material, and may be subject to limitations agreed upon by the parties to the Merger Agreement. In addition, the representations and warranties of the Companies and the Management Companies have been qualified by information that the Companies and the Management Companies set forth in disclosure schedules provided in connection with the Merger Agreement; the information contained in these disclosure schedules modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement and is subject to the materiality and material adverse effect standards described in the Merger Agreement.

The Companies and the Management Companies have made representations and warranties about themselves and their subsidiaries to Trinity and Broadmark Realty regarding the following:

•	Standing; Qualification and Power;
•	Capitalization;
•	Authority; Execution and Delivery; Enforceability;
•	No Conflict; Consents;
•	Financial Statements;
•	Absence of Certain Changes;
•	Compliance with Law; Permits;
•	Litigation;
•	No Undisclosed Liabilities;
•	Taxes;
•	Benefit Plans; Employees;
•	Labor and Employment Matters;
•	Intellectual Property;
•	Properties;
•	Material Contracts;

•	Brokers’ and Finders’ Fees;
•	Company Information;
•	Environmental Matters;
•	Insurance;
•	Interested Party Transactions;
•	Investment Company Act;
•	Vote Required;
•	Foreign Corrupt Practices Act and Certain Payments; and
•	Mortgages.

Trinity and Broadmark Realty have made representations and warranties about themselves and their subsidiaries to the Companies and the Management Companies regarding the following:

•	Standing; Qualification and Power;
•	Capitalization;
•	Authority; Execution and Delivery; Enforceability;
•	No Conflict; Consents;
•	Business Activities;
•	Litigation;
•	Trinity SEC Reports; Financial Statements;
•	Information Supplied;
•	Nasdaq Stock Market Quotation;
•	Board of directors Approval; Stockholder Vote;
•	Investment Company Act;
•	Trust Account; Financial Ability;
•	Title to Assets;
•	Trinity’s Business Investigation; Disclaimer Regarding Projections;
•	Solvency;
•	Brokers’ and Finders Fees;
•	Taxes;
•	PIPE Investments; and
•	Related Person Transactions.

Definition of “Material Adverse Effect”

The Companies, Management Companies, Trinity and Broadmark Realty have qualified certain of the representations and warranties in the Merger Agreement by a materiality or “material adverse effect” standard. The Merger Agreement defines a “material adverse effect” with regard to the Company Group, Trinity or Broadmark Realty, as applicable, as any event, change, development or effect that, individually or in the aggregate, (i) has, or would reasonably be expected to have, a material adverse effect upon the assets, liabilities, condition (financial or otherwise), the business or results of operations of the applicable party, taken as a whole, or (ii) materially impairs the ability of the applicable party to consummate, or prevents or materially delays, the transactions contemplated under the Merger Agreement or would reasonably be expected to do so, other than impacts related to (with respect to clause (i)) the following, which will not be taken into account in determining whether a material adverse effect has occurred:

•	any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein);
•	changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);
•	changes in interest, currency or exchange rates or the price of any commodity, security or market index;
•	changes in legal or regulatory conditions, including changes or proposed changes in law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, in each case first announced or proposed after the date of the Merger Agreement;
•	changes that are generally applicable to the industries of or markets in which the applicable party operates;
•	any change in the market price or trading volume of the Class A common stock or warrants of Trinity (however, the underlying causes of such change may be taken into account in determining whether a material adverse effect has occurred);
•	any failure, in and of itself, of the applicable party to meet any internal or public projections, forecasts, budgets or estimates of or relating to the applicable party for any period, including with respect to revenue, earnings, cash flow or cash position (however, the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred);
•	the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war;
•	the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity;
•	any action of a party carried out at the express written request of the other party; and
•	the announcement of the transactions contemplated by the Merger Agreement.

Conduct of Business Pending the Business Combination

Company Group

The Company Group has agreed to certain restrictions on the conduct of its business between the date of the Merger Agreement and the earlier of the closing or the termination of the Merger Agreement. Except as expressly contemplated by the Merger Agreement or as required by applicable law, or with the written consent of Trinity, the Company Group has agreed to (i) conduct its business in the ordinary course of business and (ii) use its commercially reasonable efforts to preserve intact the business of the Company Group (including the underwriting, making and servicing of mortgage loans, with certain exceptions).

Additionally, the Company Group has agreed not to take the following material actions between the date of the Merger Agreement and the earlier of the closing or the termination of the Merger Agreement, except as expressly contemplated by the Merger Agreement, consented to in writing by Trinity or required by applicable law:

•	transfer, issue, sell or dispose of any units or equity interests of any Company or Management Company, grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity-based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any units or other equity interests of any Company or Management Company, except for (i) repurchases or redemptions of any units of any Company in connection with the exercise by a member of any Company of such member’s quarterly redemption rights in accordance with the relevant Company’s organizational documents and (ii) issuances of units of any Company in the ordinary course of business prior to the date of filing of this joint proxy statement/prospectus;
•	effect any recapitalization, reclassification, split, unit combination or like change in the capitalization in any of the Companies;
•	make, set aside, declare or pay any dividend or distribution payable in cash, units, property or otherwise with respect to any units or equity interests of any Company or Management Company except for (i) the declaration and payment by any Company or Management Company of their regular monthly cash dividends to holders of any units of the Company or Management Company, respectively, (ii) the declaration and payment of other cash dividends as may be needed to maintain a Company’s REIT status, as reasonably determined by such Company, for the period ending on the closing, and (iii) the distribution of common units of any Company held by the respective Management Company to the holders of the units of the respective Management Company;

•	file any U.S. federal income tax return of a Company other than on IRS Form 1120-REIT (except for the U.S. federal income tax return of BRELF III for its taxable year ending December 31, 2018, which will be filed on IRS Form 1120) and otherwise in a manner consistent with past practice; make, change or revoke any material tax election (except as expressly contemplated in the Merger Agreement); liquidate or change the income tax classification of any member of the Company Group for U.S. federal income tax purposes; enter into any material tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to taxes, adopt or change any tax accounting period; amend any U.S. federal income tax return of a Company; settle or compromise any material liability for taxes or any tax audit or other proceeding relating to a material amount of taxes; enter into any closing or similar agreement with any tax authority; surrender any right to claim a material refund of taxes; apply for or enter into any ruling from any tax authority with respect to taxes; or, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;
•	take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause PBRELF I or BRELF II to fail to maintain qualification as a REIT;
•	take any action, or fail to take any action, which action or failure to act would prevent BRELF III or BRELF IV from being able to validly elect to be taxed as a REIT effective as of its respective taxable year ending as of the date of closing;
•	redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, except for (i) any indebtedness among the members of the Company Group, (ii) transactions under master repurchase agreements entered into in the ordinary course of business and consistent with past practice, and (iii) mortgages;
•	acquire (including by merger, consolidation or acquisition of stock or assets) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any assets or equity interests in any person or any business or division thereof, or otherwise engage in any mergers, consolidations, acquisitions or business combinations on behalf of the members of the Company Group, except for transactions between any Company and the Management Company for such Company;
•	amend the certificate of formation or operating agreement (or other comparable governing documents) of any member of the Company Group;
•	grant any material encumbrance on any material property or material assets (whether tangible or intangible) of any member of the Company Group, other than encumbrances allowed in accordance with the terms of the Merger Agreement;
•	(i) adopt, enter into, terminate or amend any benefit plan other than as required by applicable law or pursuant to the terms of any benefit plan in effect as of the date of the Merger Agreement, (ii) recognize any union or employee representative for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement, labor union contract, trade union agreement or other similar contract or understanding with any union, works council, trade union or other labor organization other than as required by applicable law, (iii) waive any restrictive covenant obligation of any director, officer, service provider or employee of any member of the Company Group, (iv) pay or agree to pay to any current or former director, officer or employee, consultant, agent or individual service provider, whether past or present, any pension, retirement allowance or other employee benefit not required by any existing benefit plan (or any arrangement that would be a benefit plan if in effect as of the date hereof), or (v) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any benefit plans;

•	(i) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any member of the Company Group as of the date of the Merger Agreement, other than salary increases in the ordinary course of business that do not exceed 5% of such employee’s annual salary, (ii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or consultant, or terminate any current or former director, officer, employee or consultant provider, in each case whose compensation would exceed, on an annualized basis, $150,000 or (iii) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant;
•	except as required by changes in GAAP, change any method of accounting in any manner that would have a material impact on any member of the Company Group;
•	transfer, sell, lease or license to a third person, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to transfer, sell, lease or license to a third person, abandon, permit to lapse or expire, dedicate to public, or otherwise dispose of, any portion of the property or assets of any member of the Company Group, other than any sale, lease or disposition in the ordinary course of business or that does not exceed $100,000 individually or $1,000,000 in the aggregate;
•	enter into any joint venture with a third party;
•	enter into any contract with any related party of any member of the Company Group;
•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
•	waive, release, assign, settle or compromise any action pending or threatened against any member of the Company Group other than in the case of actions or claims either (i)(1)(x) resulting in payments to a member of the Company Group or (y) by a member of the Company Group, in which case such payment by the member of the Company Group is not greater than $200,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $1,000,000 in the aggregate (determined in each case net of insurance proceeds), and (2) that would not prohibit or materially restrict any member of the Company Group from operating its business substantially as currently conducted or anticipated to be conducted, except in the ordinary course of business, or (ii) if the loss resulting from such waiver, release, assignment, settlement or compromise is reimbursed or shall be reimbursed to any member of the Company Group by an insurance policy or pursuant to any other kind of contractual indemnification set forth in any other contract, in each case without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Company Group;
•	other than mortgages made, serviced or administered in the ordinary course of business, enter into, amend, waive, modify or terminate (other than for cause or breach by the other party) any material contract or permit, or amend, waive, modify or consent to the termination of any material rights of any member of the Company Group thereunder;
•	make or enter into any contract to make any capital expenditures, other than capital expenditures by the Management Companies and the Companies that are less than $200,000 in the aggregate;
•	manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) except in the ordinary course of business consistent with past practices; or
•	authorize, or commit or agree to take, any of the foregoing actions.

Trinity

Trinity has agreed to certain restrictions on the conduct of its business between the date of the Merger Agreement and the earlier of the closing or the termination of the Merger Agreement. Except as expressly contemplated by the Merger Agreement, consented to in writing by the Companies (such consent not to be unreasonably withheld, conditioned or delayed) or required by applicable law, Trinity has agreed that it will not take any of the following actions:

•	fail to duly and timely file all material reports and other material documents required to be filed with Nasdaq, the SEC or any governmental authority, subject to extensions permitted by law or applicable rules and regulations;
•	form any subsidiary;
•	issue any shares of capital stock or other equity interests or grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of Trinity, other than the PIPE Investments and the transactions contemplated under the Sponsor Agreement (including the waiver of the Class B share conversion rights);
•	effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of Trinity or any subsidiary, other than as required pursuant to the Sponsor Agreement;
•	make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock;
•	amend Trinity’s organizational documents;
•	except as required by changes in GAAP, change any of its methods of accounting in any manner;
•	make, change or revoke any material tax election; change any annual tax accounting period; enter into any material tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to taxes; enter into any material closing agreement with respect to any tax; settle or compromise any claim, notice, audit report or assessment in respect of material taxes; apply for or enter into any material ruling from any tax authority with respect to taxes; surrender any right to claim a material tax refund; or, except in the ordinary course of business, consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;
•	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the mergers contemplated in the Merger Agreement;
•	except for the Merger Agreement, the documents related to the Merger Agreement and any amendments thereto, enter into any business combination or propose to enter into any business combination, in each case that would reasonably be expected to hinder or materially delay the transactions contemplated by the Merger Agreement; or
•	authorize, or commit or agree to take, any of the foregoing actions.

Exclusivity

From the date of the Merger Agreement until the earlier of the closing or the termination of the Merger Agreement, the Companies and the Management Companies have agreed not to, and to cause their respective affiliates and representatives not to, directly or indirectly, (i) enter into, solicit, initiate or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or group, concerning any sale of any material assets of a member of the Company Group or any of the outstanding Company units, Management Company units or any conversion, consolidation, liquidation, dissolution or similar transaction involving a member of the Company Group other than with Trinity and its representatives (an “alternative transaction”), (ii) enter into any agreement regarding or furnish to any person any information with respect to any alternative transaction, or (iii) commence, continue or renew any due diligence investigation regarding any alternative transaction. Further, the Companies and the Management Companies have agreed to, and to cause their respective affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any alternative transaction. If any member of the Company Group or any of their respective affiliates or representatives receives any inquiry or proposal with respect to an alternative transaction at any time prior to the closing, then the Companies will promptly (and in no event later than twenty-four hours after receipt of such inquiry or proposal) notify such person in writing that the Company Group is subject to an exclusivity agreement with respect to the sale of the Company Group that prohibits them from considering such inquiry or proposal.

Additionally, from the date of the Merger Agreement and ending on the earlier of the closing or the termination of the Merger Agreement, Trinity has agreed not to, and to cause its affiliates and their respective representatives not to, directly or indirectly, (i) enter into, solicit, initiate or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or group, concerning any business combination proposal, (ii) enter into any agreement regarding or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any business combination proposal or (iii) commence, continue or renew any due diligence investigation regarding any business combination proposal. Trinity has agreed to, and to cause each of its affiliates and their respective representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any business combination proposal. If Trinity, its affiliates or any of their respective representatives receives any bona fide inquiry or proposal with respect to a business combination proposal at any time after the date of the Merger Agreement and prior to the closing, then Trinity will promptly (and in no event later than twenty-four hours after Trinity becomes aware of such inquiry or proposal) (i) advise the Companies in writing of such inquiry or proposal and (ii) provide the Companies a copy of such inquiry or proposal, if in writing, or a summary of the material terms, if such inquiry or proposal is not in writing.

For purposes of the Merger Agreement, a “business combination proposal” means an offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding), relating to a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses other than with respect to the Company Group.

Conditions to Complete the Business Combination

The respective obligations of the parties to consummate the transactions contemplated by the Merger Agreement, referred to herein as the “Transactions,” are conditioned upon:

•	no law or injunction or other legal restraint or prohibition preventing the consummation of the Transactions is in effect;
•	Trinity and each of the Companies, respectively, having received the affirmative vote of the holders of the requisite number of shares of Trinity common stock, in the case of Trinity, or the affirmative vote of a majority of the members of each Company, in the case of the Companies, necessary to approve the Merger Agreement and the Transactions, and, in the case of Trinity, the Incentive Plan;
•	Trinity having provided the holders of its Class A common stock the opportunity to elect to have their Class A common stock redeemed for the consideration, and on the terms and subject to the terms and limitations, set forth in the Trinity organizational documents, the Trinity trust agreement and this joint proxy statement/prospectus;
•	Trinity having at least $5,000,001 of net tangible assets following the exercise by the holders of Trinity’s Class A common stock of their right to convert their Class A common stock held by them in accordance with Trinity’s organizational documents;
•	Trinity having received the affirmative vote of the holders of the requisite number of Trinity warrants necessary to amend the warrant agreements with respect to the Trinity warrants to remove certain anti-dilution provisions contained therein;
•	Broadmark Realty and Trinity have no less than $100,000,000 of cash after giving effect to the PIPE Investment, the exercise by the holders of Trinity Class A common stock of their right to have their Class A common stock redeemed pursuant to Trinity’s amended and restated certificate of incorporation and payment of the Management Companies consideration and Company Group’s and Trinity’s transaction expenses and any indebtedness;

•	the PIPE Investment having been consummated immediately prior to the effective time of the Management Company Merger;
•	the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part having become effective and no stop order suspecting the effectiveness of such registration statement shall be in effect and no proceedings for that purpose shall have been initiated or threatened;
•	the Broadmark Realty common stock to be issued in connection with the Mergers having been approved for listing on the NYSE, subject to official notice of issuance and the requirement to have a sufficient number of round lot holders; provided that if such securities are not listed on the NYSE, Broadmark Realty common stock is required to be listed on Nasdaq;
•	Trinity having received, and the Companies having received a copy of, a written opinion of Gibson Dunn to the effect that the Company Merger, the Trinity Merger and the PIPE Investment should be considered part of an overall plan in which the Trinity stockholders holding Trinity Class A common stock exchange their shares of Trinity Class A common stock for Broadmark Realty common stock in an exchange described in Section 351 of the Code; and
•	Broadmark Realty having received a written opinion of Gibson Dunn to the effect that, commencing with the beginning of Broadmark Realty’s taxable year ending December 31, 2019 and through the closing date of the Mergers, Broadmark Realty has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its initial taxable year and subsequent taxable years.

Trinity

The obligations of Trinity to consummate the Transactions are conditioned upon:

•	the accuracy of the representations and warranties of the Companies and the Management Companies (subject to certain bring-down standards);
•	the Companies and the Management Companies having performed or complied in all material respects with all obligations and covenants required to be performed or complied with by the Companies and the Management Companies prior to or at the time of closing;
•	no material adverse effect having occurred, or any event, circumstance, change, development or effect having occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a material adverse effect;
•	receipt of a closing statement from the Companies;
•	no Company having redeemed units representing more than twenty-five percent of such Company’s total assets, calculated on a rolling twelve-month basis, and each Company’s total members’ equity attributable to the holders of the preferred units of such Company, in aggregate, determined as of the close of business on the business day immediately preceding the closing, being not less than $800,000,000;
•	delivery of a certificate certifying as to the Companies’ compliance with certain conditions set forth in the Merger Agreement;
•	delivery of a certificate certifying as to the Management Companies’ compliance with certain conditions set forth in the Merger Agreement;
•	Broadmark Realty receiving written opinions of Bryan Cave regarding each Company’s qualification and taxation as a REIT under the Code; and
•	Broadmark Realty receiving a written opinion of Bryan Cave to the effect that the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

Company Group

The obligations of the Company Group to consummate the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction (or written waiver by Trinity, in whole or in part, to the extent such conditions can be waived) at or prior to the closing, of certain conditions, including:

•	the accuracy of the representations and warranties of Trinity and Broadmark Realty (subject to certain bring-down standards);
•	Trinity and Broadmark Realty shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by Trinity and Broadmark Realty prior to or at the time of closing;
•	the transactions contemplated by the Sponsor Agreement shall have been consummated;
•	receipt of a closing statement from Trinity; and
•	delivery of a certificate certifying as to Trinity’s and Broadmark Realty’s compliance with certain conditions set forth in the Merger Agreement.

Termination of the Business Combination

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing under the following circumstances:

•	by mutual written consent of the Companies and Trinity;
•	by either the Companies or Trinity, if:
•	the closing does not occur prior to November 17, 2019 (which we refer to as the “outside date”); provided, however, that if Trinity receives approval from the Trinity stockholders prior to November 17, 2019 to amend the amended and restated certificate of incorporation of Trinity to extend the date by which Trinity must complete its initial business combination to a date that is after November 17, 2019, then the outside date shall be the earlier of such new date and December 31, 2019;
•	there is in effect a final non-appealable law or injunction preventing the consummation of the Transactions;
•	if a special meeting of Trinity stockholders called for the purpose of obtaining the approval of the Merger Agreement and the Transactions, and the Incentive Plan has been held and Trinity does not receive the vote necessary to approve the Merger Agreement and the Transactions, and the Incentive Plan; or
•	if a meeting of the members of the Companies and the Management Companies called for the purpose of obtaining the approval of the Merger Agreement and the Transactions has been held and the Companies do not receive the vote necessary to approve the Merger Agreement and the Transactions;
•	by Trinity, upon written notice to the Companies, if any member of the Company Group breaches or fails to perform in any material respect any of their representations, warranties or covenants set forth in the Merger Agreement and such breach or failure to perform (i) would give rise to the failure of certain closing conditions set forth in the Merger Agreement, (ii) cannot be or has not been cured within thirty days following delivery by Trinity of written notice to the Companies (or such lesser period remaining prior to the date that is one day prior to November 17, 2019) of such breach or failure to perform, and (iii) has not been waived by Trinity; and
•	by the Companies, upon written notice to Trinity, if Trinity breaches or fails to perform in any material respect any of its representations, warranties or covenants set forth in the Merger Agreement and such breach or failure to perform (i) would give rise to the failure of certain closing conditions set forth in the Merger Agreement, (ii) cannot be or has not been cured within thirty days following delivery by the Companies of written notice to Trinity (or such lesser period remaining prior to the date that is one day prior to November 17, 2019) of such breach or failure to perform, and (iii) has not been waived by the Companies.

Effect of Termination

In the event of proper termination by either the Companies or Trinity, the Merger Agreement will become null and void and of no further force and effect, except that certain provisions of the Merger Agreement, including provisions related to the effect of termination, representations by the Companies, Management Companies and Trinity as to certain brokerage agreements, confidentiality, expenses, publicity, exclusivity, claims against the Trust

Account and indemnification, will survive termination. No termination will release any party from liability for any fraud by such party of the terms and provisions of the Merger Agreement prior to termination.

Indemnification

Subject to certain limitations contained in the Merger Agreement, each of the members of the Management Companies has agreed to indemnify, severally but not jointly, Broadmark Realty for any losses resulting from, arising out of, or incurred by Broadmark Realty in connection with a breach of the fundamental representations and warranties of the Companies and the Management Companies for a period of two years following the closing. The fundamental representations and warranties of the Companies and the Management Companies include representations and warranties as to standing, qualification and power, capitalization, authority, execution and delivery, enforceability, compliance with law, taxes and brokers.

Subject to certain limitations contained in the Merger Agreement, Broadmark Realty has agreed to indemnify each of the members of the Management Companies for any losses resulting from, arising out of, or incurred by each of the members of the Management Companies in connection with a breach of the fundamental representation of Broadmark Realty or Trinity for a period of two years following the closing. The fundamental representations and warranties of Broadmark Realty and Trinity include representations and warranties as to standing, qualification and power, capitalization, authority, execution and delivery, enforceability and brokers.

The indemnification obligations of the members of the Management Companies, on the one hand, and Broadmark Realty, on the other hand, set forth above are each subject to a $5,000,000 deductible. Indemnified losses are recoverable only to the extent such indemnified losses exceed the deductible and are subject to an overall indemnification cap of $22,000,000 for each indemnifying party. In the event the closing occurs, the indemnification obligations set forth in the Merger Agreement are the Company Group’s and Broadmark Realty’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with the Merger Agreement, except in the case of fraud.

Directors’ and Officers’ Indemnification and Insurance

The organizational documents of Broadmark Realty will contain provisions with respect to indemnification and exculpation of, and advancement of funds to, each of the current or former directors, managers, officers and employees of any member of the Company Group or Trinity that are no less favorable than the provisions set forth in the Companies’, Management Companies’ and Trinity’s organizational documents as of the date of the Merger Agreement. The indemnification, exculpation and advancement provisions in Broadmark Realty’s organizational documents may not be amended, repealed or otherwise modified after the closing in any manner that would adversely affect the rights of any current or former directors, managers, officers or employees thereunder except as required by law.

The Merger Agreement provides that, for a period of six years following the closing, Broadmark Realty will, to the fullest extent permitted by law, indemnify any past and present officers and directors, managers, officers and employees of the Company Group and Trinity against any and all claims arising out of the fact that such person is or was a director, officer, manager, member, trustee or fiduciary of the Company Group or Trinity before the closing. The Companies and the Management Companies will purchase and have in place at the closing a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Companies and the Management Companies prior to the closing. The terms of such policy will be no less favorable than those policies in effect prior to the closing and will remain in effect for six years following the closing.

Amendment; Waiver

The Merger Agreement may be amended by the parties to the Merger Agreement at any time before the closing by the written agreement of each party to the Merger Agreement.

No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No failure or delay of any party in exercising any right or remedy under the Merger Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Governing Law; Submission to Jurisdiction; No Jury Trial

The Merger Agreement is governed by the laws of the State of Delaware (without giving effect to any choice of law or conflict of laws rules or provisions, whether of the State of Delaware or any other jurisdiction). Any action arising out of or relating to the Merger Agreement will be brought and determined in the Court of Chancery of the State of Delaware. Each of the parties waived any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the Merger Agreement.

Fees and Expenses

Except as otherwise provided in the Merger Agreement, each party will bear its own expenses incurred in connection with the Merger Agreement and the Transactions, whether or not the Transactions are consummated, including all fees of its legal counsel, financial advisers and accountants.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Sponsor Agreement

On the date of the Merger Agreement, the Trinity Sponsor, Trinity, Broadmark Realty, the Companies and the Management Companies entered into an agreement referred to herein as the “Sponsor Agreement,” pursuant to which the Trinity Sponsor will (i) surrender and transfer to Trinity, for no consideration, 3,801,360 shares of Trinity Class B common stock pursuant to and in accordance with the terms of the Sponsor Agreement, (ii) surrender to Trinity, for no consideration and as a contribution to the capital of Trinity, 7,163,324 private placement warrants, and (iii) waive the conversion rights set forth in Section 4.3 of Trinity’s amended and restated certificate of incorporation that may result from the PIPE Investment and/or the Transactions.

Support Agreements

On the date of the Merger Agreement, members of each of the Management Companies representing the affirmative vote of the outstanding units of each applicable Management Company entered into a support agreement in which such members agreed to deliver written consent actions voting all of their units of such Management Company in favor of the Transactions. Additionally, such members have agreed to waive any rights of appraisal such members may have under applicable law and not to take certain actions, including not to (i) transfer any of their units of the Management Companies (or enter into any arrangement with respect thereto), (ii) enter into any voting arrangement that is inconsistent with the support agreement, or (iii) make or participate in any solicitation regarding an alternative transaction other than with Trinity and its representatives.

Lock-Up Agreements

On the date of the Merger Agreement, certain members of the Management Companies, Trinity Sponsor, and certain insiders of Trinity, each entered into a lock-up agreement with B. Riley FBR, Inc., providing that each such holder, during the period commencing on the closing and continuing until the earlier of (i) one year after the closing, or (ii) subsequent to the closing, (x) if the last sale price of the Broadmark Realty common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least one hundred and fifty days after the closing, or (y) the date on which Broadmark Realty completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Broadmark Realty’s stockholders having the right to exchange their shares of Broadmark Realty common stock for cash, securities or other property, such holder will not sell, offer to sell, pledge or transfer any Broadmark Realty common stock held by such holder, subject to certain limited exceptions. Concurrently, Trinity Sponsor and those certain insiders of Trinity executing such lock-up agreements, will enter into a separate amendment to terminate that certain letter agreement entered into among Trinity insiders and Trinity and dated May 14, 2018, upon consummation of the Business Transaction. The lock-up agreements executed by the parties incorporate, on substantially similar terms, the lock-up terms and conditions found in the original letter agreement.

PIPE Investment

Concurrently with the execution of the Merger Agreement, Broadmark Realty entered into a subscription agreement with the Farallon entities, pursuant to which the Farallon entities have subscribed for, and Broadmark Realty agreed to issue and sell to the Farallon entities, $75.0 million of Broadmark Realty common stock immediately prior to the consummation of the Business Combination at a price per share equal to the Reference Price. The PIPE Investment is conditioned on the substantially concurrent closing of the Business Combination and other customary closing conditions. The proceeds from the PIPE Investment will be used to help fund the growth of lending operations of Broadmark Realty and to pay transaction expenses associated with the Business Combination. In addition, the Farallon entities will have an option to purchase up to $25.0 million of additional Broadmark Realty common stock, exercisable during the 365 day period following the consummation of the Business Combination. In connection with the PIPE Investment, Broadmark Realty will issue to the Farallon entities warrants in an amount equal to the number of shares of common stock purchased by the Farallon entities pursuant to its initial $75.0 million investment (such warrants to be on substantially the same terms as the warrants that will be held by holders of public warrants of Broadmark Realty upon consummation of the Business Combination). Farallon will receive a fee for each warrant equal to the cash payable per each Trinity public warrant in connection with the Warrant Amendment Proposal, but in no event less than $0.30 per warrant share. In addition, the Farallon entities are entitled to cash settle, in whole or in part, the exercise of their option to purchase up to an additional $25.0 million of additional Broadmark Realty common stock to the extent the delivery of the additional Broadmark Realty common stock to the Farallon entities would result, together with their affiliates and any other persons whose beneficial ownership of Broadmark Realty common stock would be aggregated with the Farallon entities or its affiliates for purpose of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), beneficially owns in excess of 9.9% of the shares of Broadmark Realty common stock outstanding immediately after giving effect to such issuance of Broadmark Realty common stock. In such case, the Farallon entities would be entitled to receive, instead of shares of common stock, a cash payment equal to the “in the money” portion of the shares with respect to which the option is exercised, calculated as (A) the number of additional shares of Broadmark Realty common stock for which the Farallon entities elect to cash settle rather than physical delivery, multiplied by (B)(i) the per share volume-weighted average price of the Broadmark Realty common stock in regular trading hours on the national exchange on which the Broadmark Realty common stock is listed or admitted for trading, as reported for the period of ten consecutive trading days ending on the trading day prior to the date on which the written notice by Broadmark Realty with respect to the election to cash settle is received by Broadmark Realty, minus (ii) the purchase price per share under the warrants, which is equal to the Reference Price. For example, if the Farallon entities exercise in full their option to purchase up to an additional $25.0 million shares of Broadmark Realty common stock at a time when the Farallon entities beneficially own 9.9% of Broadmark Realty’s common stock prior to giving effect to the exercise of the option, the Farallon entities would be entitled to cash settle the entire $25.0 million option exercise purchase amount. Assuming a purchase price of $10.45 per share (the assumed reference price with respect to the Business Combination), the Farallon entities would be entitled to purchase approximately 2.39 million shares upon the exercise of the option. If the per share market value of Broadmark Realty’s common stock at the time the option is exercised is $12.00 per share (determined in accordance with the subscription agreement relating to the PIPE Investment), then Broadmark Realty would be required to make a payment of approximately $3.70 million (or $1.55 per share, representing the difference between $12.00 and $10.45) to the Farallon entities in connection with the option exercise, instead of issuing shares of Broadmark Realty common stock to the Farallon entities. Upon completion of the Business Combination, Farallon is expected to beneficially own approximately 5.1% of Broadmark Realty’s common stock. We also provided the Farallon entities with certain customary registration rights in connection with the PIPE Investment.

Employment Agreements

The executive officers of the Company Group have entered into employment agreements with Broadmark Realty, which become effective upon the completion of the Business Combination. For a description of these agreements see “Management Following the Business Combination—Director and Officer Compensation.”

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE COMPANY MERGER

The following is a discussion of certain material U.S. federal income tax consequences of the Company Merger to holders of units of a Company. This discussion is based on applicable provisions of the Code, administrative pronouncements, judicial decisions and final, temporary, and proposed Treasury regulations, all of which are subject to change (possibly with retroactive effect) or to different interpretations. This discussion assumes that the Company Merger will be completed in accordance with the Merger Agreement and as further described in this joint proxy statement/prospectus. This discussion does not address the U.S. federal income tax consequences of the Company Merger to holders of units of a Company who exercise their dissenters’ rights with respect to the Company Merger. This discussion also does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

This discussion assumes that holders of units of a Company currently hold such units as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and, except as otherwise discussed below, the special tax rules that may apply to certain types of investors, such as:

•	banks or financial institutions;
•	insurance companies;
•	brokers, dealers or traders in securities, commodities or currencies;
•	traders that elect to use a mark-to-market method of accounting;
•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;
•	U.S. Unitholders (as defined below) whose functional currency is not the U.S. dollar;
•	U.S. expatriates or former long-term residents of the United States;
•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;
•	S corporations;
•	regulated investment companies;
•	real estate investment trusts;
•	“controlled foreign corporations”;
•	“passive foreign investment companies”;
•	corporations that accumulate earnings to avoid U.S. federal income tax;
•	grantor trusts;
•	holders who acquired their units of a Company through the exercise of employee stock options or otherwise as compensation;
•	Non-U.S. Unitholders (as defined below); and
•	tax-exempt entities.

As used herein, the term “U.S. Unitholder” means a beneficial owner of units of a Company that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person.

Conversely, a “non-U.S. Unitholder” is a beneficial owner of units of a Company who is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. Unitholder or a holder subject to special treatment under U.S. federal income tax law.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds units of a Company the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Any partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their own tax advisors.

No ruling has been or is expected to be requested from the IRS with respect to any matter described in this discussion. This discussion of material U.S. federal income tax consequences is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISER REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR CIRCUMSTANCES AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, STATE, LOCAL, AND NON-U.S. TAX LAWS, AND ANY APPLICABLE INCOME TAX TREATY.

Material U.S. Federal Income Tax Consequences of the Company Merger

Qualification of the Company Merger as a Reorganization

The parties intend for the Company Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the Mergers that Broadmark Realty receives a written opinion of Bryan Cave Leighton Paisner LLP, tax counsel to the Companies, to the effect that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Broadmark Realty and the Companies regarding factual matters, and covenants undertaken by Broadmark Realty and the Companies. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the merger could differ from those described in the tax opinion and in this discussion. The tax opinion will represent the legal judgment of counsel rendering the opinion and will not be binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Company Merger. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinion or below. Accordingly, the tax opinion is not a guarantee of the legal outcome of the Company Merger or any tax benefits that may be derived from the Company Merger.

Consequences of the Company Merger to U.S. Unitholders of units of a Company

The following discussion summarizes the material U.S. federal income tax consequences of the Company Merger to U.S. Unitholders assuming the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

A U.S. Unitholder of units of a Company receiving solely shares of Broadmark Realty common stock for such units pursuant to the Company Merger will not recognize gain or loss for U.S. federal income tax purposes on the exchange of such units for shares of Broadmark Realty common stock.

The aggregate U.S. federal income tax basis of the shares of Broadmark Realty common stock received in the Company Merger will be equal to the aggregate adjusted U.S. federal income tax basis of such units surrendered therefor. If a U.S. Unitholder acquired different blocks of units of such Company at different times or different prices, Treasury Regulations provide guidance on how such holder may allocate its tax basis to the shares of Broadmark Realty common stock received in the Company Merger. U.S. Unitholders should consult their own tax advisors regarding the proper allocation of their basis among the shares of Broadmark Realty common stock received in the Company Merger under these Treasury Regulations.

The holding period of the shares of Broadmark Realty common stock received will include the holding period of such units surrendered. U.S. Unitholders owning blocks of units of such Company acquired at different times or different prices should consult their own tax advisors with respect to identifying the holding periods of the particular shares of Broadmark Realty common stock received in the Company Merger.

Consequences of the Merger to Non-U.S. Unitholders of units of a Company

The following discussion summarizes the material U.S. federal income tax consequences of the Company Merger to non-U.S. Unitholders assuming the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

A non-U.S. Unitholder of units of a Company will not be subject to U.S. federal income taxation on any gain recognized from the receipt of the Company Merger consideration provided that its units of such Company do not constitute a “U.S. real property interest,” or “USRPI,” under the Foreign Investment in Real Property Tax Act of 1980, referred to herein as “FIRPTA.” A non-U.S. Unitholder's units of a Company will not constitute a USRPI, and gain recognized by a non-U.S. Unitholder will not be taxed under FIRPTA, if such Company is a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its stock or beneficial interests are held directly or indirectly by non-U.S. Unitholders. Each Company believes that it satisfies the definition of a domestically-controlled REIT, although no assurance can be given that each Company will be a domestically controlled REIT at the time of the Company Merger.

Certain Reporting Requirements

Under applicable Treasury Regulations, “significant holders” of units of a Company generally will be required to comply with certain reporting requirements. A U.S. Unitholder should be viewed as a “significant holder” if, immediately before the merger, such holder held 1% or more, by vote or value, of the total outstanding units of the applicable Company. Significant holders generally will be required to file a statement with the holder's U.S. federal income tax return for the taxable year that includes the Company Merger. That statement must set forth the holder's tax basis in, and the fair market value of, the units of the applicable Company surrendered pursuant to the Company Merger (both as determined immediately before the surrender of such units), the date of the Company Merger, and the name and employer identification number of Broadmark Realty and the applicable Company, and the holder will be required to retain permanent records of these facts. U.S. Unitholders should consult their own tax advisors as to whether they may be treated as a “significant holder.”

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE COMPANY MERGER. HOLDERS OF COMPANY UNITS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE COMPANY MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

REIT Qualification of the Companies and Broadmark Realty

Tax Opinions from Counsel Regarding REIT Qualification of the Companies and Broadmark Realty

It is a condition to the obligation of Broadmark Realty to complete the Mergers that Broadmark Realty receive a written opinion of Gibson, Dunn & Crutcher LLP, tax counsel to Broadmark Realty, to the effect that, commencing with Broadmark Realty’s tax year ending December 31, 2019, Broadmark Realty has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current and proposed method of operation will enable it to continue to meet the requirements for qualification as a REIT. The opinion of Gibson, Dunn & Crutcher LLP will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Broadmark Realty regarding factual matters (including those contained in tax representation letters provided by Broadmark Realty) relating to the organization and operation of Broadmark Realty and its subsidiaries.

It is a condition to the obligation of Broadmark Realty to complete the Mergers that Broadmark Realty receive the written opinions of Bryan Cave Leighton Paisner LLP, tax counsel to the Companies, to the effect that, the Companies have been organized and have operated in conformity with the requirements for qualification and taxation as REITs under the Code during the applicable taxable periods. The opinion of Bryan Cave Leighton Paisner LLP will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by the Companies regarding factual matters (including those contained in tax representation letters provided by the Companies), and covenants undertaken by the Companies, relating to the organization and operation of the Companies.

None of the opinions described above will be binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that such position would not be sustained. Broadmark Realty intends to continue to operate in a manner to qualify as a REIT following the Mergers, but there is no guarantee that it will remain qualified as a REIT. Qualification and taxation as a REIT depends upon the ability of Broadmark Realty following the Mergers to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Additionally, Broadmark Realty may fail to qualify as a REIT in the event Broadmark Realty were treated under applicable Treasury regulations as a successor to another REIT whose qualification as a REIT was previously terminated or revoked. If a Company failed to qualify as a REIT prior to the Mergers, it is possible that Broadmark Realty would be treated as a successor REIT under the foregoing rules and thus unable to qualify as a REIT. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Broadmark Realty, there can be no assurance that the actual operating results of Broadmark Realty will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

Tax Liabilities and Attributes Inherited from the Companies

Broadmark Realty will be subject to U.S. federal corporate income tax at the highest regular rate (currently 21%) on all or a portion of the gain recognized from the disposition of any asset acquired from BRELF III in the Company Merger occurring within the five-year period following BRELF III’s REIT conversion on January 1, 2019. Additionally, if a Company failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, such Company would be liable for (and Broadmark Realty would be obligated to pay) U.S. federal income tax on its taxable income for such years at regular corporate rates, and, assuming the merger qualified as a reorganization within the meaning of Section 368(a) of the Code, Broadmark Realty must distribute any earnings and profits of such Company by the close of the taxable year in which the Company Merger occurs and would be subject to tax on the built-in gain on each asset of such Company existing at the time of the Company Merger if Broadmark Realty were to dispose of any such asset in a taxable transaction during the five-year period following the Company Merger. Such tax would be imposed at the highest regular corporate rate in effect as of the date of the sale of such asset. Moreover, even if each Company qualified as a REIT at all relevant times, Broadmark Realty similarly would be liable for other unpaid taxes (if any) of each Company (such as the 100% tax on gains from any sales treated as “prohibited transactions”). Furthermore, after the Company Merger, the asset and gross income tests applicable to REITs will apply to all of the assets of Broadmark Realty, including the assets Broadmark Realty acquires from the Companies, and to all of the gross income of Broadmark Realty, including the income derived from the assets Broadmark Realty acquires from the Companies. As a result, the nature of the assets that Broadmark Realty acquires from the Companies and the gross income Broadmark Realty derives from such assets will be taken into account in determining the qualification of Broadmark Realty as a REIT.

Tax Liabilities and Attributes of Broadmark Realty

If Broadmark Realty failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment has not expired, Broadmark Realty would be liable for and would be obligated to pay U.S. federal income tax on its taxable income at regular corporate rates. Furthermore, Broadmark Realty would not be able to re-elect REIT status until the fifth taxable year after the first taxable year in which such failure occurred.

Material U.S. Federal Income Tax Considerations Relating to Broadmark Realty’s Treatment as a REIT and to Holders of Shares of Broadmark Realty Common Stock

For a discussion of certain material U.S. federal income tax considerations related to the acquisition, holding and disposition of shares of Broadmark Realty common stock and to Broadmark Realty’s qualification and taxation as a REIT, see “Certain Material U.S. Federal Income Tax Considerations For Holders of Trinity Securities and Investors in Broadmark Realty—Material U.S. Federal Income Tax Considerations—Broadmark Realty.”

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF
TRINITY SECURITIES AND INVESTORS IN BROADMARK REALTY

The following is a discussion of certain material U.S. federal income tax consequences of the Business Combination to holders of Trinity units, shares of Trinity Class A common stock and Trinity public warrants, the acquisition, holding, and disposition of Broadmark Realty stock and public warrants, and Broadmark Realty’s qualification and taxation as a REIT. Because the components of each Trinity unit sold in Trinity’s initial public offering are separable at the option of the holder, the holder of a Trinity unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying share of Trinity Class A common stock and one redeemable Trinity public warrant. As a result, the discussion below with respect to actual holders of Trinity Class A common stock and public warrants should also apply to holders of Trinity units (as the deemed owners of the underlying Trinity Class A common stock and public warrants that comprise the units). This discussion assumes that holders currently hold Trinity securities and will hold Broadmark Realty’s securities as capital assets within the meaning of Section 1221 of the Code.

This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and except as otherwise discussed below, the special tax rules that may apply to certain types of investors, such as:

•	banks or financial institutions;
•	insurance companies;
•	brokers, dealers or traders in securities, commodities or currencies;
•	traders that elect to use a mark-to-market method of accounting;
•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	U.S. expatriates or former long-term residents of the United States;
•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;
•	S corporations;
•	regulated investment companies;
•	real estate investment trusts;
•	grantor trusts;
•	persons whose shares of Trinity Class A common stock are subject to a liability;
•	persons holding shares of Trinity Class B common stock or Trinity private placement warrants;
•	persons holding securities issued in connection with the PIPE Investment (or securities acquired as a result of the exercise of any such securities);
•	holders who receive Broadmark Realty common stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding a 10% or more (by vote or value) beneficial interest in Broadmark Realty;
•	Non-U.S. Holders (as defined below); and
•	tax-exempt entities.

If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners generally will depend on the status of your partners and your activities. If you are a partnership or a partner in a partnership, you should consult your tax advisor as to the U.S. federal tax consequences of the Business Combination and of acquiring, owning and disposing of Trinity securities and Broadmark Realty securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, all of which are subject to differing interpretations or change, possibly on a retroactive basis. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income tax (such as gift and estate taxes).

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DESCRIBED HEREIN DEPENDS ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF SUCH TRANSACTIONS AND THE U.S. FEDERAL INCOME TAX TREATMENT TO THE HOLDERS DESCRIBED HEREIN WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF TRINITY CLASS A COMMON STOCK, BROADMARK REALTY COMMON STOCK, TRINITY PUBLIC WARRANTS AND BROADMARK REALTY PUBLIC WARRANTS.

Allocation of Sale or Disposition Proceeds and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the U.S. federal income tax treatment of a unit or instruments similar to a Trinity unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. For U.S. federal income tax purposes, each holder of a unit generally must allocate the purchase price paid by such holder for such unit between the one share of Trinity Class A common stock and the one Trinity public warrant based on the relative fair market value of each at the time of issuance or purchase, as applicable. The price allocated to the one share of Trinity Class A common stock and the one Trinity public warrant generally should be the holder’s tax basis in such share and such warrant. Any disposition of a unit should be treated for U.S. federal income tax purposes as a disposition of the share of Trinity Class A common stock and one Trinity public warrant comprising the unit, and the amount realized on the disposition should be allocated between the share of Trinity Class A common stock and the one Trinity public warrant based on the respective consideration received with respect to each component of the unit.

The foregoing treatment of the shares of Trinity Class A common stock and Trinity public warrants and a holder’s allocation of sale or disposition proceeds are not binding on the Internal Revenue Service (the “IRS”), or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each holder of units is urged to consult its tax advisors regarding the tax consequences of the Business Combination to a holder of a unit (including alternative characterizations of a unit or treatments thereof). Unless otherwise stated, the remainder of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

Material U.S. Federal Income Tax Consequences of the Trinity Merger, Redemption and Warrant Amendment

U.S. Federal Income Tax Consequences of the Trinity Merger, Redemption and Warrant Amendment to U.S. Holders of Trinity Class A Common Stock and Trinity Public Warrants

U.S. Holders

For purposes of this discussion, a U.S. Holder is a beneficial owner of Trinity Class A common stock, a Trinity public warrant, Broadmark Realty stock or a Broadmark Realty public warrant who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (ii) that has an election in effect under applicable income tax regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A Non-U.S. Holder is a beneficial owner of Trinity Class A common stock, a Trinity public warrant, Broadmark Realty stock, or a Broadmark Realty public warrant that is not a U.S. Holder and is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

This section summarizes the expected U.S. federal income tax consequences of the Trinity Merger, redemption of shares of Trinity Class A common stock and Warrant Amendment for U.S. Holders of shares of Trinity Class A common stock or Trinity public warrants.

U.S. Federal Income Tax Treatment of the Trinity Merger as a Tax-Free Exchange for U.S. Holders of Trinity Class A Common Stock and the Warrant Amendment for U.S. Holders of Trinity Public Warrants

It is a condition of each party’s obligation to complete the Mergers that Gibson Dunn render an opinion to Trinity to the effect that the Trinity Merger, Company Merger and PIPE Investment should be considered part of an overall plan in which the stockholders holding Trinity Class A common stock exchange their Trinity Class A common stock for Broadmark Realty common stock in an exchange described in Section 351 of the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications, including that all conditions to the consummation of the Mergers set forth in the Merger Agreement are satisfied in accordance with their terms, and will be based on representations made by or on behalf of Trinity, Broadmark Realty, each Company, and certain other parties to the Mergers and related transactions regarding factual matters and covenants undertaken by Trinity, Broadmark Realty, each Company, and such other persons. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Business Combination could differ from those described in the tax opinion and in this discussion. This tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Business Combination, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinion or the discussion set forth herein.

The exchange of Trinity Class A common stock for Broadmark Realty common stock in the Trinity Merger should qualify as an exchange governed under Section 351 of the Code for stockholders exchanging Trinity Class A common stock for Broadmark Realty common stock. Qualification under Section 351 is conditioned on the satisfaction of certain requirements, certain of which are discussed below.

Investment Company Rules. A transfer to a corporation will not be treated as a nontaxable exchange governed by Section 351 of the Code to the extent the transfer of property is to an investment company (as that term is defined for U.S. federal income tax purposes) and the transfer results, directly or indirectly, in “diversification” of the transferors’ interests. Broadmark Realty will be treated as an investment company for this purpose as a result of being a REIT and as a result of substantially all of its assets constituting stocks and securities (as that term is defined for U.S. federal income tax purposes) for this purpose. However, the exchange by holders of Trinity Class A common stock for Broadmark Realty common stock in the Trinity Member should not be treated as resulting directly or indirectly in diversification of interests since each of the holders exchanging Trinity Class A common Stock for Broadmark Realty common stock, the Companies and the Farallon entities should be treated as transferring either a diversified portfolio of stocks and securities (within the meaning of Section 368(a)(2)(F)(ii) of the Code) (a “diversified portfolio”) or cash to Broadmark Realty or as transferring assets that would be treated as insignificant for purposes of measuring diversification.

In connection with the Mergers and related transactions, for U.S. federal income tax purposes, holders of Trinity Class A common stock should be treated as contributing to Broadmark Realty shares of Trinity Class A common stock, each Company should be treated as contributing to Broadmark Realty mortgage portfolios (which as described below should be considered securities for U.S. federal income tax purposes) and cash and cash equivalent investments, and the Farallon entities should be treated as contributing to Broadmark Realty cash in exchange for their shares of Broadmark Realty common stock. The Treasury regulations under Section 351 of the Code provide that a transfer of stocks and securities will not be treated as resulting in a diversification of the transferors’ interests if each transferor transfers a diversified portfolio.

The Treasury regulations under Section 351(e) of the Code relating to diversified portfolios provide a diversification standard for investment securities, including a provision that treats federal government securities as automatically diversified. Trinity believes that holders of Trinity Class A common stock should be treated, for purposes of the diversified portfolio exception, as a result of Trinity itself holding a diversified portfolio of federal government securities and the application of the look-through rule of Section 368(a)(2)(F)(ii) of the Code, as transferring Trinity’s underlying assets for purposes of measuring diversification under Section 351 of the Code, and therefore should be treated as transferring a diversified portfolio for this purpose.

The Treasury regulations under Section 351 of the Code do not provide a diversification standard for mortgage portfolios. However, Trinity believes that mortgages should either be treated as securities or analyzed for such purpose in the same manner as securities. Neither Broadmark Realty nor Trinity will seek a ruling from the IRS on this matter. Trinity notes, however, that the IRS has over the years issued several private letter rulings on diversified real estate portfolios, in each instance concluding that the real estate portfolio in question was a diversified portfolio for this purpose.

The IRS has also over the years issued several private letter rulings on transfers of diversified portfolios by one or more transferors that are combined with transfers of cash by one or more other transferors, in each instance concluding that the transfer or transfers of cash did not cause the diversified portfolio exception to fail to apply. Although private letter rulings are not precedential and cannot be relied upon by taxpayers other than the ones to whom they are addressed, they do provide insight into how the IRS interprets and applies the federal income tax law.

The Treasury regulations under Section 351 of the Code also provide that if any transaction involves one or more transfers of non-identical assets which, taken in the aggregate, constitute an insignificant portion of the total value of assets transferred, such transfers shall be disregarded in determining whether diversification has occurred and, although the law is not clear on this point, Trinity believes that any such insignificant transfer that itself does not qualify for the diversified portfolio exception should not cause other qualifying transfers to fail to qualify for the diversified portfolio exception.

The rules regarding diversification are highly complex and there is limited or no IRS guidance on certain of the foregoing topics, including in particular, transfers of diversified portfolios, transfers of stock or securities in investment companies themselves holding diversified portfolios, transfers of mortgage portfolios, and transfers of diversified portfolios accompanied by one or more insignificant transfers of non-identical assets. Although there is no direct authority and the matter is not free from doubt, it is Trinity’s view that a holder of Trinity Class A common stock exchanging Trinity Class A common stock for Broadmark Realty common stock in the Trinity Merger should be treated as transferring a diverse portfolio, no diversification should be treated as having occurred with respect to the transferor stockholders’ interests, and Section 351(e) of the Code should therefore be inapplicable to the exchange. If the IRS were to successfully assert that Section 351(e) of the Code applied to the exchange by holders of Trinity Class A common stock, a U.S. Holder exchanging Trinity Class A common stock would recognize taxable gain or loss upon consummation of the Trinity Merger. See “—U.S. Federal Income Tax Considerations if the Trinity Merger did not Qualify as a Tax-Free Exchange” below.

Except as otherwise set forth, the U.S. federal income tax considerations summarized below are based upon the assumption that the exchange of Trinity Class A common stock for Broadmark Realty common stock in connection with the Trinity Merger qualifies as an exchange governed by Section 351 of the Code. U.S. Holders are urged to consult their tax advisors regarding the proper tax treatment of the Trinity Merger.

U.S. Holders Exchanging Solely Trinity Class A Common Stock for Broadmark Realty Common Stock

A U.S. Holder who owns Trinity Class A common stock (but not any Trinity public warrants) and who solely exchanges such Trinity Class A common stock for Broadmark Realty common stock generally is not expected to recognize gain or loss as a result of such exchange.

The aggregate tax basis for U.S. federal income tax purposes of the shares of Broadmark Realty common stock received by such a U.S. Holder in the Trinity Merger generally is expected to be the same as the aggregate adjusted tax basis of the shares of Trinity Class A common stock surrendered in exchange therefor. The holding period of the shares of Broadmark Realty common stock received in the Trinity Merger by such U.S. Holder generally is expected to include the period during which the shares of Trinity Class A common stock exchanged therefor were held by such U.S. Holder.

U.S. Holders Exchanging Solely Trinity Public Warrants for Broadmark Realty Public Warrants and the Warrant Cash Payment

The Warrant Amendment will provide for the payment of the Warrant Cash Payment to holders of Trinity public warrants, the removal of certain anti-dilution provisions contained in the warrant agreement, and the modification of the exercise price of each Trinity public warrant and the number of shares for which each Trinity public warrant is exercisable. The consummation of the Business Combination will result in the modification of each Trinity public warrant such that after the modification, each holder of a warrant will be entitled to acquire one-quarter of one share of Broadmark Realty common stock (such warrants, “Broadmark Realty public warrants”) upon exercise of such warrant. While there are no legal authorities which are directly on point, Trinity intends to take the position that a U.S. Holder whose Trinity public warrant is modified by the Warrant Amendment and pursuant to the Business Combination converted into a Broadmark Realty public warrant will be deemed to have received such Broadmark Realty public warrant in exchange for a Trinity public warrant and the receipt of the Warrant Cash Payment.

Any such U.S. Holder who is deemed to have exchanged a Trinity public warrant for a Broadmark Realty public warrant and who does not also exchange any Trinity Class A common stock for any Broadmark Realty common stock generally is expected to recognize gain or loss upon such exchange equal to the difference between (i) the sum of the fair market value of the Broadmark Realty public warrant deemed received and the amount of the Warrant Cash Payment and (ii) such U.S. Holder’s adjusted basis in its Trinity public warrant. A U.S. Holder of Trinity public warrants should be treated as recognizing capital gain or loss as a result of such exchange; however, it is possible that the IRS could assert that the receipt of the Warrant Cash Payment should be treated as a consent fee taxable as ordinary income and should therefore not be treated as part of the deemed exchange. Any such capital gain or loss generally will be long-term capital gain or loss if such U.S. Holder’s holding period for the Trinity public warrants deemed to be disposed of exceeds one year at the time of the disposition. It is unclear, however, whether the redemption rights with respect to the Trinity Class A common stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by a non-corporate U.S. Holder will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s basis in its Broadmark Realty public warrant deemed received in the Trinity Merger will equal the fair market value of such warrant. A U.S. Holder’s holding period for the Broadmark Realty public warrants received in connection with the Warrant Amendment and Business Combination would commence on the date of the Warrant Amendment.

U.S. Holders of Trinity public warrants should consult their tax advisors regarding the tax consequences to them of the Warrant Amendment and consummation of the Business Combination.

U.S. Holders Exchanging Trinity Class A Common Stock and Trinity Public Warrants for Broadmark Realty Common Stock, Broadmark Realty Public Warrants and the Warrant Cash Payment

A U.S. Holder who receives Broadmark Realty common stock in exchange for Trinity Class A common stock and who is deemed to exchange Trinity public warrants for Broadmark Realty public warrants and the Warrant Cash Payment generally is expected to recognize gain (if any) with respect to each share of Trinity Class A common stock and Trinity public warrant held immediately prior to the Trinity Merger (after giving effect to any redemptions of Trinity Class A common stock) and Warrant Amendment in an amount equal to the lesser of (i) the excess (if any) of the sum of the fair market value of the Broadmark Realty common stock and Broadmark Realty public warrants and the amount of the Warrant Cash Payment, in each case, received or deemed received in exchange for each such share of Trinity Class A common stock or Trinity public warrant, as described below, over such U.S. Holder’s tax basis in each such share of stock or warrant or (ii) the sum of the fair market value of the Broadmark Realty public warrants and the amount of the Warrant Cash Payment received or deemed received in exchange for such share of stock or warrant. To determine the amount of gain, if any, that such U.S. Holder must recognize, the U.S. Holder must compute the amount of gain or loss realized as a result of the Trinity Merger and Warrant Amendment on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Broadmark Realty common stock received by such U.S. Holder, (ii) the Broadmark Realty public warrants deemed received by such U.S. Holder and (iii) the amount of the Warrant Cash Payment received by such U.S. Holder among the Trinity Class A common stock and Trinity public warrants owned by such U.S. Holder immediately prior to the Trinity Merger and Warrant Amendment in proportion to their fair market values. Any loss realized by a U.S. holder is disallowed. As noted above, it is possible that the IRS could assert that the receipt of the Warrant Cash Payment should be treated as a consent fee and should therefore not be treated as part of the deemed exchange.

Trinity intends to take the position, and the remainder of this discussion assumes, that any payments made to a U.S. Holder to redeem some, but not all, of such U.S. Holder’s shares of Trinity Class A common stock will not be treated as additional consideration received in the exchange described in the preceding paragraph and will be treated in the manner described below under “—U.S. Federal Income Tax Treatment of the Redemption of Trinity Class A Common Stock.” If the IRS were to successfully assert a contrary position, it is expected that such payments would be treated for purposes of the preceding paragraph in the same manner as the Warrant Cash Payment.

Gain, if any, recognized by a U.S. Holder generally will be long-term capital gain to the extent it is allocated to surrendered Trinity Class A common stock or Trinity public warrants that were held by such U.S. Holder for more than one year at the time of the Trinity Merger and Warrant Amendment. It is unclear, however, whether the redemption rights with respect to the Trinity Class A common stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by a non-corporate U.S. Holder will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s basis in the Broadmark Realty public warrants deemed received generally is expected to equal the fair market value of the Broadmark Realty public warrants. A U.S. Holder’s basis in the Broadmark Realty common stock received generally is expected to equal the aggregate tax basis of the Trinity Class A common stock and Trinity public warrants surrendered therefor reduced by the fair market value of the Broadmark Realty public warrants deemed received and the amount of the Warrant Cash Payment received and increased by the gain recognized by such U.S. Holder.

A U.S. Holder generally is expected to have new holding periods in the Broadmark Realty public warrants deemed received and in the Broadmark Realty common stock received in the Trinity Merger.

Alternatively, it is possible that a U.S. Holder of Trinity public warrants could be deemed to have exchanged such Trinity public warrants for Broadmark Realty public warrants and the Warrant Cash Payment in a deemed exchange that would be treated as separate from the exchange of Trinity Class A common stock for Broadmark Realty common stock by such U.S. Holder, in which case, the U.S. Holder would be taxed with respect to the receipt of the Broadmark Realty public warrants and the Warrant Cash Payment pursuant to the deemed exchange in the manner described above in “—U.S. Holders Exchanging Solely Trinity Public Warrants for Broadmark Realty Public Warrants and the Warrant Cash Payment.”

U.S. Holders are urged to consult with their tax advisors regarding the specific tax consequences of the transactions described herein. In particular, U.S. Holders who hold different blocks of Trinity Class A common stock and Trinity public warrants (generally, shares of Trinity Class A common stock and Trinity public warrants purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

U.S. Federal Income Tax Considerations if the Trinity Merger did not Qualify as a Tax-Free Exchange

If the Trinity Merger does not qualify for U.S. Holders exchanging Trinity Class A common stock for Broadmark Realty common stock as an exchange governed by Section 351 of the Code, the Trinity Merger will generally be treated as a taxable exchange of Trinity Class A common stock for Broadmark Realty common stock, and you generally will recognize capital gain or loss in an amount equal to the difference between (i) the fair market value of the Broadmark Realty common stock received in the exchange and (ii) your adjusted tax basis in your Trinity Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Trinity Class A common stock so disposed of exceeds one year at the time of the disposition. It is unclear, however, whether the redemption rights with respect to the Trinity Class A common stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by you if you are a non-corporate U.S. Holder will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. Your holding period for the Broadmark Realty common stock would commence on the date after the closing of the Trinity Merger and your initial tax basis in the Broadmark Realty common stock received in the exchange would equal the amount realized with respect to such stock in the exchange.

U.S. Holders also exchanging Trinity public warrants would be expected to be taxed with respect to such warrants in the manner described above regarding deemed exchanges solely of Trinity public warrants for Broadmark Realty public warrants and the receipt of the Warrant Cash Payment. Please refer to “—U.S. Holders Exchanging Solely Trinity Public Warrants for Broadmark Realty Public Warrants and the Warrant Cash Payment” above.

U.S. Federal Income Tax Treatment of the Redemption of Trinity Class A Common Stock

In the event that you elect to have your shares of Trinity Class A common stock redeemed (or your shares are redeemed as a result of a dissolution and liquidation of Trinity in the event Trinity does not consummate the Trinity Merger or another business combination within the required time period), the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Trinity Class A common stock under Section 302 of the Code.

If the redemption qualifies as a sale of the Trinity Class A common stock, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in respect of the Trinity Class A common stock and (ii) your adjusted tax basis in your Trinity Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Trinity Class A common stock so disposed of exceeds one year at the time of the disposition. It is unclear, however, whether the redemption rights with respect to the Trinity Class A common stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by you if you are a non-corporate U.S. Holder will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale of Trinity Class A common stock, you will be treated as receiving a cash distribution from Trinity. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Trinity’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) your adjusted tax basis in your Trinity Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of your Trinity Class A common stock and will be taxed in the manner described in the preceding paragraph. If you are taxable as a corporation for U.S. federal income tax purposes, the portion of any redemption payment that Trinity pays to you that is treated as a dividend generally will qualify for the dividends received deduction if the requisite holding period is satisfied. If you are a non-corporate U.S. Holder, with certain exceptions (including, but not limited to, if you elect to treat such dividends as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, any portion of any redemption payment that Trinity pays to you that is treated as a dividend generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate applicable to long-term capital gains. It is unclear whether the redemption rights with respect to the Trinity Class A common stock would prevent you from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Trinity stock treated as held by you (including any stock you constructively owned as a result of owning Trinity public warrants) relative to all of Trinity’s shares outstanding both before and after the redemption. The redemption of Trinity Class A common stock generally will be treated as a sale by you of your Trinity Class A common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to you, (ii) results in a “complete termination” of your interest in Trinity or (iii) is “not essentially equivalent to a dividend” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you would take into account not only stock actually owned by you, but also shares of Trinity stock that you constructively owned. You may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any stock you have a right to acquire by exercise of an option, which generally would include Trinity Class A common stock that could be acquired pursuant to the exercise of the Trinity public warrants. In order to meet the substantially disproportionate test, the percentage of Trinity’s outstanding voting stock actually and constructively owned by you immediately following the redemption of Trinity Class A common stock must, among other requirements, be less than 80% of the percentage of its outstanding voting stock actually and constructively owned by you immediately before the redemption. There will be a complete termination of your interest if either (i) all of the shares of Trinity’s stock actually and constructively owned by you are redeemed or (ii) all of the shares of Trinity’s stock actually owned by you are redeemed and you are eligible to waive, and effectively waive in accordance with specific rules, the attribution of stock owned by certain family members and you do not constructively own any other Trinity Class A common stock. The redemption of the Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of your proportionate interest in Trinity. Whether the redemption will result in a meaningful reduction in your proportionate interest in Trinity will depend on your particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” You should consult your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will not be treated as a sale, but will be treated as a distribution to you in respect of your Trinity Class A common stock and you will be subject to the tax consequences described above. If the amount of the distribution you receive does not exceed your adjusted tax basis in your redeemed Trinity Class A common stock, any of your remaining tax basis in the redeemed Trinity Class A common stock will be added to your adjusted tax basis in any of your remaining Trinity Class A stock, or, if you have none, to your adjusted tax basis in your Trinity public warrants or, possibly, other stock constructively owned by you.

If you are a U.S. Holder who actually or constructively owns five percent or more of Trinity’s stock (by vote or value) before redemption, you may be subject to special reporting requirements with respect to a redemption of Trinity Class A common stock, and you should consult your tax advisor with respect to your reporting requirements.

Holders who hold different blocks of Trinity Class A common stock (generally, shares of Trinity Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Medicare Tax

Certain U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and other income, including capital gain from the sale or disposition of Trinity Class A common stock or Trinity public warrants.

Information Reporting and Backup Withholding

See “Material U.S. Federal Income Tax Considerations—Broadmark Realty—Taxation of Taxable U.S. Holders of Broadmark Realty Stock and Broadmark Realty Public Warrants—Information Reporting and Backup Withholding” below for a discussion of the applicability of information reporting and backup withholding requirements to a U.S. Holder of Trinity Class A common stock and Trinity public warrants.

U.S. Federal Income Tax Consequences of the Trinity Merger, Redemption and Warrant Amendment to Non-U.S. Holders of Trinity Class A Common Stock and Trinity Public Warrants

General

This section summarizes the U.S. federal income tax consequences of the Trinity Merger and Warrant Amendment to Non-U.S. Holders of Trinity Class A common stock and Trinity public warrants.

A Non-U.S. Holder who exchanges Trinity Class A common stock solely for Broadmark Realty common stock as a result of the Trinity Merger generally will be treated in the same manner as a U.S. Holder for U.S. federal income tax purposes.

For purposes of the below discussion, if you elect to have your shares of Trinity Class A common stock redeemed, the characterization for U.S. federal income tax purposes of the redemption of your shares of Trinity Class A common stock generally will correspond to the U.S. federal income tax characterization that would be applicable to such a redemption by a U.S. Holder of Trinity Class A common stock, as described under “—U.S. Federal Income Tax Consequences of the Trinity Merger, Redemption and Warrant Amendment to U.S. Holders of Trinity Class A Common Stock and Trinity Public Warrants—U.S. Federal Income Tax Treatment of the Redemption of Trinity Class A Common Stock” above.

Taxable Sales or Exchanges

If (1) the exchange of Trinity Class A common stock for Broadmark Realty common stock were treated as a taxable exchange (and not as an exchange described in Section 351 of the Code), (2) you are a Non-U.S. Holder who elects to have shares of Trinity Class A common stock redeemed (or whose shares are redeemed as a result of a dissolution and liquidation in the event Trinity does not consummate the Trinity Merger or another business combination within the required time period) and the redemption is treated as a sale or exchange of your Trinity Class A common stock for U.S. federal income tax purposes, (3) you hold solely Trinity public warrants or (4) you hold Trinity Class A common stock and Trinity public warrants, you will not be subject to U.S. federal income tax on any gain or loss on such events (which generally would be calculated in the same manner as if you were a U.S. Holder) unless either (i) the gain is effectively connected with the conduct of a trade or business by you within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by you), (ii) you are an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met or (iii) Trinity is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held Trinity Class A common stock or Trinity public warrants, as applicable, and, in the case where shares of Trinity Class A common stock or Trinity public warrants are regularly traded on an established securities market, you have owned, directly or constructively, more than 5% of the shares of Trinity Class A common stock or Trinity public warrants, as applicable, at any time within the shorter of the five-year period preceding the disposition or your holding period for the shares of Trinity Class A common stock or Trinity public warrants, as applicable.

Unless an applicable treaty provides otherwise, gain described in clause (i) immediately above will be subject to tax at generally applicable U.S. federal income tax rates as if you were a U.S. resident. Any gain described in clause (i) immediately above if you are a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate). If you are an individual Non-U.S. Holder described in clause (ii) immediately above, you generally will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any gain described in clause (ii) immediately above will be subject to U.S. federal income tax in the manner specified by the income tax treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by you in the United States. To claim the benefit of any applicable income tax treaty, you must properly submit an applicable IRS Form W-8. You should consult your tax advisor regarding the potential application of income tax treaties and your eligibility for income tax treaty benefits.

In the case of clause (iii) above, Trinity would be classified as a U.S. real property holding corporation if the fair market value of Trinity’s “U.S. real property interests” equal or exceed 50 percent of the sum of the fair market value of Trinity’s worldwide real property interests plus Trinity’s other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. As Trinity has generally only held cash, cash equivalents and government securities since its inception, Trinity does not believe that it is or has ever been a U.S. real property holding corporation.

As noted above, it is possible that the IRS could assert that the receipt of the Warrant Cash Payment should be treated as a consent fee and should therefore not be treated as part of a deemed exchange. If the IRS were to successfully assert this position, U.S. federal income and/or withholding taxes may be applicable to the receipt of such Warrant Cash Payment by a Non-U.S. Holder.

Distributions

If you are a Non-U.S. Holder who elects to have shares of Trinity Class A common stock redeemed and the redemption is treated as a distribution for U.S. federal income tax purposes, in general, any distributions Trinity makes to you with respect to shares of Trinity Class A common stock, to the extent paid out of Trinity’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes and, provided such dividends are not effectively connected with your conduct of a trade or business within the United States, Trinity would be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (on an applicable IRS Form W-8). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) your adjusted tax basis in your shares of Trinity Class A common stock and, to the extent such distribution exceeds your adjusted tax basis, as gain realized from the sale or other disposition of the Trinity Class A common stock, which will be treated as described immediately above.

The withholding tax does not apply to dividends paid to you if you provide an IRS Form W-8ECI certifying that the dividends are effectively connected with your conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. federal income tax as if you were a U.S. resident. A Non-U.S. Holder that is a corporation that receives effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

See “Material U.S. Federal Income Tax Considerations—Broadmark Realty—Taxation of Taxable U.S. Holders of Broadmark Realty Stock and Broadmark Realty Public Warrants—FATCA” below for a discussion of the applicability of FATCA to any distribution treated as a dividend for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

See “Material U.S. Federal Income Tax Considerations—Broadmark Realty—Taxation of Taxable U.S. Holders of Broadmark Realty Stock and Broadmark Realty Public Warrants—Information Reporting and Backup Withholding” below for a discussion of the applicability of information reporting and backup withholding requirements.

Material U.S. Federal Income Tax Considerations—Broadmark Realty

Taxation of Broadmark Realty—General

Broadmark Realty intends to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 2019. Broadmark Realty believes that it has been organized and Broadmark Realty intends to operate in a manner that will allow it to qualify for taxation as a REIT under the Code.

Gibson Dunn has acted as Broadmark Realty’s special counsel for tax matters in connection with the Mergers. Broadmark Realty will receive an opinion of Gibson Dunn to the effect that, commencing with the beginning of its taxable year ended December 31, 2019 and through the date hereof, Broadmark Realty has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Broadmark Realty’s current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2019 and each taxable year thereafter. It must be emphasized that the opinion of Gibson Dunn is based on various assumptions relating to Broadmark Realty’s organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct and that Broadmark Realty will at all times operate in accordance with the method of operation described in Broadmark Realty’s organizational documents, this prospectus, and other relevant documents. Additionally, the opinion of Gibson Dunn is conditioned upon factual representations and covenants made by Broadmark Realty’s management, regarding Broadmark Realty’s organization, assets, present and future conduct of Broadmark Realty’s business operations and other items regarding Broadmark Realty’s ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that Broadmark Realty will take no action that could adversely affect Broadmark Realty’s qualification as a REIT. While Broadmark Realty believes it is organized and intends to operate so that Broadmark Realty will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in Broadmark Realty’s circumstances or applicable law, no assurance can be given by Gibson Dunn or Broadmark Realty that Broadmark Realty will be able to qualify as a REIT or if it so qualifies, that it will be able to maintain its status as a REIT. Gibson Dunn will have no obligation to advise Broadmark Realty or the holders of Broadmark Realty common stock or Broadmark Realty public warrants of any subsequent change in the matters stated, represented or assumed in rendering its opinion or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on Broadmark Realty’s ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Gibson Dunn. In addition, Broadmark Realty’s ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which Broadmark Realty invests. Broadmark Realty’s ability to qualify as a REIT also requires that Broadmark Realty satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by Broadmark Realty or which serve as security for loans made by Broadmark Realty. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of Broadmark Realty’s operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends on Broadmark Realty’s ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below, under “—Requirements for Qualification as a REIT.” While Broadmark Realty believes that it will operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge Broadmark Realty’s qualification as a REIT or that Broadmark Realty will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that Broadmark Realty qualifies as a REIT, Broadmark Realty generally will be entitled to a deduction for dividends that Broadmark Realty pays and, therefore, will not be subject to U.S. federal corporate income tax on Broadmark Realty’s net taxable income that is currently distributed to Broadmark Realty stockholders. This treatment substantially eliminates the “double taxation” with respect to distributed income at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT and distributed to its stockholders generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT. See “—Taxation of Taxable U.S. Holders of Broadmark Realty Stock and Broadmark Realty Public Warrants.”

Even if Broadmark Realty qualifies for taxation as a REIT, however, Broadmark Realty will be subject to U.S. federal income taxation as follows:

•	Broadmark Realty will be taxed at regular U.S. federal corporate income tax rates on any undistributed income, including undistributed net capital gains.
•	If Broadmark Realty has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.
•	If Broadmark Realty elects to treat property that Broadmark Realty acquires in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” Broadmark Realty may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the gross income tests discussed below, but the income from the sale or operation of the property will generally be subject to income tax at the corporate tax rate.
•	If Broadmark Realty fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains Broadmark Realty’s qualification as a REIT because other requirements are met, Broadmark Realty will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which Broadmark Realty fails the 75% gross income test or (2) the amount by which Broadmark Realty fails the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect Broadmark Realty’s profitability.
•	If Broadmark Realty fails to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% asset tests (discussed below) that does not exceed a statutory de minimis amount as described more fully below, but Broadmark Realty’s failure is due to reasonable cause and not due to willful neglect and Broadmark Realty nonetheless maintains Broadmark Realty’s REIT qualification because of specified cure provisions, Broadmark Realty will be required to pay a tax equal to the greater of $50,000 or the product of the highest corporate tax rate and the net income generated by the non-qualifying assets during the period in which Broadmark Realty failed to satisfy the asset tests.
•	If Broadmark Realty fails to satisfy any provision of the Code that would result in Broadmark Realty’s failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not willful neglect, Broadmark Realty may be able to retain its REIT qualification in certain circumstance but Broadmark Realty will be required to pay a penalty of $50,000 for each such failure.
•	If Broadmark Realty fails to distribute during each calendar year at least the sum of (a) 85% of Broadmark Realty’s REIT ordinary income for such year, (b) 95% of Broadmark Realty’s REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods (the foregoing sum is referred to as the required distribution), Broadmark Realty will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	Broadmark Realty may be required to pay monetary penalties to the IRS in certain circumstances, including if Broadmark Realty fails to meet record-keeping requirements intended to monitor Broadmark Realty’s compliance with rules relating to the composition of Broadmark Realty stockholders, as described below in “—Requirements for Qualification as a REIT.”
•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between Broadmark Realty and any taxable REIT subsidiary, or “TRS,” Broadmark Realty may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.
•	If Broadmark Realty acquires appreciated assets from a corporation that is not a REIT (or from another REIT that acquired appreciated assets from a corporation that is not a REIT) in a transaction in which the adjusted tax basis of the assets in Broadmark Realty’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, Broadmark Realty will be subject to tax on such appreciation at the corporate income tax rate then applicable if Broadmark Realty subsequently recognizes gain on a disposition of any such assets during the 5-year period following their acquisition by Broadmark Realty (or such other REIT) from the non-REIT corporation. Certain assets acquired by Broadmark Realty from the Companies in connection with the Merger will be subject to this rule.
•	Broadmark Realty generally will be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits, or “REMICs,” to the extent Broadmark Realty stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules will apply if Broadmark Realty owns an equity interest in a taxable mortgage pool. To the extent that Broadmark Realty owns a REMIC residual interest or a taxable mortgage pool through a TRS, Broadmark Realty will not be subject to this tax.
•	Broadmark Realty may elect to retain and pay income tax on its net long-term capital gain. In that case, a stockholder would include its proportionate share of Broadmark Realty’s undistributed long-term capital gain (to the extent Broadmark Realty makes a timely designation of such gain to the stockholder) in its income, would be deemed to have paid its proportionate share of the tax that Broadmark Realty paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in such holder’s Broadmark Realty stock. Stockholders that are U.S. corporations will also be required to appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated.
•	Broadmark Realty will have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, including TRSs, the earnings of which would be subject to U.S. federal corporate income tax.

In addition, Broadmark Realty may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, franchise, property and other taxes. Broadmark Realty could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;
•	the beneficial ownership of which is evidenced by transferable stock or by transferable certificates of beneficial interest;
•	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;
•	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;
•	the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

•	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, taking into account certain constructive ownership rules described in the Code, by five or fewer “individuals” (as defined in the Code to include specified entities);
•	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and
•	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that the first through fourth conditions must be met during the entire taxable year. The fifth and sixth conditions do not need to be satisfied for the first taxable year for which an election to become a REIT has been made, which will be Broadmark Realty’s taxable year ending December 31, 2019. The Broadmark Realty Charter will provide restrictions regarding the ownership and transfer of Broadmark Realty stock, which are intended, among other purposes, to assist in satisfying the share ownership requirements described in the fifth and sixth conditions. For purposes of the sixth condition, an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, Broadmark Realty generally is required to maintain records regarding the actual ownership of Broadmark Realty stock. To do so, Broadmark Realty must demand written statements each year from certain stockholders that such stockholders disclose the actual owners of their stock (i.e., the persons required to include in gross income the dividends paid by Broadmark Realty). A list of those persons failing or refusing to comply with this demand must be maintained as part of Broadmark Realty’s records. Failure by Broadmark Realty to comply with these record-keeping requirements could subject Broadmark Realty to monetary penalties. If Broadmark Realty satisfies these requirements and after exercising reasonable diligence would not have known that the sixth condition is not satisfied, Broadmark Realty will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand for a written statement from a REIT is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the stock and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Broadmark Realty satisfies this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Consequently, to the extent that Broadmark Realty directly or indirectly holds a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect Broadmark Realty’s ability to qualify as a REIT, even though Broadmark Realty may have no control or only limited influence over the partnership.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries of the REIT or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT and that do not affirmatively elect to be treated as corporations generally are also disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the gross income and asset tests. Disregarded subsidiaries, along with partnerships in which Broadmark Realty holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by Broadmark Realty (for example, if any equity interest in the subsidiary is acquired by a person other than Broadmark Realty or another disregarded subsidiary of Broadmark Realty), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Broadmark Realty’s ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity generally would be subject to corporate income tax on its earnings, which may reduce the cash flow generated by Broadmark Realty and its subsidiaries in the aggregate and Broadmark Realty’s ability to make distributions to its stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary or the gain that it recognizes from the sale or other disposition of the subsidiary’s stock. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of a TRS in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). If dividends are paid to Broadmark Realty by one or more TRSs Broadmark Realty may own, then a portion of the dividends that Broadmark Realty distributes to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates (but will not be eligible for the 20% deduction described below). See “—Taxation of Taxable U.S. Holders of Broadmark Realty Stock and Broadmark Realty Public Warrants” and “—Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. For example, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. In addition, a TRS is not permitted to manage a lodging facility or a health care facility.

Broadmark Realty and Trinity will elect for Trinity to be treated as a TRS as Trinity will provide certain investment management services with respect to the assets of Broadmark Realty as well as third parties and income from investment management services provided to third parties is not qualifying income for purposes of the 75% or 95% gross income tests. Broadmark Realty may form or acquire equity interests in additional TRSs in the future.

Gross Income Tests

In order to maintain Broadmark Realty’s qualification as a REIT, Broadmark Realty must annually satisfy two gross income tests. First, at least 75% of Broadmark Realty’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and non-U.S. currency transactions, must consist of defined types of income that Broadmark Realty derives, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;
•	interest on debt secured by a mortgage on real property or on an interest in real property;
•	dividends or other distributions on, and gain (not derived from a “prohibited transaction”) from the sale of, stock in other REITs;
•	gain from the sale of real estate assets (other than a nonqualified publicly offered REIT debt instrument);

•	income and gain derived from foreclosure property;
•	amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income or profits;
•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and
•	income derived from certain kinds of temporary investments.

Second, at least 95% of Broadmark Realty’s gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and non-U.S. currency transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property or on an interest in real property. If a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage, the mortgage is treated as secured solely by real property for this purpose. If Broadmark Realty receives interest income with respect to a mortgage loan that is secured by both real property and personal property and the value of the personal property securing the mortgage exceeds 15% of the value of all property securing the mortgage and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that Broadmark Realty originated or acquired the mortgage loan, the interest income will be apportioned between the real property and the personal property, and Broadmark Realty’s income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property.

To the extent that a REIT is required to apportion its interest income between real property and personal property, the apportionment is based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to originate or acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. Even if a loan is not secured by real property or is under secured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

Although Broadmark Realty will endeavor to accurately determine the values of the real property securing Broadmark Realty’s loans at the time Broadmark Realty acquires or commit to acquire such loans, such values may not be susceptible to a precise determination and will be determined based on the information available to Broadmark Realty at such time. If the IRS were to successfully challenge Broadmark Realty’s valuations of such assets and such revaluations resulted in a higher portion of Broadmark Realty’s interest income being apportioned to property other than real property, depending on Broadmark Realty’s other sources of gross income, Broadmark Realty could fail to meet the 75% gross income test. If Broadmark Realty does not meet this test, Broadmark Realty could potentially cease to qualify as a REIT or may be required to pay a penalty tax to the IRS as described above under “—Taxation of REITs in General.”

In addition, if Broadmark Realty modifies any of its distressed debt investments by agreement with the borrower, and if the modification is treated as a “significant modification” under the applicable Treasury regulations, the modified debt will be considered to have been reissued to Broadmark Realty in a debt-for-debt exchange with the borrower. In that event, Broadmark Realty generally may be required to reapportion the interest income to the real property security based on the value of the real property at the time of the modification, which value may have decreased materially. In Revenue Procedure 2014-51, the IRS provided a safe harbor under which a REIT is not required to reapportion the interest income on a mortgage loan upon a modification of the loan if the modification was occasioned by a default or would present a substantially reduced risk of default, and certain other requirements are met. Revenue Procedure 2014-51 may therefore allow Broadmark Realty to modify certain of Broadmark Realty’s distressed debt investments without adversely affecting the qualification of interest income from such debt investments for purposes of the 75% gross income test. However, Broadmark Realty may enter into modifications of distressed debt investments that do not qualify for the safe harbor provided in Revenue Procedure 2014-51, which could adversely affect Broadmark Realty’s ability to continue to satisfy the 75% gross income test.

Dividend Income

Broadmark Realty may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. For Broadmark Realty’s taxable year ending December 31, 2019, Broadmark Realty may need to limit distributions from Trinity in order for Broadmark Realty to satisfy the 75% gross income test for that year. Any dividends received by Broadmark Realty from a REIT will be qualifying income in Broadmark Realty’s hands for purposes of both the 95% and 75% gross income tests.

Hedging Transactions

In the future, Broadmark Realty may enter into hedging transactions with respect to one or more of Broadmark Realty’s assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction will not constitute gross income for purposes of the 75% or 95% gross income tests if Broadmark Realty properly identifies the transaction as specified in applicable Treasury regulations and Broadmark Realty enters into such transaction (i) in the normal course of Broadmark Realty’s business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, or (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests. Broadmark Realty intends to structure any hedging transactions in a manner that does not jeopardize Broadmark Realty’s qualification as a REIT.

Failure to Satisfy the Gross Income Tests

Broadmark Realty intends to monitor its sources of income, including any non-qualifying income received by it, so as to ensure Broadmark Realty’s compliance with the gross income tests. If Broadmark Realty fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Broadmark Realty may still qualify as a REIT for the year if Broadmark Realty is entitled to relief under applicable provisions of the Code. These relief provisions generally will be available if Broadmark Realty’s failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, Broadmark Realty set forth a description of each item of Broadmark Realty’s gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulations. It is not possible to state whether Broadmark Realty would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Broadmark Realty, Broadmark Realty will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which Broadmark Realty fails to satisfy the particular gross income test.

Phantom Income

Due to the nature of the assets in which Broadmark Realty will invest, Broadmark Realty may be required to recognize taxable income from certain of Broadmark Realty’s assets in advance of its receipt of cash flow from or proceeds from disposition of such assets, and Broadmark Realty may be required to report taxable income in early periods that exceeds the economic income ultimately realized with respect to such assets.

Broadmark Realty may acquire assets in the secondary market for less than their face amount and recognize market discount income. It is also likely that Broadmark Realty will invest in debt instruments requiring Broadmark Realty to accrue the difference between the instrument’s stated redemption price and its issue price as determined for U.S. federal income tax purposes (such excess, “original issue discount,” or “OID”). These assets may generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets referred to as “phantom income.” Broadmark Realty may also be required under the terms of any indebtedness that Broadmark Realty incurs to use cash received from interest payments to make principal payments on that indebtedness, with the effect that Broadmark Realty will recognize income but will not have a corresponding amount of cash available for distribution to Broadmark Realty stockholders.

Due to each of these potential differences between income recognition or expense deduction and related cash receipts or disbursements, there is a risk that Broadmark Realty may have substantial taxable income in excess of cash available for distribution. In that event, Broadmark Realty may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Asset Tests

Broadmark Realty, at the close of each calendar quarter, must also satisfy five tests relating to the nature of Broadmark Realty’s assets.

•	First, at least 75% of the value of Broadmark Realty’s total assets must be represented by some combination of:
•	cash and cash items;
•	U.S. government securities;
•	interests in real property;
•	interests in mortgage loans secured by real property or interests in real property;
•	stock (or transferable certificates of beneficial interest) in other REITs;
•	debt instruments issued by publicly offered REITs;
•	temporary investments in stock and debt instruments attributable to the investment of new capital; and
•	regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if Broadmark Realty held such assets, Broadmark Realty will be treated as holding directly Broadmark Realty’s proportionate share of the assets of such REMIC.
•	Second, of Broadmark Realty’s investments not included in the 75% asset class, the value of any one issuer’s securities owned by Broadmark Realty may not exceed 5% of the value of Broadmark Realty’s assets (referred to herein as the “5% asset test”).
•	Third, of Broadmark Realty’s investments not included in the 75% asset class, Broadmark Realty may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value (referred to herein as the “10% vote test,” the “10% value test” or together, the “10% asset test”).
•	Fourth, of Broadmark Realty’s investments not included in the 75% asset class, the aggregate value of all securities of TRSs held by Broadmark Realty may not exceed 20% of the value of Broadmark Realty’s gross assets.
•	Fifth, of Broadmark Realty’s investments not included in the 75% asset class, debt instruments issued by publicly offered REITs, if they would not otherwise qualify as “real estate assets,” cannot exceed 25% of the value of Broadmark Realty’s total assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (i) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership for purposes of the 10% value test if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership for purposes of the 10% value test to the extent of the REIT’s interest as a partner in the partnership.

After initially meeting the asset tests at the close of any quarter, Broadmark Realty will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Broadmark Realty fails to satisfy the asset tests because Broadmark Realty acquires or increases its ownership interest in securities during a quarter, Broadmark Realty can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. Broadmark Realty will monitor the value of its investments in its TRSs to ensure compliance with the rule that no more than 20% of the value of its assets may consist of TRS stock and securities. It is likely that following the Business Combination more than 20% of the value of Broadmark

Realty’s assets will consist of the stock and securities of Trinity, together with any other TRSs of Broadmark Realty, in which case, Broadmark Realty will need to reduce its investment in Trinity no later than January 30, 2020 to continue to qualify as a REIT, which reduction Broadmark Realty expects to accomplish by causing Trinity to make a distribution to Broadmark Realty of a portion of its assets during such period. If Broadmark Realty fails the 5% asset test or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, Broadmark Realty may dispose of sufficient assets (generally within six months after the last day of the quarter in which Broadmark Realty’s identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of Broadmark Realty’s assets at the end of the relevant quarter or $10,000,000. If Broadmark Realty fails any of the other asset tests or Broadmark Realty’s failure of the 5% and 10% asset tests is in excess of the lesser of 1% of Broadmark Realty’s assets at the end of the relevant quarter or $10,000,000, as long as such failure was due to reasonable cause and not willful neglect, Broadmark Realty may be permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which Broadmark Realty’s identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the product of the highest corporate income tax rate and the net income generated by the non-qualifying assets during the period in which Broadmark Realty failed to satisfy the asset test.

Annual Distribution Requirements

In order to qualify as a REIT, Broadmark Realty is required to distribute dividends, other than capital gain dividends, to Broadmark Realty stockholders in an amount at least equal to:

•	the sum of:
•	90% of Broadmark Realty’s “REIT taxable income” (computed without regard to the deduction for dividends paid and Broadmark Realty’s net capital gains); and
•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus
•	the sum of specified items of non-cash income that exceeds a percentage of Broadmark Realty’s income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by Broadmark Realty and received by each stockholder on December 31 of the year in which they are declared. In addition, at Broadmark Realty’s election, a distribution for a taxable year may be declared before Broadmark Realty timely files its tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to Broadmark Realty stockholders in the year in which paid, even though the distributions relate to Broadmark Realty’s prior taxable year for purposes of the 90% distribution requirement. To the extent that Broadmark Realty has available net operating losses and capital losses carried forward from prior tax years, such losses may, subject to limitations, reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements.

Except for distributions by “publicly offered REITs,” distributions must not be “preferential dividends” in order for such distributions to be counted towards the distribution requirement. A dividend is not a preferential dividend if it is pro rata among all outstanding stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the REIT’s organizational documents. Broadmark Realty believes that it is and will continue to be a publicly offered REIT and, therefore, will not be subject to this limitation.

To the extent that Broadmark Realty distributes at least 90%, but less than 100%, of Broadmark Realty’s “REIT taxable income,” as adjusted, Broadmark Realty will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, Broadmark Realty may elect to retain, rather than distribute, Broadmark Realty’s net long-term capital gains and pay tax on such gains. In this case, Broadmark Realty could elect to have Broadmark Realty stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by Broadmark Realty. Broadmark Realty stockholders would then increase the adjusted basis of their stock in Broadmark Realty by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If Broadmark Realty fails to distribute during each calendar year at least the sum of:

•	85% of Broadmark Realty’s REIT ordinary income for such year,
•	95% of Broadmark Realty’s REIT capital gain net income for such year, and
•	any undistributed taxable income from prior periods,

Broadmark Realty will be subject to a 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed (taking into account excess distributions from prior periods) and (ii) the amounts of income retained on which Broadmark Realty has paid corporate income tax. Broadmark Realty intends to make timely distributions so that it is not subject to the 4% excise tax.

It is possible that Broadmark Realty, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including receipt of distributions from Broadmark Realty’s subsidiaries and (ii) the inclusion of items in income by Broadmark Realty for U.S. federal income tax purposes. For example, Broadmark Realty may acquire debt instruments or notes with OID, such that Broadmark Realty will be required to include in its income a portion of the OID each year that the instrument is held before Broadmark Realty receives any corresponding cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of Broadmark Realty common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of Broadmark Realty common stock.

If Broadmark Realty fails to meet the distribution requirement in any taxable year, including if it does not have sufficient funds to make the required distribution, Broadmark Realty generally would cease to qualify as a REIT. Broadmark Realty may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in Broadmark Realty’s deduction for dividends paid for the earlier year. In this case, Broadmark Realty may be able to avoid losing Broadmark Realty’s qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, Broadmark Realty will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

Broadmark Realty is required to maintain records and request on an annual basis information from certain stockholders. These requirements are designed to assist Broadmark Realty in determining the actual ownership of its outstanding stock and maintaining its qualification as a REIT.

Prohibited Transactions

Net income Broadmark Realty derives from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business (i.e., “dealer property”) by a REIT, by a pass-through subsidiary in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. Broadmark Realty intends to conduct its operations so that no asset owned directly by Broadmark Realty or indirectly through its pass-through subsidiaries will be held as inventory or primarily for sale to customers in the ordinary course of business. However, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances. No assurance can be given that any particular asset in which Broadmark Realty holds a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property:

•	that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property;
•	for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated; and
•	for which such REIT makes a proper election to treat the property as foreclosure property.

REITs generally are subject to tax at the corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If Broadmark Realty anticipates receiving any income that is not qualifying income for purposes of the 75% gross income test as a result of a foreclosure, Broadmark Realty intends to elect, if eligible, to treat the related property as foreclosure property.

Failure to Qualify

In the event that Broadmark Realty violates a provision of the Code that would result in its failure to continue to qualify as a REIT, Broadmark Realty may nevertheless continue to qualify as a REIT. Specified relief provisions may be available to Broadmark Realty to avoid such disqualification if:

•	the violation is due to reasonable cause and not due to willful neglect;
•	Broadmark Realty pays a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT; and
•	the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available).

This cure provision reduces the instances that could lead to Broadmark Realty’s disqualification as a REIT for violations due to reasonable cause. If Broadmark Realty fails to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, Broadmark Realty will be subject to tax on its taxable income at the regular corporate rate. Distributions to Broadmark Realty stockholders in any year in which Broadmark Realty is not a REIT will not be deductible by Broadmark Realty, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to Broadmark Realty stockholders generally will be taxable, in the case of Broadmark Realty stockholders who are individual U.S. Holders, as “qualified dividend income” at the maximum tax rate applicable to long-term capital gains, and dividends in the hands of Broadmark Realty’s corporate U.S. Holders may be eligible for the dividends received deduction. However, distributions to individual U.S. Holders during any year in which Broadmark Realty is not a REIT will not be eligible for the deduction equal to 20% of the amount of such dividends described below. Unless Broadmark Realty is entitled to relief under specific statutory provisions, Broadmark Realty will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, Broadmark Realty will be entitled to statutory relief. Broadmark Realty would also fail to qualify as a REIT in the event Broadmark Realty were treated under applicable Treasury regulations as a successor to another REIT whose qualification as a REIT was previously terminated or revoked. If a Company failed to qualify as a REIT prior to the Mergers, it is possible that Broadmark Realty would be treated as a successor REIT under the forgoing rules and thus unable to qualify as a REIT.

Taxation of Taxable U.S. Holders of Broadmark Realty Stock and Broadmark Realty Public Warrants

This section summarizes the taxation of U.S. Holders who hold Broadmark Realty stock and Broadmark Realty public warrants that are not tax-exempt organizations.

Distributions

Provided that Broadmark Realty qualifies as a REIT, distributions made to its taxable U.S. Holders out of its current or accumulated earnings and profits, and not designated as capital gain dividends, generally will be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Dividends received from REITs generally are not eligible to be taxed at the preferential qualified dividend income rates applicable to non-corporate U.S. Holders who receive dividends from taxable subchapter C corporations.

In addition, distributions from Broadmark Realty that are designated as capital gain dividends will be taxed to U.S. Holders as long-term capital gains, to the extent that they do not exceed Broadmark Realty’s actual net capital gain for the taxable year, without regard to the period for which the U.S. Holder has held Broadmark Realty stock. To the extent that Broadmark Realty elects under the applicable provisions of the Code to retain Broadmark Realty’s net capital gains, U.S. Holders will be treated as having received, for U.S. federal income tax purposes, their proportionate share of Broadmark Realty’s undistributed capital gains as well as a corresponding credit for their proportionate share of the taxes paid by Broadmark Realty on such retained capital gains. U.S. Holders will increase their adjusted tax basis in Broadmark Realty common stock by the difference between their proportionate share of such retained capital gain and their proportionate share of the tax paid by Broadmark Realty. Long-term capital gains generally are taxable at reduced maximum federal rates in the case of U.S. Holders taxed at the rates applicable to individuals, and ordinary income rates for U.S. Holders taxed at the rates applicable to corporations.

Distributions in excess of Broadmark Realty’s current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that they do not exceed the adjusted tax basis of the U.S. Holder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. Holder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by Broadmark Realty in October, November or December of any year and payable to a U.S. Holder of record on a specified date in any such month will be treated as both paid by Broadmark Realty and received by the U.S. Holder on December 31 of such year, provided that the dividend is actually paid by Broadmark Realty before the end of January of the following calendar year.

With respect to U.S. Holders who are taxed at the rates applicable to individuals, Broadmark Realty may elect to designate a portion of Broadmark Realty’s distributions paid to such U.S. Holders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to such U.S. Holders at the same rates as capital gain, provided that the U.S. Holder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of Broadmark Realty’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•	the qualified dividend income received by Broadmark Realty during such taxable year from non-REIT C corporations (including any TRS in which Broadmark Realty may own an interest);
•	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by Broadmark Realty with respect to such undistributed REIT taxable income; and
•	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction or conversion transaction from a non-REIT C corporation over the U.S. federal income tax paid by Broadmark Realty with respect to such built-in gain.

In addition, the total amount of dividends that Broadmark Realty may designate as “qualified dividend income” or “capital gain dividends” may not exceed Broadmark Realty’s dividends paid for the taxable year. Generally, dividends that Broadmark Realty receives will be treated as qualified dividend income for purposes of the first bullet above if the dividends are received from a domestic C corporation (other than a REIT or an entity taxed as a regulated investment company, or “RIC,” for U.S. federal income tax purposes), any TRS Broadmark Realty may form, or a “qualifying foreign corporation” and specified holding period and other requirements are met.

Under H.R. 1, originally known as the “Tax Cuts and Jobs Act,” dividends received by non-corporate U.S. Holders from Broadmark Realty that are neither attributable to “qualified dividend income” nor designated as “capital gain dividends” will be eligible for a deduction equal to 20% of the amount of such dividends in taxable years beginning before January 1, 2026.

To the extent that Broadmark Realty has available net operating losses and capital losses carried forward from prior tax years, such losses may, subject to limitations, reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. Holders and do not offset income of U.S. Holders from other sources, nor do they affect the character of any distributions that are actually made by Broadmark Realty, which generally are subject to tax in the hands of U.S. Holders to the extent that Broadmark Realty has current or accumulated earnings and profits.

Dispositions of Broadmark Realty Stock and Broadmark Realty Public Warrants

In general, a U.S. Holder will realize gain or loss upon the sale or other taxable disposition of Broadmark Realty stock or Broadmark Realty public warrants in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. Holder’s adjusted tax basis in the stock or warrants, as applicable, at the time of the disposition. In general, a U.S. Holder’s adjusted tax basis will equal the U.S. Holder’s acquisition cost, and in the case of Broadmark Realty stock, increased by the excess of net capital gains deemed distributed to the U.S. Holder (discussed above) less tax deemed paid on such gain and reduced by distributions in excess of Broadmark Realty’s current and accumulated earnings and profits as described above under “—Distributions.” In general, capital gains and losses recognized by a U.S. Holder upon the disposition of Broadmark Realty stock or Broadmark Realty public warrants will be treated as long-term capital gains and losses if the Broadmark Realty stock or Broadmark Realty public warrants have been held for more than one year at the time of disposition and will be treated as short-term capital gains and losses if the Broadmark Realty stock or Broadmark Realty public warrants have been held for one year or less at the time of disposition.

In general, long-term capital gains recognized by non-corporate U.S. Holders upon the sale or disposition of shares of Broadmark Realty stock or Broadmark Realty public warrants will be subject to a reduced maximum U.S. federal income tax rate, and short-term capital gains will be taxed at ordinary income rates. Gains recognized by U.S. Holders that are corporations are subject to U.S. federal income tax at the regular corporate rate, whether or not classified as long-term capital gains.

Capital losses generally are available only to offset capital gain income of the U.S. Holder but not ordinary income (except in the case of non-corporate taxpayers, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Broadmark Realty stock by a U.S. Holder who has held the stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Broadmark Realty that were required to be treated by the U.S. Holder as long-term capital gain. U.S. Holders are advised to consult with their tax advisors with respect to their capital gain tax liability with respect to a sale of Broadmark Realty stock or Broadmark Realty public warrants.

Passive Activity Losses and Investment Interest Limitations

Distributions made by Broadmark Realty and gain arising from the sale or exchange by a U.S. Holder of Broadmark Realty stock or Broadmark Realty public warrants will not be treated as passive activity income. As a result, U.S. Holders will not be able to apply any “passive losses” against income or gain relating to Broadmark Realty stock or Broadmark Realty public warrants. Distributions made by Broadmark Realty, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. Holder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare Tax

Certain U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and other income, including capital gain from the sale or disposition of Broadmark Realty stock or Broadmark Realty public warrants.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, you generally will not recognize taxable gain or loss as a result of the acquisition of Broadmark Realty common stock upon exercise of Broadmark Realty public warrants. Your tax basis in each share of Broadmark Realty common stock received upon exercise of Broadmark Realty public warrants generally will be an amount equal to the sum of your initial tax basis in such warrants and the exercise prices. Your holding period for the Broadmark Realty common stock received upon exercise of such warrants will begin on the date following the date of exercise (or possibly the date of exercise) of such warrants and will not include the period during which you held such warrant. If a Broadmark Realty public warrant is allowed to lapse unexercised, you generally will recognize a capital loss equal to your tax basis in the warrants.

The tax consequences of a cashless exercise of Broadmark Realty public warrants are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either case, your basis in the Broadmark Realty common stock received would equal your basis in the Broadmark Realty public warrants exercised. If the cashless exercise were treated as not being a gain realization event, your holding period in the Broadmark Realty common stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Broadmark Realty public warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Broadmark Realty common stock would include your holding period in the Broadmark Realty public warrants exercised.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, you could be deemed to have surrendered an amount of Broadmark Realty public warrants exercisable for the number of shares of Broadmark Realty common stock having a value equal to the exercise price for the total number of Broadmark Realty public warrants to be exercised. You would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Broadmark Realty public warrants deemed surrendered and your tax basis in the Broadmark Realty public warrants deemed surrendered. In this case, your tax basis in the Broadmark Realty common stock received would be expected to be equal to the sum of the fair market value of the Broadmark Realty common stock received in respect of the Broadmark Realty public warrants deemed surrendered and your tax basis in the Broadmark Realty public warrants exercised. Your holding period for the Broadmark Realty common stock would commence on the date following the date of exercise (or possibly the date of exercise) of the Broadmark Realty public warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, you should consult your tax advisor regarding the tax consequences of a cashless exercise of Broadmark Realty public warrants.

Possible Constructive Distributions

The terms of each Broadmark Realty public warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain circumstances, as discussed in the section of this prospectus entitled “Taxation of Taxable U.S. Holders of Broadmark Realty Stock and Broadmark Realty Public Warrants—Exercise or Lapse of a Warrant.” If you are a U.S. Holder of Broadmark Realty public warrants, you would be treated as receiving a constructive distribution from Broadmark Realty if the adjustment increases your proportionate interest in Broadmark Realty’s assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of Broadmark Realty stock that is treated as a dividend, as described under “—Distributions” above. Such a constructive distribution would be subject to tax as an ordinary dividend as described under that section in the same manner as if you received a cash distribution from Broadmark Realty.

Information Reporting and Backup Withholding

Trinity and Broadmark Realty, or their respective paying agents, must report annually to U.S. Holders and the IRS amounts paid to such holders on or with respect to Trinity Class A common stock or Broadmark Realty stock, as applicable, during each calendar year, the amount of proceeds from the sale of Trinity Class A common stock or Broadmark Realty stock, as applicable, and the amount of tax, if any, withheld from such payments. A U.S. Holder will be subject to backup withholding on dividends paid on Trinity Class A common stock or Broadmark Realty stock and proceeds from the sale of Trinity Class A common stock or Broadmark Realty stock at the applicable rate if the U.S. Holder is not otherwise exempt and (i) the holder fails to provide Trinity or Broadmark Realty, as applicable, or its respective paying agent, with a correct taxpayer identification number, (ii) Trinity or Broadmark Realty, as applicable, or its respective paying agent, are notified by the IRS that the holder provided an incorrect taxpayer identification number, (iii) Trinity or Broadmark Realty, as applicable, or its respective paying agent, are notified by the IRS that the holder failed to properly report payments of interest or dividends or (iv) the holder fails to certify under penalty of perjury that it has provided a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding. A U.S. Holder generally may establish that it is exempt from or otherwise not subject to backup withholding by providing a properly completed IRS Form W-9 to Trinity or Broadmark Realty, as applicable, or its respective paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Taxation of Tax-Exempt U.S. Holders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which is referred to in this discussion as unrelated business taxable income, or “UBTI.” Distributions by Broadmark Realty, income from the sale of Broadmark Realty stock, and income attributable to the exercise of a Broadmark Realty public warrant, generally should not give rise to UBTI to a tax-exempt U.S. Holder provided that:

•	a tax-exempt U.S. Holder has not held Broadmark Realty stock or Broadmark Realty public warrants as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder);
•	Broadmark Realty stock or Broadmark Realty public warrants is not otherwise used in an unrelated trade or business; and
•	Broadmark Realty does not hold an asset that gives rise to excess inclusion income.

In certain circumstances, a pension trust that (i) is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) owns more than 10% of Broadmark Realty stock could be required to treat a percentage of the dividends from Broadmark Realty as UBTI if Broadmark Realty is a “pension-held REIT.” Broadmark Realty will not be a pension-held REIT unless (i) either (a) one pension trust owns more than 25% of the value of Broadmark Realty stock, or (b) a group of pension trusts, each individually holding more than 10% of the value of Broadmark Realty stock, collectively owns more than 50% of such stock; and (ii) Broadmark Realty would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions limiting ownership and transfer of Broadmark Realty stock generally should prevent a tax-exempt entity from owning more than 10% of the value of Broadmark Realty stock, or Broadmark Realty from becoming a pension-held REIT, however, no assurances can be provided.

Tax-exempt U.S. Holders are urged to consult their tax advisors regarding the U.S. federal, state and local tax consequences of owning Broadmark Realty stock and Broadmark Realty public warrants.

Taxation of Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Broadmark Realty stock and Broadmark Realty public warrants applicable to Non-U.S. Holders of Broadmark Realty stock and Broadmark Realty public warrants. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation of Non-U.S. Holders. In addition, this discussion assumes that:

•	a Non-U.S. Holder will not have held more than 10% of either any class of Broadmark Realty stock or the Broadmark Realty public warrants (taking into account applicable constructive ownership rules) at any time during the five-year period ending on the date on which such Non-U.S. Holder disposes of Broadmark Realty stock or Broadmark Realty public warrants, as applicable, or receives distributions from Broadmark Realty; and
•	Each class of Broadmark Realty stock and the Broadmark Realty public warrants are and will continue to be “regularly traded” on an established securities market located in the United States within the meaning of the applicable Code provision and Treasury regulations (although there can be no assurance that this will continue to be the case).

Ordinary Dividends

Any distributions Broadmark Realty makes to Non-U.S. Holders with respect to shares of Broadmark Realty stock, to the extent paid out of Broadmark Realty’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder, Broadmark Realty generally will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless the Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of such Non-U.S. Holder’s eligibility for such reduced rate (on an applicable IRS Form W-8). Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to Non-U.S. Holders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed, Broadmark Realty may have to withhold or dispose of part of the stock otherwise distributable in such dividend and use such stock or the proceeds of such disposition to satisfy the withholding tax imposed.

The withholding tax does not apply to dividends paid to Non-U.S. Holders that provide a Form W-8ECI, certifying that the dividends are effectively connected with their conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident. A Non-U.S. Holder that is a corporation that receives effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Non-Dividend Distributions

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) a Non-U.S. Holder’s adjusted tax basis in such holder’s shares of Broadmark Realty stock and, to the extent such distribution exceeds such holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Broadmark Realty stock that would be subject to the rules discussed below under “—Dispositions of Broadmark Realty Stock and Broadmark Realty Public Warrants.” Unless either (i) any gain is effectively connected with the conduct of a trade or business by such Non-U.S. Holder within the United States (or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by such holder) or (ii) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, distributions by Broadmark Realty which are not dividends will not be subject to U.S. federal income or withholding tax. If Broadmark Realty cannot determine at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, a Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of Broadmark Realty’s current and accumulated earnings and profits.

Capital Gain Dividends

Capital gain dividends received by Non-U.S. Holders from Broadmark Realty generally are not subject to U.S. federal income or withholding tax, unless either (i) the receipt of such dividends are effectively connected with the conduct of a trade or business by such Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by such holder) or (ii) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

However, under Section 897 of the Code, a distribution made by Broadmark Realty to a Non-U.S. Holder, to the extent attributable to gain from the disposition of a “U.S. real property interest” held by Broadmark Realty directly or through pass-through or certain other subsidiaries, will be treated as an ordinary dividend subject to the rules discussed above under “—Ordinary Dividends.”

Dispositions of Broadmark Realty Stock and Broadmark Realty Public Warrants

Gain recognized by a Non-U.S. Holder from the sale of Broadmark Realty stock or Broadmark Realty public warrants (including gain recognized as a result of a Broadmark Realty public warrant’s exercise, if such exercise is a taxable event, as described above in “—Taxation of Taxable U.S. Holders of Broadmark Realty Stock and Broadmark Realty Public Warrants—Exercise or Lapse of a Warrant”) generally will not be subject to U.S. federal income or withholding tax, except in two cases: (i) if any gain is effectively connected with the conduct of a trade or business by such Non-U.S. Holder within the United States (or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by such holder) or (ii) if such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

FATCA

FATCA imposes a 30% U.S. federal withholding tax on payments of dividends on Broadmark Realty common stock made to (i) a “foreign financial institution,” as defined under such rules, unless such institution enters into an agreement with the Department of Treasury to, among other things, collect and provide to it substantial information regarding such institution’s United States financial account holders, including certain account holders that are non-U.S. entities with United States owners or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, such institution complies with the requirements of such agreement and (ii) a “non-financial foreign entity,” as defined under such rules, unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity, unless in each case, an exemption applies.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of Trinity units, shares of Trinity Class A common stock, Trinity public warrants, shares of Broadmark Realty stock and Broadmark Realty public warrants. Non-U.S. Holders may have to comply with certification procedures to establish that such Non-U.S. Holders are not United States persons in order to avoid backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax laws, with or without retroactive application, could materially and adversely affect Broadmark Realty and its stockholders. Broadmark Realty cannot predict how changes in the tax laws might affect Broadmark Realty or its stockholders. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect Broadmark Realty’s ability to qualify as a REIT or the U.S. federal income tax consequences of such qualification.

State, Local and Non-U.S. Taxes

Broadmark Realty and the holders of Broadmark Realty’s securities may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or non-U.S. tax treatment of Broadmark Realty and its stockholders may not conform to the U.S. federal income tax treatment discussed above. Any non-U.S. taxes incurred by Broadmark Realty would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and non-U.S. income and other tax laws on an investment in Broadmark Realty stock.

SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY GROUP

PBRELF I

The following tables set forth selected financial information and operating data for PBRELF I. You should read the following selected financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations—PBRELF I,” and PBRELF I’s consolidated financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the year ended December 31, 2018, and the selected balance sheet data as of December 31, 2018, from PBRELF I’s audited consolidated financial statements as of and for the year ended December 31, 2018 included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the years ended December 31, 2017 and 2016, and the selected balance sheet data as of December 31, 2017, from PBRELF I’s audited consolidated financial statements as of December 31, 2017 and for the years ending December 31, 2017 and 2016 included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the six months ended June 30, 2019 and 2018, and the selected balance sheet data as of June 30, 2019, from the Company Group’s unaudited interim consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the Company Group’s audited consolidated financial statements as of and for the year ended December 31, 2018, included elsewhere in this joint proxy statement/prospectus and, in the Company Group’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. PBRELF I’s historical results may not be indicative of the results that may be achieved in the future.

PBRELF I Statement of Operations

	Six months ended June 30,		Years ended December 31,
	2019	2018	2018	2017	2016
Investment income
Interest income	$20,969,210	$13,953,116	$31,794,623	$20,731,092	$17,846,562
Fee income	1,796,309	1,368,064	3,623,261	2,380,506	1,816,486
Other	—	—	—	—	2,844
Total investment income	$22,765,519	$15,321,180	$35,417,884	$23,111,598	$19,665,892
Expense
Provision for loan losses	239,904	339,672	1,615,506	—	—
Real estate properties, net of gains	686,345	—	(397,855)	—	—
Professional fees	253,469	68,381	272,829	140,175	93,178
Excise taxes	126,278	37,430	115,267	42,792	102,473
Other	11,094	10,307	18,527	15,424	19,191
Total expenses	$1,317,090	$455,790	$1,624,274	$198,391	$214,842
Net investment income/net income	$21,448,429	$14,865,390	$33,793,610	$22,913,207	$19,451,050
Losses on investment in real estate properties
Realized				(137,256)	—
Unrealized				(330,190)	(137,540)
Net increase in members’ equity from operations				$22,445,761	$19,313,510
Comparative net income	$21,448,429	$14,865,390	$33,793,610	$22,445,761	$19,313,510

PBRELF I Balance Sheet Data

	As of June 30, 2019	As of December 31,
		2018	2017
Assets
Cash and cash equivalents	$118,046,867	$43,973,095	$33,321,574
Mortgage notes receivable, net	294,701,950	303,992,370	194,769,364
Interest and fees receivable	1,828,147	791,576	251,157
Investment in real estate property, net	5,643,577	10,381,543	8,502,724
Other receivables	3,500,474	1,588,810
Total assets	$423,721,015	$360,727,394	$236,844,819
Liabilities and members’ equity
Liabilities
Accounts payable and accrued expenses	$1,344,060	$1,229,860	$256,292
Dividends payable	3,332,057	3,229,864	2,326,598
Contributions received in advance	19,249,250	8,449,738	2,772,559
Total liabilities	$23,925,367	$12,909,462	$5,355,449
Preferred units - preferred units (voting)	401,190,853	348,727,085	231,489,370
Common units, $0 par value, 1 unit authorized:	—	—	—
Accumulated deficit	(1,395,205)	(909,153)	—
Members’ equity	$399,795,648	$347,817,932	$231,489,370
Total liabilities and members’ equity	$423,721,015	$360,727,394	$236,844,819

Due to PBRELF I’s REIT election on October 1, 2018, the financial statements as of and for the year ended December 31, 2018 reflect Net Income in accordance with accounting principles generally accepted under U.S. GAAP. For the years ended December 31, 2017 and 2016, PBRELF I met the guidelines ASC 946, which caused it to report Net increase to members’ equity from operations, which is compared to 2018 net income. Comparative Net Income is a term used to compare Net income to prior periods net increase to members equity from operations.

BRELF II

The following tables set forth selected financial information and operating data for BRELF II. You should read the following selected financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations—BRELF II,” and BRELF II’s consolidated financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the year ended December 31, 2018, and the selected balance sheet data as of December 31, 2018, from BRELF II’s audited consolidated financial statements as of and for the year ended December 31, 2018 included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the years ended December 31, 2017 and 2016, and the selected balance sheet data as of December 31, 2017, from BRELF II’s audited consolidated financial statements as of December 31, 2017 and for the years ending December 31, 2017 and 2016 included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the six months ended June 30, 2019 and 2018, and the selected balance sheet data as of June 30, 2019, from the Company Group’s unaudited interim consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the Company Group’s audited consolidated financial statements as of and for the year ended December 31, 2018, included elsewhere in this joint proxy statement/prospectus and, in the Company Group’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. BRELF II’s historical results may not be indicative of the results that may be achieved in the future.

BRELF II Statement of Operations

	Six months ended June 30,		Years ended December 31,
	2019	2018	2018	2017	2016
Investment income
Interest income	$22,168,441	$9,799,570	$26,084,146	$11,040,722	$5,027,198
Fee income	2,521,120	1,563,258	3,687,767	1,658,703	627,274
Other	—	—	—	236	301
Total investment income	$24,689,561	$11,362,828	$29,771,913	$12,699,661	$5,654,773
Expense
Provision for loan losses	(167,146)	278,292	167,142	—	—
Real estate properties, net of gains	(167,587)	166,142	234,873	—	—
Professional fees	156,109	51,350	199,850	91,953	51,370
Excise taxes	—	—	—	—	—
Other	20,529	14,750	41,133	17,012	10,021
Total expenses	$(158,095)	$510,534	$642,998	$108,965	$61,391
Net investment income/Net Income	$24,847,656	$10,852,294	$29,128,915	$12,590,696	$5,593,382
Losses on investment in real estate properties
Realized
Unrealized
Net increase in members’ equity from operations				$12,590,696	$5,593,382
Comparative Net Income	$24,847,656	$10,852,294	$29,128,915	$12,590,696	$5,593,382

BRELF II Balance Sheet Data

	As of June 30, 2019	As of December 31,
		2018	2017
Assets
Cash and cash equivalents	$54,344,691	$62,851,974	$31,897,657
Mortgage notes receivable, net	411,748,728	278,039,620	123,322,074
Interest and fees receivable	792,879	443,040	106,766
Investment in real estate property, net	—	1,709,729	1,311,550
Total assets	$466,886,298	$343,044,363	$156,638,047
Liabilities and members’ equity
Liabilities
Accounts payable and accrued expenses	$1,165,399	$368,123	$334,281
Dividends payable	4,211,710	3,000,497	1,366,610
Contributions received in advance	18,278,305	15,987,507	4,597,233
Total liabilities	$23,655,414	$19,356,127	$6,298,124
Commitments and contingencies
Preferred units - preferred units (voting)	443,114,279	324,035,624	150,339,923
Common units, $0 par value, 1 unit authorized:	—	—	—
Retained earnings (accumulated deficit)	116,605	(347,388)	—
Members’ equity	$443,230,884	$323,688,236	$150,339,923
Total liabilities and members’ equity	$466,886,298	$343,044,363	$156,638,047

BRELF III

The following tables set forth selected financial information and operating data for BRELF III. You should read the following selected financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations—BRELF III,” and BRELF III’s financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the period from January 24, 2018 (date of inception) through December 31, 2018, and the selected balance sheet data as of December 31, 2018, from BRELF III’s audited financial statements as of December 31, 2018 and for the period from January 24, 2018 (date of inception) through December 31, 2018 included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the six months ended June 30, 2019 and 2018, and the selected balance sheet data as of June 30, 2019, from the Company Group’s unaudited interim financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited financial statements have been prepared on the same basis as the Company Group’s audited financial statements as of December 31, 2018 and for the period from January 24, 2018 (date of inception) through December 31, 2018, included elsewhere in this joint proxy statement/prospectus and, in the Company Group’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. BRELF III’s historical results may not be indicative of the results that may be achieved in the future.

BRELF III Statement of Operations

	Six months ended June 30,		January 24, 2018 through December 31, 2018
	2019	2018
Investment income
Interest income	$918,240	$101,507	$549,961
Fee income	96,621	34,180	103,764
Total investment income	$1,014,861	$135,687	$653,725
Expense

Professional fees	66,131	4,062	—
Other	16,250	—	17,112
Total expenses	$82,381	$4,062	$17,112
Net investment income/Net income before provision for income taxes	932,480	131,625	636,613
Provision for income taxes	—	—	90,000
Net income	$932,480	$131,625	$546,613
Comparative Net Income	$932,480	$131,625	$546,613

BRELF III Balance Sheet Data

	As of June 30, 2019	As of December 31, 2018
Assets
Cash and cash equivalents	$7,447,783	$4,124,069
Mortgage notes receivable, net	13,800,445	7,539,360
Interest and fees receivable	17,981	5,248
Other receivables	43,750	—
Total assets	$21,309,959	$11,668,677
Liabilities and members’ equity
Liabilities
Accounts payable and accrued expenses	$93,801	$134,937
Dividends payable	169,899	103,097
Contributions received in advance	2,275,000	70,000
Total liabilities	$2,538,700	$308,034

	As of June 30, 2019	As of December 31, 2018
Preferred units - preferred units (voting)	18,857,191	11,450,642
Common units, $0 par value, 1 unit authorized:	—	—
Accumulated deficit	(85,932)	(89,999)
Members’ equity	$18,771,259	$11,360,643
Total liabilities and members’ equity	$21,309,959	$11,668,677

BRELF IV

The following tables set forth selected financial information and operating data for BRELF IV. You should read the following selected financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations—BRELF IV,” and BRELF IV’s financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the period from February 28, 2019 (date of inception) through June 30, 2019, and the selected balance sheet data as of June 30, 2019, from the Company Group’s audited financial statements included elsewhere in this joint proxy statement/prospectus.

BRELF IV Statement of Operations

February 28, 2019 through June 30, 2019
Investment income
Interest income	$22,676
Fee income	12,594
Total revenue	$35,270
Expense
Other	186
Total expenses	$186
Net income	$35,084

BRELF IV Balance Sheet Data

As of June 30, 2019
Assets
Cash and cash equivalents	$803,290
Mortgage notes receivable, net	1,744,857
Interest and fees receivable	546
Total assets	$2,548,693
Liabilities and members’ equity
Accounts payable and accrued expenses	$1,052
Dividends payable	16,360
Contributions received in advance	100,000
Total liabilities	$117,412
Preferred units—preferred units (voting)	2,429,804
Common units, $0 par value, 1 unit authorized:	—
Retained earnings	1,477
Members’ equity	$2,431,281
Total liabilities and members’ equity	$2,548,693

MgCo I

The following tables set forth selected financial information and operating data for MgCo I. You should read the following selected financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations—MgCo I,” and MgCo I’s financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the years ended December 31, 2018, 2017 and 2016, and the selected balance sheet data as of December 31, 2018 and 2017, from MgCo I’s audited financial statements included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the six months ended June 30, 2019 and 2018, and the selected balance sheet data as of June 30, 2019, from the Company Group’s unaudited interim financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited interim financial statements have been prepared on the same basis as MgCo I’s consolidated financial statements included elsewhere in this joint proxy statement/prospectus and, in the Company Group’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. MgCo I’s historical results may not be indicative of the results that may be achieved in the future.

MgCo I Statement of Operations

	Six months Ended June 30,		For the Years Ended December 31,
	2019	2018	2018	2017	2016
Revenue
Loan fees	$7,351,578	$5,585,585	$14,719,416	$9,680,238	$7,365,831
Distributions from PBRELF I	2,162,258	1,492,536	3,454,135	2,145,457	1,865,560
Total revenue	$9,513,836	$7,078,121	$18,173,551	$11,825,695	$9,231,391
Expenses
Compensation	1,220,281	781,235	1,645,025	1,101,429	1,055,188
Commissions to Broadmark Capital LLC	1,374,303	1,000,027	2,213,306	1,260,854	1,019,100
G&A expense	265,961	256,492	379,030	732,027	445,049
Excise tax expense	128,294	106,464	287,760	169,293	130,976
Legal, audit, insurance	448,006	285,932	504,188	297,731	171,907
Depreciation expense	34,308	40,000	96,000	48,000	43,958
Inspection fees	140,236	107,186	206,272	115,913	107,080
Other	4,063	—	—	—	—
Total expenses	$3,615,452	$2,577,336	$5,331,581	$3,725,247	$2,973,258
Net income	$5,898,384	$4,500,785	$12,841,970	$8,100,448	$6,258,133

MgCo I Balance Sheet

	As of June 30, 2019	As of December 31,
		2018	2017
Assets
Current assets
Cash	$1,220,748	$101,634	$97,041
Fees receivable from escrow	190,400	226,521	287,988
Due from related parties	1,849,799	945,990	449,537
Other assets	34,006	—	—
	$3,294,953	$1,274,145	$834,566
Noncurrent assets
Fixed assets, net of depreciation	224,614	192,262	27,944
Organization costs	6,293	6,817	7,866
	$230,907	$199,079	$35,810
Total assets	$3,525,860	$1,473,224	$870,376

	As of June 30, 2019	As of December 31,
		2018	2017
Liabilities and members’ equity
Liabilities
Accrued expenses	314,465	154,110	422,679
Related party payables	—	—	—
Total liabilities	$314,465	$154,110	$422,679
Class A units	200	200	200
Class P units	—	—	—
Additional paid in capital	993,614	259,450	—
Retained earnings	2,217,581	1,059,464	447,497
Members’ equity	$3,211,395	$1,319,114	$447,697
Total liabilities and members’ equity	$3,525,860	$1,473,224	$870,376

MgCo II

The following tables set forth selected financial information and operating data for MgCo II. You should read the following selected financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations__MgCo II,” and MgCo II’s financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the years ended December 31, 2018, 2017 and 2016, and the selected balance sheet data as of December 31, 2018 and 2017, from MgCo II’s audited financial statements included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the six months ended June 30, 2019 and 2018, and the selected balance sheet data as of June 30, 2019, from the Company Group’s unaudited interim financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited interim financial statements have been prepared on the same basis as MgCo II’s audited financial statements included elsewhere in this joint proxy statement/prospectus and, in the Company Group’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. MgCo II’s historical results may not be indicative of the results that may be achieved in the future.

MgCo II Statement of Operations

	Six months Ended June 30,		For the Years Ended December 31,
	2019	2018	2018	2017	2016
Revenue
Loan fees	$10,035,131	$6,304,331	$14,854,833	$6,727,010	$2,546,701
Distributions from BRELF II	2,544,565	1,177,729	3,102,070	1,267,418	586,283
Total revenue	$12,579,696	$7,482,060	$17,956,903	$7,994,428	$3,132,984
Expenses
Compensation	1,639,420	631,000	1,850,464	695,381	335,897
Commissions to Broadmark Capital LLC	1,622,242	787,877	2,299,528	1,060,441	443,969
G&A expense	797,751	471,343	1,254,994	441,089	238,796
Legal, audit, insurance	348,800	52,060	97,499	67,680	26,874
Inspection fees	53,523	55,357	117,780	66,103	39,100
Total expenses	$4,461,736	$1,997,637	$5,620,265	$2,330,694	$1,084,636
Net income	$8,117,960	$5,484,423	$12,336,638	$5,663,734	$2,048,348

MgCo II Balance Sheet

	As of June 30, 2019	As of December 31,
		2018	2017
Assets
Current assets
Cash	$2,612,870	$1,114,173	$819,611
Fees receivable from escrow	131,430	780,909	205,594
Due from related parties	1,105,103	—	—
Other assets	82,494	127,664	41,700
Total assets	$3,931,897	$2,022,746	$1,066,905
Liabilities and members’ equity
Liabilities
Accounts payable	283,946	577,477	5,499
Related party payables	544,546	416,071	885,961
Total liabilities	$828,492	$993,548	$891,460
Class A units	600	600	600
Additional paid in capital	266,264	266,264	255,170
Retained earnings (accumulated deficit)	2,836,541	762,334	(80,325)
Members’ equity	$3,103,405	$1,029,198	$175,445
Total liabilities and members’ equity	$3,931,897	$2,022,746	$1,066,905

MgCo III

The following tables set forth selected financial information and operating data for MgCo III. You should read the following selected financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations__MgCo III,” and MgCo III’s financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the year ended December 31, 2018, and the selected balance sheet data as of December 31, 2018, from MgCo III’s audited financial statements included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the six months ended June 30, 2019 and 2018, and the selected balance sheet data as of June 30, 2019, from the Company Group’s unaudited interim financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited interim financial statements have been prepared on the same basis as MgCo III’s audited financial statements included elsewhere in this joint proxy statement/prospectus and, in the Company Group’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. MgCo III’s historical results may not be indicative of the results that may be achieved in the future.

MgCo III Statement of Operations

	Six months Ended June 30,		For the Year Ended December 31,
	2019	2018	2018
Revenue
Loan fees	$413,119	$138,268	$428,481
Distributions from BRELF III	95,521	11,286	60,290
Total revenue	$508,640	$149,554	$488,771
Expenses
Compensation	227,052	202,771	449,918
Commissions to Broadmark Capital LLC	77,857	45,713	119,506
G&A expense	85,332	36,460	119,543
Legal, audit, insurance	81,562	30,684	65,976
Inspection fees	22,250	1,450	14,955
Total expenses	$494,053	$317,078	$769,898
Net income (loss)	$14,587	$(167,524)	$(281,127)

MgCo III Balance Sheet

	As of June 30, 2019	As of December 31, 2018
Assets
Current assets
Cash	$20,846	$69,247
Due from related parties	42,133	22,952
Other assets	3,102	635
Total assets	$66,081	$92,834
Liabilities and members’ equity
Liabilities
Payroll liabilities	1,419	1,419
Accounts payable	4,684	9,323
Related party payables	29,699	187,371
Total liabilities	$35,802	$198,113
Class A units	200	200
Additional paid in capital	362,914	241,943
Accumulated deficit	(332,835)	(347,422)
Members’ equity (deficit)	$30,279	$(105,279)
Total liabilities and members’ equity	$66,081	$92,834

MgCo IV

The following tables set forth selected financial information and operating data for MgCo IV. You should read the following selected financial information and operating data in conjunction with the section entitled “Company Group Management’s Discussion and Analysis of Financial Condition and Results of Operations__MgCo IV,” and MgCo IV’s financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. The Company Group derived the selected statements of operations data and other financial data for the period from January 1, 2019 (date of inception) through June 30, 2019, and the selected balance sheet data as of June 30, 2019, from the Company Group’s audited financial statements included elsewhere in this joint proxy statement/prospectus. MgCo IV’s historical results may not be indicative of the results that may be achieved in the future.

MgCo IV Statement of Operations

Six months Ended June 30, 2019
Revenue
Loan fees	$50,375
Distributions from BRELF IV	2,617
Total revenue	$52,992
Expenses
Compensation	247,053
Commissions to Broadmark Capital LLC	24,250
Legal, audit, insurance	75,545
G&A expense	6,910
Total expenses	$353,758
Net loss	$(300,766)

MgCo IV Balance Sheet

As of June 30, 2019
Assets
Current assets
Cash	$9,682
Due from related parties	1,052
Other assets	3,243
Total assets	$13,977
Liabilities and members’ equity
Liabilities
Accounts payable	2,839
Related party payables	128,629
Total liabilities	$131,468
Class A units	200
Additional paid in capital	183,075
Accumulated deficit	(300,766)
Members’ deficit	$(117,491)
Total liabilities and members’ equity	$13,977

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TRINITY
CONDENSED STATEMENTS OF OPERATIONS

The following tables set forth selected financial information and operating data for Trinity. You should read the following selected financial information and operating data in conjunction with the section entitled “Trinity Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Trinity’s consolidated financial statements and related notes, all included elsewhere in this joint proxy statement/prospectus. Trinity derived the selected historical financial data and other financial data for the year ended December 31, 2018 and the selected balance sheet data as of December 31, 2018 from Trinity’s audited consolidated financial statements as of and for the year ended December 31, 2018 included elsewhere in this joint proxy statement/prospectus. Trinity derived the selected statements of operations data and other financial data for the three and six month periods ended June 30, 2019 and 2018, and the selected balance sheet data as of June 30, 2019, from Trinity’s unaudited interim consolidated financial statements included elsewhere in this joint proxy statement/prospectus. Trinity’s unaudited interim consolidated financial statements have been prepared on the same basis as Trinity’s audited consolidated financial statements as of and for the year ended December 31, 2018, included elsewhere in this joint proxy statement/prospectus and, in Trinity’s opinion, reflect certain adjustments, which include normal recurring adjustments, necessary to present fairly the financial information in those statements. Trinity’s historical results may not be indicative of the results that may be achieved in the future.

Condensed Statements of Operations

	Six Months Ended June 30,	For the Period from January 24, 2018 (inception) through June 30,	For the Period from January 24, 2018 (inception) through December 31,
	2019	2018	2018
	(unaudited)	(unaudited)	(audited)
Formation and operating costs	$1,920,634	$183,006	552,724
Loss from operations	(1,920,634)	(183,006)	(552,724)

Other income:
Interest income on marketable securities held in Trust Account	4,261,462	775,735	4,533,775

Income before provision for income taxes	2,340,828	592,729	3,981,051
Provision for income taxes	(940,957)	(152,404)	(836,021)
Net income (loss)	$1,399,871	$440,325	3,145,030

Weighted average shares outstanding of Class A common stock	34,500,000	34,500,000	34,500,000
Basic and diluted net income per share, Class A	$0.09	$0.02	0.13

Weighted average shares outstanding of Class B common stock	8,625,000	8,625,000	8,625,000
Basic and diluted net loss per share, Class B	$(0.21)	$(0.02)	(0.15)

Condensed Balance Sheets

	As of June 30, 2019	As of December 31, 2018
	(unaudited)	(audited)
Assets
Current Assets
Cash	$314,416	$650,629
Prepaid expenses	94,923	47,730
Cash and marketable securities held in Trust Account	358,742,076	—
Total Current Assets	359,151,415	698,359

Cash and marketable securities held in Trust Account	—	355,633,275
Total Assets	$359,151,415	$356,331,634

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$1,579,767	$130,814
Income taxes payable	6,978	36,021
Total Current Liabilities	1,586,745	166,835

Deferred underwriting fee payable	15,525,000	15,525,000
Total Liabilities	17,111,745	15,691,835

Commitments

Common stock subject to possible redemption, 32,417,852 and 32,572,779 shares at redemption value at June 30, 2019 and December 31, 2018, respectively	337,039,669	335,639,798

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 2,082,148 and 1,927,221 issued and outstanding (excluding 32,417,852 and 32,572,779 shares subject to possible redemption) at June 30, 2019 and December 31, 2018, respectively	208	193
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding at June 30, 2019 and December 31, 2018	863	863
Additional paid-in capital	454,029	1,853,915
Retained earnings	4,544,901	3,145,030
Total Stockholders’ Equity	5,000,001	5,000,001
Total Liabilities and Stockholders’ Equity	$359,151,415	$356,331,634

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined statement of operations for the six months ended June 30, 2019 and for the year ended December 31, 2018 are based on the historical financial statements of Trinity and the Company Group after eliminating any inter-company activity of the Company Group (Pro Forma Companies and Manager) and giving pro forma effect to the transactions described in the Merger Agreement (Pro Forma Broadmark Realty) as if they had been completed on January 1, 2018. The following unaudited pro forma condensed combined balance sheet as of June 30, 2019 are based on the historical financial statements of Trinity and the Company Group after eliminating any inter-company transactions within the Company Group (Pro Forma Companies and Management Companies and giving pro forma effect to the transactions described in the Merger Agreement (Pro Forma Broadmark Realty) as if they had been completed on that date.

The following unaudited pro forma combined financial information gives effect to the Business Combination, which consists of the series of transactions pursuant to the Merger Agreement. For accounting and financial reporting purposes, the Business Combination will be accounted for in part as a recapitalization and in part as several acquisitions in accordance with FASB ASC 805 pursuant to which BRELF II will be the accounting acquirer and Trinity, MgCo I, MgCo II, MgCo III, MgCo IV, PBRELF I, BRELF III and BRELF IV will be accounting acquirees. In determining which entity would be the accounting acquirer, management concluded it is BRELF II since it is the largest entity by assets, revenue, and income, and its members will have the largest percentage of voting rights in the combined entity.

The transaction as it relates to Trinity’s interest was deemed a recapitalization primarily because Trinity does not meet the definition of a business acquirer under the accounting standards, its investors will no longer retain control of the company after the Business Combination, by ownership percentage or board control, and its shareholders will continue only as passive investors. The acquisition accounting applies to the Companies and Management Companies, with the assets and liabilities recorded at their current fair market values. Due to the short-term nature of the assets and liabilities of the Companies and Trinity there are not material adjustments required to reflect fair market value. MgCo I, MgCo II, MgCo III and MgCo IV do not have significant assets and liabilities, which results in goodwill being recorded for the amount of fair value paid above the book value of these companies.

Subsequent to the completion of the series of Business Combination transactions, the existing Trinity shareholders will hold a 28.2% equity interest and two seats on the board of directors (representing 28.6% of the board) in the newly combined company. The existing Company Group shareholders will hold a 66.7% equity interest and two seats on the board of directors (representing 28.6% of the board), including the chairman of the board, in the newly combined company. Members of management of the Company Group will hold all of the senior executive positions of Broadmark Realty.

Each Company and each Management Company is a separate legal entity that has its own equity members. Each Company is supervised by a board of directors that has the authority to remove and replace the applicable Management Company, and each Company Group’s members have the ability to replace directors on the Company Group’s boards of directors. As a result, the historical financial statements of these entities are presented on a separate, not consolidated or combined basis.

The unaudited pro forma adjustments are based on information currently available. The unaudited pro forma combined statement of operations does not purport to represent, and is not necessarily indicative of, what the actual results of operations of the combined company would have been had the transactions in the Merger Agreement taken place on January 1, 2018, nor is it indicative of the consolidated results of operations of the combined company for any future period. The unaudited pro forma combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the transactions in the Merger Agreement taken place on June 30, 2019, nor is it indicative of the consolidated financial condition of the combined company as of any future date.

The unaudited pro forma combined financial information should be read in conjunction with the sections entitled “Trinity’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “PBRELF I’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “MgCo I’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “BRELF II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “MgCo II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “BRELF III’s’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “MgCo III’s

Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “BRELF IV’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “MgCo IV’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Trinity and the Company Group included herein.

The unaudited pro forma combined financial information has been prepared to illustrate the effect of the transactions in the Merger Agreement. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The historical financial statements have been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are directly attributable to the transactions in the Merger Agreement, that are factually supportable and, expected to have a continuing impact on the results of the Broadmark Realty.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemptions of Trinity common stock for the periods ending June 30, 2019 and December 31, 2018:

•	Assuming No Redemptions (Scenario I): This presentation assumes that no Trinity stockholders exercise redemption rights with respect to their public shares.
•	Assuming Redemption of $125 Million of Trinity Public Shares (Scenario II): This presentation assumes that Trinity public stockholders exercise their redemption rights with respect to a maximum of $125 million of public shares. The maximum redemption is derived from the $100 million minimum amount of Cash Proceeds per the Merger Agreement.

Unaudited Pro Forma Condensed Combined Companies Balance Sheet
As of June 30, 2019
($ in Thousands)

	PBRELF I	BRELF II	BRELF III	BRELF IV	Combined Companies
Assets
Mortgage notes receivable, net	$294,702	$411,748	$13,800	$1,745	$721,995
Cash and cash equivalents	118,047	54,345	7,448	803	180,643
Interest and fees receivable	1,828	793	18	1	2,640
Investment in real estate property, net	5,644	—	—	—	5,644
Other receivables	3,500	—	44	—	3,544
Total	$423,721	$466,886	$21,310	$2,549	$914,466
Liabilities
Accounts payable and accrued expenses	$1,344	$1,165	$94	1	$2,604
Dividends payable	3,332	4,212	170	16	7,730
Contributions received in advance	19,249	18,278	2,275	100	39,902
Total liabilities	$23,925	$23,655	$2,539	$117	$50,236
Preferred units	401,191	443,114	18,857	2,430	865,592
Retained earnings (accumulated deficit)	(1,395)	117	(86)	2	(1,362)
Members’ equity	$399,796	$443,231	$18,771	$2,432	$864,230
Total liabilities and members’ equity	$423,721	$466,886	$21,310	$2,549	$914,466

Unaudited Pro Forma Condensed Combined Management Companies Balance Sheet
As of June 30, 2019
($ in Thousands)

	MgCo I	MgCo II	MgCo III	MgCo IV	Combined Management Companies
Assets
Cash and cash equivalents	$1,221	$2,613	$21	$10	$3,865
Due from related parties	1,850	1,105	42	1	2,998
Interest and fees receivable	190	131	—	—	321
Other assets	265	83	3	3	354
Total	$3,526	$3,932	$66	$14	$7,538
Liabilities
Accounts payable and accrued expenses	$314	$284	$5	$3	$606
Payroll liabilities	—	—	1	—	1
Related party payable	—	544	30	129	703
Total liabilities	$314	$828	$36	$132	$1,310
Class A units	0	1	0	0	1
Class P units	—	—	—	—	—
Retained earnings (accumulated deficit)	2,218	2,837	(333)	(301)	4,421
Additional paid in capital	994	266	363	183	1,806
Members’ equity	$3,212	$3,104	$30	$(118)	$6,228
Total liabilities and members’ equity	$3,526	$3,932	$66	$14	$7,538

Unaudited Pro Forma Condensed Combined Companies and Management Companies Balance Sheet
As of June 30, 2019
($ in Thousands)

	Combined Companies	Management Companies	Eliminations / Adjustments		Pro Forma Combined Company Group
Assets
Cash and cash equivalents	$180,643	$3,865	$—		$184,508
Mortgage notes receivable, net	721,995	—	—		721,995
Due from related parties	—	2,998	(2,998)	(1a)	—
Interest and fees receivable	2,640	321	—		2,961
Investment in real estate property, net	5,644	—	—		5,644
Other receivables	3,544	—	—		3,544
Other assets	—	354	—		354
Total	$914,466	$7,538	$(2,998)		$919,006
Liabilities
Accounts payable and accrued expenses	$2,604	$606	$(2,295)	(1a)	$915
Payroll liabilities	—	1	—		1
Dividends Payable	7,730	—	—		7,730
Contributions received in advance	39,902	—	—		39,902
Related party payable	—	703	(703)	(1a)	—
Total liabilities	$50,236	$1,310	$(2,998)		$48,548
Preferred units	$865,592	—	—		$865,592
Common units	—	—	—		—
Class A units	—	1	—		1
Retained earnings (accumulated deficit)	(1,362)	4,421	—		3,059
Additional paid in capital	—	1,806	—		1,806
Members’ equity	$864,230	$6,228	—		$870,458
Total liabilities and members’ equity	$914,466	$7,538	$(2,998)		$919,006

Unaudited Pro Forma Condensed Combined Broadmark Realty Balance Sheet
As of June 30, 2019
($ in Thousands)

			Scenario I			Scenario II
			(No Trinity Redemptions)			($125 million Trinity Redemptions)
	Pro Forma Combined Company Group	Trinity	Pro Forma Adjustments		Broadmark Realty	Redemption Adjustments		Broadmark Realty
Assets
Cash and cash equivalents	$184,508	$314	$358,742	(2a)	$407,989	(125,000)	(2h)	$282,989
			75,000	(2b)
			(98,162)	(2c)
			(93,023)	(2d)
			(15,525)	(2e)
			(3,865)	(2i)
Mortgage notes receivable, net	721,995	—	—		721,995	—		721,995
Due from related parties	—	—	—		—	—		—
Prepaid expenses	—	95	—		95	—		95
Interest and fees receivable	2,961	—	—		2,961	—		2,961
Investment in real estate property, net	5,644	—	—		5,644	—		5,644
Cash and marketable securities held in Trust Account	—	358,742	(358,742)	(2a)	—	—		—
Other receivables	3,544	—	—		3,544	—		3,544
Other assets	354	—	—		354	—		354
Goodwill	—	—	162,500	(2c)	162,500	—		162,500
Total	$919,006	$359,151	$26,925		$1,305,082	$(125,000)		$1,180,082
Liabilities
Accounts payable and accrued expenses	$915	$1,580	—		$2,495	—		$2,495
Payroll liabilities	1	—	—		1	—		1
Income taxes payable	—	7	—		7	—		7
Dividends payable	7,730	—	—		7,730	—		7,730
Contributions received in advance	39,902	—	—		39,902	—		39,902
Related party payable	—	—	—		—	—		—
Deferred underwriting fee payable	—	15,525	(15,525)	(2e)	—	—		—
Total liabilities	$48,548	$17,112	$(15,525)		$50,135	—		$50,135
Common stock subject to possible redemption	—	$337,039	$(337,039)	(2f)	—	—		—
Stockholders’ / members’ equity:
Preferred units	865,592	—	(865,592)	(2g)	—	—		—
Common units	—	—	—		—	—		—
Class A units	1	—	(1)	(2g)	—	—		—
Class P units	—	—	—		—	—		—
Class A common stock	—	0	(0)	(2f)	—	—		—
Class B common stock	—	1	(1)	(2f)	—	—		—
Common stock (Par value $0.01 per share)	—	—	393	(2f)	1,356	(120)		1,236
			72	(2b)	—	—		—
			62	(2c)	—	—		—
			829	(2g)	—	—		—
Retained earnings (accumulated deficit)	3,059	4,545	(4,545)	(2f)	(806)	—		(806)
			(3,865)	(2i)
Additional paid in capital	1,806	454	(93,023)	(2d)	1,254,397	(124,880)		1,129,517
			341,192	(2f)	—	—		—
			74,928	(2b)	—	—		—
			64,277	(2c)	—	—		—
			864,763	(2g)	—	—		—
Members’ equity	$870,458	$5,000	$379,489		$1,254,947	$(125,000)		$1,129,947
Total liabilities and members’ equity	$919,006	$359,151	$26,925		$1,305,082	$(125,000)		$1,180,082

Unaudited Pro Forma Condensed Combined Companies Statement of Operations
For the Six Months Ended June 30, 2019
($ in Thousands)

	PBRELF I	BRELF II	BRELF III	BRELF IV	Combined Companies
Revenue
Interest income	$20,969	$22,169	$918	$22	$44,078
Fee income	1,796	2,521	97	13	4,427
Total revenue	$22,765	$24,690	$1,015	$35	$48,505
Expense
Provision for loan loss / (reversal)	240	(167)	—	—	73
Real estate properties, net of gains	686	(168)	—	—	518
Legal, audit, insurance	253	156	66	—	475
Excise taxes	127	—	—	—	127
Other	11	20	17	0	48
Total expenses	$1,317	$(159)	$83	0	$1,241
Provision for income taxes	—	—	—	—	—
Net income	$21,448	$24,849	$932	$35	$47,264

Unaudited Pro Forma Condensed Combined Management Companies Statement of Operations
For the Six Months Ended June 30, 2019
($ in Thousands)

	MgCo I	MgCo II	MgCo III	MgCo IV	Combined Management Companies
Revenue
Fee income	$7,352	$10,035	$413	50	$17,850
Distributions from Company	2,162	2,545	96	3	4,806
Total revenue	$9,514	$12,580	$509	53	$22,656
Expense
Compensation	1,220	1,639	227	247	3,333
Commissions to Broadmark Capital LLC	1,375	1,622	78	24	3,099
G&A expense	266	798	85	7	1,156
Legal, audit, insurance	448	349	82	76	955
Excise taxes	129	—	—	—	129
Depreciation expense	34	—	—	—	34
Inspection fees	140	54	22	—	216
Other	4	—	—	—	4
Total expenses	$3,616	$4,462	$494	$354	$8,926
Net income (loss)	$5,898	$8,118	$15	$(301)	$13,730

Unaudited Pro Forma Condensed Combined Companies and Management Companies Statement of Operations
For the Six Months Ended June 30, 2019
($ in Thousands)

	Companies	Management Companies	Eliminations / Adjustments		Pro Forma Combined Company Group
Revenue
Interest income	$44,078	—	—		$44,078
Fee income	4,427	$17,850	—		22,277
Distributions from Company	—	4,806	$(4,806)	(1a)	—
Total revenue	$48,505	$22,656	$(4,806)		$66,355
Expense
Provision for loan loss / (reversal)	73	—	—		73
Real estate properties, net of gains	518	—	—		518
Compensation	—	3,333	—		3,333
Commissions to Broadmark Capital LLC	—	3,099	—		3,099
G&A Expense	—	1,156	—		1,156
Legal, audit, insurance	475	955	—		1,430
Excise taxes	127	129	—		256
Depreciation expense	—	34	—		34
Inspection fees	—	216	—		216
Other	48	4	—		52
Total expenses	$1,241	$8,926	—		$10,167
Net income	$47,264	$13,730	$(4,806)		$56,188

Unaudited Pro Forma Condensed Combined Broadmark Realty Statement of Operations
For the Six Months Ended June 30, 2019
($ in Thousands)

			Scenario I			Scenario II
			(No Trinity Redemptions)			($125 million Trinity Redemptions)
	Pro Forma Combined Company Group	Trinity	Pro Forma Adjustments		Broadmark Realty	Redemption Adjustments	Broadmark Realty
Revenue
Interest income	$44,078	$4,261	—		$48,340	—	$48,340
Fee income	22,277	—	—		22,277	—	22,277
Total revenue	$66,355	$4,261	—		$70,617	—	$70,617
Expense
Provision for loan loss / (reversal)	73	—	—		73	—	73
Real estate properties, net of gains	518	—	—		518	—	518
Compensation	3,333	—	311	(3a)	3,644	—	3,644
Commissions to Broadmark Capital	3,099	—	(3,099)	(3b)	—	—	—
G&A Expense	1,156	1,921	463	(3c)	3,540	—	3,540
Legal, audit, insurance	1,430	—	—		1,430	—	1,430
Excise taxes	256	—	—		256	—	256
Depreciation expense	34	—	—		34	—	34
Inspection fees	216	—	—		216	—	216
Other	52	—	—		52	—	52
Total expenses	$10,167	$1,921	$(2,325)		$9,763	—	$9,763
Provision for income taxes	—	941	—		941	—	941
Net income	$56,188	$1,400	$2,325		$59,913	—	$59,913
Shares of common stock outstanding	na	43,125	84,196		127,322	(12,021)	115,301
Net income per share 3(d)	na	$0.03	na		$0.47	na	$0.52

Unaudited Pro Forma Condensed Combined Companies Statement of Operations
For the Year Ended December 31, 2018
($ in Thousands)

	PBRELF I	BRELF II	BRELF III	BRELF IV*	Combined Companies
Revenue
Interest income	$31,795	$26,084	$550	—	$58,429
Fee income	3,623	3,688	104	—	7,415
Total revenue	$35,418	$29,772	$654	—	$65,844
Expense
Provision for loan loss / (reversal)	1,616	167	—	—	1,783
Real estate properties, net of gains	(398)	235	—	—	(163)
Legal, audit, insurance	273	200	—	—	473
Excise taxes	115	—	—	—	115
Other	19	41	17	—	77
Total expenses	$1,624	$643	$17	—	$2,285
Provision for income taxes	—	—	90	—	90
Net income	$33,794	$29,129	$547	—	$63,469
*	Inception date of MgCo IV is Feb 28, 2019 and therefore has no financial information for the year ended Dec 31, 2018.

Unaudited Pro Forma Condensed Combined Management Companies Statement of Operations
For the Year Ended December 31, 2018
($ in Thousands)

	MgCo I	MgCo II	MgCo III	MgCo IV*	Combined Management Companies
Revenue
Fee income	$14,719	$14,855	$428	—	$30,003
Distributions from Company	3,454	3,102	60	—	6,616
Total revenue	$18,174	$17,957	$489	—	$36,619
Expense
Compensation	1,645	1,850	450	—	3,945
Commissions to Broadmark Capital LLC	2,213	2,300	120	—	4,632
G&A expense	379	1,255	120	—	1,754
Legal, audit, insurance	504	97	66	—	668
Excise taxes	288	—	—	—	288
Depreciation expense	96	—	—	—	96
Inspection fees	206	118	15	—	339
Total expenses	$5,332	$5,620	$770	—	$11,722
Net income (loss)	$12,842	$12,337	$(281)	—	$24,897
*	Inception date of MgCo IV is February 28, 2019 and therefore has no financial information for the year ended December 31, 2018.

Unaudited Pro Forma Condensed Combined Companies and Management Companies Statement of Operations
For the Year Ended December 31, 2018
($ in Thousands)

	Total Companies	Total Management Companies	Eliminations / Adjustments		Pro Forma Combined Company Group
Revenue
Interest income	$58,429	—	—		$58,429
Fee income	7,415	30,003	—		37,418
Distributions from Company	—	6,616	(6,616)	(1b)	—
Total revenue	$65,844	$36,619	$(6,616)		$95,846
Expense
Provision for loan loss / (reversal)	1,783	—	—		1,783
Real estate properties, net of gains	(163)	—	—		(163)
Compensation	—	3,945	—		3,945
Commissions to Broadmark Capital LLC	—	4,632	—		4,632
G&A expense	—	1,754	—		1,754
Legal, audit, insurance	473	668	—		1,140
Excise taxes	115	288	—		403
Depreciation expense	—	96	—		96
Inspection fees	—	339	—		339
Other	77	—	—		77
Total expenses	$2,284	$11,722	—		$14,006
Provision for income taxes	90	—	—		90
Net income	$63,469	$24,897	$(6,616)		$81,750

Unaudited Pro Forma Condensed Combined Broadmark Realty Statement of Operations
For the Year Ended December 31, 2018
($ in Thousands)

			Scenario I			Scenario II
			(No Trinity Redemptions)			($125 million Trinity Redemptions)
	Pro Forma Combined Company Group	Trinity	Pro Forma Adjustments		Broadmark Realty	Redemption Adjustments	Broadmark Realty
Revenue
Interest income	$58,429	$4,534	—		$62,963	—	$62,963
Fee income	37,418	—	—		37,418	—	37,418
Total revenue	$95,846	$4,534	—		$100,380	—	$100,380
Expense
Provision for loan loss	1,783	—	—		1,783	—	1,783
Real estate properties, net of gains	(163)	—	—		(163)	—	(163)
Compensation	3,945	—	621	(3a)	4,567	—	4,567
Commissions to Broadmark Capital	4,632	—	(4,632)	(3b)	—	—	—
G&A expense	1,754	553	926	(3c)	3,232	—	3,232
Legal, audit, insurance	1,140	—	—		1,140	—	1,140
Excise taxes	403	—	—		403	—	403
Depreciation expense	96	—	—		96	—	96
Inspection fees	339	—	—		339	—	339
Other	77	—	—		77	—	77
Total expenses	$14,006	$553	$(3,085)		$11,474	—	$11,474
Provision for income taxes	90	836	—		926	—	926
Net income	$81,750	$3,145	$3,085		$87,980	—	$87,980
Shares of common stock outstanding	na	43,125	61,007		104,132	(12,126)	92,006
Net income per share 3(d)	na	$0.07	na		$0.84	na	$0.96

Note 1. Basis of Presentation:

Overview:

The pro forma adjustments have been prepared as if the Business Combination had been consummated on June 30, 2019 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2018, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and the year ended December 31, 2018.

The Business Combination will be accounted for in part as a recapitalization and in part as several business acquisitions in accordance with ASC 805; with BRELF II being the accounting acquirer of the remaining Companies, the Management Companies and Trinity. Upon closing the Business Combination preferred unit holders of the Companies will be issued common stock of Broadmark Realty at a conversion price deemed substantially equivalent to the Companies member’s equity, which approximates the fair market value of their interests.

Total consideration under ASC 805 is $162.5 million, consisting of $152.5 million of consideration for the Management Companies paid $91.2 million in cash and $61.3 million of Broadmark Realty common stock, and, payment of $10 million of fees and expenses related to the termination of certain referral agreements the Management Companies have in place with a related entity, Broadmark Capital, which is excluded from this acquisition. Broadmark Capital will be paid by $7 million in cash and $3 million of Broadmark Realty common stock. For financial reporting and accounting purposes in accordance with ASC 805, MgCo I, MgCo II, MgCo III, and MgCo IV are deemed acquired entities by BRELF II, and accordingly the assets and liabilities are recorded at their fair market value. Due to the limited nature of balance sheet accounts, the majority of the fair market value adjustments relates to the recording of goodwill ($162.5 million will be paid to the owners of MgCo I, MgCo II, MgCo III, and MgCo IV).

For the pro forma condensed combined statements of operation for the year ended December 31, 2018, total shares of Broadmark Realty common stock were determined using an assumed share price of $10.31, which reflects the value of the funds held in the Trust Account per share of Trinity Class A common stock, as of December 31, 2018.

For the pro forma condensed combined balance sheet and statements of operations for the six months ended June 30, 2019, total shares of Broadmark Realty common stock were determined using an assumed share price of $10.40, which reflects the value of the funds held in the Trust Account per share of Trinity Class A common stock, as of June 30, 2019.

Upon closing the Business Combination, the owners of shares of Trinity Class A common stock will be issued 34.5 million shares (on a one-for-one basis) of Broadmark Realty common stock valued at $355.6 million based upon the assumed share price of $10.31 at December 31, 2018, and valued at $358.7 million based upon the assumed share price of $10.40 at June 30, 2019.

Upon closing the Business Combination, the owners of shares of Trinity Class B common stock will be issued 4.8 million shares of Broadmark Realty common stock valued at $49.7 million based upon the assumed share price of $10.31 at December 31, 2018, and valued at $50.2 million based upon the assumed share price of $10.40 at June 30, 2019.

For the purposes of the pro forma condensed combined financial statements, the Companies and Management Companies have been prepared to reflect the combined historical pro forma operations of the Company Group. Below represents adjustments to the unaudited pro forma combined Companies and Management Companies balance sheet and statements of operations adjustments:

1(a)   Represents elimination of related party entries.

1(b)   Represents elimination of distributions paid from Companies to Management Companies.

Note 2. Unaudited pro forma combined balance sheet adjustments

The unaudited pro forma condensed combined balance sheet as of June 30, 2019 of Broadmark Realty reflects the following adjustments assuming the Business Combination occurred on the same date.

2(a)   Represents release of cash and marketable securities held in trust account of Trinity to cash and cash equivalents, assuming no redemptions.

2(b)   Represents $75.0 million of proceeds raised through the Private Placement, as defined in the Merger Agreement, issuance of 7.2 million shares (based upon an assumed share price of $10.40) of Broadmark Realty common stock in connection with the Business Combination.

2(c)   Total consideration under ASC 805 of $162.5 million, consisting of $152.5 million in consideration paid for the Management Companies and payment of $10 million in fees and expenses related to the termination of certain referral agreements. The consideration paid for the Management Companies consists of cash consideration of $91.2 million and the issuance of 5.9 million shares of Broadmark Realty common stock valued at $61.3 million (based upon an assumed share price of $10.40 per share) to equity owners of the Management Companies. The consideration paid for the fees and expenses related to the termination of certain referral agreements consists of cash consideration of $7.0 million and the issuance of 289 thousand shares of Broadmark Realty common stock valued at $3.0 million (based upon an assumed share price of $10.40 per share) to equity owners of the Management Companies. At the closing of the Merger Agreement, the Management Companies will have immaterial net book values, with no material tangible assets and the total consideration paid of $162.5 million will be recorded as goodwill.

The $64.3 million increase in additional paid in capital is comprised of the $162.5 million of goodwill less the $91.2 million of cash paid for the Management Companies and $7.0 million of cash paid for termination fees and expenses, less $64.3 million of stock issued to equity owners of the Management Companies at par value of $0.01 per share.

The following table provides an estimate of the allocation of fair market value being paid for the Management Companies. Since BRELF II has been deemed the accounting acquirer, the equity issued in exchange for members preferred units in the Companies will be recorded as direct reduction of additional paid in capital. As outlined in the table below, MgCo I, MgCo II, MgCo III, and MgCo IV have no tangible book value resulting in goodwill being recorded for the total consideration being paid.

Purchase Price Allocation(1)	Allocation (%)	Purchase Price	Tangible Book Value(2)	Goodwill
MgCo I	48.5%	$78,869	$—	78,869
MgCo II	49.6%	$80,552	$—	$80,552
MgCo III	1.8%	$2,970	$—	$2,970
MgCo IV	0.1%	$108	$—	$108
Total	100.0%	$162,500	$—	$162,500
(1)	The purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted following the completion of the business combination. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.
(2)	After a pre-closing final liquidating distribution by the Management Companies’ (see adjustment 2(i)), the Management Companies will have immaterial net book values.

2(d)    Represents the payment of estimated costs related to the transactions outlined in the Merger Agreement and the Warrant Cash Payment paid to warrant holders in connection with the Warrant Amendment. The following table provides a breakout between the transaction costs and the Warrant Cash Payment.

Transaction Costs	Amount
Transaction costs	$26,339
Warrant Cash Payment ($1.60 per public and PIPE warrant)	$66,683
Total Transaction Costs	$93,023

2(e)   Represents the payment of deferred underwriters’ fees of Trinity, payable at the completion of the Business Combination.

2(f)   Represents the retirement of all shares of Trinity common stock in exchange for the issuance of 39.3 million shares of Broadmark Realty common stock on a one-for-one share basis and the elimination of Trinity’s historical retained earnings in connection with the completion of the Business Combination.

BRELF II has been deemed the accounting acquirer of Trinity. Trinity’s assets and liabilities are short-term in nature and their fair market value approximates historical cost, requiring no fair value adjustment to be recorded.

2(g)   Represents the retirement of all preferred member units of the Companies in exchange for the issuance of 82.9 million shares of Broadmark Realty common stock (based upon an assumed share price of $10.40), and the retirement of all Class A units of the Management Companies in exchange for the consideration paid for the Management Companies.

BRELF II has been deemed the accounting acquirer of the Companies. The Companies’ assets and liabilities are short-term in nature and their fair market value approximates historical cost, requiring no fair value adjustment to be recorded.

2(h)   Represents the assumed maximum redemption of $125.0 million in shares of Trinity Class A common stock holders, representing approximately 12.0 million shares of Broadmark Realty common stock (based upon an assumed share price of $10.40).

2(i)   Represents the final liquidating distribution of the Management Companies’ pre-closing cash balance (100% of cash balance) of approximately $3.9 million.

Note 3. Unaudited pro forma combined income statement adjustments

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and for the year ended December 31, 2018 and as of June 30, 2019 of Broadmark Realty reflects the following adjustments assuming the Business Combination occurred on January 1, 2018:

3(a)    Represents additional compensation expense for Broadmark Capital employees to be hired by Broadmark Realty at the closing of the merger. The compensation amounts were previously incurred under financial advisory/investment banking agreements with Broadmark Capital as commissions to Broadmark Capital. The financial advisory/investment banking agreements with Broadmark Capital will be terminated at the closing of the Business Combination. (See adjustment 3b). The amounts are based upon actual annual historical amounts incurred by Broadmark Capital during the year end December 31, 2018.

3(b)   Represents elimination of commissions to Broadmark Capital expenses incurred under four financial advisory/investment banking agreements with the Company Group, all of which will be terminated at closing of the Business Combination.

3(c)    Represents additional general and administrative expense to be incurred by Broadmark Realty at the closing of the merger. These amounts were previously incurred under a cost sharing agreement with Broadmark Capital and included in commissions to Broadmark Capital expenses of which the cost sharing agreement will be terminated at the closing of the Business Combination and contractual obligations transferred to Broadmark Realty (See adjustment 3b). The amounts are based upon actual annual historical amounts incurred by Broadmark Capital during the year end December 31, 2018.

3(d)   The pro forma basic and diluted net income per share calculations were based on the historical weighted average ordinary shares of Trinity and the issuance of additional ordinary shares in connection with the Business Combination, assuming the ordinary shares were outstanding since January 1, 2018. Shares issued to the Company Group are based on the average balance of Company Preferred AUM over the respective periods, the equity component of the Management Company consideration and payment related to the termination of certain referral agreements. As the Business Combination, including related proposed equity purchases, is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average ordinary shares outstanding for basic and diluted net income (loss) per ordinary share assumes that the ordinary shares issuable in connection with the transactions have been outstanding for the entire period presented. If the maximum number of Trinity public shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods. No additional instruments were considered to be dilutive and therefore have not been included within the weighted average ordinary share calculation.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth:

•	historical per share information of Trinity for the year ended December 31, 2018;
•	historical per unit information of the Company Group for the fiscal year ended December 31, 2018; and
•	unaudited pro forma per share information of the combined company for the fiscal year ended December 31, 2018 after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•	assuming no redemptions: this scenario assumes that no public stockholders exercise their redemption rights in connection with the Business Combination; and
•	assuming $125 million of Trinity redemptions: this scenario assumes that 12.1 million shares of Trinity Class A common stock (based upon an assumed share price of $10.31 which reflects the per-share value of the funds held in the Trust Account as of December 31, 2018) are redeemed, which represents an estimate of the maximum amount of redemption at which the closing condition that Broadmark Realty and Trinity have at least $100 million in cash would be satisfied. For additional information, see “The Merger Agreement—Conditions to Complete the Business Combination”.

The following table is also based on the following assumptions: (1) 3,801,360 Class B ordinary shares of Trinity are forfeited by the Trinity Sponsor pursuant to the Sponsor Agreement, (2) 7,275,753 of new shares of Broadmark Realty common stock (based upon an assumed share price of $10.31) are issued to the Farallon Entities upon the consummation of the PIPE Investment. If the actual facts are different than these assumptions, the below numbers will be different. These number also do not take into account public and private warrants to purchase Broadmark Realty common stock that will be outstanding immediately following the completion of the Business Combination.

The historical information should be read in conjunction with “—Selected Historical Financial Information of Trinity,” “—Selected Historical Financial Information of the Company Group,” “Trinity’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “The Company Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this joint proxy statement/prospectus and the audited historical financial statements and related notes of each of Trinity and the Company Group contained elsewhere in this joint proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma combined net income per share information below does not purport to represent what the actual results of operations of Broadmark Realty would have been had the Business Combination been completed or to project Broadmark Realty’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of Broadmark Realty would have been had the Business Combination been completed nor the book value per share for any future date or period.

	Trinity	The Company Group(3)	No Redemptions	$125 million of Trinity Redemptions
Book value per share or unit(1)	$0.14	$—	$10.38	$10.39
Cash dividends declared per share or unit(2)	—	n/a	—	—
Net income (loss) per share or unit— Basic and Diluted	$0.09	n/a	$0.84	$0.96
(1)	Book value per share = (total stockholders’ equity)/shares of Trinity Class A common stock outstanding, and (total stockholder’s/members’ equity)/total shares for pro forma Broadmark Realty common stock.
(2)	Trinity has not declared any cash dividends. The Company Group’s membership structure includes several different types of ownership and profits interests. The Company Group analyzed the calculations of cash dividends per unit and determined that it resulted in values that would not be meaningful to the users of this filing. Therefore, cash dividends declared per unit have not been presented for the period.
(3)	The Company Group’s membership structure includes several different types of ownership and profits interests. The Company Group analyzed the calculations of earnings per unit and determined that it resulted in values that would not be meaningful to the users of this filing. Therefore, book value, cash dividends and net income (loss) per unit have not been presented for the period.

SPECIAL MEETING OF TRINITY STOCKHOLDERS

The Trinity Special Meeting

Trinity is furnishing this joint proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting to be held on          , 2019, referred to herein as the “Trinity Special Meeting,” and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to common stockholders of Trinity on or about          , 2019. This joint proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Trinity Special Meeting.

Date, Time and Place of Trinity Special Meeting

The Trinity Special Meeting will be held at    :    , Eastern time, on          , 2019, at          , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Recommendation of Trinity Board of Directors

Trinity’s board of directors believes that each of the Trinity Business Combination Proposal and the Adjournment Proposal (the “Trinity Adjournment Proposal”) to be presented at the Trinity Special Meeting is in the best interests of Trinity and its common stockholders and unanimously recommends that its common stockholders vote “FOR” each of the proposals.

When you consider the recommendation of Trinity’s board of directors in favor of approval of the Trinity Business Combination Proposal, you should keep in mind that the Trinity Sponsor, members of Trinity’s board of directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. For additional information see “The Business Combination— Interests of Directors, Managers and Officers in the Business Combination—Interests of the Directors and Officers of Trinity.”

Record Date and Voting Power

You will be entitled to vote or direct votes to be cast at the Trinity Special Meeting if you owned shares of Trinity common stock at the close of business on October 15, 2019, which is the record date for the Trinity Special Meeting. You are entitled to one vote for each share of Trinity common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 43,125,000 shares of Trinity common stock outstanding, of which 34,500,000 are public shares and 8,625,000 are Founder Shares held by the Trinity Sponsor.

Voting Your Shares

Each share of Trinity common stock that you own in your name entitles you to one vote on each of the proposals for the Trinity Special Meeting. Your one or more proxy cards show the number of shares of Trinity common stock that you own. There are several ways to vote your shares of common stock:

•	You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Trinity Special Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Trinity common stock will be voted as recommended by Trinity’s board of directors. Trinity’s board of directors recommends voting “FOR” the Trinity Business Combination Proposal and “FOR” the Trinity Adjournment Proposal.
•	You can attend the Trinity Special Meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive.

However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way to ensure that the broker, bank or nominee has not already voted your shares of common stock.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Trinity common stock, you may call Okapi Partners LLC, Trinity’s proxy solicitor, at (855) 208-8902 (toll free) or Banks and Brokerage Firms, please call collect: (212) 297-0720.

Quorum and Vote Required for Proposals

A quorum of Trinity stockholders is necessary to hold a valid meeting. A quorum will be present at the Trinity Special Meeting if a majority of the shares of Trinity common stock outstanding and entitled to vote at the Trinity Special Meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Trinity Business Combination Proposal requires the affirmative vote “FOR” the proposal by the holders of a majority of the outstanding shares of Trinity common stock entitled to vote at the Trinity Special Meeting on the Trinity Business Combination Proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will count as a vote cast “AGAINST” the Trinity Business Combination Proposal.

The approval of the Trinity Business Combination Proposal is a condition to the completion of the Business Combination. If the Trinity Business Combination Proposal is not approved, the Trinity Business Combination will not occur, and the Incentive Plan Proposal and the Warrant Amendment will have no effect notwithstanding approval by Trinity’s stockholders.

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the holders of Trinity common stock present in person or represented by proxy and entitled to vote at the Trinity Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Trinity Special Meeting and will have no outcome on the Incentive Plan Proposal.

The Incentive Plan Proposal is conditioned upon the approval and completion of the Trinity Business Combination Proposal and the Warrant Amendment Proposal as described in the sections of this joint proxy statement/prospectus entitled “Proposals to be Considered by Trinity’s Stockholders—Proposal No. 1—The Trinity Business Combination Proposal” and “The Warrant Amendment.” If the Trinity Business Combination Proposal and the Warrant Amendment Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by the holders of Trinity common stock.

The approval of the Trinity Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Trinity common stock present in person or represented by proxy and entitled to vote at the Trinity Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Trinity Special Meeting and will have no outcome on the Trinity Adjournment Proposal.

It is important for you to note that in the event the Trinity Business Combination Proposal does not receive the requisite vote for approval, then Trinity will not consummate the Business Combination. If Trinity does not consummate the Business Combination and fails to complete an initial business combination by November 17, 2019, unless Trinity seeks and receives stockholder approval for an amendment to its amended and restated certificate of incorporation extending the November 17, 2019 date to a later date, Trinity will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are considered present for the purposes of establishing a quorum but will have the same effect as a vote cast “AGAINST” the Trinity Business Combination Proposal. Abstentions and broker non-votes will have no effect on the outcome of the Trinity Adjournment Proposal.

Revocability of Proxies

If you give a proxy, you may revoke it at any time before the Trinity Special Meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify Trinity’s Secretary in writing to Trinity Merger Corp, c/o HN Investors LLC, 55 Merchant Street, Suite 1500, Honolulu, HI 96813, before the Trinity Special Meeting that you have revoked your proxy; or
•	you may attend the Trinity Special Meeting, revoke your proxy, and vote in person, as indicated above.

Redemption Rights

Pursuant to Trinity’s amended and restated certificate of incorporation, any holders of Trinity public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of initial public offering (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay up to $1,000,000 of the Company’s working capital requirements as well as to pay the Company’s franchise and income taxes). As of June 30, 2019, the redemption price per share would have amounted to approximately $10.40, based on the aggregate amount on deposit in the Trust Account of approximately $359 million as of June 30, 2019 (including interest not previously released to Trinity to pay its franchise and income taxes), divided by the total number of then outstanding shares of Trinity Class A common stock.

In order to exercise your redemption rights, you must:

•	affirmatively vote either for or against the Trinity Business Combination Proposal;
•	check the box on the enclosed proxy card to elect redemption;
•	check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of common stock;
•	prior to : , Eastern time, on , 2019 (two business days before the Trinity Special Meeting), tender your shares physically or electronically and submit a request in writing that Trinity redeem your public shares for cash to Continental Stock Transfer & Trust Company, Trinity’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

and

•	deliver your public shares either physically or electronically through DTC to Trinity’s transfer agent at least two (2) business days before the Trinity Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Trinity’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Trinity does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent). If you delivered your shares for redemption to Trinity’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Trinity’s transfer agent return the shares (physically or electronically). You may make such request by contacting Trinity’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Trinity common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Trinity cannot assure you that you will be able to sell your shares of Trinity common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Trinity common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Trinity common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the post-combination company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Trinity does not consummate an initial business combination by November 17, 2019, unless Trinity seeks and receives stockholder approval for an amendment to its amended and restated certificate of incorporation extending the November 17, 2019 date to a later date, Trinity will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and Trinity’s warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of Trinity common stock in connection with the Business Combination.

Solicitation of Proxies

Trinity is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Trinity and its directors, officers and employees may also solicit proxies in person. Trinity will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Trinity will bear the cost of the solicitation.

Trinity has hired Okapi Partners LLC to assist in the proxy solicitation process. Trinity will pay that firm a fee of $25,000, plus disbursements.

Trinity will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Trinity will reimburse them for their reasonable expenses.

PROPOSALS TO BE CONSIDERED BY TRINITY’S STOCKHOLDERS

Proposal No. 1—The Business Combination and Issuance of Shares of Broadmark Realty Common Stock

The discussion of the Business Combination in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and incorporated by reference into this joint proxy statement/prospectus.

Proposal

Trinity is asking the holders of Trinity common stock to approve and adopt the Merger Agreement (and the related transactions, including the Business Combination and the issuance of shares of Broadmark Realty common stock in connection therewith as described in “The Business Combination,”), or the “Trinity Business Combination Proposal.” Trinity common stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination and the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus forms a part. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal. For a summary of certain terms of the Merger Agreement, please see the section above entitled “Summary of the Joint Proxy Statement/Prospectus.”

The Business Combination may be consummated only if it is approved by the affirmative vote of the holders of a majority of the Trinity common stock entitled to vote on the Business Combination Proposal at the Trinity Special Meeting, either in person or by proxy. The closing of the transactions contemplated by the Trinity Business Combination Proposal is conditioned upon, among other things, Trinity obtaining the necessary votes to approve the Warrant Amendment Proposal described in the section entitled “The Warrant Amendment” and the Incentive Plan Proposal described in the section entitled “Proposals to be Considered by Trinity’s Stockholders—Proposal No. 2—Approval and Adoption of the Incentive Plan.”

Vote Required for Approval

The approval of the Trinity Business Combination Proposal requires the affirmative vote “FOR” the proposal by the holders of a majority of the outstanding shares of Trinity common stock entitled to vote at the Trinity Special Meeting on the Trinity Business Combination Proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will count as a vote cast “AGAINST” the Trinity Business Combination Proposal.

The approval of the Trinity Business Combination Proposal is a condition to the completion of the Business Combination. If the Trinity Business Combination Proposal is not approved, the Business Combination will not occur, and the Incentive Plan Proposal and the Warrant Amendment will have no effect notwithstanding approval by Trinity’s stockholders.

The Trinity Sponsor has agreed to vote its Founder Shares and any other shares held by it in favor of the Trinity Business Combination Proposal.

Recommendation of Trinity’s Board of Directors

After careful consideration, the Trinity board of directors has unanimously approved the Trinity Business Combination Proposal.

THE BOARD OF DIRECTORS OF TRINITY UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF TRINITY COMMON STOCK VOTE “FOR” THE TRINITY BUSINESS COMBINATION PROPOSAL.

Potential Purchases of Shares of Broadmark Realty Common Stock

In connection with the vote of Trinity’s stockholders to the Trinity Business Combination Proposal, the Trinity Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from Trinity common stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Trinity’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Trinity’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Trinity Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by the Trinity Sponsor, directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination. Similarly, the Trinity Sponsor and/or directors, officers or advisors to Trinity or Trinity Sponsor or their respective affiliates could privately negotiate transactions to purchase public warrants, which purchases may make it more likely that the Warrant Amendment will be approved.

Listing of Shares of Broadmark Realty Common Stock on NYSE and Public Warrants on NYSE Amex

Broadmark Realty securities currently are not traded on a stock exchange. Broadmark Realty intends to apply for listing the Broadmark Realty common stock on the NYSE under the symbols “BRMK,” and the Warrants on the NYSE Amex under the symbol “BRMK WS,” upon completion of the business combination.

Delisting of Shares of Trinity Common Stock and Public Warrants on Nasdaq

Trinity anticipates that, following consummation of the Business Combination, its common stock and public warrants will be delisted from Nasdaq, and Trinity will be deregistered under the Exchange Act.

Restrictions on Sales of Shares of Trinity Common Stock Received in the Business Combination

All shares of Broadmark Realty common stock and Broadmark Realty public warrants received by Trinity security holders and by holders of Company preferred units in the Business Combination are expected to be freely tradable, except that shares of Broadmark Realty common stock and Broadmark Realty public warrants received in the Business Combination by persons who are or become affiliates of Broadmark Realty for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Broadmark Realty generally include individuals or entities that control, are controlled by or are under common control with, Broadmark Realty and may include the directors and executive officers of Broadmark Realty as well as its principal stockholders.

Total Shares of Broadmark Realty Common Stock to be Issued in the Business Combination

Subject to the completion of the Business Combination and pursuant to the Merger Agreement, Trinity will (i) issue to the Company Group members approximately 93.0 million newly created shares of Broadmark Realty common stock for the common units and preferred units of the Company Group entities. Assuming that there are no redemptions of Trinity shares in connection with the Business Combination, Trinity would expect to issue approximately 39.3 million shares of Broadmark Realty common stock to the holders of the Trinity common stock in connection with the Business Combination, and upon completion of the Business Combination, the Company Group members would own approximately 66.7% of shares of Broadmark Realty common stock based on the (i) 39.3 million shares issued in exchange for the outstanding shares of Trinity common stock (such estimate assumes the effect of the cancellation of each outstanding share of Trinity common stock on November 15, 2019 and the issuance of shares of Broadmark Realty common stock in lieu thereof in the manner described in “Proposals to be Considered by Trinity’s Stockholders—Proposal No. 1”), (ii) 93.0 million newly created shares issued in exchange for the common units and preferred units of the Company Group entities and, (iii) the estimated 7.2 million shares to be issued in the PIPE Investment.

Name; Headquarters

The name of the post-Business Combination company will be Broadmark Realty Capital Inc. and its headquarters will be located at 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101.

Broadmark Realty’s Board of Directors Following the Business Combination

Upon the completion of the Business Combination, the board of directors of Broadmark Realty is expected to consist of seven directors. See the section entitled “Management Following the Business Combination” for additional information.

Redemption Rights

Pursuant to Trinity’s amended and restated certificate of incorporation, holders of Trinity common stock may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Trinity’s amended and restated certificate of incorporation. As of June 30, 2019, the redemption price per share would have amounted to approximately $10.40, based on the aggregate amount on deposit in the Trust Account of approximately $359 million as of June 30, 2019 (including interest not previously released to Trinity to pay its franchise and income taxes), divided by the total number of then outstanding shares of Trinity Class A common stock. Such a holder will be entitled to receive cash for its shares of Trinity common stock only if it properly demands redemption and delivers its shares (either physically or electronically) to Trinity’s transfer agent prior to the Trinity Special Meeting. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Trinity common stock for cash. See the section entitled “Questions and Answers About the Business Combination—How do I Exercise My Redemption Rights?” for the procedures to be followed if you wish to redeem your shares for cash.

Interests of the Directors and Officers of Trinity

When you consider the recommendation of Trinity’s board of directors in favor of approval of the Business Combination, you should keep in mind that Trinity’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a holder of Trinity common stock. These interests include, among other things:

•	the beneficial ownership by the Trinity Sponsor and certain of Trinity’s officers and directors of 4.8 million shares of Trinity common stock following the Business Combination, subject to a lock-up, which shares would have a value of approximately $50 million based on the closing price of the shares of Trinity common stock on August 9, 2019;
•	Trinity Sponsor’s $1.0 million working capital loan to Trinity, in which certain of Trinity’s officers and directors have an economic interest
•	the continuation of certain of Trinity’s directors as directors of Broadmark Realty; and
•	the continued indemnification of current directors and officers of Trinity and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Further, all of the shares of Trinity common stock currently beneficially owned by the Trinity Sponsor and certain of Trinity’s officers and directors are not subject to redemption; as a result, Trinity’s directors have a financial incentive to see the Business Combination consummated rather than lose any value that is attributable to those shares.

Appraisal Rights

Appraisal rights are not available to holders of Trinity shares of common stock in connection with the Business Combination.

Proxy Solicitation Costs

Trinity is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Trinity and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Trinity will bear the cost of the solicitation.

Trinity has hired Okapi Partners LLC to assist in the proxy solicitation process. Trinity will pay that firm a fee of $25,000 plus disbursements. Such fee will be paid with non-trust account funds.

Trinity will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Trinity will reimburse them for their reasonable expenses.

PIPE Investment

Concurrently with the execution of the Merger Agreement, Broadmark Realty entered into a subscription agreement with the Farallon entities, pursuant to which the Farallon entities have subscribed for, and Broadmark Realty agreed to issue and sell to the Farallon entities, $75.0 million of Broadmark Realty common stock immediately prior to the consummation of the Business Combination at a price per share equal to the Reference Price (as defined in the Merger Agreement). The PIPE Investment is conditioned on the substantially concurrent closing of the Business Combination and other customary closing conditions. The proceeds from the PIPE Investment will be used to help fund the growth of lending operations of Broadmark Realty and to pay transaction expenses associated with the Business Combination. In addition, the Farallon entities will have an option to purchase up to $25.0 million of additional Broadmark Realty common stock, exercisable during the 365 day period following the consummation of the Business Combination. In connection with the PIPE Investment, Broadmark Realty will issue to the Farallon entities warrants in an amount equal to the number of shares of common stock purchased by the Farallon entities pursuant to its initial $75.0 million investment (such warrants to be on substantially the same terms as the warrants that will be held by holders of public warrants of Broadmark Realty upon consummation of the Business Combination). Farallon will receive a fee for each warrant equal to the cash payable per each Trinity public warrant in connection with the Warrant Amendment Proposal, but in no event less than $0.30 per warrant share. In addition, the Farallon entities are entitled to cash settle, in whole or in part, the exercise of their option to purchase up to an additional $25.0 million of additional Broadmark Realty common stock to the extent the delivery of the additional Broadmark Realty common stock to the Farallon entities would result, together with their affiliates and any other persons whose beneficial ownership of Broadmark Realty common stock would be aggregated with the Farallon entities or its affiliates for purpose of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), beneficially owns in excess of 9.9% of the shares of Broadmark Realty common stock outstanding immediately after giving effect to such issuance of Broadmark Realty common stock. In such case, the Farallon entities would be entitled to receive, instead of shares of common stock, a cash payment equal to the “in the money” portion of the shares with respect to which the option is exercised, calculated as (A) the number of additional shares of Broadmark Realty common stock for which the Farallon entities elect to cash settle rather than physical delivery, multiplied by (B)(i) the per share volume-weighted average price of the Broadmark Realty common stock in regular trading hours on the national exchange on which the Broadmark Realty common stock is listed or admitted for trading, as reported for the period of ten consecutive trading days ending on the trading day prior to the date on which the written notice by Broadmark Realty with respect to the election to cash settle is received by Broadmark Realty, minus (ii) the purchase price per share under the warrants, which is equal to the Reference Price. For example, if the Farallon entities exercise in full their option to purchase up to an additional $25.0 million shares of Broadmark Realty common stock at a time when the Farallon entities beneficially own 9.9% of Broadmark Realty’s common stock prior to giving effect to the exercise of the option, the Farallon entities would be entitled to cash settle the entire $25.0 million option exercise purchase amount. Assuming a purchase price of $10.45 per share (the assumed reference price with respect to the Business Combination), the Farallon entities would be entitled to purchase approximately 2.39 million shares upon the exercise of the option. If the per share market value of Broadmark Realty’s common stock at the time the option is exercised is $12.00 per share (determined in accordance with the subscription agreement relating to the PIPE Investment), then Broadmark Realty would be required to make a payment of approximately $3.70 million (or $1.55 per share, representing the difference between $12.00 and $10.45) to the Farallon entities in connection with the option exercise, instead of issuing shares of Broadmark Realty common stock to the Farallon entities. Upon completion of the Business Combination, Farallon is expected to beneficially own approximately 5.1% of Broadmark Realty’s common stock. We also provided the Farallon entities with certain customary registration rights in connection with the PIPE Investment.

Certain Material U.S. Federal Income Tax Considerations

The receipt of cash by a U.S. Holder (as defined under “Certain Material U.S. Federal Income Tax Considerations For Holders of Trinity Securities and Investors in Broadmark Realty”) of shares of Trinity Class A common stock in redemption of such shares will be a taxable transaction for U.S. federal income tax purposes.

Assuming that the Mergers are completed as currently contemplated and a stockholder’s redemption rights are not exercised, the exchange of Trinity Class A common stock for Broadmark Realty common stock in the Trinity

Merger should qualify as an exchange governed under Section 351 of the Code for stockholders exchanging Trinity Class A common stock for Broadmark Realty common stock, and it is a condition of each party’s obligation to complete the Mergers that Gibson, Dunn & Crutcher LLP render an opinion to Trinity to that effect.

Assuming the Trinity Merger qualifies as a Section 351 exchange, (i) a U.S. Holder who owns Trinity Class A common stock (but not any Trinity public warrants) and who solely exchanges such Trinity Class A common stock for Broadmark Realty common stock generally is not expected to recognize gain or loss as a result of such exchange and (ii) a U.S. Holder who owns Trinity Class A common stock and Trinity public warrants and who exchanges such Trinity Class A common stock for Broadmark Realty common stock and who is deemed to exchange Trinity public warrants for Broadmark Realty warrants and the Warrant Cash Payment generally is expected to recognize gain (if any) but not loss with respect to each share of Trinity Class A common stock and Trinity public warrant held immediately prior to the Trinity Merger (after giving effect to any redemptions of Trinity Class A common stock) and Warrant Amendment.

The particular consequences of the Business Combination to each Trinity stockholder depend on such stockholder’s particular facts and circumstances. Please see the section entitled “Certain Material U.S. Federal Income Tax Considerations For Holders of Trinity Securities and Investors in Broadmark Realty—Material U.S. Federal Income Tax Consequences of the Trinity Merger, Redemption and Warrant Amendment” for additional information. You are urged to consult your tax advisors regarding the tax consequences of the Business Combination and of exercising your redemption rights.

Regulatory Matters

In connection with the Business Combination, Trinity intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with Nasdaq. Trinity and the Company Group are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Business Combination or the Merger Agreement.

The Business Combination are not reportable under the Hart-Scott Rodino Act, and therefore no filings with respect to the Business Combination were required with the Federal Trade Commission or the Department of Justice.

Proposal No. 2—Approval and Adoption of the Incentive Plan

The holders of Trinity common stock are being asked to approve and adopt the Broadmark Realty 2019 Stock Incentive Plan (the “Incentive Plan Proposal”). A total of 5,000,000 shares of Broadmark Realty common stock will be reserved for issuance under the Incentive Plan. Trinity’s board of directors approved the Incentive Plan on August 9, 2019, subject to stockholder approval at the Trinity Special Meeting. The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached as Annex G to this joint proxy statement/prospectus. If approved by Trinity’s stockholders, the Incentive Plan will be administered by Broadmark Realty’s board of directors or by a committee that the board of directors designates for this purpose (referred to below as the plan administrator), which will have the authority to make awards under the Incentive Plan. The Incentive Plan Proposal is conditioned upon Trinity obtaining the necessary votes to approve the Trinity Business Combination Proposal, which is described in the section entitled “Proposals to be Considered by Trinity’s Stockholders—Proposal No. 1—The Business Combination and Issuance of Shares of Broadmark Realty Common Stock,” and the approval of the Warrant Amendment Proposal, which is described in the section entitled “The Warrant Amendment.”

After careful consideration, Trinity’s board of directors believes that approving the Incentive Plan is in the best interests of Trinity and its stockholders. The Incentive Plan will promote ownership in Broadmark Realty by the employees, directors and consultants of Broadmark Realty and its subsidiaries and aligns incentives between these service providers and stockholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, shares of Broadmark Realty common stock. Therefore, the Trinity board of directors recommends that the holders of Trinity common stock approve the Incentive Plan.

Best Practices of the Incentive Plan

We believe that the provisions of the Incentive Plan reflect Broadmark Realty’s commitment to strong corporate governance practices in the interest of its stockholders in the following ways:

•	the Incentive Plan prohibits, other than in connection with a change in Broadmark Realty’s capitalization or certain other corporate transactions, amending the terms of outstanding stock options or stock appreciation rights (“SARs”) to reduce the exercise price of such award, or cancelling and re-granting or exchanging an option or SAR for cash or a new award with a lower (or no) exercise price at any time when the exercise price of such award is above the fair market value of a share of Broadmark Realty common stock;
•	the Incentive Plan prohibits issuing stock options or stock appreciation rights with an exercise price below the fair market value of a share of Broadmark Realty common stock on the date of grant;
•	the Incentive Plan prohibits dividends or dividend equivalents in respect of stock options or SARs; and
•	the Incentive Plan limits the aggregate dollar value of equity-based awards (based on the grant date value) and cash compensation, whether granted under the Incentive Plan or otherwise, during any calendar year to any non-employee director to no more than $1,000,000, or 200% during any calendar year in which a director first joins the board of directors of Broadmark Realty or is first designated as chairman or lead director.

Description of the Incentive Plan

The following is a summary of the material features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan attached as Annex G to this joint proxy statement/prospectus.

Purpose; Types of Awards. The purpose of the Incentive Plan is to promote and closely align the interests of employees, officers, non-employee directors and other service providers of Broadmark Realty and its stockholders by providing stock-based compensation. The objectives of the Incentive Plan are to attract and retain the best available employees for positions of substantial responsibility and to motivate participants to optimize the profitability and growth of Broadmark Realty through incentives that are consistent with Broadmark Realty’s goals and that link the personal interests of participants to those of Broadmark Realty’s stockholders.

To accomplish this purpose, the Incentive Plan provides for the grant of options, stock appreciation rights, restricted stock units and restricted stock, any of which may be performance-based, as determined by the plan administrator (as defined below).

Broadmark Realty common stock Subject to the Incentive Plan. A total of 5,000,000 Broadmark Realty common stock will be reserved and available for issuance under the Incentive Plan. The maximum number of shares that may be issued pursuant to options intended to be incentive stock options is 2,000,000 Broadmark Realty common stock. The Incentive Plan limits non-employee director compensation, including equity-based and cash compensation (based on their grant-date fair value), to a maximum of  $1,000,000 per calendar year in respect of their service as non-employee directors; provided, however, that in the calendar year in which a non-employee director first joins the board of directors or is first designated as chairman or lead director, the maximum aggregate dollar value of equity-based and cash compensation granted to the non-employee director may be up to two hundred percent (200%) of the foregoing limit. The aggregate number of shares available for issuance under the Incentive Plan at any time shall not be reduced by (i) shares subject to awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) shares subject to awards that have been retained or withheld by Broadmark Realty in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award, or (iii) shares subject to awards that otherwise do not result in the issuance of shares in connection with payment or settlement thereof. In addition, shares that have been delivered (either actually or by attestation) to Broadmark Realty in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award shall be available for issuance under the Incentive Plan.

Administration of the Incentive Plan. The Incentive Plan will be administered by the compensation committee of the board of directors of Broadmark Realty, or such other committee as designated by the board of directors of Broadmark Realty to administer the plan. which will be comprised of one or more members of Broadmark Realty’s board of directors (the “plan administrator”). The plan administrator has the power to prescribe and amend the terms of the awards granted under the Incentive Plan, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. The plan administrator also has the power to determine the persons to whom and the time or times at which awards will be granted and to make all other determinations deemed necessary or advisable for the administration of the Incentive Plan.

Participation. Participation in the Incentive Plan will be open to any current or prospective employee, officer, non-employee director or other service provider of Broadmark Realty or any of its subsidiaries; provided, however, that Incentive Stock options may only be granted to employees.

Transferability Restrictions. Each award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or stock appreciation right shall be exercisable only by the participant during his or her lifetime. Notwithstanding the foregoing, (i) outstanding options may be exercised following the participant’s death by the participant’s beneficiaries or as permitted by the plan administrator and (ii) a participant may transfer or assign an award as a gift to an entity wholly owned by such participant (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned options and stock appreciation rights only during lifetime of the assigning participant (or following the assigning participant’s death, by the participant’s beneficiaries or as otherwise permitted by the plan administrator) and provided further that such Assignee Entity may not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such award.

Recoupment and Clawback. Awards granted under the Incentive Plan will be subject to recoupment in accordance with any clawback policy that Broadmark Realty adopts or is required to adopt pursuant to applicable laws and regulations. In addition, the Broadmark Realty board of directors may impose such other clawback, recovery or recoupment provisions in an award agreement as it determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Broadmark Realty common stock or other cash or property upon the occurrence of misconduct. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with Broadmark Realty.

Termination of Employment. The plan administrator will specify before, at, or after the time of grant of an award the provisions governing the effect(s) upon an award of a participant’s termination of employment.

Types of Awards. The types of awards that may be made under the Incentive Plan are described below. All of the awards described below are subject to the agreements, restrictions, conditions or limitations as may be provided by the plan administrator in its discretion, subject to certain limitations provided in the Incentive Plan.

Performance-Based Awards. The plan administrator may grant awards, the vesting of which is conditioned on satisfaction of certain performance criteria. Such performance-based awards may include performance-based restricted shares, restricted stock units or any other types of awards authorized under the Incentive Plan.

Performance Criteria. The plan administrator may establish performance criteria and level of achievement versus such criteria that determine the number of shares of common stock, restricted stock units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award.

Restricted Stock. A restricted stock award is an award of shares of common stock that vest in accordance with the terms and conditions established by the plan administrator and set forth in the applicable award agreement. The plan administrator will determine and set forth in the award agreement whether the participant will be entitled to vote the shares of restricted stock and/or receive dividends on such shares.

Restricted Stock Units. A restricted stock unit is a right to receive shares of common stock (or their cash equivalent) at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, Broadmark Realty must deliver to the holder of the restricted stock unit unrestricted shares of common stock (or their cash equivalent).

Non-Qualified Stock Options. A non-qualified stock option entitles the recipient to purchase shares of Broadmark Realty common stock at a fixed exercise price, which purchase may be conditioned on vesting in accordance with terms and conditions established by the plan administrator and set forth in an applicable award agreement. The exercise price per share will be determined by the plan administrator, but such price will not be less than 100% of the fair market value of a share of Broadmark Realty common stock on the date of grant. Fair market value will generally be the closing price of a share of Broadmark Realty common stock on NYSE on the date of grant. Non-qualified stock options under the Incentive Plan generally must be exercised within ten years from the date of grant. A non-qualified stock option is an option that does not meet the qualifications of an incentive stock option as described below.

Incentive Stock Option. An incentive stock option is a stock option that entitles the recipient to purchase shares of Broadmark Realty common stock at a fixed exercise price and further meets the requirements of Section 422 of the Code. The recipient’s purchase of shares under an incentive stock option may be conditioned on vesting in accordance with terms and conditions established by the plan administrator and set forth in an applicable award agreement. Incentive stock options may be granted only to employees of Broadmark Realty and certain of its affiliates. The exercise price per share of an incentive stock option must not be less than 100% of the fair market value of a share of Broadmark Realty common stock on the date of grant, and the aggregate fair market value of shares underlying incentive stock options that are exercisable for the first time by a participant during any calendar year (based on the applicable exercise price) may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Broadmark Realty’s total combined voting power or that of any of Broadmark Realty’s affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Appreciation Rights. A Stock Appreciation Rights, or “SAR,” entitles the holder to receive an amount equal to the difference between the fair market value of a share of Broadmark Realty common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of Broadmark Realty common stock on the grant date), multiplied by the number of shares of common stock subject to the SAR (as determined by the plan administrator).

Equitable Adjustments. In the event there shall be any other change in the number or kind of outstanding Broadmark Realty common stock, or any stock or other securities into which such Broadmark Realty common stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control (as defined in the Incentive Plan), other merger, consolidation or otherwise, then the plan administrator shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different awards or different types of awards. In addition, in the event of such change described in this paragraph, the plan administrator may accelerate the time or times at which any award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the plan administrator in its sole discretion.

Change in Control. In the event of any change in control in which the acquiring or surviving company in the transaction does not assume or continue outstanding awards upon the Change in Control, immediately prior to the Change in Control, all awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (a) in the case of an Option or stock appreciation right, the participant shall have the ability to exercise such Option or stock appreciation right, including any portion of the Option or stock appreciation right not previously exercisable, (b) in the case of any award the vesting of which is in whole or in part subject to performance criteria, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such award shall immediately lapse and the participant shall have the right to receive a payment based on target level achievement or actual performance through a date determined by the plan administrator, as determined by the plan administrator, and (c) in the case of outstanding restricted stock and/or restricted stock units (other than those referenced in subsection (b)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such award shall immediately lapse. In no event shall any action be taken pursuant to this Section 13(c) that would change the payment or settlement date of an award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.

Amendment and Termination. The board of directors of Broadmark Realty may amend, alter or discontinue the Incentive Plan and the plan administrator may amend, or alter any agreement or other document evidencing an award made under the Incentive Plan but, except as provided pursuant to the provisions of Section 13 of the Incentive Plan, no such amendment shall, without the approval of the stockholders of Broadmark Realty: (i) increase the maximum number of Broadmark Realty common stock for which awards may be granted under the Incentive Plan; (ii) reduce the price at which options may be granted below the price provided for in Section 8(a) of the Incentive Plan; (iii) reprice outstanding options or SARs as described in Sections 8(b) and 9(b) of the Incentive Plan; (d) extend the term of the Incentive Plan; (e) change the class of persons eligible to be participants; (f) increase the individual maximum limits in Section 5(e) of the Incentive Plan; or (g) otherwise amend the Incentive Plan in any manner requiring stockholder approval by law or the rules of any stock exchange or market or quotation system on which Broadmark Realty common stock are traded, listed or quoted.

No amendment or alteration to the Incentive Plan or an award or award agreement shall be made which would materially impair the rights of the holder of an award, without such holder’s consent, provided that no such consent shall be required if the plan administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for Broadmark Realty, the Incentive Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such award, or that any such diminishment has been adequately compensated.

U.S. Federal Income Tax Consequences

The following discussion of certain relevant U.S. federal income tax effects applicable to certain awards granted under the Incentive Plan is only a summary of certain of the U.S. federal income tax consequences applicable to U.S. residents under the Incentive Plan, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the Incentive Plan or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the Incentive Plan.

Non-Qualified Stock Options and Stock Appreciation Rights. The recipient will not have any income at the time a nonqualified stock option or a SAR is granted nor will Broadmark Realty be entitled to a deduction at that time. When a nonqualified option is exercised, the optionee generally will recognize ordinary income (whether the option price is paid in cash or by delivery or surrender of shares of Broadmark Realty common stock), in an amount equal to the excess of the fair market value of the shares of Broadmark Realty common stock to which the option exercise pertains over the option exercise price. When an SAR is exercised, the holder will recognize ordinary income equal to the sum of (a) the gross cash proceeds payable and (b) the fair market value on the exercise date of any shares of Broadmark Realty common stock received.

Incentive Stock Options. A recipient will not have any income at the time an incentive stock option is granted or have regular taxable income at the time the incentive stock option is exercised. However, the excess of the fair market value of the shares of Broadmark Realty common stock at the time of exercise over the option exercise price will be a preference item that could create an alternative minimum tax liability for the optionee. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the incentive stock option with which to pay such tax. If the optionee disposes of the shares of Broadmark Realty common stock acquired on exercise of an incentive stock option after the later of two years after the grant of the incentive stock option and one year after exercise of the incentive stock option, the gain recognized by the optionee (i.e., the excess of the proceeds received over the option exercise price), if any, will be long-term capital gain eligible for favorable tax rates under the Code. Conversely, if the optionee disposes of the shares of Broadmark Realty common stock within two years of the grant of the incentive stock option or within one year of exercise of the incentive stock option, the disposition will generally be a “disqualifying disposition,” and the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option exercise price and (ii) the excess of the amount received for the shares of Broadmark Realty common stock over the option exercise price. The balance of the gain or loss, if any, will be long-term or short-term capital gain, depending on how long the shares of Broadmark Realty common stock are held. Broadmark Realty is not entitled to a deduction as the result of the grant or exercise of an incentive stock option. However, if the optionee recognizes ordinary income as a result of a disqualifying disposition, Broadmark Realty will generally be entitled to a corresponding deduction equal to the amount of ordinary income recognized by the optionee.

Restricted Stock. A participant will not recognize income upon the grant of restricted stock. If the participant makes an election under Section 83(b) Code within 30 days after receiving the shares of Broadmark Realty common stock of restricted stock, however, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such shares of Broadmark Realty common stock (determined without regard to the restrictions imposed by the Incentive Plan) at the time of transfer over any amount paid by the participant therefor. Then, upon the sale of such stock, the difference between the fair market value at the time of transfer and the net proceeds of sale will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period). If a participant makes a Section 83(b) election with respect to shares of Broadmark Realty common stock that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) election, the participant will recognize ordinary income in the year or years in which the award of restricted stock vests and the restrictions imposed by the Incentive Plan on the award terminate, in an amount equal to the excess, if any, of the fair market value of such shares of Broadmark Realty common stock on the date the restrictions expire or are removed over any amount paid by the participant. If a Section 83(b) election has not been made, any dividends received with respect to shares of Broadmark Realty common stock subject to restrictions will be treated as additional compensation income and not as dividend income.

Restricted Stock Units. A participant generally will not recognize income upon the grant of an award of restricted stock units. Unless the participant has made a deferral election that satisfies the requirements of Code Section 409A, the participant will recognize ordinary income in the year or years in which the restricted stock units vest and the restrictions imposed by the Incentive Plan on the award terminate in an amount equal to the excess, if any, of the fair market value of the shares of Broadmark Realty common stock on the date the restrictions expire or are removed over any amount paid by the participant for such shares of Broadmark Realty common stock. If a valid deferral election has been made, the participant will recognize ordinary income in the year the restricted stock unit is paid to him or her, in an amount equal to the excess, if any, of the fair market value of the shares of Broadmark Realty common stock on the date of payment over the amount paid by the participant for such shares of Broadmark Realty common stock.

Withholding Taxes. Generally, Broadmark Realty will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards granted under the Incentive Plan. The Committee may permit a participant to pay withholding taxes through the mandatory or elective sale of shares of Broadmark Realty common stock, by electing to have Broadmark Realty withhold a portion of the shares of Broadmark Realty common stock that would otherwise be issued upon exercise of an award or by tendering shares of Broadmark Realty common stock already owned by the participant.

Other Stock-Based and Other Cash-Based Awards. In the case of other stock-based and other cash-based awards, depending on the form of the award, a participant subject to U.S. federal income tax will generally not be taxed upon the grant of such an award, but, rather, will generally recognize ordinary income for U.S. federal income tax purposes when such an award vests or otherwise is free of restrictions. In any event, Broadmark Realty will be entitled to a deduction at the time when, and in the amount that, a participant recognizes ordinary income.

New Plan Benefits

The benefits that will be awarded or paid in the future under the Incentive Plan are not currently determinable. Such awards are within the discretion of the plan administrator, and the plan administrator has not determined future awards or who might receive them.

Equity Compensation Plan Information

Trinity did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of June 30, 2019.

Securities Registration

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the shares of Broadmark common stock issuable under the Incentive Plan.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the holders of Trinity common stock present in person or represented by proxy and entitled to vote at the Trinity Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Trinity Special Meeting and will have no outcome on the Incentive Plan Proposal.

The Incentive Plan Proposal is conditioned upon the approval and completion of the Trinity Business Combination Proposal and the Warrant Amendment as described in the sections “Proposals to be Considered by Trinity’s Stockholders—Proposal No. 1—The Business Combination and Issuance of Shares of Broadmark Realty Common Stock” and “The Warrant Amendment,” respectively. If the Business Combination and the Warrant Amendment are not approved, the Incentive Plan Proposal will have no effect, even if approved by the holders of Trinity common stock.

Trinity Sponsor has agreed to vote its Founder Shares and any other shares held by it in favor of the Incentive Plan Proposal.

Recommendation of Trinity’s Board of Directors

THE BOARD OF DIRECTORS OF TRINITY UNANIMOUSLY RECOMMENDS THAT THE TRINITY STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of Trinity’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Broadmark Realty and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination—Interests of Directors, Managers and Executives in the Business Combination—Interests of Directors, Managers and Executives of Trinity” for a further discussion.

Proposal No. 3—The Trinity Adjournment Proposal

The Trinity Adjournment Proposal will only be presented to Trinity’s common stockholder in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Trinity Special Meeting to approve one or more of the proposals presented thereat. Pursuant to Section 2.6 of Trinity’s bylaws, the chairman may adjourn the Trinity Special Meeting to a later date or dates, without recourse to the stockholders should he/she wish, but the stockholders are nevertheless being afforded the opportunity to approve any such adjournment, provided that the outcome of such vote does not in any way limit the chairman’s powers in this regard.

Vote Required for Approval

The approval of the Trinity Adjournment Proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Trinity common stock present and entitled to vote at the Trinity Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Trinity Special Meeting and will have no outcome on the Trinity Adjournment Proposal.

Recommendation of Trinity’s Board of Directors

After careful consideration, the Trinity board of directors has unanimously approved the Trinity Adjournment Proposal.

THE BOARD OF DIRECTORS OF TRINITY UNANIMOUSLY RECOMMENDS THAT THE TRINITY STOCKHOLDERS VOTE “FOR” THE TRINITY ADJOURNMENT PROPOSAL.

SPECIAL MEETING OF TRINITY WARRANT HOLDERS

The Trinity Warrant Holders Meeting

Trinity is furnishing this joint proxy statement/prospectus to its warrant holders as part of the solicitation of proxies by its board of directors for use at the special meeting to be held on          , 2019, referred to herein as the “Warrant Holders Meeting,” and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to public warrant holders of Trinity on or about          , 2019. This joint proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Warrant Holders Meeting.

Date, Time and Place of Warrant Holders Meeting

The Warrant Holders Meeting will be held prior to the Shareholders Meeting at          :          , Eastern Time on          , 2019 at          , at          . Only Trinity public warrant holders at the close of business on October 15, 2019 will be entitled to vote at the Warrant Holders Meeting and at any adjournments and postponements thereof.

Recommendation of Trinity Board of Directors

Trinity’s board of directors believes that each of the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal (the “Warrant Holders Adjournment Proposal”) to be presented at the Warrant Holders Meeting is in the best interests of Trinity and its public warrant holders and unanimously recommends that its public warrant holders vote “FOR” each of the proposals.

When you consider the recommendation of Trinity’s board of directors in favor of approval of the Warrant Amendment Proposal, you should keep in mind that the Trinity Sponsor, members of Trinity’s board of directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as public warrant holder. For additional information see “The Business Combination—Interests of Directors, Managers and Officers in the Business Combination—Interests of the Directors and Officers of Trinity.”

Record Date and Voting Power

You will be entitled to vote or direct votes to be cast at the Warrant Holders Meeting if you owned public warrants of Trinity at the close of business on October 15, 2019, which is the record date for the Warrants Holders Meeting.

You are entitled to one vote for each Trinity public warrant that you owned as of the close of business on the record date. If your warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the warrants you beneficially own are properly counted. On the record date, there were 34,500,000 warrants outstanding.

Voting Your Warrants

Each public warrant of Trinity that you own in your name entitles you to one vote on each of the proposals for the Warrant Holders Meeting. Your one or more proxy cards show the number of Trinity public warrants that you own. There are several ways to vote your warrants:

•	You can vote your warrants by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your warrants are represented and voted at the Warrant Holders Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your warrants, your warrants will be voted as recommended by Trinity’s board of directors. Trinity’s board of directors recommends voting “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal.
•	You can attend the Warrant Holders Meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your warrants are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way to ensure that the broker, bank or nominee has not already voted your warrants.

Who Can Answer Your Questions About Voting Your Warrants

If you have any questions about how to vote or direct a vote in respect of your warrants, you may call Okapi Partners LLC, Trinity’s proxy solicitor, at (toll free) or Banks and Brokerage Firms, please call collect:                .

Quorum and Vote Required for Proposals

A quorum of Trinity warrant holders is necessary to hold a valid meeting. A quorum will be present at the Warrant Holders Meeting if a majority of the warrants outstanding and entitled to vote at the Warrant Holders Meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. The approval of the Warrant Amendment Proposal requires the affirmative vote “FOR” the proposal by the holders of at least 65% of the outstanding public warrants entitled to vote at the Warrant Holders Meeting on the Warrant Amendment Proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will count as a vote cast “AGAINST” the Warrant Amendment Proposal. The approval of the Warrant Amendment Proposal is a condition to the completion of the Business Combination. If the Warrant Amendment Proposal is not approved, the Trinity Business Combination will not occur.

The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Trinity public warrants present in person or represented by proxy and entitled to vote at the Warrant Holders Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Warrant Holders Meeting and will have no effect on the outcome on the Warrant Holders Adjournment Proposal. It is important for you to note that in the event the Warrant Amendment Proposal does not receive the requisite vote for approval, then Trinity will not consummate the Business Combination. If Trinity does not consummate the Business Combination and fails to complete an initial business combination by November 17, 2019, unless Trinity seeks and receives stockholder approval for an amendment to its amended and restated certificate of incorporation extending the November 17, 2019 date to a later date, Trinity will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders and the warrants would expire worthless.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are considered present for the purposes of establishing a quorum but will have the same effect as a vote cast “AGAINST” the Warrant Amendment Proposal. Abstentions and broker non-votes will have no effect on the outcome of the Warrant Holders Adjournment Proposal.

Revocability of Proxies

If you give a proxy, you may revoke it at any time before the Warrant Holders Meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify Trinity’s Secretary in writing to Trinity Merger Corp, c/o HN Investors LLC, 55 Merchant Street, Suite 1500, Honolulu, HI 96813, before the Warrant Holders Meeting that you have revoked your proxy; or
•	you may attend the Warrant Holders Meeting, revoke your proxy, and vote in person, as indicated above.

Appraisal Rights

Appraisal rights are not available to holders of warrants in connection with the Business Combination.

Solicitation of Proxies

Trinity is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Trinity and its directors, officers and employees may also solicit proxies in person. Trinity will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Trinity will bear the cost of the solicitation.

Trinity has hired Okapi Partners LLC to assist in the proxy solicitation process. Trinity will pay that firm a fee of $25,000, plus disbursements. Trinity will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Trinity will also reimburse Okapi for its reasonable expenses.

PROPOSALS TO BE CONSIDERED BY TRINITY’S WARRANT HOLDERS

WARRANT HOLDER PROPOSAL 1: THE WARRANT AMENDMENT PROPOSAL

This section of the joint proxy statement/prospectus describes the material provisions of the Warrant Amendment, but does not purport to describe all of the terms of the Warrant Amendment. This summary is qualified in its entirety by reference to the substantive text of the proposal Warrant Amendment, a copy of which is attached as Annex H hereto. You are urged to read the substantive text of the proposal Warrant Amendment in its entirety before voting on this proposal.

Overview

In connection with the Business Combination, holders of Trinity public warrants are being asked to approve an amendment (the “Warrant Amendment”) to the terms of the Warrant agreement (the “Warrant Amendment Proposal”). It is a condition to the completion of the Business Combination that Trinity’s outstanding warrants be amended to remove the anti-dilution provisions contained in Section 4.1.2 of the Warrant agreement relating to the payment of cash dividends. Accordingly, if the Warrant Amendment Proposal is not approved, the Business Combination will not be completed. There are currently 34,500,000 Trinity public warrants outstanding and 12,350,000 Trinity private placement warrants outstanding.

The Warrant Amendment

The Trinity warrants currently provide for an anti-dilution adjustment in the event that cash dividends are paid in an amount that, together with all other cash dividends paid in the preceding 365-day period, exceed $0.50 per share of common stock. Absent an amendment, the current anti-dilution adjustment would result in significant continuous dilution to holders of Broadmark Realty’s common stock as a result of the regular payment of dividends that is required for Broadmark Realty to continue to qualify as a REIT and not be subject to corporate level taxation. As a result, without the amendment, Trinity and the Companies believe it will not be feasible to reorganize as a REIT in connection with the Mergers.

The Warrant Amendment proposes to (i) amend the anti-dilution provisions contained in Section 4.1.2 of the Warrant Agreement relating to the payment of cash dividends and applicable to both the Trinity public warrants and the Trinity private placement warrants; (ii) provide that, upon the completion of the Business Combination, each of the outstanding Trinity public warrants, which currently entitle the holder thereof to purchase one share of Trinity Class A common stock at an exercise price of $11.50 per share, will become exercisable for one-quarter of one share at an exercise price of $2.875 per one-quarter share ($11.50 per whole share); and (iii) provide that, upon completion of the Business Combination, each holder of a Trinity public warrant will receive, for each such warrant (in exchange for the amendment to the cash dividend anti-dilution provision and the reduction in the number of shares for which such Warrants are exercisable), a cash payment of $1.60, the substantive text of which is included as Annex H to this joint proxy statement/prospectus. Following the Warrant Amendment, the Trinity private placement warrants will continue to be exercisable for one share of Trinity Class A common stock at an exercise price of $11.50 per share; however, the anti-dilution provisions contained in the Trinity private placement warrants and relating to the payment of cash dividends will be amended pursuant to the Warrant Agreement in the same manner as the Trinity public warrants. Trinity Sponsor will not receive a Warrant Cash Payment in respect of their Trinity private placement warrants in connection with the Warrant Amendment. Upon consummation of the Business Combination, each outstanding Trinity warrant (both the Trinity public warrants and the Trinity private placement warrants) will be automatically converted into an equal number of warrants issued by Broadmark Realty and will become exercisable on the same terms as were in effect with respect to such warrants immediately prior to the Business Combination, as amended by the Warrant Amendment.

Pursuant to the Warrant Amendment, a Trinity public warrant holder may not exercise its warrants for fractional shares of Broadmark Realty’s common stock and therefore only four warrants (or a number of warrants evenly divisible by four) may be exercised at any given time by the Trinity public warrant holder. For example, if a Trinity public warrant holder holds one warrant to purchase one-quarter of one share of Broadmark Realty common stock, such warrant shall not be exercisable. However, if the Trinity public warrant holder holds four warrants, such warrants shall be exercisable for one share of Broadmark Realty common stock. The effect of the Warrant Amendment Proposal will be to reduce the number of shares of Broadmark Realty common stock issuable upon exercise of the outstanding Trinity public warrants by 75% (or by approximately 67% with respect to all outstanding Trinity warrants), thereby reducing the amount by which Broadmark Realty’s stockholders would otherwise have been diluted as a result of the exercise in full of the Trinity public warrants.

In connection with the Business Combination and PIPE Investment, Broadmark Realty has agreed to issue to the Farallon entities warrants in amount equal to the number of shares purchased by the Farallon entities pursuant to their initial $75.0 million investment (such warrants to be on substantially the same terms as the Broadmark Realty public warrants upon consummation of the Business Combination). For the avoidance of doubt, following consummation of the Business Combination, each warrant purchased by the Farallon entities will become exercisable for one-quarter of one share at an exercise price of $2.875 per one-quarter share ($11.50 per whole share). Farallon will receive a fee for each warrant issued to the Farallon entities in an amount equal to the Warrant Cash Payment.

The substantive text of the proposed Warrant Amendment is attached hereto as Annex H.

Current Terms of the Warrants

Each Trinity public warrant entitles the registered holder to purchase one whole share of Trinity Class A common stock at a price of $11.50 per share, subject to adjustment, at any time 30 days after the completion of Trinity’s initial business combination. The Trinity warrants will expire five years after the completion of Trinity’s initial business combination, at 5:00 pm., New York City time, or earlier upon redemption or liquidation.

The Trinity private placement warrants are identical to the Trinity public warrants except that each Trinity private placement warrant (including the shares of Trinity Class A common stock issuable upon exercise of the Trinity private placement warrants) will (i) not be transferable, assignable or salable until 30 days after the completion of Trinity’s initial business combination (except, among other limited exceptions, to Trinity’s officers and directors and other persons or entities affiliated with the Trinity Sponsor and in certain other limited circumstances), (ii) be exercisable for cash (even if a registration statement covering the shares of Trinity’s common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, (iii) not be redeemable by Trinity, so long as they are held by the Trinity Sponsor or its permitted transferees, and (iv) continue to be exercisable for one share of Trinity Class A common stock at an exercise price of $11.50 per share, following the Warrant Amendment.

Once the Trinity warrants become exercisable, Trinity may call the Trinity public warrants for redemption (but not the Trinity private placement warrants), in whole and not in part, at a price of $0.01 per warrant:

•	at any time while the warrants remain exercisable;
•	upon not less than 30 days’ prior written notice of redemption to each Trinity public warrant holder, and
•	if and only if, the reported last sale price of the Trinity Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within a 30-day trading period ending three business days before Trinity sends the notice of redemption to the Trinity warrant holders.

Certain Effects of the Approval of the Warrant Amendment Proposal

If the Warrant Amendment Proposal is approved, all Trinity public warrants will be subject to the terms of the Warrant Amendment and the holder of each outstanding Trinity public warrant will be entitled to receive the Warrant Cash Payment promptly following the completion of the Business Combination, in each case, whether or not a given holder voted in favor of the Warrant Amendment Proposal.

Appraisal Rights

Appraisal rights are not available to Trinity warrant holders in connection with the Business Combination.

Reason for the Warrant Amendment Proposal

The Trinity Board believes that the Warrant Amendment will increase Broadmark Realty’s opportunities and attractiveness to future investors by significantly reducing the dilutive impact of the Trinity warrants.

Required Vote with Respect to the Warrant Amendment Proposal

The approval of the Warrant Amendment Proposal will require the affirmative vote of the Trinity public warrant holders holding at least 65% of the outstanding Trinity public warrants.

The Warrant Amendment Proposal will only become effective if the Business Combination is completed. If the Business Combination is not completed, the Warrant Amendment will not become effective, even if the Trinity public warrant holders have approved the Warrant Amendment Proposal.

Recommendation of the Trinity Board with respect to the Warrant Amendment Proposal

THE TRINITY BOARD UNANIMOUSLY RECOMMENDS THAT TRINITY PUBLIC WARRANT
HOLDERS VOTE “FOR” THE APPROVAL OF THE
 WARRANT AMENDMENT PROPOSAL.

Conditions to Effectiveness of the Warrant Amendment

The Warrant Amendment will only become effective if the Business Combination is completed. Completion of the Business Combination is conditioned on, among other things, Trinity obtaining the necessary votes to approve (i) the Trinity Business Combination Proposal, which is described in the section entitled “Proposals to be Considered by Trinity’s Stockholders—Proposal No. 1—The Business Combination and Issuance of Shares of Broadmark Realty Common Stock,” and (ii) the Incentive Plan Proposal described in the section entitled “Proposals to be Considered by Trinity’s Stockholders—Proposal No. 2—Approval and Adoption of the Incentive Plan.” As a result, the Warrant Amendment Proposal is conditioned upon Trinity stockholder approval of the Trinity Business Combination Proposal and the Incentive Plan Proposal.

WARRANT HOLDER PROPOSAL 2:
THE WARRANT HOLDERS ADJOURNMENT PROPOSAL

Overview

The Warrant Holders Adjournment Proposal will only be presented to the Trinity public warrant holders at the Warrant Holders Meeting in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Warrant Holders Meeting to approve the proposals presented thereat. In no event will Trinity solicit proxies to adjourn the Warrant Holders Meeting or complete the Business Combination beyond the date by which it may properly do so.

Consequences if the Warrant Holders Adjournment Proposal is Not Approved

If the Warrant Holders Adjournment Proposal is not approved by the Trinity public warrant holders, the Trinity Board may not be able to adjourn the Warrant Holders Meeting to a later date if necessary, to permit further solicitation and vote of proxies if it is determined by Trinity that more time is necessary or appropriate to approve the Warrant Amendment Proposal at the Warrant Holders Meeting. It is important for you to note that in the event that the Warrant Amendment Proposal does not receive the requisite vote for approval, then Trinity will not be able to complete the Business Combination. If Trinity does not complete the Business Combination and fails to complete an initial business combination by November 17, 2019, unless Trinity submits and its shareholders approve an extension of such date, Trinity will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Trinity public stockholders and the Trinity warrants will expire worthless.

Vote Required for Approval

The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote for the proposal by the holders of a majority of the Trinity public warrants present and entitled to vote at the Warrant Holders Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Warrant Holders Special Meeting and will have no outcome on the Warrant Holders Adjournment Proposal.

Recommendation of Trinity’s Board of Directors with Respect to the Warrant Holders Adjournment Proposal

THE BOARD OF DIRECTORS OF TRINITY UNANIMOUSLY RECOMMENDS THAT THE TRINITY
PUBLIC WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT HOLDERS
ADJOURNMENT PROPOSAL.

SPECIAL MEETING OF THE MEMBERS OF EACH OF THE COMPANIES

Special Meeting of Each of the Companies

Each of PBRELF I, BRELF II, BRELF III, and BRELF IV is furnishing this joint proxy statement/prospectus to its members (each a “Member,” and collectively, the “Members”) holding units as part of the solicitation of proxies by such Company’s board of directors and Management Company for use at the applicable Company Special Meeting (as defined below) and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being mailed to Members of each Company on or about          , 2019. This joint proxy statement/prospectus provides members with information that they need to know to be able to vote or instruct their vote to be cast at the applicable Company Special Meeting.

Date, Time and Place of each Company Special Meeting

Each Company Special Meeting will be held at the time specified below on             , 2019, at 1420 Fifth Avenue, Suite 2000, Seattle, WA 98101, or such other date, time and place to which such meeting may be adjourned or postponed, for Members of the particular Company to consider and vote upon the proposals (each, a “Company Special Meeting”).

Each Company will hold a Company Special Meeting at the address specified above at the following times:

Company	Company Special Meeting Time
PBRELF I	8:00 a.m. Pacific Time
BRELF II	8:30 a.m. Pacific Time
BRELF III	9:00 a.m. Pacific Time
BRELF IV	9:30 a.m. Pacific Time

Recommendation of each Company’s Board of Directors and Management Company

Each Company is overseen by its board of directors. The board of directors of each of PBRELF I, BRELF II, BRELF III and BRELF IV has delegated day-to-day management to MgCo I, MgCo II, MgCo III and MgCo IV, respectively. Each Company’s board of directors and Management Company believes that each of the Company Group Business Combination Proposal and the Company Group Adjournment Proposal is in the best interests of such Company and its Members and unanimously approved and recommends that its Members vote “FOR” each of the proposals.

When considering the recommendation of the board of directors and Management Company of each Company to vote in favor of the Company Group Business Combination Proposal, Members of such Company should be aware that the directors of such Companies and applicable Management Company executives and equity owners have interests in the Company Group Business Combination that are different from or in addition to (or which may conflict with) Members’ interests. For additional information see “The Business Combination—Interests of Directors, Managers and Officers in the Business Combination—Interests of Directors, Managers and Executives of the Company Group.”

Record Date and Voting Power

A Company member will be entitled to vote or direct votes to be cast at the applicable Company Special Meeting in which the member owned units at the close of business on October 11, 2019, which is the record date for the applicable Company Special Meeting of each Company. Each Member that owned units as of the close of business on the record date is entitled to one vote in total based upon the voting standard under the Washington Limited Liability Company Act (the “WLLCA”), which is described below under “—Vote Required for Proposals.” The table below shows the total number of members and outstanding units of each Company on the record date.

	Number of Members	Outstanding Units
PBRELF I, LLC	1,548	4,234,922
BRELF II, LLC	1,796	4,629,167
BRELF III, LLC	128	218,488
BRELF IV, LLC	34	32,709

Each Company has one common unit issued and outstanding, which is owned by the Company’s Management Company.

On the record date, the board of directors of each Company, each Management Company, and its equity owners beneficially owned as follows:

	Number of Management Members	Outstanding Units
PBRELF I, LLC	6	12,713
BRELF II, LLC	6	12,919
BRELF III, LLC	3	5,192
BRELF IV, LLC	1	1

Voting

Each Member of a Company is entitled to one vote on each of the proposals for the applicable Company Special Meeting. There are several ways to vote:

•	You can vote by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote, your proxy will be voted as recommended by the applicable Company’s board of directors and Management Company. Each Company’s board of directors and Management Company recommends voting “FOR” the Company Group Business Combination Proposal and “FOR” the Company Group Adjournment Proposal.
•	You can vote by dialing (866) 804-9616 and listening for further directions to vote by telephone anytime up to 11:59 p.m., Eastern Time, on , 2019 and following the instructions provided in the recorded message.
•	You can vote by logging onto www.viewproxy.com/broadmark/2019 and following the prompts on your proxy card to vote over the Internet anytime up to 11:59 p.m., Eastern Time, on , 2019 and following the instructions provided on that site.
•	You can attend the applicable Company Special Meeting and vote in person even if you have previously submitted a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote, you may call Alliance Advisors, the Companies’ proxy solicitor, at (888) 991-1293 (toll free).

Vote Required for Proposals

Each Company was organized under the laws of the State of Washington. Under the WLLCA, a plan of merger of a limited liability company must be approved by a majority of the members. As a result, the approval of the Company Group Business Combination Proposal requires the affirmative vote of a majority of the Members of each Company, who may be present in person or by proxy at the applicable Company Special Meeting, “FOR” the Company Group Business Combination Proposal. Neither the Companies’ limited liability company agreements nor the WLLCA requires any quorum to hold a valid meeting.

The approval of the Company Group Business Combination Proposal by the Members of each Company as described above is a condition to the completion of the Business Combination. If the Company Group Business Combination Proposal is not approved by any Company’s Members, the Business Combination will not occur with respect to such Company even if approved by the Members of the other Companies, absent a waiver of the closing condition by Trinity that the Members of all Companies approve the Business Combination.

The approval of the Company Group Adjournment Proposal also requires the affirmative vote of a majority of the Members of each Company, who may be present in person or represented by proxy at the applicable Company Special Meeting.

Abstentions and Broker Non-Votes

Abstentions will have the same effect as a vote cast “AGAINST” the Company Group Business Combination Proposal and the Company Group Adjournment Proposal. Because members do not hold units of the Companies through banks or brokers, there will be no broker non-votes.

Revocability of Proxies

If a Member submits a proxy, the Member may revoke it at any time before the applicable Company Special Meeting or at such meeting by doing any one of the following:

•	Members may send another proxy card with a later date;
•	Members may notify the applicable Company in writing addressed to the applicable Company at 1420 Fifth Avenue, Suite 2000, Seattle, WA 98101, Attn: Adam Fountain, before the applicable Company Special Meeting that you have revoked your proxy; or
•	Members may attend the applicable Company Special Meeting, revoke their proxy, and vote in person, as indicated above.

Dissenters’ Rights for the Companies under the Washington Limited Liability Company Act

Members of each Company who do not vote in favor of the Company Group Business Combination Proposal and who otherwise satisfy the requirements of Washington law relating to dissenters’ rights are entitled to the fair value of such Member’s interest in the applicable Company in lieu of receiving the merger consideration. For more information about such rights, see the provisions of Article XII of Chapter 25.15 of the WLLCA attached hereto as Annex F, and the section titled “Special Meeting of the Members of Each of the Companies—Dissenters’ Rights for the Companies under the Washington Limited Liability Company Act” in this joint proxy statement/prospectus.

Solicitation of Proxies

The board of directors and Management Company of each Company are soliciting proxies on behalf of such Company. This solicitation is being made by mail but also may be made by telephone or in person. Each Management Company and its managers, members, officers and employees may also solicit proxies in person. The Management Companies will bear the cost of the solicitation, which costs will be reimbursed by the post-combination company.

The Management Companies have hired Alliance Advisors to assist in the proxy solicitation process and will pay that firm a fee of $28,000, plus disbursements.

PROPOSALS TO BE CONSIDERED BY COMPANY MEMBERS

Proposal No. 1—The Company Group Business Combination Proposal

The discussion of the Business Combination in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and incorporated by reference into this joint proxy statement/prospectus.

Proposal

Each Company is asking its Members to approve and adopt the Merger Agreement (and the related transactions, including the Business Combination as described in “The Merger Agreement”), or the “Company Group Business Combination Proposal.” Members should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination and the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal. For a summary of certain terms of the Merger Agreement, please see the section above titled “Summary of the Joint Proxy Statement/Prospectus.”

The Business Combination may be consummated only if it is approved by the affirmative vote of a majority of the Members of each Company, who may be present in person or by proxy at the applicable Company Special Meeting.

Vote Required for Approval

The approval of the Company Group Business Combination Proposal on behalf of a Company requires the affirmative vote of a majority of the Company’s Members who, being present in person or represented by proxy and entitled to vote at the applicable Company Special Meeting, vote “FOR” the Company Group Business Combination Proposal. Abstentions will count as a vote cast “AGAINST” the Company Group Business Combination Proposal.

The approval of the Company Group Business Combination Proposal by each of the Company’s Members is a condition to the completion of the Business Combination. If the Company Group Business Combination Proposal is not approved by a majority of each Company’s Members, the Business Combination will not occur, absent a waiver of this closing condition by Trinity.

Recommendation of Each Company’s Board of Directors and Management Company

After careful consideration, each Company’s board of directors and Management Company unanimously approved the Company Group Business Combination Proposal.

EACH COMPANY’S BOARD OF DIRECTORS AND MANAGEMENT COMPANY
UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S MEMBERS VOTE “FOR” THE COMPANY GROUP BUSINESS COMBINATION PROPOSAL.

Proposal No. 2—The Company Group Adjournment Proposal

The Company Group Adjournment Proposal will only be presented to the Members of any Company in the event that, based on the tabulated votes, there are not sufficient votes at the time of the applicable Company Special Meeting to approve the Company Group Business Combination Proposal thereat.

Vote Required for Approval

The approval of the Company Group Adjournment Proposal on behalf of a Company requires the affirmative vote of a majority of such Company’s Members who, being present in person or represented by proxy and entitled to vote at the applicable Company Special Meeting, vote “FOR” the Company Group Business Combination Proposal. Abstentions will count as a vote cast “AGAINST” the Company Group Business Combination Proposal.

Recommendation of each Company’s Board of Directors and Management Company

After careful consideration, each Company’s board of directors and Management Company unanimously approved the Company Group Adjournment Proposal.

EACH COMPANY’S BOARD OF DIRECTORS AND MANAGEMENT COMPANY
UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S MEMBERS VOTE “FOR” THE COMPANY GROUP ADJOURNMENT PROPOSAL.

BUSINESS OF THE COMPANY GROUP AND CERTAIN INFORMATION
ABOUT THE COMPANY GROUP

Throughout this section, unless otherwise noted, “Company Group” refers to the combined business of the four Broadmark real estate lending companies and their four respective managers.

Company Group Overview

The Company Group is a commercial real estate finance company that, upon consummation of the Business Combination, will be structured as an internally-managed REIT. Based in Seattle, the Company Group offers short-term, first deed of trust loans secured by real estate to fund the construction and development of, or investment in, residential or commercial properties. The Company Group operates in select states which it believes to have favorable demographic trends, providing more efficient and quicker access to collateral in the event of borrower default. Since its inception in 2010 through June 30, 2019, the Company Group has originated over 1,000 loans with an aggregate face amount of approximately $2.0 billion. As of June 30, 2019, the Company Group’s combined portfolio of active loans had approximately $1.1 billion of principal commitments outstanding across 264 loans to over 200 borrowers in ten states plus the District of Columbia, of which approximately $0.7 billion was funded.

Historically, the Company Group has funded the growth of its real estate loan portfolio with private capital. From its inception through June 30, 2019, the Company Group has raised over $950.0 million to fund its loan portfolio. Since its inception, the Company Group has consistently delivered to its investors monthly distributions ranging from 10.0% to 11.0% on an annualized basis. In the past, the Company Group has not used debt leverage to finance its loans, and as of June 30, 2019, it had no debt outstanding. The Company Group believes that this has been an important element in its successful track record.

Properties securing Company Group’s loans are generally classified as either residential or commercial properties, or undeveloped land, and are typically not income producing. Each loan is secured by a first mortgage lien on real estate. The Company Group’s lending policy limits the amount of the loan to a maximum loan-to-value (“LTV”) ratio of up to 65.0% of the appraised value of the underlying collateral as determined by an independent appraiser at the time of the loan origination. As of June 30, 2019, the average LTV across the Company Group’s active loan portfolio was less than 60.0% of appraised value. In addition, each loan is also personally guaranteed on a recourse basis by the principals of the borrower, and/or others at the discretion of the Company Group to further help ensure that the Company Group will receive full repayment of the loan. The guaranty may be collaterally secured by a pledge of the guarantor’s interest in the borrower or other real estate or assets owned by the guarantor. Since 2010, the Company Group has realized aggregate losses on defaulted loans of approximately $441 thousand through June 30, 2019 or 0.02% of its total loan commitments. By contrast, the Company Group has recognized total income on defaulted loans of $11.3 million over the same period.

The Company Group’s loans typically range from $500,000 to $20.0 million in face amount (average of $4.1 million at June 30, 2019), bear interest at a fixed annual rate of 10.0% to 13.0% and have initial terms typically ranging from 6 to 18 months in duration (which may be renewed or extended before the expiration of the loan’s term). The Company Group usually receives loan origination fees, or “points,” typically ranging from 3.0% to 5.0% of the original principal amount of the loan, along with loan renewal fees, each of which varies in amount based upon the term of the loan, among other things including quality of the borrower and the underlying real estate. In addition to loan origination fees, the Company Group receives renewal fees and late fees paid by borrowers, and/or is reimbursed by borrowers for costs associated with services provided by the Company Group, such as closing costs, collection costs on defaulted loans and construction draw inspection fees.

The Company Group’s typical borrowers include real estate investors, developers and other commercial borrowers. It does not lend to owner-occupants of residential real estate. Loan proceeds are generally used to fund the vertical construction, horizontal development, investment, land acquisition, refinancing, and to a lesser extent renovation and rehabilitation of residential or commercial properties. Approximately 75.0% of the Company Group’s loans are structured with partial funding at closing and additional loan installments disbursed to the borrower upon satisfactory completion of previously agreed stages of construction.

A principal source of new transactions has been repeat business from prior customers and their referral of new business. The Company Group also receives leads for new business from real estate brokers and mortgage brokers, a limited amount of advertising, and through its website.

The Company Group seeks to minimize risk of loss through its underwriting standards. It originates and funds loans secured by first mortgages on residential and commercial real estate located in states that it believes exhibit favorable economic and demographic trends. The Company Group also manages and services its loan portfolio. The Company Group believes that current market dynamics, including the demand/supply imbalance for residential construction-related real estate loans, presents significant opportunities for it to selectively originate high-quality first mortgage loans on attractive terms.

The Company Group has built its business on a foundation of intimate knowledge of the residential and commercial real estate market combined with a due diligence culture that is designed to protect and preserve capital. The Company Group believes that its flexibility and ability to structure loans that address the needs of its borrowers without compromising its standards on risk, its expertise in the loan market, and its focus on newly originated first mortgage loans, has been the basis for its success.

Markets

The Company Group operates in 14 states plus the District of Columbia, and is currently structured as four geographically focused, private real estate lending companies operating within the Pacific Northwest, Mountain West, Southeast and Mid-Atlantic regions of the United States. The current loan portfolio is spread across ten states plus the District of Columbia, with the majority of loans located in Washington, Colorado, Utah and Texas (collectively totaling 87.9% of the total face amount as of June 30, 2019). The Company Group strategically focuses on these states as they have exhibited strong population growth – between 2010 and 2018 Washington, Colorado and Texas are in the top 10 in the nation for net population migration, and all four are non-judicial foreclosure states. Over the past 10-years, the Company Group’s loan portfolio has increased in geographic diversity. As presented in the charts below, its home state of Washington makes up the majority of the Company Group’s retired loan portfolio, whereas Utah, Colorado and Texas now comprise the majority of the active portfolio. In addition, the Company began operating in the Southeast region in 2018 and the Mid-Atlantic region in 2019, both of which still remain a small part of the loan portfolio and provide an opportunity for increased loan activity.

The Company’s loan portfolio is also concentrated within ten counties, the largest being King County, WA which comprises the cities of Seattle and Bellevue. As of June 30, 2019, the top ten counties make up 63.6% of the total portfolio.

		Total Committed
	# Loans	$	%
County
King, WA	46	$190.8	17.7%
Denver, CO	15	76.4	7.1%
Wasatch, UT	7	75.6	7.0%
Multnomah, OR	11	70.5	6.5%
Utah, UT	7	51.0	4.7%
Kitsap, WA	9	48.9	4.5%
Arapahoe, CO	10	48.5	4.5%
Tooele, UT	3	42.1	3.9%
Harris, TX	4	40.8	3.8%
Douglas, CO	7	40.5	3.8%
Other Counties	145	392.1	36.4%
Total	264	$1,077.2	100.0%

The Industry and Market Opportunity

Real estate investment is a capital-intensive business that relies heavily on debt capital to acquire, develop, improve, construct, renovate and maintain properties. The Company Group focuses on providing construction, development and investment loans, which is a vital segment of the U.S. housing and real estate industries. Due to structural changes in banking, regulation and monetary policies over the last decade, there has been a reduction in the number of lenders servicing this segment. The Company Group believes there is a significant market opportunity for a well-capitalized real estate finance company to originate attractively priced real estate loans secured by the underlying real estate as collateral. The Company Group further believes that the demand for relatively small real estate loans to construct, develop or invest in residential or commercial real estate held for investment located in states with favorable demographic trends presents a compelling opportunity to generate attractive risk-adjusted returns for an established, well-financed, non-bank lender such as the Company Group.

Historically, regional and community banks were the primary providers of construction financing to smaller, private builders. Over the past several decades, there has been significant consolidation within the commercial banking industry, with the number of commercial and savings institutions having decreased by 59% and 71%, respectively, since 1992, as reported by the FDIC. In addition, many traditional commercial real estate lenders that have competed for loans within Broadmark Realty’s target markets are facing tighter capital constraints due to changing banking regulations following the 2008 financial crisis. The chart below illustrates the decline in number of commercial and savings banks from 1992 to 2018:

Source: FDIC

While traditional bank construction lending has been inhibited in recent years, private residential construction spending and housing starts have largely recovered from the lows following the 2008 financial crisis. However, housing starts still remain well below historical averages. In addition, housing starts remain well below the 1.62 million annual housing starts needed to meet current demand, according to Freddie Mac. The chart below illustrates historical housing starts from 1988 to 2018 versus the minimum annual need per Freddie Mac:

Source: Federal Reserve Bank of St. Louis and Freddie Mac.

Given this confluence of market dynamics, the Company Group believes it is well positioned to capitalize and profit from these industry dynamics. Furthermore, the Company Group has been able to successfully compete in the Pacific Northwest markets since 2010, in the Mountain West markets since 2014, and the Southeast markets since 2018, notwithstanding the fact that many traditional lenders, such as banks and other institutional lenders, also service these markets.

Business and Growth Strategy

The Company Group’s business strategy is to directly originate, fund, manage, and service short-term loans secured by first mortgage liens on real property to enable it to generate attractive returns. The Company Group believes that its ability to react quickly to the needs of borrowers, flexibility in terms of structuring loans to meet the needs of borrowers, consistency and expediency in funding future construction draws, intimate knowledge of the relevant markets in which it operates, and focus on newly originated first mortgage loans positions it to generate attractive returns.

The Company Group’s strategy to achieve this objective includes the following:

•	continue to increase market share in existing states to satisfy unmet demand;
•	increase geographic footprint by focusing on non-judicial foreclosure states with favorable economic and demographic trends;
•	capitalize on opportunities created by the long-term structural changes in the real estate lending market resulting from consolidation and increased regulatory oversight of commercial banks and savings institutions;
•	continue to develop and refine real estate loan opportunities products to attract non-traditional investors;
•	form the Private REIT, generating an additional revenue stream by way of management fees to Broadmark Realty;
•	remain flexible in order to capitalize on changing sets of investment opportunities that may be present in the various points of an economic cycle; and
•	operate so as to qualify as a REIT.

Company Group Loan Portfolio

The following table highlights certain information regarding the Company Group’s combined real estate lending activities for the periods indicated ($ in millions).

	For the Six Months Ended, June 30,		For the Years Ended, December 31,
	2019	2018	2018	2017
Loans originated	70	96	194	175
Loans repaid	71	78	136	142
Number of loans outstanding	264	226	265	211
Unpaid principal balance (end of period balance)	$722.0	$410.8	$589.6	$318.1
Average outstanding loan balance ($ millions)	$2.7	$1.8	$2.2	$1.5
Weighted average contractual interest rate(1)	12.00%	12.02%	12.02%	12.03%
(1)	Does not include origination fees.

The following table sets forth the number of loans and aggregate face amount of mortgage loans originated during each of the calendar years set forth below.

Year of Origination	Number of Loans	Aggregate Face Amount(2)
2019 (through June 30)	70	$257,202,117
2018	194	647,017,014
2017	175	397,740,670
2016 and prior	566	$524,391,527
(2)	Excludes subsequent loan amendments.

The following tables set forth the number of total loans and outstanding principal balance of mortgage loans based on the intended loan purpose, and the percentage of the outstanding principal balance by purpose as compared to the total portfolio, in each case at June 30, 2019 and December 31, 2018.

	At June 30, 2019			At December 31, 2018
Loan Purpose(1)	# of Loans	Face Amount	%	# of Loans	Face Amount	%
Vertical Construction	172	$745.0	69.2%	183	$665.5	71.6%
Horizontal Development	38	201.5	18.7%	26	132.4	14.2%
Investment	54	130.7	12.1%	56	132.4	14.2%
Total	264	$1,077.2	100%	265	$930.3	100%

The following table sets forth the number of total loans and face amount based on the types of properties securing the Company Group’s mortgage loans, and the percentage of the face amount by property security of the loan as compared to the total portfolio at June 30, 2019 and December 31, 2018, respectively.

	At June 30, 2019			At December 31, 2018
Property Type(2)	# of Loans	Face Amount	%	# of Loans	Face Amount	%
For Sale Residential	140	$422.0	39.2%	153	$388.7	41.9%
For Rent Residential	26	$208.3	19.3%	26	$207.6	22.3%
Horizontal Development	45	$213.8	19.8%	32	$153.7	16.5%
Commercial/Other	25	$144.9	13.5%	23	$110.2	11.8%
Raw Land	28	$88.2	8.2%	31	$70.1	7.5%
Total	264	$1,077.2	100%	265	$930.3	100%
(1)	The Company Group categorizes its loans into three distinct purposes:
•	Vertical Construction. Loans which utilize at least 20% of face amount to fund vertical construction of residential, commercial and mixed-use properties.
•	Horizontal Development. Loans which do not fund vertical construction and utilize at least 20% of face amount to fund horizontal improvements including: initial site preparation, ground clearing, installing utilities, and road, sidewalk and gutter paving.
•	Investment Loans which do not fund vertical or horizontal construction including financings of built real estate properties or raw land.
(2)	The Company Group categorizes its loans into five property types:
•	For Sale Residential. All for sale residential product including single family homes, townhomes, condominiums and other attached product.
•	For Rent Residential. All rental residential product including multifamily rental apartments and senior housing.
•	Commercial/Other. Non-residential real estate including retail, office, industrial and hotels.
•	Horizontal Development. – Vertical construction ready sites including finished single-family lots, finished townhome lots and multifamily and commercial development sites.
•	Raw Land. Undeveloped land prior to horizontal development.

The following table highlights certain information regarding properties acquired through foreclosure and owned by the Company Group as of June 30, 2019.

No.	City	State	Property Type	Carrying Value
1	Puyallup	WA	Multi-Family Building and Site	$244,411
2	Spokane	WA	Commercial Retail	3,690,648
3	Bremerton	WA	Multi-Family Land	1,708,519
Total				$5,643,578

The following table sets forth the number of total loans and face amount of mortgage loans by state, and the percentage of the face amount by state as compared to the total portfolio at June 30, 2019 and December 31, 2018, respectively.

	June 30, 2019			December 31, 2018
State	# of Loans	Face Amount ($ millions)%		# of Loans	Face Amount ($ millions)%
WA	91	$351.3	32.5%	101	$353.8	38.1%
CO	61	$233.3	21.7%	65	213.2	22.9%
UT	33	$261.3	24.3%	29	169.6	18.2%
TX	14	$100.5	9.3%	16	81.5	8.8%
OR	12	$73.2	6.8%	15	71.8	7.7%
Other	53	$57.6	5.4%	39	40.4	4.3%
Total	264	$1,077.2	100%	265	$930.3	100.0%

Operations Overview

Loan Origination and Servicing Process

Loan Origination and Due Diligence. The Company Group is experienced in secured lending, with over 100 years of combined real estate and financial services experience of its senior management team. Its senior management team spends a significant portion of its time on borrower development as well as on underwriting, structuring and servicing the loans in the Company Group’s portfolio. A principal source of new transactions for the Company Group has been repeat business from existing and former customers and their referral of new business. When underwriting a loan, the primary focus of the Company Group’s analysis is the value of a property. Prior to making a final decision on a loan application the Company Group conducts extensive due diligence of the property as well as the borrower and its principals.

The mortgage loans originated by the Company Group generally meet the following criteria:

•	Collateral. New loans are secured by a first deed of trust on real estate.
•	Amount. Company Group loans typically range from $500,000 to $20.0 million in face value with a current average loan size at June 30, 2019 of approximately $4.1 million across the Company Group’s portfolio. New loans are subject to individual size limits and maximum exposure to a single borrower. Historically, the Company Group has generally limited any new individual loan to a maximum of 10.0% of total loans outstanding per Company and its exposure to any one single borrower or guarantor to 15.0% of total loans outstanding per Company. Going forward, the Company Group anticipates reducing these thresholds as it continues to grow its loan portfolio such that the maximum amount of any loan will be no greater than 5.0% of the combined loan portfolio and the maximum exposure to any single borrower will be no greater than 10.0% of the combined loan portfolio for any one borrower.
•	Loan to Value. The maximum loan-to-value ratio for a mortgage at origination is 65.0% as confirmed by a third party appraisal at the time the loan is originated.
•	Interest rate. A fixed rate between 10.0% and 13.0% per annum with a late fee of 10.0% of the amount outstanding and a default rate of 24.0% per annum.
•	Origination fees. Typically ranges from 3.0% to 5.0%. In addition, if the term of the loan is extended, additional points are payable upon the extension.
•	Term. Typically, three to 18 months. The Company Group may agree to extend the maturity date so long as the borrower complies with all loan covenants, financial and non-financial, and the loan otherwise satisfies its then existing underwriting criteria. If the Company Group extends the maturity date to a date that is equal to or greater than 12 months after the initial loan origination, then the loan is registered to go through the underwriting process again, including receipt and review by the Company Group of a new independent appraisal report.
•	Prepayments. A borrower may prepay the loan at any time without premium or penalty.
•	Covenants. To timely pay all taxes, insurance, assessments, and similar charges with respect to the property; to maintain hazard insurance; and to maintain and protect the property.
•	Events of default. Include: (i) failure to make payment when due; or (ii) breach of a covenant.
•	Payment terms. Interest only is payable monthly in arrears. Principal is due in a “balloon” payment at the maturity date.
•	Escrow. Generally, none required.
•	Reserves. Generally required to allow for cost overruns.
•	Holdbacks. Construction loans typically include a holdback for future construction draws which are funded in arrears following confirmation of work completion. Loans may also include a holdback for interest payments due to a lack of income generated by the real estate.

•	Security. Each loan is evidenced by a promissory note, which is secured by a first mortgage lien on real property owned by the borrower and is personally guaranteed on a recourse basis by the principals of the borrower and/or others, at the discretion of the Company Group, which guaranty may be collaterally secured by a pledge of the guarantor’s interest in the borrower or other real estate owned by the guarantor.
•	Fees and Expenses. As is typical in real estate finance transactions, the borrower pays all expenses in connection with securing the loan, including the cost of a property appraisal, the cost of an environmental assessment report, if any, the cost of credit report and all title, recording fees and legal fees.

Upon receipt of a potential borrower’s executed loan application, the Company Group will commence the underwriting process. Before approving and funding a mortgage, the Company Group undertakes extensive due diligence of the borrower, its principals, the guarantor and the property that will be mortgaged to secure the loan. Such due diligence generally includes:

•	Borrower and Guarantor Information. Review of a borrower’s credit application, operating agreement or other organizational documents, and review of business and guarantor financial statements and tax returns.
•	Confirmatory Collateral Information. Review of an independent appraisal report (customarily including market data and analysis and information regarding comparable properties), preliminary title report, tax records, documentation evidencing proper hazard insurance for improved property, and other property information. Loans secured by existing commercial properties require a Phase I environmental site assessment.
•	Project Transaction Information. Review of the property purchase and sale agreement, title insurance, itemized construction budget, building permits, building plans, and specifications and marketing plans and materials.
•	Physical Inspection. The Company Group team engages in a physical inspection of the property, which includes a check of the property’s location, characteristics, qualities, and potential value as represented by the borrower, as well as a review of the comparable properties identified in the independent appraisal report in order to confirm that the properties identified as comparable in the appraisal report are truly comparable.

Loan Servicing

The Company Group services all of its loans internally, and manages loan payments, draw requests, and loan accounting histories and records. The loan draw process in particular is an important part of the Company Group’s business as it provides borrowers with quick access to capital in order to keep their projects moving, and allows the Company Group to inspect the quality and pace of the borrower’s work. Once a borrower has submitted a draw request, the Company Group will have the project inspected to ensure that the work for which funding is being requested has been completed and in a manner satisfactory to the Company Group. In addition, any required County and City inspections are completed and lien releases from all vendors and subcontractors are collected before funds are disbursed. Although the process is thorough, Broadmark makes a point of responding to draw requests as quickly as possible as timing is of paramount importance to a project’s success.

In addition, the Company Group will conduct periodic testing, process loan payoff requests, and collect past due and delinquent payments. In the case of a loan default, the applicable manager has broad authority to take such actions as it believes best in working out the defaulted loan, including selling the defaulted loan or foreclosing on the real property serving as collateral for the loan.

Loan Funding

The Company Group’s ability to grow its business has been primarily constrained by its ability to raise equity capital. The Company Group historically has been unleveraged, has no lines of credit and has not otherwise borrowed to finance loans. Historically, the Company Group has grown its business and funded loans primarily through the use of private capital. The Company Group has contracted with its affiliate Broadmark Capital, an SEC registered broker-dealer and member of FINRA and the Securities Investor Protection Corporation, or “SIPC,” to act as a placement agent. Broadmark Capital is paid a placement fee of 1.0% at the time a referred investor’s investment is funded and is also paid a trail fee of 0.125% per quarter (0.50% per annum) after the first anniversary for as long as a referred investor’s investment remains outstanding. In certain instances, Broadmark Capital has contracted with other referring brokers who introduce additional qualifying investors. Following the completion of the Business Combination, the placing arrangement with Broadmark Capital will be terminated and payment to Broadmark Capital of the ongoing commissions will cease with respect to capital raising and trail fees. There are three small third party marketing agreements pursuant to which third party brokers will continue to earn commissions following the completion of the Business Combination.

After the completion of the Business Combination, Broadmark Realty expects to launch a private real estate lending company, referred to herein as the “Private REIT,” that anticipates electing to be taxed as a REIT at such time that it is able to comply with the various tests for qualification as a REIT. The Private REIT will be managed by a wholly-owned subsidiary of Broadmark Realty, referred to herein as the “Private REIT Manager,” which Broadmark Realty will form as a wholly owned subsidiary. The Private REIT will seek to raise capital on a private placement basis for the purpose of offering short-term, first deed of trust loans secured by real estate to real estate owners and developers to fund their acquisition, renovation, rehabilitation or development of residential or commercial properties. The Private REIT will not make residential home loans or lend to owner-occupants of residential real estate. The Private REIT will make loans in the U.S., but there are not expected to be any additional geographical limitations on the Private REIT’s lending activities. After the Business Combination, it is expected that Broadmark Realty’s management team will cause Broadmark Realty, and the Private REIT Manager will cause the Private REIT, to participate in originating new mortgages pro rata based on available capital.

Consistent with the requirements of the Investment Advisers Act of 1940, as amended, the Private REIT Manager will seek to register as an investment adviser unless an exemption from such registration is available, such as the exemption available to an adviser with less than $150 million in private fund assets under management. To the extent that the Private REIT Manager relies on such an exemption, it intends to file Form ADV with the Securities and Exchange Commission as an “exempt reporting adviser.” The Private REIT Manager is expected to receive compensation and reimbursement from borrowers and the Private REIT for originating, underwriting and servicing loans in the same manner as described above with respect to the Companies and their Management Companies. The Private REIT expects to offer limited liability company membership interests pursuant to an exemption from registration under Section 3(c)(7) of the Investment Company Act of 1940 exclusively to qualified purchasers (as defined in the Act). The Private REIT Manager expects to receive origination fees and other fee based income from borrowers, as well as residual profits interest, similar to the revenues generated by the Management Companies.

The Company Group believes that its ability to raise capital publicly and privately will enable it to access a broad and diverse universe of investors and support its ability to grow its lending platform as well as generate additional fee income. Subject to exceptions, following the completion of the Business Combination, the Private Loan REIT will participate in some or all of the new mortgages originated by the Company Group, on a pro rata basis, based on capital available for lending held by Broadmark Realty and the Private Loan REIT, thus increasing the number and size of loans that may be originated by Broadmark Realty. The Company Group believes that pro rata participation by Broadmark Realty and the Private Loan REIT in the same mortgage loans based upon their available capital will reduce potential conflicts of interest that might otherwise occur in determining whether opportunities to originate specific new mortgage should be allocated to Broadmark Realty or the Private Loan REIT.

Structure of the Business Combination

Pursuant to the Merger Agreement, at the closing of the Business Combination, (i) Merger Sub I will merge with and into Trinity, with Trinity surviving the merger (the “Trinity Merger”); (ii) immediately following the Trinity Merger, each of the Companies will merge with and into Merger Sub II, with Merger Sub II surviving the merger (the “Company Merger,” and Merger Sub II following the completion of the Company Merger is referred to as the “Mortgage Subsidiary”), and (iii) immediately following the Company Merger, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Management Company Merger,” and Trinity following the completion of the Management Company Merger is referred to as the “Company Group Internal Manager”). Upon consummation of the Business Combination, “the Company Group Internal Manager and the Mortgage Subsidiary”, the Companies the Management Companies and the Private REIT Manager will be wholly owned subsidiaries of Broadmark Realty.

The following diagram illustrates the structure of the post-combination company immediately following the Business Combination and the transactions contemplated thereby:

*	Ownership percentages on the left assume no public stockholders have redeemed their shares for cash; ownership percentages on the right assume that 12.0 million shares of common stock have been redeemed by public stockholders. Assumes no exercise of outstanding warrants or Farallon's option to acquire additional shares of common stock.

Following completion of the Business Combination, Merger Sub II will own the assets of each of the Companies, and Trinity will conduct the business of each of the Management Companies, which following the completion of the Business Combination and such merger, is referred to as the “Company Group Internal Manager.”

After the completion of the Business Combination, Broadmark Realty expects to launch a private real estate lending company, referred to herein as the “Private REIT,” that anticipates electing to be taxed as a REIT at such time that it is able to comply with the various tests for qualification as a REIT. The Private REIT will be managed by a wholly-owned subsidiary of Broadmark Realty, referred to herein as the “Private REIT Manager,” which Broadmark Realty will form as a wholly owned subsidiary. The Private REIT will seek to raise capital on a private placement basis for the purpose of offering short-term, first deed of trust loans secured by real estate to real estate owners and developers to fund their acquisition, renovation, rehabilitation or development of residential or commercial properties. After the Business Combination, it is expected that Broadmark Realty’s management team will cause Broadmark Realty, and the Private REIT Manager will cause the Private REIT, to participate in originating new mortgages pro rata based on available capital.

Upon consummation of the Business Combination, the Company Group Internal Manager and the Mortgage Subsidiary, the Companies, the Management Companies and the Private REIT Manager will be wholly owned subsidiaries of Broadmark Realty.

The Mortgage Subsidiary will be a disregarded entity for U.S. federal income tax purposes. As such, the “taxable income” of the Mortgage Subsidiary will be included in the taxable income reported by Broadmark Realty, which intends to elect to be taxed as a REIT in connection with the transaction. Additionally, an election will be made to treat the Company Group Internal Manager as a taxable REIT subsidiary, and the Company Group Internal Manager will be subject to income taxation as an ordinary corporation. The Company Group Internal Manager will manage the Mortgage Subsidiary’s real estate loan portfolio following the Business Combination. Additionally, if the Private REIT is not formed as a subsidiary of Trinity, an election will be made to treat the Private REIT Manager as a taxable REIT subsidiary, and the Private REIT Manager will be subject to income taxation as an ordinary corporation.

Competitive Strengths

The Company Group believes its competitive strengths include:

•	Established track record in construction and development financing. The Company Group has established itself as a leading provider of construction, land and development loans, referred to herein as “CLD,” loans within the market in which it operates, as demonstrated by its nine-year track record of originating over 1,000 loans totaling approximately $2.0 billion in face amount. In addition, the Company Group has an established record of paying monthly, recurring, net annualized distributions of 10% to 11% to its investors. The Company Group will seek to leverage its senior management team’s deep expertise in originating and servicing CLD loans. In addition, post-Business Combination, the Company Group believes that Broadmark Realty will be well-positioned to continue growing its loan portfolio both within its existing markets and through expansion into new markets.
•	High quality loan portfolio with attractive, unlevered all-in loan rate. The Company Group’s $1.1 billion loan portfolio (including approximately $300 million in commitments) was comprised of 264 active loans to over 200 borrowers that represented an annualized weighted average all-in loan rate of 16.8% on an unlevered basis as of June 30, 2019. The loan portfolio is currently concentrated in Texas, Colorado, Washington and Oregon, each of which is among the top 10 states in population growth since April 2010.
•	The annualized weighted average all-in loan rate was calculated based on the sum of (a) the loan’s annualized origination fee, plus (b) the loan’s stated annual interest rate, in each case based on the weighted average face amount of the 264 active loans outstanding as of June 30, 2019. The loan’s annualized origination fee is calculated as the loan’s origination fee, as a percentage of its face value, divided by the number of months in the original term of the loan, with the result multiplied by 12. This annualized rate does not reflect actual returns earned by the Company Group on its loans. The 264 active loans had a weighted average initial term of 10.1 months at June 30, 2019. The annualized weighted average all-in loan rate is intended to show the origination fees and interest rates that a borrower would pay on a loan outstanding for a whole year, as a method of comparing lenders and loan options.
•	Strategically operates and lends in attractive markets. The Company Group operates and has teams within target regions with favorable demographic trends and lender-friendly foreclosure laws allowing more efficient and quicker access to collateral in the event of borrower default. In addition, the Company recently commenced operations in the Mid-Atlantic and Southeast regions of the United States. Management believes having teams located in each specific geographic region/market provides them with a deeper understanding of each market and enhances their ability to develop and maintain relationships with its borrowers, identify attractive opportunities and be responsive to changes in local market dynamics.
•	Established direct origination platform with strong loan sourcing capabilities. The management team has extensive relationships with property developers and has closed loans with over 500 separate borrowers since inception. The Company has built a reputation with its borrowers as a dependable funding source resulting in a significant portion of repeat business from its customers – approximately 65% of active loans in PBRELF and BRELF II were to repeat borrowers. In addition to repeat business, these longstanding borrower relationships often serve as a referral source for new borrowers.
•	Robust underwriting, structuring and asset management capabilities. The management team is highly experienced in underwriting and structuring loans to meet the needs of borrowers. The Company Group manages and controls the entire loan process from origination through payoff with its own personnel and assistance from independent legal counsel, third party inspectors and appraisers with whom it has longstanding relationships. The risk management process entails regular monitoring of the collateral, contact with owners and developers, property inspections, and examining local market economic, demographic and business trends affecting real estate fundamentals. Company Group’s focus on capital preservation and rigorous underwriting has resulted in realized aggregate losses of only approximately $0.4 million or 0.02% of its total loan commitments.
•	Proven and experienced management team. The Company Group’s senior management team has an average of 18 years of experience within the real estate and financial services industries, including significant experience in originating and servicing CLD loans. Joseph Schocken, co-founded the Company

Group and prior to that served as Founder and President of Broadmark Capital where he accumulated over 40 years of investment banking and capital raising experience. Jeffrey Pyatt also co-founded the Company Group and prior to that cofounded and managed Private Lenders Group, another asset-based lender. Adam Fountain serves as Managing Director of the Company Group and is responsible for day-to-day management of the Companies. Tom Gunnison, Bryan Graf, Jordan Siao and Brian Dubin each serves as Managing Director of the Companies and will continue to focus on loan originations in their specific geographies for Broadmark Realty post Business Combination.

•	Expedient underwriting and structuring flexibility. The Company Group believes that borrowers seek to borrow funds from the Company Group based upon expeditious loan processing and certainty of execution. In exchange for such benefits, borrowers are willing to borrow from the Company Group on terms that are favorable to the Company Group, including pricing and security provided to the Company Group. As a relatively small, non-bank real estate lender, the Company Group can move quickly and has more flexibility than traditional lenders to structure loans to suit the needs of its borrowers. The Company Group believes that its ability to customize financing structures to meet borrowers’ needs is one of its key business assets.
•	Significant avenues for future growth. The Company has a pipeline containing approximately $200 million (initial face amount) of loan opportunities as of June 30, 2019 concentrated in five states. Management intends on increasing its market share within its existing target markets and expanding into additional states. The Company expects to increase annual loan originations and to fund the growth via opportunistic equity issuances and by raising private equity capital for the Private Loan REIT from third party investors. The Private REIT will be managed by a subsidiary of Broadmark Realty and will result in an additional revenue stream by way of management fees to Broadmark Realty.

Competition

Real estate lending is a competitive business. The Company Group competes for lending opportunities with a variety of institutional lenders and investors, including other “hard money” lenders, mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage banks, credit unions, insurance companies, mutual funds, pension funds, private equity real estate funds, hedge funds, institutional investors, investment banking firms, non-bank financial institutions, governmental bodies, family offices, and high net worth individuals.

The Company Group competes on the basis of borrower relationships, product offerings, loan structure, terms, and service. The Company Group’s success depends on its ability to maintain and capitalize on relationships with borrowers and their representatives, offer attractive loan terms and provide superior service.

Seasonality

While the Company Group typically originates loans year-round, incremental loan disbursements are made with greater frequency during the spring, summer and fall, when weather is generally more favorable for construction, and borrowers complete previously agreed stages of construction, allowing developers to draw down on additional amounts of capital available under their loan agreements. As a result of these more frequent disbursements, the Company Group maintains greater amounts of cash on hand to fund these disbursements during these seasons.

Intellectual Property and Proprietary Data

The Company Group’s business does not depend on exploiting or leveraging any intellectual property rights. To the extent that the Company Group owns any rights to intellectual property, it relies on a combination of state, federal, and common law trademarks, service marks, trade names, copyrights, and trade secret protection. The Company Group has not registered any trademarks, trade names, service marks, or copyrights with the United States Patent and Trademark Office.

Properties

The Company Group leases its executive offices in Seattle, Washington. The Company Group believes that these offices are adequate for its foreseeable future needs and that lease renewals and/or alternative space at comparable rental rates is available, if necessary.

Employees

As of June 30, 2019, the Company Group had approximately 30 employees in addition to the 8 principals.

Regulation and Compliance

The Company Group’s operations are subject, in certain circumstances, to supervision and regulation by state and U.S. federal government authorities, and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions. In addition, the Company Group may rely on exemptions from various requirements of the Securities Act, the Investment Company Act, and the Investment Advisers Act. These exemptions are sometimes highly complex and may, in certain circumstances, depend on compliance by third-parties who the Company Group does not control.

Regulation of Commercial Real Estate Lending Activities

In general, commercial real estate lending is a highly regulated industry in the United States and the Company Group is required to comply with, among other statutes and regulations, certain provisions of the Equal Credit Opportunity Act that are applicable to commercial loans, the USA Patriot Act, regulations promulgated by the Office of Foreign Asset Control, and U.S. federal and state securities laws and regulations. In addition, certain states have adopted laws or regulations that may, among other requirements, require licensing of lenders and financiers, prescribe disclosures of certain contractual terms, impose limitations on interest rates and other charges, and limit or prohibit certain collection practices and creditor remedies. The Company Group is required to comply with the applicable laws and regulations in the states in which it does business.

The Dodd-Frank Act

The Dodd-Frank Act made significant structural reforms to the financial services industry. For example, pursuant to the Dodd-Frank Act, various federal agencies have promulgated, or are in the process of promulgating, regulations with respect to various issues that may affect us. Certain regulations have already been adopted and others remain under consideration by various governmental agencies, in some cases past the deadlines set in the Dodd-Frank Act for adoption. The Company Group does not believe any regulations adopted under the Dodd-Frank Act apply to it. However, it is possible that regulations that will be adopted in the future will apply to the Company Group or that existing regulations will apply to it as its business evolves.

Investment Company Act Exemption

Although the Company Group reserves the right to modify its business methods at any time, it is not currently required to register as an investment company under the Investment Company Act. However, the Company Group cannot assure you that its business strategy will not evolve over time in a manner that could subject it to the registration requirements of the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40.0% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities” are, among other things, securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exclusion from the definition of “investment company” set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

Following the completion of the Business Combination, it is contemplated that Broadmark Realty will conduct operations so that it will not be required to register as an investment company under the Investment Company Act. Broadmark Realty will conduct business primarily through wholly-owned subsidiaries. In order for Broadmark Realty to comply with Section 3(a)(1)(C), the securities issued by any wholly-owned or majority-owned subsidiaries that are excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities that it may own, may not have a value in excess of 40.0% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Broadmark Realty will monitor its holdings to ensure continuing and ongoing compliance with this test. Additionally, the Company Group believes that Broadmark Realty will not be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because Broadmark Realty will not engage primarily, or propose to engage primarily, or hold itself out as being engaged primarily, in the business of investing, reinvesting, or trading in securities. Rather, the Company Group expects Broadmark Realty to be primarily engaged in the non-investment company business of its wholly-owned subsidiaries.

The Company Group expects the Mortgage Subsidiary to qualify for the exclusion from the definition of “investment company” pursuant to Section 3(c)(5)(C) of the Investment Company Act, which provides an exclusion for companies engaged primarily in investments in mortgages and other liens on or interests in real estate. To qualify for the exclusion pursuant to Section 3(c)(5)(C), based on positions set forth by the staff of the SEC, the Mortgage Subsidiary will generally be required to hold at least (i) 55.0% of its assets in qualifying real estate assets and (ii) at least 80.0% of its assets in qualifying real estate assets and real estate-related assets. Provided that the Mortgage Subsidiary is able to maintain this exclusion, Broadmark Realty’s interests in Mortgage Subsidiary will not constitute “investment securities.” Broadmark Realty intends to rely on guidance published by the SEC staff or on its analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets for purposes of Section 3(c)(5)(C).

Legal Proceedings

The Company Group is involved in legal proceedings which arise in the ordinary course of business. It believes that the outcome of such matters, individually and in the aggregate, will not have a material adverse effect on its business, financial condition and results of operations.

THE COMPANY GROUP MANAGEMENT

The executive officers of the Company Group are as follows:

Name	Age	Position
Joseph L. Schocken	73	Principal Executive Officer of the Company Group
Jeffrey B. Pyatt	60	President of MgCo I
Adam J. Fountain	40	Partner in the Management Companies
Joanne Van Sickle	64	Controller of the Management Companies
Bryan Graf	32	Managing Partner of MgCo I
Tom Gunnison	35	Managing Partner of MgCo II
Jordan Siao	29	Managing Partner of MgCo III
Brian Dubin	42	Managing Partner of MgCo IV

Joseph L. Schocken has served as Chief Executive Officer of the Company Group since he founded the company in 1987, and also serves as President of Broadmark Capital, LLC. In 2010, Mr. Schocken was a co-founder of Pyatt Broadmark Management, LLC. In addition, Mr. Schocken has served as a member of the board of directors of each of the Companies since their inception and, directly or indirectly through an entity, as a member of the board of managers of each of the Management Companies since their inception. Mr. Schocken has guided Broadmark Capital, LLC’s corporate finance practice through private equity transactions and now leads the merchant banking and family office activities, where he oversees the handling of a portfolio of private and public company holdings. Prior to forming Broadmark Capital, LLC and Pyatt Broadmark Management, LLC, Mr. Schocken helped form Broadmark Asset Management Company. He has previously advised and assisted in the development of capital formation strategy for multiple public and private companies. Mr. Schocken is interested in national economic policy, has served as an appointee of President Obama to the National Advisory Council on Innovation and Entrepreneurship, has written several white papers and articles on capital formation which have led to testimony before committees at both the U.S. House and Senate, and is recognized as one of the driving forces behind the 2011 JOBS Act. He serves on the AIPAC National Council, DNC National Finance Committee, and the Seattle Affordable Middle Income Housing Council. Mr. Schocken received a B.A. from the University of Washington and an M.B.A. from the Harvard Business School.

Jeffrey B. Pyatt has served as President of MgCo I since he co-founded it in 2010 and has served as a member of the board of directors of each of the Companies since their inception and, directly or indirectly, as a member of the board of managers of each of the Management Companies since their inception. Prior to founding MgCo I, Mr. Pyatt co-founded and managed a private lending fund, Private Lenders Group, from 2004 to 2009. Mr. Pyatt has served on the boards for three different Boys and Girls Clubs as well as numerous other non-profits. Mr. Pyatt received a B.S. in accounting from the University of Denver and a master’s degree in taxation from the University of Denver College of Law.

Adam J. Fountain is a partner in each of the Management Companies and oversees day to day management of the Companies. In addition, he serves as a member of the loan review committee and as a member of the board of directors of each of the Companies. He has served as Managing Director at Broadmark Capital since 2013, where he is responsible for investor and client sourcing, transaction management and all activities related to Broadmark Capital’s merchant banking function. Mr. Fountain originally joined Broadmark Capital in 2003 as an associate focused on client sourcing and transaction management in the life sciences sector and has held positions of increasing responsibilities with Broadmark Capital since then. Prior to joining Broadmark Capital, Mr. Fountain was an associate at L.E.K. Consulting, an international strategic consulting firm from 2001 to 2003. Since 2017, Mr. Fountain has served on the Seattle Opera board of directors and currently serves as the chair of the development committee. Mr. Fountain received a B.A. in international relations from Stanford University.

Joanne Van Sickle has served as Controller for the Management Companies since 2010. In addition, she has served as a member of the board of directors of each of the Companies since their inception. Prior to joining the Company Group, Ms. Van Sickle worked from 2005 through 2010 as a controller for a Washington based private lending fund, Private Lenders Group. Prior to that, Ms. Van Sickle maintained a private accounting practice from 1991 to 2004. Ms. Van Sickle began her career in 1983 serving as a CPA in the auditing department of Touche Ross. Ms. Van Sickle has served as a member of the board of directors for The Glaser Foundation since 2016, and was the organization’s administrator from 1991 to 2015. Ms. Van Sickle received a B.A. from Central Washington University.

Bryan Graf has served as Managing Partner of MgCo I since 2018, where he oversees final loan underwriting and manages new loan origination. Mr. Graf originally joined MgCo I in 2012 as head of origination and lead underwriter. Prior to joining MgCo I, Mr. Graf spent three years at Ewing and Clark, Inc., where he was responsible for managing a personal real estate portfolio. Mr. Graf has served on the board of directors of the Wallingford Boys and Girls Club since 2013. He is a licensed real estate broker in Washington State. Mr. Graf received a B.A. in business administration from the University of Washington.

Thomas J. Gunnison has served as Managing Partner of MgCo II since March 2014, where he is responsible for loan origination, preliminary underwriting and portfolio management. Prior to joining MgCo II, Mr. Gunnison worked for Re/Solve Funding, a private real estate lender, from 2013 to 2014 where he was responsible for loan originations and account maintenance. Mr. Gunnison began his career in 2010 as an attorney at The Hustead Law Firm in Denver, Colorado where he was employed from 2010 to 2012. Mr. Gunnison received a B.S. from St. Louis University, and received a J.D. from the School of Law at Washington University in St. Louis.

Jordan Siao has served as a Managing Partner of MgCo III since 2018, where he oversees loan origination, underwriting and portfolio management. Mr. Siao originally joined MgCo I in 2015 as a member of the underwriting department, where he was responsible for sourcing and underwriting loans and later moved into asset management where he focused on portfolio optimization. Prior to joining MgCo I, Mr. Siao served as a senior analyst at Colony Capital from 2012 to 2015, where his responsibilities included asset management of a rental portfolio that spanned nationwide disposition strategy and underwriting for new acquisitions. Mr. Siao received a B.S. in business administration from the George L. Argyros School of Business and Economics at Chapman University.

Brian Dubin has served as Vice President of Loan Origination for MgCo IV since 2019. Prior to that, he was a Vice President and director of business development at BlueWater Funding, a commercial private lender from 2009 to 2019. Mr. Dubin began his career at First Madison Mortgage Corporation where he served as Senior Vice President and Partner, responsible for market research, loan sourcing and underwriting as well as daily operations from 2003 to 2007. Mr. Dubin received a B.A. in communications from the University of Wisconsin-Madison.

Named Executive Officer Compensation

The named executive officers of the Company Group in 2018 were (i) Joseph L. Schocken, the principal executive officer of the Company Group, a director of each Company and a manager of each Management Company, and, through an affiliate, an equity member in each Management Company, (ii) Jeffrey B. Pyatt, President of MgCo I, a director of each of the Companies and a manager of each Management Company, and through an affiliate, an equity member in each Management Company, and (iii) Joanne Van Sickle, the Controller of the Management Companies, a director of each Company, and an equity member in each Management Company. The named executive officers (or their affiliated entity) generally receive compensation for their services to the Management Companies through distributions by such entities of revenues generated from fee based income produced by mortgages originated by, and distributions of residual profits from, the Companies.

Additional informational regarding the named executive officers’ compensation follows.

Joseph L. Schocken. Mr. Schocken was not paid any salary or benefits for the services he rendered to the Company Group in 2018. Instead, through his indirect ownership of an equity membership interest in each of the Management Companies, he received distributions of profit from each entity.

Jeffrey B. Pyatt. As an equity member of each of the Management Companies, Mr. Pyatt received distributions of profit from each entity. Mr. Pyatt also received health and welfare benefits from MgCo I. The cost of the health and welfare benefits was offset against distributions that he otherwise would have received from MgCo I.

Joanne Van Sickle. As an equity member of each of the Management Companies, Ms. Van Sickle received distributions of profit from each entity. In addition, she was paid on an hourly basis for her service as Controller of each of the Management Companies in the aggregate amount of $139,968. Ms. Van Sickle also received health and welfare benefits from MgCo I, the cost of which was offset against distributions that she otherwise would have received MgCo I.

Summary Compensation Table

The following table provides information regarding the 2018 compensation of the principal executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	All Other Compensation(1)		Total
Joseph L. Schocken	2018	—	—	—	—	—	$8,669,797		$8,669,797
Jeffrey B. Pyatt	2018	—	—	—	—	—	8,669,797	(2)	8,669,797
Joanne Van Sickle	2018	139,968	—	—	—	—	2,067,550	(3)	2,207,518
(1)	The amounts in the All Other Compensation column reflect the aggregate amount of distributions received by each named executive officer from the Management Companies.
(2)	The cost of the health and welfare benefits were offset against distributions that Mr. Pyatt received, and are not included in the amount set forth above.
(3)	Ms. Van Sickle received certain benefits from MgCo I, the cost of which was deducted from distributions of profits that she otherwise would have received from MgCo I.

Outstanding Equity Awards at Fiscal Year-End

The named executive officers did not have any outstanding equity awards granted by any Management Companies at December 31, 2018.

Payments upon Separation from the Company Group

None of the named executive officers receives any additional compensation in the event of termination, resignation or in connection with a change of control.

Executive Officer Compensation following the Business Combination

Broadmark Realty has entered into new employment agreements with each of the Management Companies’ executive officers which will become effective upon the completion of the Business Combination. For a description of these agreements see “Management Following the Business Combination—Director and Officer Compensation.”

Director Compensation for 2018

No member of the board of directors of the Companies or any managing principal of the Management Companies received any additional compensation for serving in such capacity in 2018.

COMPANY GROUP MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. You should read this discussion and analysis together with the consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus for each of PBRELF I, BRELF II, BRELF III, BRELF IV and MgCo I, MgCo II, MgCo III and MgCo IV. In this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” references to the “Company Group,” refers to the Companies and the Management Companies and their respective subsidiaries, collectively.

Company Group Overview

The Company Group is a commercial real estate finance company that, upon consummation of the Business Combination, will be structured as an internally-managed REIT. Based in Seattle, the Company Group offers short-term, first deed of trust loans, secured by real estate to fund the construction and development of, or investment in, residential or commercial properties. The Company Group operates in select states that it believes to have favorable demographic trends, providing more efficient and quicker access to collateral in the event of borrower default. Since its inception in 2010, the Company Group has originated over 1,000 loans with an aggregate value of approximately $2.0 billion. As of June 30, 2019, the Company Group’s combined portfolio of active loans had approximately $1.1 billion of principal commitments outstanding across 264 loans to over 200 borrowers in ten states and the District of Columbia, of which approximately $0.7 billion was funded.

Historically, the Company Group has funded the growth of its real estate loan portfolio with private capital. Since its inception, the Company Group has consistently delivered to its investors monthly distributions ranging from 10.0% to 11.0% on an annualized basis. In the past, the Company Group has not used debt leverage to finance its loans, and as of June 30, 2019, it had no debt outstanding. The Company Group believes that this has been an important element in its successful track record.

Properties securing Company Group’s loans are generally classified as either residential or commercial properties, or undeveloped land, and are typically not income producing. Each loan is secured by a first mortgage lien on real estate. The Company Group’s lending policy limits the amount of the loan to a maximum loan-to-value (“LTV”) ratio of up to 65.0% of the appraised value of the underlying collateral as determined by an independent appraiser at the time of the loan origination. As of June 30, 2019, the average LTV across the Company Group’s active loan portfolio was less than 60.0% of appraised value. In addition, each loan is also personally guaranteed on a recourse basis by the principals of the borrower, and/or others at the discretion of the Company Group to further help ensure that the Company Group will receive full repayment of the loan. The guaranty may be collaterally secured by a pledge of the guarantor’s interest in the borrower or other real estate or assets owned by the guarantor. Since 2010, the Company Group has realized aggregate losses on defaulted loans of approximately $441 thousand through June 30, 2019 or 0.02% of its total loan commitments. By contrast, the Company Group has recognized total income on defaulted loans of $11.3 million over the same period, $1.8 million of which was recognized subsequent to the default date.

The Company Group’s loans typically range from $500,000 to $20.0 million in face value (average of $4.1 million at June 30, 2019), bear interest at a fixed annual rate of 10.0% to 13.0% and have initial terms typically ranging from 6 to 18 months in duration (which may be renewed or extended before the expiration of the loan’s term). The Company Group usually receives loan origination fees, or “points,” typically ranging from 3.0% to 5.0% of the original principal amount of the loan, along with loan renewal fees, each of which varies in amount based upon the term of the loan, among other things including quality of the borrower and the underlying real estate. In addition to loan origination fees the Company Group receives renewal fees and late fees paid by borrowers, and/or is reimbursed by borrowers for costs associated with services provided by the Company Group, such as closing costs, collection costs on defaulted loans and construction draw inspection fees.

Until the completion of the Business Combination, the Company Group will continue to operate the Companies separately, each with an external manager. Information regarding the four Companies follows.

PBRELF I, LLC. PBRELF I, LLC (“PBRELF I”) commenced operations in 2010 with a focus on originating loans in the Pacific Northwest region of the United States. PBRELF I is managed by Pyatt Broadmark Management, LLC (“MgCo I”). At June 30, 2019, PBRELF I had 113 loans outstanding with an aggregate face value of approximately $456.6 million.

BRELF II, LLC. BRELF II, LLC, referred to herein as “BRELF II,” commenced operations in 2014 with a focus on the Mountain West region of the United States. BRELF II is managed by Broadmark Real Estate Management II, LLC, referred to herein as “MgCo II.” At June 30, 2019, BRELF II had 108 loans outstanding with an aggregate face value of approximately $595.1 million.

BRELF III, LLC. BRELF III, LLC, referred to herein as “BRELF III,” commenced operations in 2018 with a focus on the Southeast region of the United States. BRELF III is managed by Broadmark Real Estate Management III, LLC, referred to herein as “MgCo III.” At June 30, 2019, BRELF III had 41 loans outstanding with an aggregate face value of approximately $23.0 million.

BRELF IV, LLC. BRELF IV, LLC, referred to herein as “BRELF IV,” commenced operations in 2019 with a focus on the Mid-Atlantic region of the United States. BRELF IV is managed by Broadmark Real Estate Management IV, LLC, referred to herein as “MgCo IV.” At June 30, 2019, BRELF IV had two loans outstanding with an aggregate face value of approximately $2.5 million.

PBRELF I and BRELF II elected to be taxed as REITs in 2018, and BRELF III expects to elect to be taxed as a REIT with the filing of its tax return for 2019. BRELF IV anticipates electing to be taxed as a REIT with the filing of its tax return for 2019, assuming it is in compliance with the various tests for qualification as a REIT.

The Company Group Revenues Prior to the Business Combination

The capitalization of each Company comprises preferred units, referred to herein as the “preferred units,” and a single common unit held by its Management Company, referred to herein as the “common unit.” The preferred units of each Company are held by individuals and institutions, including certain equity owners of the Management Companies who invest their personal capital on the same terms and conditions as all Members holding preferred units.

To the extent available, the preferred unit holders first receive, on a monthly basis, 20% of all loan fees (including origination fees, renewal fees, extension fees and late fees) and other fee-based income paid by borrowers under the mortgages made or acquired by the Companies, referred to herein as “fee based income.” Preferred unit holders then receive 100% of distributable cash (as defined below) until total distributions to preferred unit holders (including any distributions of fee based income) equal a preferred return of 0.50% per month (6.0% per annum), referred to herein as the “preferred return.” Thereafter, preferred unit holders will receive 80% of any remaining distributable cash in excess of the preferred return. Distributable cash includes interest income on mortgage loans, 20% of fee based income, and other items of income from the operation of the Company’s business or gains on sale of real property less expenses, reserves for estimated accrued expenses or liabilities and write-downs of defaulted mortgages, if any, referred to herein as “distributable cash.” Distributable cash excludes proceeds from the repayment, refinancing or sale of mortgages, proceeds from the sale of real property (except to the extent of any gain therefrom) or proceeds arising from contributions of capital upon the admission of new members.

Pursuant to the terms of the limited liability company agreement of each Company, the applicable Management Company receives 80% of all fee based income. In addition, as the owner of the common units of each Company, the applicable Management Company receives monthly distributions equal to 20% of distributable cash in excess of the preferred return.

Distributions of distributable cash, fee based income, and the preferred return are not guaranteed, and are only paid to the extent earned by the Companies.

Each Company’s limited liability company agreement provides for the applicable Management Company to be reimbursed directly by borrowers for costs associated with services provided by the Management Company, such as closing costs, collection costs on defaulted loans and fees for required inspections before construction draws are funded. In addition, each Management Company is entitled to receive payment for, or reimbursement of, the applicable Company’s direct expenses, loans or advances of funds by the Management Company to the applicable Company and certain indemnification costs and expenses. “Direct expenses” are those expenses directly related to or imposed on the applicable Company, including business and occupation taxes, auditing, tax advisory and tax filing preparation, and general legal, accounting and other similar ordinary professional fees, but does not include any operating expenses related to the ordinary and necessary expenses incurred in the loan operation process on a day-to-day basis.

Business Combination Consolidation

As part of the Business Combination, each of the Companies will merge with and into Merger Sub II, a wholly owned Delaware limited liability company subsidiary of Broadmark Realty, with Merger Sub II being the surviving entity in the merger. Additionally, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity in the mergers. Trinity will elect, as of the date of the Mergers, to be a taxable REIT subsidiary, or “TRS,” and will be subject to corporate income taxation on the fee and other income earned in connection with the origination, underwriting, and servicing of the loans made by Broadmark Realty and the Companies.

As a result of these mergers, the Companies and Management Companies will be wholly owned subsidiaries of Broadmark Realty. Following the mergers, Broadmark Realty will be an internally managed REIT and, as a result, fee income previously earned by the external managers of the Companies will be retained for the benefit of Broadmark Realty’s shareholders.

The Company Group’s real estate lending business will be Broadmark Realty’s sole business following the completion of the Business Combination and the individual members and portfolio managers of the Management Companies will continue as Broadmark Realty’s management team (with certain additions made in connection with the change in structure). Broadmark Realty expects to continue to originate, underwrite and fund the same types of real estate mortgages that the Companies have in the past, except that Broadmark Realty will have the authority to make loans on a national basis, compared to each Company, which is limited to making loans in a specific geographic region. Initially, Broadmark Realty intends to focus on originating new loans in the same regions where the Companies currently lend. Broadmark Realty also plans to continue the Company Group’s disciplined loan underwriting and servicing process.

New Private REIT

After the completion of the Business Combination, Broadmark Realty expects to organize a private real estate lending company, referred to herein as the “Private REIT,” that anticipates electing to be taxed as a REIT at such time that it is able to comply with the various tests for qualification as a REIT. The Private REIT will be managed by a wholly-owned subsidiary of Broadmark Realty, referred to herein as the “Private REIT Manager.” The Private REIT will seek to raise capital on a private placement basis for the purpose of offering short-term, first deed of trust loans secured by real estate to real estate owners and developers to fund their acquisition, renovation, rehabilitation or development of residential or commercial properties. The Private REIT will not make residential home loans or lend to owner-occupants of residential real estate. The Private REIT will make loans in the U.S., but there are not expected to be any additional geographical limitations on the Private REIT’s lending activities. Consistent with the requirements of the Investment Advisers Act of 1940, as amended, the Private REIT Manager will seek to register as an investment adviser unless an exemption from such registration is available, such as the exemption available to an adviser with less than $150 million in private fund assets under management. To the extent that the Private REIT Manager relies on such an exemption, it intends to file a Form ADV with the Securities and Exchange Commission as an “exempt reporting adviser.” The Private REIT Manager is expected to receive compensation and reimbursement from borrowers and the Private REIT for originating, underwriting and servicing loans in the same manner as described above with respect to the Companies and their Management Companies. The Private REIT expects to offer limited liability company membership interests pursuant to an exemption from registration under Section 3(c)(7) of the Investment Company Act of 1940 exclusively to qualified purchasers (as defined in the Act). The Private REIT Manager expects to receive origination fees and other fee based income from borrowers, as well as residual profits interest, similar to the revenues generated by the Management Companies.

Following the completion of the Business Combination, it is expected that the Private REIT will participate in some or all of the new mortgages originated by the Company Group, on a pro rata basis, based on capital available for lending held by Broadmark Realty and the Private REIT, thus increasing the number and size of loans that may be originated by Broadmark Realty. The Company Group believes that pro rata participation by Broadmark Realty and the Private REIT in the same mortgage loans will reduce potential conflicts of interest that might otherwise occur in determining whether opportunities to originate specific new mortgage should be allocated to Broadmark Realty or the Private REIT.

Please see “Selected Unaudited Pro Forma Condensed Combined Financial Information” for information regarding the Company Group’s financial results on a consolidated pro forma basis.

Key Indicators of Financial Condition and Operating Performance

The Company Group’s operating performance is primarily driven by the following factors:

Interest income earned on our loans. A primary source of our revenue is interest income earned on its loan portfolio. Our Loans typically bear interest at a fixed annual rate of 10% - 13%, paid monthly through cash payments or interest reserves. As the Company Group currently has no debt outstanding, it has no borrowing costs making its gross interest income earned on its loans equivalent to its net interest income.

Fees and other revenue recognized from originating and servicing our loans. Fee income is comprised of loan origination fees, loan renewal fees and inspection fees. The majority of fee income is comprised of loan origination fees or “points,” which typically range from 3.0% to 5.0% of the original principal amount of the loan and is earned at closing of the loan. In addition to origination fees, the Company Group earns loan renewal fees when maturing loans are renewed or extended. Loans are only renewed or extended if the loan is not in default and satisfies our underwriting criteria, including, our maximum LTV ratio of up to 65% of the appraised value as determined by an independent appraiser at the time of loan origination, or based on an updated appraisal if required. The Company Group also earns inspection fees when an inspection of work progress is required to fund a loan draw, although inspection fees are typically passed on to pay third party inspectors.

Loan originations. Our operating performance is heavily dependent upon our ability to originate new loans to invest new capital and re-invest returning capital from loans being repaid. Given the short-term nature of our loans, loan principal is repaid on a faster basis than other types of lenders, making our originations function an important factor in our success.

Credit quality of our loan portfolio. Maintaining the credit quality of the loans in our portfolios is of critical importance as loans that do not perform in accordance with their terms may have a negative impact on earnings and liquidity. From 2010 through June 30, 2019, a total of 32 loans out of more than 1,000 loans have been placed into default, and only 3 loans have resulted in aggregate losses of $441 thousand or 0.02% of total loan commitments during the same period.

Principal Factors Affecting the Company Group’s Results from Operations

As a commercial real estate finance company, our results are affected by factors such as changes in economic climate, demand for housing, population trends, construction costs and the availability of real estate financing from other lenders. These factors may have an impact on our ability to originate new loans or the performance of our existing loan portfolio.

Results from Operations

PBRELF I

Six Months Ended June 30, 2019 as compared to the Six Months Ended June 30, 2018

Total Revenue and Total Investment Income

PBRELF I’s total revenues and total investment income for the six months ended June 30, 2019 and June 30, 2018, respectively, consisted of interest income on the loans that it funded and fee income which represented 20% of fee based income. PBRELF I experienced demand from qualified borrowers for its capital in excess of available lending capacity between the periods ending June 30, 2018 and June 30, 2019. During those periods, PBRELF’s Manager, MgCo I, raised new capital by issuing additional preferred units in PBRELF I, and deployed that capital in a manner that grew the total principal and face amount of mortgage notes receivable, and the interest earned thereon. The number of loans outstanding and their average face amount for PBRELF I as of June 30, 2019 was 113 and $4.0 million respectively compared with 110 and $3.1 million respectively as of June 30, 2018. The following table sets forth the components of total revenue and total investment income earned by PBRELF I in the six months ended June 30, 2019 and June 30, 2018, respectively ($ in thousands):

	For the Six Months Ended June 30,		Increase / (Decrease)
	2019	2018	$	%
Interest income	$20,969	$13,953	$7,016	50.3%
Fee income	1,796	1,368	428	31.3%
Other	—	—	—
Total Revenue	$22,765	$15,321	$7,444	48.6%

Total revenue increased $7.4 million, or 48.6%, to $22.8 million for the six months ended June 30, 2019 from $15.3 million for the six months ended June 30, 2018. During the six months ended June 30, 2019, PBRELF I originated 30 new loans representing approximately $87.3 million in total principal commitment with an average commitment per loan of approximately $2.9 million and with the largest individual loan commitment amounting to $15.8 million. During the same period, PBRELF I had 41 loans repaid representing approximately $112.7 million in total principal commitment and representing an average commitment per loan of $2.7 million. By comparison, for the six months ended June 30, 2018, PBRELF I originated 39 new loans representing approximately $115.2 million in total principal commitment with an average commitment per loan of approximately $3.0 million and with the largest individual loan commitment amounting to $21.2 million. During the same period in 2018, PBRELF I had 40 loans repaid representing approximately $85.8 million in total principal commitment and representing an average commitment per loan of $2.1 million.

Interest income increased $7.0 million, or 50.3%, to $21.0 million for the six months ended June 30, 2019 from $14.0 million for the six months ended June 30, 2018. The increase is primarily attributable to a net increase in average loans outstanding during the period.

Fee income increased $428 thousand, or 31.3%, to $1.8 million for the six months ended June 30, 2019 from $1.4 million for the six months ended June 30, 2018. The increase is primarily attributable to an increase in volume of loans originated during the period ended June 30, 2019 compared to the same period in the prior year.

Total Expenses

The following table sets forth the components of total expenses for PBRELF I in the six months ended June 30, 2019 and June 30, 2018, respectively ($ in thousands):

	For the Six Months Ended June 30,		Increase / (Decrease)
	2019	2018	$	%
Provision for (reversal of) loan losses	$240	$340	$(100)	(29.4)%
Real estate properties, net of gains	686	—	686	—
Professional fees	254	68	186	273.5%
Excise taxes and licenses	126	38	88	231.6%
Other	11	10	1	10.0%
Total Expenses	$1,317	$456	$861	188.8%

Total expenses paid by PBRELF I increased $861 thousand, or 188.8%, to $1.3 million for the six months ended June 30, 2019 from $456 thousand for the six months ended June 30, 2018. The increase is primarily comprised of expenses related to real estate properties losses of $686 thousand, compared with $0 in the period ending June 30, 2018. Based on preliminary estimates, in the quarter ended September 30, 2019, PBRELF I expects to record approximately $2.5 million of additional provision for loan losses and approximately $0.2 million of write down on investments in real estate property.

Net Income

For the six months ended June 30, 2019, PBRELF I generated approximately $21.5 million in net income, representing an increase of $6.6 million, or 44.3%, as compared to the net income of $14.9 million for the six months ended June 30, 2018. The increase is primarily attributable to an increase in average loans outstanding during the six month period ended June 30, 2019 compared to the prior year period.

Year Ended December 31, 2018 as compared to Year Ended December 31, 2017

Total Revenue and Total Investment Income

PBRELF I’s Total revenues and Total investment income for the years ended December 31, 2018 and 2017, respectively, consisted of interest income on the loans that it funded and fee income which represented 20% of fee based income. PBRELF I was able to earn meaningfully more interest income for the year ending 2018, compared with the year ending December 31, 2017 as a result of underwriting, funding, and holding a larger principal and face amount of loans. The company was able to increase its loan portfolio by timing the issuance of additional preferred units, generally corresponding with demand for credit. The following table sets forth the components of Total revenue and Total investment income earned by PBRELF I in the years ended December 31, 2018 and December 31, 2017, respectively ($ in thousands):

	For the Years Ended December 31,		Increase / (Decrease)
	2018	2017	$	%
Interest income	$31,795	$20,731	$11,064	53.4%
Fee income	3,623	2,381	1,242	52.2%
Other	—	—
Total Revenue / Total Investment Income	$35,418	$23,112	$12,306	53.2%

Total revenue increased $12.3 million, or 53.2%, to $35.4 million for the year ended December 31, 2018 from $23.1 million for the year ended December 31, 2017. During the year ended December 31, 2018, PBRELF I originated 85 new loans representing approximately $305.7 million in total principal commitment with an average commitment per loan of approximately $3.6 million and with the largest individual loan commitment amounting to $23.2 million. During the same period, PBRELF I had 72 loans repaid representing approximately $178.4 million in total principal commitment and representing an average commitment per loan of $2.4 million. By comparison, for the year ended December 31, 2017, PBRELF I originated 91 new loans representing approximately $237.0 million in total principal commitment with an average commitment per loan of approximately $2.6 million and with the largest individual loan commitment amounting to $17.8 million. During the same period, PBRELF I had 89 loans repaid representing approximately $130.4 million in total principal commitment and representing an average commitment per loan of $1.5 million.

Interest income increased $11.1 million, or 53.4%, to $31.8 million for the year ended December 31, 2018 from $20.7 million for the year ended December 31, 2017. The increase is primarily attributable to an increase in the average loan balance outstanding during the year.

Fee income increased $1.2 million, or 52.2%, to $3.6 million for the year ended December 31, 2018 from $2.4 million for the year ended December 31, 2017. The increase is primarily attributable to an increase in the principal amount of loan originations compared to the prior year.

Total Expenses

The following table sets forth the components of Total expenses for PBRELF I in the years ended December 31, 2018 and December 31, 2017, respectively ($ in thousands):

	For the Years Ended December 31,		Increase / (Decrease)
	2018	2017	$	%
Provision for loan losses	$1,616	$—	$1,616	—
Real estate properties, net of gains	(398)	—	(398)	—
Professional fees	273	140	133	95.0%
Excise taxes and licenses	115	43	72	167.4%
Other	19	15	4	26.7%
Total Expenses	$1,625	$198	$1,426	720.2%

Total expenses paid by PBRELF I increased $1.4 million, or 720.2%, to $1.6 million for the year ended December 31, 2018, from $198 thousand for the year ended December 31, 2017. The increase is primarily comprised of provisional charges for loan losses in the amount of $1.6 million, partially offset by a $398 thousand gain booked on the disposition of a real estate asset.

The provisional charges for loan losses are primarily attributable to PBRELF I’s REIT status election on October 1, 2018, which caused it to cease to use the guidelines of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 946 (“ASC 946”). As a result, the provision for loan losses is included as an expense for the year ended December 31, 2018, whereas for the year ended December 31, 2017, the provision for loan losses was included as an adjustment to Net investment income under ASC 946.

Net Income

Due to the PBRELF I’s REIT election on October 1, 2018, the financial statements as of and for the year ended December 31, 2018 reflect net income in accordance with accounting principles generally accepted under U.S. GAAP. For the years ended December 31, 2017 and 2016, PBRELF I met the ASC 946 guidelines, which caused it to report Net increase to members’ equity from operations, which is compared to 2018 net income.

For the year ended December 31, 2018, PBRELF I generated approximately $33.8 million in Net income, representing an increase of $11.3 million, or 50.6%, as compared to the Net increase in member’s equity from operations of $22.5 million for the year ended December 31, 2017. The increase is primarily attributable to an increase in the average loan balance outstanding during the period.

Year Ended December 31, 2017 as compared to Year Ended December 31, 2016

Total Investment Income

PBRELF I’s Total investment income for the years ended December 31, 2017 and 2016 consisted of interest income on the loans that it funded and fee income which represented 20% of fee based income. The following table sets forth the components of Total investment income earned by PBRELF I in the years ended December 31, 2017 and December 31, 2016 ($ in thousands):

	For the Years Ended December 31,		Increase / (Decrease)
	2017	2016	$	%
Interest income	$20,731	$17,847	$2,884	16.2%
Fee income	2,381	1,816	565	31.1%
Other	—	3	(3)	(100.0)%
Total Investment Income	$23,112	$19,666	$3,446	17.5%

Total investment income increased $3.4 million, or 17.5%, to $23.1 million for the year ended December 31, 2017 from $19.7 million for the year ended December 31, 2016. During the year ended December 31, 2017, PBRELF I originated 91 new loans representing approximately $237.0 million in total principal commitment with an average commitment per loan of approximately $2.6 million and with the largest individual loan commitment amounting to $17.8 million. During the same period, PBRELF I had 89 loans repaid representing approximately $130.4 million in total principal commitment and an average commitment per loan of $1.5 million. By comparison, for the year ended December 31, 2016, PBRELF I originated 100 new loans representing approximately $128.3 million in total principal commitment with an average commitment per loan of approximately $1.3 million and with the largest individual loan commitment amounting to $14.7 million. During the same period, PBRELF I had 122 loans repaid representing approximately $102.0 million in total principal commitment and representing an average commitment per loan of $836 thousand.

Interest income increased by $2.9 million, or 16.2%, to $20.7 million for the year ended December 31, 2017 from $17.8 million for the year ended December 31, 2016. The increase is primarily attributable to an increase in average loan balance outstanding during the year.

Fee income increased by $564 thousand, or 31.1%, to $2.4 million for the year ended December 31, 2017 from $1.8 million for the year ended December 31, 2016. The increase is primarily attributable to an increase in the volume of loans originated during the year compared to the prior comparable period.

Total Expenses

The following table sets forth the components of Total expenses for PBRELF I in the years ended December 31, 2017 and December 31, 2016, respectively ($ in thousands):

	For the Years Ended December 31,		Increase / (Decrease)
	2017	2016	$	%
Professional Fees	$140	$93	$47	50.5%
Taxes	43	103	(60)	(58.2)%
Other	15	19	(4)	(21.1)%
Total Expenses	$198	$215	$(17)	(7.9)%

Total expenses decreased by $17 thousand, or (7.9)%, to $198 thousand for the year ended December 31, 2017 from $215 thousand for the year ended December 31, 2016. The decrease resulted primarily from a reduction in the amount of tax Expenses, partially offset by an increase in Professional Fees.

Net Revenue

Net revenue increased by $3.5 million, or 17.8%, to $22.9 million for the year ended December 31, 2017 from $19.5 million for the year ended December 31, 2016. The increase is primarily attributable to an increase in average loan balance outstanding during the period.

Liquidity and Capital Resources

Overview

PBRELF I’s primary liquidity needs include ongoing commitments to fund its lending activities and future funding obligations, making distributions to its members and funding other general business needs. PBRELF I’s primary sources of liquidity and capital resources to date have been derived from $401.1 million in preferred unit issuances and $7.0 million of reinvested distributions as of June 30, 2019. Since inception on June 28, 2010, and as of June 30, 2019, PBRELF I has not utilized and does not have any borrowings. As of June 30, 2019, PBRELF I’s cash and cash equivalents was $118.1 million.

PBRELF I seeks to meet its long-term liquidity requirements, such as real estate lending needs, including future construction draw commitments and member redemptions, through its existing cash resources, equity contributions, reinvested distributions and return of capital from investments, including loan repayments. PBRELF I is not required to sell real estate mortgages in order to pay redemption proceeds. As of June 30, 2019, PBRELF I had $427.7 million of loan commitments, of which $294.7 million were funded and outstanding, net of $1.8 million allowance for loan losses.

As a REIT, PBRELF I is required to distribute at least 90% of its annual REIT taxable income to its members, including taxable income where PBRELF I does not receive corresponding cash. PBRELF I intends to distribute all or substantially all of its REIT taxable income in order to comply with the REIT distribution requirements of the Code and to avoid federal income tax and the non-deductible excise tax.

PBRELF I typically makes monthly distributions of distributable cash as described herein.

Sources and Uses of Cash

The following table sets forth changes in cash and cash equivalents for the six months ended June 30, 2019 and June 30, 2018 ($ in thousands):

	For the Six Months Ended June 30,
	2019	2018
Net cash received from / (used by)
Operating activities	$19,541	$15,382
Investing activities	13,102	(33,324)
Financing activities	41,431	44,728
Net increase / (decrease) in cash & cash equivalents	$74,074	$26,786

Six Months Ended June 30, 2019 as compared to the Six Months Ended June 30, 2018

At June 30, 2019 and June 30, 2018, PBRELF I had $131.2 million and $105.1 million of unfunded loan commitments, respectively. This increase is primarily attributable to an increase in lending operations.

Net cash received from operating activities was $19.5 million for the six months ended June 30, 2019 compared to net cash received in operating activities of $15.4 million for the six months ended June 30, 2018. The increase is primarily attributable to an increase in lending operations.

Net cash received from investing activities was $13.1 million for the six months ended June 30, 2019 compared with net cash used in investing activities of $33.3 million for the six months ended June 30, 2018. The increase is primarily due to repayment of loans exceeding funding of loans in the period.

Net cash received from financing activities was $41.4 million for the six months ended June 30, 2019 as compared to $44.7 million for the six months ended June 30, 2018. The primary cash inflows for the six months ended June 30, 2019 were $74.3 million of capital from the sale of preferred units to unit holders and $10.8 million of capital received in advance, offset by $28.8 million of redemptions and $14.9 million of distributions to holders of preferred units. The primary cash inflows for the six months ended June 30, 2018 were $51.6 million of capital from the sale of preferred units to unit holders, $9.7 million of capital received in advance, offset by $10.2 million of redemptions and $6.4 million of distributions to holders of preferred units.

The following table sets forth changes in cash and cash equivalents for the years ended December 31, 2018, 2017 and 2016 ($ in thousands):

	For the Years Ended December 31,
	2018	2017	2016
Net cash received from / (used by)
Operating activities	$33,856	$(30,472)	$(8,435)
Investing activities	(112,320)	—	—
Financing activities	89,115	23,093	25,466
Net increase / (decrease) in cash & cash equivalents	$10,651	$(7,379)	$17,031

PBRELF I’s REIT status election on October 1, 2018, caused it to cease to use the guidelines of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 946 (“ASC 946”). As a result, the investments in mortgage notes receivable are included in the investing activity section of the statement of cash flows for the year ended December 31, 2018, whereas for the years ended December 31, 2017, and December 31, 2016, the investment of mortgage notes receivable are included in the operating activity section of the statement of cash flows.

Year Ended December 31, 2018 as compared to Year Ended December 31, 2017

At December 31, 2018 and December 31, 2017, PBRELF I had $130.7 million and $111.8 million of unfunded loan commitments, respectively. This increase is primarily attributable to an increase in lending operations.

Net cash received from operating activities was $33.9 million for the year ended December 31, 2018 compared to net cash used in operating activities of $30.5 million for the year ended December 31, 2017. The increase was primarily due to the larger loan portfolio and higher real estate lending activity. In addition, net cash from operating activities for the year ended December 31, 2017 reflected total net investments of $54.7 million in mortgages and real estate properties, which are reflected in net cash used by investing activities for the year ended December 31, 2018.

Net cash used in investing activities was $112.3 million for the year ended December 31, 2018. As noted above, total net investments for the year ended December 31, 2017 were previously reflected in net cash used in operating activities.

Net cash received from financing activities was $89.1 million for the year ended December 31, 2018 as compared to $23.1 million for the year ended December 31, 2017. The primary cash inflows for the year ended December 31, 2018 were $120.1 million of capital and $5.7 million of capital received in advance from the sale of preferred units to unit holders, offset by $23.6 million of distributions and $14.0 million of redemptions by holders of preferred units. The primary cash inflows for the year ended December 31, 2017 were $47.4 million of contributions from the sale of preferred units to investors, both contributions and contributions received in advance, offset by $15.0 million of distributions and $9.5 million of redemptions by holders of preferred units.

Year Ended December 31, 2017 as compared to Year Ended December 31, 2016

At December 31, 2017 and December 31, 2016, PBRELF I had $111.8 million and $55.1 million of unfunded loan commitments, respectively. This increase is primarily attributable to an increase in lending operations.

Net cash used in operating activities was $30.5 million for the year ended December 31, 2017 compared to net cash used in operating activities of $8.4 million for the year ended December 31, 2016. The change primarily relates to increased real estate lending activity as well as a larger loan portfolio. In addition, net cash from operating activities for the year ended December 31, 2017 reflected total net investments of $54.7 million in mortgages and real estate properties, which are reflected in net cash used by investing activities for the year ended December 31, 2018. Net cash from operating activities for the year ended December 31, 2016 reflected total net investments of $26.2 million in mortgages and real estate properties.

Net cash received from financing activities was $23.1 million for the year ended December 31, 2017 as compared to $25.5 million for the year ended December 31, 2016. The primary cash inflows for the year ended December 31, 2017 were $45.6 million of capital from the sale of preferred units to investors, $1.5 million in capital received in advance from the sale of preferred units to unit holders, offset by $15.0 million of distributions to and $9.5 million of redemptions by holders of preferred units. The primary cash inflows for the year ended December 31, 2016 were $45.3 million of capital from the sale of preferred units to investors, reduced by a $1.6 million decrease in capital received in advance from the sale of preferred units to investors, $13.2 million of distributions and $5.5 million of redemptions by holders of preferred units.

Contractual Obligations and Commitments

The following table illustrates the contractual obligations and commercial commitments of the Company Group by due date as of June 30, 2019 ($ in thousands):

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Lease Obligations	$—	$—	$—	$—	$—
Unfunded loan commitments	130,983	126,191	4,792	—	—
Total	$130,983	$126,191	$4,792	$—	$—

Unfunded commitments exclude $215 thousand related to loans in REO / default.

Off-Balance Sheet Arrangements

The Company Group has not entered into any off-balance sheet transactions, arrangements or other relationships with unconsolidated entities or other persons that are likely to affect liquidity or the availability of the Company Group’s requirements for capital resources.

MgCo I

Six Months Ended June 30, 2019 as compared to the Six Months Ended June 30, 2018

Total Revenue

MgCo I revenue consisted of fee income, which represented 80% of fee based income, and distributions from PBRELF I with respect to its common interest equal to 20% of distributable cash in excess of the preferred return. The following table sets forth the total revenue earned by MgCo I in the six months ended June 30, 2019 and June 30, 2018 ($ in thousands):

	For the Six Months Ended June 30,		Increase / (Decrease)
	2019	2018	$	%
Fee income	$7,352	$5,586	$1,766	31.6%
Distributions from PBRELF I	2,162	1,492	670	44.9%
Total Revenue	$9,514	$7,078	$2,436	34.4%

Total revenue increased by $2.4 million, or 34.4%, to $9.5 million for the six months ended June 30, 2019 from $7.1 million for the six months ended June 30, 2018. During the six months ended June 30, 2019, MgCo I originated $87.3 million in principal amount of loans with an average commitment per loan of $2.9 million. By comparison, during the six months ended June 30, 2018, MgCo I originated $115.2 million in principal commitment with an average commitment per loan of $3.0 million.

Fee income increased by $1.8 million, or 31.6%, to $7.4 million for the six months ended June 30, 2019 from $5.6 million for the six months ended June 30, 2018. The increase in Fee income is primarily attributable to an increase in extension activity during the period.

Distributions from PBRELF I increased by $670 thousand, or 44.9%, to $2.2 million for the six months ended June 30, 2019 from $1.5 million for the six months ended June 30, 2018. The increase is primarily attributable to an increase in the average net principal amount of loans outstanding during first half 2019 compared to first half 2018.

Total Expenses

The following table sets forth the components of Total expenses for MgCo I in the six months ended June 30, 2019 and June 30, 2018, respectively ($ in thousands):

	For the Six Months Ended June 30,		Increase / (Decrease)
	2019	2018	$	%
Compensation	$1,220	$781	$439	56.2%
Commissions to Broadmark Capital LLC	1,374	1,000	374	37.4%
General and administrative	266	256	10	3.9%
Excise tax expense	128	107	21	19.6%
Legal, audit, insurance	448	286	162	56.6%
Depreciation expense	34	40	(6)	(15.0)%
Inspection fees	140	107	33	30.8%
Other	5	0	5	—
Total Expenses	$3,615	$2,577	$1,038	40.3%

Total expenses increased by $1.0 million, or 40.3%, to $3.6 million for the six months ended June 30, 2019 from $2.6 million for the six months ended June 30, 2018. The increase between reporting periods is primarily attributable to an increase of $439 thousand, or 56.2%, in compensation expense.

Net Income

Net income increased by $1.4 million, or 31.0%, to $5.9 million for the six months ended June 30, 2019 from $4.5 million for the six months ended June 30, 2018. The increase is primarily attributable to an increase in Fee income and Distributions from PBRELF I.

Year Ended December 31, 2018 as compared to Year Ended December 31, 2017

Total Revenue

MgCo I revenue consisted of fee income, which represented 80% of fee based income, and distributions from PBRELF I with respect to its common interest equal to 20% of distributable cash in excess of the preferred return. The following table sets forth the total revenue earned by MgCo I in the years ended December 31, 2018 and December 31, 2017 ($ in thousands):

	For the Years Ended December 31,		Increase / (Decrease)
	2018	2017	$	%
Fee income	$14,719	$9,680	$5,039	52.1%
Distributions from PBRELF I	3,454	2,145	1,309	61.0%
Total Revenue	$18,173	$11,825	$6,348	53.7%

Total revenue increased by $6.3 million, or 53.7%, to $18.2 million for the year ended December 31, 2018 from $11.8 million for the year ended December 31, 2017. During the year ended December 31, 2018, MgCo I originated $305.7 million in principal commitment with an average commitment per loan of $3.6 million. By comparison, during the year ended December 31, 2017, MgCo I originated $237.0 million in principal commitment with an average commitment per loan of $2.6 million.

Fee income increased by $5.0 million, or 52.1%, to $14.7 million for the year ended December 31, 2018 from $9.7 million for the year ended December 31, 2017. The increase is primarily attributable to an increase in the volume of loans originated during the year.

Distributions from PBRELF I increased by $1.3 million, or 61.0%, to $3.5 million for the year ended December 31, 2018 from $2.1 million for December 31, 2017. The increase is primarily attributable to an increase in the average net principal amount of loans outstanding during the year compared to the prior year period.

Total Expenses

The following table sets forth the components of Total Expenses for MgCo I in the years ended December 31, 2018 and December 31, 2017, respectively ($ in thousands).

	For the Years Ended December 31,		Increase / (Decrease)
	2018	2017	$	%
Compensation	$1,645	$1,101	$544	49.4%
Commissions to Broadmark Capital LLC	2,213	1,261	952	75.5%
General and administrative expense	379	732	(353)	(48.2)%
Excise tax expense	288	169	114	70.4%
Legal, audit, insurance	504	298	206	69.1%
Depreciation expense	96	48	48	100.0%
Inspection fees	206	116	90	77.6%
Total Expenses	$5,331	$3,725	$1,607	43.1%

Total expenses increased by $1.6 million, or 43.1%, to $5.3 million for the year ended December 31, 2018 from $3.7 million for the year ended December 31, 2017. The increase between reporting periods is primarily attributable to an increase of $952 thousand, or 75.5%, in placement agent fees paid by MgCo I to Broadmark Capital for referring investors in PBRELF I.

Net Income

Net income increased by $4.7 million, or 58.5%, to $12.8 million for the year ended December 31, 2018 from $8.1 million for the year ended December 31, 2017. The increase is primarily attributable to an increase in lending operations.

Year Ended December 31, 2017 as compared to Year Ended December 31, 2016

Total Revenue

MgCo I revenue consists of fee income, which represented 80% of fee based income, and distributions from PBRELF I with respect to its common interest equal to 20% of distributable cash in excess of the preferred return. The following table sets forth the total revenue earned by MgCo I in the years ended December 31, 2017 and December 31, 2016:

	For the Years Ended December 31,		Increase / (Decrease)
	2017	2016	$	%
Fee income	$9,680	$7,366	$2,314	31.4%
Distributions from PBRELF I	2,145	1,866	279	15.0%
Total Revenue/Total investment income	$11,825	$9,232	$2,593	28.1%

Total revenue increased by $2.6 million, or 28.1%, to $11.8 million for the year ended December 31, 2017 from $9.2 million for the year ended December 31, 2016. During the year ended December 31, 2017, MgCo I originated $237.0 million in principal commitment with an average commitment per loan of $2.6 million. By comparison, during the year ended December 31, 2016, MgCo I originated $128.3 million in principal commitment with an average commitment per loan of $1.3 million.

Fee income increased by $2.3 million, or 31.4%, to $9.7 million for the year ended December 31, 2017 from $7.4 million for the year ended December 31, 2016. The increase is primarily attributable to an increase in the volume of loans originated during the year.

Distributions from PBRELF I increased by $280 thousand, or 15.0%, to $2.1 million for the year ended December 31, 2017 from $1.9 million for the year ended December 31, 2016. The increase is primarily attributable to an increase the average principal amount of loans outstanding during the year compared to the prior year period.

Total Expenses

The following table sets forth the components of Total Expenses for MgCo I in the years ended December 31, 2017 and December 31, 2016, respectively ($ in thousands).

	For the Years Ended December 31,		Increase / (Decrease)
	2017	2016	$	%
Compensation	$1,101	$1,055	$46	4.4%
Commissions to Broadmark Capital LLC	1,261	1,019	242	23.7%
General and administrative expense	732	445	287	64.5%
Excise tax expense	169	131	38	29.0%
Legal, audit, insurance	298	172	126	73.3%
Depreciation expense	48	44	4	9.1%
Inspection fees	116	107	9	8.4%
Total Expenses	$3,725	$2,973	$752	25.3%

Total expenses increased by $752 thousand, or 25.3%, to $3.7 million for the year ended December 31, 2017 from $3.0 million for the year ended December 31, 2016. The increase between reporting periods is primarily attributable to additional loan origination expenses as a result of the increase in commissions paid to Broadmark Capital attributable to increased capital raising activities and higher general and administrative expense incurred to support higher loan volume activity at PBRELF I.

Net Income

Net income increased $1.8 million, or 29.4%, to $8.1 million during the year ended December 31, 2017 from $6.3 million for the year ended December 31, 2016. The increase is primarily attributable to an increase in fee income generated during 2017 resulting from increased volumes of loan originations.

Liquidity and Capital Resources

MgCo I’s capital sources include cash flow from operating activities, comprised of 80% of fee based income as well as distributions from PBRELF I equal to 20% of distributable cash in excess of the preferred return. MgCo I does not have any borrowings.

MgCo I’s primary uses of liquidity include operating expenses and distributions. On a monthly basis, MgCo I’s Board of Managers determines an appropriate distribution amount based upon numerous factors, including cash flow from operating activities, availability of existing cash balances, general economic conditions and economic conditions that more specifically impact MgCo I’s business or prospects. Future distributions are subject to adjustment based upon the evaluation of the factors described above, as well as other factors that MgCo I’s Board of Managers may, from time-to-time, deem relevant to consider when determining an appropriate common stock dividend.

MgCo I believes that its existing sources of funds should be adequate for purposes of meeting its liquidity needs. Unrestricted cash as of June 30, 2019 was approximately $1.2 million.

Sources and Uses of Cash

The following table sets forth changes in cash and cash equivalents for the six months ended June 30, 2019 and June 30, 2018 ($ in thousands).

	For the Six Months Ended June 30,
	2019	2018
Net cash received from / (used by)
Operating activities	$5,926	$4,119
Investing activities	(67)	(246)
Financing activities	(4,740)	(3,875)
Net increase / (decrease) in cash & cash equivalents	$1,119	$(2)

Six Months Ended June 30, 2019 as compared to the Six Months Ended June 30, 2018

Net cash received from operating activities was $5.9 million for the six months ended June 30, 2019 compared to net cash received from in operating activities of $4.1 million for the six months ended June 30, 2018. The increase is primarily attributable to an increase in lending operations.

Net cash used in investing activities was $67 thousand for the six months ended June 30, 2019 as compared to $246 thousand for the six months ended June 30, 2018. The company does not have meaningful investment requirements to operate the business.

Net cash used in financing activities was $4.7 million for the six months ended June 30, 2019 as compared to $3.9 million for the six months ended June 30, 2018. The increase is a result of increased distributions to members.

The following table sets forth changes in cash and cash equivalents for the years ended December 31, 2018, 2017 and 2016 ($ in thousands):

	For the Years Ended December 31,
	2018	2017	2016
Net cash received from / (used by)
Operating activities	$12,495	$8,025	$6,234
Investing activities	(260)	(7)	(61)
Financing activities	(12,230)	(7,945)	(6,167)
Net increase / (decrease) in cash & cash equivalents	$5	$73	$6

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Net cash received from operating activities was $12.5 million for the year ended December 31, 2018 compared to net cash received from operating activities of $8.0 million for the year ended December 31, 2017. The increase is primarily attributable to an increase in lending operations.

Net cash used in investing activities was $260 thousand for the year ended December 31, 2018 as compared to $7 thousand for the year ended December 31, 2017.

Net cash used in financing activities was $12.2 million for the year ended December 31, 2018 as compared to $7.9 million for the year ended December 31, 2017. The increase is a result of increased distributions to members.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Net cash received from operating activities was $8.0 million for the year ended December 31, 2017 compared to net cash received from operating activities of $6.2 million for the year ended December 31, 2016. The increase is primarily attributable to an increase in lending operations.

Net cash used in investing activities was $7 thousand for the year ended December 31, 2017 as compared to $61 thousand for the year ended December 31, 2016.

Net cash used in financing activities was $7.9 million for the year ended December 31, 2018 as compared to $6.2 million for the year ended December 31, 2017. The increase is a result of increased distributions to members.

Results from Operations

BRELF II

Six Months Ended June 30, 2019 as compared to the Six Months Ended June 30, 2018

Total Revenue

BRELF II’s total revenue for the six months ended June 30, 2019 and June 30, 2018, respectively, consisted of interest income on the loans that it funded and fee income which represented 20% of fee based income. The following table sets forth the components of Total revenue earned by BRELF II in the six months ended June 30, 2019 and June 30, 2018, respectively ($ in thousands).

	For the Six Months Ended June 30,		Increase / (Decrease)
	2019	2018	$	%
Interest income	$22,169	$9,800	$12,369	126.2%
Fee income	2,521	1,563	958	61.3%
Other	—	—	—	—
Total Revenue	$24,690	$11,363	$13,327	117.3%

Total revenue increased $13.3 million, or 117.3%, to $24.7 million for the six months ended June 30, 2019 from $11.4 million for the six months ended June 30, 2018. During the six months ended June 30, 2019, BRELF II originated 25 new loans representing approximately $158.2 million in total principal commitment with an average commitment per loan of approximately $6.3 million and with the largest individual loan commitment amounting to $33.5 million. During the same period, BRELF II had 27 loans repaid representing approximately $62.4 million in total principal commitment and representing an average commitment per loan of $2.3 million. By comparison, for the six months ended June 30, 2018, BRELF II originated 44 new loans representing approximately $147.2 million in total principal commitment with an average commitment per loan of approximately $3.3 million and with the largest individual loan commitment amounting to $18.6 million. During the same period in 2018, BRELF II had 38 loans repaid representing approximately $49.0 million in total principal commitment and representing an average commitment per loan of $1.3 million.

Interest income increased $12.4 million, or 126.2%, to $22.2 million for the six months ended June 30, 2019 from $9.8 million for the six months ended June 30, 2018. The increase is a primarily attributable to an increase in the average principal loan balance outstanding during the period.

Fee income increased by $958 thousand, or 61.3%, to $2.5 million for the six months ended June 30, 2019 from $1.6 million for the six months ended June 30, 2018. The increase is primarily attributable to an increase in the volume of loans originated during the period.

Total Expenses

The following table sets forth the components of Total expenses for BRELF II in the six months ended June 30, 2019 and June 30, 2018, respectively ($ in thousands).

	For the Six Months Ended June 30,		Increase / (Decrease)
	2019	2018	$	%
Provision for loan losses	$(167)	$278	$(445)	(160.1)%
Real estate properties, net of gains	(168)	166	(334)	(201.2)%
Professional fees	156	52	104	200.0%
Excise taxes and licenses	—	—	—	—
Other	21	15	6	40.0%
Total Expenses	$(158)	$511	$(669)	(131.0)%

Total expenses paid by BRELF II decreased $669 thousand or (131.0)%, to $(158) thousand for the six months ended June 30, 2019 from $511 thousand for the six months ended June 30, 2018. The decrease is primarily attributable to a reversal of provisional charges for loan losses in the amount of $167 thousand and the reversal of real estate properties expenses in the amount of $168 thousand due to the recovery of reserves related to the sale of owned real estate property.

The provisional charges for loan losses are primarily attributable to BRELF II’s REIT status election on October 1, 2018, which caused it to cease to use the guidelines of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 946 (“ASC 946”).

Net Income

Due to BRELF II’s REIT election on October 1, 2018, the financial statements as of and for the year ended December 31, 2018 reflect Net Income in accordance with accounting principles generally accepted under U.S. GAAP.

For the six months ended June 30, 2019, BRELF II generated $24.8 million in Net income, representing an increase of $13.9 million, or 127.5%, as compared to Net income of $10.9 million for the six months ended June 30, 2018. The increase is primarily attributable to an increase the average principal amount of loans outstanding during the period and to increase loan volume origination activity compared to the same period a year ago.

Year Ended December 31, 2018 as compared to Year Ended December 31, 2017

Total Revenue and Total Investment Income

BRELF II’s Total revenues and Total investment income for the years ended December 31, 2018 and 2017, respectively, consisted of interest income on the loans that it funded and fee income which represented 20% of fee based income. The following table sets forth the components of total revenue and total investment income earned by BRELF II in the years ended December 31, 2018 and December 31, 2017, respectively ($ in thousands).

	For the Years Ended December 31,		Increase / (Decrease)
	2018	2017	$	%
Interest income	$26,084	$11,041	$15,043	136.2%
Fee income	3,688	1,659	2,029	122.3%
Other	—	—	—	—
Total Revenue/Total investment income	$29,772	$12,700	$17,072	134.4%

Total revenue increased $17.1 million, or 134.4%, to $29.8 million for the year ended December 31, 2018 from $12.7 million for the year ended December 31, 2017. During the year ended December 31, 2018, BRELF II originated 77 new loans representing approximately $325.2 million in total principal commitment with an average commitment per loan of approximately $4.2 million and with the largest individual loan commitment amounting to $19.9 million. During the same period, BRELF II had 63 loans repaid representing approximately $97.6 million in total principal commitment and representing an average commitment per loan of $1.5 million. By comparison, for the year ended December 31, 2017, BRELF II originated 84 new loans representing approximately $160.7 million in total principal commitment with an average commitment per loan of approximately $1.9 million and with the largest individual loan commitment amounting to $14.6 million. During the same period, BRELF II had 53 loans repaid representing approximately $39.7 million in total principal commitment and representing an average commitment per loan of $750 thousand.

Interest income increased $15.0 million, or 136.2%, to $26.1 million for the year ended December 31, 2018 from $11.0 million for the year ended December 31, 2017. The increase is a primarily attributable to an increase in in the principal amount of average loans outstanding during the period.

Fee income increased by $2.0 million, or 122.3%, to $3.7 million for the year ended December 31, 2018 from $1.7 million for the year ended December 31, 2017. The increase is primarily attributable to an increase in the volume of loan originations during the period.

Total Expenses

The following table sets forth the components of Total expenses for BRELF II in the years ended December 31, 2018 and December 31, 2017, respectively ($ in thousands).

	For the Years Ended December 31,		Increase / (Decrease)
	2018	2017	$	%
Provision for loan losses	$167	$—	$167	—
Real estate properties, net of gains	235	—	235	—
Professional fees	200	92	108	117.4%
Excise taxes and licenses	—	—	—	—
Other	41	17	24	141.2%
Total Expenses	$643	$109	$534	489.9%

Total expenses paid by BRELF II increased $534 thousand, or 489.9%, to $643 thousand for the year ended December 31, 2018 from $109 thousand for the year ended December 31, 2017. The increase is primarily comprised of provisional charges for loan losses in the amount of $167 thousand, a $235 thousand loss booked on the disposition of an asset and $200 thousand in professional fees.

The provisional charges for loan losses are primarily attributable to BRELF II’s REIT status election on October 1, 2018, which caused it to cease to use the guidelines of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 946 (“ASC 946”). As a result, the provision for loan losses is included as an expense for the year ended December 31, 2018, whereas for the year ended December 31, 2017, the provision for loan losses is included as an adjustment to Net investment income under ASC 946.

Net Income

Due to BRELF II’s REIT election on October 1, 2018, the financial statements as of and for the year ended December 31, 2018 reflect Net Income in accordance with accounting principles generally accepted under U.S. GAAP. For the years ended December 31, 2017 and 2016, BRELF II met the guidelines ASC 946, which caused it to report Net increase to members’ equity from operations, which is compared to 2018 net income.

For the year ended December 31, 2018, BRELF II generated $29.1 million in Net income, representing an increase of $16.5 million, or 131.0%, as compared to the Net increase in member’s equity from operations of $12.6 million for the year ended December 31, 2017. The increase in Net income is primarily attributable to an increase in interest income arising from an increase in average net loan balances outstanding during the year.

Year Ended December 31, 2017 as compared to Year Ended December 31, 2016

Total Investment Income

BRELF II’s Total investment income for the years ended December 31, 2017 and 2016 consisted of interest income on the loans that it funded and fee income which represented 20% of fee based income. The following table sets forth the components of Total investment income earned by BRELF II in the years ended December 31, 2017 and December 31, 2016 ($ in thousands).

	For the Years Ended December 31,		Increase / (Decrease)
	2017	2016	$	%
Interest income	$11,041	$5,027	$6,014	119.6%
Fee income	1,659	627	1,032	164.6%
Other	—	—	—	—
Total Investment Income	$12,700	$5,654	$7,046	124.6%

Total investment income increased $7.0 million, or 124.6%, to $12.7 million for the year ended December 31, 2017 from $5.7 million for the year ended December 31, 2016. During the year ended December 31, 2017, BRELF II originated 84 new loans representing approximately $160.7 million in total principal commitment with an average commitment per loan of approximately $1.9 million and with the largest individual loan commitment amounting to $14.6 million. During the same period, BRELF II had 53 loans repaid representing approximately $39.7 million in total principal commitment and representing an average commitment per loan of $750 thousand. By comparison, for the year ended December 31, 2016, BRELF II originated 59 new loans representing approximately $60.6 million in total principal commitment with an average commitment per loan of approximately $1.0 million and with the largest individual loan commitment amounting to $4.7 million. During the same period, BRELF II had 34 loans repaid representing approximately $17.7 million in total principal commitment and representing an average commitment per loan of $521 thousand.

Interest income increased by $6.0 million, or 119.6%, to $11.0 million for the year ended December 31, 2017 from $5.0 million for the year ended December 31, 2016. The increase is primarily attributable to an increase in the average principal amount of loans outstanding during the period.

Fee income increased by $1.0 million, or 164.6%, to $1.7 million for the year ended December 31, 2017 from $627 thousand for the year ended December 31, 2016. The increase is primarily attributable to an increase in the volume of loan originations during the period.

Total Expenses

The following table sets forth the components of Total expenses for BRELF II in the years ended December 31, 2017 and December 31, 2016, respectively ($ in thousands).

	For the Years Ended December 31,		Increase / (Decrease)
	2017	2016	$	%
Professional Fees	$92	$51	$41	80.4%
Excise taxes	—	—	—	—
Bank Charges	15	10	5	50.0%
Other	2	—	2	—
Total Expenses	$109	$61	$48	78.7%

Total expenses increased by $48 thousand, or 78.7%, to $109 thousand for the year ended December 31, 2017 from $61 thousand for the year ended December 31, 2016. The increase is primarily comprised of a $41 thousand increase in professional fees.

Net Increase in Member’s Equity from Operations

Net revenue increased by $7.0 million, or 125.0%, to $12.6 million for the year ended December 31, 2017 from $5.6 million for the year ended December 31, 2016. Net increase in member’s equity from operations is primarily attributable to an increase in interest income arising from an increase in average net loan balances outstanding during the year.

Liquidity and Capital Resources

Overview

BRELF II’s primary liquidity needs include ongoing commitments to fund its lending activities and future funding obligations, make distributions to its members and fund other general business needs. BRELF II’s primary sources of liquidity and capital resources to date have been derived from $443.1 million in preferred unit issuances as of June 30, 2019. Since inception on February 13, 2014, and as of June 30, 2019, BRELF II has not utilized and does not have any borrowings. As of June 30, 2019, BRELF II’s cash and cash equivalents was $54.3 million.

BRELF II seeks to meet its long-term liquidity requirements, including funding needs, including future construction draw commitments, and member redemptions through its existing cash resources, equity contributions, reinvested distributions and return of capital from investments, including loan repayments. BRELF II is not required to sell real estate mortgages to meet its liquidity needs. As of June 30, 2019, BRELF II’s had $579.6 million of loan commitments, of which $411.7 million were funded and outstanding.

As a REIT, BRELF II is required to distribute at least 90% of its annual REIT taxable income to its members, including taxable income where BRELF II does not receive corresponding cash. BRELF II intends to distribute all or substantially all of its REIT taxable income in order to comply with the REIT distribution requirements of the Code and to avoid federal income tax and the non-deductible excise tax.

BRELF II typically makes monthly distributions of distributable cash as described herein. Distributions of distributable cash, fee based income, and the preferred return are not guaranteed, and are only paid to the extent earned.

Sources and Uses of Cash

The following table sets forth changes in cash and cash equivalents for and the six months ended June 30, 2019 and June 30, 2018 ($ in thousands).

	For the Six Months Ended June 30,
	2019	2018
Net cash received from / (used by)
Operating activities	$24,960	$11,107
Investing activities	(131,665)	(63,904)
Financing activities	98,197	62,907
Net increase / (decrease) in cash & cash equivalents	$(8,508)	$10,110

Six Months Ended June 30, 2019 as compared to the Six Months Ended June 30, 2018

At June 30, 2019 and June 30, 2018, BRELF II had $167.8 million and $105.1 million of unfunded loan commitments, respectively.

Net cash received from operating activities was $25.0 million for the six months ended June 30, 2019 compared to net cash received from operating activities of $11.1 million for the six months ended June 30, 2018. The increase is primarily attributable to an increase in lending operations.

Net cash used in investing activities was $131.7 million for the six months ended June 30, 2019 compared with net cash used in operating activities of $63.9 million for the six months ended June 30, 2018. The increase is primarily attributable to an increase in lending operations.

Net cash received from financing activities was $98.2 million for the six months ended June 30, 2019 as compared to $62.9 million for the six months ended June 30, 2018. The primary cash inflows for the six months ended June 30, 2019 were $118.1 million of capital from sale of preferred units to unit holders and 2.3 million of capital received in advance, offset by, $7.3 million of redemptions and $16.1 million of distributions to holders of preferred units. The primary cash inflows for the six months ended June 30, 2018 were $59.2 million of capital from the sale of preferred units to unit holders and $13.0 million of capital received in advance, offset by $7.5 million of distributions and $2.5 million of redemptions by holders of preferred units.

The following table sets forth changes in cash and cash equivalents for the years ended December 31, 2018, 2017 and 2016 ($ in thousands).

	For the Years Ended December 31,
	2018	2017	2016
Net cash received from / (used by)
Operating activities	$29,241	$(60,439)	$(25,100)
Investing activities	(155,531)	—	—
Financing activities	157,244	78,917	34,661
Net increase / (decrease) in cash & cash equivalents	$30,954	$18,478	$9,561

BRELF II’s REIT status election on October 1, 2018, caused it to cease to use the guidelines of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 946 (“ASC 946”). As a result, the investments in mortgage notes receivable are included in the investing activity section of the statement of cash flows for the year ended December 31, 2018, whereas for the years ended December 31, 2017, and December 31, 2016, the investment of mortgage notes receivable are included in the operating activity section of the statement of cash flows.

Year Ended December 31, 2018 as compared to Year Ended December 31, 2017

At December 31, 2018 and December 31, 2017, BRELF II had $167.8 million and $74.5 million of unfunded loan commitments, respectively. The increase is primarily attributable to an increase in lending operations.

Net cash received from operating activities was $29.2 million for the year ended December 31, 2018 compared to net cash used in operating activities of $60.4 million for the year ended December 31, 2017. The increase is primarily due to the larger loan portfolio and higher real estate lending activity. In addition, net cash from operating activities for the year ended December 31, 2017 reflected total net investments of $73.2 million in mortgages and real estate properties, which are reflected in net cash used by investing activities for the year ended December 31, 2018.

Net cash used in investing activities was $155.5 million for the year ended December 31, 2018. As noted above, total net investments for the year ended December 31, 2017, were previously reflected in net cash used in operating activities.

Net cash received from financing activities was $157.2 million for the year ended December 31, 2018 as compared to $78.9 million for the year ended December 31, 2017. The primary cash inflows for the year ended December 31, 2018 were $177.0 million of capital and $11.4 million of capital received in advance from the sale of preferred units to investors, offset by $19.3 million of distributions to and $13.5 million of redemptions by holders of preferred units. The primary cash inflows for the year ended December 31, 2017 were $85.0 million of capital from the sale of preferred units to unit holders and $3.5 million of capital received in advance, offset by $8.9 million of distributions and $1.5 million of redemptions by holders of preferred units.

MgCo II

Six Months Ended June 30, 2019 as compared to the Six Months Ended June 30, 2018

Total Revenue

MgCo II revenue consisted of fee income, which represented 80% of fee based income, and distributions from BRELF II with respect to its common interest equal to 20% of distributable cash in excess of the preferred return. The following table sets forth the total revenue earned by MgCo II for the six months ended June 30, 2019 and June 30, 2018 ($ in thousands).

	For the Six Months Ended June 30,		Increase / (Decrease)
	2019	2018	$	%
Fee income	$10,035	$6,304	$3,731	59.2%
Distributions from BRELF II	2,545	1,178	1,367	116.1%
Total Revenue	$12,580	$7,482	$5,098	68.1%

Total revenue increased by $5.1 million, or 68.1%, to $12.6 million for the six months ended June 30, 2019 from $7.5 million for the six months ended June 30, 2018. During the six months ended June 30, 2019, MgCo II originated $158.2 million in principal commitment with an average commitment per loan of $6.3 million. By comparison, during the six months ended June 30, 2018, MgCo II originated $147.2 million in principal commitment with an average commitment per loan of $3.3 million.

Fee income increased by $3.7 million, or 59.2%, to $10.0 million for the six months ended June 30, 2019 from $6.3 million for the six months ended June 30, 2018. The increase is primarily attributable to an increase in the volume of loan originations during the period.

Distributions from BRELF II increased by $1.4 million, or 116.1%, to $2.5 million for the six months ended June 30, 2019 from $1.2 million for six months ended June 30, 2018. The increase is primarily attributable to an increase in the average net principal amount of loans outstanding during the period.

Total Expenses

The following table sets forth the components of Total expenses for MgCo II for the six months ended June 30, 2019 and June 30, 2018, respectively ($ in thousands).

	For the Six Months Ended June 30,		Increase / (Decrease)
	2019	2018	$	%
Compensation	$1,639	$631	$1,008	159.8%
Commissions to Broadmark Capital LLC	1,622	788	834	105.9%
General & administrative expense	798	472	326	69.3%
Excise tax expense	—	—	—	—
Legal, audit, insurance	349	52	297	570.0%
Depreciation expense	—	—	—	—
Inspection fees	54	55	(1)	(3.3)%
Total Expenses	$4,462	$1,998	2,464	123.4%

Total expenses increased by $2.5 million, or 123.4%, to $4.5 million for the six months ended June 30, 2019 from $2.0 million for the six months ended June 30, 2018. The increase is primarily attributable to an increase of $1.0 million, or 159.8%, in compensation expense and an increase of $834 thousand, or 105.9%, in placement agent fees paid to Broadmark Capital for referring investors in BRELF II.

Net Income

Net income increased by $2.6 million, or 48.0%, to $8.1 million for the six months ended June 30, 2019 from $5.5 million for the six months ended June 30, 2018. Net Income increased primarily as a result of increased fee income resulting from increased volumes of loan originations during the period.

Year Ended December 31, 2018 as compared to Year Ended December 31, 2017

Total Revenue

MgCo II revenue consisted of fee income, which represented 80% of fee based income, and distributions from BRELF II with respect to its common interest equal to 20% of distributable cash in excess of the preferred return. The following table sets forth the total revenue earned by MgCo II in the years ended December 31, 2018 and 2017 ($ in thousands).

	For the Years Ended December 31,		Increase / (Decrease)
	2018	2017	$	%
Fee income	$14,855	$6,727	$8,128	120.8%
Distributions from BRELF II	3,102	1,267	1,835	144.8%
Total Revenue	$17,957	$7,994	$9,963	124.6%

Total revenue increased by $10.0 million, or 124.6%, to $18.0 million for the year ended December 31, 2018 from $8.0 million for the year ended December 31, 2017. During the year ended December 31, 2018, MgCo II originated $325.2 million in principal commitment with an average commitment per loan of $4.2 million. By comparison, during the year ended December 31, 2017, MgCo II originated $160.7 million in principal commitment with an average commitment per loan of $1.9 million.

Fee income increased by $8.1 million, or 120.8%, to $14.9 million for the year ended December 31, 2018 from $6.7 million for the year ended December 31, 2017. The increase is primarily attributable to an increase in the volume of loan originations during the period.

Distributions from BRELF II increased by $1.8 million, or 144.8%, to $3.1 million for the year ended December 31, 2018 from $1.3 million for December 31, 2017. The increase is primarily attributable to an increase in the average net principal amount of loans outstanding during the period.

Total Expenses

The following table sets forth the components of Total expenses for MgCo II in the years ended December 31, 2018 and December 31, 2017, respectively ($ in thousands).

	For the Years Ended December 31,		Increase / (Decrease)
	2018	2017	$	%
Compensation	$1,850	$695	$1,155	166.2%
Commissions to Broadmark Capital LLC	2,300	1,060	1,240	117.0%
General & administrative expense	1,255	441	814	184.6%
Excise tax expense	—	—	—	—
Legal, audit, insurance	97	68	29	42.6%
Depreciation expense	—	—	—	—
Inspection fees	118	66	51	78.8%
Total Expenses	$5,620	$2,330	$3,290	141.2%

Total expenses increased by $3.3 million, or 141.1%, to $5.6 million for the year ended December 31, 2018 from $2.3 million for the year ended December 31, 2017. The increase between reporting periods is primarily attributable to an increase of $1.2 million, or 117.0%, in placement agent fees paid to Broadmark Capital for referring investors in BRELF II, an increase of $1.2 million, or 166.2%, in compensation expense. as well as an increase of $814 thousand, or 184.6%, in general & administrative expense associated with higher BRELF II loan origination activities.

Net Income

Net income increased by $6.7 million, or 117.8%, to $12.3 million for the year ended December 31, 2018 from $5.7 million for the year ended December 31, 2017. Net Income increased primarily as a result of increased fee income resulting from increased volumes of loan originations during the period.

Year Ended December 31, 2017 as compared to Year Ended December 31, 2016

Total Revenue

MgCo II revenue consists of fee income, which represented 80% of fee based income, and distributions from PBRELF I with respect to its common interest equal to 20% of distributable cash in excess of the preferred return. The following table sets forth the total revenue earned by MgCo II in the years ended December 31, 2017 and December 31, 2016.

	For the Years Ended December 31,		Increase / (Decrease)
	2017	2016	$	%
Fee income	$6,727	$2,547	$4,180	164.1%
Distributions from BRELF II	1,267	586	681	116.2%
Total Revenue	$7,994	$3,133	$4,861	155.2%

Total revenue increased by $4.9 million, or 155.2%, to $8.0 million for the year ended December 31, 2017 from $3.1 million for the year ended December 31, 2016. During the year ended December 31, 2017, MgCo II originated $160.7 million in principal commitment with an average commitment per loan of $1.9 million. By comparison, during the year ended December 31, 2016, MgCo II originated $60.6 million in principal commitment with an average commitment per loan of $1.0 million.

Fee income increased by $4.2 million, or 164.1%, to $6.7 million for the year ended December 31, 2017 from $2.5 million for the year ended December 31, 2016. The increase is primarily attributable to an increase in in the volume of loan originations during the period.

Distributions from BRELF II increased by $681 thousand, or 116.2%, to $1.3 million for the year ended December 31, 2017 from $586 thousand for the year ended December 31, 2016. The increase is primarily attributable to an increase in the average net principal amount of loans outstanding during the period.

Total Expenses

The following table sets forth the components of Total expenses for MgCo II in the years ended December 31, 2017 and December 31, 2016, respectively ($ in thousands).

	For the Years Ended December 31,		Increase / (Decrease)
	2017	2016	$	%
Compensation	$695	$336	$359	106.8%
Commissions to Broadmark Capital LLC	1,060	444	616	138.7%
General & administrative expense	441	239	202	84.5%
Excise tax expense	—	—	—	—
Legal, audit, insurance	68	27	41	151.9%
Depreciation expense	—	—	—	—
Inspection fees	66	39	27	69.2%
Total Expenses	$2,330	$1,085	$1,245	114.7%

Total expenses increased by $1.2 million, or 114.7%, to $2.3 million for the year ended December 31, 2017 from $1.1 million for the year ended December 31, 2016. The increase is primarily attributable to an increase of $616 thousand, or 138.7%, in placement agent fees paid to Broadmark Capital for referring investors in BRELF II and an increase of $359 thousand, or 106.8%, attributable to compensation expense.

Net Income

Net income increased $3.6 million, or 176.5%, to $5.7 million during the year ended December 31, 2017 from $2.1 million for the year ended December 31, 2016. Net Income increased primarily as a result of increased fee income resulting from increased volumes of loan originations during the period.

Liquidity and Capital Resources

MgCo II’s capital sources include cash flow from operating activities, comprised of 80% of fee based income as well as distributions from BRELF II equal to 20% of distributable cash in excess of the preferred return. MgCo II does not have any borrowings.

MgCo II’s primary uses of liquidity include operating expenses and distributions. On a monthly basis, MgCo II’s Board of Managers determines an appropriate distribution amount based upon numerous factors, including cash flow from operating activities, availability of existing cash balances, general economic conditions and economic conditions that more specifically impact MgCo II’s business or prospects. Future distributions are subject to adjustment based upon the evaluation of the factors described above, as well as other factors that MgCo II’s Board of Managers may, from time-to-time, deem relevant to consider when determining an appropriate common stock dividend.

MgCo II believes that its existing sources of funds should be adequate for purposes of meeting its liquidity needs.

Sources and Uses of Cash

The following table sets forth changes in cash and cash equivalents for the six months ended June 30, 2019 and the six months ended June 30, 2018 ($ in thousands).

	For the Six Months Ended June 30,
	2019	2018
Net cash received from / (used by)
Operating activities	$7,542	$4,274
Financing activities	(6,044)	(3,944)
Investing activities	—	—
Net increase / (decrease) in cash & cash equivalents	$1,498	$330

Six Months Ended June 30, 2019 as compared to the Six Months Ended June 30, 2018

Net cash received from operating activities was $7.5 million for the six months ended June 30, 2019 compared to net cash received from operating activities of $4.3 million for the six months ended June 30, 2018. The increase is primarily attributable to an increase in lending operations.

Net cash used in financing activities was $6.0 million for the six months ended June 30, 2019 as compared to $3.9 million for the six months ended June 30, 2018. The increase is a result of increased distributions to members.

The following table sets forth changes in cash and cash equivalents for the six years December 31, 2018, 2017 and 2016 ($ in thousands).

	For the Years Ended December 31,
	2018	2017	2016
Net cash received from / (used by)
Operating activities	$11,789	$6,468	$2,026
Financing activities	(11,494)	(5,944)	(1,827)
Investing activities	—	—
Net increase / (decrease) in cash & cash equivalents	$295	$524	$199

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Net cash received from operating activities was $11.8 million for the year ended December 31, 2018 compared to net cash received from operating activities of $6.5 million for the year ended December 31, 2017. The increase is primarily attributable to an increase in lending operations.

Net cash used in financing activities was $11.5 million for the year ended December 31, 2018 as compared to $5.9 million for the year ended December 31, 2017. The increase is a result of increased distributions to members.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Net cash received from operating activities was $6.5 million for the year ended December 31, 2017 compared to net cash received from operating activities of $2.0 million for the year ended December 31, 2016. The increase is primarily attributable to the larger number and face value of loans that were outstanding as well as originated.

Net cash used in financing activities was $5.9 million for the year ended December 31, 2017 as compared to $1.8 million for the year ended December 31, 2016. The increase is a result of increased distributions to members.

BRELF III

Six Months Ended June 30, 2019 as compared to the period January 24, 2018 (date of inception) through June 30, 2018

Total Revenue

BRELF III’s Total revenue for the six months ended June 30, 2019 as compared to the period from January 24, 2018 through June 30, 2018, respectively, consisted of interest income on the loans that it funded and fee income which represented 20% of fee based income. The following table sets forth the components of Total revenue earned by BRELF III in the six months ended June 30, 2019 and January 24, 2018 (date of inception) through June 30, 2018, respectively ($ in thousands).

	For the Six Months Ended June 30, 2019	January 24, 2018 (date of inception) through June 30, 2018[2]	Increase / (Decrease)
			$	%
Interest income	$918	$102	$816	800.0%
Fee income	97	34	63	185.3%
Other	—	—	—	—
Total Revenue	$1,015	$136	$879	646.3%

Total revenue increased $879 thousand, or 646.3%, to $1.0 million for the six months ended June 30, 2019 from $136 thousand for the period January 24, 2018 (date of inception) through June 30, 2018. During the six months ended June 30, 2019, BRELF III originated 13 new loans representing approximately $9.2 million in total principal commitment with an average commitment per loan of approximately $709 thousand and with the largest individual loan commitment amounting to $3.5 million. During the same period, BRELF III had 3 loans repaid representing approximately $2.4 million in total principal commitment and representing an average commitment per loan of $813 thousand. By comparison, for the period January 24, 2018 (date of inception) through June 30, 2018, BRELF III originated 13 new loans representing approximately $6.2 million in total principal commitment with an average commitment per loan of approximately $475 thousand and with the largest individual loan commitment amounting to $1.7 million. During the same period in 2018, BRELF III had no loans repaid. Interest income increased $816 thousand, or 800.0%, to $918 thousand for the six months ended June 30, 2019 from $102 thousand for the period January 24, 2018 (date of inception) through June 30, 2018. The increase is primarily attributable to an increase in the average principal amount of loans outstanding during the period.

Fee income increased by $63 thousand, or 185.3%, to $97 thousand for the six months ended June 30, 2019 from $34 thousand for the period January 24, 2018 (date of inception) through June 30, 2018. The increase is primarily attributable to an increase in lending operations and the volume of loan originations during the period.

Total Expenses

The following table sets forth the components of Total expenses for BRELF III in the six months ended June 30, 2019 and January 24, 2018 (date of inception) through June 30, 2018, respectively ($ in thousands).

	For the Six Months Ended June 30, 2019	January 24, 2018 (date of inception) through June 30, 2018	Increase / (Decrease)
			$	%
Provision for loan losses	$—	$—	—	—
Real estate properties, net of gains	—	—	—	—
Professional fees	66	4	62	1,550.0%
Excise taxes and licenses	—	—	—	—
Other	16	—	16	NM
Total Expenses	$82	$4	$78	1,950.0%

Total expenses paid by BRELF III increased $78 thousand to $82 thousand for the six months ended June 30, 2019 from $4 thousand for the period January 24, 2018 (date of inception) through June 30, 2018. The increase is comprised of an increase in professional fees and other expenses.

Net Revenue

Due to the BRELF III’s REIT election on January 1, 2019, the financial statements for the six months ended June 30, 2019 reflect Net Income in accordance with accounting principles generally accepted under U.S. GAAP.

For the six months ended June 30, 2019, BRELF III generated $932 thousand in Net income, representing an increase of $800 thousand, as compared to Net income of $132 thousand for the period January 24, 2018 (date of inception) through June 30, 2018. The increase is primarily attributable to increase in net interest income attributable to an increase in the average principal amount of loans outstanding during the period.

For the period from January 24, 2018 (date of inception) through December 31, 2018

Comparative financial statements are not presented as BRELF III commenced operations on January 24, 2018.

Total Revenue

BRELF III’s Total revenue for the period January 24, 2018 (date of inception) through December 31, 2018 consisted of interest income on the loans that it funded and fee income which represented 20% of fee based income. The following table sets forth the components of Total revenue earned by BRELF III in the period January 24, 2018 (date of inception) through December 31, 2018 ($ in thousands).

January 24, 2018 (date of inception) through December 31, 2018
Interest income	$550
Fee income	104
Total Revenue	$654

There was no other income for the period January 24, 2018 (date of inception) through December 31, 2018.

Total Expenses

The following table sets forth the components of Total expenses for BRELF III in the year ended December 31, 2018 ($ in thousands).

January 24, 2018 (date of inception) through December 31, 2018
Provision for loan losses	$—
Real estate properties, net of gains	—
Professional fees	—
Excise taxes and licenses	—
Other	17
Total Expenses	$17

Net Revenue

Due to the BRELF III’s REIT election on January 1, 2019, BRELF III does not quality to use the guidelines of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 946 (“ASC 946”).

For the period from January 24, 2018 (date of inception) through December 31, 2018, BRELF III generated $547 thousand in Net income.

Liquidity and Capital Resources

Overview

BRELF III’s primary liquidity needs include ongoing commitments to fund its operating expenses, lending activities and future funding obligations, make distributions to its members and fund other general business needs.

BRELF III’s primary sources of liquidity and capital resources to date have been derived from $18.9 million in cumulative preferred unit issuances as of June 30, 2019. Since inception on January 24, 2018, and as of June 30, 2019, BRELF III has not utilized and does not have any borrowings. As of June 30, 2019, BRELF III’s cash and cash equivalents was $7.5 million.

BRELF III seeks to meet its long-term liquidity requirements, including investment funding needs, including future construction draw commitments, and member redemptions through its existing cash resources, equity contributions, reinvested distributions and return of capital from investments, including loan repayments. BRELF III is not required to sell real estate mortgages in order to pay redemption proceeds. As of June 30, 2019, BRELF III had $22.6 million of loan commitments, of which $13.8 million were funded and outstanding.

As a REIT, BRELF III is required to distribute at least 90% of its annual REIT taxable income to its members, including taxable income where BRELF III does not receive corresponding cash. BRELF III intends to distribute all or substantially all of its REIT taxable income in order to comply with the REIT distribution requirements of the Code and to avoid federal income tax and the non-deductible excise tax.

BRELF III typically makes monthly distributions of distributable cash as described herein. Distributions of distributable cash, fee based income, and the preferred return are not guaranteed, and are only paid to the extent earned.

Sources and Uses of Cash

The following table sets forth changes in cash and cash equivalents for the six months ended June 30, 2019 and the period January 24, 2018 (date of inception) through June 30, 2018 ($ in thousands).

	For the Six Months Ended June 30, 2019	January 24, 2018 (date of inception) through June 30, 2018
Net cash received from / (used by)
Operating activities	$835	$135
Investing activities	(6,261)	(2,284)
Financing activities	8,750	4,986
Net increase / (decrease) in cash & cash equivalents	$3,324	$2,837

Six Months Ended June 30, 2019 as compared to the period January 24, 2018 (date of inception) through June 30, 2018

At June 30, 2019 and June 30, 2018, BRELF III had $8.8 million and $3.5 million of unfunded loan commitments, respectively. The increase is primarily attributable to an increase in lending operations.

Net cash received from operating activities was $835 thousand for the six months ended June 30, 2019 compared to net cash received from operating activities of $135 thousand for the period January 24, 2018 (date of inception) through June 30, 2018. The increase is primarily attributable to an increase in lending operations.

Net cash used in investing activities was $6.3 million for the six months ended June 30, 2019 compared with net cash used in operating activities of $2.3 million for the period January 24, 2018 (date of inception) through June 30, 2018. The increase is primarily attributable to an increase in lending operations.

Net cash received from financing activities was $8.8 million for the six months ended June 30, 2019 as compared to $5.0 million for the period January 24, 2018 (date of inception) through June 30, 2018. The primary cash inflows for the six months ended June 30, 2019 were $7.2 million of capital from the sale of preferred units to unit holders and $2.3 million of contributions received in advance, offset by $584 thousand of distributions to holders of preferred units and $109 thousand of redemptions. The primary cash inflows for the period January 24, 2018 (date of inception) through June 30, 2018 were $4.5 million of capital from the sale of preferred units to unit holders and $500 thousand of contributions received in advance, offset by $86.0 thousand of distributions to holders of preferred units.

January 24, 2018 to December 31, 2018

The following table sets forth changes in cash and cash equivalents for the period from January 24, 2018 (date of inception) through December 31, 2018 ($ in thousands).

From Inception, January 24, 2018 to December 31, 2018
(in thousands)
Net cash received from / (used by)
Operating activities	$(6,887)
Investing activities	—
Financing activities	10,987
Net increase / decrease in cash & cash equivalents	$4,100

At December 31, 2018, BRELF III had $8.3 million of unfunded loan commitments. The increase is primarily attributable to an increase in lending operations.

Net cash used in operating activities was $6.9 million for the year ended December 31, 2018. Total net investments of $7.5 million in mortgages and real estate properties were reflected in net cash used in operating activities.

Net cash used in investing activities was $0 for the period from January 24, 2018 (date of inception) through December 31, 2018. As noted above, total net investments for the period January 24, 2018 (date of inception) through December 31, 2018, were reflected in net cash used in operating activities.

Net cash received from financing activities was $11.0 million for the period from January 24, 2018 (date of inception) through December 31, 2018. The primary cash inflow for the year ended December 31, 2018 was $11.3 million of contributions, offset by $439 thousand of distributions.

MgCo III

Six Months Ended June 30, 2019 as compared to the Six Months Ended June 30, 2018

Total Revenue

MgCo III revenue consisted of fee income, which represented 80% of fee based income, and distributions from BRELF III with respect to its common interest equal to 20% of distributable cash in excess of the preferred return. The following table sets forth the total revenue earned by MgCo III for the six months ended June 30, 2019 and June 30, 2018 ($ in thousands).

	For the Six Months Ended June 30,		Increase / (Decrease)
	2019	2018	$	%
Fee income	$413	$138	$275	199.3%
Distributions from BRELF III	96	12	84	700.0%
Total Revenue	$509	$150	$359	239.3%

Total revenue increased by $359 thousand, or 239.3%, to $509 thousand for the six months ended June 30, 2019 from $150 thousand for the six months ended June 30, 2018. During the six months ended June 30, 2019, MgCo III originated $9.2 million in principal commitment with an average commitment per loan of $709 thousand. By comparison, during the six months ended June 30, 2018, MgCo III originated $6.3 million in principal commitment with an average commitment per loan of $475 thousand.

Fee income increased by $275 thousand, or 199.3%, to $413 thousand for the six months ended June 30, 2019 from $138 thousand for the six months ended June 30, 2018. The increase is primarily attributable to an increase in the volume of loan originations during the period.

Distributions from BRELF III increased by $84 thousand, or 700.0%, to $96 thousand for the six months ended June 30, 2019 from $12 thousand for six months ended June 30, 2018. The increase is primarily attributable to an increase in average principal amount of loans outstanding during the period.

Total Expenses

The following table sets forth the components of Total expenses for MgCo III for the six months ended June 30, 2019 and June 30, 2018, respectively ($ in thousands).

	For the Six Months Ended June 30,		Increase / (Decrease)
	2019	2018	$	%
Compensation	$227	$203	$24	11.8%
Commissions to Broadmark Capital LLC	78	46	32	69.6%
General & administrative expense	85	36	49	136.1%
Excise tax expense	—	—	—	—
Legal, audit, insurance	82	31	51	164.5%
Depreciation expense	—	—	—	—
Inspection fees	22	1	21	2,100.0%
Total Expenses	$494	$317	$177	55.8%

Total expenses increased by $177 thousand, or 55.8%, to $494 thousand for the six months ended June 30, 2019 from $317 thousand for the six months ended June 30, 2018. The increase is primarily attributable to an increase of $51 thousand, or 164.5%, in legal, audit, insurance expense and to an increase of $49 thousand, or 136.1%, in general & administrative expense.

Net Income

Net income increased by $183 thousand to $15 thousand for the six months ended June 30, 2019 from $(168) thousand for the six months ended June 30, 2018. The increase is primarily attributable to an increase in the volume of loan originations in the period.

Year Ended December 31, 2018

Comparative financial statements are not presented as BRELF III commenced operations on January 24, 2018

Total Revenue

MgCo III revenue consisted of fee income, which represented 80% of fee based income, and distributions from BRELF III with respect to its common interest equal to 20% of distributable cash in excess of the preferred return. The following table sets forth the Total revenue earned by MgCo III in the year ended December 31, 2018 ($ in thousands).

For the Year Ended December 31, 2018
Fee income	$429
Distributions from BRELF III	60
Total Revenue	$489

Total revenue for the year ended December 31, 2018 was $489 thousand.

Fee income for the year ended December 31, 2018 was $429 thousand.

Distributions from BRELF III for the year ended December 31, 2018 was $60 thousand.

Total Expenses

The following table sets forth the components of Total expenses for MgCo III in the year ended December 31, 2018 ($ in thousands).

For the Year Ended December 31, 2018
Compensation	$450
Commissions to Broadmark Capital LLC	120
General & administrative expense	120
Excise tax expense	—
Legal, audit, insurance	66
Depreciation expense	—
Inspection fees	15
Total Expenses	$771

Total expenses for the year ended December 31, 2018 were $771 thousand.

Net Income

Net income for the year ended December 31, 2018 was $(281) thousand.

Liquidity and Capital Resources

MgCo III’s capital sources include cash flow from operating activities, comprised of 80% of fee based income as well as distributions from BRELF III equal to 20% of distributable cash in excess of the preferred return. MgCo III does not have any borrowings.

MgCo III’s primary uses of liquidity include operating expenses and distributions. On a monthly basis, MgCo III’s Board of Managers determines an appropriate distribution amount based upon numerous factors, including cash flow from operating activities, availability of existing cash balances, general economic conditions and economic conditions that more specifically impact MgCo III’s business or prospects. Future distributions are subject to adjustment based upon the evaluation of the factors described above, as well as other factors that MgCo III’s Board of Managers may, from time-to-time, deem relevant to consider when determining an appropriate common stock dividend.

MgCo III believes that its existing sources of funds should be adequate for purposes of meeting its liquidity needs.

Sources and Uses of Cash

The following table sets forth changes in cash and cash equivalents for the six months ended June 30, 2019 and the six months ended June 30, 2018 ($ in thousands):

	For the Six Months Ended June 30,
	2019	2018
Net cash received from / (used by)
Operating activities	$(48)	$9
Financing activities	—	(1)
Investing activities	—	(1)
Net increase / (decrease) in cash & cash equivalents	$(48)	$7

Six Months Ended June 30, 2019 as compared to the Six Months Ended June 30, 2018

Net cash used in operating activities was $48 thousand for the six months ended June 30, 2019 compared to net cash received from operating activities of $9 thousand for the quarter ended June 30, 2018. The decrease is primarily attributable to a decrease in related party payables.

Net cash used in financing activities was $0 for the six months ended June 30, 2019 as compared to $1 thousand for the six months ended June 30, 2018.

The following table sets forth changes in cash and cash equivalents for the year ended December 31, 2018 ($ in thousands):

For the Year Ended December 31, 2018
Net cash received from / (used by)
Operating activities	$62
Financing activities	(3)
Investing activities	(1)
Net increase / (decrease) in cash & cash equivalents	$58

Year Ended December 31, 2018, Comparative financial statements are not presented as BRELF III commenced operations on January 24, 2018

Net cash received from operating activities was $62 thousand for the year ended December 31, 2018.

Net cash used in financing activities was $3 thousand for the year ended December 31, 2018.

Net cash used in investing activities was $1 thousand for the year ended December 31, 2018.

BRELF IV

February 28, 2019 (date of inception) through June 30, 2019

Comparative financial statements are not presented as BRELF IV commenced operations on January 1, 2019.

Total Revenue

BRELF IV’s Total revenue for the period February 28, 2019 (date of inception) through June 30, 2019 consisted of interest income on the loans that it funded and fee income which represented 20% of fee based income. The following table sets forth the components of Total revenue earned by BRELF IV for the period February 28, 2019 (date of inception) through June 30, 2019 ($ in thousands):

February 28, 2019 (date of inception) through June 30, 2019
Interest income	$23
Fee income	12
Total Revenue	$35

Total revenue for the period February 28, 2019 (date of inception) through June 30, 2019 was $35 thousand. During the period February 28, 2019 (date of inception) through June 30, 2019, BRELF IV originated 2 new loans representing approximately $2.5 million in total principal commitment with an average commitment per loan of approximately $1.3 million and with the largest individual loan commitment amounting to $1.9 million. During the same period, BRELF IV had no loans repaid. Interest income was $23 thousand and fee income was $12 thousand for the period February 28, 2019 (date of inception) through June 30, 2019.

Total Expenses

BRELF IV’s Total expense for the period February 28, 2019 (date of inception) through June 30, 2019 consisted of other expense equal to 186 dollars.

February 28, 2019 (date of inception) through June 30, 2019
Other	186
Total Expense	$186

Liquidity and Capital Resources

Overview

BRELF IV’s primary liquidity needs include ongoing commitments to fund its operating expenses, lending activities and future funding obligations, make distributions to its members and fund other general business needs. BRELF IV’s primary sources of liquidity and capital resources to date have been derived from $2.4 million in cumulative preferred unit issuances as of June 30, 2019. As of June 30, 2019, BRELF IV has not utilized and does not have any borrowings. As of June 30, 2019, BRELF IV cash and cash equivalents was $803 thousand.

BRELF IV seeks to meet its long-term liquidity requirements, including future investment funding needs, future construction draw commitments, and member redemptions through its existing cash resources, equity contributions, reinvested distributions and return of capital from investments, including loan repayments. BRELF IV is not required to sell real estate mortgages in order to pay redemption proceeds. As of June 30, 2019, BRELF IV had $2.5 million of loan commitments, of which $1.7 million was funded and outstanding.

As a REIT, BRELF IV is required to distribute at least 90% of its annual REIT taxable income to its members, including taxable income where BRELF IV does not receive corresponding cash. BRELF IV intends to distribute all or substantially all of its REIT taxable income in order to comply with the REIT distribution requirements of the Internal Revenue Code and to avoid federal income tax and the non-deductible excise tax.

BRELF IV intends to make monthly distributions of distributable cash as described herein. Distributions of distributable cash, fee based income, and the preferred return are not guaranteed, and are only paid to the extent earned.

Sources and Uses of Cash

The following table sets forth changes in cash and cash equivalents for the period February 28, 2019 (date of inception) through June 30, 2019 ($ in thousands):

February 28, 2019 (date of inception) through June 30, 2019
Net cash received from / (used by)
Operating activities	$36
Investing activities	(1,745)
Financing activities	2,512
Net increase / (decrease) in cash & cash equivalents	$803

February 28, 2019 (date of inception) through June 30, 2019

Net cash received from operating activities was $36 thousand for the period February 28, 2019 (date of inception) through June 30, 2019.

Net cash used in investing activities was $1.7 million for the period February 26, 2019 (date of inception) through June 30, 2019.

Net cash received from financing activities was $2.5 million for the period February 28, 2019 (date of inception) through June 30, 2019. The primary cash inflow for the period February 28, 2019 (date of inception) through June 30, 2019 was $2.4 million of contributions.

Contractual Obligations and Commitments

There were no contractual obligations and commercial commitments of BRELF IV as of June 30, 2019.

Off-Balance Sheet Arrangements

BRELF IV has not entered into any off-balance sheet transactions, arrangements or other relationships with unconsolidated entities or other persons that are likely to affect liquidity or the availability of the Company Group’s requirements for capital resources.

MgCo IV

Six Months Ended June 30, 2019

Comparative financial statements are not presented as BRELF IV commenced operations on January 1, 2019.

Total Revenue

MgCo IV revenue consisted of fee income, which represented 80% of fee based income, and distributions from BRELF IV with respect to its common interest equal to 20% of distributable cash in excess of the preferred return. The following table sets forth the Total revenue earned by MgCo IV in the six months ended June 30, 2019 ($ in thousands).

For the Six months ended June 30, 2019
Fee income	$50
Distributions from BRELF IV	3
Total Revenue	$53

MgCo IV had $53 thousand in total revenue for the six months ended June 30, 2019.

Fee income was $50 thousand for the six months ended June 30, 2019.

Distributions from BRELF IV for the six months ended June 30, 2019 was $3 thousand.

Total Expenses

The following table sets forth the components of Total Expenses for MgCo IV for the six months ended June 30, 2019 ($ in thousands):

For the Six Months Ended June 30, 2019
Compensation	247
Commissions to Broadmark Capital LLC	24
Professional fees	76
General and administrative	7
Total Expenses	$354

Total expenses for the six months ended June 30, 2019 were $354 thousand.

Net Income

Net income for the six months ended June 30, 2019 was $(301) thousand.

Liquidity and Capital Resources

MgCo IV’s capital sources include cash flow from operating activities, comprised of 80% of fee based income as well as distributions from BRELF IV equal to 20% of distributable cash in excess of the preferred return. MgCo IV does not have any borrowings.

MgCo IV’s primary uses of liquidity include operating expenses and distributions. On a monthly basis, MgCo IV’s Board of Managers determines an appropriate distribution amount based upon numerous factors, including cash flow from operating activities, availability of existing cash balances, general economic conditions and economic conditions that more specifically impact MgCo IV’s business or prospects. Future distributions are subject to adjustment based upon the evaluation of the factors described above, as well as other factors that MgCo IV’s Board of Managers may, from time-to-time, deem relevant to consider when determining an appropriate common stock dividend.

MgCo IV believes that its existing sources of funds should be adequate for purposes of meeting its liquidity needs. Unrestricted cash as of June 30, 2019 was approximately $10 thousand.

Sources and Uses of Cash

Six Months Ended June 30, 2019

The following table sets forth changes in cash and cash equivalents for the six months ended June 30, 2019 ($ in thousands):

For the Six Months Ended June 30, 2019
Net cash received from / (used by)
Operating activities	$10
Investing activities	—
Financing activities	—
Net increase / (decrease) in cash & cash equivalents	$10

Net cash received from operating activities was $10 thousand for the six months ended June 30, 2019.

No net cash was used in investing activities for the six months ended June 30, 2019.

Net cash received from financing activities was 200 dollars for the six months ended June 30, 2019.

Contractual Obligations and Commitments

There were no contractual obligations and commercial commitments of MgCo IV as of June 30, 2019.

Off-Balance Sheet Arrangements

MgCo IV has not entered into any off-balance sheet transactions, arrangements or other relationships with unconsolidated entities or other persons that are likely to affect liquidity or the availability of the Company Group’s requirements for capital resources.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. GAAP in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company Group bases its use of estimates on (a) a preset number of assumptions that consider past experience, (b) future projections and (c) general financial market conditions. Actual amounts could differ from those estimates.

Interest income from loans is recognized, as earned, over the loan period, whereas fee income is recognized by the Companies and the Management Companies in the period that it has been charged to the borrower. The Companies and Management Companies have adopted ASC 842, Leases, as it relates to the accounting of operating leases. The Companies and Management Companies adoption of this standard did not materially impact the financial position or capital requirements of the company as there were no operating leases to capitalize. Effective with the REIT election on October 1, 2018, ASC 946 no longer applied to PBRELF I and BRELF II for the period ending December 31, 2018, which resulted in different presentations of the basic financial statements from the Company’s previously issued financial statements, as well as significant revisions of the financial statement disclosures in order to conform to GAAP. The critical accounting policies should be read in connection with the Company Group’s risk factors as disclosed in the Risk Factors section and with. Notes 2 of the financial statements, as well as other footnotes throughout the Management Discussion and Analysis.

Internal Control over Financial Reporting

During the audits of the Company Group’s entities, its auditor noted deficiencies within the financial closing and reporting process due to lack of segregation of duties, including access controls of information technology over sensitive and critical financial information, lack of review procedures over financial information and inadequate documentation of policies and procedures over the identification of technical accounting matters, and related documentation addressing accounting matters. With respect to the audits of the Companies, the lack of controls contributed to certain proposed audit adjustments related to deferred fees and missing or incomplete disclosures related to equity structure/share counts, credit quality disclosures and cash flow statements in the footnotes to the financial statements. As such, the Companies’ auditor identified material weaknesses in the Companies’ internal control over financial close reporting process. With respect to the Management Companies, the lack of controls contributed to the inability to record certain material adjustments to the financial statements related to cash and related party reclassifications, compensation expense and completeness and accuracy and/or missing or incomplete disclosures related to certain statements related to equity structure/share count. As such, the Management Companies’ auditor has identified material weaknesses in the Companies’ internal control over financial close reporting process. The Company Group intends to take steps to remediate these material weaknesses, including enlisting the help of external advisors to provide assistance in the areas of internal controls and GAAP accounting in the short term, and are evaluating the longer-term resource needs of its accounting staff, including GAAP expertise. These remediation measures may be time consuming and costly, and might place significant demands on its financial, accounting and operational resources. In addition, there is no assurance that the Company Group will be successful in hiring any necessary finance and accounting personnel in a timely manner, or at all.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

The nature of the Company Group’s business exposes it to market risk arising from changes in interest rates. Interest rates are highly sensitive to many factors, including governmental, monetary and tax policies, domestic and international economic and political considerations and other factors beyond the control of the Company Group. An increase or decrease in interest rates would not impact the interest charged on the Company Group’s then existing loan portfolio, as the Company Group’s loans bear fixed rates of interest. However, a rapid significant increase in interest rates may reduce the demand for mortgage loans due to the higher cost of borrowing, potentially resulting in a reduced demand for real estate, declining real estate values and higher default rates. Alternatively, a significant rapid decline in interest rates may negatively affect the amount of interest that the Company Group may charge on new loans, including those that are made with capital received as outstanding loans mature. Additionally, declining interest rates may also result in prepayments of existing loans, which may also result in the redeployment of capital in new loans bearing lower interest rates. These factors could adversely affect the Company Group’s business, financial condition, results of operations and ability to make distributions to its equity holders.

Credit Risk

The Company Group’s loans are subject to credit risk. Credit risk is the exposure to loss from loan defaults. Default rates are subject to a wide variety of factors, including, but not limited to, borrower financial condition, property performance, property management, supply and demand factors, construction trends, consumer behavior, regional economics, interest rates, the strength of the U.S. economy and other factors beyond the Company Group’s control. All loans are subject to a certain possibility of default. The Company Group seeks to mitigate credit risk by originating loans which are secured by first position liens on real estate with a maximum loan-to-value ratio of 65%. The Company Group also undertakes extensive due diligence of the property that will be mortgaged to secure the loans, including review of third party appraisals on the property.

Risks Related to Real Estate

Residential and commercial property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, events such as natural disasters, including hurricanes and earthquakes, acts of war and terrorism, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; construction quality, construction cost, age and design; demographic factors; retroactive changes to building or similar codes; and increases in operating expenses (such as energy costs). In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the loans, which could also cause Company Group to suffer losses. These factors could adversely affect the Company Group’s business, financial condition, results of operations and ability to make distributions to its members.

INFORMATION ABOUT TRINITY

General

Trinity is a blank check company formed as a Delaware corporation on January 24, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although Trinity is not limited to a particular industry or sector for purposes of consummating a business combination, Trinity has focused its search on acquiring an operating company or business with a real estate component. Trinity is an early stage and emerging growth company and, as such, Trinity is subject to all of the risks associated with early stage and emerging growth companies. Based on Trinity’s business activities, it is a “shell company” as defined under the Exchange Act of 1934 (the “Exchange Act”) because Trinity has no operations and nominal assets consisting almost entirely of cash.

On May 17, 2018, Trinity closed its initial public offering (the “initial public offering”) of 34,500,000 Units (the “Units”), including the issuance of 4,500,000 Units as a result of the underwriters’ exercise of their over-allotment option in full. Each Unit consisted of one share of Class A common stock, par value $0.0001 (“Class A common stock” and, with respect to the shares of Class A common stock included in the Units publicly offered, the “public shares”) and one redeemable warrant. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $345,000,000. Simultaneously with the closing of the initial public offering, Trinity issued to its Sponsor 12,350,000 warrants (the “private placement warrants”), each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, at a price of $1.00 per private placement warrant, in a private placement (“private placement”), generating gross proceeds of $12,350,000. Prior to the consummation of the initial public offering, on January 26, 2018, the Sponsor purchased 8,625,000 shares (the “founder shares”) of its Class B common stock, par value $0.0001 (“Class B common stock”), for an aggregate purchase price of $25,000. Upon the closing of the initial public offering and private placement, $351,900,000 ($10.20 per Unit) of the net proceeds of the sale of the Units in the initial public offering and the private placement was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. and at UBS Financial Services Inc. maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”). The proceeds held in the Trust Account were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by Trinity meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by Trinity, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below. As of June 30, 2019, Trinity had cash of approximately $314,000 held outside the Trust Account, which is available for use by it to cover its costs associated with identifying a target business, negotiating a business combination, due diligence procedures and other general corporate uses.

Business Combination

Nasdaq rules require that Trinity must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of a definitive agreement in connection with the Business Combination.

Redemption Rights for Public Stockholders

Trinity is providing its public stockholders with the opportunity to redeem all or a portion of their Class A common stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Trinity to pay its franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. On the closing date of the initial public offering, $351,900,000 from the net proceeds of the sale of the Units in the initial public offering and the sale of the private placement warrants was deposited in the Trust Account. The per-share amount Trinity will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $15,525,000 that Trinity will pay to the underwriter. Trinity Sponsor, officers and directors have entered into a letter agreement with Trinity, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any public shares they may hold in connection with the completion of the Business Combination.

Limitation on Redemption Rights

If Trinity seeks stockholder approval of Trinity’s initial business combination and Trinity does not conduct redemptions in connection with Trinity’s business combination pursuant to the tender offer rules, Trinity’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in initial public offering, which Trinity refers to as the “Excess Shares.” Such restriction shall also be applicable to Trinity’s affiliates. Trinity believes this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force Trinity or its management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 20% of the shares sold in initial public offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by Trinity or Trinity’s management at a premium to the then-current market price or on other undesirable terms. By limiting the ability of Trinity’s stockholders to redeem no more than 20% of the shares sold in initial public offering without Trinity’s prior consent, Trinity believes it will limit the ability of a small group of stockholders to unreasonably attempt to block Trinity’s ability to complete a business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that Trinity have a minimum net worth or a certain amount of cash. However, Trinity would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against Trinity’s business combination.

Redemption of public shares and liquidation if no Business Combination

Trinity’s amended and restated certificate of incorporation provides that it has 18 months from the closing of initial public offering, or until November 17, 2019, to complete the Business Combination. If Trinity is unable to complete the initial business combination within such 18-month period, unless Trinity seeks an amendment to its amended and restated certificate of incorporation to extend such 18 month period, Trinity will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Trinity to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to Trinity’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Trinity’s warrants, which will expire worthless if Trinity fails to complete the initial business combination within the 18-month time period (or such later time as such 18 months may be extended).

If Trinity seeks a stockholder vote to amend the amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of its public shares if it does not complete the initial business combination within 18 months from the closing of its initial public offering, Trinity is required to redeem any public shares properly submitted in connection with such stockholder vote.

Competition

In identifying, evaluating and selecting a target business for an initial business combination, Trinity has encountered competition from other parties, including, among others, private equity groups and leveraged buyout funds, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than Trinity does. Trinity’s ability to acquire target businesses is limited by its available financial resources. This inherent limitation may give others an advantage in pursuing the acquisition of a target business. Furthermore, Trinity’s obligation to pay cash to its public stockholders who exercise their redemption rights may reduce the resources available to Trinity for its initial business combination and its outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place Trinity at a competitive disadvantage in successfully executing an initial business combination.

Employees

Trinity currently has four officers. These individuals are not obligated to devote any specific number of hours to Trinity matters. Trinity does not have any other employees.

Directors and Executive Officers

Trinity’s directors and executive officers are as follows:

Name	Age	Position
Lee S. Neibart	69	Chairman
Sean A. Hehir	46	Chief Executive Officer, President and Director
Greg S. Dickhens	49	Chief Investment Officer
Kevin Y. Hayashi	53	Chief Financial Officer and Treasurer
Ryan P. Donn	40	Secretary
Richard F. Wacker	57	Director
Catherine Luke	46	Director
Warren R. de Haan	47	Director

Lee S. Neibart serves as Chairman of Trinity’s board of directors, and is one of the directors. Mr. Neibart also serves as Chief Executive Officer of HBS Global Properties, a joint-venture between Hudson’s Bay Company (TSX: HBC) and Simon Property Group (NYSE: SPG) which owns a portfolio of 83 trophy retail properties throughout the United States, Canada and Germany. Mr. Neibart was a partner in the Ares Real Estate Group (July 2013-June 2018) focused on fundraising and U.S. opportunistic investing. Mr. Neibart served on the Ares Real Estate Group’s U.S. Development and Redevelopment Fund II Investment Committee. He was a Director on various boards relating to Ares’ investment portfolio. Mr. Neibart joined Ares Management LLC in July 2013 from AREA Property Partners (formerly Apollo Real Estate Advisors) where he was a Global CEO from 1993 to 2013. Throughout his career, he has held leadership positions at top real estate investment companies, including: Apollo Real Estate Advisors, where, as Partner, he oversaw the investment and management of real estate funds & joint ventures, as well as NRDC Equity Partners & Robert Martin Company as a Founding Partner and Chief Operating Officer & Executive Vice President, respectively. Mr. Neibart currently serves as a director of Hudson’s Bay Company and a director of Retail Opportunity Investments Corp. (Nasdaq: ROIC), a REIT. ROIC was formerly NRDC Acquisition Corp, or “NRDC,” a special purpose acquisition company, or “SPAC,” that went public in 2007. Mr. Neibart is the former president of NRDC. NRDC converted to a REIT and changed its name to Retail Opportunity Investments Corp. in 2009. Since its conversion to a REIT in 2009, ROIC has completed many property asset acquisitions. ROIC currently owns more than 90 shopping centers, primarily in the western regions of the United States. Mr. Neibart also serves on the Advisory Board of The Real Estate Institute of New York University. He is also a past President of the New York Chapter of the National Association of Industrial and Office Parks. Mr. Neibart graduated from the University of Wisconsin with a Bachelor of Arts degree and holds an M.B.A. from New York University.

Mr. Neibart’s qualifications to serve on the board of directors include: his 40 years of experience in commercial real estate investing, mergers and acquisitions, and strategic business planning; his senior leadership roles at AREA, Ares and HBS Global Properties; and his experience serving as a director for various public and private companies.

Sean A. Hehir serves as the Chief Executive Officer and President, and is one of the directors. Mr. Hehir has more than 20 years of experience in real estate investment and asset management, and currently serves as the President and Chief Executive Officer of Trinity Investments. In addition to management of Trinity Investments, Mr. Hehir oversees the investment activities of Trinity Investments, including sourcing and executing investment opportunities, formulating investment strategy, and structuring acquisitions and dispositions. Since joining Trinity Investments in May 1998, Mr. Hehir has executed numerous global real estate transactions. Prior to joining Trinity Investments, Mr. Hehir worked for HVS International, a leading consulting firm to the hospitality industry, as a senior associate performing in-depth market studies, financial analyses, income and expense projections, valuations and feasibility studies, competitive market and property positioning studies, and operational reviews for hotels ranging from limited-service to full-service corporate and resort properties. Mr. Hehir has a Bachelor of Science degree in Hotel Administration from Cornell University and holds a Diploma in Hotel Administration from the Hotel Institute Montreux, Switzerland. Mr. Hehir is a board member of the Hawaii Business Roundtable, Assets School, and the Hawaii Chapter of The Nature Conservancy, in addition to being an active member of the Young Presidents Organization, a chief executive leadership organization.

Mr. Hehir’s qualifications to serve on the board of directors include: his 20 years of experience in investing and managing commercial and hospitality real estate; his 9 years of leading Trinity Investments; and his access to proprietary and off-market investment opportunities through his extensive network within the real estate and finance industries.

Greg S. Dickhens serves as the Chief Investment Officer. Mr. Dickhens is also a Principal of Trinity Investments where is responsible for overseeing and managing Trinity Investments’ investment strategies. With 25 years of hospitality experience, Mr. Dickhens has a highly diverse and complementary skillset, a wealth of longstanding relationships and an intimate understanding of the global marketplace. Before joining Trinity Investments in October 2016, he served on the board of directors of Seibu Properties, one of the largest private land owners in Japan and was Vice President of Prince Resorts Hawaii. Prior to joining Prince Resorts Hawaii, Mr. Dickhens was President and Senior Advisor of Kyo-ya Company LLC and a member of the board of directors of Kyo-ya Pacific Company, LLC and each of its subsidiaries. Prior to joining Kyo-ya, Mr. Dickhens served as Vice President and Chief Financial Officer of Vail Resorts Development Company in Vail, Colorado. Mr. Dickhens also spent seven years with Hilton Hotel Corporation in Beverly Hills, California, as Vice President of Managed Development and Director of Feasibility and Investment Analysis. Prior to Hilton, Mr. Dickhens worked for Marriott International, first as Senior Manager of Market Planning and Feasibility for North America and Latin America in Washington, D.C., then as Vice President of Hotel Development Planning for Asia/Pacific Region, based in Hong Kong.

Mr. Dickhens received a bachelor of science degree from Cornell University’s School of Hotel Administration with a concentration in real estate finance and property development, and a master’s degree in business administration from the Anderson School of Business at UCLA, graduating with honors. He is a member of YPO and serves on the board of the Straub Hospital Foundation and Punahou School’s Board of Trustees. Mr. Dickhens also served on the Host Committee for APEC 2011 and the Hawaii Business Roundtable, and is a past board member of the Waikiki Improvement Association, Historic Hawaii Foundation, The Nature Conservancy’s Corporate Council for the Environment, Gift Foundation of Hawaii, Guenoc Winery, and After-School All-Stars.

Kevin Y. Hayashi serves as the Chief Financial Officer and Treasurer. Mr. Hayashi has over 25 years of experience in the fields of Public and Private Accounting and also serves as Chief Financial Officer of Trinity Investments where he supervises Trinity Investments’ financial management and partnership relationships. Prior to joining Trinity Investments in July 1997, Mr. Hayashi was an Audit Manager for the international accounting firm of PricewaterhouseCoopers LLP, where he oversaw audits for multinational companies with activity in Hawaii and Micronesia. He has been involved in international audits for banks and financial institutions, agricultural companies, real estate and construction firms, media, hotels and travel companies, the services industry, and high-technology manufacturers, as well as county and state government. Mr. Hayashi graduated from the University of Hawaii at Manoa with a Bachelor of Business Administration Degree in Accounting.

Ryan P. Donn serves as the Secretary. Mr. Donn is also a Principal at, and Chief Investment Officer of, Trinity Investments with more than 17 years of experience in hospitality real estate, including experience on transactions exceeding $3 billion in value. He is responsible for leading the transactional activity of the firm including due diligence, acquisitions, dispositions, and financings. Through his transactional experience, Mr. Donn’s expertise extends to purchase and sale agreements, brand and management agreements, loan agreements, and partnership agreements and investment structuring. Along with Trinity Investments’ other principals, he is responsible for building and executing upon the business plans for the firm’s investments. Prior to joining Trinity Investments in September 2007, Mr. Donn held real estate investment and advisory positions with Hotel Capital Advisers, Inc. (hotel investment advisors to Prince Alwaleed), Lehman Brothers, and PricewaterhouseCoopers LLP. Mr. Donn is a former instructor of New York University’s graduate hospitality program. Mr. Donn earned his Bachelor’s degree with a concentration in real estate from the School of Hotel Administration at Cornell University. He is a Cornell Tradition Fellow, a member of the Cornell University Council, and a former chair of the Dean’s Council of Young Alumni for the Cornell Hotel School. He is a Pacific Century Fellow.

Richard F. Wacker is the President, Chief Executive Officer, and a director of American Savings Bank, or “ASB,” which he joined in 2010. ASB serves consumer, business, and corporate customers across the State of Hawaii. Prior to joining ASB, Mr. Wacker was Chairman of Korea Exchange Bank, or “KEB,” a large Korean commercial bank. He joined KEB in 2004 as Chief Operating Officer, was appointed President and CEO from 2005 to 2010, adding the position of Chairman of the Board from 2007. Mr. Wacker was a co-founder of the KEB Foundation, the first social welfare organization in the Korean financial industry, and was the organization’s second Chairman. He served on the boards of Junior Achievement Korea and the American Chamber of Commerce in Korea.

Mr. Wacker previously worked for General Electric, or “GE,” where he was a company officer and held a wide range of senior leadership positions in the United States and Europe, including Vice President of Corporate Investor Communications during the transition of GE’s CEO and the implementation of Sarbanes-Oxley legislation; Vice President and Chief Financial Officer of GE Capital’s Card Services unit; General Manager of GE Capital’s global audit staff; Chief Financial Officer of GE Capital Fleet Services-Europe and global product management and logistics positions with GE Medical Systems-Europe. He earned a Bachelor of Science degree in mechanical engineering from the University of Missouri. Mr. Wacker serves on the Boards of non-profit organizations, including on the Board of Hawaii Pacific Health, the Hawaii Business Roundtable (Immediate Past Chair), Child & Family Service (Past Chair), University of Hawaii Foundation (Vice-Chair), Hawaii Bankers Association, Chaminade University (Regent), University of Hawaii–Pacific Asian Center for Entrepreneurship (Chair), and was the founder of the Hawaii Curling Club.

Mr. Wacker’s qualifications to serve on the board of directors include: his extensive leadership and business experience, his track record as a senior executive and board member at financial institutions, and his strong background in finance and public company governance.

Catherine Luke is an Executive Vice President and the Chief Operating Officer of Loyalty Development, Ltd. and oversees the management, leasing, and development for Loyalty Development, Ltd. Ms. Luke is also the President and director of Loyalty Enterprises Ltd., a property management firm in Hawaii. In addition, Ms. Luke is the President of KJL Inc., or KJL, a real estate investment firm. Ms. Luke is on the Board of Trustees of the Hawaiian Tax-Free Trust municipal bond fund. Prior to joining KJL in 2013, Ms. Luke worked as a management consultant and investment banker in San Francisco. She has served as a member of the Federal Reserve Bank of San Francisco, Economic Advisory Council. Ms. Luke graduated from Brown University with a Bachelor of Arts degree in Economics and from Harvard Business School with a Master’s in Business Administration. She is active in numerous community organizations and currently serves on the distribution committee of the McInerny Foundation, and on the boards of the Hawaii Leadership Forum, the Omydiar Fellows and the Young Presidents Organization.

Ms. Luke’s qualifications to serve on the board of directors include: her extensive leadership and business experience; her strong background in finance; and her network of contacts in the real estate industry.

Warren R. de Haan is a founder, member of the board of directors, and one of the four managing partners of ACORE Capital, LP, or ACORE, an SEC-registered investment adviser focusing on transitional commercial real estate lending. As of December 31, 2017, ACORE had over $9 billion in assets under management. Mr. de Haan also serves as the head of asset originations for ACORE and is a member of ACORE’s investment committee. Mr. de Haan has 21 years of experience in the commercial real estate finance industry and capital markets. Prior to ACORE, he was the Chief Originations Officer of Starwood Property Trust, Inc. (NYSE: STWD), or Starwood, a public mortgage REIT, from October 2010 to September 2014. Prior to Starwood, he co-founded the commercial real estate finance business of Countrywide Financial Corporation, or Countrywide, that was launched in 2004 and grew into one of the largest lending platforms in the United States focused on middle markets. At Countrywide, he was co-head of loan originations and oversaw the expansion of the division’s footprint to 15 offices across the United States. In 2001, Mr. de Haan was a founding partner of Coastal Capital Partners, LLC, a firm focused on acquiring distressed debt and advising clients on restructurings. Prior to Coastal Capital, he was a member of the large loan group in the commercial real estate finance division of Nomura Asset Capital Corporation in New York City. Mr. de Haan received a Bachelor of Science degree from the Cornell School of Hotel Administration. He also graduated from Hotel Institute Montreux, Switzerland, where he obtained his Swiss Hotel Diploma and American Hotel and Motel Association Diplomas.

Mr. de Haan’s qualifications to serve on the board of directors include: his leadership and business experience; his strong background in commercial real estate finance; and his network of contacts in the real estate industry.

Number and Terms of Office of Officers and Directors

The Trinity board of directors consists of five members. Trinity’s board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, Trinity is not required to hold an annual meeting until one year after the first fiscal year end following Trinity’s listing on Nasdaq. The term of office of the first class of directors, consisting of Warren R.

de Haan, will expire at Trinity’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Richard F. Wacker and Catherine Luke, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Lee S. Neibart and Sean A. Hehir, will expire at the third annual meeting of stockholders.

Trinity officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Trinity’s board of directors is authorized to appoint persons to the offices set forth in the bylaws as it deems appropriate. Trinity’s bylaws provide that its officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Senior Managing Directors, Managing Directors, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of Trinity’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of Trinity or its subsidiaries or any other individual having a relationship which in the opinion of Trinity’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Trinity’s board of directors has determined that Warren R. de Haan, Richard F. Wacker and Catherine Luke are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules.

Officer and Director Compensation

None of Trinity’s officers or directors receives cash compensation from Trinity for services rendered to it. Since the initial public offering, Trinity has been paying the Trinity Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial business combination or Trinity’s liquidation, Trinity will cease paying these monthly fees. No compensation of any kind, including finder’s and consulting fees, may be paid by Trinity to the Trinity Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the initial business combination. However, these individuals have been and will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Trinity’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Trinity’s audit committee reviews on a quarterly basis any payments made to the Trinity Sponsor, its officers or directors, or Trinity’s or their affiliates. Any such payments prior to an initial business combination may only be made using funds held outside the trust account. Other than quarterly audit committee review of such payments, Trinity does not have any additional controls in place governing its reimbursement payments to Trinity’s directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

Trinity does not intend to take any action to ensure that members of Trinity’s management team maintain their positions with Broadmark Realty after the consummation of the business combination.

Committees of the Board of Directors

Trinity’s board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Trinity’s board of directors has established an audit committee. Under the Nasdaq listing standards and applicable SEC rules, Trinity is required to have at least three members of the audit committee, all of whom must be independent. Each of Trinity’s three independent directors meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and Trinity’s board of directors has determined that Richard F. Wacker qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Trinity has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by Trinity;
•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by Trinity, and establishing pre-approval policies and procedures;
•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;
•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
•	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and Trinity to assess the independent registered public accounting firm’s independence;
•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Trinity entering into such transaction; and
•	reviewing with management, the independent registered public accounting firm, and Trinity’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Trinity’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Trinity’s board of directors has established a compensation committee and Ms. Luke, Mr. Wacker and Mr. de Haan serve as members of Trinity’s compensation committee. Under the Nasdaq listing standards and applicable SEC rules, Trinity is required to have at least two members of the compensation committee, all of whom must be independent. Ms. Luke, Mr. Wacker and Mr. de Haan are independent and Mr. Wacker chairs the compensation committee.

Trinity has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to Trinity’s Chief Executive Officer’s compensation, if any is paid by Trinity, evaluating Trinity’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Trinity’s Chief Executive Officer based on such evaluation;
•	reviewing and approving on an annual basis the compensation, if any is paid by Trinity, of all of Trinity’s other officers;
•	reviewing on an annual basis Trinity’s executive compensation policies and plans;
•	implementing and administering Trinity’s incentive compensation equity-based remuneration plans;
•	assisting management in complying with Trinity’s proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Trinity’s officers and employees;
•	if required, producing a report on executive compensation to be included in Trinity’s annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to the Trinity Sponsor of $10,000 per month, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid by Trinity to any of Trinity’s existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

Trinity does not have a standing nominating committee. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, Trinity does not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by Trinity’s stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Trinity’s stockholders that wish to nominate a director for election to Trinity’s board of directors should follow the procedures set forth in Trinity’s bylaws.

Trinity has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of Trinity’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Trinity’s stockholders.

Compensation Committee Interlocks and Insider Participation

None of Trinity’s officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on Trinity’s board of directors.

Code of Ethics

Trinity has adopted a Code of Ethics applicable to Trinity’s directors, officers and employees. Trinity has filed a copy of its Code of Ethics and its audit and compensation committee charters as exhibits to the registration statement in connection with the initial public offering. You can review these documents by accessing Trinity’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from Trinity.

Conflicts of Interest

Trinity Investments manages several joint ventures in partnership with private equity investment firms. Trinity Investments or its affiliates, as well as other entities affiliated with Trinity’s officers or directors, may compete with Trinity for business combination opportunities. If these entities decide to pursue any such opportunity, Trinity may be precluded from procuring such opportunities. In addition, investment ideas generated within Trinity Investments or other entities affiliated with Trinity’s officers or directors may be suitable for both Trinity and for a current or future Trinity Investments or other fund and may be directed to such investment vehicle rather than to Trinity. None of the Trinity Sponsor, Trinity Investments or the members of Trinity’s management team have any obligation to present Trinity with any opportunity for a potential business combination of which they become aware, unless presented to a member of Trinity’s management team solely in his or her capacity as an officer of Trinity. Trinity Investments and/or Trinity’s management, in their capacities as employees of Trinity Investments or in their other endeavors, currently are required to present certain investment opportunities and potential business combinations to the various related investment vehicles or entities as described above, before they present such opportunities to Trinity. Trinity Investments and the Trinity Sponsor and members of Trinity’s management may have similar obligations to future investment vehicles or other entities or third parties.

Notwithstanding the foregoing, Trinity may, at its option, pursue an affiliated joint acquisition opportunity with any such fund or other investment vehicle. Any such parties would co-invest only if (i) permitted by applicable regulatory and other legal limitations; (ii) Trinity and the Trinity Sponsor, Trinity Investments or such other entity, as applicable, considered a transaction to be mutually beneficial to us as well as the affiliated entity; and (iii) other business reasons exist to do so, such as the strategic merits of including such co-investors, the need for additional capital beyond the amount held in Trinity’s trust account to fund the initial business combination and/or the desire to obtain committed capital for closing the initial business combination. Such entity may co-invest with Trinity in the target business at the time of the initial business combination, or it could raise additional proceeds to complete the initial business combination by making a specified future issuance to any such fund or vehicle.

The Trinity Sponsor and each of Trinity’s officers and directors presently has, and any of them and the Trinity Sponsor in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. For example, Trinity Investments and certain of their respective officers and directors, as well as the principals of the Trinity Sponsor, may currently be obligated by contract to offer or allocate certain investment opportunities first to specific private funds managed by or affiliated with them. Accordingly, if any of Trinity’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Trinity does not believe, however, that any fiduciary duties or contractual obligations of the Trinity Sponsor, Trinity Investments and Trinity’s officers or directors will materially affect Trinity’s ability to complete Trinity’s Business Combination. In addition, Trinity may, at its option, pursue an affiliated joint acquisition opportunity with an entity to which the Trinity Sponsor, Trinity Investments or an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with Trinity in the target business at the time of Trinity’s Business Combination, or it could raise additional proceeds to complete the initial business combination by making a specified future issuance to any such entity. Trinity’s amended and restated certificate of incorporation provides that Trinity renounce its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Trinity’s company and such opportunity is one Trinity is legally and contractually permitted to undertake and would otherwise be reasonable for Trinity to pursue, and to the extent the director or officer is permitted to refer that opportunity to Trinity without violating another legal obligation.

Trinity Sponsor, and Trinity’s officers and directors have agreed not to participate in the formation of, or become an officer or director of, any other blank check company such as Trinity’s company until Trinity has entered into a definitive agreement regarding the initial business combination or Trinity has failed to complete the initial business combination within 18 months after the closing of the initial public offering (or such later time as such 18 months may be extended).

Potential investors should also be aware of the following other potential conflicts of interest:

•	None of Trinity’s officers or directors is required to commit his or her full time to Trinity’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various Trinity business activities.
•	In the course of their other business activities, Trinity’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to Trinity as well as the other entities with which they are affiliated. Trinity’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
•	The Trinity Sponsor has agreed to waive its redemption rights with respect to any founder shares and any public shares held by them in connection with the consummation of the initial business combination. Additionally, the initial stockholders have agreed to waive their redemption rights with respect to any founder shares held by them if Trinity fails to consummate the initial business combination within 18 months after the closing of its initial public offering (or such later time as such 18 months may be extended). If Trinity does not complete its initial business combination within such applicable time period, the proceeds of the sale of the private placement warrants held in the trust account will be used to fund the redemption of Trinity’s public shares, and the private placement warrants will expire worthless. With certain limited exceptions, the founder shares are not transferable, assignable by the Trinity Sponsor until the earlier of: (A) one year after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the last sale price of Trinity’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which Trinity completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Trinity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the private placement warrants and the Class A common stock underlying such warrants, are not transferable, assignable or salable by the Trinity Sponsor or its permitted transferees until 30 days after the completion of the initial business combination. Since the Trinity Sponsor and its officers and directors may directly or indirectly own common stock and warrants, Trinity’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Business Combination.

•	Trinity’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to the initial business combination.
•	The Trinity Sponsor, its officers or directors may have a conflict of interest with respect to evaluating an initial business combination and financing arrangements as Trinity may obtain loans from the Trinity Sponsor or an affiliate of the Trinity Sponsor or any of Trinity’s officers or directors to finance transaction costs in connection with an intended initial business combination. Trinity Sponsor has made a $1.0 million working capital loan to Trinity. Trinity Sponsor may make additional loans to Trinity in the future. Up to $1,500,000 of such additional loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in Trinity’s favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;
•	the opportunity is within the corporation’s line of business; and
•	it would not be fair to Trinity’s company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, Trinity’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, Trinity’s amended and restated certificate of incorporation provides that Trinity renounce Trinity’s interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Trinity’s company and such opportunity is one Trinity are legally and contractually permitted to undertake and would otherwise be reasonable for Trinity to pursue, and to the extent the director or officer is permitted to refer that opportunity to Trinity without violating another legal obligation.

Below is a table summarizing entities to which Trinity’s executive officers, directors and director nominees currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Lee S. Neibart	Hudson’s Bay Company HBS Global Properties Trinity Investments(1)	Retailer Real Estate Investment Firm Real Estate Investment Firm	Director Chief Executive Officer Chairman and Senior Partner
Sean A. Hehir	Trinity Investments(1)	Real Estate Investment Firm	President and Chief Executive Officer
Greg S. Dickhens	Trinity Investments(1)	Real Estate Investment Firm	Principal
Kevin Y. Hayashi	Trinity Investments(1)	Real Estate Investment Firm	Chief Financial Officer
Ryan P. Donn	Trinity Investments(1)	Real Estate Investment Firm	Principal and Chief Investment Officer
Richard F. Wacker	American Savings Bank	Bank	President and Chief Executive Officer

Individual	Entity	Entity’s Business	Affiliation
Catherine Luke	Loyalty Enterprises Ltd.	Property Management	President and Director
	Loyalty Development, Ltd.	Real Estate Investment	Executive Vice President and Chief Operating Officer
	KJL, Inc.	Real Estate Investment	President and Director
Warren R. de Haan	ACORE Capital, LP	Real Estate Lending	Managing Partner
	College Place Partners LLC	Real Estate Investment	Partner
(1)	Includes certain other affiliates of Trinity Investments.

Accordingly, if any of the above executive officers, directors or director nominees becomes aware of an initial business combination opportunity which is suitable for any of the above entities to which he or she has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, and only present it to Trinity if such entity rejects the opportunity.

Trinity is not prohibited from pursuing an initial business combination with a company that is affiliated with Trinity Sponsor, Trinity Investments or with any of Trinity’s officers or directors. In the event Trinity seeks to complete its initial business combination with a company that is affiliated with Trinity Sponsor, Trinity Investments or any of Trinity’s officers or directors, Trinity, or a committee of independent directors, will obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that the initial business combination is fair to Trinity from a financial point of view.

The Trinity Sponsor, officers and directors have agreed pursuant to a letter agreement to vote any founder shares held by them and any public shares purchased by them (including in open market and privately negotiated transactions) in favor of any initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Trinity’s amended and restated certificate of incorporation provides that Trinity’s officers and directors will be indemnified by Trinity to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, Trinity’s amended and restated certificate of incorporation provides that Trinity’s directors will not be personally liable for monetary damages to Trinity or Trinity’s stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

Trinity has entered into agreements with Trinity’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in Trinity’s amended and restated certificate of incorporation. Trinity’s bylaws permit Trinity to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. Trinity has purchased a policy of directors’ and officers’ liability insurance that insures Trinity’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Trinity against Trinity’s obligations to indemnify Trinity’s officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against Trinity’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit Trinity and Trinity’s stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Trinity pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Trinity believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

TRINITY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Trinity included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements reflecting Trinity’s current expectations, estimates and assumptions concerning events and financial trends that may affect Trinity’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this joint proxy statement/prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Results of Operations

Trinity’s only activities from inception to June 30, 2019 were organizational activities, those necessary to prepare for initial public offering and identifying a target company for a Business Combination. Trinity does not expect to generate any operating revenues until after the completion of Trinity’s Business Combination. Trinity generates non-operating income in the form of interest income on cash and marketable securities held after the initial public offering. Trinity is incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for expenses in connection with pursuing a Business Combination.

Six Months Ended June 30, 2019 as compared to the Six Months Ended June 30, 2018

For the six months ended June 30, 2019, Trinity had net income of $1,399,871, which consists of interest income on marketable securities held in the Trust Account of $4,261,462, offset by operating costs of $1,920,634 and a provision for income taxes of $940,957.

For the period from January 24, 2018 (inception) through June 30, 2018, Trinity had net income of $440,325, which consists of interest income on marketable securities held in the Trust Account of $775,735, offset by operating costs of $183,006 and a provision for income taxes of $152,404.

Fiscal Year Ended December 31, 2018

For the period from January 24, 2018 (inception) through December 31, 2018, Trinity had net income of $3,145,030, which consists of interest income on marketable securities held in the Trust Account of $4,533,775, offset by operating costs of $552,724 and a provision for income taxes of $836,021.

Liquidity and Capital Resources

On May 17, 2018, Trinity closed initial public offering of 34,500,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $345,000,000. Simultaneously with the closing of the initial public offering, Trinity consummated the sale of 12,350,000 private placement warrants to Trinity Sponsor at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $12,350,000.

Following the initial public offering, a total of $351,900,000 was placed in the Trust Account and Trinity had $1,097,440 of cash held outside of the Trust Account, after payment of all costs related to the initial public offering, and available for working capital purposes. Trinity incurred $19,880,231 in initial public offering related costs, including $3,450,000 of underwriting fees, $15,525,500 of deferred underwriting fees and $905,231 of other costs.

As of June 30, 2019, Trinity had cash and marketable securities held in the Trust Account of $358,742,076, substantially all of which is invested in U.S. treasury bills with an original maturity of 30 days or less. Interest income earned on the balance in the Trust Account may be available to us to pay taxes. During the six months ended June 30, 2019, Trinity withdrew approximately $1,153,000 of interest income to pay for Trinity’s franchise and income taxes.

As of June 30, 2019, Trinity had cash of approximately $314,000 held outside the Trust Account, which is available for use by us to cover the costs associated with identifying a target business, negotiating a Business Combination, due diligence procedures and other general corporate uses. In addition, as of June 30, 2019, Trinity had accounts payable and accrued expenses of $1,579,767.

For the six months ended June 30, 2019, cash used in operating activities amounted to $1,488,874. Net income of $1,399,871 was offset by interest earned on marketable securities held in the Trust Account of $4,261,462. Changes in Trinity’s operating assets and liabilities provided cash of $1,372,717.

For the period from January 24, 2018 (inception) through June 30, 2018, cash used in operating activities amounted to $169,734. Net income of $440,325 was offset by interest earned on marketable securities held in the Trust Account of $775,735. Changes in Trinity’s operating assets and liabilities provided cash of $165,676.

Trinity intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions) to complete Trinity’s initial Business Combination. Trinity may withdraw interest to pay franchise and income taxes. To the extent that Trinity’s capital stock or debt is used, in whole or in part, as consideration to complete Trinity’s initial Business Combination, the remaining proceeds held in the Trust Account is expected to be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue Trinity’s growth strategies.

Trinity intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial Business Combination, Trinitys Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan us funds as may be required by us. If Trinity completes Trinity’s initial Business Combination, Trinity would repay such loaned amounts. In the event that Trinity’s initial Business Combination does not close, Trinity may use a sponsor loan portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from Trinity’s Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants. Trinity has entered into a certain promissory note with the Trinity Sponsor (referred to herein as the “Trinity Sponsor Loan”) for $1,000,000, the proceeds of which will be used to pay Trinity’s transaction expenses. The Trinity Sponsor Loan is payable at the earlier of the closing and the liquidation of Trinity prior to the consummation of Trinity’s initial business combination.

Trinity may need to raise additional capital through loans or additional investments from the Trinity sponsor, stockholders, officers, directors, or third parties. Trinity’s officers, directors and sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet Trinity’s working capital needs. Accordingly, Trinity may not be able to obtain additional financing. If Trinity is unable to raise additional capital, Trinity may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. Trinity cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about Trinity’s ability to continue as a going concern.

Off-Balance Sheet Arrangements

Trinity has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2019. Trinity does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Trinity has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

Trinity does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Trinity Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. Trinity began incurring these fees on May 14, 2018 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and Trinity’s liquidation.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Trinity has not identified any critical accounting policies.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on Trinity’s financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Trinity qualifies as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Trinity is electing to delay the adoption of new or revised accounting standards, and as a result, Trinity may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, Trinity’s financial statements may not be comparable to companies that comply with public company effective dates.

Quantitative and Qualitative Disclosures About Market Risk

The net proceeds of Trinity’s initial public offering, including amounts in the Trust Account, may be invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, Trinity believes there will be no associated material exposure to interest rate risk.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Directors and Executive Officers

Upon the closing of the Business Combination, the size of the post-combination company’s board of directors is expected to be seven directors. The following persons are anticipated to be the directors and executive officers of the post-combination company. Broadmark Realty intends to appoint two additional independent directors subsequent to the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, including a person whom Broadmark Realty would intend to have serve as lead independent director. Broadmark has been working with a search firm experienced in the real estate industry in connection with these efforts. To the extent Broadmark Realty identifies such potential director candidates prior to completion of the Business Combination, Broadmark Realty intends to publicly disclose their identities and biographical information prior to the Special Meeting of Stockholders of Trinity and the Special Meeting of members of the Companies. The information below is as of October 14, 2019:

Name	Age	Position
Joseph Schocken	73	Chairman and Director
Jeffrey Pyatt	60	Chief Executive Officer and Director
Adam Fountain	40	Executive Vice President
Stephen G. Haggerty	51	Director
Daniel J. Hirsch	45	Director
Kevin Luebbers	53	Director
Joanne Van Sickle	64	Controller

Each of the Broadmark Realty’s directors, other than Jeffrey Pyatt, will serve as a non-executive director of the Broadmark Realty board of directors. In addition, Broadmark Realty expects to appoint one of its independent directors to serve as the Lead Independent Director of the Broadmark Realty board of directors. Each of the directors of the Broadmark Realty board of directors will serve until the next annual meeting of stockholders of Broadmark Realty and until his or her successor is duly elected and qualified or, if earlier, upon such director’s resignation, removal or death. The first annual meeting of Broadmark Realty stockholders following the Business Combination will be held in 2020.

Directors

A brief biography of the current directors and director nominees is set forth below.

Joseph L. Schocken has served as Chief Executive Officer of the Company Group since he founded the company in 1987, and also serves as President of Broadmark Capital, LLC. In 2010, Mr. Schocken was a co-founder of Pyatt Broadmark Management, LLC. In addition, Mr. Schocken has served as a member of the board of directors of each of the Companies since their inception and, directly or indirectly through an entity, as a member of the board of managers of each of the Management Companies since their inception. Mr. Schocken has guided Broadmark Capital, LLC’s corporate finance practice through private equity transactions and now leads the merchant banking and family office activities, where he oversees the handling of a portfolio of private and public company holdings. Prior to forming Broadmark Capital, LLC and Pyatt Broadmark Management, LLC, Mr. Schocken helped form Broadmark Asset Management Company. He has previously advised and assisted in the development of capital formation strategy for multiple public and private companies. Mr. Schocken is interested in national economic policy, has served as an appointee of President Obama to the National Advisory Council on Innovation and Entrepreneurship, has written several white papers and articles on capital formation which have led to testimony before committees at both the U.S. House and Senate, and is recognized as one of the driving forces behind the 2011 JOBS Act. He serves on the AIPAC National Council, DNC National Finance Committee, and the Seattle Affordable Middle Income Housing Council. Mr. Schocken received a Bachelor of Arts from the University of Washington and an M.B.A. from the Harvard Business School.

Jeffrey B. Pyatt has served as President of MgCo I since he co-founded it in 2010 and has served as a member of the board of directors of each of the Companies since their inception and, directly or indirectly, as a member of the board of managers of each of the Management Companies since their inception. Prior to founding MgCo I,

Mr. Pyatt co-founded and managed a private lending fund, Private Lenders Group, from 2004 to 2009. Mr. Pyatt has served on the boards for three different Boys and Girls Clubs as well as numerous other non-profits. Mr. Pyatt received a Bachelor of Science in accounting from the University of Denver and a master’s degree in taxation from the University of Denver College of Law.

Stephen G. Haggerty has served as a Managing Partner of Trinity Investments. since May 18, 2018. Mr. Haggerty oversees corporate strategy, leadership and capital markets execution of Trinity Investments. Before Trinity Investments, Mr. Haggerty was the Global Head of Capital Strategy, Franchising and Select Service at Hyatt Hotels Corporation from 2014 to 2018. In that role Mr. Haggerty was responsible for implementing Hyatt’s overall capital and franchising strategy and overseeing the Select Service business. Prior to assuming that position, Mr. Haggerty was the Executive Vice President, Global Head of Real Estate and Capital Strategy from 2012 to 2014. In that role, Mr. Haggerty was responsible for implementing Hyatt’s capital strategy, managing Hyatt’s hotel asset base and providing support to the teams of Development professionals around the world. Before joining Hayatt Hotels Corporation, Mr. Haggerty spent 13 years serving in several positions of increasing responsibility with Marriott International, Inc., including finance, asset management and development roles in various locations around the world, including Hong Kong and London. Mr. Haggerty was also a board member of Playa Hotels & Resorts from 2012 to 2018, during which Playa Hotel & Resorts became a public company. Mr. Haggerty received a Bachelor of Science from Cornell University.

Daniel J. Hirsch is a consultant to Trinity Investments. In addition, Mr. Hirsch is a consultant to Farallon Capital Management, L.L.C. (“Farallon”), an investment firm that manages capital on behalf of institutions and individuals, for which he has served as a board designee with respect to Farallon’s investment in Playa Hotels & Resorts N.V. (NASDAQ: PLYA), since January 2017. Previously, from 2003 to December 2016, Mr. Hirsch held several senior positions at Farallon, including Managing Member of the Real Estate Group from 2009 to December 2016, Managing Director from 2007 to 2008 and Legal Counsel from 2003 to 2006. Mr. Hirsch also served as a director of Playa Hotel & Resorts since 2010 and is currently the chair of the Compensation Committee and a member of the Nominating and Governance Committee. In addition, Mr. Hirsch has served on the board of The Macerich Company (NYSE: MAC) since 2018 and is currently a member of the Compensation Committee and Nominating and Governance Committee. Mr. Hirsch has extensive knowledge of the capital markets and the real estate sector, drawn from several senior positions he held at Farallon between 2003 and 2016, including Managing Member of the Real Estate Group, Managing Director and Legal Counsel. Prior to joining Farallon, Mr. Hirsch worked as an associate in the San Francisco office of the law firm Covington & Burling LLP, from 2001 to 2003. Mr. Hirsch graduated from Yale Law School with a J.D. and earned a Bachelor of Arts degree, summa cum laude, in Law, Jurisprudence and Social Thought from Amherst College.

Kevin M. Luebbers has served as a consultant to Trinity Merger Corp. since May 2019. Mr. Luebbers co-founded and has served as managing partner of VIC Partners, LLC, an investment partnership focused on acquiring and repositioning hotel properties since 2004. Prior to that, he was executive vice president and chief financial officer at RFS Hotel Investors, Inc., a publicly traded real estate investment trust from 2000 to 2003, where he was responsible for the company’s capital markets and treasury functions. Prior to that, Mr. Luebbers served as senior vice president of planning and investment analysis at Hilton Hotels Corporation from 1996 to 2000. Mr. Luebbers was a board member and audit committee chairman of Ambassadors International, Inc., a publicly traded cruise, marina and travel and event company, from 2005 to 2008. Mr. Luebbers received a B.S. from Cornell University and an M.B.A. from the University of California at Berkeley.

Officers

Please see above for the biography of Mr. Pyatt. Please see the section entitled “The Company Group Management” for a brief biography regarding Mr. Fountain and Ms. Van Sickle.

Broadmark Realty’s Board

Broadmark Realty is expected to have seven directors upon completion of this Business Combination. Broadmark Realty’s entire board of directors will be elected at each annual meeting of stockholders, with each director to serve until the next annual meeting of stockholders of Broadmark Realty and until his or her successor is duly elected and qualified.

Broadmark Realty officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Broadmark Realty’s board of directors is authorized to appoint persons to offices set forth as it deems appropriate. Broadmark Realty’s bylaws provide that Broadmark Realty’s officers will include a President, Treasurer and Secretary and may include a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other offices as may be determined by the board of directors, except that the President or Chief Executive Officer may from time to time appoint one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers or other officers.

Director Independence

As Broadmark Realty’s common stock is intended to be listed on the NYSE following consummation of the Business Combination, Broadmark Realty will adhere to the rules of such exchange in determining whether a director is independent. The Broadmark Realty board of directors has consulted, and will consult, with its counsel to ensure that the Broadmark Realty board of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE listing standards generally define an “independent director” as a person that has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the listed company). Broadmark Realty expects that Messrs. Haggerty, Hirsch and Luebbers are expected to be considered independent directors. Broadmark Realty intends to appoint two additional independent directors subsequent to the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, including a person whom Broadmark Realty would intend to have serve as lead independent director. Broadmark has been working with a search firm experienced in the real estate industry in connection with these efforts. To the extent Broadmark Realty identifies such director candidates prior to completion of the Business Combination, Broadmark Realty intends to publicly disclose their identities and biographical information prior to the Special Meeting of Stockholders of Trinity and the Special Meetings of members of the Companies. Broadmark Realty’ independent directors will have regularly scheduled meetings at which only independent directors are present.

Non-Employee Director and Officer Compensation

Non-Employee Director Compensation

Broadmark Realty entered into a Consulting Agreement with Mr. Schocken. Pursuant to the agreement, Mr. Schocken will serve as Broadmark Realty’s Non-Executive Chairman following the completion of the Business Combination. He will serve in such capacity until either Broadmark Realty or Mr. Schocken gives written notice of his termination as Non-Executive Chairman, provided that neither party may give notice of termination prior to the date that is one year after the date of completion of the Business Combination. As consideration for Mr. Schocken serving as the Non-Executive Chairman, he will be paid $650,000 periodically over a two year period, which amount (i) will be inclusive of any other fees that Broadmark Realty may pay to its other non-employee directors, and (ii) will be payable over the same two year period whether Mr. Schocken serves the full two year term or not. Should Mr. Schocken continue to serve as Broadmark Realty’s Non-Executive Chairman after the second anniversary of the date of completion of the Business Combination, then he will be entitled to the board of directors’ customary fee for service as a director and Non-Executive Chairman in an amount deemed appropriate by Broadmark Realty’s board of directors.

Additionally, Mr. Schocken received a restricted stock unit (“RSU”) award for 95,511 shares of Broadmark Realty common stock, which award is contingent upon the completion of the Business Combination, stockholder approval and adoption of the Broadmark Realty 2019 Stock Incentive Plan, and approval by the Compensation Committee. One-third of the RSUs vest on the first anniversary of the date of closing of the Business Combination, and the remainder vest equally over the 24 months following the first anniversary of the date of closing of the Business Combination Agreement.

Following the completion of the Business Combination, Broadmark Realty intends to pay an annual retainer to its other non-employee directors consisting of cash and an annual equity grant. To the extent Broadmark Realty determines the amount of such compensation prior to completion of the Business Combination, Broadmark Realty intends to publicly disclose such information prior to the Special Meeting of Stockholders of Trinity and the Special Meeting of members of the Companies.

Executive Officer Compensation

We have entered into employment agreements with each of Messrs. Pyatt and Fountain and Ms. Van Sickle, which agreements will be effective on the date of completion of the Business Combination. The employment agreements generally provide for an initial three year term of employment, which will automatically renew for one year terms thereafter unless either party gives written notice of non-extension to the other party. The employment agreements also provide for the payment an annual base salary to the executive officers and target bonuses equivalent to a percentage of each executive officer’s annual base salary. For 2019, the target bonus will be pro-rated to cover the period between the date of completion of the Business Combination and the end of the year.

Broadmark Realty also made RSU awards to the executive officers, which are contingent upon the completion of the Business Combination, stockholder approval and adoption of the Broadmark Realty 2019 Stock Incentive Plan, and approval by the Compensation Committee. One-third of the RSUs vest on the first anniversary of the date of closing of the Business Combination, and the remainder vest equally over the 24 months following the first anniversary of the date of closing of the Business Combination Agreement.

The table below sets forth the annual salary, target percentage of salary for bonus and the initial equity award set forth in each executive officer’s employment agreement.

Name	Annual Base Salary	Target Percentage of Annual Salary for Bonus	Shares of Broadmark Realty common stock subject to RSU Award
Jeffrey Pyatt	$400,000	62.5%	95,511
Adam Fountain	$400,000	62.5%	71,634
Joanne Van Sickle	$150,000	166.66%	—

In the event that any such executive officer is terminated without cause, or resigns for good reason (in each case as defined in the employment agreements) then such executive officer shall be entitled to, among other benefits, 24 months’ salary in regular installments in accordance with Broadmark Realty’s general payroll practice and COBRA benefits under the Company’s group health plan for 24 months.

Committees of the Board of Directors

The board of directors of Broadmark Realty will have three standing committees: Audit, Compensation, and Nominations. While the Audit Committee is expected to have primary responsibility for risk oversight, both the Audit Committee and the entire board of directors are expected to be actively involved in risk oversight on behalf of Broadmark Realty and both are expected to receive reports on Broadmark Realty’s risk management activities from Broadmark Realty’s executive management team on a regular basis. It is also anticipated that members of both the Audit Committee and the board of directors will also engage in periodic discussions with Broadmark Realty’s Chief Executive Officer, Chief Financial Officer, Treasurer, Corporate Secretary and other senior officers as they deem appropriate to ensure that risk is being properly managed at Broadmark Realty. In addition, it is expected that each committee of the board of directors will consider risks associated with its respective area of responsibility.

Audit Committee

It is expected that Mr. Luebbers be appointed as chair of the Audit Committee, and it is expected that the Audit Committee will otherwise meet NYSE audit committee composition requirements. The primary role of the Audit Committee will be to exercise primary financial oversight on behalf of the board of directors. Broadmark Realty’s management will be responsible for preparing financial statements, and Broadmark Realty’s independent registered public accounting firm will be responsible for auditing those financial statements. The Audit Committee will be directly responsible for the selection, engagement, compensation, retention and oversight of Broadmark Realty’s independent registered public accounting firm. It is expected that each member of the Audit Committee will be financially literate.

It is expected that the Audit Committee will establish a procedure whereby complaints or concerns regarding accounting, internal controls or auditing matters may be submitted anonymously to the Audit Committee by email.

Compensation Committee

It is expected that Mr. Haggerty will be appointed as a member of the Compensation Committee, and it is expected that the Compensation Committee will otherwise meet NYSE compensation committee composition requirements. The Compensation Committee will be responsible for approving the compensation, including performance bonuses, payable to the executive officers of Broadmark Realty, and administering the Broadmark Realty’s equity compensation plans.

The Compensation Committee will act on behalf of and in conjunction with the board of directors to establish or recommend the compensation of executive officers of Broadmark Realty and to provide oversight of Broadmark Realty’s overall compensation programs and philosophy.

Nominating and Corporate Governance Committee

It is expected that Mr. Hirsch will serve on the Nominating and Corporate Governance Committee, and it is expected that the Nominating and Corporate Governance Committee will otherwise meet NYSE nominating and corporate governance committee composition requirements. The Nominating and Corporate Governance Committee will assist the board of directors by identifying and recommending individuals qualified to become members of the board. The Nominations Committee will be responsible for evaluating the composition, size and governance of the board and its committees and making recommendations regarding future planning and the appointment of directors to the committees, establishing a policy for considering stockholder nominees to the board, reviewing the corporate governance principles and making recommendations to the board regarding possible changes; and reviewing and monitoring compliance with Broadmark Realty’s Code of Business Conduct and Ethics.

Code of Business Conduct and Ethics

Upon consummation of the Business Combination, Broadmark Realty will adopt a Code of Business Conduct and Ethics that will apply to its officers and employees, including its principal executive officer, principal financial officer and principal accounting officer.

Compensation Committee Interlocks and Insider Participation

There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations.

Conflict of Interest Policies

Upon consummation of the Business Combination, Broadmark Realty will adopt certain policies that are designed to eliminate or minimize certain potential conflicts of interest, including a policy for the review, approval or ratification of any material related party transaction.

DESCRIPTION OF TRINITY SECURITIES

Pursuant to Trinity’s amended and restated certificate of incorporation, Trinity’s authorized capital stock consists of 400,000,000 shares of Trinity Class A common stock, $0.0001 par value, 50,000,000 shares of Trinity Class B common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of Trinity’s capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each Trinity unit consists of one share of Trinity Class A common stock and one redeemable Trinity warrant. Each Trinity warrant entitles the holder thereof to purchase one share of Trinity Class A common stock at a price of $11.50 per share, subject to adjustment as described in the Warrant Agreement.

Since the shares of Trinity Class A common stock and Trinity warrants commenced separate trading in May 2018, holders of Trinity units have had the option to continue to hold Trinity units or separate their Trinity units into the component securities.

Common Stock

As of September 30, 2019, 43,125,000 shares of Trinity common stock were outstanding, consisting of:

•	34,500,000 shares of Trinity Class A common stock; and
•	8,625,000 shares of Trinity Class B common stock held by the Trinity Sponsor.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Trinity Class A common stock and holders of Trinity Class B common stock vote together as a single class on all matters submitted to a vote of Trinity’s stockholders, except as required by law. Unless specified in Trinity’s amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of shares of Trinity common stock that are voted is required to approve any such matter voted on by Trinity’s stockholders. Trinity’s board of directors are divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Trinity’s stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Trinity’s amended and restated certificate of incorporation authorizes the issuance of up to 400,000,000 shares of Trinity Class A common stock. Trinity may, in connection with an initial business combination (depending on the terms of such an initial business combination), be required to increase the number of shares of Class A common stock which it is authorized to issue at the same time as Trinity’s stockholders vote on the initial business combination to the extent it seeks stockholder approval in connection with the Business Combination.

Trinity’s stockholders have the opportunity to redeem all or a portion of their public shares upon the completion of Trinity’s initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of Trinity’s initial business combination including interest earned on the funds held in the trust account and not previously released to us to pay Trinity’s franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The per-share amount to be distributed to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions to be paid to the underwriter. Trinity Sponsor, its officers and directors have entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of Trinity’s initial business combination.

Trinity’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the shares of common stock sold in the initial public offering, referred to as the Excess Shares. However, Trinity would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against Trinity’s initial business combination. The inability of Trinity’s stockholders to redeem the

Excess Shares will reduce their influence over Trinity’s ability to complete its initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if the initial business combination is completed. And, as a result, such stockholders will continue to hold that number of shares exceeding 20% and, in order to dispose such shares would be required to sell their stock in open market transactions, potentially at a loss.

Pursuant to the letter agreement Trinity’s sponsor, officers and directors agreed to vote their founder shares and any public shares purchased during or after the intitial public offering (including in open market and privately negotiated transactions) in favor of Trinity’s initial business combination. As a result, in addition to the Trinity Sponsor’s Founder Shares, approximately 12,937,501, or approximately 37.5%, of the Trinity public shares outstanding as of June 30, 2019, must be voted in favor of an initial business combination (assuming all outstanding shares are voted) in order to have Trinity’s initial business combination approved. Additionally, each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction (subject to the limitation described in the preceding paragraph).

Pursuant to Trinity’s amended and restated certificate of incorporation, if Trinity is unable to complete its initial business combination within 18 months from the closing of the initial public offering, unless Trinity seeks and receives stockholder approval for an amendment to its amended and restated certificate of incorporation extending the November 17, 2019 date to a later date, Trinity will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay Trinity’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Trinity’s remaining stockholders and Trinity’s board of directors, dissolve and liquidate, subject in each case to Trinity’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Trinity Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares held by them if Trinity fails to complete its initial business combination within 18 months from the closing of the initial public offering (unless stockholders approve an extension of such date). However, if the Trinity Sponsor acquires public shares, it will be entitled to liquidating distributions from the trust account with respect to such public shares if Trinity fails to complete its initial business combination within the prescribed time period.

Founder Shares

The founder shares are identical to the shares of Trinity Class A common stock included in the units sold in the intial public offering, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) Trinity Sponsor, its officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of Trinity’s initial business combination, (B) to waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to Trinity’s amended and restated certificate of incorporation to modify the substance or timing of Trinity’s obligation to redeem 100% of Trinity’s public shares if it has not consummated an initial business combination within 18 months from the closing of the intial public offering and (C) to waive their rights to liquidating distributions from the trust account with respect to any founder shares held by them if Trinity fails to complete an initial business combination within 18 months from the closing of the intial public offering (unless stockholders approve an extension of such date), although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if Trinity fails to complete an initial business combination within such time period, (iii) the founder shares are shares of Trinity Class B common stock that provide for them to automatically convert into shares of Trinity Class A common stock at the time of Trinity’s initial business combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment as described herein, and (iv) are entitled to registration rights. Trinity Sponsor officers and directors have agreed pursuant to the letter agreement to vote any founder shares held by them and any public shares purchased during or after the intial public offering (including in open market and privately negotiated transactions) in favor of Trinity’s initial business combination.

The Trinity Class B common stock is entitled to anti-dilution rights in connection with certain equity issuances in connection with a business combination. The Trinity Sponsor has agreed to waive its anti-dilution rights that would otherwise be applicable in connection with the Business Combination.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to Trinity’s officers and directors and other persons or entities affiliated with Trinity’s sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of Trinity’s initial business combination or (B) subsequent to Trinity’s initial business combination, (x) if the last sale price of Trinity Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Trinity’s initial business combination, or (y) the date on which a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Trinity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property is completed.

Preferred Stock

Trinity’s amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Trinity’s board of directors are authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Trinity’s board of directors are able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of Trinity’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Trinity has no preferred stock outstanding at the date hereof. Although it does not currently intend to issue any shares of preferred stock, no assurances can be made that it will not do so in the future. No shares of preferred stock are being issued or registered in connection with the Business Combination.

Warrants

The following discussion of Trinity’s public warrants and Trinity’s private placement warrants described the terms of such securities prior to giving effect to the Warrant Amendment Proposal. Reference is made to the section of this joint proxy statement/prospectus entitled “Proposals to be Considered by Trinity’s Warrant Holders” for a discussion of the Warrant Amendment Proposal.

Public Stockholders’ Warrants

Each warrant entitles the registered holder to purchase one share of Trinity Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the intial public offering or 30 days after the completion of Trinity’s initial business combination. The warrants will expire five years after the completion of Trinity’s initial business combination, at 5:00 pm., New York City time, or earlier upon redemption or liquidation.

Trinity will not be obligated to deliver any shares of Trinity Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Trinity Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Trinity’s satisfying its obligations described below with respect to registration. No warrant will be exercisable and Trinity will not be obligated to issue shares of Trinity Class A common stock upon exercise of a warrant unless Trinity Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Trinity be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Trinity Class A common stock underlying such unit.

Once the warrants become exercisable, Trinity may call the warrants for redemption:

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption, referred to herein as the “30-day redemption period,” to each warrant holder; and
•	if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the notice of redemption to the warrant holders is sent.

If and when the warrants become redeemable by Trinity, Trinity may exercise its redemption right even if Trinity is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Trinity has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and a notice of redemption of the warrants is issued, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If Trinity calls the warrants for redemption as described above, Trinity’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Trinity’s management will consider, among other factors, Trinity’s cash position, the number of warrants that are outstanding and the dilutive effect on Trinity’s stockholders of issuing the maximum number of shares of Trinity Class A common stock issuable upon the exercise of Trinity’s warrants. If Trinity’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Trinity Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Trinity Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of shares of Trinity Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Trinity’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Trinity Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Trinity’s believes this feature is an attractive option to Trinity if Trinity does not need the cash from the exercise of the warrants after Trinity’s initial business combination. If Trinity call its warrants for redemption and Trinity’s management does not take advantage of this option, the Trinity Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify Trinity in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Trinity Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Trinity Class A common stock is increased by a stock dividend payable in shares of Trinity Class A common stock, or by a split-up of shares of Trinity Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Trinity Class A common stock issuable on exercise of each of Trinity’s warrants will be increased in proportion to such increase in the outstanding shares of Trinity Class A common stock. A rights offering to holders of Trinity Class A common stock entitling holders to purchase shares of Trinity Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares Trinity Class A common stock equal to the product of (i) the number of shares of Trinity Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Trinity

Class A common stock) and (ii) one (1) minus the quotient of (x) the price per share of Trinity Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Trinity Class A common stock, in determining the price payable for shares of Trinity Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Trinity Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Trinity Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Trinity, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the stockholders of shares of Trinity Class A common stock on account of such shares of Trinity Class A common stock (or other shares of Trinity’s capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Trinity Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of shares of Trinity Class A common stock in connection with a stockholder vote to amend Trinity’s amended and restated certificate of incorporation to modify the substance or timing of Trinity’s obligation to redeem 100% of the shares of Trinity Class A common stock if Trinity does not complete its initial business combination by November 17, 2019, or (e) in connection with the redemption of Trinity’s public shares upon Trinity’s failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Trinity Class A common stock in respect of such event. In connection with the Business Combination, Trinity is seeking an amendment to the anti-dilution adjustment provisions of the warrant with respect to the anti-dilution adjustment relating to the payment of ordinary cash dividends. It is a condition to completion of the Business Combination that this amendment to the warrants be approved.

If the number of outstanding shares of Trinity Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Trinity Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Trinity Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Trinity Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Trinity Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Trinity Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Trinity Class A common stock (other than those described above or that solely affects the par value of such shares of Trinity Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which Trinity is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Trinity Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property as an entirety or substantially as an entirety in connection with which it is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Trinity Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Trinity Class A common stock in such a transaction is payable in the form of Trinity Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Trinity. Trinity stockholders should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement in connection with the initial public offering, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The private placement warrants (including Trinity Class A common stock issuable upon exercise of the private placement warrants) are not be transferable, assignable or salable until 30 days after the completion of Trinity’s initial business combination (except, to Trinity’s officers and directors and other persons or entities affiliated with Trinity’s sponsor and in certain other limited circumstances) and they will not be redeemable by us so long as they are held by Trinity’s sponsor or its permitted transferees. Trinity’s sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Trinity Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Trinity Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Trinity Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that it was agreed that these warrants will be exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell Trinity’s securities in the open market will be significantly limited. Trinity has policies in place that prohibit insiders from selling Trinity’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Trinity’s securities, an insider cannot trade in Trinity’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Trinity Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, Trinity believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, Trinity’s sponsor or an affiliate of Trinity’s sponsor or certain of Trinity’s officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

Trinity’s sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including Trinity Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date Trinity completes its initial business combination, except to Trinity’s officers and directors and other persons or entities affiliated with Trinity’s sponsor and in certain other limited circumstances.

Dividends

Trinity has not paid any cash dividends on Trinity common stock to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends by Trinity in the future will be dependent upon Trinity’s revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of Trinity’s board of directors at such time. Further, if Trinity incurs any indebtedness, Trinity’s ability to declare dividends may be limited by restrictive covenants Trinity may agree to in connection therewith.

Trinity’s Transfer Agent and Warrant Agent

The transfer agent for Trinity common stock and warrant agent for Trinity’s warrants is Continental Stock Transfer & Trust Company. Trinity has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Trinity’s Amended and Restated Certificate of Incorporation

Trinity’s amended and restated certificate of incorporation contains certain requirements and restrictions that will apply to it until the completion of Trinity’s initial business combination. These provisions cannot be amended without the approval of the holders of 65% of shares of Trinity common stock. The Trinity Sponsor, who beneficially owns 20% of the shares of Trinity common stock as of June 30, 2019, will participate in any vote to amend Trinity’s amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Specifically, Trinity’s amended and restated certificate of incorporation provides, among other things, that:

•	If Trinity is unable to complete its initial business combination by November 17, 2019, unless its stockholders approve an amendment to its amended and restated certificate of incorporation extending such date, Trinity will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to Trinity to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Trinity’s remaining stockholders and Trinity’s board of directors, dissolve and liquidate, subject in each case to Trinity’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;
•	Prior to Trinity’s initial business combination, Trinity may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination;
•	In the event Trinity enters into an initial business combination with a target business that is affiliated with Trinity’s sponsor, directors or officers, Trinity, or a committee of independent directors, Trinity is required to obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm that such an initial business combination is fair to Trinity from a financial point of view;
•	Nasdaq rules require that Trinity must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of Trinity’s signing a definitive agreement in connection with Trinity’s initial business combination;
•	If Trinity’s stockholders approve an amendment to Trinity’s amended and restated certificate of incorporation to modify the substance or timing of Trinity’s obligation to redeem 100% of Trinity’s public shares if Trinity does not complete its initial business combination by November 17, 2019, Trinity will provide its public stockholders with the opportunity to redeem all or a portion of their shares of Trinity Class A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay Trinity’s franchise and income taxes, divided by the number of then outstanding public shares; and

•	Trinity will not effectuate its initial business combination with another blank check company or a similar company with nominal operations.

In addition, Trinity’s amended and restated certificate of incorporation provides that under no circumstances will Trinity redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of its initial business combination and after payment of underwriter’s fees and commissions.

Certain Anti-Takeover Provisions of Delaware Law and Trinity’s Amended and Restated Certificate of Incorporation and Bylaws

Trinity is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of Trinity’s outstanding voting stock (otherwise known as an “interested stockholder”);
•	an affiliate of an interested stockholder; or
•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of Trinity’s assets. However, the above provisions of Section 203 do not apply if:

•	Trinity’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Trinity’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•	on or subsequent to the date of the transaction, the initial business combination is approved by Trinity’s board of directors and authorized at a meeting of Trinity’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Trinity’s amended and restated certificate of incorporation provides that Trinity’s board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of Trinity’s board of directors only by successfully engaging in a proxy contest at two or more annual meetings.

Trinity’s authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Trinity’s amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Trinity’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although Trinity believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Trinity’s directors and officers.

Special meeting of stockholders

Trinity’s bylaws provide that special meetings of Trinity’s stockholders may be called only by a majority vote of Trinity’s board of directors, by Trinity’s chief executive officer or by Trinity’s chairman.

Advance notice requirements for stockholder proposals and director nominations

Trinity’s bylaws provide that stockholders seeking to bring business before Trinity’s annual meeting of stockholders, or to nominate candidates for election as directors at Trinity’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at Trinity’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders.

Trinity’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Trinity’s stockholders from bringing matters before Trinity’s annual meeting of stockholders or from making nominations for directors at Trinity’s annual meeting of stockholders.

Stockholders seeking the inclusion of any proposal in Trinity’s annual proxy statement pursuant to Rule 14a-8 of the Exchange Act must comply with the notice periods and other requirements contained therein.

Action by written consent

Any action required or permitted to be taken by Trinity’s common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to Trinity’s Class B common stock.

Classified Board of Directors

Trinity’s board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Trinity’s amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of Trinity’s capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on Trinity’s board of directors, including a vacancy resulting from an enlargement of Trinity’s board of directors, may be filled only by vote of a majority of Trinity’s directors then in office.

Class B Common Stock Consent Right

For so long as any shares of Class B common stock remain outstanding, Trinity may not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of Trinity’s amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted.

DESCRIPTION OF BROADMARK REALTY CAPITAL STOCK

The following is a summary of the material terms of Broadmark Realty’s capital stock and certain terms of Broadmark Realty’s charter and Broadmark Realty’s bylaws. For a complete description, we refer you to the Maryland General Corporation Law (the “MGCL”) and to Broadmark Realty’s charter and Broadmark Realty’s bylaws. For a more complete understanding of Broadmark Realty’s capital stock, Broadmark Realty encourages you to read carefully this entire prospectus, as well as Broadmark Realty’s charter and Broadmark Realty’s bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Upon completion of the Business Combination, Broadmark Realty will be authorized to issue 600,000,000 shares of stock, consisting of 500,000,000 shares of common stock, $0.001 par value per share, or Broadmark Realty common stock, and 100,000,000 shares of preferred stock, $0.001 par value per share, or Broadmark Realty preferred stock. Broadmark Realty’s charter authorizes the Broadmark Realty board of directors, with the approval of a majority of the entire Broadmark Realty board of directors and without any action by Broadmark Realty’s stockholders, to amend the Broadmark Realty charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of Broadmark Realty’s charter regarding restrictions on ownership and transfer of Broadmark Realty stock, holders of Broadmark Realty common stock have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by the Broadmark Realty board of directors and declared by Broadmark Realty, and are entitled to share ratably in the assets of Broadmark Realty legally available for distribution to the holders of Broadmark Realty common stock in the event of Broadmark Realty’s liquidation, dissolution or winding up of Broadmark Realty’s affairs.

There generally are no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to Broadmark Realty common stock.

Subject to the provisions of Broadmark Realty’s charter regarding restrictions on ownership and transfer of Broadmark Realty stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of Broadmark Realty common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power.

Power to Reclassify and Issue Stock

The Broadmark Realty board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of Broadmark Realty common stock or any previously classified but unissued shares of Broadmark Realty preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over Broadmark Realty common stock with respect to voting rights or distributions or upon liquidation, and authorize Broadmark Realty to issue the newly classified shares. Prior to the issuance of shares of each class or series, the Broadmark Realty board of directors is required by the MGCL and Broadmark Realty’s charter to set, subject to the provisions of Broadmark Realty’s charter regarding the restrictions on ownership and transfer of Broadmark Realty stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of Broadmark Realty stock, or the rules of any stock exchange or automated quotation system on which Broadmark Realty stock may be then listed or quoted.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Broadmark Realty Common Stock and Preferred Stock

The power of the Broadmark Realty board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of Broadmark Realty common stock or Broadmark Realty preferred stock and thereafter to cause Broadmark Realty to issue such shares of stock will provide Broadmark Realty with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for future issuance without further action by Broadmark Realty’s stockholders, unless such action is required by applicable law, the terms of any other class or series of stock, or the rules of any stock exchange or automated quotation system on which Broadmark Realty’s securities may be listed or traded. The Broadmark Realty board of directors could authorize Broadmark Realty to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of Broadmark Realty that might involve a premium price for Broadmark Realty’s stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Code, shares of Broadmark Realty stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of Broadmark Realty’s capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Broadmark Realty’s charter contains restrictions on the ownership and transfer of Broadmark Realty stock that are intended to assist Broadmark Realty in complying with these requirements and qualifying as a REIT, among other reasons. The relevant sections of Broadmark Realty’s charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of any class or series of Broadmark Realty’s capital stock, excluding any shares of Broadmark Realty stock that are not treated as outstanding for federal income tax purposes. This restriction is referred to herein as the “ownership limit.” A person or entity that would have acquired actual, beneficial or constructive ownership of Broadmark Realty stock but for the application of the ownership limit or any of the other restrictions on ownership and transfer of Broadmark Realty stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of any class or series of Broadmark Realty’s capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, any class or series of Broadmark Realty’s capital stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Broadmark Realty’s capital stock and thereby violate the ownership limit.

Broadmark Realty’s charter provides that the Broadmark Realty board of directors, subject to certain limits, upon receipt of a request that complies with the requirements of Broadmark Realty’s charter and any policy adopted by the Broadmark Realty board of directors, may retroactively or prospectively exempt a person from the ownership limit and establish a different limit on ownership for such person.

As a condition of the exception, the Broadmark Realty board of directors may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to the Broadmark Realty board of directors, in order to protect, determine or ensure Broadmark Realty’s status as a REIT and such representations and/or undertakings as it may deem necessary or prudent. Notwithstanding the receipt of any ruling or opinion, the Broadmark Realty board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

The Broadmark Realty board of directors may increase or decrease the ownership limit of any class or series of Broadmark Realty’s capital stock for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of Broadmark Realty stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of the applicable class or series of Broadmark Realty’s capital stock equals or falls below the decreased ownership limit, although any further acquisition of such class or series of Broadmark Realty’s capital stock (other than by a previously exempted person) will violate the decreased ownership limit. The Broadmark Realty board of directors may not increase or decrease the ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of Broadmark Realty’s outstanding stock or could cause Broadmark Realty to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause Broadmark Realty to fail to qualify as a REIT.

Broadmark Realty’s charter further prohibits any person from:

•	beneficially owning shares of Broadmark Realty’s capital stock to the extent that such beneficial ownership would result in Broadmark Realty being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year);
•	transferring shares of Broadmark Realty’s capital stock to the extent that such transfer would result in shares of Broadmark Realty’s capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code); or
•	beneficially or constructively owning or transferring shares of Broadmark Realty’s capital stock if such beneficial or constructive ownership or transfer would otherwise cause Broadmark Realty to fail to qualify as a REIT under the Code.

Any attempted transfer of shares of Broadmark Realty’s capital stock or other event which, if effective, would violate any of the restrictions described above will result in the number of shares of Broadmark Realty’s capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of Broadmark Realty’s capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the prohibited owner will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to Broadmark Realty’s discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, effective as of the date the shares are transferred to the trust, the trustee will have the authority (at the trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by the prohibited owner prior to Broadmark Realty’s discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if Broadmark Realty has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from Broadmark Realty that shares of Broadmark Realty stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner will receive the lesser of (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in Broadmark Realty’s charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends or other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, prior to Broadmark Realty’s discovery that shares of Broadmark Realty stock have been transferred to the trustee, the shares are sold by the prohibited owner, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited owner received an amount for the shares that exceeds the amount he, she or it was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of Broadmark Realty stock held in the trust will be deemed to have been offered for sale to Broadmark Realty, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date Broadmark Realty, or its designee, accepts the offer, which Broadmark Realty may reduce by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Broadmark Realty will have the right to accept the offer until the trustee has sold the shares. Upon a sale to Broadmark Realty or its designee, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the ownership and transfer restrictions, the transfer that would have resulted in a violation will be void ab initio, and the prohibited owner shall acquire no rights in those shares.

Any certificate representing shares of Broadmark Realty’s capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will (i) bear a legend referring to the restrictions described above or (ii) state that Broadmark Realty will furnish a full statement about the above restrictions on ownership and transfer to a stockholder on request and without charge.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of Broadmark Realty’s capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of Broadmark Realty’s capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to Broadmark Realty or, in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide Broadmark Realty with such other information as it may request in order to determine the effect, if any, of the transfer on Broadmark Realty’s status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Broadmark Realty board of directors determines that it is no longer in Broadmark Realty’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Every beneficial owner of more than 5% (or any lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of Broadmark Realty’s capital stock, within 30 days after the end of each taxable year, is required to give Broadmark Realty written notice, stating his, her or its name and address, the number of shares of each class and series of shares of Broadmark Realty’s capital stock that he, she or it beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide Broadmark Realty with additional information that it may request in order to determine the effect, if any, of his, her or its beneficial ownership on Broadmark Realty’s status as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder (including the stockholder of record) will, upon demand, be required to provide Broadmark Realty with information it may request in order to determine its status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine its compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for shares of Broadmark Realty common stock or otherwise be in the best interests of Broadmark Realty’s stockholders.

Transfer Agent

The transfer agent for Broadmark Realty common stock upon consummation of the Business Combination will be American Stock Transfer & Trust Company, LLC.

The transfer agent for Trinity units, Trinity class A common stock, and Trinity public warrants is Continental Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF BROADMARK REALTY’S CHARTER AND BROADMARK REALTY’S BYLAWS

Although the following summary describes certain provisions of Maryland law and the material provisions of Broadmark Realty’s charter and Broadmark Realty’s bylaws, it is not a complete description of Broadmark Realty’s charter and Broadmark Realty’s bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, or of Maryland law. See “Where You Can Find More Information.”

The Broadmark Realty Board of Directors

Broadmark Realty’s charter and Broadmark Realty’s bylaws provide that the number of directors of Broadmark Realty may be established, increased or decreased only by the Broadmark Realty board of directors, but may not be less than the minimum number required under the MGCL, which is one, or, unless Broadmark Realty’s bylaws are amended, more than fifteen. Broadmark Realty has elected by a provision in its charter to be subject to a provision of Maryland law requiring that, subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Each member of the Broadmark Realty board of directors is elected by Broadmark Realty’s stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of Broadmark Realty common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a majority of the votes cast for each nominee for director. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Broadmark Realty common stock will be able to elect all of Broadmark Realty’s directors.

Removal of Directors

Broadmark Realty’s charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed from office at any time, but only for cause (as defined in Broadmark Realty’s charter), and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the Broadmark Realty board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and from filling the vacancies created by such removal with their own nominees.

Resignation Policy for Directors

Each nominee for director shall be elected by a majority of the votes cast. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. Notwithstanding the foregoing, a nominee for director shall be elected by a plurality of the votes cast if the number of nominees exceeds the number of directors to be elected. The Broadmark Realty board of directors will adopt a policy regarding the election of directors in uncontested elections. Pursuant to such policy, in an uncontested election of directors, any nominee who receives a greater number of votes against his or her election than votes for his or her election will, within two weeks following certification of the stockholder vote by Broadmark Realty, submit a written resignation offer to the Broadmark Realty board of directors. The Broadmark Realty board of directors will consider the resignation offer and, within 60 days following certification by Broadmark Realty of the stockholder vote with respect to such election, will make a recommendation to the Broadmark Realty board of directors concerning the acceptance or rejection of the resignation offer. The Broadmark Realty board of directors will take formal action on the recommendation no later than 90 days following certification of the stockholder vote by Broadmark Realty. Broadmark Realty will publicly disclose, in a Form 8-K filed with the SEC, the decision of the Broadmark Realty board of directors. The Broadmark Realty board of directors will also provide an explanation of the process by which its decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions it determines.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder became an interested stockholder. As permitted by the MGCL, the Broadmark Realty board of directors has adopted a resolution exempting any business combination between Broadmark Realty and any other person from the provisions of this statute, provided that the business combination is first approved by the Broadmark Realty board of directors (including a majority of directors who are not affiliates or associates of such persons). However, the Broadmark Realty board of directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between Broadmark Realty and interested stockholders.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares is considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things, (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Broadmark Realty’s bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of Broadmark Realty stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by the Broadmark Realty board of directors.

Subtitle 8, Also Known as the Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”), permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, without stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

•	the corporation’s board of directors will be divided into three classes;
•	the affirmative vote of two-thirds of the votes entitled to be cast in the election of directors generally is required to remove a director;
•	the number of directors may be fixed only by vote of the directors;
•	a vacancy on its board of directors may be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for the calling of a special meeting of stockholders.

Broadmark Realty has elected in its charter to be subject to the provision of Subtitle 8 providing that vacancies on the Broadmark Realty board of directors may be filled only by the remaining directors, even if such remaining directors do not constitute a quorum. Broadmark Realty has not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit Broadmark Realty to classify its board without stockholder approval. Moreover, Broadmark Realty’s charter provides that Broadmark Realty may not elect to classify the Broadmark Realty board of directors through the provisions of Subtitle 8 without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors. In addition, without having elected to be subject to Subtitle 8, Broadmark Realty’s charter and Broadmark Realty’s bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from the Broadmark Realty board of directors, (2) vest in the Broadmark Realty board of directors the exclusive power to fix the number of directors and (3) require, unless called by the Chairman of the Broadmark Realty board of directors, Broadmark Realty’s President, Broadmark Realty’s Chief Executive Officer or the Broadmark Realty board of directors, the request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders. The Broadmark Realty board of directors is not currently classified.

Meetings of Stockholders

Pursuant to Broadmark Realty’s bylaws, an annual meeting of Broadmark Realty’s stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by the Broadmark Realty board of directors. Each of Broadmark Realty’s directors is elected by Broadmark Realty’s stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, the Chairman of the Broadmark Realty board of directors, Broadmark Realty’s President, Broadmark Realty’s Chief Executive Officer or the Broadmark Realty board of directors may call a special meeting of Broadmark Realty’s stockholders. Subject to the provisions of Broadmark Realty’s bylaws, a special meeting of Broadmark Realty’s stockholders to act on any matter that may properly be considered by Broadmark Realty’s stockholders will also be called by Broadmark Realty’s Secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by Broadmark Realty’s bylaws. Broadmark Realty’s Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including Broadmark Realty’s proxy materials), and the requesting stockholder(s) must pay such estimated cost before Broadmark Realty’s Secretary may prepare and mail the notice of the special meeting.

Amendments to Broadmark Realty’s Charter and Broadmark Realty’s Bylaws

Under the MGCL, a Maryland corporation generally cannot amend its charter unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain amendments related to the removal of directors and the vote required to amend those provisions (which must be declared advisable by the Broadmark Realty board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), Broadmark Realty’s charter generally may be amended only if the amendment is declared advisable by the Broadmark Realty board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The Broadmark Realty board of directors, with the approval of a majority of the entire Broadmark Realty board of directors, and without any action by Broadmark Realty’s stockholders, may also amend Broadmark Realty’s charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series Broadmark Realty is authorized to issue. The Broadmark Realty board of directors may also amend Broadmark Realty’s charter to change Broadmark Realty’s name or make certain other ministerial changes without stockholder approval.

The Broadmark Realty board of directors has the exclusive power to adopt, amend or repeal any provision of Broadmark Realty’s bylaws and to make new bylaws.

Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, merge, convert, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, Broadmark Realty’s charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

No Appraisal Rights

Broadmark Realty’s charter provides that its stockholders generally will not be entitled to exercise statutory appraisal rights.

Advance Notice of Director Nominations and New Business

Broadmark Realty’s bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the Broadmark Realty board of directors and the proposal of other business to be considered by Broadmark Realty’s stockholders at an annual meeting of stockholders may be made only (1) pursuant to Broadmark Realty’s notice of the meeting, (2) by or at the direction of the Broadmark Realty board of directors or (3) by a Broadmark Realty stockholder who was a stockholder of record at the record date for the meeting, at the time of giving of notice and at the time of the meeting (or any postponement or adjournment thereof), who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in Broadmark Realty’s bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable. To be timely, such notice shall be delivered to the Broadmark Realty’s Secretary at Broadmark Realty’s principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.

With respect to special meetings of stockholders, only the business specified in Broadmark Realty’s notice of meeting may be brought before the meeting. Nominations of individuals for election to the Broadmark Realty board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of the Broadmark Realty board of directors or (2) provided that the special meeting has been properly called by the Broadmark Realty board of directors or a duly authorized officer of Broadmark Realty in accordance with Broadmark Realty’s bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record at the record date for the meeting, at the time of giving of notice and at the time of the meeting (or any postponement or adjournment thereof), who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in Broadmark Realty’s bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Broadmark Realty’s Charter and Broadmark Realty’s Bylaws

Broadmark Realty’s charter and Broadmark Realty’s bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for holders of Broadmark Realty common stock or otherwise be in the best interests of Broadmark Realty’s stockholders, including:

•	supermajority vote and cause requirements for removal of directors;
•	the requirement that stockholders holding at least a majority of the outstanding Broadmark Realty common stock must act together to make a written request before Broadmark Realty’s stockholders can require Broadmark Realty to call a special meeting of stockholders;
•	provisions that vacancies on the Broadmark Realty board of directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;
•	the power of the Broadmark Realty board of directors, without stockholder approval, to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock;
•	the exclusive power of the Broadmark Realty board of directors to amend Broadmark Realty’s Bylaws;
•	the power of the Broadmark Realty board of directors to cause Broadmark Realty to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;
•	the restrictions on ownership and transfer of Broadmark Realty stock; and
•	advance notice requirements for director nominations and stockholder proposals.

Likewise, if the resolution opting out of the business combination provisions of the MGCL is repealed, or the business combination is not approved by the Broadmark Realty board of directors, or the provision in Broadmark Realty’s bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Exclusive Forum

Broadmark Realty’s bylaws provide that, unless Broadmark Realty consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on Broadmark Realty’s behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of Broadmark Realty’s directors, officers or other employees to Broadmark Realty or to its stockholders, (d) any action asserting a claim against Broadmark Realty or any of its directors, officers or other employees arising pursuant to any provision of the MGCL or Broadmark Realty’s charter or bylaws or (e) any other action asserting a claim against Broadmark Realty or any of its directors, officers or other employees that is governed by the internal affairs doctrine. This provision does not cover claims made by stockholders pursuant to the securities laws of the United States, or any rules or regulations promulgated thereunder.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Broadmark Realty’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which Broadmark Realty’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or threatened to be made, a party or witness by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification in either case if it determines that the director or officer is fairly and reasonably entitled to indemnification, but only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Broadmark Realty’s charter obligates Broadmark Realty, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of Broadmark Realty who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of Broadmark Realty and at Broadmark Realty’s request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Broadmark Realty’s charter also permits Broadmark Realty, with the approval of the Broadmark Realty board of directors, to indemnify and advance expenses to any individual who served a predecessor of Broadmark Realty in any of the capacities described above and to any employee or agent of Broadmark Realty or any of its predecessors.

Broadmark Realty will enter into indemnification agreements with each of Broadmark Realty’s directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

REIT Qualification

Broadmark Realty’s charter provides that the Broadmark Realty board of directors may revoke or otherwise terminate Broadmark Realty’s REIT election, without approval of Broadmark Realty’s stockholders, if it determines that it is no longer in Broadmark Realty’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

SECURITIES ELIGIBLE FOR FUTURE SALE

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of Trinity for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Trinity’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Trinity is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of common stock or warrants of Trinity for at least six months but who are Trinity’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Trinity common stock then outstanding; or
•	the average weekly reported trading volume of Trinity common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Trinity’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Trinity.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, (i) Trinity’s Sponsor and any other holder of founder shares or private placement warrants, as applicable, and (ii) PIPE Investors will be able to sell their private placement securities, in each case pursuant to Rule 144 without registration one year after Trinity has completed its initial business combination.

Broadmark Realty anticipates that following the consummation of the business combination, it will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

Broadmark Realty provided the Farallon entities with certain customary registration rights in connection with the PIPE Investment. Please see the section entitled “The Business Combination—PIPE Investment.” Holders of Trinity’s founder shares and private placement warrants also have certain registration rights. Please see the section entitled “Description of Trinity Securities—Founder Shares.” In addition, under the Warrant Agreement, Trinity has agreed to register shares of common stock underlying its warrants.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF TRINITY AND BROADMARK REALTY

	Broadmark Realty	Trinity
Authorized Capital
Broadmark Realty’s charter will authorize it to issue up to 500,000,000 shares of common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share. As of October 11, 2019, 100 shares of Broadmark Realty common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Trinity is authorized to issue 400,000,000 shares of Class A Common Stock, par value $0.0001 per share, of which 34,500,000 shares were issued and outstanding as of October 14, 2019, 50,000,000 shares of Class B common stock, par value of $0.0001 per share, of which 8,625,000 shares were issued to the Trinity Sponsor prior to the initial public offering and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding as of October 14, 2019.

Voting Rights	Each holder of Broadmark Realty common stock will be entitled to cast one vote on each matter submitted to a vote at a meeting of stockholders, including the election of directors.
The amended and restated certificate of incorporation of Trinity states that holders of shares of Class A common stock and Class B common stock shall be entitled to one vote for each such share of common stock held on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote.

Number of Directors and Terms
Broadmark Realty’s charter and Broadmark Realty’s bylaws provide that the number of directors of Broadmark Realty may be established, increased or decreased only by the Broadmark Realty board of directors, but may not be less than the minimum number required under the MGCL, which is one, or, unless Broadmark Realty’s bylaws are amended, more than fifteen.

All of Broadmark Realty’s directors will be elected at each annual meeting of stockholders of Broadmark Realty. Each director serves until the next annual meeting of stockholders of Broadmark Realty following such director’s election and until his or her successor is duly elected and qualifies.

The amended and restated certificate of incorporation of Trinity states that the number of directors of Trinity will be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the board of directors.

The board of directors is divided into three classes and designated Class I, Class II and Class III. The board of directors is authorized to assign members of the board of directors already in office to Class I, Class II or Class III. The term of the initial Class I Directors will expire at the first annual meeting of the stockholders of Trinity; the term of the initial Class II Directors will expire at the second annual meeting of the stockholders of Trinity; and the term of the initial Class III Directors will expire at the third annual meeting of the stockholders of Trinity. At each succeeding annual meeting of the stockholders of Trinity, beginning with the first annual meeting of the stockholders of Trinity, each of the successors elected to replace the class of directors whose term expires at that annual meeting will be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. The board of directors may, by resolution or resolutions thereof, assign members of the board of directors already in office to the aforesaid classes.

	Broadmark Realty	Trinity
There are presently one Class I director, two Class II directors and three Class III directors.
Election of Directors
Each nominee for director shall be elected by a majority of the votes cast. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. Notwithstanding the foregoing, a nominee for director shall be elected by a plurality of the votes cast if the number of nominees exceeds the number of directors to be elected. Broadmark Realty stockholders do not have cumulative voting rights in the election of directors.

The amended and restated bylaws of Trinity require that the directors be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Removal of Directors
Broadmark Realty’s charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed from office at any time, but only for cause (as defined in Broadmark Realty’s charter), and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

The amended and restated certificate of incorporation of Trinity states that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Trinity entitled to vote generally in the election of directors, voting together as a single class.

Business Proposals by Stockholders
Broadmark Realty’s bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the Broadmark Realty board of directors and the proposal of other business to be considered by Broadmark Realty’s stockholders at an annual meeting of stockholders may be made only (1) pursuant to Broadmark Realty’s notice of the meeting, (2) by or at the direction of the Broadmark Realty board of directors or (3) by a stockholder who was a stockholder of record at the record date for the meeting, at the time of giving of notice and at the time of the meeting (or any postponement or adjournment thereof), who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in Broadmark Realty’s bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable. To be timely, such notice shall be delivered to the Broadmark Realty’s Secretary at the principal executive office of Broadmark Realty not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.

The bylaws of Trinity provide that stockholders seeking to bring business before Trinity’s annual meeting of stockholders, or to nominate candidates for election as directors at Trinity’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at Trinity’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. The bylaws also specify certain requirements as to the form and content of a stockholders’ meeting.

	Broadmark Realty	Trinity
Special Meetings of the Stockholders
The Chairman of the Broadmark Realty board of directors, Broadmark Realty’s President, Broadmark Realty’s Chief Executive Officer or the Broadmark Realty board of directors may call a special meeting of Broadmark Realty’s stockholders. Subject to the provisions of Broadmark Realty’s bylaws, a special meeting of Broadmark Realty’s stockholders to act on any matter that may properly be considered by Broadmark Realty’s stockholders will also be called by Broadmark Realty’s Secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by Broadmark Realty’s bylaws. Broadmark Realty’s Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including Broadmark Realty’s proxy materials), and the requesting stockholder must pay such estimated cost before Broadmark Realty’s Secretary may prepare and mail the notice of the special meeting.

Special meetings of stockholders of Trinity may be called only by the chairman, chief executive officer, the president or the board of directors pursuant to a resolution adopted by a majority of directors, and may not be called by any other person.

Action at a Meeting of Stockholders	Stockholders of Broadmark Realty may act without a meeting only by unanimous consent.
The bylaws of Trinity state that all matters other than the election of directors shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at a meeting in which a quorum is established and entitled to vote thereon, unless the matter is one upon which, by applicable law, the amended and restated certificate of incorporation, the bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

Stockholder Action Without Meeting	Any action required or permitted to be taken by the holders of shares of Broadmark Realty common stock may be taken without a meeting by unanimous consent in writing or by electronic transmission.
Any action required or permitted to be taken by Trinity’s common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to shares of Trinity Class B common stock.

State Anti-Takeover Statutes
Certain provisions of the MGCL may have the effect of inhibiting a third-party from making a proposal to acquire Broadmark Realty or of impeding a change of control under circumstances that otherwise could provide the holders of shares of Broadmark Realty common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:
•   “business combination” provisions that
    prohibit certain business combinations
    between Broadmark Realty and an
    “interested stockholder” (as defined in the
Trinity is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers.

	Broadmark Realty	Trinity

    MGCL) for five years after the most
    recent date on which the stockholder
    becomes an interested stockholder, and
    thereafter imposes certain fair price and/or
    supermajority stockholder voting
    requirements on these combinations; and
•   “control share” provisions that provide that
    holders of “control shares” of Broadmark
    Realty (as defined in the MGCL) acquired
    in a “control share acquisition” (defined
    as the direct or indirect acquisition of
    ownership or control of issued and
    outstanding “control shares”) have
    no voting rights with respect to their
    control shares, except to the extent
    approved by Broadmark Realty’s
    stockholders.

The Broadmark Realty board of directors has adopted a resolution exempting any business combination between Broadmark Realty and any other person from the provisions of this statute, provided that the business combination is first approved by the Broadmark Realty board of directors (including a majority of directors who are not affiliates or associates of such persons). In addition, pursuant to a provision in the Broadmark Realty’s bylaws, Broadmark Realty has opted out of the control share provisions of the MGCL.

Maryland Unsolicited Takeovers Act
Certain provisions of the MGCL permit the Broadmark Realty board of directors, without stockholder approval and regardless of what is currently provided in Broadmark Realty’s charter or Broadmark Realty’s bylaws, to implement certain corporate governance provisions, some of which (for example, a classified board) are not currently applicable to Broadmark Realty. Broadmark Realty has opted out of the provisions of Subtitle 8 of Title 3 of the MGCL permitting Broadmark Realty to self-classify unless such self-classification first approved by a majority of the votes cast on the matter.
No such provision exists under Delaware law.
Indemnification of Directors and Officers
Broadmark Realty’s charter obligates it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to (a) any present or former director or officer of Broadmark Realty who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or (b) any individual who, while a director or officer of Broadmark Realty and at Broadmark Realty’s request, serves or has served as a director,

To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, Trinity shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter for the limited purposes of this paragraph a “proceeding”), by reason of the fact that he or she is or was a director or officer of Trinity or, while a director or officer of Trinity, is or was serving at the request of Trinity as a director, officer, employee or agent of another

	Broadmark Realty	Trinity

officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Broadmark Realty’s charter also permits it, with the approval of the Broadmark Realty board of directors, to indemnify and advance expenses to any individual who served a predecessor of Broadmark Realty in any of the capacities described above and to any employee or agent of Broadmark Realty’s or any predecessor of Broadmark Realty.

corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter for the limited purposes of this paragraph an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in the bylaws, Trinity shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the board of directors.

Limitation of Liability of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Broadmark Realty’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

A director of Trinity shall not be liable to Trinity or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Extraordinary Actions
Under the MGCL, a Maryland corporation generally cannot dissolve, merge, convert, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless such action is declared advisable by the corporation’s board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, Broadmark Realty’s charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Under the DGCL, a Delaware corporation cannot merge or engage in similar transactions unless such action is declared advisable by the corporation’s board of directors and approved by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Amendment to Bylaws	The Broadmark Realty’s board of directors has the exclusive power to amend or repeal any provision of Broadmark Realty’s bylaws and to make new bylaws.
The board of directors shall have the power and is expressly authorized to adopt, amend, alter or repeal the bylaws. The affirmative vote of a majority of the board of directors shall be required to adopt, amend, alter or repeal the bylaws. The bylaws also may be adopted, amended, altered or repealed by the

	Broadmark Realty	Trinity

stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Trinity required by law or by the amended and restated certificate of incorporation, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of Trinity entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the bylaws; and provided, further, however, that no bylaws may be adopted by the stockholders shall invalidate any prior act of the board of directors that would have been valid if such bylaws had not been adopted, and any amendment to the provisions of the bylaws regarding the indemnification of directors and officers shall require the affirmative vote of stockholders holding at least 66.7% of the voting power of all the outstanding shares of capital stock of Trinity.

Redemption Rights	Holders of shares of Broadmark Realty common stock do not have redemption rights.
The amended and restated certificate of incorporation of Trinity states that prior to the consummation of an initial business combination, Trinity shall provide all holders of offering shares with the opportunity to have their offering shares redeemed upon the consummation of an initial business combination for cash equal to the applicable redemption price per share.

Appraisal Rights	Broadmark Realty’s charter provides that its stockholders generally will not be entitled to exercise statutory appraisal rights.
Under the DGCL, stockholders generally have appraisal rights in connection with certain mergers and consolidations, provided the stockholder complies with certain procedural requirements of the DGCL.

This right to demand appraisal is also not applicable to shares of any class or series of stock (unless expressly required by the corporation’s certificate of incorporation) if, at the record date fixed to determine the stockholders entitled to receive notice of and to vote the shares: (i) the shares are listed on a national securities exchange; or (ii) the shares are held of record by more than 2,000 stockholders.

Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for such stock anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be listed on a national securities exchange, or held

	Broadmark Realty	Trinity

of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in either of the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i) through (iii).

A Delaware corporation may provide in its certificate of incorporation that appraisal rights must be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party, or the sale of all or substantially all of the assets of the corporation. The Trinity amended and restated certificate of incorporation does not address appraisal rights.

Corporate Opportunities
Broadmark Realty will have the power, by resolution of the Broadmark Realty board of directors, to renounce any interest or expectancy of Broadmark Realty in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to Broadmark Realty or developed by or presented to one or more directors or officers of Broadmark Realty.

The amended and restated certificate of incorporation of Trinity states that to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Trinity or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of the amended and restated certificate of incorporation or in the future, and Trinity renounces any expectancy that any of the directors or officers of Trinity will offer any such corporate opportunity of which he or she may become aware to Trinity, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of Trinity with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of Trinity and (i) such opportunity is one Trinity is legally and contractually permitted to undertake and would otherwise be reasonable for Trinity to pursue and (ii) the director or officer is permitted to refer that opportunity to Trinity without violating any legal obligation.

	Broadmark Realty	Trinity
Corporate Purpose
The purposes for which Broadmark Realty will be formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a REIT under the Code, as amended, or any successor statute for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

The amended and restated certificate of incorporation provides that the purpose of Trinity is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon Trinity by law and those incidental thereto, Trinity shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Trinity, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Trinity and one or more businesses.

Restriction on Transfer and Ownership of Shares
Except with regard to persons exempted by the Broadmark Realty board of directors, no person, including entities, may acquire or hold, directly or indirectly, in excess of 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Broadmark Realty’s Capital Stock.
The organizational materials of Trinity do not provide for any present restrictions on the transfer or ownership of Trinity common stock held by the public stockholders.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF BROADMARK REALTY AND MEMBERS OF EACH OF THE COMPANIES

	Broadmark Realty	Companies
Authorized Capital
Broadmark Realty’s charter will authorize it to issue up to 500,000,000 shares of common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share. As of October 11, 2019, 100 shares of Broadmark Realty common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

The limited liability company agreement of each Company authorizes the issuance of common units and preferred units but does not provide for an authorized number of units.

As of October 11, 2019, 1 common unit and 4,234,922.38 preferred units of PBRELF I were issued and outstanding.

As of October 11, 2019, 1 common unit and 4,629,166.62 preferred units of BRELF II were issued and outstanding.

As of October 11, 2019, 1 common unit and 218,488.07 preferred units of BRELF III were issued and outstanding.

As of October 11, 2019, 1 common unit and 32,709.46 preferred units of BRELF IV were issued and outstanding.

Voting Rights	Each holder of Broadmark Realty common stock will be entitled to cast one vote on each matter submitted to a vote at a meeting of stockholders, including the election of directors.
The limited liability company agreement of each Company entitles members to cast one vote per unit on matters related to declaring an event of default, protecting and defending collateral, dissolving and winding up the Company, amending the limited liability company agreement and other matters on which members are entitled to vote under Washington law.

Number of Directors or Managers and Terms
Broadmark Realty’s charter and Broadmark Realty’s bylaws provide that the number of directors of Broadmark Realty may be established, increased or decreased only by the Broadmark Realty board of directors, but may not be less than the minimum number required under the MGCL, which is one, or, unless Broadmark Realty’s bylaws are amended, more than fifteen.

All of Broadmark Realty’s directors will be elected at each annual meeting of stockholders of Broadmark Realty. Each director serves until the next annual meeting of stockholders of Broadmark Realty following such director’s election and until his or her successor is duly elected and qualifies.

Each Company has a board of directors consisting of four directors, which number may be increased or decreased under Washington law by the vote of a majority of the members of the applicable Company. The term of each director is not fixed, and each director serves as a director until his or her resignation or removal.

Each Company has a manager, which is the applicable Management Company. The term of each manager is not fixed, and each manager serves as manager until it resigns or is replaced by the board of directors.

Election of Directors or Managers
Each nominee for director shall be elected by a majority of the votes cast. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. Notwithstanding the foregoing, a nominee for director shall be elected by a plurality of the votes cast if the number of nominees
Pursuant to Washington law, a vote of a majority of the members of the applicable Company is required to elect a director.

	Broadmark Realty	Companies
exceeds the number of directors to be elected. Broadmark Realty stockholders do not have cumulative voting rights in the election of directors.
Removal of Directors or Managers
Broadmark Realty’s charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed from office at any time, but only for cause (as defined in Broadmark Realty’s charter), and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

The limited liability company agreement of each Company states that any director or all of the board of directors may be removed from office, with or without cause, at any time by the vote of the members, and any vacancy caused by such removal shall be filled by the then remaining directors, or by the members if there are no remaining directors.

The limited liability company agreement of each Company provides that if the manager resigns or is otherwise unable to service as the manager, the board of directors of the applicable Company shall elect a successor manager. Under Washington law, the manager may be removed at any time by the vote of a majority of the members of the applicable Company.

Business Proposals by Stockholders
Broadmark Realty’s bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the Broadmark Realty board of directors and the proposal of other business to be considered by Broadmark Realty’s stockholders at an annual meeting of stockholders may be made only (1) pursuant to Broadmark Realty’s notice of the meeting, (2) by or at the direction of the Broadmark Realty board of directors or (3) by a stockholder who was a stockholder of record at the record date for the meeting, at the time of giving of notice and at the time of the meeting (or any postponement or adjournment thereof), who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in Broadmark Realty’s bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable. To be timely, such notice shall be delivered to the Broadmark Realty’s Secretary at the principal executive office of Broadmark Realty not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.
Not applicable.

	Broadmark Realty	Companies
Special Meetings of the Stockholders or Members
The Chairman of the Broadmark Realty board of directors, Broadmark Realty’s President, Broadmark Realty’s Chief Executive Officer or the Broadmark Realty board of directors may call a special meeting of Broadmark Realty’s stockholders. Subject to the provisions of Broadmark Realty’s bylaws, a special meeting of Broadmark Realty’s stockholders to act on any matter that may properly be considered by Broadmark Realty’s stockholders will also be called by Broadmark Realty’s Secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by Broadmark Realty’s bylaws. Broadmark Realty’s Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including Broadmark Realty’s proxy materials), and the requesting stockholder must pay such estimated cost before Broadmark Realty’s Secretary may prepare and mail the notice of the special meeting.
Not applicable.
Action at a Meeting of Stockholders or Members	Stockholders of Broadmark Realty may act without a meeting only by unanimous consent.
The limited liability company agreement of each Company provides that the vote of the preferred unit holders owning over fifty percent of the total outstanding units held by all preferred unit holders may approve matters related to declaring an event of default protecting and defending collateral, dissolving and winding up the Company and amending the limited liability company agreement.

Except as set forth above, the limited liability company agreement of each Company provides that the members shall have no right to vote on matters of the applicable Company. Washington law provides that the vote of a majority of the members of a limited liability company is required for certain actions requiring member approval that may not be eliminated or modified in the limited liability company agreement of each Company or is otherwise not contemplated by such limited liability company agreement.

Stockholder or Member Action Without Meeting	Any action required or permitted to be taken by the holders of shares of Broadmark Realty common stock may be taken without a meeting by unanimous consent in writing or by electronic transmission.	Not applicable.

	Broadmark Realty	Companies
State Anti-Takeover Statutes
Certain provisions of the MGCL may have the effect of inhibiting a third-party from making a proposal to acquire Broadmark Realty or of impeding a change of control under circumstances that otherwise could provide the holders of shares of Broadmark Realty common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:
•   “business combination” provisions that
    prohibit certain business combinations
    between Broadmark Realty and an
    “interested stockholder” (as defined in
    the MGCL) for five years after the
    most recent date on which the
    stockholder becomes an interested
    stockholder, and thereafter imposes
    certain fair price and/or supermajority
    stockholder voting requirements on
    these combinations; and
•   “control share” provisions that provide
    that holders of “control shares” of
    Broadmark Realty (as defined in the
    MGCL) acquired in a “control share
    acquisition” (defined as the direct or
    indirect acquisition of ownership or
    control of issued and outstanding
    “control shares”) have no voting rights
    with respect to their control shares,
    except to the extent approved by
    Broadmark Realty’s stockholders.

The Broadmark Realty board of directors has adopted a resolution exempting any business combination between Broadmark Realty and any other person from the provisions of this statute, provided that the business combination is first approved by the Broadmark Realty board of directors (including a majority of directors who are not affiliates or associates of such persons). In addition, pursuant to a provision in the Broadmark Realty’s bylaws, Broadmark Realty has opted out of the control share provisions of the MGCL.
Not applicable.
Maryland Unsolicited Takeovers Act
Certain provisions of the MGCL permit the Broadmark Realty board of directors, without stockholder approval and regardless of what is currently provided in Broadmark Realty’s charter or Broadmark Realty’s bylaws, to implement certain corporate governance provisions, some of which (for example, a classified board) are not currently applicable to Broadmark Realty. Broadmark Realty has opted out of the provisions of Subtitle 8 of Title 3 of the MGCL permitting Broadmark Realty to self-classify unless such self-classification first approved by a majority of the votes cast on the matter.
Not applicable.

	Broadmark Realty	Companies
Indemnification of Directors, Managers and Officers
Broadmark Realty’s charter obligates it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to (a) any present or former director or officer of Broadmark Realty who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or (b) any individual who, while a director or officer of Broadmark Realty and at Broadmark Realty’s request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Broadmark Realty’s charter also permits it, with the approval of the Broadmark Realty board of directors, to indemnify and advance expenses to any individual who served a predecessor of Broadmark Realty in any of the capacities described above and to any employee or agent of Broadmark Realty’s or any predecessor of Broadmark Realty.

To the maximum extent permitted by applicable law, including Washington law, each of the Companies will indemnify and hold harmless each director, manager or the manager’s members, managers, principals, officers, employees or agents, and each and every other person who was or is made a party to or is threatened to be made a party to or is involved in any actual or threatened action, suit or other proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, manager, or a member, manager, principal, officer, employee or agent of a member or manager, or is or was serving at the request of the applicable Company in any such capacity, against all expense, liability and loss actually or reasonably incurred or suffered in connection therewith.

Each Company shall pay expenses incurred in defending any such proceeding in advance of the final disposition of any such proceeding; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made to or on behalf of a director, member, manager or officer, only upon delivery to the Company of an undertaking, by or on behalf of such director, member, manager or officer to repay all amounts advanced if it shall ultimately be determined that such director, member, manager or officer is not entitled to be indemnified under the limited liability company agreement or Washington law, which agreement may be unsecured and may be accepted without reference to financial ability to make repayment.

Limitation of Liability of Directors, Officers, Managers and Members
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Broadmark Realty’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The directors and the manager and its members, managers, officers, employees and agents, shall not be personally liable to any creditor of the applicable Company, merely by reason of his or her service as a director or the manager, as applicable, for any debts, losses, or liabilities of the applicable Company, except as otherwise specifically provided by Washington law. No director or manager shall have liability to the applicable Company or its members or other directors or managers for monetary damages for conduct merely as a director or manager, except for acts or omissions that involve intentional misconduct, a knowing violation of the law, gross negligence, conduct violating applicable laws or for any transaction from which a director or the manager will receive or personally has received a benefit in money, property, or

	Broadmark Realty	Companies

services to which a director or the manager is not legally entitled.

A member shall not be personally liable, merely as a member, for any debts, liabilities, or obligations of the applicable Company beyond the member’s respective capital contribution, except as otherwise specifically provided by Washington law. A member shall not be liable to the Company or its members or the manager for monetary damages for conduct merely as a member, except for acts or omissions that involve gross negligence, intentional misconduct, a knowing violation of the law, liability for improper distributions, or for any transaction from which the member has or will personally receive a benefit in money, property or services to which the member was not legally entitled.

Extraordinary Actions
Under the MGCL, a Maryland corporation generally cannot dissolve, merge, convert, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless such action is declared advisable by the corporation’s board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, Broadmark Realty’s charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Under Washington law, a limited liability company generally cannot sell, lease, exchange or otherwise dispose of all, or substantially all, of the limited liability company’s property, dissolve the limited liability company, convert into another organization or otherwise undertake any other act outside the ordinary course of the limited liability company’s activities without the approval of all of the members of the limited liability company. A limited liability company may merge with one or more other organizations with the approval of a majority of the members of the limited liability company.

Amendment to Bylaws or Limited Liability Company Agreement	The Broadmark Realty’s board of directors has the exclusive power to amend or repeal any provision of Broadmark Realty’s bylaws and to make new bylaws.
The limited liability company agreement of each Company may be amended, restated or modified from time to time only with the affirmative vote of the preferred unit holders owning over fifty percent of the total outstanding units held by all preferred unit holders of such Company.

	Broadmark Realty	Companies
Redemption Rights	Holders of shares of Broadmark Realty common stock do not have redemption rights.
The limited liability company agreement of each Company provides that the members have the right to request a partial or total redemption of such member’s units in the applicable Company as of the last business day of each calendar quarter or such other quarterly valuation date selected by the manager of such Company after providing advance written notice to the applicable Company. The members’ right to request a partial or total redemption is subject to a twelve-month lock-up period following the initial acquisition of the member’s units that are being redeemed and a withdrawal gate that restricts the Company from permitting aggregate redemptions in excess of twenty percent (which can be extended to twenty-five percent in the manager’s sole discretion), calculated on a rolling twelve-month basis as of the applicable withdrawal date, of the value of the Company’s total assets.

Appraisal Rights	Broadmark Realty’s charter provides that its stockholders generally will not be entitled to exercise statutory appraisal rights.
Pursuant to Section 25.15.471 of the WLLCA, holders of units of each of the Companies are entitled to dissent from, and obtain payment of, the fair value of the holder’s interest in the Companies, as applicable, in the event of consummation of a plan of merger to which the Company is a party. “Fair value” means with respect to a dissenter’s interest, the value of the dissenter’s interest in each Company, as applicable, immediately before the effectuation of the merger to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.

Not less than ten days prior to the approval of a plan of merger, the limited liability company must send a written notice to all holders that are entitled to vote on or approve the plan of merger that they may be entitled to assert dissenters’ rights accompanied by a copy of Article XII of the WLLCA. This joint proxy statement/prospectus constitutes the Companies’ notice to their respective Members that dissenters’ rights are available in connection with the Business Combination, and the full text of Article XII is attached to this joint proxy statement/prospectus as Annex F. Within ten days after the approval of the plan of merger, the limited liability company must notify in writing all holders who (i) did not vote for the plan of merger; (ii) voted against the plan of merger; and (iii) were not entitled to vote on or approve the plan of

	Broadmark Realty	Companies

merger, that the plan of merger was approved along with a dissenters notice which includes: (i) a statement of where the payment demand must be sent, (ii) a statement informing holders as to the extent transfer of the holder’s interest will be restricted after the payment demand is received, (iii) a form for demanding payment, (iv) a date by which the limited liability company must receive the demand, which may not be less than thirty and no more than sixty days after the date the dissenters notice was delivered, and (v) a copy of Article XII of the WLLCA.

Payment to a dissenting holder must be made within thirty days of the later of the date that the Business Combination becomes effective or the payment demand is received. The limited liability company shall pay to the dissenting holder the amount the limited liability company estimates to be the fair market value of the dissenting holder’s interest, plus accrued interest.

A holder may not challenge the Business Combination unless the Business Combination fails to comply with the procedural requirements of the WLLCA or the limited liability company agreement, or is fraudulent with respect to the holder or the limited liability company.

Corporate Opportunities
Broadmark Realty will have the power, by resolution of the Broadmark Realty board of directors, to renounce any interest or expectancy of Broadmark Realty in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to Broadmark Realty or developed by or presented to one or more directors or officers of Broadmark Realty.
Not applicable.
Corporate Purpose
The purposes for which Broadmark Realty will be formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a REIT under the Code, as amended, or any successor statute for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

The purpose of each Company is (i) to fund, acquire, hold and manage certain mortgages and other liens on and interests in real estate, (ii) to exercise all other powers necessary or reasonably connected with the conduct of such business allowed under Washington law, and (iii) to execute, deliver and perform all contracts and other undertakings and engage in all the activities and transactions as may, in the opinion of the manager of each Company, be necessary or required to carry out the foregoing objectives and purposes, including (a) to purchase, transfer or otherwise acquire and exercise all rights, powers, privileges and other incidents of ownership or possession

	Broadmark Realty	Companies

with respect to the assets of the applicable Company, (b) to open and maintain bank accounts, and (c) to do all such other acts as may be advisable or necessary in connection with maintaining the applicable Company.

Restriction on Transfer and Ownership of Shares
Except with regard to persons exempted by the Broadmark Realty board of directors, no person, including entities, may acquire or hold, directly or indirectly, in excess of 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Broadmark Realty’s Capital Stock.

The limited liability company agreement of each Company restricts the transfer of members’ units, and no member may transfer its units if the manager determines that such transfer would or may violate or require registration or qualification under applicable federal, state or securities laws or result in noncompliance with certain regulations promulgated under federal securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of shares of Trinity common stock as of October 11, 2019 (pre-Business Combination) and (ii) expected beneficial ownership of shares of Broadmark Realty common stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no shares of Trinity common stock are redeemed or, alternatively, that the maximum number of shares of Trinity common stock are redeemed, by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of Trinity, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of Broadmark Realty common stock:
•	each of Trinity’s current executive officers and directors;
•	each person who, as identified in this joint proxy statement/prospectus, will become an executive officer or director of Broadmark Realty post-Business Combination; and
•	all executive officers and directors of Trinity as a group pre-Business Combination and Broadmark Realty post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty days.

The beneficial ownership of shares of Trinity common stock pre-Business Combination is based on 43,125,000 shares of Trinity common stock issued and outstanding as of October 11, 2019 (consisting of 34,500,000 shares of Class A common stock and 8,625,000 shares of Class B common stock). The expected beneficial ownership of shares of Broadmark Realty common stock post-Business Combination assuming no shares of Trinity common stock are redeemed has been determined based upon the following: no Trinity common stockholder has exercised his or her redemption rights to receive cash from the Trust Account in exchange for shares of Trinity common stock, and there will be an aggregate of 139,466,731 shares of Broadmark Realty common stock issued and outstanding at the closing of the Business Combination. The expected beneficial ownership of Broadmark Realty common stock post-Business Combination assuming the redemption of approximately $125 million of Trinity Class A common stock has been determined based on the following: Trinity common stockholders (excluding such stockholders listed in the table below) have exercised their redemption rights to receive cash from the Trust Account in respect of 11,961,722 shares of Trinity common stock and there will be, consequently, an aggregate of 127,505,009 shares of Broadmark Realty common stock issued and outstanding post-Business Combination.

	Pre-Business Combination*		Post Business Combination
			Assuming No Redemption		Assuming $125 Million of Trinity Redemptions(2)
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Outstanding Trinity Common Stock	Shares Beneficially Owned	Percentage of Outstanding Broadmark Realty Common Stock Owned(3)	Shares Beneficially Owned	Percentage of Outstanding Broadmark Realty Common Stock Owned(4)
HN Investors LLC(5)(6)(7)	8,625,000	20.00%	10,010,316	6.92%	10,010,316	7.54%
Lee S. Neibart(5)(6)(7)	8,625,000	20.00%	10,010,316	6.92%	10,010,316	7.54%
Sean A. Hehir(5)(6)(7)	8,625,000	20.00%	10,010,316	6.92%	10,010,316	7.54%
Greg S. Dickhens(8)	—	—	—	—	—	—
Kevin Y. Hayashi	—	—	—	—	—	—
Ryan P. Donn(9)	—	—	—	—	—	—
Catherine Luke	—	—	—	—	—	—
Warren R. de Haan	—	—	—	—	—	—
Richard F. Wacker	—	—	—	—	—	—
Weiss Asset Management LP(10)	2,716,499	6.30%	2,716,499	1.95%	2,716,499	2.13%
Polar Asset Management Partners Inc.(11)	3,447,876	8.00%	3,447,876	2.47%	3,447,876	2.70%
HGC Investment Management Inc.(12)	2,692,973	6.24%	2,692,973	1.93%	2,692,973	2.11%

	Pre-Business Combination*		Post Business Combination
			Assuming No Redemption		Assuming $125 Million of Trinity Redemptions(2)
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Outstanding Trinity Common Stock	Shares Beneficially Owned	Percentage of Outstanding Broadmark Realty Common Stock Owned(3)	Shares Beneficially Owned	Percentage of Outstanding Broadmark Realty Common Stock Owned(4)
All directors and officers as a group (pre-Business Combination) (8 individuals)(13)	8,625,000	20.00%	10,010,316	6.92%	10,010,316	7.54%
Joseph L. Schocken(14)	—	—	1,988,031	1.43%	1,988,031	1.56%
Jeffrey B. Pyatt(15)	—	—	2,501,606	1.79%	2,501,606	1.96%
Stephen G. Haggerty(16)	—	—	—	—	—	—
Daniel J. Hirsch(17)	—	—	—	—	—	—
Kevin Luebbers(18)	—	—	—	—	—	—
Adam J. Fountain(19)	—	—	607,548	**	607,548	**
Joanne Van Sickle	—	—	413,259	**	413,259	**
Farallon Capital Management LLC(20)	—	—	11,363,635	7.91%	11,363,635	8.63%
All expected directors and officers as a group (post-Business Combination) (7 individuals)(21)			5,510,443	3.95%	5,510,443	4.32%
*	Ownership presented is as a percentage of total outstanding Trinity common stock, inclusive of Class A common stock and Class B common stock combined.
**	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 55 Merchant Street, Suite 1500, Honolulu, HI 96813. The address of Joseph L. Schocken, Jeffrey B. Pyatt, Adam Fountain and Joanne Van Sickle is 1420 Fifth Avenue, Suite 2000, Seattle, WA 98101.
(2)	This scenario assumes that Trinity public stockholders exercise their redemption rights with respect to a maximum of $125 million of public shares, which represents 11,961,722 shares of Trinity Class A common stock (based upon an assumed share price of $10.45). The maximum redemption assumption is derived from the $100 million minimum amount of Cash Proceeds (as defined in the Merger Agreement).
(3)	The percentage of outstanding Broadmark Realty common stock owned in this scenario assuming no redemption of Trinity Class A common stock is based on an estimated 139,466,731 shares of Broadmark Realty common stock outstanding post Business Combination.
(4)	The percentage of outstanding Broadmark Realty common stock owned in this scenario assuming $125 million of redemptions of Trinity Class A common stock is based on an estimated 127,505,009 shares of Broadmark Realty common stock outstanding post Business Combination (which is based on an estimated 139,466,731 shares of Broadmark Realty common stock calculated pursuant to footnote (3) above, less 11,961,722 shares of Trinity Class A common stock redeemed assuming $125 million of redemptions of Trinity Class A common stock at an assumed share price of $10.45).
(5)	Interests shown consist solely of Founder Shares, classified as shares of Class B common stock of Trinity. Such shares are convertible into shares of Class A common stock on a one-for-one basis, subject to adjustment.
(6)	HN Investors LLC, referred to herein as “Trinity Sponsor,” is the record holder of the shares reported herein. Sean A. Hehir and Lee S. Neibart are the managers of Trinity Sponsor and share voting and investment discretion with respect to the Trinity Class B common stock held of record by Trinity Sponsor. As such, they may be deemed to have or share beneficial ownership of the Trinity Class B common stock held directly by Trinity Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. A majority of the shares of the Broadmark Realty common stock and a lesser amount of warrants to acquire shares of Broadmark Realty common stock held by Trinity Sponsor following the completion of the Business Combinationare expected to be transferred to Trinity Investments following expiration of the lock-up restrictions applicable to Trinity Sponsor.
(7)	The shares beneficially owned post Business Combination include (i) 4,823,640 shares of Broadmark Realty common stock converted from 4,823,640 shares of Trinity Class B common stock (after giving effect to the forfeiture of 3,801,360 shares of Trinity Class B common stock from the initial 8,625,000 shares of Trinity Class B common stock beneficially owned pre Business Combination), and (ii) 5,186,676 shares of Broadmark Realty common stock underlying the Trinity private placement warrants (after giving effect to the forfeiture of 7,163,324 of the initial 12,350,000 Trinity private placement warrants owned by Trinity Sponsor pre Business Combination).
(8)	Mr. Dickhens does not own any shares of common stock or warrants. However, Mr. Dickhens has a pecuniary interest in the shares of Class B common stock and Trinity private placement warrants owned by Trinity Sponsor, including through Mr. Dickhen’s ownership of an interest in Trinity Sponsor and in Trinity Investments. Such pecuniary interest will represent, in the aggregate, a less than 1% interest in outstanding Broadmark Realty common stock following completion of the Business Combination.
(9)	Mr. Donn does not own any shares of common stock or warrants. However, Mr. Donn has a pecuniary interest in the shares of Class B common stock and Trinity private placement warrants owned by Trinity Sponsor, including through Mr. Donn’s ownership of an interest in Trinity Investments. Such pecuniary interest will represent, in the aggregate, a less than 1% interest in outstanding Broadmark Realty common stock following completion of the Business Combination.

(10)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2019. The business address of Weiss Asset Management LP, a Delaware limited partnership (“Weiss Asset Management”), is 222 Berkeley Street, 16th Floor, Boston, Massachusetts 02116. Includes shares beneficially owned by a private investment partnership (the “Partnership”) of which BIP GP LLC, a Delaware limited liability company (“BIP GP”), is the sole general partner. Weiss Asset Management is the sole investment manager to the Partnership. WAM GP LLC, a Delaware limited liability company (“WAM GP”), is the sole general partner of Weiss Asset Management. Andrew Weiss is the managing member of WAM GP and BIP GP. Each of BIP GP, WAM GP, Weiss Asset Management, and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein.
(11)	Based solely on a Form 4 filed with the SEC on June 19, 2019. The business address of Polar Asset Management Partners, Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada, serves as the investment manager to Polar Multi Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) and certain managed accounts (together with PMSMF, the “Polar Vehicles”), with respect to the shares directly held by the Polar Vehicles.
(12)	Based solely on a Schedule 13G filed with the SEC on February 13, 2019. The business address of HGC Investment Management Inc. is 366 Adelaide, Suite 601, Toronto, Ontario M5V 1R9, Canada. HGC Investment Management Inc., a company incorporated under the laws of Canada, serves as the investment manager to HGC Arbitrage Fund, LP, an Ontario limited partnership (the “Fund”), with respect to shares held by the Fund.
(13)	The group comprises Lee. S. Neibart (Chairman), Sean A. Hehir (Chief Executive Officer, President and director), Greg S. Dickhens (Chief Investment Officer), Kevin Y. Hayashi (Chief Financial Officer and Treasurer), Ryan P. Donn (Secretary), Richard F. Wacker (director), Catherine Luke (director), and Warrant R. de Hann (director).
(14)	Includes 43,954 shares to be held directly by Mr. Schocken, 189,226 shares to be held by Tranceka, LLC, and 1,754,851 shares to be held by Broadmark Holdings, LLC. Mr. Schocken will be the beneficial owner of the shares held by Tranceka, LLC and Broadmark Holdings, LLC as he will hold voting and dispositive power over such shares. Interest shown does not include the 95,511 restricted stock units expected to be awarded to Mr. Schocken following the closing of the Business Combination. One third of the restricted stock units will vest into an equal number of Broadmark Realty common stock on the first anniversary of the issuance of the restricted stock units, with the remaining two-thirds vesting equally every month for two years after the first anniversary of the issuance.
(15)	Includes 13,145 shares to be held by Mr. Pyatt and his wife, and 2,488,461 shares to be held by Pyatt Lending Company, LLC. Mr. Pyatt and his spouse will be the beneficial owners of the shares held by Pyatt Lending Company, LLC, as they will share voting and dispositive power over such shares. Interest shown does not include the 95,511 restricted stock units expected to be awarded to Mr. Pyatt following the closing of the Business Combination. One third of the restricted stock units will vest into an equal number of Broadmark Realty common stock on the first anniversary of the issuance of the restricted stock units, with the remaining two-thirds vesting equally every month for two years after the first anniversary of the issuance.
(16)	Mr. Haggerty does not beneficially own any shares of common stock or warrants. However, Mr. Haggerty has a pecuniary interest in the shares of Class B common stock and Trinity private placement warrants owned by Trinity Sponsor, including through Mr. Haggerty’s ownership of an interest in Trinity Sponsor and in Trinity Investments. In the aggregate, taking into account his ownership interests in both Trinity Sponsor and Trinity Investments, the shares and warrants owned by such entities will represent a less than 1% beneficial ownership interest by Mr. Haggerty in Broadmark Realty to the extent these securities are deemed to be beneficially owned by him.
(17)	Mr. Hirsch does not beneficially own any shares of common stock or warrants. However, since January 2019, Mr. Hirsch has served as a consultant to Trinity Investments pursuant to a consulting agreement, as discussed under “Certain Relationships and Related Party Transactions.” Mr. Hirsch's consulting agreement provides for a success fee payable by Trinity Investments to Mr. Hirsch in connection with the completion of the Business Combination, pursuant to which Mr. Hirsch may receive certain Broadmark Realty common stock and warrants held by Trinity Sponsor and expected to be transferred to Trinity Investments following the completion of the Business Combination and expiration of the lock-up agreement to which Trinity Sponsor is a party. These securities are expected to represent, in the aggregate, a less than 1% beneficial ownership interest by Mr. Hirsch in Broadmark Realty. Instead of transferring these securities to Mr. Hirsch, Trinity Investments may, at its election, pay the success fee in cash in an amount equal to the value of these securities.
(18)	Mr. Luebbers does not beneficially own any shares of common stock or warrants. However, Mr. Luebbers serves as a consultant to Trinity Investments since October 2019 pursuant to a consulting agreement. Mr. Luebbers’s consulting agreement provides for a success fee payable by Trinity Investments to Mr. Luebbers in connection with the Business Combination, pursuant to which Mr. Luebbers may receive certain Broadmark Realty common stock and warrants held by Trinity Sponsor and expected to be transferred to Trinity Investments following completion of the Business Combination and expiration of the lock-up agreement to which Trinity Sponsor is a party. These shares and warrants are expected to represent a less than 1% beneficial ownership interest by Mr. Luebbers in Broadmark Realty. Instead of transferring these securities to Mr. Luebbers, Trinity Investments may, at its election, pay the success fee in cash in an amount equal to the value of these securities.
(19)	Interest shown does not include the 71,634 restricted stock units expected to be awarded to Mr. Fountain following the closing of the Business Combination. One third of the restricted stock units will vest into an equal number of Broadmark Realty common stock on the first anniversary of the issuance of the restricted stock units, with the remaining two-thirds vesting equally every month for two years after the first anniversary of the issuance.
(20)	Includes (i) 7,177,033 shares of Broadmark Realty common stock, estimated based on an issuance of approximately $75 million in shares of Broadmark Realty common stock at $10.45 per share, received as part of the PIPE Investment, (ii) 2,392,344 shares of Broadmark Realty common stock, estimated based on an issuance of approximately $25 million in shares of Broadmark Realty common stock at $10.45 per share, that may be isued pursuant to the option under the PIPE Investment, and (iii) 1,794,258 shares of Broadmark Realty common stock, calculated as one quarter of the 7,177,033 warrants to purchase Broadmark Realty common stock to be received in connection with the PIPE Investment.
(21)	The group comprises Joseph L. Schocken (as non-executive chairman of the board of directors), Stephen G. Haggerty (director), Daniel J. Hirsch (director), Kevin Luebbers (director), Jeffrey B. Pyatt (Chief Executive Officer and director), Adam Fountain (Executive Vice President) and Joanne Van Sickle (Controller). In addition to the directors and officers listed above, Broadmark Realty expects to designate two additional directors and may appoint additional named executive officers (including a chief financial officer) prior to the closing of the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Company Group

Management Service of the Management Companies

Prior to the time of the Business Combination, the Management Companies have and will continue to be beneficially owned by the Management Companies’ principal executive officers. The specific executive officers who own interests, and their percentage interests, in each Management Company vary depending on the management team at the particular Management Company. With limited exceptions, the Company Group’s executive officers are compensated ultimately by their receipt of distributions from the applicable Management Company, which distributions are contingent upon revenues generated by the Management Company from services provided to the applicable Company.

Pursuant to the limited liability company agreement of each Company, the applicable Management Company originates mortgage loans that are funded by the applicable Company, as well as manages, administers, services and collects payments on mortgages, processes and prepares loan documents and responds to inquiries from borrowers, among other services it renders, for a fee paid directly by borrowers to the Management Company. In addition to the fees paid directly by a borrower to the Management Company upon origination of a loan, each Company’s limited liability company agreement also provides that the applicable Management Company is entitled to receive or retain all or a portion of certain other amounts, such as inspection fees, renewal fees and late fees, refered to herein as the “fee based income,” and/or to be reimbursed by borrowers for costs associated with services provided by the Management Company, such as closing costs, collection costs on defaulted loans and fees for required inspections before construction draws are funded.

In addition, each Management Company owns all of the common units of the Company it manages. Preferred units of each Company, referred to herein as the “preferred units,” are held by all members other than the applicable Management Company and are entitled to first receive a preferred return from available cash and 20% of fee based income. Any remaining “distributable cash” is allocated 80% to holders of the preferred units and 20% to the applicable Management Company, as the sole common unitholder. Distributable cash equals cash received by a Company from payments of interest income on its mortgage loan portfolio, 20% of fee based income, and other items of income from the operation of the Company’s business, but excluding refinancing or sales of mortgages, sales of real property (except to the extent of any gain therefrom) or contributions of capital upon the admission of new members, less expenses, reserves for estimated accrued expenses or liabilities and write-downs of defaulted mortgages, if any.

The table below sets forth compensation earned by PBRELF I, BRELF II and BRELF III in 2018 for management services with respect to the real estate lending business of the Companies.

Company	Management Company	2018 Compensation
PBRELF I	MgCo I	$18,173,551
BRELF II	MgCo II	$17,956,903
BRELF III	MgCo III	$488,771

Pursuant to each Company’s limited liability company agreement, the applicable Management Company is entitled to receive payment for, or reimbursement of, the applicable Company’s Direct Expenses (as defined below), loans or advances of funds by the Management Company to the applicable Company and certain indemnification costs and expenses. “Direct Expenses” include all expenses directly related to or imposed on the applicable Company, including business and occupation taxes, auditing, tax advisory and tax filing preparation, and general legal, accounting, and other similar ordinary professional fees, but does not include any operating expenses related to the ordinary and necessary expenses incurred in the operation of a Company on a day-to-day basis. Placement fees and ongoing trail fees paid to Broadmark Capital and other selling brokers are expenses borne by the applicable Management Company. See “—Referral Fees” below.

The limited liability company agreement of each Company provides for indemnification from expenses, liabilities, losses (including attorneys’ fees, judgments, fines and amounts paid in settlement) of the applicable Management Company and its respective managers, members, principals, officers and employees, and other persons who are made a party or threatened to be made a party to any action, suit or other proceeding by reason of such relationship or proceedings arising out of actions or omissions in an official capacity.

Referral Fees

Historically, to grow its business and fund additional loans, each Company has issued preferred units to raise capital. Preferred units are issued solely to “accredited investors” (as that term is defined in Rule 501 under SEC Regulation D) on a best efforts, private placement basis. Preferred units are offered on a monthly basis at their then current unit value and are subject to restrictions on redemption, including an initial lock-up period and quarterly gate. The Management Companies may pay a placement fee or commission to referring brokers in connection with the sale of preferred units. Referring brokers typically receive a placement fee paid by the applicable Management Company equal to 1% of the referred assets and may also receive an annual trail fee equal to 0.50% of the referred investor’s preferred units based on their then current Unit Value for so long as the Management Company continues to manage the referred investor’s assets.

Brokers employed by the Management Company to refer investors to the Companies for the sale of preferred units include Broadmark Capital, an SEC-registered broker-dealer and member of FINRA/SIPC. Broadmark Capital, which is paid placement and trail fee by the Companies for referring investors, is owned by an affiliate of Mr. Schocken. Additionally, registered representatives employed by Broadmark Capital, who include executive officers of the Management Companies, also refer investors to the Management Companies and are paid for such service by Broadmark Capital. Further, a family member of Mr. Fountain receives placement and trail fees from Broadmark Capital for referring investors to the Management Companies.

In 2018, Broadmark Capital received $4,632,340 in placement and trail fees in the aggregate from the Management Companies as compensation for referring investors. Mr. Fountain is managing director of Broadmark Capital and is compensated for his work at such entity, which includes, without limitation, referring investors to the Companies on behalf of Broadmark Capital. Additionally, Mr. Fountain’s family member received approximately $246,000 in placement and trail fees in 2018.

Following completion of the Business Combination, Broadmark Capital (including executive officers of the Company that are employed and paid by Broadmark Capital) will no longer receive placement and trail fees for investors that it refers to Broadmark Realty or the Private REIT Manager for investment in the Private REIT. However, other third parties may continue to receive such fees for referring investors to the Private REIT Manager for investment in the Private REIT.

Participation in Real Estate Mortgages

During 2018, Broadmark Capital assisted a number of borrowers with development transactions that required a greater amount of project financing than the applicable Company had available to lend, or where the loan amount would have exceeded the maximum amount of loan that the applicable Company could make under its lending guidelines. Broadmark Capital’s assistance consisted of obtaining additional private debt or equity funding for the developers’ projects. While the applicable Company received a first deed of trust secured by the underlying real estate for any loan it made, private investors sourced by Broadmark Capital (which included certain executives of the Management Companies) typically received a full or partial interest in a second deed of trust on the same underlying real estate, or an equity investment in the borrower or developer that owns the secured property. In 2018, Broadmark Capital received $439,500 in commissions for sourcing investors who provided private debt and equity financing to these borrowers.

Additionally, executive officers of the Management Companies and their family members also made loans directly to a number of borrowers engaging in development transactions that required a greater amount of project financing than the applicable Company had available to lend, or where the loan amount would have exceeded the maximum amount of loan that the applicable Company could make under its lending guidelines. The affiliated lenders receive a full or partial interest in a second deed of trust on the same underlying real estate, or an equity investment in the borrower or developer that owns the secured property. In 2018 there were six loans made with an aggregate face amount of $1,105,000 by Bryan Graf, Tom Gunnison and family members, and in 2019 there was one loan made with an aggregate face amount of $170,000. Additional loans may be made in the future by these or other affiliated parties.

Management Companies’ Sublease

The Management Companies occupy a portion of office space leased by Broadmark Capital. On a month to month basis, the Management Companies pay 80% of the cost of the office lease. The aggregate amount paid by the

Management Companies for use of space leased by Broadmark Capital in 2018 was $274,644. Certain other office costs are also shared between Broadmark Capital and the Management Companies.

Management Company Executive Officer and Family Member Investments in the Companies

Certain executive officers of the Company Group and members of their families are investors in the Companies. At December 31, 2018, the executive officers and their family members had total capital balances of approximately $20.4 million in the Companies. The investments by these individuals are made on the same terms as those by non-affiliated investors.

Trinity

Founder Shares

On January 26, 2018, Trinity issued 8,625,000 shares of Trinity Class B common stock to the Trinity Sponsor in exchange for an aggregate purchase price of $25,000. The Founder Shares automatically convert into shares of Trinity Class A common stock upon the consummation of an initial Business Combination on a one-for-one basis, subject to adjustments. In the case that additional shares of Trinity Class A common stock, or equity-linked securities convertible or exercisable for shares of Trinity Class A common stock, are issued or deemed issued in excess of the amounts offered in the initial public offering and related to the closing of the initial Business Combination, the ratio at which Founder Shares will convert into shares of Trinity Class A common stock will be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Trinity Class A common stock issuable upon conversion of all Founder Shares will equal in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of Trinity common stock outstanding upon the completion of the initial public offering plus all shares of Trinity Class A common stock and equity-linked shares issued or deemed issued in connection with the initial Business Combination (excluding any shares of Trinity Class A common stock or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Trinity Sponsor or its affiliates upon conversion of loans made to Trinity). In connection with the Business Combination, Trinity has agreed to waive the foregoing adjustments, including in connection with the PIPE Investment.

The Trinity Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until the earlier to occur of: (A) one year after the completion of the initial Business Combination; or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Trinity Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the completion of an initial Business Combination or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Trinity stockholders having the right to exchange their shares of Trinity common stock for cash, securities or other property.

Trinity Private Placement Warrants

Concurrently with the closing of the initial public offering, the Trinity Sponsor purchased an aggregate of 12,350,000 Trinity private placement warrants at $1.00 per Trinity private placement warrant, generating gross proceeds of $12,350,000 in the aggregate. Each Trinity private placement warrant is exercisable to purchase one share of Trinity Class A common stock at $11.50 per share. A portion of the proceeds from the sale of the Trinity private placement warrants was added to the proceeds from the initial public offering to be held in the Trust Account. If Trinity does not complete an initial Business Combination, the Trinity private placement warrants will expire worthless.

Related Party Loans

On May 17, 2018, upon completion of our initial public offering, Trinity repaid in full an aggregate of $213,000 loaned to Trinity by the Trinity Sponsor pursuant to a promissory note to cover the payment of certain costs related to the initial public offering. The loan was non-interest bearing, unsecured and due upon the closing of the initial public offering.

In addition, in order to finance transaction costs in connection with an initial Business Combination, the Trinity Sponsor or an affiliate of the Trinity Sponsor, or certain of the Trinity’s officers and directors may, but are not obligated to, loan Trinity working capital loans. If Trinity completes an initial Business Combination, Trinity would repay the working capital loans out of the proceeds of the Trust Account released to Trinity. In the event that an initial Business Combination does not close, Trinity may use a portion of proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans. Trinity Sponsor, on August 9, 2019, provided Trinity with a working capital loan in the amount of $1.0 million. If Trinity Sponsor makes further working capital loans to Trinity, up to $1.5 million of such additional working capital loans may be convertible into warrants of the post-transaction company at a price of $1.00 per Trinity warrant. The Trinity warrants would be identical to the Trinity private placement warrants.

Administrative Support Agreement and Officer and Director Compensation

Trinity has agreed to reimburse the Trinity Sponsor in an amount not to exceed $10,000 per month for office space, and secretarial and administrative services, commencing on May 14, 2018 through the earlier of the consummation of an initial Business Combination or Trinity’s liquidation.

Related Party Policy

Trinity’s audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that Trinity enter into such transactions.

Broadmark Realty

Related Person Transactions

Mr. Haggerty is currently a director of Broadmark Realty and is expected to remain as a director after the completion of the Business Combination. Mr. Haggerty is a member of Trinity Sponsor, as a result of which he has an interest in the Founder Shares and Trinity private placement warrants owned by Trinity Sponsor. Mr. Haggerty also has an ownership interest in Trinity Investments. As disclosed under “Securities Ownership of Certain Beneficial Owners and Management,” certain Founder Shares and Trinity private placement warrants held by Trinity Sponsor are expected to be transferred to Trinity Investments following the completion of the Business Combination and expiration of the lock-up agreement that Trinity Sponsor has entered into with respect to the Founder Shares and Trinity private placement warrants. As a result, Mr. Haggerty also has an indirect interest in the Founder Shares and Trinity private placement warrants owned by Trinity Sponsor. In the aggregate, taking into account his ownership interests in both Trinity Sponsor and Trinity Investments, Mr. Haggerty is expected to have a direct or indirect ownership interest in approximately 694,000 shares of Broadmark Realty common stock and warrants to acquire approximately an additional 211,000 shares of Broadmark Realty common stock, which shares and warrants would represent a less than 1% beneficial ownership interest by Mr. Haggerty in Broadmark Realty to the extent these securities were deemed to be beneficially owned by him.

Mr. Hirsch is expected to be appointed as a director of Broadmark Realty following the completion of the Business Combination. Since January 2019, Mr. Hirsch has served as a consultant to Trinity Investments pursuant to a consulting agreement (the “Hirsch Consulting Agreement”). The Hirsch Consulting Agreement provides for cash compensation of $7,500 per month by Trinity Investments to Mr. Hirsch during the term of the agreement, which, as amended, runs through November 17, 2019, and a success fee payable by Trinity Investments to Mr. Hirsch in connection with the completion of the Business Combination. The success fee is equal to the greater of (i) a specified percentage of the Founder Shares and Trinity private placement warrants held by Trinity Sponsor and expected to be transferred to Trinity Investments following the completion of the Business Combination and expiration of the lock-up agreement to which Trinity Sponsor is a party or (ii) $250,000. Through September 30, 2019, Mr. Hirsch had received cash compensation aggregating approximately $67,500 under the Hirsch Consulting Agreement. As a result of his right to a success fee, Mr. Hirsch expects to receive approximately 82,000 Founder Shares and approximately 150 Trinity private placement warrants following completion of the Business Combination and distribution of these securities by Trinity Sponsor. These securities are expected to represent, in the aggregate, a less than 1% beneficial ownership interest by Mr. Hirsch in Broadmark Realty. Instead of transferring these securities to Mr. Hirsch, Trinity Investments may, at its election, pay the success fee in cash in an amount equal to the value of these securities.

Mr. Luebbers is expected to be appointed as a director of Broadmark Realty following the completion of the Business Combination. Mr. Luebbers served as a consultant to Trinity between May 2019 and October 2019 pursuant to a consulting agreement with Trinity (the “Luebbers Trinity Consulting Agreement”). The Luebbers Trinity Consulting Agreement provided for cash compensation of $21,667 per month during its term. Mr. Luebbers received cash compensation aggregating approximately $113,228 from Trinity under the Luebbers Trinity Consulting Agreement. Since October 2019, Mr. Luebbers has been serving as a consultant to Trinity Investments pursuant to a consulting agreement with Trinity Investments (the “Luebbers Trinity Investments Consulting Agreement”). The Luebbers Trinity Investments Consulting Agreement provides for cash compensation of $7,500 per month payable by Trinity Investments to Mr. Luebbers during the term of the agreement, which expires November 17, 2019. In addition, the Luebbers Trinity Investments Consulting Agreement provides for a success fee payable by Trinity Investments to Mr. Luebbers in connection with the Business Combination. The success fee is equal to the greater of (i) a specified percentage of the Founder Shares and Trinity private placement warrants held by Trinity Sponsor and expected to be transferred to Trinity Investments following completion of the Business Combination and expiration of the lock-up agreement to which Trinity Sponsor is a party or (ii) $250,000. As a result of his right to a success fee, Mr. Luebbers expects to receive approximately 82,000 Founder Shares and approximately 150 Trinity private placement warrants following completion of the Business Combination and distribution of these securities by Trinity Sponsor. These shares and warrants are expected to represent a less than 1% beneficial ownership interest by Mr. Luebbers in Broadmark Realty. Instead of transferring these securities to Mr. Luebbers, Trinity Investments may, at its election, pay the success fee in cash in an amount equal to the value of these securities.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Broadmark Realty

Price Range of Broadmark Realty’s Securities

Historical market price information regarding Broadmark Realty is not provided because, as of the date of this joint proxy statement/prospectus, there is no public market for the shares of Broadmark Realty common stock or Broadmark Realty public warrants.

Following the consummation of the Business Combination, Broadmark Realty expects its common stock and warrants to trade under the symbols “BRMK” on NYSE and “BRMK WS” NYSE Amex, respectively.

Dividend Policy

To maintain Broadmark Realty’s qualification as a REIT and so that it generally is not subject to U.S. federal income and excise tax, Broadmark Realty intends to pay monthly or quarterly cash dividends or cash distributions to its shareholders out of distributable cash, equal to substantially all of Broadmark Realty’s net taxable income. Broadmark Realty has not, however, established a minimum dividend payment level and its ability to pay dividends may be adversely affected by a number of factors, including the risk factors described in this joint proxy statement/prospectus.

The timing and amount of dividends will be made at the discretion of the board of directors of Broadmark Realty and may depend on (among other things) Broadmark Realty’s earnings, its financial condition, maintenance of its REIT qualification, restrictions on paying dividends under Maryland law, any contractual restrictions on dividends to which Broadmark Realty may become subject to in the future, any changes in U.S. tax policy, and other factors that the board of directors may deem relevant from time to time. Broadmark Realty may not be able to pay dividends in the future and its board of directors may change its dividend policy in the future. Broadmark Realty believes that a change in any one of the following factors, among others, could adversely affect its results of operations and impair its ability to pay dividends to its shareholders:

•	any changes in federal or state regulatory policies that would limit Broadmark Realty’s ability to make loans in a particular geographic area or to a particular type of customer;
•	the profitability of the loans made by Broadmark Realty; and
•	defaults in Broadmark Realty’s mortgage loans or decreases in the value of its loan portfolio.

Broadmark Realty cannot assure you that it will achieve results that will allow it to pay a specified level of cash dividends or increase the level of such dividends in the future.

Trinity

Price Range of Trinity’s Securities

Trinity’s Class A common stock, public warrants and public units are currently traded on the Nasdaq Capital Market, under the symbols “TMCX,” “TMCXW,” and “TMCXU,” respectively. For a description of the Trinity’s Class A common stock and public warrants, see “Description of Trinity Securities.

Each warrant entitles the holder thereof to purchase one share of Trinity Class A common stock at a price of $11.50 per share.

Each public unit consists of one share of Class A common stock and one public warrant.

On August 9, 2019, the last business day before the public announcement of the business combination, Trinity’s Class A common stock, public warrants and public units closed at $10.36, $0.29 and $10.65, respectively. The following table includes the high and low sales prices for Trinity’s Class A common stock, public warrants and public units, for the periods presented. Prior to January 24, 2018, there was no established public trading market for Trinity’s securities.

The following table sets forth the high and low sale prices for Trinity’s Class A common stock, public warrants and public units in each full quarterly period since January 24, 2018, when Trinity’s securities started public trading.

	Class A Common Stock ($)		Public Warrants ($)		Public Units ($)
Quarter Ended	High	Low	High	Low	High	Low
2018
June 30 (May 15 – June 30)	9.79	9.72	0.44	0.39	10.18	10.00
September 30	9.86	9.71	0.7	0.3711	10.30	10.05
December 31	9.999	9.78	0.5	0.259	10.32	10.12
2019
March 31	10.22	9.94	0.5	0.29	10.55	10.22
June 30	10.35	10.15	0.42	0.3	10.65	10.48
September 30	10.41	10.31	1.38	0.29	11.8	10.51
December 31 (through October 11, 2019)	10.46	10.41	1.38	1.2	12.0037	11.62

Trinity anticipates that, following consummation of the Business Combination, its common stock and public warrants will be delisted from Nasdaq, and Trinity will be deregistered under the Exchange Act.

Dividend Policy

Trinity has not paid any cash dividends on Trinity common stock to date and does not intend to pay cash dividends prior to the completion of Trinity’s initial business combination. The payment of cash dividends in the future will be dependent upon Trinity’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of Trinity’s initial business combination. Further, if Trinity incurs any indebtedness in connection with Trinity’s initial business combination, Trinity’s ability to declare dividends may be limited by restrictive covenants Trinity may agree to in connection therewith.

The Companies

Dividend Policy

Each of the Companies has historically paid dividends on a monthly basis, and intends to continue to do so until the completion of the Business Combination.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, New York, New York, is acting as counsel in connection with the registration of Broadmark Realty’s securities under the Securities Act. Venable LLP, Baltimore, Maryland, will pass upon the validity of the Broadmark Realty common stock offered by this prospectus. Gibson, Dunn & Crutcher LLP, New York, New York, will pass upon the validity of the Broadmark Realty warrants offered by this prospectus.

EXPERTS

The financial statements of Trinity Merger Corp. at December 31, 2018, and for the period from January 24, 2018 (Inception) through December 31, 2018, included in the Proxy Statement of Trinity Sub Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements related to the following entities included in this Registration Statement on Form S-4 have been audited by Moss Adams LLP, an independent registered accounting firm, as stated in their reports which are included herein:

Entity	Period
PBRELF I, LLC	As of December 31, 2017, and for the two years ended December 31, 2017
PBRELF I, LLC	As of December 31, 2018, and for the year then ended
BRELF II, LLC	As of December 31, 2017, and for the two years ended December 31, 2017
BRELF II, LLC	As of December 31, 2018, and for the year then ended
BRELF III, LLC	As of December 31, 2018, and for the period from January 24, 2018 (date of inception) through December 31, 2018
BRELF IV, LLC	As of March 31, 2019, and for the period from February 28, 2019 (date of inception) through March 31, 2019
Pyatt Broadmark Management, LLC	As of December 31, 2018 and 2017, and for the three years in the period ended December 31, 2018
Broadmark Real Estate Management II, LLC	As of December 31, 2018 and 2017, and for the three years in the period ended December 31, 2018
Broadmark Real Estate Management III, LLC	As of December 31, 2018, and for the year then ended
Broadmark Real Estate Management IV, LLC	As of March 31, 2019, and for the period from January 1, 2019 (date of inception) through March 31, 2019

Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

RIGHTS OF APPRAISAL AND DISSENT

Appraisal Rights for Trinity under Delaware Law

Under Delaware law, because the shares of Trinity common stock were listed on the Nasdaq at the close of business on the record date, Trinity Stockholders do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder in connection with the Business Combination. Appraisal rights are not available to holders of warrants in connection with the Business Combination.

Dissenters’ Rights for the Companies under the Washington Limited Liability Company Act

If the Business Combination is completed, Members of the Companies who do not vote in favor of the adoption of the Merger Agreement and who properly demand payment for their units may be entitled to obtain fair value of their units pursuant to the WLLCA by exercising their dissenters’ rights instead of the merger consideration they would otherwise be entitled to under the Merger Agreement.

Any Member contemplating the exercise of such dissenter’s rights should review carefully the provisions of Article XII of Chapter 25.15 of the WLLCA, referred to herein as Article XII, which is attached hereto as Annex F, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Article XII for demanding and perfecting dissenters’ rights may result in the loss of such rights.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the WLLCA and is qualified in its entirety by the full text of Article XII, which is attached to this joint proxy statement/prospectus as Annex F and incorporated into this joint proxy statement/prospectus by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that the Companies’ Members exercise their dissenters’ rights under Article XII. Only a holder of record of units of one of the Companies is entitled to demand dissenter’s rights of the units registered in that holder’s name. A person having a beneficial interest in units held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to demand dissenters’ rights of such holder’s units.

General

Pursuant to Section 25.15.471 of the WLLCA, holders of units of each of the Companies are entitled to dissent from, and obtain payment of, the fair value of the holder’s interest in the Companies, as applicable, in the event of consummation of a plan of merger to which the Company is a party. “Fair value” means with respect to a dissenter’s interest, the value of the dissenter’s interest in each Company, as applicable, immediately before the effectuation of the merger to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.

Not less than ten days prior to the approval of a plan of merger, the limited liability company must send a written notice to all holders that are entitled to vote on or approve the plan of merger that they may be entitled to assert dissenters’ rights accompanied by a copy of Article XII of the WLLCA. This joint proxy statement/prospectus constitutes the Companies’ notice to their respective Members that dissenters’ rights are available in connection with the Business Combination, and the full text of Article XII is attached to this joint proxy statement/prospectus as Annex F. Within ten days after the approval of the plan of merger, the limited liability company must notify in writing all holders who (i) did not vote for the plan of merger; (ii) voted against the plan of merger; and (iii) were not entitled to vote on or approve the plan of merger, that the plan of merger was approved along with a dissenters notice which includes: (i) a statement of where the payment demand must be sent, (ii) a statement informing holders as to the extent transfer of the holder’s interest will be restricted after the payment demand is received, (iii) a form for demanding payment, (iv) a date by which the limited liability company must receive the demand, which may not be less than thirty and no more than sixty days after the date the dissenters notice was delivered, and (v) a copy of Article XII of the WLLCA.

Payment to a dissenting holder must be made within thirty days of the later of the date that the Business Combination becomes effective or the payment demand is received. The limited liability company shall pay to the dissenting holder the amount the limited liability company estimates to be the fair market value of the dissenting holder’s interest, plus accrued interest.

A holder may not challenge the Business Combination unless the Business Combination fails to comply with the procedural requirements of the WLLCA or the limited liability company agreement, or is fraudulent with respect to the holder or the limited liability company.

Requirements for Exercising Dissenters’ Rights

Members of a Washington limited liability company wishing to exercise their dissenters’ rights under Section 25.15.471 of the WLLCA must not vote in favor of or approve the plan of merger. Failure to vote against the plan of merger will not constitute a waiver of the member’s dissenters’ rights otherwise available under the WLLCA. Furthermore, a vote against the plan of merger will not satisfy notice requirements under the WLLCA; a member must submit its payment demand before the date set by the limited liability company in its dissenters notice that will be delivered within ten days after the approval of the plan of merger.

Termination of Dissenters’ Rights

Pursuant to Section 25.15.471 of the WLLCA, a dissenting holder’s right to dissent that has otherwise been perfected in accordance with the requirements set forth above will terminate upon the occurrence of any one of the following events: (i) the proposed merger is abandoned or rescinded; (ii) a court having the proper jurisdiction permanently enjoins or sets aside the merger; or (iii) the dissenting holder’s demand for payment is withdrawn with the written consent of the applicable Company.

Dissenters’ Estimate of Fair Value

Additionally, under Section 25.15.511 of the WLLCA, a dissenting holder may notify the limited liability company in writing of its own estimate of the fair value of its interest and amount of interest due and demand payment of its estimate less payment already made to it by the limited liability company if: (i) the dissenting holder believes the amount paid is less than the fair value of its interest in the limited liability company, or the interest due was incorrectly calculated; (ii) the limited liability company fails to make payment within sixty days after the date set for demanding payment; or (iii) the limited liability company, having failed to effectuate the proposed merger, does not release the transfer restrictions imposed on its interests within sixty days after the date set for demanding payment. A dissenting holder waives the right to demand payment under this section unless it notifies the limited liability company of its demand in writing within thirty days after the limited liability company made payment for its interest in the limited liability company.

If a demand for payment remains unsettled, the limited liability company must commence a proceeding in superior court within sixty days after receiving the payment demand and petition the court to determine the fair value of the dissenting holder’s interest in the limited liability company plus accrued interest. See Section 25.15.521 of the WLLCA in Annex F regarding the allocation of costs and expenses with respect to such proceeding. If the limited liability company does not commence the proceeding within the sixty-day period, it shall pay each dissenting holder whose demand remains unsettled the amount demanded.

TRANSFER AGENT; WARRANT AGENT AND REGISTRAR

The transfer agent for Broadmark Realty securities upon completion of the Business Combination will be American Stock Transfer & Trust Company, LLC.

The transfer agent for Trinity units, Trinity class A common stock, and Trinity public warrants is Continental Stock Transfer & Trust Company.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

Trinity’s board of directors is aware of no other matter that may be brought before the Trinity Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Broadmark Realty and the services that it employs to deliver communications to its stockholders are permitted to deliver a single copy of each of Broadmark Realty’s annual report to stockholders and Broadmark Realty’s proxy statement to two or more stockholders sharing the same address. Upon written or oral request, Broadmark Realty will deliver a separate copy of its annual report and/or proxy statements to any stockholder at a shared address to which a single copy of each document was delivered who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Broadmark Realty delivers single copies of such documents in the future. Stockholders may notify Broadmark Realty of their requests by calling Broadmark Realty at (206) 623-1200 or writing Broadmark Realty at its principal executive offices at 1420 5th Avenue, Suite 2000, Seattle, Washington 98101.

WHERE YOU CAN FIND MORE INFORMATION

Trinity Sub Inc. has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, with respect to the securities offered by this joint proxy statement/prospectus. This joint proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to Broadmark Realty, Trinity and their securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this joint proxy statement/prospectus to any of Trinity’s or the Company Group’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to this joint proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, Trinity Sub Inc. and, following consummation of the Business Combination, Broadmark Realty will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can find Broadmark Realty’s and Trinity’s SEC filings, including Trinity’s registration statement over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this joint proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Trinity Special Meeting, you should contact Trinity at the following address and telephone number:

55 Merchant Street, Suite 1500
Honolulu, HI 96813
Telephone: (213) 318-0583

You may also obtain additional copies of this joint proxy statement/prospectus by requesting them in writing or by telephone from Trinity’s proxy solicitation agent at the following address and telephone number:

       Stockholders, please call toll free:
Banks and Brokerage Firms, please call collect:
Email:

If you are a stockholder of Trinity and would like to request documents, please do so by             , 2019, in order to receive them before the Trinity Special Meeting. If you request any documents from Trinity, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this joint proxy statement/prospectus relating to Trinity has been supplied by Trinity, and all such information relating to the Company Group has been supplied by the Company Group. Information provided by either Trinity or the Company Group does not constitute any representation, estimate or projection of any other party.

This document is a joint proxy statement of Trinity for the Trinity Special Meeting and the meeting of Trinity public warrant holders. None of Trinity Sub Inc., Trinity or the Company Group has authorized anyone to give any information or make any representation about the Business Combination, Broadmark Realty, Trinity or the Company Group that is different from, or in addition to, that contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

F-i

Page
BRELF II, LLC and Subsidiaries
Unaudited Interim Financial Statements
Consolidated Balance Sheet as of June 30, 2019 and December 31, 2018	F-74
Consolidated Statements of Income for the six months ended June 30, 2019 and 2018	F-75
Consolidated Statements of Changes in Members’ Equity for the six months ended June 30, 2019 and 2018	F-76
Consolidated Statements of Cash Flows for the six months ended June 30, 2019 and 2018	F-77
Notes to Consolidated Financial Statements	F-78

BRELF II, LLC and Subsidiaries
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-86
Consolidated Balance Sheet as of December 31, 2018	F-87
Consolidated Statements of Income for the year ending December 31, 2018	F-88
Consolidated Statements of Changes in Members’ Equity for the year ending December 31, 2018	F-89
Consolidated Statements of Cash Flows for the year ending December 31, 2018	F-90
Notes to Consolidated Financial Statements	F-91

BRELF II, LLC and Subsidiaries
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-100
Consolidated Statement of Assets, Liabilities and Members’ Equity as of December 31, 2017	F-101
Consolidated Condensed Schedule of Investments as of December 31, 2017	F-102
Consolidated Statements of Operations for the years ending December 31, 2017 and 2016	F-103
Consolidated Statements of Changes in Members’ Equity for the years ending December 31, 2017 and 2016	F-104
Consolidated Statements of Cash Flows for the years ending December 31, 2017 and 2016	F-105
Notes to Consolidated Financial Statements	F-106

BRELF III, LLC and Subsidiaries
Unaudited Interim Financial Statements
Balance Sheets as of June 30, 2019 and December 31, 2018	F-113
Statements of Income for the six months ended June 30, 2019 and the period January 24, 2018 (date of inception) through June 30, 2018	F-114
Statements of Changes in Members’ Equity for the six months ended June 30, 2019 and the period January 24, 2018 (date of inception) through June 30, 2018	F-115
Statements of Cash Flows for the six months ended June 30, 2019 and the period January 24, 2018 (date of inception) through June 30, 2018	F-116
Notes to Financial Statements	F-117

BRELF III, LLC and Subsidiaries
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-124
Statement of Assets, Liabilities and Members’ Equity as of December 31, 2018	F-125
Condensed Schedule of Investments as of December 31, 2018	F-126
Statements of Operations for the period January 24, 2018 (date of inception) through December 31, 2018	F-127
Statements of Changes in Members’ Equity for the period January 24, 2018 (date of inception) through December 31, 2018	F-128
Statements of Cash Flows for the period January 24, 2018 (date of inception) through December 31, 2018	F-129
Notes to Financial Statements	F-130

F-ii

F-iii

F-iv

Trinity Merger Corp.

Condensed Balance Sheets

	June 30, 2019	December 31, 2018
	(unaudited)	(audited)
Assets
Current Assets
Cash	$314,416	$650,629
Prepaid expenses	94,923	47,730
Cash and marketable securities held in Trust Account	358,742,076	—
Total Current Assets	$359,151,415	$698,359
Cash and marketable securities held in Trust Account	—	355,633,275
Total Assets	$359,151,415	$356,331,634
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$1,579,767	$130,814
Income taxes payable	6,978	36,021
Total Current Liabilities	$1,586,745	$166,835
Deferred underwriting fee payable	15,525,000	15,525,000
Total Liabilities	$17,111,745	$15,691,835
Commitments
Common stock subject to possible redemption, 32,417,852 and 32,572,779 shares at redemption value at June 30, 2019 and December 31, 2018, respectively	$337,039,669	$335,639,798
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 2,082,148 and 1,927,221 issued and outstanding (excluding 32,417,852 and 32,572,779 shares subject to possible redemption) at June 30, 2019 and December 31, 2018, respectively	208	208
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding at June 30, 2019 and December 31, 2018	863	863
Additional paid-in capital	454,029	1,853,915
Retained earnings	4,544,901	3,145,030
Total Stockholders’ Equity	$5,000,001	$5,000,001
Total Liabilities and Stockholders’ Equity	$359,151,415	$356,331,634

The accompanying notes are an integral part of these unaudited condensed financial statements.

Trinity Merger Corp.

Condensed Statements of Operations
(Unaudited)

	Six Months Ended June 30, 2019	For the Period from January 24, 2018 (inception) through June 30, 2018
Formation and operating costs	$1,920,634	$183,006
Loss from operations	(1,920,634)	(183,006)
Other income:
Interest income on marketable securities held in Trust Account	4,261,462	775,735

Income before provision for income taxes	2,340,828	592,729
Provision for income taxes	(940,957)	(152,404
Net income (loss)	$1,399,871	$440,325
Weighted average shares outstanding of Class A common stock	34,500,000	34,500,000
Basic and diluted net income per share, Class A	$0.09	$0.02
Weighted average shares outstanding of Class B common stock	8,625,000	8,625,000
Basic and diluted net loss per share, Class B	$(0.21)	$(0.02)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Trinity Merger Corp.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retaine Earnings/ (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance - January 24, 2018 (inception)	—	$—	—	$—	$—	$—	$—
Class B common stock issued to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(814)	(814)
Balance - March 31, 2018 (unaudited)	—	—	8,625,000	863	24,137	(814)	24,186
Sale of 34,500,000 Units, net of underwriting discounts and offering expenses	34,500,000	3,450	—	—	325,116,319	—	325,119,769
Sale of 12,350,000 Private Placement Warrants	—	—	—	—	12,350,000	—	12,350,000
Common stock subject to redemption	(32,587,602)	(3,259)	—	—	(332,931,834)	—	(332,935,093)
Net income	—	—	—	—	—	441,139	441,139
Balance - June 30, 2018 (unaudited)	1,912,398	$191	8,625,000	$863	$4,558,622	$440,325	$5,000,001
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance - January 1, 2019	1,927,221	$193	8,625,000	$863	$1,853,915	$3,145,030	$5,000,001
Change in value of common stock subject to possible redemption	18,983	2	—	—	(1,358,659)	—	(1,358,657)
Net income	—	—	—	—	—	1,358,657	1,358,657
Balance - March 31, 2019 (unaudited)	1,946,204	$195	8,625,000	$863	$495,256	$4,503,687	$5,000,001
Change in value of common stock subject to possible redemption	135,944	13	—	—	(41,227)	—	(41,214)
Net income	—	—	—	—	—	41,214	41,214
Balance - June 30, 2019 (unaudited)	2,082,148	$208	8,625,000	$863	$454,029	$4,544,901	$5,000,001

The accompanying notes are an integral part of these unaudited condensed financial statements.

Trinity Merger Corp.

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30, 2019	For the Period from January 24, 2018 (inception) Through June 30, 2018

Cash Flows from Operating Activities:
Net income	$1,399,871	$440,325
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,261,462)	(775,735)
Changes in operating assets and liabilities:
Prepaid expenses	(47,193)	(85,703)
Accounts payable and accrued expenses	1,448,953	98,975
Income taxes payable	(29,043)	152,404
Net cash used in operating activities	(1,488,874)	(169,734)
Cash Flow from Investing Activities:
Investment of cash in Trust Account	—	(351,900,000)
Cash withdrawn from Trust Account	1,152,661	—
Net cash provided by (used in) investing activities	1,152,661	(351,900,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	341,550,000
Proceeds from sale of Private Placement Warrants	—	12,350,000
Proceeds from promissory note - related party	—	213,000
Repayment of promissory note - related party	—	(213,000)
Payment of offering costs	—	(899,683)
Net cash provided by financing activities	—	353,025,317
Net Change in Cash	(336,213)	955,583
Cash - Beginning of the period	650,629	—
Cash - End of the period	$314,416	$955,583
Supplemental cash flow information:
Cash paid for income taxes	$1,152,661	$800,500
Supplemental disclosure of non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$332,485,331
Change in value of common stock subject to possible redemption	$1,399,871	$449,762
Deferred underwriting fee charged to additional paid in capital	$—	$15,525,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

Trinity Merger Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

Note 1 - Description of Organization and Business Operations

Trinity Merger Corp. (the “Company”) is a blank check company incorporated in Delaware on January 24, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company is focusing its search on acquiring an operating company or business with a real estate component (such as a business within the hospitality, lodging, gaming, real estate or property services, or asset management industries). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On January 26, 2018, the Company received an initial capital contribution (see Note 5) and entered into a promissory note agreement (see Note 5) with HN Investors LLC, a Delaware limited liability company (the “Sponsor”). On May 17, 2018, the Company closed its initial public offering (“Initial Public Offering”) with the sale of 34,500,000 units (each a “Unit” and collectively the “Units”), generating gross proceeds of $345,000,000, as described in Note 4. All activity through June 30, 2019 relates to the Company’s formation, its Initial Public Offering and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on marketable securities from the proceeds derived from the Initial Public Offering.

Note 2 - Liquidity and Going Concern

As of June 30, 2019, the Company had $314,416 in its operating bank accounts, $358,742,076 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and a working capital deficit of $1,177,406. As of June 30, 2019, approximately $6,842,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through the earlier of the consummation of a Business Combination or November 17, 2019, the scheduled liquidation date. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 - Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements

Trinity Merger Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on March 15, 2019, which contains the audited financial statements and notes thereto. The interim results for the three and six months ended June 30, 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2019 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2019, cash equivalents, comprised of U.S. Treasury Bills, amounted to $358,741,000. The Company did not have any cash equivalents as of December 31, 2018.

Trinity Merger Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

Cash and Marketable Securities Held in Trust Account

At June 30, 2019, assets held in the Trust Account were comprised of $1,076 in cash and $358,741,000 in U.S. Treasury Bills. At December 31, 2018, assets held in the Trust Account were comprised of $4,285 in cash and $355,628,990 in U.S. Treasury Bills. During the six months ended June 30, 2019, we withdrew approximately $1,153,000 of interest income to pay for our franchise and income taxes.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The common stock subject to possible redemption will be based on the requirement that the Company may not redeem publicly owned shares in an amount that would cause the Company’s net tangible assets be less than $5,000,001 upon consummation of a Business Combination (so that it is not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirements which may be contained in the agreement related to the Company’s Business Combination. Accordingly, at June 30, 2019 and December 31, 2018, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $19,880,231were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Fair Value of Financial Instruments

Fair value is determined under the guidance of ASC 820, “Fair Value Measurements,” is a market-based measurement and is determined based on the assumptions that market participants would use in pricing an asset or liability. The GAAP valuation hierarchy is based upon the transparency of using observable inputs and unobservable inputs in order to value the assets and liabilities inputs as of the measurement date. The three levels are defined as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

Trinity Merger Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

Revenue Recognition

The Company recognizes interest income when earned, typically on a monthly basis. The interest income is reinvested in the Trust Account, less money released to the Company to pay its franchise and income taxes.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2019 and December 31, 2018, the Company has a deferred tax asset of approximately $448,400 and $0, respectively, which had a full valuation allowance recorded against it of approximately $448,400 and $0, respectively.

The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and six months ended June 30, 2019, the Company recorded income tax expense of approximately $579,743 and $940,957, respectively, primarily related to interest income earned on the Trust Account. The Company’s effective tax rate for the three and six months ended June 30, 2019 was approximately 93.4% and 40.2%, which differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2019 and December 31, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. As of June 30, 2019 and December 31, 2018, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 46,850,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of income per share. Net income per common share, basic

Trinity Merger Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A common stock outstanding for the period. Net loss per common share, basic and diluted for Class B common stock is calculated by dividing the net income (loss), less income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the period.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 - Initial Public Offering

The registration statement for the Company’s Initial Public Offering was declared effective on May 14, 2018. On May 17, 2018, the Company closed its the Initial Public Offering of 34,500,000 Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000. Each Unit consists of one share of Class A common stock (the “Public Shares”) and one redeemable warrant (each a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 (see Note 7).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 12,350,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s Sponsor, generating total gross proceeds of $12,350,000 (see Note 5).

In connection with the closing of the Initial Public Offering on May 17, 2018, an amount of $351,900,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (the “Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Offering costs amounted to $19,880,231, consisting of $3,450,000 of underwriting fees, $15,525,000 of deferred underwriting fees (see Note 6) and $905,231 of other costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing of an agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide its holders of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The holders of the Public Shares (the “public stockholders”) will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account. The per-share

Trinity Merger Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the Public Shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination by November 17, 2019 (the “Combination Period”), unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event

Trinity Merger Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered (other than the independent public accountants) or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 5 - Related Party Transactions

Founder Shares

On January 26, 2018, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.001 (“Class B common stock”) for an aggregate price of $25,000. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 7. The Founder Shares included an aggregate of up to 1,125,000 shares subject to forfeiture by the initial stockholders to the extent that the over-allotment option from the Initial Public Offering was not exercised in full by the underwriter so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to exercise their over-allotment option in full, 1,125,000 Founder Shares are no longer subject to forfeiture.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of an initial Business Combination or (B) subsequent to an initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 12,350,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $12,350,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Trinity Merger Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On January 26, 2018, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of June 30, 2018 or the completion of the Initial Public Offering. The Company borrowed $213,000 under the Note, which was repaid at the closing of the Initial Public Offering on May 17, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on May 14, 2018 through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company will pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. For the three and six months ended June 30, 2019, the Company incurred $30,000 and $60,000 of administrative service fees, respectively. For the three months ended June 30, 2018 and for the period from January 24, 2018 (inception) through June 30, 2018, the Company incurred $15,000 of administrative service fees. At June 30, 2019 and December 31, 2018, $5,000 of such fees is included in accounts payable and accrued expenses in the accompanying condensed balance sheets.

Note 6 - Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on May 14, 2018, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriter was paid a cash underwriting discount of one percent (1.0%) of the gross proceeds of the Initial Public Offering, or $3,450,000. In addition, the underwriter is entitled to a deferred fee of four and one-half percent (4.5%) of the gross proceeds of the Initial Public Offering, or $15,525,000. The deferred fee will be paid in cash to the underwriter upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Trinity Merger Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

Note 7 - Stockholder’s Equity

Preferred Stock - The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, voting and other rights and preferences as may be determined from time to time by the Company’s Board of Directors. At June 30 31, 2019 and December 31, 2018, there were no shares of preferred stock issued or outstanding.

Common Stock

Class A Common Stock - The Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At June 30, 2019 and December 31, 2018, there were 2,082,148 and 1,927,221 shares of common stock issued and outstanding, excluding 32,417,852 and 32,572,779 shares of common stock subject to possible redemption, respectively.

Class B Common Stock - The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At June 30, 2019 and December 31, 2018, there were 8,625,000 shares of common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law or as otherwise provided in the Company’s Amended and Restated Certificate of Incorporation.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of an initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of an initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants - The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant

Trinity Merger Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	at any time during the exercise period;
•	upon a minimum of 30 days’ prior written notice of redemption; and
•	if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 - Fair Value Measurements

The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost in the accompanying condensed balance sheets and adjusted for the amortization or accretion of premiums or discounts.

Cash held in the Trust Account amounted to $1,076 and $4,285 at June 30, 2019 and December 31, 2018, respectively.

The gross holding gains and fair value of held-to-maturity securities at June 30, 2019 and December 31, 2018 are as follows:

Held-To-Maturity	Amortized Cost	Gross Holding Gains (Loss)	Fair Value
June 30, 2019
U.S. Treasury Securities (Mature on 7/2/19)	$358,741,000	$(17,937)	$358,723,063
Total	$358,741,000	$(17,937)	$358,723,063
December 31, 2018
U.S. Treasury Securities (Mature on 2/14/2019)	$177,713,107	$2,169	$177,715,276
U.S. Treasury Securities (Mature on 3/14/2019)	177,915,883	11,908	177,927,791
Total	$355,628,990	$14,077	$355,643,067

The fair value of the Company’s held-to-maturity securities are based upon Level 1 observations as of June 30, 2019 and December 31, 2018.

Trinity Merger Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

Note 9 - Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On August 9, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) to effect a business combination with Trinity Sub Inc., a Maryland corporation and wholly-owned subsidiary of the Company (“PubCo”), Trinity Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of PubCo (“Merger Sub I”) and Trinity Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of PubCo (“Merger Sub II”); PBRELF I, LLC, BRELF II, LLC, BRELF III, LLC and BRELF IV, LLC, each a Washington limited liability company (collectively, the “Broadmark Companies”); and Pyatt Broadmark Management, LLC, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC and Broadmark Real Estate Management IV, LLC, each a Washington limited liability company (collectively, the “Management Companies” and, together with the Broadmark Companies, the “Broadmark Group”).

The Broadmark Group is a commercial real estate finance group based in Seattle, Washington. Its primary business is originating short-term, first deed of trust construction, land and development, or “CLD,” loans, which are loans secured by real estate to fund the construction and development of, or investment in, residential or commercial properties.

Upon the terms and subject to the conditions set forth in the Merger Agreement, the parties thereto intend to enter into a business combination pursuant to which (i) Merger Sub I will merge with and into the Company, with the Company being the surviving entity of such merger, (ii) immediately following such merger, each of the Broadmark Companies will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such merger, and (iii) immediately following such merger, each of the Management Companies will merge with and into the Company, with the Company being the surviving entity of such merger. As a result of the business combination, Merger Sub II and the Company will become wholly-owned subsidiaries of PubCo.

Upon consummation of the business combination, PubCo will be renamed Broadmark Realty Capital Inc. and will become a new publicly traded-company. It is expected that Broadmark Realty Capital Inc., which as noted above will be incorporated in Maryland, will qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended. In connection with the transaction, Broadmark Realty Capital Inc. intends to apply for registration of its securities on the New York Stock Exchange, Inc. under a new ticker symbol.

Each share of the Company’s common stock issued and outstanding immediately prior to the effective time of its merger with Merger Sub I will be cancelled and retired and automatically converted into the right to receive one share of common stock in the new public company, subject to adjustment for any stock split, reverse stock split, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change. Each issued and outstanding warrant of the Company (or portion thereof) immediately prior to the effective time of the Company’s merger with Merger Sub I will be modified to provide that such warrant (or portion thereof) will no longer entitle the holder thereof to purchase the referenced number of shares of Company Common Stock, and in substitution thereof, such warrant (or portion thereof) will entitle the holder thereof to acquire such equal number of shares of the new public company’s common stock.

Each preferred unit of the Broadmark Companies and each unit of the Management Companies issued and outstanding immediately prior to the effective time of the such entity’s merger with Merger Sub II or the Company, respectively, will be cancelled and retired and automatically converted into the right to receive a number of shares of the new public company’s common stock equal to the amount of consideration per such unit calculated per the terms of the Merger Agreement.

The parties to the Merger Agreement, HN Investors LLC, a Delaware limited liability company (the “Sponsor”), and, where applicable, their respective directors and members also entered into various other agreements to effect the business combination and provide a framework for the relationship between such parties leading up to and after the

Trinity Merger Corp.

NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2019
(Unaudited)

consummation of the business combination. These agreements include voting agreements pertaining to Company common stock and interests in the Management Companies; an agreement providing for the surrender of certain shares of Company common stock and rights by the Sponsor; employment agreements covering continued employment of certain Broadmark Group personnel at PubCo; equity lock-up agreements restricting equity sales by such parties; and agreements containing restrictive covenants on hiring and employee solicitation, competition, confidentiality, non-disparagement and use of certain of the Broadmark Group’s intellectual property.

Consummation of the transactions contemplated by the Merger Agreement is subject to customary conditions of the respective parties, and conditions customary to special purpose acquisition companies, including, among others: (i) approval of the Company’s stockholders; (ii) approval of the members of the Broadmark Group; (iii) there being no laws or injunctions by governmental authorities or other legal restraint prohibiting consummation of the transactions contemplated under the Merger Agreement; (iv) completion of the Company’s offer to redeem the shares of its public stockholders (the “Offer”) in accordance with the terms of the Merger Agreement, the organizational documents of the Company, the Trust Agreement, and the joint proxy statement/prospectus; (v) the Company having at least $5,000,001 in net tangible assets; (vi) the new public company having at least $100 million in cash following the consummation of the transactions, completion of the Offer, and payment of expenses and indebtedness required to be paid at the closing of the transactions; (vii) consummation of the PIPE Investment (as discussed in further detail below); (viii) obtaining an amendment to the agreement governing the Company’s warrants to remove certain anti-dilution provisions contained therein relating to the payment of cash dividends; (ix) effectiveness of the registration statement to be filed by PubCo; and (x) the Company’s and PubCo’s receipt of certain tax opinions related to the transactions and REIT qualification.

Private Placement

On August 9, 2019, PubCo entered into a subscription agreement with entities affiliated with Farallon Capital Management LLC (the “PIPE Investors”), pursuant to which it will issue and sell to the PIPE Investors approximately $75.0 million of its common stock immediately prior to the consummation of the business combination (the “PIPE Investment”). The PIPE Investment is conditioned on the substantially concurrent closing of the mergers and a number of other closing conditions. The proceeds from the PIPE Investment will be used to pay transaction-related expenses and to help fund the ongoing business operations of PubCo. In addition, the PIPE Investors will have an option, exercisable at their election either in connection with or during the 365 day period following the consummation of the business combination to acquire up to an additional $25 million of common stock from PubCo. In connection the PIPE Investment, PubCo will issue to the PIPE Investors warrants in an amount equal to the number of shares of common stock of PubCo purchased by the PIPE Investors pursuant to their initial $75.0 million investment (such warrants to be on substantially the same terms as the warrants that will be held by public stockholders of PubCo upon consummation of the business combination).

Sponsor Loan Agreement

On August 9, 2019, the Company entered into a promissory note with the Sponsor. The aggregate principal amount of the promissory note is $1,000,000. Proceeds will be used to pay the Company’s business combination transaction expenses. The promissory note is payable at the earlier of the closing of the business combination and the liquidation of Company prior to the consummation of the Company’s initial business combination.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
Trinity Merger Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Trinity Merger Corp. (the “Company”) as of December 31, 2018, the related statements of operations, changes in stockholders’ equity and cash flows for the period from January 24, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from January 24, 2018 (inception) through December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial stat ements. We believe that our audit provides a reasonable basis for our opinion.

/ s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Honolulu, Hawaii
March 15, 2019

Trinity Merger Corp.

Balance Sheet
December 31, 2018

Assets
Current Assets
Cash	$650,629
Prepaid expenses	47,730
Total Current Assets	$698,359
Cash and marketable securities held in Trust Account	355,633,275
Total Assets	$356,331,634
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$130,814
Income taxes payable	36,021
Total Current Liabilities	$166,835
Deferred underwriting fee payable	15,525,000
Total Liabilities	$15,691,835
Commitments
Common stock subject to possible redemption, 32,572,779 shares at redemption value	335,639,798
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 1,927,221 issued and outstanding (excluding 32,572,779 shares subject to possible redemption)	193
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding	863
Additional paid-in capital	1,853,915
Retained earnings	3,145,030
Total Stockholders’ Equity	$5,000,001
Total Liabilities and Stockholders’ Equity	$356,331,634

The accompanying notes are an integral part of the financial statements.

Trinity Merger Corp.

Statement of Operations
For the Period From January 24, 2018 (Inception) Through December 31, 2018

Operating costs	$552,724
Loss from operations	(552,724)
Other income:
Interest income on marketable securities held in Trust Account	4,533,775
Income before provision for income taxes	3,981,051
Provision for income taxes	(836,021)
Net income	$3,145,030
Weighted average shares outstanding of Class A common stock	34,500,000
Basic and diluted net income per share, Class A	0.13
Weighted average shares outstanding of Class B common stock	8,625,000
Basic and diluted net loss per share, Class B	$(0.15)

The accompanying notes are an integral part of the financial statements.

Trinity Merger Corp.

Statements of Changes in Stockholders’ Equity
For the Period From January 24, 2018 (Inception) Through December 31, 2018

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 24, 2018 (inception)	—	$—	—	$—	$—	$—	$—
Class B common stock issued to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Sale of 34,500,000 Units, net of underwriting discounts and offering expenses	34,500,000	3,450	—	—	325,116,319	—	325,119,769
Sale of 12,350,000 private placement warrants	—	—	—	—	12,350,000	—	12,350,000
Common stock subject to redemption	(32,572,779)	(3,257)	—	—	(335,636,541)	—	(335,639,798)
Net income	—	—	—	—	—	3,145,030	3,145,030
Balance – December 31, 2018	1,927,221	$193	8,625,000	$863	$1,853,915	$3,145,030	$5,000,001

The accompanying notes are an integral part of the financial statements.

Trinity Merger Corp.

Statement of Cash Flows
For the Period From January 24, 2018 (Inception) Through December 31, 2018

Cash Flows from Operating Activities:
Net income	$3,145,030
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,533,775)
Changes in operating assets and liabilities:
Prepaid expenses	(47,730)
Accounts payable and accrued expenses	130,814
Income tax payable	36,021
Net cash used in operating activities	(1,269,640)
Cash Flow from Investing Activities:
Investment of cash in Trust Account	(351,900,000)
Cash withdrawn from Trust Account	800,500
Net cash used in investing activities	(351,099,500)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	341,550,000
Proceeds from sale of private placement warrants	12,350,000
Proceeds from promissory note - related party	213,000
Repayment of promissory note - related party	(213,000)
Payment of offering costs	(905,231)
Net cash provided by financing activities	353,019,769
Net Change in Cash	650,629
Cash - Beginning of the period	—
Cash - End of the period	$650,629
Supplementary cash flow information:
Cash paid for income taxes	$800,500
Supplemental disclosure of non-cash investing and financing activities:
Initial classification of common stock subject to redemption	$332,485,331
Change in value of common stock subject to redemption	$3,154,467
Deferred underwriting fee charged to additional paid in capital	$15,525,000

The accompanying notes are an integral part of the financial statements.

Trinity Merger Corp.     Notes to Condensed Financial Statements

Note 1 – Description of Organization and Business Operations

Trinity Merger Corp. (the “Company”) is a blank check company incorporated in Delaware on January 24, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses. Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company is focusing its search on acquiring an operating company or business with a real estate component (such as a business within the hospitality, lodging, gaming, real estate or property services, or asset management industries). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On January 26, 2018, the Company received an initial capital contribution (see Note 4) and entered into a promissory note agreement (see Note 4) with HN Investors LLC, a Delaware limited liability company. On May 17, 2018, the Company closed its initial public offering with the sale of 34,500,000 Units, generating gross proceeds of $345,000,000, as described in Note 3. All activity through December 31, 2018 relates to the Company’s formation, its initial public offering and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on marketable securities from the proceeds derived from the initial public offering.

Note 2 – Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2018.

Cash and Marketable Securities Held in Trust Account

At December 31, 2018, assets held in the Trust Account were comprised of $4,285 in cash and $355,628,990 in U.S. Treasury Bills.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The common stock subject to possible redemption will be based on the requirement that the Company may not redeem publicly owned shares in an amount that would cause the Company’s net tangible assets be less than $5,000,001 upon consummation of a Business Combination (so that it is not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirements which may be contained in the agreement related to the Company’s Business Combination. Accordingly, at December 31, 2018, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the initial public offering. Offering costs amounting to $19,880,231 were charged to stockholders’ equity upon the completion of the initial public offering.

Fair Value of Financial Instruments

Fair value is determined under the guidance of ASC 820, “Fair Value Measurements,” is a market-based measurement and is determined based on the assumptions that market participants would use in pricing an asset or liability. The GAAP valuation hierarchy is based upon the transparency of using observable inputs and unobservable inputs in order to value the assets and liabilities inputs as of the measurement date. The three levels are defined as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

Revenue Recognition

The Company recognizes interest income when earned, typically on a monthly basis. The interest income is reinvested in the Trust Account, less money released to the Company to pay its franchise and income taxes.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2018, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the initial public offering and private placement to purchase 46,850,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A common stock outstanding for the period. Net loss per common share, basic and diluted for Class B common stock is calculated by dividing the net income (loss), less income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the period.

Recent Accounting Pronouncements

In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, “Disclosure Update and Simplification,” amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of stockholders’

equity for interim financial statements. Under the amendments, an analysis of changes in each caption of stockholders’ equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. This final rule is effective on November 5, 2018. The Company is evaluating the impact of this guidance on its financial statements. The Company anticipates its first interim presentation of changes in stockholders’ equity will be included in its Form 10-Q for the quarter ended March 31, 2019.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 – Initial Public Offering

The registration statement for the Company’s initial public offering was declared effective on May 14, 2018. On May 17, 2018, the Company closed its the initial public offering of 34,500,000 Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000. Each Unit consists of one share of Class A common stock (the “Public Shares”) and one redeemable warrant (each a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 (see Note 6).

Simultaneously with the closing of the initial public offering, the Company consummated the sale of 12,350,000 warrants (each, a “Private Placement Warrant” and collectively, the “private placement warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s Sponsor, generating total gross proceeds of $12,350,000 (see Note 4).

In connection with the closing of the initial public offering on May 17, 2018, an amount of $351,900,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the initial public offering and the private placement warrants was placed in a Trust Account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Offering costs amounted to $19,880,231, consisting of $3,450,000 of underwriting fees, $15,525,000 of deferred underwriting fees (see Note 5) and $905,231 of other costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the initial public offering and the sale of the private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing of an agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide its holders of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The holders of the Public Shares (the “public stockholders”) will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account. The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the Public Shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the initial public offering in favor of approving a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A common stock sold in the initial public offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination by November 17, 2019 (the “Combination Period”), unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders should acquire Public Shares in or after the initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered (other than the independent public accountants) or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the initial public offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 4 – Related Party Transactions

Founder Shares

On January 26, 2018, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.001 (“Class B common stock”) for an aggregate price of $25,000. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. The Founder Shares included an aggregate of up to 1,125,000 shares subject to forfeiture by the initial stockholders to the extent that the over-allotment option from the initial public offering was not exercised in full by the underwriter so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the initial public offering. As a result of the underwriters’ election to exercise their over-allotment option in full, 1,125,000 Founder Shares are no longer subject to forfeiture.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of an initial Business Combination or (B) subsequent to an initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the initial public offering, the 12,350,000 private placement warrants at a price of $1.00 per Unit in Company consummated the sale of a private placement to the Sponsor, generating gross proceeds of $12,350,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the private placement warrants were added to the proceeds from the initial public offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the private placement warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless. The private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. If the private placement warrants are held by someone other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On January 26, 2018, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the initial public offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of June 30, 2018 or the completion of the initial public offering. The Company borrowed $213,000 under the Note, which was repaid at the closing of the initial public offering on May 17, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account.

In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-transaction company at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on May 14, 2018 through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company will pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. For the period from January 24, 2018 (inception) through December 31, 2018, the Company incurred $75,000 of administrative service fees, of which $5,000 is payable and included in accounts payable and accrued expenses in the accompanying balance sheet.

Note 5 – Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on May 14, 2018, the holders of the Founder Shares, private placement warrants and any warrants that may be issued upon conversion of the Working Capital Loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriter was paid a cash underwriting discount of one percent (1.0%) of the gross proceeds of the initial public offering, or $3,450,000. In addition, the underwriter is entitled to a deferred fee of four and one-half percent (4.5%) of the gross proceeds of the initial public offering, or $15,525,000. The deferred fee will be paid in cash to the underwriter upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Note 6 – Stockholder’s Equity

Preferred Stock — The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2018, there were no shares of preferred stock issued or outstanding.

Common Stock

Class A Common Stock — The Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2018, there were 1,927,221 shares of common stock issued and outstanding, excluding 32,572,779 shares of common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At December 31, 2018, there were 8,625,000 shares of common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law or as otherwise provided in the Company’s Amended and Restated Certificate of Incorporation.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of an initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the initial public offering and related to the closing of an initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the initial public offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants — The public warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the initial public offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the public warrants. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The public warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the public warrants:

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	at any time during the exercise period;
•	upon a minimum of 30 days’ prior written notice of redemption; and
•	if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the public warrants for redemption, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 – Income Tax

The income tax provision for the period from January 24, 2018 (inception) through December 31, 2018 consists of the following:

Federal
Current	$836,021
Deferred	—
State
Current	—
Deferred	—
Change in valuation allowance	—
Income tax provision	$836,021

As of December 31, 2018, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The Company did not have any deferred tax assets or liabilities at December 31, 2018.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2018 is as follows:

Statutory federal income tax rate	(21.0)%
State taxes, net of federal tax benefit	0.0%
Income tax provision (benefit)	(21.0)%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company’s tax returns for the period from January 24, 2018 (inception) through December 31, 2018 remain open and subject to examination. The Company considers Hawaii to be a significant state tax jurisdiction.

Note 8 – Fair Value Measurements

The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost in the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Cash held in the Trust Account amounted to $4,285 at December 31, 2018.

The gross holding gains and fair value of held-to-maturity securities at December 31, 2018 are as follows:

Held-To-Maturity	Amortized Cost	Gross Holding Gains	Fair Value
U.S. Treasury Securities (Mature on 2/14/2019)	$177,713,107	$2,169	$177,715,276
U.S. Treasury Securities (Mature on 3/14/2019)	177,915,883	11,908	177,927,791
Total	$355,628,990	$14,077	$355,643,067

The fair value of the Company’s held-to-maturity securities are based upon Level 1 observations as of December 31, 2018.

Note 9 – Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company reinvested its U.S. Treasury Securities upon maturity in 2019. Based upon this review, the Company did not identify any other subsequent events that require adjustment or disclosure in the financial statements.

Note 10 – Selected Quarterly Information (Unaudited)

The following table presents summarized unaudited quarterly financial data for each of the four quarters for the period from January 24, 2018 (inception) through December 31, 2018. The data has been derived from the Company’s unaudited financial statements that, in management’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the financial statements and notes thereto. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
For the period from January 24, 2018 (inception) through December 31, 2018
Operating costs	$814	$182,192	$223,597	$146,121
Interest income	—	775,735	1,820,909	1,937,131
Provision for income taxes	—	(152,404)	(371,891)	(311,726)
Net income (loss)	(814)	441,139	1,225,421	1,479,284
Basic and diluted income per share, Class A common stock	—	0.02	0.05	0.05
Basic and diluted income (loss) per share, Class B	$(0.00)	$(0.02)	$(0.06)	$(0.02)

PBRELF I, LLC and Subsidiaries

Consolidated Balance Sheets (unaudited)

	As of June 30, 2019	As of December 31, 2018
Assets
Assets
Cash and cash equivalents	$118,046,867	$43,973,095
Mortgage notes receivable, net	294,701,950	303,992,370
Interest and fees receivable	1,828,147	791,576
Investment in real estate property, net	5,643,577	10,381,543
Other receivables	3,500,474	1,588,810
Total assets	$423,721,015	$360,727,394

Liabilities and Members’ Equity
Liabilities
Accounts payable and accrued expenses	$1,344,060	$1,229,860
Dividends payable	3,332,057	3,229,864
Contributions received in advance	19,249,250	8,449,738
Total liabilities	23,925,367	12,909,462
Commitments and contingencies (Note 8)
Members’ equity
Preferred Units - Preferred units (voting) 4,001,862 and 3,475,717 units issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	401,190,853	348,727,085
Common units, $0 par value, 1 unit authorized; 1 unit issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Accumulated deficit	(1,395,205)	(909,153)
Members’ equity	399,795,648	347,817,932
Total liabilities and members’ equity	$423,721,015	$360,727,394

See Notes to Consolidated Financial Statements.

PBRELF I, LLC and Subsidiaries

Consolidated Statements of Income (unaudited)

	Six months ended
	June 30, 2019	June 30, 2018
Revenue
Interest income	$20,969,210	$13,953,116
Fee income	1,796,309	1,368,064
Total revenue	22,765,519	15,321,180
Expense
Provision for loan losses	239,904	339,672
Real estate properties, net of gains	686,345	—
Professional fees	253,469	68,381
Other	11,094	10,307
Excise taxes	126,278	37,430
Total expenses	1,317,090	455,790
Net income	$21,448,429	$14,865,390

See Notes to Consolidated Financial Statements.

PBRELF I, LLC and Subsidiaries

Consolidated Statement of Changes in Members’ Equity (unaudited)
For the six months ended June 30, 2019 and 2018

	Manager	Members	Total
Balance, January 1, 2018	—	$231,489,370	$231,489,370
Contributions
Cash		51,547,392	51,547,392
Reinvestments		5,026,237	5,026,237
Net income		14,865,390	14,865,390
Distributions	(1,492,536)	(13,713,746)	(15,206,282)
Redemptions		(6,443,745)	(6,443,745)
Balance, June 30, 2018	$(1,492,536)	$282,770,898	$281,278,362
	Common Units		Preferred Units (voting)		Accumulated deficit	Total
	Units	Amount	Units	Amount
Balance, January 1, 2019	1	$—	3,475,717	$348,727,085	$(909,153)	$347,817,932
Contributions
Cash			742,678	74,267,848	—	74,267,848
Reinvestments			70,248	7,024,829	—	7,024,829
Net income				—	21,448,429	21,448,429
Incentive fee allocation to manager				—	(2,162,258)	(2,162,258)
Distributions				—	(19,772,223)	(19,772,223)
Redemptions			(286,782)	(28,828,909)	—	(28,828,909)
Balance, June 30, 2019	1	$—	4,001,861	$401,190,853	$(1,395,205)	$399,795,648

See Notes to Consolidated Financial Statements.

PBRELF I, LLC and Subsidiaries

Consolidated Statement of Cash Flows (unaudited)

	Six months ended
	June 30, 2019	June 30, 2018
Cash flows from operating Activities
Net Income	$21,448,429	$14,865,390
Adjustments to reconcile net income to net cash used in operations:
Provision of loan loss	239,904	339,672
Real estate properties, net of gains	686,345	—
Changes in operating assets and liabilities:
Interest and fees receivable	(1,911,664)	(17,971)
Other receivables	(1,036,571)	—
Accounts payable and accrued expenses	114,200	194,898
Net cash from operating activities	19,540,643	15,381,989
Cash flows from investing activities
Proceeds from sale of real estate owned	4,134,513	—
Capitalized costs of real estate property	(82,892)	(1,027,888)
Investments in mortgage notes receivable	9,050,516	(32,295,890)
Net cash used in investing activities	13,102,137	(33,323,778)
Cash flows from financing activities
Contributions	74,267,848	51,547,392
Contributions received in advance	10,799,512	9,705,309
Dividends payable, net	102,193	99,146
Distributions	(14,909,652)	(10,180,045)
Redemptions	(28,828,909)	(6,443,745)
Net cash from financing activities	41,430,992	44,728,057
Net change in cash	74,073,772	26,786,268
Cash and cash equivalents, beginning of period	43,973,095	33,326,234
Cash and cash equivalents, end of period	$118,046,867	$60,112,502
Supplemental disclosure of non cash investing and financing activities Reinvested distributions	$7,024,829	$5,026,237
Mortgage notes receivable converted to real estate property	$—	$5,440,182

See Notes to Consolidated Financial Statements.

PBRELF I, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

Note 1 - Organization and business

PBRELF I, LLC (the “Company”) is a Washington limited liability company formed on June 28, 2010. The Company operates under a Second Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) dated October 1, 2018. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement. Effective October 1, 2018, the Company elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Prior to the Operating Agreement dated October 1, 2018, the Company operated under the Amended and Restated Limited Liability Company Agreement dated February 13, 2013. The Company is a private real estate lending company that originates primarily commercial and single-family construction and land development mortgages secured by real estate. The primary purpose of the Company is to make short-term, first position construction and development loans secured by deeds of trust on real estate located exclusively in the Pacific Northwest.

The Company has an agreement with Pyatt Broadmark Management, LLC (the “Manager”) to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The Manager is the common unit holder and functions as managing member of the Company. The Company derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Company or the Manager. Fee income is recognized as received, and consists of the Company’s 20% share of origination, renewal and late fees on all loans. The remaining 80% of these fees are paid directly to the Manager, who services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms.

Note 2 - Summary of significant accounting policies

Basis of accounting

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Prior to October 1, 2018, the Company met the definition of an investment company and applied the guidance related to “Financial Services - Investment Companies” as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification Topic 946 (“ASC 946”). Effective with the REIT election on October 1, 2018, ASC 946 no longer applied to the Company. This change resulted in different presentations of the basic financial statements from the Company’s previously issued financial statements, as well as significant revisions of the financial statement disclosures in order to conform to GAAP. However, the change in the application of GAAP did not result in any changes to the Company’s opening members’ equity as of January 1, 2018.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of PBRELF I, LLC and its wholly-owned subsidiaries, Cataldo Square, LLC, PBRELF Clearview Sheldon, LLC, PBRELF Petra LLC, and South Hill Meridian, LLC (the “Subsidiaries”). The Subsidiaries were formed to own and operate real estate acquired through foreclosure on non-performing first trust deed loans. All intercompany accounts, balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Subsequent events

The Company has evaluated subsequent events through the date the consolidated financial statements were issued.

PBRELF I, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company has a cash management sweep account repurchase agreement whereby its bank nightly sweeps cash in excess of $750,000, sells the Company specific U.S. Government Securities and then repurchases them the next day. The balance in the sweep account at June 30, 2019 and December 31, 2018, was $116,549,218 and $42,615,552, respectively.

Mortgage notes receivable

Mortgage notes receivable are held for investment purpose, anticipated to be held until maturity and are carried at cost, net of unfunded commitments and allowance for loan losses. Mortgage notes receivable that are deemed to be impaired are carried at amortized cost less a specific allowance for loan losses.

The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 18 months and may be extended by paying additional fees.

Many construction loans provide for minimum interest provisions, under which the contractual rate applies to 70% of the face amount of the note until the actual outstanding principal exceeds the minimum threshold. Interest income on mortgage notes is accrued and included in operating income based on contractual rates applied to the principal balance outstanding, unless there is a minimum interest provision in the promissory note. Income recognition is suspended when a loan is designated non-performing and resumes only when the suspended loan becomes contractually current and performance is demonstrated to have resumed.

The Company collects loan origination fees in conjunction with origination. The Company does not defer origination fees or costs and, rather, records origination fees and costs at the time or origination due to the short-term nature of the loans. The difference is not significant at June 30, 2019 or December 31, 2018.

Loans Held for Investment

Loans held for investment are reported at the principal amount outstanding. Interest on performing loans is accrued and recognized as interest income at the contractual rate of interest, or at the contractual rate of monthly minimum interest. All loans are held for investment, and the intent is always to hold the loan to maturity. The Company rarely sells a note, and does not originate a note with the intent to sell the note.

Allowance for loan losses

The allowance for loan losses reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The allowance is increased or decreased through the loan loss provision or recovery on the Company’s consolidated statement of income, and is decreased by charge-offs when losses are confirmed through the receipt of assets, such as in a pre-foreclosure sale or upon ownership control of the underlying collateral in full satisfaction of the loan upon foreclosure or when significant collection efforts have ceased. The allowance for loan losses is determined on an asset-specific basis.

The asset-specific reserve relates to reserves for losses on individual impaired loans. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. This assessment is made on an individual basis month based on such factors as payment status, lien position, borrower financial resources and investment collateral, collateral type, project economics and geographical location as well as national and regional economic factors. A reserve is established for an impaired loan when the present value of payments expected to be received, observable market prices or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) is lower than the carrying value of that loan.

For collateral-dependent impaired loans, the company records an estimated allowance of 10% of the outstanding principal at the time the note is put into default. Valuations are performed or obtained at the time a loan is determined

PBRELF I, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

to be impaired and designated non-performing, and they are updated if circumstances indicate that a significant change in value has occurred. The Manager generally will obtain external “as is” appraisals for loan collateral to estimate the fair value of the collateral for such loans.

The Company designates non-performing loans at such time as (i) the borrower fails to make the required monthly interest-only loan payments; (ii) the loan has a maturity default; or (iii) in the opinion of the Manager, it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan. Loans are charged off to the allowance for loan losses when the contractual amount is no longer realizable.

Real estate properties

Investments in real estate properties consists of real estate acquired in settlement of loans. Real estate acquired through foreclosure is recorded at fair market value at the time of foreclosure, which generally approximates the carrying value of the loan secured by such property. All other real estate acquisitions are recorded at cost. All costs related to acquisition, development, construction and improvements, including repairs, maintenance and legal costs are capitalized and subsequently measured for impairment.

At June 30, 2019, investments in real properties consists of real estate acquired as a result of foreclosure proceedings on three non-performing loans.

During the six months ended June 30, 2019 the Company did not record any foreclosures. During the six months ended June 30, 2018 the Company transferred through foreclosure $5,440,182 of real estate properties. During the six months ended June 30, 2019 and 2018, the Company recorded additional capitalized costs of $82,892 and $1,028,030, respectively, related to properties previously obtained through foreclosure. During the six months ended June 30, 2019, aggregate proceeds from the sale of property and aggregate net write-down amounted to $4,134,513 and $686,345, respectively.

Income taxes

The Company operates and has elected to be taxed as a REIT commencing with its conversion to a REIT effective October 1, 2018 and for the taxable period from October 1, 2018 through December 31, 2018. Accordingly, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that the Company makes qualifying distributions to members, and provided that the Company satisfies, on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and unit ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which the Company lost its REIT qualification. Accordingly, the failure to qualify as a REIT could have a material adverse impact on the Company’s results of operations and amounts available for distribution to members.

As a REIT, if the Company fails to distribute in any calendar year (subject to specific timing rules for certain dividends paid in January) at least the sum of (i) 85% of its ordinary income for such year; (ii) 95% of its capital gain net income for such year; and (iii) any undistributed taxable income from the prior year, the Company would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which the Company has paid corporate income tax.

The dividend-paid deduction for qualifying dividends paid to members is computed using the Company’s taxable income as opposed to net income reported in the Consolidated Statement of Income. Taxable income, generally, will differ from income reported in the Consolidated Statement of Income because the determination of taxable income is based on tax regulations and GAAP.

For the period from January 1, 2019 through June 30, 2019, the Company was in compliance with all REIT qualification and distribution requirements.

The subsidiaries are limited liability companies and are classified as partnerships for income tax purposes. The Subsidiaries are considered disregarded entities for federal income tax purposes.

PBRELF I, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

The Company has no unrecognized tax benefits at June 30, 2019. While no income tax returns are currently being examined by federal or state taxing authorities, tax years since 2014 for federal and 2013 for state remain open for examination. Management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters, if applicable, as operating expenses and includes accrued interest and penalties with the related tax liability in the consolidated balance sheet.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Fair value is a market-based measurement that should be determined based on the assumptions market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Valuation techniques used to measure fair value shall maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 – Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible while also considering counterparty credit risk in the assessment of fair value.

Note 3 - Recent accounting pronouncements

In February 2016, FASB issued ASU No. 2016-02, Leases, which requires lessees to recognize leases on balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods. The Company adopted the new standard on January 1, 2019 and use the effective date as our date of initial application. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. The new standard provides several optional practical expedients in transition. We elected the ‘package of practical expedients’, which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and initial direct costs. The Company determined that the adoption of this guidance did not have a material effect on the Company’s results of operations, cash flows and financial condition because the Company is not a party to any material long-term leases.

PBRELF I, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

In June 2016, FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), and in 2019 issued ASU 2019-04, which provides codification improvements, and ASU 2019-05, which provides targeted transition relief for entities adopting ASU 2016-13. The guidance replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held-to maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in certain leases recognized by a lessor. In addition, the amendments in this Update require credit losses be presented as an allowance rather than as a write-down on available-for-sale debt securities. The Company has formed a CECL committee that is assessing data and system needs in order to evaluate the impact of adopting the new guidance. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective. At this time, the impact is being evaluated.

Note 4 - Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and mortgage notes receivable.

The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits. At June 30, 2019 and December 31, 2018, the uninsured cash and cash equivalents balance was approximately $117,796,867 and $43,723,095, respectively.

The Company’s investments are in originating primarily short-term commercial and single-family construction and land development mortgage notes secured by first deeds of trust, mortgages or legal title in real property located in the Pacific Northwest. The investments are exposed to various risks, such as market or credit risks.

Note 5 - Mortgage notes receivable and allowance for loan losses

The stated principal amount of loans receivable in the Company’s portfolio represents the Company’s interest in loans secured primarily by first deeds of trust and is presented net of interest reserve and construction reserve holdbacks in the consolidated balance sheet.

The interest reserve holdback represents funds withheld from the funding of certain mortgage notes receivable for the purpose of satisfying monthly interest payments over all or part of the term of the related note. Accrued interest is paid out of the interest reserve and recognized as interest income at the end of each month. The construction reserve holdback represents amounts withheld from the funding of construction loans until the Company’s management deems construction to be sufficiently completed.

The Private Placement Memorandum (“PPM”) for the Company includes specific criteria for mortgages qualified to be investments of the Company, including that all notes be first position liens and that the maximum loan to value ratio be 65%, and prior to funding, all loan packages will include an appraisal by a third party qualified appraiser. The maximum amount of a single loan may not exceed 10% and the maximum amount to a single borrower may not exceed 15% of the total assets of the Company.

Mortgage notes receivable are recorded at their cost, which are approximate to their face amounts, and have interest rates that generally range from 10% to 13%.

A summary of information pertaining to mortgage notes receivable at June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
Total loan commitments	$427,676,430	$436,264,749
Less:
Construction holdbacks	121,697,835	117,762,595
Interest reserves	9,499,796	12,972,839
Allowance for loan losses	1,776,849	1,536,945
Total mortgage notes receivable	$294,701,950	$303,992,370

PBRELF I, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

The Notes are considered to be short-term financings, with the expectation of repayment generally within 6 to 18 months. The Company generally collects a three to five percent origination fee at each initial loan closing for Notes with a 12-month term, and a one percent fee per two-month extension, of which the Company retains 20% and 80% is remitted to the Manager.

Defaulted notes

All loans require monthly interest only payments. Most loans are structured with an interest reserve holdback that covers the interest payments for most of the initial term of the loan. Once the interest reserve is depleted, borrowers are expected to make their monthly interest payment within 10 days of month end.

Loans can be placed in default status if an interest payment is more than 30 days past due; if a note matures and the borrower fails to extend; or if the collateral becomes impaired in such a way that the ultimate collection of the note is doubtful. A loan can be removed from default status if the late interest payments are brought current; if the borrower complies with appropriate re-underwriting to extend the note; or if additional collateral is provided for the note to provide cash flow or bring the loan to collateral value ratio below 65%.

Non-accrual on defaulted loans

No interest income is recorded on notes that are in default, unless the interest is paid. At June 30, 2019 and December 31, 2018 all defaulted and impaired loans were on nonaccrual status.

The composition of the loan portfolio is as follows as of the period indicated:

Total loans by segment	June 30, 2019	December 31, 2018
Current mortgage notes receivable	$283,696,668	$295,901,356
Defaulted and impaired loans	12,782,131	9,627,959
Total mortgage notes receivable	$296,478,799	$305,529,315

The following tables summarize the allocation of the allowance for loan loss, as well as the activity in the allowance for loan loss attributed to various segments in the loan portfolio, as of and for the period indicated:

	Current mortgage notes receivable	Reserves on loans in default	Total Reserves
Beginning January 1, 2019	$—	$1,536,945	$1,536,945
Provision for loan losses	—	239,904	239,904
Charge-offs	—	—	—
Recoveries	—	—	—
Ending June 30, 2019	$—	$1,776,849	$1,776,849
	Current mortgage notes receivable	Reserves on loans in default	Total Reserves
Beginning January 1, 2018	$—	$—	$—
Provision for loan losses	—	339,672	339,672
Charge-offs	—	(339,672)	(339,672)
Recoveries	—	—	—
Ending June 30, 2018	$—	$—	$—

PBRELF I, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

A summary of information pertaining to impaired loans at June 30, 2019:

	Recorded investments (Loan balance less charge-offs)	Unpaid principal balance	Related allowance	Average investment in impaired loans	Interest income recognized
With allowance recorded on impaired loans	$12,782,131	$12,782,131	$1,776,849	$10,782,310	$—

A summary of information pertaining to impaired loans at December 31, 2018:

	Recorded investments (Loan balance less charge-offs)	Unpaid principal balance	Related allowance	Average investment in impaired loans	Interest income recognized
With allowance recorded on impaired loans	$9,627,959	$9,627,959	$1,536,945	$5,268,608	$—

Note 6 - Members’ equity

The Manager is the sole common unit holder of the Company. Pursuant to the terms of the PPM, as amended on September 18, 2018, the Company can offer up to $500,000,000 of membership interests in the Company. Each dollar is considered equal to one preferred unit, with a minimum contribution amount of $100,000, subject to Manager discretion in accepting lesser amounts. Effective with the Company’s REIT election on October 1, 2018, preferred units were exchanged at a 1:100 ratio. After one year, preferred unit holders may request redemptions, subject to the Manager’s sole discretion to establish reserves and to determine cash available for redemptions. All redemption requests made in any calendar quarter are paid out on the first day of the subsequent quarter. The actual redemption amount will be equal to the unit value in effect at the time of the redemption payment, multiplied by the number of units redeemed by the member. No new mortgages will be funded until all outstanding redemption requests from the previous quarters are met, with the exception of draws on construction loans, which will be funded irrespective of outstanding redemption requests. The preferred unit holders have the right by simple majority vote to replace the Manager.

Preferred unit holders are expected to receive a monthly preferred return, per preferred unit held, determined as of the date the distribution of the preferred return is declared. The preferred return is paid out of the fees and other income received. The preferred return in not guaranteed and is only paid monthly to the extent earned by the Company.

The Company makes distributions of available cash at the discretion of the Manager; however, generally the Company makes distributions of preferred return monthly within 15 days after the last day of the previous month. Distributions, when made, are made to and among the members and Manager as follows:

(a)	First, to and among all the members any Fee Based Income (defined as 20% of the loan fee income received from origination points, late fees and renewal fees);
(b)	Second, to and among the members, pro rata in accordance with their preferred units, the unpaid preferred return (for the current month if any, inclusive of the Fee Based Income) due to each member as of the date of distribution; and
(c)	Thereafter, after deducting expenses, the distribution is as follows:
(i)	Eighty percent (80%) to the members pro rata; and
(ii)	Twenty percent (20%) to the Manager.

PBRELF I, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

Note 7 - Related party transactions

Certain members of the Company are considered related parties.

A summary of information pertaining to member related parties at June 30, 2019 and December 31, 2018:

	As of June 30, 2019	As of December 31, 2018
Capital balances	$5,278,637	$18,813,083
Dividends payable	43,536	162,857
	Six months ended
	June 30, 2019	June 30, 2018
Contributions, net	$65,554	$323,749
Redemptions	13,600,000	4,044,462
Income allocated	664,877	931,742

Related parties include BRELF II, LLC, BRELF III, LLC, BRELF IV, LLC, the related respective management companies and Broadmark Capital, LLC. Amounts payable and receivable to these other related parties were immaterial at June 30, 2019 and December 31, 2018.

Note 8 - Commitments and contingencies

The Company’s commitments and contingencies include usual obligations incurred by real estate investment companies in the normal course of business. These include interest reserves and construction holdbacks as disclosed in Note 5. In the opinion of management, these matters will not have a material adverse effect on the Company’s financial position and results of operations.

Note 9 - Fair value measurements

Certain assets of the Company have been measured at fair value on a nonrecurring basis. There were no assets or liabilities measured on a recurring basis. As required by the accounting standard for fair value measurement and disclosures, assets and liabilities are classified in their entirety within the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The table below sets forth by level within the fair value hierarchy assets and liabilities measured and reported at fair value on a nonrecurring basis as of June 30, 2019:

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)
Non-performing mortgage notes receivable	$—	$—	$12,782,131
Real estate property	—	—	5,643,577
Total	$—	$—	$18,425,708

The table below sets forth by level within the fair value hierarchy assets and liabilities measured and reported at fair value on a non-recurring basis as of December 31, 2018:

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)
Non-performing mortgage notes receivable	$—	$—	$9,627,959
Real estate property	—	—	10,381,543
Total	$—	$—	$20,009,502

PBRELF I, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

The following table presents additional information about valuation methodologies and inputs used for assets that are measured at fair value and categorized within Level 3 as of June 30, 2019:

Investments	Fair value at June 30, 2019	Valuation technique	Unobservable input	Range of inputs(1)
Non-performing mortgage notes receivable	$12,782,131	Market comparable	Adjustment to appraisal value	0-10%
Real estate property	5,643,577	Market comparable	Adjustment to appraisal value	0-10%
Total	$18,425,708
(1)	Discount for selling costs.

The following table presents additional information about valuation methodologies and inputs used for assets that are measured at fair value and categorized within Level 3 as of December 31, 2018:

Investments	Fair value at December 31, 2018	Valuation technique	Unobservable input	Range of inputs(1)
Non-performing mortgage notes receivable	$9,627,959	Market comparable	Adjustment to appraisal value	0-10%
Real estate property	10,381,543	Market comparable	Adjustment to appraisal value	0-10%
Total	$20,009,502
(1)	Discount for selling costs.

Fair value of financial instruments

For certain of the Company’s financial instruments, including cash equivalents, interest and fees receivable, other receivables, accounts payable, and accrued expenses, which are classified under Level 1 within the fair value hierarchy, the carrying amounts approximate fair value due to their short maturities.

For mortgage notes receivable, which are classified under Level 3 within the fair value hierarchy, fair values are based on discounted cash flows considering interest rate risk and creditworthiness of the borrower. In addition, the Company performs monthly credit reviews of the loan portfolio and considers current economic conditions, review of specific problem loans and other economic and industry factors, as well as the value of the underlying collateral, in determining fair value. The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 18 months and may be extended by paying additional fees. Due to the short-term maturity of the notes, carrying value approximates fair value.

Investments in real estate properties are carried at fair value under Level 3 within the fair value hierarchy. Properties owned are initially recorded at the sale price plus closing costs. Costs related to acquisition, development, construction and improvements are capitalized. At each reporting date, the fair value of real estate properties is based upon independent third-party appraisals of value.

Note 10 - Subsequent events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Manager, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC, Broadmark Real Estate Management IV, LLC, BRELF II, LLC, BRELF III, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

On September 6, 2019 property used as collateral for a loan became real estate owned by the company through foreclosure. The loan was in default at June 30, 2019. At the time of foreclosure, the net value of the real estate was

PBRELF I, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

recorded at $2,214,495, and subsequently written down by approximately $0.2 million. Additionally, subsequent to June 30, 2019, the company placed three loans in default. The loans have a combined principal balance of approximately $13.6 million and a loss reserve of approximately $1.4 million was recorded on September 30, 2019. Also in the quarter ended September 30, 2019, the company expects to record an approximate $1.1 million additional provision for loan losses related to three loans already in default prior to June 30, 2019.

PBRELF I, LLC and Subsidiaries

Report of Independent Registered Public Accounting Firm

To the Members and the Board of Directors of
PBRELF I, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of PBRELF I, LLC and subsidiaries (the “Company”) as of December 31, 2018, the related consolidated statements of income, changes in members' equity and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Moss Adams LLP

Everett, Washington
August 9, 2019

We have served as the Company’s auditor since 2019.

PBRELF I, LLC and Subsidiaries

Balance Sheet
December 31, 2018

Assets
Cash and cash equivalents	$43,973,095
Mortgage notes receivable, net	303,992,370
Interest and fees receivable	791,576
Investment in real estate property, net	10,381,543
Other receivables	1,588,810
Total assets	$360,727,394

Liabilities and Members’ Equity
Liabilities
Accounts payable and accrued expenses	$1,229,860
Dividends payable	3,229,864
Contributions received in advance	8,449,738
Total liabilities	$12,909,462
Commitments and contingencies (Note 8)
Preferred Units - preferred units (voting)
3,475,717 units outstanding as of December 31, 2018	348,727,085
Common units, $0 par value,
1 unit authorized; 1 unit issued and outstanding as of December 31, 2018	—
Accumulated deficit	(909,153)
Members’ equity	347,817,932
Total liabilities and members’ equity	$360,727,394

See Notes to Consolidated Financial Statements.

PBRELF I, LLC and Subsidiaries

Consolidated Statement of Income
Year Ended December 31, 2018

Revenue
Interest income	$31,794,623
Fee income	3,623,261
Total revenue	$35,417,884
Expense
Provision for loan losses	1,615,506
Real estate properties, net of gains	(397,855)
Professional fees	272,829
Excise taxes	115,267
Other	18,527
Total expenses	$1,624,274
Net income	$33,793,610

See Notes to Consolidated Financial Statements.

PBRELF I, LLC and Subsidiaries

Consolidated Statement of Changes in Members’ Equity
Year Ended December 31, 2018

	Common Units		Preferred Units (voting)		Accumulated Deficit	Total
	Units	Amount	Units	Amount
Balance, January 1, 2018			232,285,683	$231,489,370	—	$231,489,370
Contributions						—
Cash			120,145,639	120,145,639		120,145,639
Reinvestments			11,075,179	11,075,218		11,075,218
Net income					33,793,610	33,793,610
Incentive fee allocation to manager					(3,454,135)	(3,454,135)
Distributions					(31,248,628)	(31,248,628)
Redemptions			(13,983,139)	(13,983,142)		(13,983,142)
REIT conversion, net	1	—	(346,047,645)
Balance, December 31, 2018	1	$—	3,475,717	$348,727,085	$(909,153)	$347,817,932

See Notes to Consolidated Financial Statements.

PBRELF I, LLC and Subsidiaries

Consolidated Statement of Cash Flows
Year ended December 31, 2018

Year Ended December 31, 2018
Cash flows from operating Activities
Net Income	$33,793,610
Adjustments to reconcile net income to net cash used in operations:
Provision for loan losses	1,615,506
Gain on sale of real estate property	(397,856)
Changes in operating assets and liabilities:
Interest and fees receivable	(540,419)
Other receivables	(1,588,810)
Accounts Payable and accrued expenses	973,568
Net cash from operating activities	33,855,599
Cash flows from investing activities
Proceeds from sale of real estate property	5,682,610
Capitalized costs of real estate property	(1,723,391)
Investments in mortgage notes receivable	(116,278,694)
Net cash used in investing activities	(112,319,475)
Cash flows from financing activities
Contributions	120,145,639
Contributions received in advance	5,677,179
Dividends payable	903,266
Distributions	(23,627,545)
Redemptions	(13,983,142)
Net cash from financing activities	89,115,397
Net change in cash	10,651,521
Cash and cash equivalents, beginning	33,321,574
Cash and cash equivalents, ending	$43,973,095
Supplemental disclosure of non cash investing and financing activities
Reinvested distributions	$11,075,218
Mortgage notes receivable converted to real estate property	$5,440,182

See Notes to Consolidated Financial Statements.

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

Note 1 – Organization and business

PBRELF I, LLC (the “Company”) is a Washington limited liability company formed on June 28, 2010. The Company operates under a Second Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) dated October 1, 2018. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement. Effective October 1, 2018, the Company elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

The Company is a private real estate lending company that originates primarily commercial and single-family construction and land development mortgages secured by real estate. The primary purpose of the Company is to make short-term, first position construction and development loans secured by deeds of trust on real estate located exclusively in the Pacific Northwest.

The Company has an agreement with Pyatt Broadmark Management, LLC (the “Manager”) to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The Manager is the common unit holder and functions as manager of the Company. The Company derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Company or the Manager. Fee income is recognized as received, and consists of the Company’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who underwrites and services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms.

Note 2 – Summary of significant accounting policies

Basis of accounting

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) . Prior to October 1, 2018, the Company applied the guidance related to “Financial Services - Investment Companies” as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification Topic 946 (“ASC 946”). Effective with the REIT election on October 1, 2018, ASC 946 no longer applied to the Company. This change resulted in different presentations of the basic financial statements from the Company’s previously issued financial statements, as well as significant revisions of the financial statement disclosures in order to conform to GAAP. However, the change in the application of GAAP did not result in any changes to the Company’s opening members’ equity as of January 1, 2018.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of PBRELF I, LLC and its wholly-owned subsidiaries, Cataldo Square, LLC, PBRELF Honeysuckle, LLC, PBRELF Independence Station, LLC, PBRELF Clearview Sheldon, LLC, PBRELF Petra LLC, and South Hill Meridian, LLC (the “Subsidiaries”). The Subsidiaries were formed to own and operate real estate acquired through foreclosure on non-performing first trust deed loans. All intercompany accounts, balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Subsequent events

The Company has evaluated subsequent events through the date the consolidated financial statements were issued.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company has a cash management sweep account repurchase agreement whereby its bank

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

nightly sweeps cash in excess of $750,000, sells the Company specific U.S. Government Securities and then repurchases them the next day. The balance in the sweep account at December 31, 2018, was $42,615,552.

Mortgage notes receivable

Mortgage notes receivable are held for investment purpose, anticipated to be held until maturity and are carried at cost, net of unfunded commitments and allowance for loan losses. Mortgage notes receivable that are deemed to be impaired are carried at amortized cost less a specific allowance for loan losses.

The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 18 months and may be extended by paying additional fees.

Many construction loans provide for minimum interest provisions, under which the contractual rate applies to 70% of the face amount of the note until the actual outstanding principal exceeds the minimum threshold. Interest income on mortgage notes is accrued and included in operating income based on contractual rates applied to the principal balance outstanding, unless there is a minimum interest provision in the promissory note. Income recognition is suspended when a loan is designated non-performing and resumes only when the suspended loan becomes contractually current and performance is demonstrated to have resumed.

The Company collects loan origination fees in conjunction with origination. The Company does not defer origination fees or costs and, rather, records origination fees and costs at the time or origination due to the short-term nature of the loans, the difference is not considered significant.

Loans Held for Investment

Loans held for investment are reported at the principal amount outstanding. Interest on performing loans is accrued and recognized as interest income at the contractual rate of interest, or at the contractual rate of monthly minimum interest. All loans are held for investment, and the intent is always to hold the loan to maturity. The Company rarely sells a note, and does not originate a note with the intent to sell the note.

Allowance for loan losses

The allowance for loan losses reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The allowance is increased or decreased through the loan loss provision or recovery on the Company’s consolidated statement of income, and is decreased by charge-offs when losses are confirmed through the receipt of assets, such as in a pre-foreclosure sale or upon ownership control of the underlying collateral in full satisfaction of the loan upon foreclosure or when significant collection efforts have ceased. The allowance for loan losses is determined on an asset-specific basis.

The asset-specific reserve relates to reserves for losses on individual impaired loans. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms if the loan agreement. This assessment is made on an individual basis month based on such factors as payment status, lien position, borrower financial resources and investment collateral, collateral type, project economics and geographical location as well as national and regional economic factors. A reserve is established for an impaired loan when the present value of payments expected to be received, observable market prices or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) is lower than the carrying value of that loan.

For collateral-dependent impaired loans, the company records an estimated allowance of 10% of the outstanding principal at the time the note is put into default. Valuations are performed or obtained at the time a loan is determined to be impaired and designated non-performing, and they are updated if circumstances indicate that a significant change in value has occurred. The Manager generally will obtain external “as is” appraisals for loan collateral to estimate the fair value of the collateral for such loans.

The Company designates non-performing loans at such time as (i) the borrower fails to make the required monthly interest-only loan payments; (ii) the loan has a maturity default; or (iii) in the opinion of the Manager, it is probable

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

the Company will be unable to collect all amounts due according to the contractual terms of the loan. Loans are charged off to the allowance for loan losses when the contractual amount is no longer realizable.

Real estate property

Real estate property owned by the Company consists of real estate acquired in settlement of loans. Real estate acquired through foreclosure is recorded at fair market value at the time of foreclosure, which generally approximates the carrying value of the loan secured by such property. All other real estate acquisitions are recorded at cost. All costs related to acquisition, development, construction and improvements, including repairs, maintenance and legal costs are capitalized and subsequently measured for impairment.

At December 31, 2018, real estate properties owned by the Company consists of real estate acquired as a result of foreclosure proceedings on three non-performing loans.

During 2018, the Company recorded real estate additions in the amount of $5,440,182. The Company also recorded additional capitalized costs of $1,723,391 related to properties obtained through foreclosure. Aggregate proceeds from the sale of three properties and aggregate net realized gains during 2018 amounted to $5,682,610 and $397,856 respectively.

Income taxes

The Company operates and has elected to be taxed as a REIT commencing with its conversion to a REIT effective October 1, 2018 and for the taxable period from October 1, 2018 through December 31, 2018. Accordingly, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that the Company makes qualifying distributions to members, and provided that the Company satisfies, on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and unit ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which the Company lost its REIT qualification. Accordingly, the failure to qualify as a REIT could have a material adverse impact on the Company’s results of operations and amounts available for distribution to members.

As a REIT, if the Company fails to distribute in any calendar year (subject to specific timing rules for certain dividends paid in January) at least the sum of (i) 85% of its ordinary income for such year; (ii) 95% of its capital gain net income for such year; and (iii) any undistributed taxable income from the prior year, the Company would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which the Company has paid corporate income tax.

The dividend-paid deduction for qualifying dividends paid to members is computed using the Company’s taxable income as opposed to net income reported in the Consolidated Statement of Income. Taxable income, generally, will differ from income reported in the Consolidated Statement of Income because the determination of taxable income is based on tax regulations and GAAP.

For the period from October 1, 2018 through December 31, 2018, the Company was in compliance with all REIT qualification and distribution requirements.

The subsidiaries are limited liability companies and are classified as partnerships for income tax purposes. The Subsidiaries are considered disregarded entities for federal income tax purposes.

The Company has no unrecognized tax benefits at December 31, 2018. While no income tax returns are currently being examined by federal or state taxing authorities, tax years since 2014 for federal and 2013 for state remain open for examination. Management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters, if applicable, as operating expenses and includes accrued interest and penalties with the related tax liability in the consolidated balance sheet.

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Fair value is a market-based measurement that should be determined based on the assumptions market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Valuation techniques used to measure fair value shall maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 – Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible while also considering counterparty credit risk in the assessment of fair value.

Revenue recognition

The Company derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Company or the Manager. Fee income is recognized as received, and consists of the Company’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms. The Company targets to collect a five percent origination fee at each initial loan closing for Notes with a 12-month term, and a one percent fee per two-month extension, of which the Manager retains 80% and 20% is remitted to the Company.

Note 3 – Recent accounting pronouncements.

In May 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, as amended by ASU 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, ASU 2016-08, Revenue from Contracts with Customers: Principal Versus Agent Considerations (Reporting Revenue Gross Versus Net), ASU 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing, ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, that provides accounting guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to customers. The guidance also provides for a model for the measurement and recognition of gains and losses on the sale of certain nonfinancial assets, such as property and equipment, including real estate. We adopted the pronouncement on January 1, 2018 and elected the modified retrospective transition method. There was no material impact to the financial statements. Our accounting policies and revenue recognition principles did not change materially as the majority of the Company’s revenue is out of scope of ASC 606. See policy for revenue recognition in Note 2.

In January 2016, FASB issued ASU No. 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which requires entities to measure equity investments at fair value and

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

recognize changes on fair value in net income. The guidance also provides a new measurement alternative for equity investments that do not have readily determinable fair values and don’t qualify for the net asset value practical expedient. The standard requires entities to record changes in instrument–specific credit risk for financial liabilities measured under the fair value option in other comprehensive income, except for certain financial liabilities of consolidated collateralized financing entities. The adoption of this standard did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In February 2016, FASB issued ASU No. 2016-02, Leases, which requires lessees to recognize leases on balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods. The Company adopted the new standard on January 1, 2019 and use the effective date as our date of initial application. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. The new standard provides several optional practical expedients in transition. We elected the ‘package of practical expedients’, which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and initial direct costs. The Company determined that the adoption of this guidance will not have a material effect on the Company’s results of operations, cash flows and financial condition because the Company is not a party to any material long-term leases.

In June 2016, FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), and in 2019 issued ASU 2019-04, which provides codification improvements, and ASU 2019-05, which provides targeted transition relief for entities adopting ASU 2016-13. The guidance replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held-to maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in certain leases recognized by a lessor. In addition, the amendments in this Update require credit losses be presented as an allowance rather than as a write-down on available-for-sale debt securities. The Company has formed a CECL committee that is assessing data and system needs in order to evaluate the impact of adopting the new guidance. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective. At this time, the impact is being evaluated.

Note 4 - Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and mortgage notes receivable.

The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits. At December 31, 2018, the uninsured cash and cash equivalents balance was approximately $43,723,095.

The Company originates primarily short-term commercial and single-family construction and land development mortgage notes secured by first deeds of trust, mortgages or legal title in real property. The notes are exposed to various risks, such as market or credit risks.

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

Note 5 – Mortgage notes receivable and allowance for loan losses

The stated principal amount of loans receivable in the Company’s portfolio represents the Company’s interest in loans secured primarily by first deeds of trust and is presented net of interest reserve and construction reserve holdbacks in the consolidated balance sheet.

The interest reserve holdback represents funds withheld from the funding of certain mortgage notes receivable for the purpose of satisfying monthly interest payments over all or part of the term of the related note. Accrued interest is paid out of the interest reserve and recognized as interest income at the end of each month. The construction reserve holdback represents amounts withheld from the funding of construction loans until the Company’s management deems construction to be sufficiently completed.

The Private Placement Memorandum (“PPM”) for the Company includes specific criteria for mortgages qualified to be investments of the Company, including that all notes be first position liens and that the maximum loan to value ratio be 65%, and prior to funding, all loan packages will include an appraisal by a third party qualified appraiser. The maximum amount of a single loan may not exceed 10% and the maximum amount to a single borrower may not exceed 15% of the total assets of the Company.

At December 31, 2018, the Company had mortgage notes receivable (the “Notes”) outstanding of $303,992,370, which is net of interest reserves of $12,972,839 and construction reserves of $117,762,595 and allowance for loan losses of $1,536,945. The Notes are recorded at their cost, and interest rates generally range from 10% to 13%. The Notes are considered to be short-term financings, with the expectation of repayment generally within 6 to 18 months.

All loans require monthly interest only payments. Most loans are structured with an interest reserve holdback that covers the interest payments for most of the initial term of the loan. Once the interest reserve is depleted, borrowers are expected to make their monthly interest payment within 10 days of month end.

Defaulted notes

Loans can be placed in default status if an interest payment is more than 30 days past due; if a note matures and the borrower fails to extend; or if the collateral becomes impaired in such a way that the ultimate collection of the note is doubtful. A loan can be removed from default status if the late interest payments are brought current; if the borrower complies with appropriate re-underwriting to extend the note; or if additional collateral is provided for the note to provide cash flow or bring the loan to collateral value ratio below 65%.

Non-accrual on defaulted loans

No interest income is reported on notes that are in default, unless the interest is paid in cash and collectability of all amounts due is reasonably assured. At December 31, 2018 all defaulted and impaired loans were on nonaccrual status.

The composition of the loan portfolio is as follows as of the period indicated:

Total loans by segment	December 31, 2018
Current mortgage notes receivable	$295,901,356
Defaulted and impaired loans	9,627,959
Total mortgage notes receivable	$305,529,315

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

The following table summarizes the allocation of the allowance for loan loss, as well as the activity in the allowance for loan loss attributed to both segments in the loan portfolio, as of and for the year ended December 31, 2018:

	Current mortgage notes receivable	Reserves on loans in default	Total Reserves
Beginning January 1, 2018	$—	$—	$—
Provision for loan losses	—	1,615,506	1,615,506
Charge offs	—	(339,672)	(339,672)
Recoveries	—	261,111	261,111
Ending December, 31 2018	$—	$1,536,945	$1,536,945

A summary of information pertaining to impaired loans at December 31, 2018:

	Recorded investments (Loan balance less charge-off)	Unpaid principal balance	Related allowance	Average investment in impaired loans	Interest income recognized
With allowance recorded on impaired loans	$9,627,959	$9,627,959	$1,536,945	$1,580,582	$—

Note 6 – Members’ equity

Pursuant to the terms of the PPM, as amended in September 2018, the Company can offer up to $500,000,000 of membership interests in the Company with a minimum contribution amount of $100,000, subject to Manager discretion in accepting lesser amounts. Effective with the Company’s REIT election on October 1, 2018, preferred units were exchanged at a 1:100 ratio. As of December 31, 2018, there were 3,475,717 preferred units and one common unit issued and outstanding. The Manager is the sole common unit holder of the Company. After one year, preferred unit holders may request redemptions from available cash, subject to the applicable gate and Manager’s sole discretion to establish reserves and to determine cash available for redemptions. All redemption requests made in any calendar quarter are paid from available cash on the first day of the subsequent quarter. The actual redemption amount will be equal to the unit value in effect at the time of the redemption payment, multiplied by the number of units redeemed by the member. No new mortgages will be funded until all outstanding redemption requests from the previous quarters are met, with the exception of draws on construction loans, which will be funded irrespective of outstanding redemption requests. The preferred unit holders have the right by majority vote to replace the Manager.

Preferred unit holders are expected to receive a monthly preferred return, per preferred unit held, determined as of the date the distribution of the preferred return is declared. The preferred return is paid out of the fees and other income received. The preferred return is not guaranteed and is only paid monthly to the extent earned by the Company.

The Company makes distributions of available cash at the discretion of the Manager; however, generally the Company makes distributions of preferred return monthly within 15 days after the last day of the previous month. Distributions, when made, are made to and among the members and Manager as follows:

(a)	First, to and among all the members any fee based income (defined as 20% of the loan fee income received from origination points, late fees and renewal fees);
(b)	Second, to and among the members, pro rata in accordance with their preferred units, the unpaid preferred return (for the current month if any, inclusive of the fee based income) due to each member as of the date of distribution; and
(c)	Thereafter, after deducting expenses, the distribution of residual earnings is as follows:
(i)	Eighty percent (80%) to the preferred unit holders pro rata; and
(ii)	Twenty percent (20%) to the common unit holder.

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

Note 7 – Related party transactions

Certain members of the Company are considered related parties. During 2018, these members had net contributions of approximately $3,403,013 and redeemed $4,044,462. These members have total capital balances of $18,813,083 as of December 31, 2018, and were allocated $1,945,413 of income during 2018, including $162,887 recorded in dividends payable as of December 31, 2018.

Note 8 – Commitments and contingencies

The Company’s commitments and contingencies include usual obligations incurred by real estate investment companies in the normal course of business. These include interest reserves and construction holdbacks as disclosed in Note 5. In the opinion of management, these matters will not have a material adverse effect on the Company’s financial position and results of operations.

From time to time, the Company is named as a defendant in legal actions relating to transactions conducted in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.

Note 9 – Fair value measurements

Certain assets of the Company have been measured at fair value on a nonrecurring basis. There were no assets or liabilities measured on a recurring basis. As required by the accounting standard for fair value measurement and disclosures, assets and liabilities are classified in their entirety within the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table sets forth by level within the fair value hierarchy assets and liabilities measured and reported at fair value on a nonrecurring basis as of December 31, 2018:

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)
Nonperforming mortgage notes receivable	$—	$—	$9,627,959
Real estate property	—	—	10,381,543
Total	$—	$—	$20,009,502

The following table presents additional information about valuation methodologies and inputs used for assets that are measured at fair value and categorized within Level 3 as of December 31, 2018:

Investments	Fair value at December 31, 2018	Valuation technique	Unobservable input	Range of inputs(1)
Nonperforming mortgage notes receivable	$9,627,959	Market comparable	Adjustment to appraisal value	0% - 10%
Real estate property	10,381,543	Market comparable	Adjustment to appraisal value	0% - 10%
	$20,009,502
(1)	Discount for selling costs.

Fair value of financial instruments

For certain of the Company’s financial instruments, including cash equivalents, interest and fees receivable, other receivables, accounts payable, and accrued expenses, which are classified under Level 1 within the fair value hierarchy, the carrying amounts approximate fair value due to their short term maturities.

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

For mortgage notes receivable, which are classified under Level 3 within the fair value hierarchy, fair values are based on discounted cash flows considering interest rate risk and creditworthiness of the borrower. In addition, the Company performs monthly credit reviews of the loan portfolio and considers current economic conditions, review of specific problem loans and other economic and industry factors, as well as the value of the underlying collateral, in determining fair value. The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 18 months and may be extended by paying additional fees. Due to the short-term maturity of the notes, fair value approximates carrying value.

Investments in real estate properties are carried at fair value under Level 3 within the fair value hierarchy. Properties owned are initially recorded at the acquisition cost less estimated costs to dispose, which approximates fair value. Costs related to acquisition, development, construction and improvements are capitalized. At each reporting date, the fair value of real estate properties is based upon independent third-party appraisals of value, which approximates exit price.

Note 10 – Subsequent events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Manager, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC, Broadmark Real Estate Management IV, LLC, BRELF II, LLC, BRELF III, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

PBRELF I, LLC and Subsidiaries

Report of Independent Registered Public Accounting Firm

To the Members and the Board of Directors of
PBRELF I, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of assets, liabilities and members' equity and condensed schedule of investments of PBRELF I, LLC and subsidiaries (the “Company”) as of December 31, 2017, the related consolidated statements of operations, changes in members' equity and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

Everett, Washington
August 9, 2019

We have served as the Company’s auditor since 2019.

PBRELF I, LLC and Subsidiaries

Consolidated Statement of Assets, Liabilities and Members’ Equity
December 31, 2017

Assets
Cash and cash equivalents	$33,321,574
Investment in mortgage notes receivable (cost $194,769,364)	194,769,364
Investment in real estate property (cost $9,483,938)	8,502,724
Interest and fees receivable	251,157
Total	$236,844,819

Liabilities and Members’ Equity
Liabilities
Accounts payable and accrued expenses	$256,292
Dividends payable	2,326,598
Contributions received in advance	2,772,559
Total liabilities	$5,355,449
Commitments and contingencies (Note 10)	—
Members’ equity (Preferred interests; voting - 231,489,370 outstanding)	231,489,370
Total liabilities and members’ equity	$236,844,819

See Notes to Consolidated Financial Statements.

PBRELF I, LLC and Subsidiaries

Consolidated Condensed Schedule of Investments
December 31, 2017

Investments	Cost	Fair value	% of members’ equity
Investment in mortgage notes receivable
United States
Secured real estate loan concentrations
Borrower 1
Loan No. 2016-101 - maturity date of 2/1/2018, interest rate of 12.00%	$2,488,454	$2,488,454	1.07%
Loan No. 2017-005 - maturity date of 2/1/2018, interest rate of 12.00%	2,181,839	2,181,839	0.94%
Loan No. 2017-006 - maturity date of 2/1/2018, interest rate of 12.00%	2,517,884	2,517,884	1.09%
Loan No. 2017-066 - maturity date of 7/1/2018, interest rate of 12.00%	351,704	351,704	0.15%
Loan No. 2017-069 - maturity date of 3/1/2018, interest rate of 12.00%	4,020,353	4,020,353	1.74%
Loan No. 2017-083 - maturity date of 6/1/2018, interest rate of 12.00%	4,033,046	4,033,046	1.74%
Loan No. 2017-090 - maturity date of 3/1/2018, interest rate of 12.00%	988,569	988,569	0.43%
Loan No. 2017-091 - maturity date of 3/1/2018, interest rate of 12.00%	999,433	999,433	0.43%
Loan No. 2017-092 - maturity date of 3/1/2018, interest rate of 12.00%	783,401	783,401	0.34%
Loan No. 2017-093 - maturity date of 3/1/2018, interest rate of 12.00%	3,330,229	3,330,229	1.44%
Total	$21,694,912	$21,694,912	9.37%
Borrower 2
Loan No. 2015-113 - maturity date of 2/1/2018, interest rate of 12.00%	5,689,472	5,689,472	2.46%
Loan No. 2016-080 - maturity date of 2/1/2018, interest rate of 12.50%	3,898,114	3,898,114	1.68%
Loan No. 2017-087 - maturity date of 1/1/2019, interest rate of 12.00%	2,630,642	2,630,642	1.14%
Loan No. 2016-093 - maturity date of 6/1/2018, interest rate of 12.00%	1,016,528	1,016,528	0.44%
Total	$13,234,756	$13,234,756	5.72%
Borrower 3
Loan No. 2017-064 - maturity date of 2/1/2018, interest rate of 12.00%	12,162,000	12,162,000	5.25%
Total	$12,162,000	$12,162,000	5.25%
Other secured real estate loans - maturity dates ranging from 2/1/2018 to 1/1/2019, interest rates ranging from 10.00% to 13.00%	147,677,696	147,677,696	63.79%
Total	$147,677,696	$147,677,696	63.79%
Total investment in mortgage loans receivable	$194,769,364	$194,769,364	$84.14%

See Notes to Consolidated Financial Statements.

PBRELF I, LLC and Subsidiaries

Consolidated Condensed Schedule of Investments
December 31, 2017

Investments	Cost	Fair value	% of members’ equity
Investment in real estate property
United States
Real estate owned properties
Cataldo Square, Spokane, Washington	3,968,070	3,690,439	1.59%
South End Road, Oregon City, Oregon	3,845,082	3,527,537	1.52%
Honeysuckle Avenue, Hayden, Idaho	1,465,638	1,172,100	0.51%
Monmouth Street, Oregon City, Oregon	205,148	112,648	0.05%
Total investment in real estate property	$9,483,938	$8,502,724	3.67%
Total investments	$204,253,302	$203,272,088	87.81%

See Notes to Consolidated Financial Statements.

PBRELF I, LLC and Subsidiaries

Consolidated Statements of Operations

	Years ending December 31,
	2017	2016
Investment income
Interest income	$20,731,092	$17,846,562
Fee income	2,380,506	1,816,486
Other	—	2,844
Total investment income	$23,111,598	$19,665,892
Expense
Professional fees	140,175	93,178
Excise taxes	42,792	102,473
Other	15,424	19,191
Total expenses	$198,391	$214,842
Net investment income	22,913,207	19,451,050
Losses on investment in real estate properties
Realized	(137,256)	—
Unrealized	(330,190)	(137,540)
Net increase in member’s equity from operations	$22,445,761	$19,313,510

See Notes to Consolidated Financial Statements.

PBRELF I, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity
For the years ended December 31, 2017 and 2016

	Manager	Preferred Interests	Total
Balance, January 1, 2016	$—	$141,915,767	$141,915,767
Contributions
Cash	—	45,272,475	45,272,475
Reinvestments	—	5,969,235	5,969,235
Net increase in member’s equity from operations	—	19,313,510	19,313,510
Incentive fee allocation to manager	1,865,560	(1,865,560)	—
Distributions	(1,865,560)	(17,318,453)	(19,184,013)
Redemptions	—	(5,451,478)	(5,451,478)
Balance, December 31, 2016	—	187,835,496	187,835,496
Contributions
Cash	—	45,645,336	45,645,336
Reinvestments	—	8,226,420	8,226,420
Net increase in member’s equity from operations	—	22,445,761	22,445,761
Incentive fee allocation to manager	2,145,458	(2,145,458)	—
Distributions	(2,145,458)	(21,065,580)	(23,211,038)
Redemptions	—	(9,452,605)	(9,452,605)
Balance, December 31, 2017	$—	$231,489,370	$231,489,370

See Notes to Consolidated Financial Statements.

PBRELF I, LLC and Subsidiaries

Consolidated Statements of Cash Flows

	For the Years ending December 31,
	2017	2016
Cash flows from operating activities
Net income	$22,445,761	$19,313,510
Adjustments to reconcile net income to net cash used in operations:
Change in unrealized loss on investments in real estate properties	330,190	137,540
Changes in operating assets and liabilities;
Investments in mortgage notes receivable	(55,098,676)	(26,435,146)
Investments in real estate properties	433,313	(221,263)
Interest and fees receivable	1,470,513	(1,491,767)
Accounts payable and accrued expenses	(52,964)	261,925
Net cash used in operating activities	(30,471,863)	(8,435,201)
Cash flows from financing activities
Contributions	45,645,336	45,272,475
Contributions received in advance	1,478,412	(1,594,853)
Dividends payable	406,528	454,564
Distributions	(14,984,618)	(13,214,778)
Redemptions	(9,452,605)	(5,451,478)
Net cash from financing activities	23,093,053	25,465,930
Net change in cash	(7,378,810)	17,030,729
Cash and cash equivalents, beginning of year	40,700,384	23,669,655
Cash and cash equivalents, end of year	$33,321,574	$40,700,384
Supplemental disclosures of noncash investing and financing activities
Mortgage notes receivable converted to real estate owned	$5,209,995	$1,259,056
Reinvested distributions	$8,226,420	$5,969,235

See Notes to Consolidated Financial Statements.

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2017

Note 1 - Organization and business

PBRELF I, LLC (the “Fund”) is a Washington limited liability company formed on June 28, 2010. The Fund operates under the Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) dated February 1, 2013. The Fund will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement.

The Fund was organized as a private real estate lending company. The primary purpose of the Fund is to make short-term, first position loans secured by deeds of trust on real estate exclusively in the Pacific Northwest. The Fund originates primarily commercial and single-family construction and land development loans.

The Fund’s Operating Agreement appoints Pyatt Broadmark Management, LLC (the “Manager”) to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties.

Note 2 - Summary of significant accounting policies

Basis of accounting

The Fund prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) using the guidance related to “Financial Services – Investment Companies” as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification Topic 946.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of PBRELF I, LLC and its wholly-owned subsidiaries, Cataldo Square, LLC, PBRELF Honeysuckle, LLC and PBRELF Independence Station, LLC (the “Subsidiaries”). The Subsidiaries were formed to own and operate real estate acquired through foreclosure on non-performing first trust deed loans. All intercompany accounts, balances and transactions have been eliminated in consolidation.

Cash and cash equivalents

The Fund considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Fund has a cash management sweep account repurchase agreement whereby its bank nightly sweeps cash in excess of $750,000, sells the Fund specific U.S. Government Securities and then repurchases them the next day. The balance in the sweep account at December 31, 2017 was $37,582,414.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Fair value is a market-based measurement that should be determined based on the assumptions market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Valuation techniques used to measure fair value shall maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide information on an ongoing basis.

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2017

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability. Level 2 inputs include the following:
a.	Quoted prices for similar assets or liabilities in active markets
b.	Quoted prices for identical or similar assets or liabilities in markets that are not active
c.	Inputs other than quoted prices that are observable for the asset or liability
d.	Inputs that are derived principally from or corroborated by observable market data by correlation or other means
•	Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances, which might include the reporting entity’s own data. However, market participant assumptions cannot be ignored and, accordingly, the reporting entity’s own data used to develop unobservable inputs are adjusted if information is reasonably available without undue cost and effort that indicates that market participants would use different assumptions.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. Transfers between Levels 1 and 2 generally relate to whether a market becomes active or inactive. Transfers between Levels 1 and 3 generally relate to whether, for various reasons, significant inputs become observable or unobservable. The transfer between levels is recognized as of the first day of the year. Investments classified as Level 3 in the fair value hierarchy are valued at an aggregate amount of $203,272,088 as of December 31, 2017 (87.81% of members’ equity). These values have been estimated by the Manager using third party appraisals in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, the estimated values of these investments may differ significantly from the values that would have been used had a ready market for the securities existed and the differences could be material.

Valuation of investments in mortgage notes receivable

Fair values of mortgage notes receivable are based on discounted cash flows giving consideration to interest rate risk and creditworthiness of the borrower. In addition, the Fund performs monthly credit reviews of the loan portfolio and considers current economic conditions, review of specific problem loans and other economic and industry factors, as well as the value of the underlying collateral, in determining fair value. The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 18 months and may be extended by paying additional fees. Due to the short-term maturity of the notes, fair value approximates carrying value.

The determination of the fair value of the mortgage notes requires estimates that are susceptible to significant changes in the economic environment and market conditions, as well as other factors specific to a transaction.

In connection with the determination of fair value, management obtains independent appraisals for significant collateral. Although management uses available information to determine fair value, it is possible that a material change could occur in the near term. However, the amount of the change that is possible, if any, cannot be estimated.

As discussed above, management periodically reviews the creditworthiness of the borrowers, the current status of the mortgage notes as well as the net cash value of the collateral in determining fair value. The Fund records an unrealized gain or loss when comparing the fair value to the current carrying value.

Many construction loans provide for minimum interest provisions, under which the contractual rate applies to 70% of the face amount of the note until the actual outstanding principal exceeds the minimum threshold. Interest income

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2017

on mortgage notes is accrued and included in operating income based on contractual rates applied to the principal balance outstanding, unless there is a minimum interest provision in the promissory note. The accrual of interest is discontinued when management believes, after considering collection efforts and other factors, the amount ultimately to be collected will be insufficient to cover the additional interest payments. Interest previously accrued may be reversed at that time, and such reversal is included in interest income in the consolidated statement of operations. During the years ended December 31, 2017 and 2016, there was no reversal of interest previously accrued.

Valuation of investments in real estate properties

Real estate properties owned by the Fund are carried at fair value. Properties owned are initially recorded at the purchase price plus closing costs. Costs related to acquisition, development, construction and improvements are capitalized. At each reporting date, the fair value of real estate properties is based upon independent third-party appraisals of value.

These estimated fair values may vary significantly from the prices at which the real estate property investments would sell, since market prices of real estate investments can only be determined by negotiation between a willing buyer and seller. Although the estimated fair values represent subjective estimates, management believes these estimated fair values are reasonable approximations of market prices and the aggregate estimated value of investments in real estate is fairly presented at December 31, 2017.

Since fair value measurements take into consideration the estimated effect of physical depreciation, historical cost depreciation and amortization on real estate related assets have been excluded from net investment income. The Fund records an unrealized gain or loss when comparing the fair value of investments to the current carrying value. At December 31, 2017, real estate properties owned by the Fund consist of real estate acquired as a result of foreclosure proceedings on four non-performing loans.

Income taxes

The Fund and the Subsidiaries are limited liability companies and are classified as partnerships for income tax purposes. The Subsidiaries are considered disregarded entities for federal income tax purposes. The Fund’s profits and losses are reportable by the members on their respective income tax returns. Accordingly, no provision for income taxes has been reflected in these consolidated financial statements.

The Fund has no unrecognized tax benefits at December 31, 2017. While no income tax returns are currently being examined by federal or state taxing authorities, tax years since 2013 for federal and 2012 for state remain open for examination. Management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Fund recognizes interest and penalties associated with tax matters, if applicable, as operating expenses and includes accrued interest and penalties with the related tax liability in the consolidated statement of assets, liabilities and members’ equity.

Revenue recognition

The Fund derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Fund or the Manager. Fee income is recognized as received, and consists of the Fund’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. The most significant estimate is the valuation of mortgage notes receivable. Accordingly, actual results could differ from those estimates.

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2017

Subsequent events

The Fund has evaluated subsequent events through the date the consolidated financial statements were issued.

Note 3 – Recent Accounting Pronouncements

In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which provides guidance regarding the presentation of certain cash receipts and cash payments in the statement of cash flows, addressing eight specific cash flow classification issues, in order to reduce existing diversity in practice. The adoption of ASC No. 2016-15 did not have a material impact on our financial position, results of operations, or cash flows.

Note 4 - Concentrations of credit risk

Financial instruments which potentially subject the Fund to concentrations of credit risk consist primarily of cash and cash equivalents and mortgage notes receivable.

The Fund maintains its cash and cash equivalents with financial institutions. At times, such amounts may exceed federally insured limits. At December 31, 2017, the uninsured cash and cash equivalents balance was approximately $33,071,574.

The Fund originates primarily short-term construction and land development loans secured by first deeds of trust, mortgages or legal title in real property. The notes are exposed to various risks, such as market or credit risks.

Note 5 - Mortgage notes receivable

The stated principal amount of loans receivable in the Fund’s portfolio represents the Fund’s interest in loans secured primarily by first deeds of trust and is presented net of interest reserve and construction reserve holdbacks in the consolidated statement of assets, liabilities and members’ equity.

The interest reserve holdback represents funds withheld from the funding of certain mortgage notes receivable for the purpose of satisfying monthly interest payments over all or part of the term of the related note. Accrued interest is paid out of the interest reserve and recognized as interest income at the end of each month. The construction reserve holdback represents amounts withheld from the funding of construction loans until the Fund’s management deems construction to be sufficiently completed.

The Private Placement Memorandum (“PPM”) for the Fund includes specific criteria for mortgages qualified to be investments of the Fund, including that all notes be first position liens and that the maximum loan to value ratio be 65%, and prior to funding, all loan packages will include an appraisal by a third-party qualified appraiser. The maximum amount of a single loan may not exceed 10% and the maximum amount to a single borrower may not exceed 15% of the total assets of the Fund.

At December 31, 2017, the Fund had mortgage notes receivable (the “Notes”) outstanding of $194,769,364, which is net of interest reserves of $10,457,728 and construction reserves of $101,378,598. The Notes are recorded at their market values, which are approximate to their face amounts, and interest rates generally range from 10% to 13%. The Notes are considered to be short-term financings, with the expectation of repayment generally within 6 to 18 months. The Fund targets to collect a five percent origination fee at each initial loan closing for Notes with a 12-month term, and a one percent fee per two-month extension, of which the Fund retains 20% and 80% is remitted to the Manager.

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2017

Note 6 - Fair value measurement

The Fund’s assets measured at fair value at December 31, 2017 have been categorized in the table below based upon the fair value hierarchy:

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)	Balance December 31, 2017
Secured real estate loans	$—	$—	$194,769,364	$194,769,364
Real estate owned	—	—	8,502,724	8,502,724
Total	$—	$—	$203,272,088	$203,272,088

Changes in assets measured at fair value using Level 3 inputs for the year ended December 31, 2017 were as follows:

Secured real estate loans
Balance, January 1, 2017	$144,880,683
Mortgage notes originated	191,809,449
Repayments collected	(136,710,773)
Loans transferred to real estate owned	(5,209,995)
Balance, December 31, 2017	$194,769,364
Real estate owned
Balance, January 1, 2017	$4,056,232
Loans transferred from real estate loans	5,209,995
Capitalized costs	833,933
Proceeds from sale of real estate	(1,129,990)
Realized loss	(137,256)
Unrealized loss	(330,190)
Balance, December 31, 2017	$8,502,724

Changes in assets measured at fair value using Level 3 inputs for the year ended December 31, 2016 were as follows:

Secured real estate loans
Balance, January 1, 2016	$119,704,593
Mortgage notes originated	132,595,613
Repayments collected	(106,160,467)
Loans transferred to real estate owned	(1,259,056)
Balance, December 31, 2016	$144,880,683
Real estate owned
Balance, January 1, 2016	$2,713,453
Loans transferred from real estate loans	1,259,056
Capitalized costs	221,263
Unrealized loss	(137,540)
Balance, December 31, 2016	$4,056,232

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2017

The following table presents additional information about valuation methodologies and inputs used for investments that are measured at fair value and categorized within Level 3 as of December 31, 2017:

Quantitative information about Level 3 fair value measurements

Investments	Fair value at December 31, 2017	Valuation technique	Unobservable input	Range of inputs
Secured real estate loans	$194,769,364	Income approach	Months to maturity Market yield	10 to 12 months 10% - 13%
Real estate owned	8,502,724	Market approach Income approach	Market comparables Capitalization	n/a 5%-10%
	$203,272,088

Note 7 - Members’ equity

Contributions

Pursuant to the terms of the PPM, as amended in September 2017, the Fund can offer up to $400,000,000 of preferred interests in the Fund. Each dollar is considered equal to one interest, with a minimum contribution amount of $100,000, subject to Manager discretion in accepting lesser amounts. After one year, interest holders may request redemptions from available cash, subject to the Manager’s sole discretion to establish reserves and to determine cash available for redemptions. All redemption requests made in any calendar quarter are paid from available cash on the first day of the subsequent quarter. The actual redemption amount will be equal to the interest value in effect at the time of the redemption payment, multiplied by the number of interests redeemed. No new mortgages will be funded until all outstanding redemption requests from the previous quarters are met, with the exception of draws on construction loans, which will be funded irrespective of outstanding redemption requests. The interest holders have the right by majority vote to replace the Manager.

Allocation of net profits and net losses

Profits and losses of the Fund are allocated among the members. Members will earn a variable yield, including a monthly preferred return of 0.5% (6.0% on an annualized basis) based on the cash flow of the Fund. The preferred return is calculated monthly based on a member’s adjusted capital contribution and is paid out of fees received and other allocable income. The preferred return is not cumulative, and the amount does not accrue. If allocable income is not sufficient to cover distributions for the preferred return in any given month, the shortfall is added to the member’s adjusted capital contribution balance, on which the minimum preferred return is calculated in future periods. In subsequent months, when income is in excess of the minimum, the amount in excess is offset against previous shortfall adjustments made to the capital contribution balances of each member. The remaining 80% of allocable income is allocated and distributed to the members. After the preferred return is paid, the Manager is paid a distribution as an incentive fee equal to 20% of the remaining allocable income. Allocable income is determined monthly, based on cash collections. The difference between allocable income reported to members and net increase in members’ equity from operations is attributable to the change in interest receivable for the year and the unrealized loss on investments in real estate properties.

Distributions

The Fund makes distributions of available cash at the discretion of the Manager; however, generally the Fund makes distributions of preferred return monthly within 15 days after the last day of the previous month. Distributions, when made, are made to and among the members and Manager as follows:

(a)	First, to and among all the members any fee based income (defined as 20% of the loan fee income received from origination points, late fees and renewal fees);

PBRELF I, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2017

(b)	Second, to and among the members the unpaid preferred return (for the current month if any, inclusive of the fee based income) due to each member as of the date of distribution; and
(c)	Thereafter, as follows:
(i)	Eighty percent (80%) to the members pro rata to their percentage interest of all the members; and
(ii)	Twenty percent (20%) to the Manager.

Note 8 - Related party transactions

Certain members of the Fund are considered related parties. These members contributed approximately $3,000,000 during 2017, have total capital balances of $19,154,779 as of December 31, 2017, and were allocated $1,883,356 of income during 2017, including $163,216 recorded in distributions payable to members as of December 31, 2017.

Note 9 - Financial highlights

Financial highlights of the Fund for the year ended December 31, 2017 and 2016 are as follows:

	2017	2016
Weighted-Average net assets	$202,946,052	$158,608,085
Ratios to weighted-average net assets
Expenses	0.10%	0.14%
Net investment income	11.29%	12.26%
Net increase in members’ equity from operations	11.06%	12.18%
Total return	10.03%	10.46%

The above ratios and total return are calculated for the member class taken as a whole. The computation of such ratios and return for an individual member may vary from these ratios and return based on the timing of capital transactions.

The return is calculated based on the monthly weighted-average capital balances for the years ended December 31, 2017 and 2016.

Note 10 - Commitments and contingencies

The Fund’s commitments and contingencies include usual obligations incurred by real estate lending companies in the normal course of business. These include interest reserves and construction holdbacks as disclosed in Note 5. In the opinion of management, these matters will not have a material adverse effect on the Fund’s financial position and results of operations.

From time to time, the Company is named as a defendant in legal actions relating to transactions conducted in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.

Note 11 - Subsequent events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Manager, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC, Broadmark Real Estate Management IV, LLC, BRELF II, LLC, BRELF III, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

BRELF II, LLC and Subsidiaries

Consolidated Balance Sheets (unaudited)

	As of June 30, 2019	As of December 31, 2018
Assets
Cash and cash equivalents	$54,344,691	$62,851,974
Mortgage notes receivable, net	411,748,728	278,039,620
Interest and fees receivable	792,879	443,040
Investment in real estate property, net	—	1,709,729
Total assets	$466,886,298	$343,044,363
Liabilities and Members’ Equity

Liabilities
Accounts payable and accrued expenses	$1,165,399	$368,123
Dividends payable	4,211,710	3,000,497
Contributions received in advance	18,278,305	15,987,507
Total liabilities	23,655,414	19,356,127
Commitments and contingencies (Note 8)
Members’ equity
Preferred Units - Preferred units (voting) 4,428,575 and 3,237,478 units issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	443,114,279	324,035,624
Common units, $0 par value, 1 unit authorized; 1 unit issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Retained earnings (accumulated deficit)	116,605	(347,388)
Members’ equity	443,230,884	323,688,236
Total liabilities and members’ equity	$466,886,298	$343,044,363

See Notes to Consolidated Financial Statements.

BRELF II, LLC and Subsidiaries

Unaudited Consolidated Statements of Income (unaudited)

	Six months ended
	June 30, 2019	June 30, 2018
Revenue
Interest income	$22,168,441	$9,799,570
Fee income	2,521,120	1,563,258
Total revenue	24,689,561	11,362,828
Expense
Provision (reversal) of loan losses	(167,146)	278,292
Real estate properties, net of gains	(167,587)	166,142
Professional fees	156,109	51,350
Other	20,529	14,750
Total expenses	(158,095)	510,534
Net income	$24,847,656	$10,852,294

See Notes to Consolidated Financial Statements.

BRELF II, LLC and Subsidiaries

Consolidated Statement of Changes in Members’ Equity (unaudited)
For the six months ended June 30, 2019 and 2018

	Manager	Members	Total
Balance, January 1, 2018	—	$150,339,936	$150,339,936
Contributions
Cash		59,185,807	59,185,807
Reinvestments		3,831,054	3,831,054
Net income		10,852,294	10,852,294
Distributions	(1,184,810)	(10,135,924)	(11,320,734)
Redemptions		(2,547,750)	(2,547,750)
Balance, June 30, 2018	$(1,184,810)	$211,525,417	$210,340,607
	Common Units		Preferred Units (voting)		(Accumulated deficit) Retained earnings	Total
	Units	Amount	Units	Amount
Balance, January 1, 2019	1	$—	3,237,478	$324,035,624	$(347,388)	$323,688,236
Contributions
Cash			1,180,845	118,084,489	—	118,084,489
Reinvestments			83,140	8,314,031	—	8,314,031
Net income				—	24,847,656	24,847,656
Incentive fee allocation to manager				—	(2,544,566)	(2,544,566)
Distributions				—	(21,839,097)	(21,839,097)
Redemptions			(72,889)	(7,319,865)	—	(7,319,865)
Balance, June 30, 2019	1	$—	4,428,575	$443,114,279	$116,605	$443,230,884

See Notes to Consolidated Financial Statements.

BRELF II, LLC and Subsidiaries

Consolidated Statement of Cash Flows (unaudited)

	Six months ended
	June 30, 2019	June 30, 2018
Cash flows from operating Activities
Net Income	$24,847,656	$10,852,294
Adjustments to reconcile net income to net cash used in operations:
Provision (reversal) for loan losses	(167,587)	278,292
Real estate properties, net of gains	(167,146)	88,592
Changes in operating assets and liabilities:
Interest and fees receivable	(349,839)	(1,507)
Accounts payable and accrued expenses	797,276	(110,499)
Net cash from operating activities	24,960,360	11,107,172
Cash flows from investing activities
Proceeds from sale of real estate property	2,004,278	1,286,991
Capitalized costs of real estate property	(126,962)	(64,019)
Investments in mortgage notes receivable	(133,541,962)	(65,126,704)
Net cash used in investing activities	(131,664,646)	(63,903,732)
Cash flows from financing activities
Contributions	118,084,489	59,185,807
Contributions received in advance	2,290,798	12,978,568
Dividends payable, net	1,211,213	779,989
Distributions	(16,069,632)	(7,489,680)
Redemptions	(7,319,865)	(2,547,750)
Net cash from financing activities	98,197,003	62,906,934
Net change in cash	(8,507,283)	10,110,374
Cash and cash equivalents, beginning of period	62,851,974	31,897,657
Cash and cash equivalents, end of period	$54,344,691	$42,008,031
Supplemental disclosure of non cash investing and financing activities
Reinvested distributions	$8,314,031	$3,831,054

See Notes to Consolidated Financial Statements.

BRELF II, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

Note 1 - Organization and business

BRELF II, LLC (the “Company”) is a Washington limited liability company that operates under a Limited Liability Company Agreement (the “Operating Agreement”), dated October 1, 2018. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement. Effective October 1, 2018, the Company elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Prior to the Operating Agreement dated October 1, 2018, the Company operated under the Amended and Restated Limited Liability Company Agreement dated February 13, 2014. The Company is a private real estate lending company that originates mortgages secured by real estate. The primary purpose of the Company is to make short-term, first position loans secured by deeds of trust on real estate located in Colorado, Texas, and Utah.

The Company has an agreement with Broadmark Real Estate Management II, LLC (the “Manager”) to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The Manager is the managing member of the Company. The Company derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Company or the Manager. Fee income is recognized as received, and consists of the Company’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms.

Note 2 - Summary of significant accounting policies

Basis of accounting

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Prior to October 1, 2018, the Company met the definition of an investment company and applied the guidance related to Financial Services - Investment Companies” as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification Topic 946 (“ASC 946”). Effective with the REIT election on October 1, 2018, ASC 946 no longer applied to the Company. This change resulted in different presentations of the basic financial statements from the Company’s previously issued financial statements, as well as significant revisions of the financial statement disclosures in order to conform to GAAP. However, the change in the application of GAAP did not result in any changes to the Company’s opening members’ equity as of January 1, 2018.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of BRELF II, LLC and its wholly-owned subsidiaries, 3089 West 35th Avenue, LLC and BRELF KHP LLC (the “Subsidiaries”). The Subsidiaries were formed to own and operate real estate acquired through foreclosure on a non-performing first trust deed loan. All intercompany accounts, balances and transactions have been eliminated in consolidation. At June 30, 2019 the real estate held by these companies had been sold.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Subsequent events

The Company has evaluated subsequent events through the date the consolidated financial statements were issued.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company has a cash management sweep account repurchase agreement whereby its bank nightly sweeps cash in excess of $750,000, sells the Company specific U.S. Government securities and then repurchases them the next day. The balance in the sweep account at June 30, 2019 and December 31, 2018, was $53,679,563 and $62,218,005, respectively.

BRELF II, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

Mortgage notes receivable

Mortgage notes receivable are held for investment purpose, anticipated to be held until maturity and are carried at cost, net of unfunded commitments and allowances for loan losses. Mortgage notes receivable that are deemed to be impaired are carried at amortized cost less a specific allowance for loan losses.

The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 18 months and may be extended by paying additional fees.

Many construction loans provide for minimum interest provisions, under which the contractual rate applies to 70% of the face amount of the note until the actual outstanding principal exceeds the minimum threshold. Interest income on mortgage notes is accrued and included in operating income based on contractual rates applied to the principal balance outstanding, unless there is a minimum interest provision in the promissory note. Income recognition is suspended when a loan is designated non-performing and resumes only when the suspended loan becomes contractually current and performance is demonstrated to have resumed.

The Company collects loan origination fees in conjunction with origination. The Company does not defer origination fees or costs and, rather, records origination fees and costs at the time or origination due to the short-term nature of the loans. The difference is not significant at June 30, 2019 or December 31, 2018.

Loans Held for Investment

Loans held for investment are reported at the principal amount outstanding. Interest on performing loans is accrued and recognized as interest income at the contractual rate of interest, or at the contractual rate of monthly minimum interest. All loans are held for investment, and the intent is always to hold the loan to maturity. The Company rarely sells a note, and does not originate a note with the intent to sell the note.

Allowance for loan losses

The allowance for loan losses reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The allowance is increased or decreased through the loan loss provision or recovery on the Company’s consolidated statement of income and is decreased by charge-offs when losses are confirmed through the receipt of assets, such as in a pre-foreclosure sale or upon ownership control of the underlying collateral in full satisfaction of the loan upon foreclosure or when significant collection efforts have ceased. The allowance for loan losses is determined on an asset-specific basis.

The asset-specific reserve relates to reserves for losses on individual impaired loans. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms if the loan agreement. This assessment is made on an individual basis month based on such factors as payment status, lien position, borrower financial resources and investment collateral, collateral type, project economics and geographical location as well as national and regional economic factors. A reserve is established for an impaired loan when the present value of payments expected to be received, observable market prices or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) is lower than the carrying value of that loan.

For collateral dependent impaired loans, impairment is measured using the estimated fair value of collateral less the estimated cost to sell. Valuations are performed or obtained at the time a loan is determined to be impaired and designated non-performing, and they are updated if circumstances indicate that a significant change in value has occurred. The Manager generally will obtain external “as is” appraisals for loan collateral to estimate the fair value of the collateral for such loans.

The Company designates non-performing loans at such time as (i) the borrower fails to make the required monthly interest-only loan payments; (ii) the loan has a maturity default; or (iii) in the opinion of the Manager, it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan. Loans are charged off to the allowance for loan losses when the contractual amount is no longer realizable.

BRELF II, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

Real estate properties

Investments in real estate properties consists of real estate acquired in settlement of loans. Real estate acquired through foreclosure is recorded at fair market value at the time of foreclosure, which generally approximates the carrying value of the loan secured by such property. All other real estate acquisitions are recorded at cost. All costs related to acquisition, development, construction and improvements, including repairs, maintenance and legal costs are capitalized and subsequently measured for impairment.

At June 30, 2019, the company held no real estate.

During the six months ended June 30, 2019 and 2018, the Company recorded no real estate additions. During the six months ended June 30, 2019 and 2018, the Company recorded additional capitalized costs of $126,962 and $66,886, respectively, related to properties previously obtained through foreclosure. During the six months ended June 30, 2019, aggregate proceeds from the sale of one property and aggregate net realized gains amounted to $2,004,278 and $167,146, respectively.

Income taxes

The Company operates and has elected to taxed as a REIT commencing with its conversion to a REIT effective October 1, 2018 and for the taxable period from October 1, 2018 through December 31, 2018. Accordingly, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that the Company makes qualifying distributions to members, and provided that the Company satisfies, on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and unit ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which the Company lost its REIT qualification. Accordingly, the failure to qualify as a REIT could have a material adverse impact on the Company’s results of operations and amounts available for distribution to members.

As a REIT, if the Company fails to distribute in any calendar year (subject to specific timing rules for certain dividend paid in January) at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from the prior year, the Company would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which the Company has paid corporate income tax.

The dividend paid deduction for qualifying dividends paid to members is computed using the Company’s taxable income as opposed to net income reported in the Consolidated Statement of Income. Taxable income, generally, will differ from income reported in the Consolidated Statement of Income because the determination of taxable income is based on tax regulations and GAAP.

For the period from January 1, 2019 through June 30, 2019, the Company was in compliance with all REIT qualification and distribution requirements.

The subsidiaries are a limited liability companies and is classified as partnerships for income tax purposes. The Subsidiaries are considered disregarded entities for federal income tax purposes.

The Company has no unrecognized tax benefits at June 30, 2019. As the Company was formed in 2014, all federal and state tax returns remain open for examination. Management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters, if applicable, as operating expenses and includes interest and penalties with the related tax liability in the consolidate balance sheet.

BRELF II, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

Revenue recognition

The Company derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Company or the Manager. Fee income is recognized as received, and consists of the Company’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms.

Note 3 - Recent accounting pronouncements

In February 2016, FASB issued ASU No. 2016-02, Leases, which requires lessees to recognize leases on balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods. The Company adopted the new standard on January 1, 2019 and use the effective date as our date of initial application. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. The new standard provides several optional practical expedients in transition. We elected the ‘package of practical expedients’, which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and initial direct costs. The Company determined that the adoption of this guidance will not have a material effect on the Company’s results of operations, cash flows and financial condition because the Company is not a party to any material long-term leases.

In June 2016, FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), and in 2019 issued ASU 2019-04, which provides codification improvements, and ASU 2019-05, which provides targeted transition relief for entities adopting ASU 2016-13. The guidance replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held-to maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in certain leases recognized by a lessor. In addition, the amendments in this Update require credit losses be presented as an allowance rather than as a write-down on available-for-sale debt securities. The Company has formed a CECL committee that is assessing data and system needs in order to evaluate the impact of adopting the new guidance. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective. At this time, the impact is being evaluated.

Note 4 - Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and mortgage notes receivable.

The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits. At June 30, 2019 and December 31, 2018, the uninsured cash and cash equivalents balance was approximately $54,094,691 and $62,601,974, respectively.

The Company’s investments are in originating primarily short-term commercial and single-family construction and land development mortgage notes secured by first deeds of trust, mortgages or legal title in real property located in Colorado, Texas and Utah. The investments are exposed to various risks, such as market or credit risks.

BRELF II, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

Note 5 - Mortgage notes receivable

The stated principal amount of loans receivable in the Company’s portfolio represents the Company’s interest in loans secured by first deeds of trust and is presented net of interest reserve and construction reserve holdbacks in the consolidated balance sheet.

The interest reserve holdback represents amounts withheld from the funding of certain mortgage notes receivable for the purpose of satisfying monthly interest payments over all or part of the term of the related note. Accrued interest is paid out of the interest reserve and recognized as interest income at the end of each month. The construction reserve holdback represents amounts withheld from the funding of construction loans until the Company’s management deems construction to be sufficiently completed.

The PPM for the Company includes specific criteria for mortgages qualified to be investments of the Company, including that all notes be first position liens and that the maximum loan to value ratio be 65%, and prior to funding, all loan packages will include an appraisal by a third party qualified appraiser. The maximum amount of a single loan may not exceed 10% and the maximum amount to a single borrower may not exceed 15% of the total assets of the Company.

Mortgage notes receivable are recorded at their cost, which are approximate to their face amounts, and interest rates generally range from 10% to 13%.

A summary of information pertaining to mortgage notes receivable at June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
Total loan commitments	$579,582,440	$445,981,962
Less:
Construction holdbacks	152,640,268	152,166,118
Interest reserves	15,193,444	15,609,082
Allowance for loan losses	—	167,142
Total mortgage notes receivable	$411,748,728	$278,039,620

The Notes are considered to be short-term financings, with the expectation of repayment generally within 6 to 18 months. The Company generally collects a three to five percent origination fee at each initial loan closing for Notes with a 12-month term, and a one percent fee per two-month extension, of which the Company retains 20% and 80% is remitted to the Manager.

Defaulted notes

All loans require monthly interest only payments. Most loans are structured with an interest reserve holdback that covers the interest payments for most of the initial term of the loan. Once the interest reserve is depleted, borrowers are expected to make their monthly interest payment within 10 days of month end.

Loans can be placed in default status if an interest payment is more than 30 days past due; if a note matures and the borrower fails to extend; or if the collateral becomes impaired in such a way that the ultimate collection of the note is doubtful. A loan can be removed from default status if the late interest payments are brought current; if the borrower complies with appropriate re-underwriting to extend the note; or if additional collateral is provided for the note to provide cash flow or bring the loan to collateral value ratio below 65%.

BRELF II, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

Non-accrual on defaulted loans

No interest income is recorded on notes that are in default, unless the interest is paid. At June 30, 2019 and December 31, 2018 all defaulted and impaired loans were on nonaccrual status.

The composition of the loan portfolio is as follows as of the period indicated:

Total loans by segment	June 30, 2019	December 31, 2018
Current mortgage notes receivable	$411,748,728	$276,562,344
Defaulted and impaired loans	—	1,644,418
Total mortgage notes receivable	$411,748,728	$278,206,762

The following tables summarize the allocation of the allowance for loan loss, as well as the activity in the allowance for loan loss attributed to various segments in the loan portfolio, as of and for the period indicated:

	Current mortgage notes receivable	Reserves on loans in default	Total Reserves
Beginning January 1, 2019	$—	$167,142	$167,142
Provision for loan losses	—	(167,142)	(167,142)
Charge offs	—	—	—
Recoveries	—	—	—
Ending June 30, 2019	$—	$—	$—
	Current mortgage notes receivable	Reserves on loans in default	Total Reserves
Beginning January 1, 2018	$—	$—	$—
Provision for loan losses	—	278,292	278,292
Charge offs	—	—	—
Recoveries	—	—	—
Ending June 30, 2018	$—	$278,292	$278,292

There were no impaired loans at June 30, 2019.

A summary of information pertaining to impaired loans at December 31, 2018:

	Recorded investments (Loan balance less charge-offs)	Unpaid principal balance	Related allowance	Average investment in impaired loans	Interest income recognized
With allowance recorded on impaired loans	1,664,418	1,664,418	167,142	1,192,275	—

Note 6 - Members’ equity

The Manager is the sole common unit holder of the Company. Pursuant to the terms of the PPM, as amended on September 18, 2017, the Company can offer up to $500,000,000 of membership interests in the Company. Each dollar is considered equal to one preferred unit, with a minimum contribution amount of $100,000, subject to Manager discretion in accepting lesser amounts. Effective with the Company’s REIT election on October 1, 2018, preferred units were exchanged at a 1:100 ratio. After one year, preferred unit holders may request redemptions, subject to the Manager’s sole discretion to establish reserves and to determine cash available for redemptions. All redemption requests made in any calendar quarter are paid out on the first day of the subsequent quarter. The actual redemption amount will be equal to the unit value in effect at the time of the redemption payment, multiplied by the number of

BRELF II, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

units redeemed by the member. No new mortgages will be funded until all outstanding redemption requests from the previous quarters are met, with the exception of draws on construction loans, which will be funded irrespective of outstanding redemption requests. The preferred unit holders have the right by majority vote to replace the Manager.

Preferred unit holders are expected to receive a monthly preferred return, per preferred unit held, determined as of the date the distribution of the preferred return is declared. The preferred return is paid out of the fees and other income received. The preferred return in not guaranteed and is only paid monthly to the extent earned by the Company.

The Company makes distributions of available cash at the discretion of the Manager; however, generally the Company makes distributions of preferred return monthly within 15 days after the last day of the previous month. Distributions, when made, are made to and among the members and Manager as follows:

(a)	First, to and among all the members any Fee Based Income (defined as 20% of the loan fee income received from origination points, late fees and renewal fees);
(b)	Second, to and among the members, pro rata in accordance with their preferred units, the unpaid preferred return (for the current month if any, inclusive of the Fee Based Income) due to each member as of the date of distribution; and
(c)	Thereafter, after deducting expenses, the distribution is as follows:
(i)	Eighty percent (80%) to the members pro rata; and
(ii)	Twenty percent (20%) to the Manager.

Note 7 - Related party transactions

Certain members of the Company are considered related parties.

A summary of information pertaining to member related parties at June 30, 2019 and December 31, 2018:

	As of June 30, 2019	As of December 31, 2018
Capital balances	$6,392,560	$6,241,031
Dividends payable	60,796	57,870
	Six months ended
	June 30, 2019	June 30, 2018
Contributions, net	$151,529	$93,354
Redemptions	—	—
Income allocated	355,107	117,911

Related parties include PBRELF I, LLC, BRELF III, LLC, BRELF IV, LLC, the related respective management companies and Broadmark Capital, LLC. Amounts payable and receivable to these other related parties were immaterial at June 30, 2019 and December 31, 2018.

Note 8 - Commitments and contingencies

The Company’s commitments and contingencies include usual obligations incurred by real estate companies in the normal course of business. These include interest reserves and construction holdbacks as disclosed in Note 5. In the opinion of management, these matters will not have a material adverse effect on the Company’s financial position and results of operations.

Note 9 - Fair value measurements

Certain assets of the Company have been measured at fair value on a nonrecurring basis. There were no assets or liabilities measured on a recurring basis. As required by the accounting standard for fair value measurement and

BRELF II, LLC and Subsidiaries

Notes to Unaudited Interim Consolidated Financial Statements

disclosures, assets and liabilities are classified in their entirety within the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

There were no impaired loans or REO at June 30, 2019.

The table below sets forth by level within the fair value hierarchy assets and liabilities measured and reported at fair value on a nonrecurring basis as of December 31, 2018:

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)
Nonperforming mortgage notes receivable	$—	$—	$1,664,418
Real estate property	—	—	1,709,729
Total	$—	$—	$3,374,147

The following table presents additional information about valuation methodologies and inputs used for assets that are measured at fair value and categorized within Level 3 as of December 31, 2018:

Investments	Fair value at December 31, 2018	Valuation technique	Unobservable input	Range of inputs(1)
Nonperforming mortgage notes receivable	$1,664,418	Market comparable	Adjustment to appraisal value	0-10%
Real estate property	1,709,729	Market comparable	Adjustment to appraisal value	0-10%
Total	$3,374,147
(1)	Discount for selling costs.

Fair value of financial instruments

For certain of the Company’s financial instruments, including cash equivalents, interest and fees receivable, other receivables, accounts payable, and accrued expenses, which are classified under Level 1 within the fair value hierarchy, the carrying amounts approximate fair value due to their short maturities.

For mortgage notes receivable, which ae classified under Level 3 within the fair value hierarchy, fair values are based on discounted cash flows considering interest rate risk and creditworthiness of the borrower. In addition, the Company performs monthly credit reviews of the loan portfolio and considers current economic conditions, review of specific problem loans and other economic and industry factors, as well as the value of the underlying collateral, in determining fair value. The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 18 months and may be extended by paying additional fees. Due to the short-term maturity of the notes, carrying value approximates fair value.

Investments in real estate properties are carried at fair value under Level 3 within the fair value hierarchy. Properties owned are initially recorded at the sale price plus closing costs. Costs related to acquisition, development, construction and improvements are capitalized. At each reporting date, the fair value of real estate properties is based upon independent third-party appraisals of value.

Note 10 - Subsequent events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Manager, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management III, LLC, Broadmark Real Estate Management IV, LLC, PBRELF I, LLC, BRELF III, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

BRELF II, LLC and Subsidiaries

Report of Independent Registered Public Accounting Firm

To the Members and the Board of Directors of
BRELF II, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of BRELF II, LLC and subsidiaries (the “Company”) as of December 31, 2018, the related consolidated statements of income, changes in members' equity and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Moss Adams LLP

Everett, Washington
August 9, 2019

We have served as the Company’s auditor since 2019.

BRELF II, LLC and Subsidiaries

Consolidated Balance Sheet
December 31, 2018

Assets
Cash and cash equivalents	$62,851,974
Mortgage notes receivable, net	278,039,620
Interest and fees receivable	443,040
Investment in real estate property, net	1,709,729
Total	$343,044,363

Liabilities and Members’ Equity
Liabilities
Accounts payable and accrued expenses	$368,123
Dividends payable	3,000,497
Contributions received in advance	15,987,507
Total liabilities	$19,356,127
Commitments and contingencies (Note 8)
Preferred Units - preferred units (voting) 3,237,478 units outstanding as of December 31, 2018	324,035,624
Common units, $0 par value, 1 unit authorized; 1 unit issued and outstanding as of December 31, 2018	—
Accumulated deficit	(347,388)
Members’ equity	323,688,236
Total liabilities and members’ equity	$343,044,363

See Notes to Consolidated Financial Statements.

BRELF II, LLC and Subsidiaries

Consolidated Statement of Income
Year Ended December 31, 2018

Revenue
Interest income	$26,084,146
Fee income	3,687,767
Total revenue	$29,771,913
Expense
Provision for loan losses	167,142
Real estate properties, net of gains	234,873
Professional fees	199,850
Other	41,133
Total expenses	$642,998
Net income	$29,128,915

See Notes to Consolidated Financial Statements.

BRELF II, LLC and Subsidiaries

Consolidated Statement of Changes in Members’ Equity
Year Ended December 31, 2018

	Common Units		Preferred Units (voting)		Accumulated Deficit	Total
	Units	Amount	Units	Amount
Balance, January 1, 2018			150,374,337	$150,339,911	$—	$150,339,911
Contributions
Cash			177,028,442	177,028,442		177,028,442
Reinvestments			10,204,157	10,204,240		10,204,240
Net income				—	29,128,915	29,128,915
Incentive fee allocation to manager				—	(3,109,152)	(3,109,152)
Distributions				—	(26,367,151)	(26,367,151)
Redemptions			(13,536,967)	(13,536,969)		(13,536,969)
REIT conversion, net	1	$—	(320,832,491)			—
Balance, December 31, 2018	1	$—	3,237,478	$324,035,624	$(347,388)	$323,688,236

See Notes to Consolidated Financial Statements.

BRELF II, LLC and Subsidiaries

Consolidated Statement of Cash Flows
Year Ended December 31, 2018

December 31, 2018
Cash flows from operating Activities
Net Income	$29,128,915
Adjustments to reconcile net income to net cash used in operations:
Provision for loan losses	167,142
Loss on sale of real estate property	80,180
Write down of real estate property	167,588
Changes in operating assets and liabilities:
Interest and fees receivable	(336,274)
Accounts Payable and accrued expenses	33,842
Net cash from operating activities	29,241,393
Cash flows from investing activities
Proceeds from sale of real estate property	1,286,991
Capitalized costs on real estate property	(67,037)
Investments in mortgage notes receivable	(156,750,589)
Net cash used in investing activities	(155,530,635)
Cash flows from financing activities
Contributions	177,028,442
Contributions received in advance	11,390,274
Dividends payable	1,633,887
Distributions	(19,272,075)
Redemptions	(13,536,969)
Net cash from financing activities	157,243,559
Net change in cash	30,954,317
Cash and cash equivalents, beginning	31,897,657
Cash and cash equivalents, ending	$62,851,974
Supplemental disclosure of non cash investing and financing activities Reinvested distributions	$10,204,240
Mortgage notes receivable converted to real estate property	$1,876,014

See Notes to Consolidated Financial Statements.

BRELF II, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

Note 1 – Organization and business

BRELF II, LLC (the “Company”) is a Washington limited liability company that operates under a Limited Liability Company Agreement (the “Operating Agreement”), dated October 1, 2018. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement. Effective October 1, 2018, the Company elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

The Company is a private real estate lending company that originates primarily commercial and single-family construction and land development mortgages secured by real estate. The primary purpose of the Company is to make short-term, first position construction and development loans secured by deeds of trust on real estate located in Colorado, Texas, and Utah.

The Company has an agreement with Broadmark Real Estate Management II, LLC (the “Manager”) to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The Manager is common unit holder and performs as manager of the Company. The Company derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Company or the Manager. Fee income is recognized as received, and consists of the Company’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who underwrites and services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms.

Note 2 – Summary of significant accounting policies

Basis of accounting

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) . Prior to October 1, 2018, the Company applied the guidance related to Financial Services - Investment Companies” as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification Topic 946 (“ASC 946”). Effective with the REIT election on October 1, 2018, ASC 946 no longer applied to the Company. This change resulted in different presentations of the basic financial statements from the Company’s previously issued financial statements, as well as significant revisions of the financial statement disclosures in order to conform to GAAP. However, the change in the application of GAAP did not result in any changes to the Company’s opening members’ equity as of January 1, 2018.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of BRELF II, LLC and its wholly-owned subsidiaries, 3089 West 35th Avenue, LLC and BRELF KHP LLC (the “Subsidiaries”). The Subsidiaries were formed to own and operate real estate acquired through foreclosure on a non-performing first trust deed loan. All intercompany accounts, balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Subsequent events

The Company has evaluated subsequent events through the date the consolidated financial statements were issued.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company has a cash management sweep account repurchase agreement whereby its bank nightly sweeps cash in excess of $750,000, sells the Company specific U.S. Government securities and then repurchases them the next day. The balance in the sweep account at December 31, 2018 was $62,218,005.

BRELF II, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

Mortgage notes receivable

Mortgage notes receivable are held for investment purpose, anticipated to be held until maturity and are carried at cost, net of unfunded commitments and allowances for loan losses. Mortgage notes receivable that are deemed to be impaired are carried at amortized cost less a specific allowance for loan losses.

The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 18 months and may be extended by paying additional fees.

Many construction loans provide for minimum interest provisions, under which the contractual rate applies to 70% of the face amount of the note until the actual outstanding principal exceeds the minimum threshold. Interest income on mortgage notes is accrued and included in operating income based on contractual rates applied to the principal balance outstanding, unless there is a minimum interest provision in the promissory note. Income recognition is suspended when a loan is designated non-performing and resumes only when the suspended loan becomes contractually current and performance is demonstrated to have resumed.

The Company collects loan origination fees in conjunction with origination. The Company does not defer origination fees or costs and, rather, records origination fees and costs at the time of origination due to the short-term nature of the loans, the difference is not considered significant.

Loans Held for Investment

Loans held for investment are reported at the principal amount outstanding. Interest on performing loans is accrued and recognized as interest income at the contractual rate of interest, or at the contractual rate of monthly minimum interest. All loans are held for investment, and the intent is always to hold the loan to maturity. The Company rarely sells a note, and does not originate a note with the intent to sell the note.

Allowance for loan losses

The allowance for loan losses reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The allowance is increased or decreased through the loan loss provision or recovery on the Company’s consolidated statement of income and is decreased by charge-offs when losses are confirmed through the receipt of assets, such as in a pre-foreclosure sale or upon ownership control of the underlying collateral in full satisfaction of the loan upon foreclosure or when significant collection efforts have ceased. The allowance for loan losses is determined on an asset-specific basis.

The asset-specific reserve relates to reserves for losses on individual impaired loans. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms if the loan agreement. This assessment is made on an individual basis month based on such factors as payment status, lien position, borrower financial resources and investment collateral, collateral type, project economics and geographical location as well as national and regional economic factors. A reserve is established for an impaired loan when the present value of payments expected to be received, observable market prices or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) is lower than the carrying value of that loan.

For collateral dependent impaired loans, impairment is measured using the estimated fair value of collateral less the estimated cost to sell. Valuations are performed or obtained at the time a loan is determined to be impaired and designated non-performing, and they are updated if circumstances indicate that a significant change in value has occurred. The Manager generally will obtain external “as is” appraisals for loan collateral to estimate the fair value of the collateral for such loans.

The Company designates non-performing loans at such time as (i) the borrower fails to make the required monthly interest-only loan payments; (ii) the loan has a maturity default; or (iii) in the opinion of the Manager, it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan. Loans are charged off to the allowance for loan losses when the contractual amount is no longer realizable.

BRELF II, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

Real estate property

Real estate property owned by the Company consist of real estate acquired in settlement of loans. Real estate acquired through foreclosure is recorded at fair market value at the time of foreclosure. All other real estate acquisitions are recorded at cost. Costs related to acquisition, development, construction and improvements are capitalized. Expenditures for repairs and maintenance are charged to expense when incurred.

At December 31, 2018, real estate properties owned by the Company consists of real estate acquired as a result of foreclosure proceedings on one non-performing loan.

Income taxes

The Company operates and has elected to taxed as a REIT commencing with its conversion to a REIT effective October 1, 2018 and for the taxable period from October 1, 2018 through December 31, 2018. Accordingly, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that the Company makes qualifying distributions to members, and provided that the Company satisfies, on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and unit ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which the Company lost its REIT qualification. Accordingly, the failure to qualify as a REIT could have a material adverse impact on the Company’s results of operations and amounts available for distribution to members.

As a REIT, if the Company fails to distribute in any calendar year (subject to specific timing rules for certain dividend paid in January) at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from the prior year, the Company would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which the Company has paid corporate income tax.

The dividend paid deduction for qualifying dividends paid to members is computed using the Company’s taxable income as opposed to net income reported in the Consolidated Statement of Income. Taxable income, generally, will differ from income reported in the Consolidated Statement of Income because the determination of taxable income is based on tax regulations and GAAP.

The subsidiaries are limited liability companies and are classified as partnerships for income tax purposes. The Subsidiaries are considered disregarded entities for federal income tax purposes.

The Company has no unrecognized tax benefits at December 31, 2018. As the Company was formed in 2014, all federal and state tax returns remain open for examination. Management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters, if applicable, as operating expenses and includes interest and penalties with the related tax liability in the consolidate balance sheet.

BRELF II, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Fair value is a market-based measurement that should be determined based on the assumptions market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Valuation techniques used to measure fair value shall maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 – Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible while also considering counterparty credit risk in the assessment of fair value.

Revenue recognition

The Company derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Company or the Manager. Fee income is recognized as received, and consists of the Company’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms. The Company targets to collect a five percent origination fee at each initial loan closing for Notes with a 12-month term, and a one percent fee per two-month extension, of which the Manager retains 80% and 20% is remitted to the Company.

Note 3 – Recent accounting pronouncements

In May 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, as amended by ASU 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, ASU 2016-08, Revenue from Contracts with Customers: Principal Versus Agent Considerations (Reporting Revenue Gross Versus Net), ASU 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing, ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, that provides accounting guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to customers. The guidance also provides for a model for the measurement and recognition of gains and losses on the sale of certain nonfinancial assets, such as property and equipment, including real estate. We adopted the pronouncement on January 1, 2018 and elected the modified retrospective transition method. There was no material impact to the financial statements. Our accounting policies and revenue recognition principles did not change materially as the majority of the Company’s revenue is out of scope of ASC 606. See policy for revenue recognition in Note 2.

In January 2016, FASB issued ASU No. 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which requires entities to measure equity investments at fair value and

BRELF II, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

recognize changes on fair value in net income. The guidance also provides a new measurement alternative for equity investments that do not have readily determinable fair values and don’t qualify for the net asset value practical expedient. The standard requires entities to record changes in instrument–specific credit risk for financial liabilities measured under the fair value option in other comprehensive income, except for certain financial liabilities of consolidated collateralized financing entities. The adoption of this standard did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In February 2016, FASB issued ASU No. 2016-02, Leases, which requires lessees to recognize leases on balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods. The Company adopted the new standard on January 1, 2019 and use the effective date as our date of initial application. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. The new standard provides several optional practical expedients in transition. We elected the ‘package of practical expedients’, which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and initial direct costs. The Company determined that the adoption of this guidance will not have a material effect on the Company’s results of operations, cash flows and financial condition because the Company is not a party to any material long-term leases.

In June 2016, FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), and in 2019 issued ASU 2019-04, which provides codification improvements, and ASU 2019-05, which provides targeted transition relief for entities adopting ASU 2016-13. The guidance replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held-to maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in certain leases recognized by a lessor. In addition, the amendments in this Update require credit losses be presented as an allowance rather than as a write-down on available-for-sale debt securities. The Company has formed a CECL committee that is assessing data and system needs in order to evaluate the impact of adopting the new guidance. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective. At this time, the impact is being evaluated.

Note 4 – Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and mortgage notes receivable.

The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits. At December 31, 2018, the uninsured cash and cash equivalents balance was approximately $62,601,974.

The Company originates primarily short-term commercial and single-family construction and land development mortgage notes secured by first deeds of trust, mortgages or legal title in real property. The loans are exposed to various risks, such as market or credit risks. At December 31, 2018, one borrower, through various entities, represented 12.3% of total mortgage notes receivable.

BRELF II, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

Note 5 – Mortgage notes receivable

The stated principal amount of loans receivable in the Company’s portfolio represents the Company’s interest in loans secured by first deeds of trust and is presented net of interest reserve and construction reserve holdbacks in the consolidated balance sheet.

The interest reserve holdback represents amounts withheld from the funding of certain mortgage notes receivable for the purpose of satisfying monthly interest payments over all or part of the term of the related note. Accrued interest is paid out of the interest reserve and recognized as interest income at the end of each month. The construction reserve holdback represents amounts withheld from the funding of construction loans until the Company’s management deems construction to be sufficiently completed.

The PPM for the Company includes specific criteria for mortgages qualified to be investments of the Company, including that all notes be first position liens and that the maximum loan to value ratio be 65%, and prior to funding, all loan packages will include an appraisal by a third party qualified appraiser. The maximum amount of a single loan may not exceed 10% and the maximum amount to a single borrower may not exceed 15% of the total assets of the Company.

At December 31, 2018, the Company had mortgage notes receivable (the “Notes”) outstanding of $278,206,764, which is net of interest reserves of $15,609,082 and construction reserves of $152,166,118. The Notes are recorded at their cost, which approximate their face amounts, and interest rates generally range from 10% to 13%. The Notes are considered to be short-term financings, with the expectation of repayment generally within 6 to 12 months.

All loans require monthly interest only payments. Most loans are structured with an interest reserve holdback that covers the interest payments for most of the initial term of the loan. Once the interest reserve is depleted, borrowers are expected to make their monthly interest payment within 10 days of month end.

Defaulted notes

Loans can be placed in default status if an interest payment is more than 30 days past due; if a note matures and the borrower fails to extend; or if the collateral becomes impaired in such a way that the ultimate collection of the note is doubtful. A loan can be removed from default status if the late interest payments are brought current; if the borrower complies with appropriate re-underwriting to extend the note; or if additional collateral is provided for the note to provide cash flow or bring the loan to collateral value ratio below 65%.

Non-accrual on defaulted loans

No interest income is reported on notes that are in default, unless the interest is paid in cash and collectability of all amounts due is reasonably assured. At December 31, 2018 all defaulted and impaired loans were on nonaccrual status.

The composition of the loan portfolio is as follows as of the period indicated:

Total loans by segment	December 31, 2018
Current mortgage notes receivable	$276,542,344
Defaulted and impaired loans	1,664,418
Total mortgage notes receivable	$278,206,762

BRELF II, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

The following table summarizes the allocation of the allowance for loan loss, as well as the activity in the allowance for loan loss attributed to both segments in the loan portfolio, as of and for the year ended December 31, 2018:

	Current mortgage notes receivable	Reserves on loans in default	Total Reserves
Beginning January 1, 2018	$—	$—	$—
Provision for loan losses	—	167,142	167,142
Charge offs	—	—	—
Recoveries	—	—	—
Ending December, 31 2018	$—	$167,142	$167,142

A summary of information pertaining to impaired loans at December 31, 2018:

	Recorded investments (Loan balance less charge-off)	Unpaid principal balance	Related allowance	Average investment in impaired loans	Interest income recognized
With allowance recorded on impaired loans	$1,664,418	$1,664,418	$167,142	$1,192,275	$—

Note 6 – Members’ equity

Pursuant to the terms of the PPM, as amended in September 2017, the Company can offer up to $500,000,000 of membership interests in the Company with a minimum contribution amount of $100,000, subject to Manager discretion in accepting lesser amounts. Effective with the Company’s REIT election on October 1, 2018, preferred units were exchanged at a 1:100 ratio. As of December 31, 2018, there were 3,237,478 preferred units and one common unit issued and outstanding. The Manager is the sole common unit holder of the Company. After one year, preferred unit holders may request redemptions from available cash, subject to the applicable gate and Manager’s sole discretion to establish reserves and to determine cash available for redemptions. All redemption requests made in any calendar quarter are paid out from available cash on the first day of the subsequent quarter. The actual redemption amount will be equal to the unit value in effect at the time of the redemption payment, multiplied by the number of units redeemed by the member. No new mortgages will be funded until all outstanding redemption requests from the previous quarters are met, with the exception of draws on construction loans, which will be funded irrespective of outstanding redemption requests. The preferred unit holders have the right by majority vote to replace the Manager.

Preferred unit holders are expected to receive a monthly preferred return, per preferred unit held, determined as of the date the distribution of the preferred return is declared. The preferred return is paid out of the fees and other income received. The preferred return is not guaranteed and is only paid monthly to the extent earned by the Company.

The Company makes distributions of available cash at the discretion of the Manager; however, generally the Company makes distributions of preferred return monthly within 15 days after the last day of the previous month. Distributions, when made, are made to and among the members and Manager as follows:

(a)	First, to and among all the members any fee based income (defined as 20% of the loan fee income received from origination points, late fees and renewal fees);
(b)	Second, to and among the members, pro rata in accordance with their preferred units, the unpaid preferred return (for the current month if any, inclusive of the fee based income) due to each member as of the date of distribution; and
(c)	Thereafter, after deducting expenses, the distribution of residual earnings is as follows:
(i)	Eighty percent (80%) to the preferred unit holders pro rata; and
(ii)	Twenty percent (20%) to the common unit holder.

BRELF II, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

Note 7 – Related party transactions

Certain members of the Company are considered related parties. During 2018, these members had net contributions of approximately $4,182,389 and redeemed $0. These members have total capital balances of $6,241,031 as of December 31, 2018, and were allocated $244,338 of income during 2018, including $21,026 recorded in dividends payable as of December 31, 2018.

Note 8 – Commitments and contingencies

The Company’s commitments and contingencies include usual obligations incurred by real estate companies in the normal course of business. These include interest reserves and construction holdbacks as disclosed in Note 5. In the opinion of management, these matters will not have a material adverse effect on the Company’s financial position and results of operations.

From time to time, the Company is named as a defendant in legal actions relating to transactions conducted in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.

Note 9 – Fair value measurements

Certain assets of the Company have been measured at fair value on a nonrecurring basis. As required by the accounting standard for fair value measurement and disclosures, assets and liabilities are classified in their entirety within the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table sets forth by level within the fair value hierarchy assets and liabilities measured and reported at fair value on a nonrecurring basis as of December 31, 2018:

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)
Nonperforming mortgage notes receivable	$—	$—	$1,664,418
Real estate property	—	—	1,709,729
Total	$—	$—	$3,374,147

The following table presents additional information about valuation methodologies and inputs used for assets that are measured at fair value and categorized within Level 3 as of December 31, 2018:

Investments	Fair value at December 31, 2018	Valuation technique	Unobservable input	Range of inputs(1)
Nonperforming mortgage notes receivable	$1,664,418	Market comparable	Adjustment to appraisal value	0% - 10%
Real estate property	1,709,729	Market comparable	Adjustment to appraisal value	0% - 10%
	$3,374,147
(1)	Discount for selling costs.

BRELF II, LLC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2018

Fair value of financial instruments

For certain of the Company’s financial instruments, including cash equivalents, interest and fees receivable, other receivables, accounts payable, and accrued expenses, which are classified under Level 1 within the fair value hierarchy, the carrying amounts approximate fair value due to their short term maturities.

For mortgage notes receivable, which are classified under Level 3 within the fair value hierarchy, fair values are based on discounted cash flows considering interest rate risk and creditworthiness of the borrower. In addition, the Company performs monthly credit reviews of the loan portfolio and considers current economic conditions, review of specific problem loans and other economic and industry factors, as well as the value of the underlying collateral, in determining fair value. The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 18 months and may be extended by paying additional fees. Due to the short-term maturity of the notes, fair value approximates carrying value.

Investments in real estate properties are carried at fair value under Level 3 within the fair value hierarchy. Properties owned are initially recorded at the acquisition cost less estimated costs to dispose, which approximates fair value. Costs related to acquisition, development, construction and improvements are capitalized. At each reporting date, the fair value of real estate properties is based upon independent third-party appraisals of value, which approximates exit price.

Note 10 – Subsequent events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Manager, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management III, LLC, Broadmark Real Estate Management IV, LLC, PBRELF I, LLC, BRELF III, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

BRELF II, LLC and Subsidiary

Report of Independent Registered Public Accounting Firm

To the Members and the board of directors of
BRELF II, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of assets, liabilities and members' equity and consolidated condensed schedule of investments of BRELF II, LLC and subsidiaries (the “Company”) as of December 31, 2017, the related consolidated statements of operations, changes in members' equity and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

Everett, Washington
August 9, 2019

We have served as the Company’s auditor since 2019.

BRELF II, LLC and Subsidiary

Consolidated Statements of Assets, Liabilities and Members’ Equity
December 31, 2017

Assets
Cash and cash equivalents	$31,897,657
Investment in mortgage notes receivable (cost $123,322,074)	123,322,074
Investment in real estate property (cost $1,387,692)	1,311,550
Interest and fees receivable	106,766
Total	$156,638,047

Liabilities and Members’ Equity
Liabilities
Accounts payable and accrued expenses	$334,281
Dividends payable	1,366,610
Contributions received in advance	4,597,233
Total liabilities	$6,298,124
Commitments and contingencies (Note 10)
Members’ equity (Preferred interests; voting - 150,339,923 outstanding)	$150,339,923
Total liabilities and members’ equity	$156,638,047

See Notes to Consolidated Financial Statements.

BRELF II, LLC and Subsidiary

Consolidated Condensed Schedule of Investments
December 31, 2017

Investments	Cost	Fair value	% of members’ equity
Investment in mortgage notes receivable
United States
Secured real estate loan concentrations
Borrower 1
Loan No. C2015-050 - maturity date of 4/1/2018, interest rate of 12.50%	$2,541,571	$2,541,571	1.69%
Loan No. C2017-002 - maturity date of 2/1/2018, interest rate of 12.00%	492,258	492,258	0.33%
Loan No. C2017-007 - maturity date of 3/1/2018, interest rate of 12.00%	955,923	955,923	0.64%
Loan No. C2017-024 - maturity date of 7/1/2018, interest rate of 12.00%	2,021,492	2,021,492	1.34%
Loan No. C2017-046 - maturity date of 4/1/2018, interest rate of 12.00%	1,111,255	1,111,255	0.74%
Loan No. C2017-065 - maturity date of 7/1/2018, interest rate of 12.00%	2,867,662	2,867,662	1.91%
Loan No. C2017-069 - maturity date of 11/1/2018, interest rate of 12.00%	867,133	867,133	0.58%
Loan No. C2017-079 - maturity date of 12/1/2018, interest rate of 12.00%	4,304,003	4,304,003	2.86%
Total	$15,161,297	$15,161,297	10.09%
Borrower 2
Loan No. C2017-017 - maturity date of 2/1/2018, interest rate of 12.00%	5,834,596	5,834,596	3.88%
Loan No. C2017-031 - maturity date of 7/1/2018, interest rate of 12.00%	2,055,717	2,055,717	1.37%
Total	$7,890,313	$7,890,313	5.25%
Borrower 3
Loan No. C2016-008 - maturity date of 5/1/2018, interest rate of 12.25%	3,486,386	3,486,386	2.32%
Loan No. C2016-018 - maturity date of 9/1/2018, interest rate of 12.25%	608,761	608,761	0.40%
Loan No. C2016-019 - maturity date of 4/1/2018, interest rate of 12.25%	1,245,037	1,245,037	0.83%
Loan No. C2017-005 - maturity date of 2/1/2018, interest rate of 12.00%	2,182,348	2,182,348	1.45%
Total	$7,522,532	$7,522,532	5.00%
Other secured real estate loans - maturity dates ranging from 2/1/2018 to 2/1/2019, interest rates ranging from 10.00% to 13.00%	92,747,932	92,747,932	61.69%
Total	$92,747,932	$92,747,932	61.69%
Total investment in mortgage loans receivable	$123,322,074	$123,322,074	82.03%
Investment in real estate property
United States
Real estate owned properties
3089 W 35th Avenue, Denver, Colorado	1,387,692	1,311,550	0.87%
Total investment in real estate property	$1,387,692	$1,311,550	0.87%
Total investments	$124,709,766	$124,633,624	82.90%

See Notes to Consolidated Financial Statements.

BRELF II, LLC and Subsidiary

Consolidated Statements of Operations

	Years ending December 31,
	2017	2016
Investment income
Interest income	$11,040,722	$5,027,198
Fee income	1,658,703	627,274
Other	236	301
Total investment income	$12,699,661	$5,654,773
Expense
Professional fees	91,953	51,370
Bank charges	15,294	10,021
Other	1,718	—
Total expenses	$108,965	$61,391
Net increase in member’s equity from operations	$12,590,696	$5,593,382

See Notes to Consolidated Financial Statements.

BRELF II, LLC and Subsidiary

Consolidated Statements of Change in Members’ Equity
For the years ended December 31, 2017 and 2016

	Manager	Preferred Interests	Total
Balance, January 1, 2016	$—	$23,962,244	$23,962,244
Contributions
Cash	—	38,604,582	38,604,582
Reinvestments	—	1,620,386	1,620,386
Net increase in member’s equity from operations	—	5,593,382	5,593,382
Incentive fee allocation to manager	586,283	(586,283)	—
Distributions	(586,283)	(4,974,113)	(5,560,396)
Redemptions	—	(1,143,698)	(1,143,698)
Balance, December 31, 2016	—	63,076,500	63,076,500
Contributions
Cash	—	84,999,577	84,999,577
Reinvestments	—	3,724,618	3,724,618
Net increase in member’s equity from operations	—	12,590,696	12,590,696
Incentive fee allocation to manager	1,260,336	(1,260,336)	—
Distributions	(1,260,336)	(11,330,431)	(12,590,767)
Redemptions	—	(1,460,701)	(1,460,701)
Balance, December 31, 2017	$—	$150,339,923	$150,339,923

See Notes to Consolidated Financial Statements.

BRELF II, LLC and Subsidiary

Consolidated Statements of Cash Flows

	For the Years ending December 31,
	2017	2016
Cash flows from operating activities
Net income	$12,590,696	$5,593,382
Adjustments to reconcile net income to net cash used in operations:
Changes in operating assets and liabilities:
Investments in mortgage notes receivable	(72,690,892)	(30,558,146)
Investments in real estate property	(484,300)	(140,945)
Interest and fees receivable	(30,677)	(68,138)
Accounts payable and accrued expenses	176,507	73,545
Net cash from operating activities	(60,438,666)	(25,100,302)
Cash flows from financing activities
Contributions	84,999,577	38,604,582
Contributions received in advance	3,478,983	748,250
Dividends payable	765,042	391,779
Distributions	(8,866,149)	(3,940,010)
Redemptions	(1,460,701)	(1,143,698)
Net cash from financing activities	78,916,752	34,660,903
Net change in cash	18,478,086	9,560,601
Cash and cash equivalents, beginning of year	13,419,571	3,858,970
Cash and cash equivalents, end of year	$31,897,657	$13,419,571
Supplemental schedule of noncash investing and financing activities Mortgage note receivable converted to real estate owned	$—	$686,305
Reinvested distributions	$3,724,618	$1,620,386

See Notes to Consolidated Financial Statements.

BRELF II, LLC and Subsidiary

Notes to Consolidated Financial Statements
December 31, 2017

Note 1 - Organization and business

BRELF II, LLC (the “Fund”) is a Washington limited liability company and operates under the Limited Liability Company Agreement (the “Operating Agreement”) dated February 13, 2014. The Fund will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement. Effective May 24, 2017, the Fund changed its name from Broadmark Real Estate Lending Fund II, LLC to BRELF II, LLC.

The Fund was organized as a private real estate lending company. The primary purpose of the Fund is to make short-term, first position loans secured by deeds of trust on real estate located in Colorado, Utah, Wyoming and Arizona. The Fund originates primarily commercial and single-family construction and land development loans.

The Fund’s Operating Agreement appoints Broadmark Real Estate Management II, LLC (the “Manager”) to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties.

Note 2 - Summary of significant Accounting policies

Basis of accounting

The Fund prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) using the guidance related to “Financial Services - Investment Companies” as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification Topic 946.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of BRELF II, LLC and its wholly-owned subsidiary, 3089 West 35th Avenue, LLC (the “Subsidiary”). The Subsidiary was formed to own and operate real estate acquired through foreclosure on a non-performing first trust deed loan. All intercompany accounts, balances and transactions have been eliminated in consolidation.

Cash and cash equivalents

The Fund considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Fund has a cash management sweep account repurchase agreement whereby its bank nightly sweeps cash in excess of $750,000, sells the Fund specific U.S. Government securities and then repurchases them the next day. The balance in the sweep account at December 31, 2017 was $31,172,275.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Fair value is a market-based measurement that should be determined based on the assumptions market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Valuation techniques used to measure fair value shall maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide information on an ongoing basis.

BRELF II, LLC and Subsidiary

Notes to Consolidated Financial Statements
December 31, 2017

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability. Level 2 inputs include the following:
a.	Quoted prices for similar assets or liabilities in active markets
b.	Quoted prices for identical or similar assets or liabilities in markets that are not active
c.	Inputs other than quoted prices that are observable for the asset or liability
d.	Inputs that are derived principally from or corroborated by observable market data by correlation or other means
•	Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances, which might include the reporting entity’s own data. However, market participant assumptions cannot be ignored and, accordingly, the reporting entity’s own data used to develop unobservable inputs are adjusted if information is reasonably available without undue cost and effort that indicates that market participants would use different assumptions.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. Transfers between Levels 1 and 2 generally relate to whether a market becomes active or inactive. Transfers between Levels 1 and 3 generally relate to whether, for various reasons, significant inputs become observable or unobservable. The transfer between levels is recognized as of the first day of the year. Investments classified as Level 3 in the fair value hierarchy are valued at an aggregate amount of $124,633,624 as of December 31, 2017 (82.90% of members’ equity). These values have been estimated by the Manager using third party appraisals in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, the estimated values of these investments may differ significantly from the values that would have been used had a ready market for the securities existed and the differences could be material.

Valuation of investments in mortgage notes receivable

Fair values of mortgage notes receivable are based on discounted cash flows giving consideration to interest rate risk and creditworthiness of the borrower. In addition, the Fund performs monthly credit reviews of the loan portfolio and considers current economic conditions, review of specific problem loans and other economic and industry factors, as well as the value of the underlying collateral, in determining fair value. The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 12 months and may be extended by paying additional fees. Due to the short-term maturity of the notes, fair value approximates carrying value.

The determination of the fair value of the mortgage notes requires estimates that are susceptible to significant changes in the economic environment and market conditions, as well as other factors specific to a transaction.

In connection with the determination of fair value, management obtains independent appraisals for significant collateral. Although management uses available information to determine fair value, it is possible that a material change could occur in the near term. However, the amount of the change that is possible, if any, cannot be estimated.

As discussed above, management periodically reviews the creditworthiness of the borrowers, the current status of the mortgage notes as well as the net cash value of the collateral in determining fair value. The Fund records an unrealized gain or loss when comparing the fair value to the current carrying value.

Many construction loans provide for minimum interest provisions, under which the contractual rate applies to 70% of the face amount of the note until the actual outstanding principal exceeds the minimum threshold. Interest income

BRELF II, LLC and Subsidiary

Notes to Consolidated Financial Statements
December 31, 2017

on mortgage notes is accrued and included in operating income based on contractual rates applied to the principal balance outstanding, unless there is a minimum interest provision in the promissory note. The accrual of interest is discontinued when management believes, after considering collection efforts and other factors, the amount ultimately to be collected will be insufficient to cover the additional interest payments. Interest previously accrued may be reversed at that time, and such reversal is included in interest income in the consolidated statement of operations. During the years ended December 31, 2017 and 2016, there was no reversal of interest previously accrued.

Valuation of investments in real estate properties

Real estate properties owned by the Fund are carried at fair value. Properties owned are initially recorded at the purchase price plus closing costs. Costs related to acquisition, development, construction and improvements are capitalized. At each reporting date, the fair value of real estate properties is based upon independent third-party appraisals of value.

These estimated fair values may vary significantly from the prices at which the real estate property investments would sell, since market prices of real estate investments can only be determined by negotiation between a willing buyer and seller. Although the estimated fair values represent subjective estimates, management believes these estimated fair values are reasonable approximations of market prices and the aggregate estimated value of investments in real estate is fairly presented at December 31, 2017. Since fair value measurements take into consideration the estimated effect of physical depreciation, historical cost depreciation and amortization on real estate related assets have been excluded from net investment income. The Fund records an unrealized gain or loss when comparing the fair value of investments to the current carrying value. At December 31, 2017, real estate property owned by the Fund consists of real estate acquired as a result of foreclosure proceedings on a non-performing loan.

Income taxes

The Fund and the Subsidiary are limited liability companies and are classified as partnerships for income tax purposes. The Subsidiary is considered a disregarded entity for federal income tax purposes. The Fund’s profits and losses are reportable by the members on their respective income tax returns. Accordingly, no provision for income taxes has been reflected in these consolidated financial statements.

The Fund has no unrecognized tax benefits at December 31, 2017. As the Fund was formed in 2014, all federal and state tax returns remain open for examination. Management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Fund recognizes interest and penalties associated with tax matters, if applicable, as operating expenses and includes accrued interest and penalties with the related tax liability in the consolidated statement of assets, liabilities and members’ equity.

Revenue recognition

The Fund derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Fund or the Manager. Fee income is recognized as received, and consists of the Fund’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. The most significant estimate is the valuation of mortgage notes receivable. Accordingly, actual results could differ from those estimates.

Subsequent events

The Fund has evaluated subsequent events through the date the consolidated financial statements were issued.

BRELF II, LLC and Subsidiary

Notes to Consolidated Financial Statements
December 31, 2017

Note 3 – Recent Accounting Pronouncements

In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which provides guidance regarding the presentation of certain cash receipts and cash payments in the statement of cash flows, addressing eight specific cash flow classification issues, in order to reduce existing diversity in practice. The adoption of ASC No. 2016-15 did not have a material impact on our financial position, results of operations, or cash flows.

Note 4 - Concentrations of credit risk

Financial instruments which potentially subject the Fund to concentrations of credit risk consist primarily of cash and cash equivalents and mortgage notes receivable.

The Fund maintains its cash and cash equivalents with financial institutions. At times, such amounts may exceed federally insured limits. At December 31, 2017, the uninsured cash and cash equivalents balance was approximately $31,647,657.

The Fund originates primarily short-term construction and land development loans secured by first deeds of trust, mortgages or legal title in real property. The notes are exposed to various risks, such as market or credit risks. At December 31, 2017, one borrower, through various entities, represented 12.3% of total mortgage notes receivable.

Note 5 - Mortgage notes receivable

The stated principal amount of loans receivable in the Fund’s portfolio represents the Fund’s interest in loans secured by first deeds of trust and is presented net of interest reserve and construction reserve holdbacks in the consolidated statement of assets, liabilities and members’ equity.

The interest reserve holdback represents funds withheld from the funding of certain mortgage notes receivable for the purpose of satisfying monthly interest payments over all or part of the term of the related note. Accrued interest is paid out of the interest reserve and recognized as interest income at the end of each month. The construction reserve holdback represents amounts withheld from the funding of construction loans until the Fund’s management deems construction to be sufficiently completed.

The Private Placement Memorandum (“PPM”) for the Fund includes specific criteria for mortgages qualified to be investments of the Fund, including that all notes be first position liens and that the maximum loan to value ratio be 65%, and prior to funding, all loan packages will include an appraisal by a third-party qualified appraiser. The maximum amount of a single loan may not exceed 10% and the maximum amount to a single borrower may not exceed 15% of the total assets of the Fund.

At December 31, 2017, the Fund had mortgage notes receivable (the “Notes”) outstanding of $123,322,074, which is net of interest reserves of $7,944,937 and construction reserves of $66,568,112. The Notes are recorded at their market values, which are approximate to their face amounts, and interest rates generally range from 10% to 13%. The Notes are considered to be short-term financings, with the expectation of repayment generally within 6 to 12 months. The Fund targets to collect a five percent origination fee at each initial loan closing for Notes with a 12-month term, and a one percent fee per two-month extension, of which the Manager retains 80% and 20% is remitted to the Fund.

BRELF II, LLC and Subsidiary

Notes to Consolidated Financial Statements
December 31, 2017

Note 6 – Fair value measurement

The Fund’s assets measured at fair value at December 31, 2017 have been categorized in the table below based upon the fair value hierarchy:

	Quoted prices in active markets for identical assets (Level 1)	Significant observable input (Level 2)	Significant unobservable input (Level 3)	Balance, December 31, 2017
Secured real estate loans	$—	$—	$123,322,074	$123,322,074
Real estate property	—	—	1,311,550	1,311,550
Total	$—	$—	$124,633,624	$124,633,624

Changes in assets measured at fair value using Level 3 inputs for the year ended December 31, 2017 were as follows:

Secured real estate loans
Balance, January 1, 2017	$50,631,182
Mortgage notes originated	120,283,638
Repayments collected	(47,592,746)
Balance, December 31, 2017	$123,322,074

Real estate owned
Balance, January 1, 2017	$827,250
Capitalized costs	484,300
Balance, December, 2017	$1,311,550

Changes in assets measured at fair value using Level 3 inputs for the year ended December 31, 2016 were as follows:

Secured real estate loans
Balance, January 1, 2016	$20,759,341
Mortgage notes originated	49,861,636
Repayments collected	(19,303,490)
Loan transferred to real estate owned	(686,305)
Balance, December 31, 2016	$50,631,182

Real estate property
Balance, January 1, 2016	$—
Loan transferred from real estate loans	686,305
Capitalized costs	140,945
Balance, December, 2016	$827,250

BRELF II, LLC and Subsidiary

Notes to Consolidated Financial Statements
December 31, 2017

The following table presents additional information about valuation methodologies and inputs used for investments that are measured at fair value and categorized within Level 3 as of December 31, 2017:

Quantitative information about Level 3 fair value measurements

Investments	Fair value at December 31, 2017	Valuation technique	Unobservable input	Range of inputs
Secured real estate loans	$123,322,074	Income approach	Months to maturity Market yield	.03 to 13.05 months 10% - 13%
Real estate property	1,311,550	Market approach	Net adjustment to sales price of comparables	5.5% - 21.8%
	$124,633,624

Note 7 - Members’ equity

Contributions

Pursuant to the terms of the PPM, the Fund can offer up to $250,000,000 of preferred interests in the Fund. Each dollar is considered equal to one preferred interest, with a minimum contribution amount of $100,000, subject to Manager discretion in accepting lesser amounts. After one year, interest holders may request redemptions from available cash, subject to the Manager’s sole discretion to establish reserves and to determine cash available for redemptions. All redemption requests made in any calendar quarter are paid from available cash on the first day of the subsequent quarter. The actual redemption amount will be equal to the interest value in effect at the time of the redemption payment, multiplied by the number of interests redeemed. No new mortgages will be funded until all outstanding redemption requests from the previous quarters are met, with the exception of draws on construction loans, which will be funded irrespective of outstanding redemption requests. The interest holders have the right by majority vote to replace the Manager.

Allocation of net profits and net losses

Profits and losses of the Fund are allocated among the members. Members will earn a variable yield, including a monthly preferred return of 0.5% (6.0% on an annualized basis) based on the cash flow of the Fund. The preferred return is calculated monthly based on a member’s adjusted capital contribution and is paid out of fees received and other allocable income. The preferred return is not cumulative, and the amount does not accrue. If allocable income is not sufficient to cover distributions for the preferred return in any given month, the shortfall is added to the member’s adjusted capital contribution balance, on which the minimum preferred return is calculated in future periods. In subsequent months, when income is in excess of the minimum, the amount in excess is offset against previous shortfall adjustments made to the capital contribution balances of each member. The remaining 80% of allocable income is allocated and distributed to the members. After the preferred return is paid, the Manager is paid a distribution as an incentive fee equal to 20% of the remaining allocable income. Allocable income is determined monthly, based on cash collections. The difference between allocable income reported to members and net increase in members’ equity from operations is attributable to the change in interest receivable for the year and the unrealized loss on investment in real estate property.

Distributions

The Fund makes distributions of available cash at the discretion of the Manager; however, generally the Fund makes distributions of preferred return monthly within 15 days after the last day of the previous month. Distributions, when made, are made to and among the members and Manager as follows:

(a)	First, to and among all the members any Fee Based Income (defined as 20% of the loan fee income received from origination points, late fees and renewal fees);

BRELF II, LLC and Subsidiary

Notes to Consolidated Financial Statements
December 31, 2017

(b)	Second, to and among the members the unpaid preferred return (for the current month if any, inclusive of the Fee Based Income) due to each member as of the date of distribution; and
(c)	Thereafter, as follows:
(i)	Eighty percent (80%) to the members pro rata to their percentage interest of all the members; and
(ii)	Twenty percent (20%) to the Manager.

Note 8 - Related party transactions

Certain members of the Fund are considered related parties. These members contributed approximately $165,000 during 2017, have total capital balances of $1,259,616 as of December 31, 2017, and were allocated $131,124 of income during 2017, including $11,218 recorded in accrued distributions to members as of December 31, 2017.

Note 9 - Financial highlights

Financial highlights of the Fund for the year ended December 31, 2017 and 2016 are as follows:

	2017	2016
Weighted-average net assets	$89,106,915	$37,580,777
Ratios to weighted-average net assets
Expenses	0.12%	0.16%
Net investment income	14.13%	14.88%
Total return	10.97%	11.36%

The above ratios and total return are calculated for the member class taken as a whole. The computation of such ratios and return for an individual member may vary from these ratios and return based on the timing of capital transactions.

The return is calculated based on the monthly weighted-average capital balances for the years ended December 31, 2017 and 2016.

Note 10 - Commitments and contingencies

The Fund’s commitments and contingencies include usual obligations incurred by real estate lending companies in the normal course of business. These include interest reserves and construction holdbacks as disclosed in Note 5. In the opinion of management, these matters will not have a material adverse effect on the Fund’s financial position and results of operations.

From time to time, the Company is named as a defendant in legal actions relating to transactions conducted in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.

Note 11 - Subsequent Events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Manager, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management III, LLC, Broadmark Real Estate Management IV, LLC, PBRELF I, LLC, BRELF III, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

BRELF III, LLC

Balance Sheets (unaudited)

	As of June 30, 2019	As of December 31, 2018
Assets

Cash and cash equivalents	$7,447,783	$4,124,069
Mortgage notes receivable, net	13,800,445	7,539,360
Interest and fees receivable	17,981	5,248
Investment in real estate property, net	—	—
Other receivables	43,750	—
Total assets	$21,309,959	$11,668,677

Liabilities and Members’ Equity

Accounts payable and accrued expenses	$93,801	$134,937
Dividends payable	169,899	103,097
Contributions received in advance	2,275,000	70,000
Total liabilities	2,538,700	308,034
Commitments and contingencies (Note 8)
Members’ equity
Preferred Units - Preferred units (voting) 188,572 and 114,506 units issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	18,857,191	11,450,642
Common units, $0 par value, 1 unit authorized; 1 unit issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Accumulated deficit	(85,932)	(89,999)
Members’ equity	18,771,259	11,360,643
Total liabilities and members’ equity	$21,309,959	$11,668,677

See Notes to Financial Statements.

BRELF III, LLC

Statement of Income (unaudited)

	Six months ended June 30, 2019	January 24 (date of inception) through June 30, 2018
Revenue
Interest income	$918,240	$101,507
Fee income	96,621	34,180
Total revenue	1,014,861	135,687
Expense
Professional fees	66,131	4,062
Other	16,250	—
Total expenses	82,381	4,062
Net income	$932,480	$131,625

See Notes to Financial Statements.

BRELF III, LLC

Statement of Changes in Members’ Equity (unaudited)
For the six months ended June 30, 2019 and January 24 (date of inception) through June 30, 2018

	Manager	Members	Total
Balance, January 24, 2018	$—	$—	$—
Contributions
Cash		4,530,000	4,530,000
Reinvestments		41,297	41,297
Net income		131,625	131,625
Incentive fee allocation to manager	6,539	(6,539)	—
Distributions	(6,539)	(120,338)	(126,877)
Balance, June 30, 2018	$—	$4,576,045	$4,576,045
	Common Units		Preferred Units (voting)		Accumulated deficit	Total
	Units	Amount	Units	Amount
Balance, December 31, 2018	1	$—	114,506	$11,450,642	$(89,999)	$11,360,643
Contributions
Cash			71,716	7,171,573	—	7,171,573
Reinvestments			3,440	343,963	—	343,963
Net income				—	932,480	932,480
Incentive fee allocation to manager				—	(95,521)	(95,521)
Distributions				—	(832,892)	(832,892)
Redemptions			(1,090)	(108,987)	—	(108,987)
Balance, June 30, 2019	1	$—	188,572	$18,857,191	$(85,932)	$18,771,259

See Notes to Financial Statements.

BRELF III, LLC

Statement of Cash Flows (unaudited)

	Six months ended June 30, 2019	January 24 (date of inception) through June 30, 2018
Cash flows from operating Activities
Net Income	$932,480	$131,625
Adjustments to reconcile net income to net cash used in operations:
Changes in operating assets and liabilities:
Interest and fees receivable	(12,733)	(3,052)
Other receivables	(43,750)	—
Accounts payable and accrued expenses	(41,136)	5,884
Net cash from operating activities	834,861	134,457
Cash flows from investing activities
Investments in mortgage notes receivable	(6,261,085)	(2,284,087)
Net cash used in investing activities	(6,261,085)	(2,284,087)
Cash flows from financing activities
Contributions	7,171,573	4,530,000
Contributions received in advance	2,205,000	500,000
Dividends payable, net	66,802	41,854
Distributions	(584,450)	(85,580)
Redemptions	(108,987)	—
Net cash from financing activities	8,749,938	4,986,274
Net change in cash	3,323,714	2,836,644
Cash and cash equivalents, beginning of period	4,124,069	—
Cash and cash equivalents, end of period	$7,447,783	$2,836,644
Supplemental disclosure of non cash investing and financing activities
Reinvested distributions	$343,963	$41,297

See Notes to Financial Statements.

BRELF III, LLC

Notes to Financial Statements

Note 1 - Organization and business

BRELF III, LLC (the “Company”) is a Washington limited liability company formed on January 24, 2018 and operates under the Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) dated October 1, 2018. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement. Effective January 1, 2019, the Company elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

The Company is a private real estate lending company that originates primarily commercial and single-family construction and land development mortgages secured by real estate. The primary purpose of the Company is to make short-term, first position construction and development loans secured by deeds of trust on real estate located exclusively in the in Georgia, North Carolina, South Carolina, Tennessee and Florida.

The Company has an agreement with Broadmark Real Estate Management III, LLC (the “Manager”) to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The Manager is the common unit holder and functions as managing member of the Company. The Company derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Company or the Manager. Fee income is recognized as received, and consists of the Company’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms.

Note 2 - Summary of significant Accounting policies

Basis of accounting

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) using the guidance related to “Financial Services – Investment Companies” as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification Topic 946. Effective with the REIT election on January 1, 2019, ASC 946 no longer applied to the Company. This change resulted in different presentations of the basic financial statements from the Company’s previously issued financial statements, as well as significant revisions of the financial statement disclosures in order to conform to GAAP. However, the change in the application of GAAP did not result in any changes to the Company’s opening members’ equity as of January 1, 2019.

Subsequent events

The Company has evaluated subsequent events through the date the financial statements were issued.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company has a cash management sweep account repurchase agreement whereby its bank nightly sweeps cash in excess of $750,000, sells the Company specific U.S. Government securities and then repurchases them the next day. The balance in the sweep account at June 30, 2019 and December 31, 2018, was $7,175,138 and $3,873,134, respectively.

Mortgage notes receivable

Mortgage notes receivable are held for investment purpose, anticipated to be held until maturity and are carried at cost, net of unfunded commitments and allowance for loan losses. Mortgage notes receivable that are deemed to be impaired are carried at amortized cost less a specific allowance for loan losses.

BRELF III, LLC

Notes to Financial Statements

The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 18 months and may be extended by paying additional fees.

Many construction loans provide for minimum interest provisions, under which the contractual rate applies to 70% of the face amount of the note until the actual outstanding principal exceeds the minimum threshold. Interest income on mortgage notes is accrued and included in operating income based on contractual rates applied to the principal balance outstanding, unless there is a minimum interest provision in the promissory note. Income recognition is suspended when a loan is designated non-performing and resumes only when the suspended loan becomes contractually current and performance is demonstrated to have resumed.

The Company collects loan origination fees in conjunction with origination. The Company does not defer origination fees or costs and, rather, records origination fees and costs at the time or origination due to the short-term nature of the loans, the difference is not considered significant.

Loans Held for Investment

Loans held for investment are reported at the principal amount outstanding. Interest on performing loans is accrued and recognized as interest income at the contractual rate of interest, or at the contractual rate of monthly minimum interest. All loans are held for investment, and the intent is always to hold the loan to maturity. The Company rarely sells a note and does not originate a note with the intent to sell the note.

Allowance for loan losses

The allowance for loan losses reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The allowance is increased or decreased through the loan loss provision or recovery on the Company’s statement of income and is decreased by charge-offs when losses are confirmed through the receipt of assets, such as in a pre-foreclosure sale or upon ownership control of the underlying collateral in full satisfaction of the loan upon foreclosure or when significant collection efforts have ceased. The allowance for loan losses is determined on an asset-specific basis.

The asset-specific reserve relates to reserves for losses on individual impaired loans. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms if the loan agreement. This assessment is made on an individual basis month based on such factors as payment status, lien position, borrower financial resources and investment collateral, collateral type, project economics and geographical location as well as national and regional economic factors. A reserve is established for an impaired loan when the present value of payments expected to be received, observable market prices or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) is lower than the carrying value of that loan.

For collateral-dependent impaired loans, the company records an estimated allowance of 10% of the outstanding principal at the time the note is put into default. Valuations are performed or obtained at the time a loan is determined to be impaired and designated non-performing, and they are updated if circumstances indicate that a significant change in value has occurred. The Manager generally will obtain external “as is” appraisals for loan collateral to estimate the fair value of the collateral for such loans.

The Company designates non-performing loans at such time as (i) the borrower fails to make the required monthly interest-only loan payments; (ii) the loan has a maturity default; or (iii) in the opinion of the Manager, it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan. Loans are charged off to the allowance for loan losses when the contractual amount is no longer realizable.

Real estate properties

Investments in real estate properties consists of real estate acquired in settlement of loans. Real estate acquired through foreclosure is recorded at fair market value at the time of foreclosure, which generally approximates the carrying value of the loan secured by such property. All other real estate acquisitions are recorded at cost. All costs related to acquisition, development, construction and improvements, including repairs, maintenance and legal costs are capitalized and subsequently measured for impairment.

BRELF III, LLC

Notes to Financial Statements

Income taxes

The Company operates and has elected to be taxed as a REIT commencing with its conversion to a REIT effective January 1, 2019. Accordingly, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that the Company makes qualifying distributions to members, and provided that the Company satisfies, on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and unit ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which the Company lost its REIT qualification. Accordingly, the failure to qualify as a REIT could have a material adverse impact on the Company’s results of operations and amounts available for distribution to members.

As a REIT, if the Company fails to distribute in any calendar year (subject to specific timing rules for certain dividends paid in January) at least the sum of (i) 85% of its ordinary income for such year; (ii) 95% of its capital gain net income for such year; and (iii) any undistributed taxable income from the prior year, the Company would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which the Company has paid corporate income tax.

The dividend-paid deduction for qualifying dividends paid to members is computed using the Company’s taxable income as opposed to net income reported in the Statement of Income. Taxable income, generally, will differ from income reported in the Statement of Income because the determination of taxable income is based on tax regulations and GAAP.

For the period from January 1, 2019 through June 30, 2019, the Company was in compliance with all REIT qualification and distribution requirements.

The subsidiaries are limited liability companies and are classified as partnerships for income tax purposes. The Subsidiaries are considered disregarded entities for federal income tax purposes.

The Company has no unrecognized tax benefits at June 30, 2019. Management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters, if applicable, as operating expenses and includes accrued interest and penalties with the related tax liability in the balance sheet.

Revenue recognition

The Company derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Company or the Manager. Fee income is recognized as received, and consists of the Company’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms.

BRELF III, LLC

Notes to Financial Statements

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Fair value is a market-based measurement that should be determined based on the assumptions market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Valuation techniques used to measure fair value shall maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 – Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible while also considering counterparty credit risk in the assessment of fair value.

Note 3 - Recent Accounting Pronouncements

In June 2016, FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), and in 2019 issued ASU 2019-04, which provides codification improvements, and ASU 2019-05, which provides targeted transition relief for entities adopting ASU 2016-13. The guidance replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held-to maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in certain leases recognized by a lessor. In addition, the amendments in this Update require credit losses be presented as an allowance rather than as a write-down on available-for-sale debt securities. The Company has formed a CECL committee that is assessing data and system needs in order to evaluate the impact of adopting the new guidance. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective. At this time, the impact is being evaluated.

Note 4 - Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and mortgage notes receivable.

The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits. At June 30, 2019 and December 31, 2018, the uninsured cash and cash equivalents balance was approximately $7,197,783 and $3,874,069, respectively.

The Company’s investments are in originated short-term mortgage notes secured by first deeds of trust, mortgages or legal title in real property in Georgia, North Carolina, South Carolina, Tennessee, and Florida. The investments are exposed to various risks, such as market or credit risks.

BRELF III, LLC

Notes to Financial Statements

Note 5 - Mortgage notes receivable

The stated principal amount of loans receivable in the Company’s portfolio represents the Company’s interest in loans secured by first deeds of trust and is presented net of interest reserve and construction reserve holdbacks in the statement of assets, liabilities and members’ equity.

The interest reserve holdback represents funds withheld from the funding of certain mortgage notes receivable for the purpose of satisfying monthly interest payments over all or part of the term of the related note. Accrued interest is paid out of the interest reserve and recognized as interest income at the end of each month. The construction reserve holdback represents amounts withheld from the funding of construction loans until the Company’s management deems construction to be sufficiently completed.

The Private Placement Memorandum (“PPM”) for the Company includes specific criteria for mortgages qualified to be investments of the Company, including that all notes be first position liens and that the maximum loan to value ratio be 65%, and prior to funding, all loan packages will include an appraisal by a qualified third-party appraiser. The maximum amount of a single loan may not exceed 10% and the maximum amount to a single borrower may not exceed 15% of the total assets of the Company.

The Notes are recorded at their market values, which are approximate to their face amounts, and interest rates generally range from 12% to 12.5%.

A summary of information pertaining to mortgage notes receivable at June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
Total loan commitments	$22,563,016	$15,866,252
Construction holdbacks	8,277,710	8,068,378
Interest reserves	484,861	258,514
Allowance for loan losses	—	—
Total mortgage notes receivable	$13,800,445	$7,539,360

The Notes are considered to be short-term financings, with the expectation of repayment generally within 6 to 12 months. The Company targets to collect a five percent origination fee at each initial loan closing for Notes with a 12-month term, and a one percent fee per two-month extension, of which the Company retains 20% and 80% is remitted to the Manager.

Defaulted notes

All loans require monthly interest only payments. Most loans are structured with an interest reserve holdback that covers the interest payments for most of the initial term of the loan. Once the interest reserve is depleted, borrowers are expected to make their monthly interest payment within 10 days of month end.

Loans can be placed in default status if an interest payment is more than 30 days past due; if a note matures and the borrower fails to extend; or if the collateral becomes impaired in such a way that the ultimate collection of the note is doubtful. A loan can be removed from default status if the late interest payments are brought current; if the borrower complies with appropriate re-underwriting to extend the note; or if additional collateral is provided for the note to provide cash flow or bring the loan to collateral value ratio below 65%.

Non-accrual on defaulted loans

No interest income is reported on notes that are in default, unless the interest is paid. At June 30, 2019 and December 31, 2018 no loans were in default.

Note 6 - Members’ equity

Pursuant to the terms of the PPM, the Fund can offer up to $250,000,000 of membership interests in the Fund. Each dollar is considered equal to one membership unit, with a minimum contribution amount of $100,000, subject to Manager discretion in accepting lesser amounts. Effective with the Company’s REIT election on January 1, 2019,

BRELF III, LLC

Notes to Financial Statements

preferred units were exchanged at a 1:100 ratio. The Manager is the sole common unit holder of the Company. After one year, preferred unit holders may request redemptions, subject to the Manager’s sole discretion to establish reserves and to determine cash available for redemptions. All redemption requests made in any calendar quarter are paid out on the first day of the subsequent quarter. The actual redemption amount will be equal to the unit value in effect at the time of the redemption payment, multiplied by the number of units redeemed by the member. No new mortgages will be funded until all outstanding redemption requests from the previous quarters are met, with the exception of draws on construction loans, which will be funded irrespective of outstanding redemption requests. The preferred unit holders have the right by majority vote to replace the Manager.

Preferred unit holders are expected to receive a monthly preferred return, per preferred unit held, determined as of the date the distribution of the preferred return is declared. The preferred return is paid out of the fees and other income received. The preferred return in not guaranteed and is only paid monthly to the extent earned by the Company.

The Company makes distributions of available cash at the discretion of the Manager; however, generally the Company makes distributions of preferred return monthly within 15 days after the last day of the previous month. Distributions, when made, are made to and among the members and Manager as follows:

(a)	First, to and among all the members any fee based income (defined as 20% of the loan fee income received from origination points, late fees and renewal fees);
(b)	Second, to and among the members, pro rata in accordance with their preferred units, the unpaid preferred return (for the current month if any, inclusive of the Fee Based Income) due to each member as of the date of distribution; and
(c)	Thereafter, after deducting expenses, the distribution is as follows:
(i)	Eighty percent (80%) to the members pro rata; and
(ii)	Twenty percent (20%) to the Manager.

Note 7 - Related party transactions

Certain members of the Company are considered related parties.

A summary of information pertaining to member related parties at June 30, 2019 and December 31, 2018:

	As of June 30, 2019	As of December 31, 2018
Capital balances	$701,717	$674,561
Dividends payable	6,322	6,074
	Six months ended
	June 30, 2019	June 30, 2018
Contributions, net	$27,156	$433,303
Redemptions	—	—
Income allocated	38,586	15,030

Related parties include PBRELF I, LLC, BRELF II, LLC, BRELF IV, LLC, the related respective management companies and Broadmark Capital, LLC. Amounts payable and receivable to these other related parties were immaterial at June 30, 2019 and December 31, 2018.

BRELF III, LLC

Notes to Financial Statements

Note 8 - Commitments and contingencies

The Company’s commitments and contingencies include usual obligations incurred by real estate companies in the normal course of business. These include interest reserves and construction holdbacks as disclosed in Note 5. In the opinion of management, these matters will not have a material adverse effect on the Company’s financial position and results of operations.

Note 9 - Fair value measurements

Fair value of financial instruments

For certain of the Company’s financial instruments, including cash equivalents, interest and fees receivable, other receivables, accounts payable, and accrued expenses, which are classified under Level 1 within the fair value hierarchy, the carrying amounts approximate fair value due to their short term maturities.

For mortgage notes receivable, which are classified under Level 3 within the fair value hierarchy, fair values are based on discounted cash flows considering interest rate risk and creditworthiness of the borrower. In addition, the Company performs monthly credit reviews of the loan portfolio and considers current economic conditions, review of specific problem loans and other economic and industry factors, as well as the value of the underlying collateral, in determining fair value. The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 18 months and may be extended by paying additional fees. Due to the short-term maturity of the notes, fair value approximates carrying value.

Note 10 - Subsequent events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Manager, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management IV, LLC, PBRELF I, LLC, BRELF II, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

BRELF III, LLC

Report of Independent Registered Public Accounting Firm

To the Members and the board of directors of
BRELF III, LLC

Opinion on the Financial Statements

We have audited the accompanying statement of assets, liabilities and members' equity and condensed schedule of investments of BRELF III, LLC (the “Company”) as of December 31, 2018, the related statements of operations, changes in members' equity and cash flows for the period from January 24, 2018 (date of inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from January 24, 2018 (date of inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Moss Adams LLP

Everett, Washington
August 9, 2019

We have served as the Company’s auditor since 2019.

BRELF III, LLC

Statement of Assets, Liabilities and Members’ Equity
December 31, 2018

Assets
Cash and cash equivalents	$4,124,069
Investment in mortgage notes receivable (cost $7,539,360)	7,539,360
Interest and fees receivable	5,248
Total	$11,668,677

Liabilities and Members’ Equity
Liabilities
Accounts payable and accrued expenses	$134,937
Dividends payable	103,097
Contributions received in advance	70,000
Total liabilities	$308,034
Commitments and contingencies (Note 11)
Preferred Units - Preferred units (voting) 114,506 units outstanding as of December 31, 2018	11,450,642
Common units - $0 par value, 1 unit authorized; 1 unit issued and outstanding as of December 31, 2018	—
Accumulated Deficit	(89,999)
Members’ equity	11,360,643
Total liabilities and members’ equity	$11,668,677

See Notes to Financial Statements.

BRELF III, LLC

Condensed Schedule of Investments
December 31, 2018

Investments	Cost	Fair value	% of members’ equity
Investment in mortgage notes receivable
United States
Secured real estate loan concentrations
Borrower 1
Loan No. G2018-031 - maturity date of 3/1/2019, interest rate of 12.00%	$1,296,778	$1,296,778	11.41%
Borrower 2
Loan No. G2018-005 - maturity date of 4/1/2019, interest rate of 12.00%	1,230,863	1,230,863	10.83%
Borrower 3
Loan No. G2018-008 - maturity date of 2/1/2019, interest rate of 12.00%	322,452	322,452	2.84%
Loan No. G2018-009 - maturity date of 3/1/2019, interest rate of 12.00%	285,325	285,325	2.51%
Loan No. G2018-014 - maturity date of 4/1/2019, interest rate of 12.00%	194,998	194,998	1.72%
Loan No. G2018-016 - maturity date of 4/1/2019, interest rate of 12.00%	96,691	96,691	0.85%
Loan No. G2018-023 - maturity date of 5/1/2019, interest rate of 12.00%	76,822	76,822	0.68%
Loan No. G2018-025 - maturity date of 6/1/2019, interest rate of 12.50%	96,887	96,887	0.85%
Loan No. G2018-027 - maturity date of 7/1/2019, interest rate of 12.00%	41,920	41,920	0.37%
Loan No. G2018-028 - maturity date of 7/1/2019, interest rate of 12.00%	28,036	28,036	0.25%
Total	$1,143,131	$1,143,131	10.07%
Borrower 4
Loan No. G2018-002 - maturity date of 2/1/2019, interest rate of 12.00%	394,350	394,350	3.47%
Loan No. G2018-003 - maturity date of 2/1/2019, interest rate of 12.00%	365,732	365,732	3.22%
Loan No. G2018-004 - maturity date of 2/1/2019, interest rate of 12.00%	317,982	317,982	2.80%
Total	$1,078,064	$1,078,064	9.49%
Borrower 5
Loan No. G2018-001 - maturity date of 4/1/2019, interest rate of 12.00%	685,626	685,626	6.04%
Other secured real estate loans - maturity dates from 3/1/2019 to 7/1/2019, interest rates ranging from 12.00% to 12.50%	2,104,898	2,104,898	18.53%
Total investment in mortgage loans receivable	$7,539,360	$7,539,360	66.37%

See Notes to Financial Statements.

BRELF III, LLC

Statement of Operations
January 24, 2018 (date of inception) through December 31, 2018

Investment income
Interest income	$549,961
Fee income	103,764
Total investment income	$653,725
Expense
Other	17,112
Total expenses	$17,112
Net investment income before provision for income taxes	636,613
Provision for income taxes	90,000
Net income	$546,613

See Notes to Financial Statements.

BRELF III, LLC

Statement of Changes in Members’ Equity
January 24, 2018 (date of inception) through December 31, 2018

	Common Units		Preferred Units (voting)		Accumulated Deficit	Total
	Units	Amount	Units	Amount
Balance, January 1, 2018	—	$—	—	$—	$—	$—
Contributions
Cash		—	11,252,500	11,252,500	—	11,252,500
Reinvestments		—	198,142	198,142	—	198,142
Net income		—		—	546,613	546,613
Incentive fee allocation to manager	1	—		—	(60,290)	(60,290)
Distributions		—		—	(576,322)	(576,322)
Redemptions		—		—	—	—
REIT conversion, net		—	(11,336,136)		—	—
Balance, December 31, 2018	1	$—	114,506	$11,450,642	$(89,999)	$11,360,643

See Notes to Financial Statements.

BRELF III, LLC

Statement of Cash Flows
January 24, 2018 (date of inception) through December 31, 2018

Cash flows from operating activities
Net income	$546,613
Adjustments to reconcile net income to net cash used in operations:
Changes in operating assets and liabilities:
Investments in mortgage notes receivable	(7,539,360)
Investments in real estate property	(5,248)
Interest and fees receivable	21,485
Accounts payable, income tax payable and accrued expenses	90,000
Net cash used in operating activities	(6,886,510)
Cash flows from financing activities
Contributions	11,252,500
Contributions received in advance	70,000
Dividends payable	103,097
Distributions	(438,470)
Net cash provided by financing activities	10,987,127
Net change in cash	4,100,617
Cash and cash equivalents, beginning of year	—
Cash and cash equivalents, end of year	$4,100,617
Supplemental schedule of noncash investing and financing activities
Reinvested distributions	$198,142

See Notes to Financial Statements.

BRELF III, LLC
Notes to Financial StatementsDecember 31, 2018

Note 1 - Organization and business

BRELF III, LLC (the “Fund”) is a Washington limited liability company formed on January 24, 2018 and operates under the Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) dated October 1, 2018. The Fund will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement.

The Fund was organized to serve as an investment vehicle for the pooling of investments made on behalf of its members. The primary purpose of the Fund is to make short-term, first position single-family construction and land development mortgages secured by deeds of trust on real estate located in Georgia, North Carolina, South Carolina, Tennessee and Florida.

The Fund has an agreement with Broadmark Real Estate Management III, LLC (the “Manager”) to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The Manager is the common unit holder and functions as the manager of the Fund. The Fund derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Fund or the Manager. Fee income is recognized as received, and consists of the Fund’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who underwrites and services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms.

Note 2 - Summary of significant Accounting policies

Basis of accounting

The Fund prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) using the guidance related to “Financial Services Investment Companies” as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification Topic 946.

Cash and cash equivalents

The Fund considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Fund has a cash management sweep account repurchase agreement whereby its bank nightly sweeps cash in excess of $750,000, sells the Fund specific U.S. Government securities and then repurchases them the next day. The balance in the sweep account at December 31, 2018 was $3,873,134.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Fair value is a market-based measurement that should be determined based on the assumptions market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Valuation techniques used to measure fair value shall maximize the use of observable inputs and minimize the use of unobservable inputs.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide information on an ongoing basis.

BRELF III, LLC

Notes to Financial Statements
December 31, 2018

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability. Level 2 inputs include the following:
a)	Quoted prices for similar assets or liabilities in active markets
b)	Quoted prices for identical or similar assets or liabilities in markets that are not active
c)	Inputs other than quoted prices that are observable for the asset or liability
d)	Inputs that are derived principally from or corroborated by observable market data by correlation or other means
•	Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances, which might include the reporting entity’s own data. However, market participant assumptions cannot be ignored and, accordingly, the reporting entity’s own data used to develop unobservable inputs are adjusted if information is reasonably available without undue cost and effort that indicates that market participants would use different assumptions.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. Transfers between Levels 1 and 2 generally relate to whether a market becomes active or inactive. Transfers between Levels 1 and 3 generally relate to whether, for various reasons, significant inputs become observable or unobservable. The transfer between levels is recognized as of the first day of the year. Investments classified as Level 3 in the fair value hierarchy are valued at an aggregate amount of $7,539,360 as of December 31, 2018 (66.37% of members’ equity). These values have been estimated by the Manager in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, the estimated values of these investments may differ significantly from the values that would have been used had a ready market for the securities existed and the differences could be material.

Valuation of investments in mortgage notes receivable

Fair values of mortgage notes receivable are based on discounted cash flows giving consideration to interest rate risk and creditworthiness of the borrower. In addition, the Fund performs monthly credit reviews of the loan portfolio and considers current economic conditions, review of specific problem loans and other economic and industry factors, as well as the value of the underlying collateral, in determining fair value. The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 12 months and may be extended by paying additional fees. Due to the short-term maturity of the notes, fair value approximates carrying value.

The determination of the fair value of the mortgage notes requires estimates that are susceptible to significant changes in the economic environment and market conditions, as well as other factors specific to a transaction.

In connection with the determination of fair value, management obtains independent appraisals for significant collateral. Although management uses available information to determine fair value, it is possible that a material change could occur in the near term. However, the amount of the change that is possible, if any, cannot be estimated.

As discussed above, management periodically reviews the creditworthiness of the borrowers, the current status of the mortgage notes as well as the net cash value of the collateral in determining fair value.

The Fund records an unrealized gain or loss when comparing the fair value to the current carrying value.

Many construction loans provide for minimum interest provisions, under which the contractual rate applies to 70% of the face amount of the note until the actual outstanding principal exceeds the minimum threshold. Interest income on mortgage notes is accrued and included in operating income based on contractual rates applied to the principal

BRELF III, LLC

Notes to Financial Statements
December 31, 2018

balance outstanding, unless there is a minimum interest provision in the promissory note. The accrual of interest is discontinued when management believes, after considering collection efforts and other factors, the amount ultimately to be collected will be insufficient to cover the additional interest payments. Interest previously accrued may be reversed at that time, and such reversal is included in interest income in the statement of operations. During the period from January 24, 2018 (date of inception) through December 31, 2018, there was no reversal of interest previously accrued.

Income taxes

The Fund is a limited liability company that was classified as a partnership for income tax purposes for the period from January 24, 2018 (date of inception) to September 30, 2018. The Fund’s profits and losses were reportable by the members on their respective income tax returns. The Fund elected to be taxed as a “C” corporation as of October 1, 2018 and for the taxable period from October 1, 2018 through December 31, 2018. Accordingly, the Fund accounts for income taxes pursuant to the asset and liability method, which requires deferred tax assets and liabilities be computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the year plus or minus the change during the year in deferred tax assets and liabilities.

The Fund has no unrecognized tax benefits at December 31, 2018. As the Fund was formed in 2018, all federal and state tax returns remain open for examination. Management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Fund recognizes interest and penalties associated with tax matters, if applicable, as operating expenses and includes accrued interest and penalties with the related tax liability in the statement of assets, liabilities and members’ equity.

Revenue recognition

The Fund derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Fund or the Manager. Fee income is recognized as received, and consists of the Fund’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms. The Fund targets to collect a five percent origination fee at each initial loan closing for Notes with a 12-month term, and a one percent fee per two-month extension, of which the Manager retains 80% and 20% is remitted to the Fund.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. The most significant estimate is the valuation of mortgage loans receivable. Accordingly, actual results could differ from those estimates.

Subsequent events

The Fund has evaluated subsequent events through the date the financial statements were issued.

Note 3 - Recent Accounting Pronouncements

In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which provides guidance regarding the presentation of certain cash receipts and cash payments in the statement of cash flows, addressing eight specific cash flow classification issues, in order to reduce existing diversity in practice. The adoption of ASC No. 2016-15 did not have a material impact on our financial position, results of operations, or cash flows.

BRELF III, LLC

Notes to Financial Statements
December 31, 2018

Note 4 - Concentrations of credit risk

Financial instruments which potentially subject the Fund to concentrations of credit risk consist primarily of cash and cash equivalents and mortgage notes receivable.

The Fund maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits. At December 31, 2018, the uninsured cash and cash equivalents balance was approximately $3,874,069.

The Fund originates primarily short-term mortgage notes consisting of commercial and single-family construction and land development loans secured by first deeds of trust, mortgages or legal title in real property. The notes are exposed to various risks, such as market or credit risks. At December 31, 2018, eight borrowers, through various entities, represented approximately 84% of total mortgage notes receivable.

Note 5 - Investments in mortgage notes receivable

The stated principal amount of loans receivable in the Fund’s portfolio represents the Fund’s interest in loans secured by first deeds of trust and is presented net of interest reserve and construction reserve holdbacks in the statement of assets, liabilities and members’ equity.

The interest reserve holdback represents funds withheld from the funding of certain mortgage notes receivable for the purpose of satisfying monthly interest payments over all or part of the term of the related note. Accrued interest is paid out of the interest reserve and recognized as interest income at the end of each month. The construction reserve holdback represents amounts withheld from the funding of construction loans until the Fund’s management deems construction to be sufficiently completed.

The Private Placement Memorandum (“PPM”) for the Fund includes specific criteria for mortgages qualified to be investments of the Fund, including that all notes be first position liens and that the maximum loan to value ratio be 65%, and prior to funding, all loan packages will include an appraisal by a qualified third-party appraiser. The maximum amount of a single loan may not exceed 10% and the maximum amount to a single borrower may not exceed 15% of the total assets of the Fund.

At December 31, 2018, the Fund had mortgage notes receivable (the “Notes”) outstanding of $7,539,360 which is net of interest reserve holdbacks of $258,514 and construction reserve holdbacks of $8,068,378. The Notes are recorded at their market values, which are approximate to their face amounts, and interest rates generally range from 12% to 12.5%. The Notes are considered to be short-term financings, with the expectation of repayment generally within 6 to 12 months.

Note 6 - Fair value measurement

The Fund’s assets measured at fair value at December 31, 2018 have been categorized in the following table based upon the fair value hierarchy:

	Quoted prices in active markets for identical assets (Level 1)	Significant observable input (Level 2)	Significant unobservable input (Level 3)	Balance, December 31, 2018
Secured real estate loans	$—	$—	$7,539,360	$7,539,360

Changes in assets measured at fair value using Level 3 inputs for the year ended December 31, 2018 were as follows:

Secured real estate loans
Mortgage notes originated	$7,829,360
Repayments collected	(290,000)
Balance, December 31, 2018	$7,539,360

BRELF III, LLC

Notes to Financial Statements
December 31, 2018

The following table presents additional information about valuation methodologies and inputs used for investments that are measured at fair value and categorized within Level 3 as of December 31, 2018:

Quantitative information about Level 3 fair value measurements

Investments	Fair value at December 31, 2018	Valuation technique	Unobservable input	Range of inputs
Secured real estate loans	$7,539,360	Income approach	Months to maturity Market yield	1.07 to 8.13 months
				12% - 12.5%

Note 7 - Members’ equity

Contributions

Pursuant to the terms of the PPM, as amended in September 2018, the Fund can offer up to $250,000,000 of membership interests in the Fund with a minimum contribution amount of $100,000, subject to Manager discretion in accepting lesser amounts. Pursuant to the Fund’s Operating Agreement, as amended on October 1, 2018, preferred units were exchanged at a 1:100 ratio. As of December 31, 2018, there were 114,506 preferred units and one common unit issued and outstanding. The Manager is the sole common unit holder of the Fund. After one year, preferred unit holders may request redemptions from available cash, subject to the applicable gate and Manager’s sole discretion to establish reserves and to determine cash available for redemptions. All redemption requests made in any calendar quarter are due to be paid from available cash on the first day of the subsequent quarter. The actual redemption amount will be equal to the unit value in effect at the time of the redemption payment, multiplied by the number of units redeemed by the member. No new mortgages will be funded until all outstanding redemption requests from the previous quarters are met, with the exception of draws on construction loans, which will be funded irrespective of outstanding redemption requests. The preferred unit holders have the right by majority vote to replace the Manager.

Allocation of net profits and net losses

Profits and losses of the Fund are allocated among the members. Members will earn a variable yield, including a monthly preferred return of 0.5% (6.0% on an annualized basis) based on the cash flow of the Fund. The preferred return is calculated monthly based on a member’s adjusted capital contribution and is paid out of fees received and other allocable income. The preferred return is not cumulative, and the amount does not accrue. If allocable income is not sufficient to cover distributions for the preferred return in any given month, the shortfall is added to the member’s adjusted capital contribution balance, on which the minimum preferred return is calculated in future periods. In subsequent months, when income is in excess of the minimum, the amount in excess is offset against previous shortfall adjustments made to the capital contribution balances of each member. The remaining 80% of allocable income is allocated and distributed to the members. After the preferred return is paid, the Manager is paid a distribution as an incentive fee equal to 20% of the remaining allocable income.

Allocable income is determined monthly, based on cash collections. The difference between allocable income reported to members and net increase in members’ equity from operations is attributable to the change in interest receivable for the year and the unrealized loss on investment in real estate property.

Distributions

The Fund makes distributions of available cash at the discretion of the Manager; however, generally the Fund makes distributions of preferred return monthly within 15 days after the last day of the previous month. Distributions, when made, are made to and among the members and Manager as follows:

(a)	First, to and among all the members any fee based income (defined as 20% of the loan fee income received from origination points, late fees and renewal fees);
(b)	Second, to and among the members the unpaid preferred return (for the current month if any, inclusive of the Fee Based Income) due to each member as of the date of distribution; and

BRELF III, LLC

Notes to Financial Statements
December 31, 2018

(c)	Thereafter, as follows:
(i)	Eighty percent (80%) to the preferred unit holders pro rata; and
(ii)	Twenty percent (20%) to the common unit holder.

Note 8 - Related party transactions

Certain members of the Company are considered related parties. During 2018, these members had net contributions of approximately $674,561 and redeemed $0. These members have total capital balances of $674,561 as of December 31, 2018, and were allocated $42,306 of income during 2018, including $6,074 recorded in dividends payable as of December 31, 2018.

Note 9 - Income taxes

For the period from October 1, 2018 through December 31, 2018, the provision for income taxes consisted of the following:

Current	$90,000
Deferred	—
Total	$90,000

At December 31, 2018, deferred income taxes were not material to the Fund’s financial statements and, accordingly, were not recorded.

Note 10 - Financial highlights

Financial highlights of the Fund for the year period from January 24, 2018 (date of inception) through December 31, 2018 are as follows:

Weighted-average net assets	$4,261,900
Ratios to weighted-average net assets
Expenses	2.74%
Net investment income	13.99%
Total return	9.85%

The above ratios and total return are calculated for the member class taken as a whole. The computation of such ratios and return for an individual investor may vary from these ratios and return based on the timing of capital transactions. As the Fund was formed on January 24, 2018, the expense and net investment income ratios have been annualized. Total return has not been annualized. The return is calculated based on the monthly weighted-average capital balances for the period January 24, 2018 (date of inception) through December 31, 2018.

Note 11 - Commitments and contingencies

The Fund’s commitments and contingencies include usual obligations incurred by real estate investment companies in the normal course of business. These include interest reserves and construction holdbacks as disclosed in Note 5. In the opinion of management, these matters will not have a material adverse effect on the Fund’s financial position and results of operations.

From time to time, the Company is named as a defendant in legal actions relating to transactions conducted in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.

BRELF III, LLC

Notes to Financial Statements
December 31, 2018

Note 12 - Subsequent events

Effective on January 1, 2019, the Fund elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Manager, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management IV, LLC, PBRELF I, LLC, BRELF II, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

BRELF IV, LLC

Balance Sheet (unaudited)

As of June 30, 2019
Assets
Cash and cash equivalents	$803,290
Mortgage notes receivable, net	1,744,857
Interest and fees receivable	546
Total assets	$2,548,693

Liabilities and Members’ Equity
Liabilities
Accounts payable and accrued expenses	$1,052
Dividends payable	16,360
Contributions received in advance	100,000
Total liabilities	117,412
Commitments and contingencies (Note 7)
Members’ equity
Preferred Units - Preferred units (voting) 242,980 units issued and outstanding as of June 30, 2019	2,429,804
Common units, $0 par value, 1 unit authorized; 1 unit issued and outstanding as of June 30, 2019	—
Retained earnings	1,477
Members’ equity	2,431,281
Total liabilities and members’ equity	$2,548,693

See Notes to Financial Statements.

BRELF IV, LLC

Statement of Income (unaudited)

February 28 (date of inception) through June 30, 2019
Revenue
Interest income	$22,676
Fee income	12,594
Total revenue	35,270
Expense
Other	186
Total expenses	186
Net income	$35,084

See Notes to Financial Statements.

BRELF IV, LLC

Statement of Changes in Members’ Equity (unaudited)
February 28, 2019 (date of inception) through June 30, 2019

	Common Units		Preferred Units (voting)		Retained earnings	Total
	Units	Amount	Units	Amont
Balance, February 28, 2019	1	$—	—	$—	$—	$—
Contributions
Cash			242,500	2,425,000	—	2,425,000
Reinvestments			480	4,804	—	4,804
Net income				—	35,084	35,084
Incentive fee allocation to manager				—	(2,617)	(2,617)
Distributions				—	(30,990)	(30,990)
Balance, June 30, 2019	1	$—	242,980	$2,429,804	$1,477	$2,431,281

See Notes to Financial Statements.

BRELF IV, LLC

Statement of Cash Flows (unaudited)

February 28 (date of inception) through June 30, 2019
Cash flows from operating activities
Net Income	$35,084
Adjustments to reconcile net income to net cash used in operations:
Changes in operating assets and liabilities:
Interest and fees receivable	(546)
Accounts payable and accrued expenses	1,052
Net cash from operating activities	35,590
Cash flows from investing activities
Investments in mortgage notes receivable	(1,744,857)
Net cash used in investing activities	(1,744,857)
Cash flows from financing activities
Contributions	2,425,000
Contributions received in advance	100,000
Dividends payable, net	16,360
Distributions	(28,803)
Net cash from financing activities	2,512,557
Net change in cash	803,290
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$803,290
Supplemental disclosure of non cash investing and financing activities
Reinvested distributions	$4,804

See Notes to Financial Statements.

BRELF IV, LLC

Notes to Financial Statements

Note 1 - Organization and business

BRELF IV, LLC (the “Company”) is a Washington limited liability company that began operations on February 28, 2019 and operates under a Limited Liability Company Agreement (the “Operating Agreement”) dated January 2, 2019. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement.

The Company is a private real estate lending company that originates primarily commercial and single-family construction and land development mortgages secured by real estate. The primary purpose of the Company is to make short-term, first position construction and development loans secured by deeds of trust on real estate located exclusively in Maryland, Pennsylvania, Virginia, and the District of Columbia.

The Company has an agreement with Broadmark Real Estate Management IV, LLC (the “Manager”) to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The Manager is the common unit holder and functions as manager of the Company. The Company derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Company or the Manager. Fee income is recognized as received, and consists of the Company’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who underwrites and services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms.

Note 2 - Summary of significant accounting policies

Basis of accounting

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Subsequent events

The Company has evaluated subsequent events through the date the financial statements were issued.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company has a cash management sweep account repurchase agreement whereby its bank nightly sweeps cash, sells the Company specific U.S. Government securities and then repurchases them the next day. The balance in the sweep account at June 30, 2019 was $803,290.

Mortgage notes receivable

Mortgage notes receivable are held for investment purpose, anticipated to be held until maturity and are carried at cost, net of unfunded commitments and allowance for loan losses. Mortgage notes receivable that are deemed to be impaired are carried at amortized cost less a specific allowance for loan losses.

The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 18 months and may be extended by paying additional fees.

BRELF IV, LLC

Notes to Financial Statements

Many construction loans provide for minimum interest provisions, under which the contractual rate applies to 70% of the face amount of the note until the actual outstanding principal exceeds the minimum threshold. Interest income on mortgage notes is accrued and included in operating income based on contractual rates applied to the principal balance outstanding, unless there is a minimum interest provision in the promissory note. Income recognition is suspended when a loan is designated non-performing and resumes only when the suspended loan becomes contractually current and performance is demonstrated to have resumed.

The Company collects loan origination fees in conjunction with origination. The Company does not defer origination fees or costs and, rather, records origination fees and costs at the time or origination due to the short-term nature of the loans, the difference is not considered significant.

Loans Held for Investment

Loans held for investment are reported at the principal amount outstanding. Interest on performing loans is accrued and recognized as interest income at the contractual rate of interest, or at the contractual rate of monthly minimum interest. All loans are held for investment, and the intent is always to hold the loan to maturity. The Company rarely sells a note, and does not originate a note with the intent to sell the note.

Allowance for loan losses

The allowance for loan losses reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The allowance is increased or decreased through the loan loss provision or recovery on the Company’s statement of income, and is decreased by charge-offs when losses are confirmed through the receipt of assets, such as in a pre-foreclosure sale or upon ownership control of the underlying collateral in full satisfaction of the loan upon foreclosure or when significant collection efforts have ceased. The allowance for loan losses is determined on an asset-specific basis.

The asset-specific reserve relates to reserves for losses on individual impaired loans. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms if the loan agreement. This assessment is made on an individual basis month based on such factors as payment status, lien position, borrower financial resources and investment collateral, collateral type, project economics and geographical location as well as national and regional economic factors. A reserve is established for an impaired loan when the present value of payments expected to be received, observable market prices or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) is lower than the carrying value of that loan.

For collateral-dependent impaired loans, the company records an estimated allowance of 10% of the outstanding principal at the time the note is put into default. Valuations are performed or obtained at the time a loan is determined to be impaired and designated non-performing, and they are updated if circumstances indicate that a significant change in value has occurred. The Manager generally will obtain external “as is” appraisals for loan collateral to estimate the fair value of the collateral for such loans.

The Company designates non-performing loans at such time as (i) the borrower fails to make the required monthly interest-only loan payments; (ii) the loan has a maturity default; or (iii) in the opinion of the Manager, it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan. Loans are charged off to the allowance for loan losses when the contractual amount is no longer realizable.

Real estate property

Real estate property owned by the Company consists of real estate acquired in settlement of loans. Real estate acquired through foreclosure is recorded at fair market value at the time of foreclosure, which generally approximates the carrying value of the loan secured by such property. All other real estate acquisitions are recorded at cost. All costs related to acquisition, development, construction and improvements, including repairs, maintenance and legal costs are capitalized and subsequently measured for impairment.

BRELF IV, LLC

Notes to Financial Statements

Income taxes

The Company operates and has elected to be taxed as a REIT. Accordingly, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that the Company makes qualifying distributions to members, and provided that the Company satisfies, on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and unit ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which the Company lost its REIT qualification. Accordingly, the failure to qualify as a REIT could have a material adverse impact on the Company’s results of operations and amounts available for distribution to members.

As a REIT, if the Company fails to distribute in any calendar year (subject to specific timing rules for certain dividend paid in January) at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from the prior year, the Company would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which the Company has paid corporate income tax.

The dividend paid deduction for qualifying dividends paid to members is computed using the Company’s taxable income as opposed to net income reported in the Statement of Income. Taxable income, generally, will differ from income reported in the Statement of Income because the determination of taxable income is based on tax regulations and GAAP.

For the period from January 1, 2019 through June 30, 2019, the Company was in compliance with all REIT qualification and distribution requirements.

The subsidiaries are a limited liability companies and is classified as partnerships for income tax purposes. The Subsidiaries are considered disregarded entities for federal income tax purposes.

The Company has no unrecognized tax benefits at June 30, 2019. Management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters, if applicable, as operating expenses and includes interest and penalties with the related tax liability in the balance sheet.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Fair value is a market-based measurement that should be determined based on the assumptions market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Valuation techniques used to measure fair value shall maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 – Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

BRELF IV, LLC

Notes to Financial Statements

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible while also considering counterparty credit risk in the assessment of fair value.

As all of the Company’s financial instruments consist of cash and cash equivalents, which are classified under Level 1 within the fair value hierarchy, the carrying amounts approximate fair value.

Revenue recognition

The Company derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Company or the Manager. Fee income is recognized as received, and consists of the Company’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms. The Company targets to collect a five percent origination fee at each initial loan closing for Notes with a 12-month term, and a one percent fee per two-month extension, of which the Manager retains 80% and 20% is remitted to the Company.

Note 3 - Recent accounting pronouncements.

The Company considers the applicability and impact of all accounting standard updates (“ASU”) issued, has assessed them, and either determined them to be not applicable or expected to have minimal impact on its financial statements.

Note 4 - Members’ equity

Pursuant to the terms of the PPM, the Company can offer up to $250,000,000 of preferred membership interests in the Company with a minimum contribution amount of $100,000, subject to Manager discretion in accepting lesser amounts. As of June 30, 2019, there was one common unit issued and outstanding. The Manager is the sole common unit holder of the Company. After one year, preferred unit holders may request redemptions from available cash, subject to the applicable gate and Manager’s sole discretion to establish reserves and to determine cash available for redemptions. All redemption requests made in any calendar quarter are paid from available cash on the first day of the subsequent quarter. The actual redemption amount will be equal to the unit value in effect at the time of the redemption payment, multiplied by the number of units redeemed by the member. No new mortgages will be funded until all outstanding redemption requests from the previous quarters are met, with the exception of draws on construction loans, which will be funded irrespective of outstanding redemption requests. The preferred unit holders have the right by majority vote to replace the Manager.

Preferred unit holders are expected to receive a monthly preferred return, per preferred unit held, determined as of the date the distribution of the preferred return is declared. The preferred return is paid out of the fees and other income received. The preferred return is not guaranteed and is only paid monthly to the extent earned by the Company.

The Company makes distributions of available cash at the discretion of the Manager; however, generally the Company makes distributions of preferred return monthly within 15 days after the last day of the previous month. Distributions, when made, are made to and among the members and Manager as follows:

(a)	First, to and among all the members any fee based income (defined as 20% of the loan fee income received from origination points, late fees and renewal fees);
(b)	Second, to and among the members, pro rata in accordance with their preferred units, the unpaid preferred return (for the current month if any, inclusive of the Fee Based Income) due to each member as of the date of distribution; and
(c)	Thereafter, after deducting expenses, the distribution of residual earnings is as follows:
(i)	Eighty percent (80%) to the preferred unit holders pro rata; and
(ii)	Twenty percent (20%) to the common unit holder.

BRELF IV, LLC

Notes to Financial Statements

Note 5- Mortgage notes receivable

The stated principal amount of loans receivable in the Company’s portfolio represents the Company’s interest in loans secured by first deeds of trust and is presented net of interest reserve and construction reserve holdbacks in the statement of assets, liabilities and members’ equity.

The interest reserve holdback represents funds withheld from the funding of certain mortgage notes receivable for the purpose of satisfying monthly interest payments over all or part of the term of the related note. Accrued interest is paid out of the interest reserve and recognized as interest income at the end of each month. The construction reserve holdback represents amounts withheld from the funding of construction loans until the Company’s management deems construction to be sufficiently completed.

The Private Placement Memorandum (“PPM”) for the Company includes specific criteria for mortgages qualified to be investments of the Company, including that all notes be first position liens and that the maximum loan to value ratio be 65%, and prior to funding, all loan packages will include an appraisal by a qualified third-party appraiser. The maximum amount of a single loan may not exceed 10% and the maximum amount to a single borrower may not exceed 15% of the total assets of the Company.

Notes receivable are recorded at their market values, which are approximate to their face amounts, and interest rates generally range from 12% to 12.5%.

A summary of information pertaining to mortgage notes receivable at June 30, 2019:

June 30, 2019
Total loan commitments	2,518,751
Construction holdbacks	740,365
Interest reserves	33,529
Allowance for loan losses	—
Total mortgage notes receivable	1,744,857

The Notes are considered to be short-term financings, with the expectation of repayment generally within 6 to 12 months. The Company targets to collect a five percent origination fee at each initial loan closing for Notes with a 12-month term, and a one percent fee per two-month extension, of which the Company retains 20% and 80% is remitted to the Manager.

Defaulted notes

All loans require monthly interest only payments. Most loans are structured with an interest reserve holdback that covers the interest payments for most of the initial term of the loan. Once the interest reserve is depleted, borrowers are expected to make their monthly interest payment within 10 days of month end.

Loans can be placed in default status if an interest payment is more than 30 days past due; if a note matures and the borrower fails to extend; or if the collateral becomes impaired in such a way that the ultimate collection of the note is doubtful. A loan can be removed from default status if the late interest payments are brought current; if the borrower complies with appropriate re-underwriting to extend the note; or if additional collateral is provided for the note to provide cash flow or bring the loan to collateral value ratio below 65%.

Non-accrual on defaulted loans

No interest income is reported on notes that are in default, unless the interest is paid. At June 30, 2019 no loans were in default.

Note 6 - Related party transactions

Related parties include PBRELF I, LLC, BRELF II, LLC, BRELF III, LLC, the related respective management companies and Broadmark Capital, LLC. Amounts payable and receivable to these other related parties were immaterial at June 30, 2019.

BRELF IV, LLC

Notes to Financial Statements

Note 7 - Commitments and contingencies

The Company’s commitments and contingencies include usual obligations incurred by real estate investment companies in the normal course of business. In the opinion of management, these matters will not have a material adverse effect on the Company’s financial position and results of operations.

From time to time, the Company is named as a defendant in legal actions relating to transactions conducted in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.

Note 8 - Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and mortgage notes receivable.

The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits. At June 30, 2019 the uninsured cash and cash equivalents balance was approximately $553,290.

The Company’s investments are in originated short-term mortgage notes secured by first deeds of trust, mortgages or legal title in real property in Pennsylvania and Washington D.C. The investments are exposed to various risks, such as market or credit risks.

Note 9 - Fair value measurements

Fair value of financial instruments

For certain of the Company’s financial instruments, including cash equivalents, interest and fees receivable, other receivables, accounts payable, and accrued expenses, which are classified under Level 1 within the fair value hierarchy, the carrying amounts approximate fair value due to their short term maturities.

For mortgage notes receivable, which are classified under Level 3 within the fair value hierarchy, fair values are based on discounted cash flows considering interest rate risk and creditworthiness of the borrower. In addition, the Company performs monthly credit reviews of the loan portfolio and considers current economic conditions, review of specific problem loans and other economic and industry factors, as well as the value of the underlying collateral, in determining fair value. The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 18 months and may be extended by paying additional fees. Due to the short-term maturity of the notes, fair value approximates carrying value.

Note 10 - Subsequent events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Manager, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC, Broadmark Real Estate Management IV, LLC, BRELF II, LLC, BRELF III, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

BRELF IV, LLC

Report of Independent Registered Public Accounting Firm

To the Members and the board of directors of
BRELF IV, LLC

Opinion on the Financial Statements

We have audited the accompanying statement of assets, liabilities and members' equity and condensed schedule of investments of BRELF IV, LLC (the “Company”) as of March 31, 2019, the related statements of operations, changes in members' equity and cash flows for the period from February 28, 2019 (date of inception) through March 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019, and the results of its operations and its cash flows for the period from February 28, 2019 (date of inception) through March 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Moss Adams LLP

Everett, Washington
August 9, 2019

We have served as the Company’s auditor since 2019.

BRELF IV, LLC

Balance Sheet
March 31, 2019

Assets
Cash and cash equivalents	$295,332
Total assets	$295,332

Liabilities and Members’ Equity
Liabilities
Contributions received in advance	295,000
Total liabilities	$295,000
Commitments and contingencies (Note 5)
Preferred Units - Preferred units (voting) 0 units outstanding as of March 31, 2019	—

Common units, $0 par value, 1 unit authorized; 1 unit issued and outstanding as of December 31, 2018	—

Retained earnings	332
Members’ equity	332
Total liabilities and members’ equity	$295,332

See Notes to Financial Statements.

BRELF IV, LLC

Statement of Income
February 28, 2019 (date of inception) through March 31, 2019

Revenue
Interest income	$332
Total revenue	$332
Net income	$332

See Notes to Financial Statements.

BRELF IV, LLC

Statement of Changes in Members’ Equity
February 28, 2019 (date of inception) through March 31, 2019

	Common Units		Preferred Units (voting)		Retained earnings	Total
	Units	Amount	Units	Amount
Balance, February 28, 2019	1	$—	$—	$—	$—	$—
Contributions						—
Cash			—	—		—
Net income					332	332
Distributions					—	—
Redemptions			—	—		—
Balance March 31, 2019	1	$—	—	$—	$332	$332

See Notes to Financial Statements.

BRELF IV, LLC

Statement of Cash Flows
February 28, 2019 (date of inception) through March 31, 2019

Cash flows from operating Activities
Net Income	$332
Net cash from operating activities	332
Cash flows from financing activities
Contributions received in advance	295,000
Net cash from financing activities	295,000
Net increase in cash and cash equivalents	295,332
Cash and cash equivalents, beginning	—
Cash and cash equivalents, ending	$295,332

See Notes to Financial Statements.

BRELF IV, LLC

Notes to Financial Statements
March 31, 2019

Note 1 - Organization and business

BRELF IV, LLC (the “Company”) is a Washington limited liability company that began operations on February 28, 2019 and operates under a Limited Liability Company Agreement (the “Operating Agreement”) dated January 2, 2019. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement.

The Company is a private real estate lending company that originates primarily commercial and single-family construction and land development mortgages secured by real estate. The primary purpose of the Company is to make short-term, first position construction and development loans secured by deeds of trust on real estate located exclusively in Maryland, Pennsylvania, Virginia, and the District of Columbia.

The Company has an agreement with Broadmark Real Estate Management IV, LLC (the “Manager”) to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The Manager is the common unit holder and functions as manager of the Company. The Company derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Company or the Manager. Fee income is recognized as received, and consists of the Company’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who underwrites and services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms.

Note 2 - Summary of significant accounting policies

Basis of accounting

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Subsequent events

The Company has evaluated subsequent events through the date the financial statements were issued.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Mortgage notes receivable

Mortgage notes receivable are held for investment purpose, anticipated to be held until maturity and are carried at cost, net of unfunded commitments and allowance for loan losses. Mortgage notes receivable that are deemed to be impaired are carried at amortized cost less a specific allowance for loan losses.

The mortgage notes are secured by first deeds of trust, security agreements or legal title to real estate located in the United States. The notes generally have terms ranging between 6 and 18 months and may be extended by paying additional fees.

Many construction loans provide for minimum interest provisions, under which the contractual rate applies to 70% of the face amount of the note until the actual outstanding principal exceeds the minimum threshold. Interest income on mortgage notes is accrued and included in operating income based on contractual rates applied to the principal

BRELF IV, LLC

Notes to Financial Statements
March 31, 2019

balance outstanding, unless there is a minimum interest provision in the promissory note. Income recognition is suspended when a loan is designated non-performing and resumes only when the suspended loan becomes contractually current and performance is demonstrated to have resumed.

The Company collects loan origination fees in conjunction with origination. The Company does not defer origination fees or costs and, rather, records origination fees and costs at the time or origination due to the short-term nature of the loans, the difference is not considered significant.

Loans Held for Investment

Loans held for investment are reported at the principal amount outstanding. Interest on performing loans is accrued and recognized as interest income at the contractual rate of interest, or at the contractual rate of monthly minimum interest. All loans are held for investment, and the intent is always to hold the loan to maturity. The Company rarely sells a note, and does not originate a note with the intent to sell the note.

Allowance for loan losses

The allowance for loan losses reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The allowance is increased or decreased through the loan loss provision or recovery on the Company’s statement of income, and is decreased by charge-offs when losses are confirmed through the receipt of assets, such as in a pre-foreclosure sale or upon ownership control of the underlying collateral in full satisfaction of the loan upon foreclosure or when significant collection efforts have ceased. The allowance for loan losses is determined on an asset-specific basis.

The asset-specific reserve relates to reserves for losses on individual impaired loans. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms if the loan agreement. This assessment is made on an individual basis month based on such factors as payment status, lien position, borrower financial resources and investment collateral, collateral type, project economics and geographical location as well as national and regional economic factors. A reserve is established for an impaired loan when the present value of payments expected to be received, observable market prices or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) is lower than the carrying value of that loan.

For collateral-dependent impaired loans, the company records an estimated allowance of 10% of the outstanding principal at the time the note is put into default. Valuations are performed or obtained at the time a loan is determined to be impaired and designated non-performing, and they are updated if circumstances indicate that a significant change in value has occurred. The Manager generally will obtain external “as is” appraisals for loan collateral to estimate the fair value of the collateral for such loans.

The Company designates non-performing loans at such time as (i) the borrower fails to make the required monthly interest-only loan payments; (ii) the loan has a maturity default; or (iii) in the opinion of the Manager, it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan. Loans are charged off to the allowance for loan losses when the contractual amount is no longer realizable.

Real estate property

Real estate property owned by the Company consists of real estate acquired in settlement of loans. Real estate acquired through foreclosure is recorded at fair market value at the time of foreclosure, which generally approximates the carrying value of the loan secured by such property. All other real estate acquisitions are recorded at cost. All costs related to acquisition, development, construction and improvements, including repairs, maintenance and legal costs are capitalized and subsequently measured for impairment.

Income taxes

The Company operates and has elected to be taxed as a REIT. Accordingly, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that the Company makes qualifying distributions to members, and provided that the Company satisfies, on a continuing basis, through actual investment and operating

BRELF IV, LLC

Notes to Financial Statements
March 31, 2019

results, the REIT requirements including certain asset, income, distribution and unit ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which the Company lost its REIT qualification. Accordingly, the failure to qualify as a REIT could have a material adverse impact on the Company’s results of operations and amounts available for distribution to members.

As a REIT, if the Company fails to distribute in any calendar year (subject to specific timing rules for certain dividend paid in January) at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from the prior year, the Company would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which the Company has paid corporate income tax.

The dividend paid deduction for qualifying dividends paid to members is computed using the Company’s taxable income as opposed to net income reported in the Statement of Income. Taxable income, generally, will differ from income reported in the Statement of Income because the determination of taxable income is based on tax regulations and GAAP.

For the period from January 1, 2019 through March 31, 2019, the Company was in compliance with all REIT qualification and distribution requirements.

The subsidiaries are a limited liability companies and is classified as partnerships for income tax purposes. The Subsidiaries are considered disregarded entities for federal income tax purposes.

The Company has no unrecognized tax benefits at March 31, 2019. Management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters, if applicable, as operating expenses and includes interest and penalties with the related tax liability in the balance sheet.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Fair value is a market-based measurement that should be determined based on the assumptions market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Valuation techniques used to measure fair value shall maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 – Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible while also considering counterparty credit risk in the assessment of fair value.

BRELF IV, LLC

Notes to Financial Statements
March 31, 2019

As all of the Company’s financial instruments consist of cash and cash equivalents, which are classified under Level 1 within the fair value hierarchy, the carrying amounts approximate fair value.

Revenue recognition

The Company derives its revenue from loan origination fees, extension and late fees, and interest income related to mortgage notes underwritten by the Company or the Manager. Fee income is recognized as received, and consists of the Company’s 20% share of origination, renewal and late fees an all loans. The remaining 80% of these fees are paid directly to the Manager, who services the loans. Interest income is accrued and recognized as interest becomes due pursuant to the loan terms. The Company targets to collect a five percent origination fee at each initial loan closing for Notes with a 12-month term, and a one percent fee per two-month extension, of which the Manager retains 80% and 20% is remitted to the Company.

Note 3 - Recent accounting pronouncements.

The Company considers the applicability and impact of all accounting standard updates (“ASU”) issued, has assessed them, and either determined them to be not applicable or expected to have minimal impact on its financial statements.

Note 4 - Members’ equity

Pursuant to the terms of the PPM, the Company can offer up to $250,000,000 of preferred membership interests in the Company with a minimum contribution amount of $100,000, subject to Manager discretion in accepting lesser amounts. As of March 31, 2019, there were no preferred units issued and outstanding, and $295,000 of contributions received in advance, as the company had not begun originating loans. As of March 31, 2019, there was one common unit issued and outstanding. The Manager is the sole common unit holder of the Company. After one year, preferred unit holders may request redemptions from available cash, subject to the applicable gate and Manager’s sole discretion to establish reserves and to determine cash available for redemptions. All redemption requests made in any calendar quarter are paid from available cash on the first day of the subsequent quarter. The actual redemption amount will be equal to the unit value in effect at the time of the redemption payment, multiplied by the number of units redeemed by the member. No new mortgages will be funded until all outstanding redemption requests from the previous quarters are met, with the exception of draws on construction loans, which will be funded irrespective of outstanding redemption requests. The preferred unit holders have the right by majority vote to replace the Manager.

Preferred unit holders are expected to receive a monthly preferred return, per preferred unit held, determined as of the date the distribution of the preferred return is declared. The preferred return is paid out of the fees and other income received. The preferred return is not guaranteed and is only paid monthly to the extent earned by the Company.

The Company makes distributions of available cash at the discretion of the Manager; however, generally the Company makes distributions of preferred return monthly within 15 days after the last day of the previous month. Distributions, when made, are made to and among the members and Manager as follows:

(a)	First, to and among all the members any fee based income (defined as 20% of the loan fee income received from origination points, late fees and renewal fees);
(b)	Second, to and among the members, pro rata in accordance with their preferred units, the unpaid preferred return (for the current month if any, inclusive of the fee based income) due to each member as of the date of distribution; and
(c)	Thereafter, after deducting expenses, the distribution of residual earnings is as follows:
(i)	Eighty percent (80%) to the preferred unit holders pro rata; and
(ii)	Twenty percent (20%) to the common unit holder.

BRELF IV, LLC

Notes to Financial Statements
March 31, 2019

Note 5 - Commitments and contingencies

The Company’s commitments and contingencies include usual obligations incurred by real estate investment companies in the normal course of business. In the opinion of management, these matters will not have a material adverse effect on the Company’s financial position and results of operations.

From time to time, the Company is named as a defendant in legal actions relating to transactions conducted in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.

Note 6 - Subsequent events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Manager, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC, Broadmark Real Estate Management IV, LLC, BRELF II, LLC, BRELF III, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

Pyatt Broadmark Management, LLC

Statements of Assets, Liabilities and Members’ Equity (unaudited)

	As of June 30, 2019	As of December 31, 2018
Assets
Current Assets
Cash	$1,220,748	$101,634
Fees receivable from escrow	190,400	226,521
Due from related parties	1,849,799	945,990
Other assets	34,006	—
	3,294,953	1,274,145
Noncurrent Assets
Fixed assets, net of depreciation	224,614	192,262
Organization costs	6,293	6,817
	230,907	199,079
Total Assets	$3,525,860	$1,473,224

Liabilities and Members’ Equity
Liabilities
Accrued expenses	$314,465	$154,110
Total liabilities	314,465	154,110
Members’ equity
Class A units
850 and 950 units issued and outstanding as of June 30, 2019 and December 31, 2018	200	200
Class P units
150 and 50 units issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Additional paid in capital	993,614	259,450
Retained earnings	2,217,581	1,059,464
Members’ equity	3,211,395	1,319,114
Total liabilities and members’ equity	$3,525,860	$1,473,224

See Notes to Financial Statements.

Pyatt Broadmark Management, LLC

Statements of Operations (unaudited)

	Six months ended
	June 30, 2019	June 30, 2018
Revenue
Fee income	$7,351,578	$5,585,585
Distributions from Fund	2,162,258	1,492,536
Total revenue	9,513,836	7,078,121
Expense
Compensation	1,220,281	781,235
Commissions to Broadmark Capital LLC	1,374,303	1,000,027
General and administrative	265,961	256,492
Excise taxes	128,294	106,464
Legal, audit, insurance	448,006	285,932
Depreciation expense	34,308	40,000
Inspection fees	140,236	107,186
Other	4,063	—
Total expenses	3,615,452	2,577,336
Net income	$5,898,384	$4,500,785

See Notes to Financial Statements.

Pyatt Broadmark Management, LLC

Statements of Changes in Members’ Equity (unaudited)

	Class A units		Class P units		Additional paid in capital	Retained earnings	Total
	Units	Amount	Units	Amount
Balance at January 1, 2018	1,000	$200		$—	$—	$447,496	$447,696
Net income						4,500,785	4,500,785
Compensation expense related to grant of profits interest	(50)	—	50	—	259,450	—	259,450
Distributions to members						(3,875,000)	(3,875,000)
Balance at June 30, 2018	950	$200	50	$—	$259,450	$1,073,281	$1,332,931
	Class A units		Class P units		Additional paid in capital	Retained earnings	Total
	Units	Amount	Units	Amount
Balance at January 1, 2019	950	$200	50	$—	$259,450	$1,059,464	$1,319,114
Net income						5,898,384	5,898,384
Compensation expense related to grant of profits interest	(100)	—	100	—	734,164	—	734,164
Distributions to members						(4,740,267)	(4,740,267)
Balance at June 30, 2019	850	$200	150	$—	$993,614	$2,217,581	$3,211,395

See Notes to Financial Statements.

Pyatt Broadmark Management, LLC

Statements of Cash Flows (unaudited)

	Six months ended
	June 30, 2019	June 30, 2018
Cash flows from operating activities
Net income	$5,898,384	$4,500,785
Adjustments to reconcile net income to net cash used in operations:
Depreciation	34,308	40,000
Amortization	524	—
Compensation expense related to grant of profits interest	734,164	259,450
Changes in operating assets and liabilities:
Change in fees receivable from escrow	36,121	(5,324)
Change in amounts due from related parties	(903,809)	(249,196)
Change in other assets	(34,006)
Change in accrued expenses	160,355	(427,192)
Net cash from operating activities	5,926,041	4,118,523
Cash flows from investing activities
Investment in fixed assets	(66,660)	(245,630)
Net cash used in investing activities	(66,660)	(245,630)
Cash flows from financing activities
Distributions to members	(4,740,267)	(3,875,000)
Net cash used in financing activities	(4,740,267)	(3,875,000)
Net change in cash and cash equivalents	1,119,114	(2,107)
Cash and cash equivalents, beginning of period	101,634	97,040
Cash and cash equivalents, end of period	$1,220,748	$94,933

See Notes to Financial Statements.

Pyatt Broadmark Management, LLC

Notes to Financial Statements

Note 1 - Organization and business

Pyatt Broadmark Management, LLC (the “Company”) is a Washington limited liability company formed on June 28, 2010. The Company operates under a First Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) dated January 1, 2018. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement.

The purpose of the company is to be the managing member of PBRELF I, LLC (the “Fund”), a private real estate lending company, to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The primary purpose of the Fund is to make short-term, first position loans secured by deeds of trust on real estate in Washington, Oregon and Idaho. Effective October 1, 2018 the Fund elected to be taxed as a real estate investment trust (“REIT”). As the manager of the Fund, the Company owns a separate class of common units in the Fund, the investors own preferred units.

Ownership rights of the Company are distributed amongst its Members through the issuance of Class A Units and Class P Units. The Class P Units are fully vested as of their grant date, and participate in Company profits in a manner similar to the Class A Units. On January 1, 2019, 100 Class P Units were granted and as of June 30, 2019, 850 Class A Units and 150 Class P Units were issued and outstanding. On January 1, 2018, 50 Class P Units were granted and as of December 31, 2018, 950 Class A Units and 50 Class P Units were issued and outstanding.

Note 2 - Summary of significant accounting policies

Basis of accounting

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Cash

The Company maintains cash in a demand deposit account with a bank. The bank balance may, at times, exceed federally insured limits.

Fees receivable from escrow

Fees receivable from escrow represents fee revenue generated from loans which closed prior to June 30, 2019 and December 31, 2018, but funds were not received until after the respective periods ended.

Due to or from related parties

Amounts due from related parties include unpaid manager distributions, unpaid extension and inspection fees, amounts advanced to Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC, and Broadmark Real Estate Management IV, LLC, and amounts owed by Members to the Company.

Fixed assets

Fixed assets are stated at cost. Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized. Depreciation is recorded on the straight-line method over the estimated useful life of the assets which are generally 3 to 7 years.

Income taxes

The Company is taxed as a partnership under provisions of the Internal Revenue Code. As such, the tax attributes of the Company are included in the individual tax returns of its members. The accompanying financial statements do not include any provision for income taxes.

Pyatt Broadmark Management, LLC

Notes to Financial Statements

Revenue recognition

The Company derives revenue from four sources.

First, the company sources, underwrites and closes loans for the Fund, and is paid 80% of all origination, extension and amendment fees. These fees are earned and recognized in full when the loan is originated, or the loan amendment is signed.

Second, the company receives a monthly management fee from the Fund for ongoing loan servicing. This distribution is defined in the PBRELF I LLC Operating Agreement as 20% of “Distributable Income”. Distributable Income is interest income received in the Fund, less operating expenses and less any portion of interest income used to pay the guaranteed minimum return of 0.05% monthly to the preferred unit holders of the Fund when the Funds 20% of fee-based income is not sufficient to fund the guaranteed minimum payment. The distributions are disclosed on the Statements of Income. The receipt of the Distributable Income by the Company is when revenue is considered earned and recognized.

Third, the Company performs loan servicing for two other Funds in the Broadmark Group of Funds and is reimbursed by the management companies of the other funds for those costs, currently at a rate of 0.0006 multiplied by monthly assets under management for each of the other funds. The receipt of the monthly cost reimbursement is when revenue is considered earned and recognized.

Fourth, the Company also receives 100% of inspection fees, which the Company uses to hire independent inspectors to report on the status of construction projects. These fees are earned and recognized upon each construction draw request.

Share based compensation

The Company expenses the fair value of share-based compensation awards granted to our employees and directors over the period each award vests. Compensation cost is measured using the Black-Scholes model. On January 1, 2019 and 2018, we granted profits interests of 100 and 50 class P units to employees and non-employee Directors, and we measured the compensation costs using the Black-Scholes model utilizing risk-free interest rates of 2.04% and 1.86%, volatilities of 32% and 29%, strike prices of $53,756 and $29,031, and an expected term of one and two years, respectively. The profits interests vested immediately, and the expenses attributed to the grants were $734,165 and $259,450 for the periods ended June 30, 2019 and December 31, 2018, respectively.

Advertising costs

Advertising costs are expensed as incurred or over the period of the campaign/promotion and are not significant.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Subsequent events

The Company has evaluated subsequent events through the date that the financial statements were issued, see Note 6.

Note 3 - Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standard updates (“ASU”) issued. ASUs and assessed them and either determined them to be not applicable or expected to have minimal impact on its financial statements.

Note 4 - Expenses

The Company is responsible for all the operating expenses of the Fund, including loan origination and servicing, with the exception of specific legal, audit and tax preparation and consulting fees, excise taxes and certain bank charges which the Fund absorbs.

Pyatt Broadmark Management, LLC

Notes to Financial Statements

From time to time, the Company is involved in routine litigation that arises in the normal course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

Note 5 - Related party transactions

Under an Investment Advisory Agreement dated August 1, 2010, Broadmark Capital LLC raises capital for the Fund. Under this agreement, Broadmark Capital, LLC is paid a commission from the Company of 1% in the month the capital is raised, and after 12 months also receives a “tail” commission of ½% per year, payable in quarterly installments. The commissions to Broadmark Capital, LLC are paid by the Company and disclosed on the Statement of Operations. The entity that owns Broadmark Capital, LLC is also a member of the Company.

Broadmark Capital, LLC leases office space, part of which is occupied by the Company. On a month to month basis the Company pays 80% of the cost of the office lease. Certain other office costs are also shared.

Pyatt Broadmark Management, LLC performs loan closing and loan servicing for the management companies of other funds within the Broadmark group of funds. The Company receives reimbursement of payroll and general and administrative costs associated with these services, currently at a rate of 0.0006 multiplied by monthly assets under management for each of the other funds.

Note 6 - Subsequent Events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Fund, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC, Broadmark Real Estate Management IV, LLC, BRELF II, LLC, BRELF III, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

Pyatt Broadmark Management, LLC

Report of Independent Registered Public Accounting Firm

To the Members and the board of directors of
Pyatt Broadmark Management, LLC

Opinion on the Financial Statements

We have audited the accompanying statement of assets, liabilities and members' equity of Pyatt Broadmark Management, LLC (the “Company”) as of December 31, 2018 and 2017, and the related statements of operations, changes in members' equity and cash flows for each of the three years ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

Everett, Washington
August 9, 2019

We have served as the Company’s auditor since 2019.

Pyatt Broadmark Management, LLC

Statements of Assets, Liabilities and Members’ Equity

	As of December 31,
	2018	2017
Assets
Current Assets
Cash	$101,634	$97,041
Fees receivable from escrow	226,521	287,988
Due from related parties	945,990	449,537
	1,274,145	834,566
Noncurrent Assets
Fixed assets, net of depreciation	192,262	27,944
Organization costs	6,817	7,866
	199,079	35,810
Total Assets	$1,473,224	$870,376

Liabilities and Members’ Equity
Liabilities
Accrued expenses	$154,110	$422,679
Total liabilities	$154,110	$422,679
Class A units
950 and 1,000 units issued and outstanding as of December 31, 2018 and 2017, respectively	200	200
Class P units
50 and 0 units issued and outstanding as of December 31, 2018 and 2017, respectively	—	—
Additional paid in capital	259,450	—
Retained earnings	1,059,464	447,497
Members’ equity	1,319,114	447,697
Total liabilities and members’ equity	$1,473,224	$870,376

See Notes to Financial Statements.

Pyatt Broadmark Management, LLC

Statements of Operations

	Years Ended December 31,
	2018	2017	2016
Revenue
Fee income	$14,719,416	$9,680,238	$7,365,831
Distributions from Fund	3,454,135	2,145,457	1,865,560
Total revenue	$18,173,551	$11,825,695	$9,231,391
Expenses
Compensation	1,645,025	1,101,429	1,055,188
Commissions to Broadmark Capital LLC	2,213,306	1,260,854	1,019,100
General & administrative	379,030	732,027	445,049
Excise taxes	287,760	169,293	130,976
Legal, audit, insurance	504,188	297,731	171,907
Depreciation expense	96,000	48,000	43,958
Inspection fees	206,272	115,913	107,080
Total expenses	$5,331,581	$3,725,247	$2,973,258
Net income	$12,841,970	$8,100,448	$6,258,133

See Notes to Financial Statements.

Pyatt Broadmark Management, LLC

Statements of Changes in Members’ Equity

	Class A units		Class P units		Additional paid in capital	Retained earnings	Total
	Units	Amount	Units	Amount
Balance January 1, 2016	1,000	$200	—	$—	$—	$200,916	$201,116
Net income						6,258,133	6,258,133
Distributions to members						(6,167,000)	(6,167,000)
Balance at December 31, 2016	1,000	$200	—	$—	$—	$292,049	$292,249
Net income						8,100,448	8,100,448
Distributions to members						(7,945,000)	(7,945,000)
Balance at December 31, 2017	1,000	$200	—	$—	$—	$447,497	$447,697
Net income						12,841,970	12,841,970
Compensation expense related to grant of profits interest	(50)	—	50	—	259,450		259,450
Distributions to members						(12,230,003)	(12,230,003)
Balance at December 31, 2018	950	$200	50	$—	$259,450	$1,059,464	$1,319,114

See Notes to Financial Statements.

Pyatt Broadmark Management, LLC

Statements of Cash Flows

	Years ending December 31,
	2018	2017	2016
Cash flows from operating activities
Net income	$12,841,970	$8,100,448	$6,258,133
Adjustments to reconcile net income to net cash used in operations:
Depreciation	96,000	48,000	43,958
Amortization	1,049	1,049	1,049
Compensation expense related to grant of profits interest	259,450	—	—
Changes in operating assets and liabilities
Change in fees receivable from escrow	256,007	(287,988)	—
Change in related party asset	(690,993)	74,130	(322,391)
Change in current liabilities	(268,569)	89,416	253,503
Cash from operating activities	12,494,914	8,025,055	6,234,252
Cash flows from investing activities
Investment in fixed assets	(260,318)	(6,467)	(60,631)
Cash used in investing activities	(260,318)	(6,467)	(60,631)
Cash flows from financing activities
Distributions to members	(12,230,003)	(7,945,000)	(6,167,000)
Cash used in financing activities	(12,230,003)	(7,945,000)	(6,167,000)
Net change in cash	4,593	73,588	6,621
Cash and cash equivalents, beginning of year	97,041	23,453	16,832
Cash and cash equivalents, end of year	$101,634	$97,041	$23,453

See Notes to Financial Statements.

Pyatt Broadmark Management, LLC   Notes to Financial Statements

Note 1 - Organization and business

Pyatt Broadmark Management, LLC (the “Company”) is a Washington limited liability company formed on June 28, 2010. The Company operates under a First Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) dated January 1, 2018. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement.

The purpose of the Company is to serve as manager of PBRELF I, LLC (the “Fund”), a private real estate lending company, to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The primary purpose of the Fund is to make short-term, first position loans secured by deeds of trust on real estate in Washington, Oregon and Idaho. Effective October 1, 2018 the Fund elected to be taxed as a real estate investment trust (“REIT”). As the manager of the Fund, the Company owns a separate class of common units in the Fund, the investors own preferred units.

Ownership rights of the Company are distributed amongst its Members through the issuance of 950 Class A Units and 50 Class P Units, which as of December 31, 2018 remain outstanding. The Class P Units were granted on January 1, 2018, became fully vested as of the grant date, and participate in Company profits in a manner similar to the Class A Units. Prior to January 1, 2018, the Company had 1,000 Class A Units issued and outstanding.

Note 2 - Summary of significant accounting policies

Basis of accounting

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Cash

The Company maintains cash in a demand deposit account with a bank. The bank balance may, at times, exceed federally insured limits.

Fees receivable from escrow

Fees receivable from escrow represents fee revenue generated from loans which closed prior to December 31 but were not received until after the period ended.

Due from related parties

Amounts due from related parties include unpaid manager distributions, unpaid extension and inspection fees, amounts advanced to Broadmark Real Estate Management II, LLC and amounts owed by Members to the Company.

Fixed assets

Fixed assets are stated at cost. Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized. Depreciation is recorded on the straight-line method over the estimated useful life of the assets.

Income taxes

The Company is taxed as a partnership under provisions of the Internal Revenue Code. As such, the tax attributes of the Company are included in the individual tax returns of its members. The accompanying financial statements do not include any provision for income taxes.

Revenue recognition

The Company derives revenue from four sources.

Pyatt Broadmark Management, LLC

Notes to Financial Statements

First, the Company sources, underwrites and closes loans for the Fund, and is paid 80% of all origination, extension and amendment fees. These fees are earned and recognized in full when the loan is originated or the loan amendment is signed.

Second, the Company receives a monthly distribution from the Fund. This distribution is defined in the PBRELF I, LLC Operating Agreement as 20% of “distributable cash” less any portion of interest income used to pay the preferred return of 0.5% monthly to the preferred unit holders of the Fund when the Fund’s share of fee-based income is less than the amount required to satisfy the preferred return. The distributions are disclosed on the Statements of Income. The receipt of the monthly distribution by the Company is when revenue is considered earned and recognized.

Third, the Company performs loan servicing for two other Funds in the Broadmark Group of Funds and is reimbursed by the management companies of the other funds for those costs, currently at a rate of 0.0006 multiplied by monthly assets under management for each of the other funds. The receipt of the monthly cost reimbursement is when revenue is considered earned and recognized.

Fourth, the Company also receives 100% of inspection fees, which the Company uses to hire independent inspectors to report on the status of construction projects. These fees are earned and recognized upon each construction draw request.

Share based compensation

The Company expenses the fair value of share-based compensation awards granted to our employees and directors over the period each award vests. Compensation cost is measured using the Black-Scholes model. In 2018, we granted profits interest of 50 class P units to one employee and measured its compensation cost using the Black-Scholes model utilizing a risk-free interest rate of 1.86%, a volatility of 29%, a strike price of $29,032, and an expected term of two years. The profits interests vested immediately and the expense attributed to this grant was $259,450.

Advertising costs

Advertising costs are expensed as incurred or over the period of the campaign/promotion and are not significant.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Reclassifications

Certain amounts reported in prior years’ consolidated financial statements have been reclassified to conform to the current presentation with no effect on stockholders’ equity or net income.

Subsequent events

The Company has evaluated subsequent events through the date that the financial statements were available to be issued.

Note 3 - Recent accounting pronouncements

Pronouncements Adopted

In March 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-09, Stock Compensation: Improvements to Employee Share-Based Payment Accounting, the purpose of which is to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liability, and classification on the statement of cash flows. ASU No. 2016-09 is effective

Pyatt Broadmark Management, LLC

Notes to Financial Statements

for interim and annual reporting periods beginning after December 15, 2016. The Company adopted the pronouncement on January 1, 2017. The adoption of the guidance did not have a material effect on the Company’s financial position, results of operation, or cash flows. We have elected to account for stock option forfeitures when they occur.

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as amended by ASU 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, ASU 2016-08, Revenue from Contracts with Customers: Principal Versus Agent Considerations (Reporting Revenue Gross Versus Net), ASU 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing, ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, and ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue form Contracts with Customers, that provides accounting guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to customers. The guidance also provides for a model for the measurement and recognition of gains and losses on the sale of certain nonfinancial assets, such as property and equipment, including real estate. This standard may affect an entity’s financial statements, business processes and internal control over financial reporting. The standard is effective for interim and annual periods beginning after December 15, 2017. The Company adopted the pronouncement on January 1, 2018 and applied it on a modified retrospective approach upon adoption. The Company’s accounting policies and revenue recognition principles did not change materially as the principles of ASC 606 are largely consistent with the current revenue recognition practices – see Note 2.

In January 2016, FASB issued ASU No. 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which requires entities to measure equity investments at fair value and recognize changes in fair value in net income. The guidance also provides a new measurement alternative for equity investments that do not have readily determinable fair values and don’t qualify for the net asset value practical expedient. Entities will have to record changes in instrument-specific credit risk for financial liabilities measured under the fair value option in other comprehensive income, except for certain financial liabilities of consolidated collateralized financing entities. Entities will also have to reassess the realizability of a deferred tax asset related to an AFS debt security in combination with their other deferred tax assets. The Company adopted the pronouncement on January 1, 2018. The adoption of this standard did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which provides guidance regarding the presentation of certain cash receipts and cash payments in the statement of cash flows, addressing eight specific cash flow classification issues, in order to reduce existing diversity in practice. The Company adopted the pronouncement on January 1, 2018. The adoption of ASC No. 2016-15 did not have a material impact on our financial position, results of operations, or cash flows.

Note 4 - Expenses

The Company is responsible for all the operating expenses of the Fund, including loan origination and servicing, with the exception of specific legal, audit and tax preparation and consulting fees, excise taxes and certain bank charges which the Fund absorbs.

Fixed assets are stated at cost. Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized. Depreciation is recorded on the straight-line method over the estimated useful life of the assets.

From time to time, the Company is involved in routine litigation that arises in the normal course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company's financial position.

Note 5 - Related party transactions

Under a Financial Advisory/Investment Banking Agreement dated August 1, 2010, Broadmark Capital LLC raises capital for the Fund. Under this agreement, Broadmark Capital, LLC is paid a commission from the Company of 1%

Pyatt Broadmark Management, LLC

Notes to Financial Statements

in the month the capital is raised, and after 12 months also receives a “tail” commission of ½% per year, payable in quarterly installments. The commissions to Broadmark Capital, LLC are paid by the Company and disclosed on the Statement of Operations. The entity that owns Broadmark Capital, LLC is also a member of the Company.

Broadmark Capital, LLC leases office space, part of which is occupied by the Company. On a month to month basis the Company pays 80% of the cost of the office lease. Certain other office costs are also shared.

The Company performs loan closing and loan servicing for the management companies of other funds within the Broadmark group of funds. The Company receives reimbursement of those cost, currently at a rate of 0.0006 multiplied by monthly assets under management for each of the other funds.

Note 6 - Subsequent Events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Fund, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC, Broadmark Real Estate Management IV, LLC, BRELF II, LLC, BRELF III, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

Broadmark Real Estate Management II, LLC

Statements of Assets, Liabilities and Members’ Equity (unaudited)

	As of June 30, 2019	As of December 31, 2018
Assets
Cash	$2,612,870	$1,114,173
Fees receivable from escrow	131,430	780,909
Due from related parties	1,105,103	—
Other assets	82,494	127,664
Total assets	$3,931,897	$2,022,746

Liabilities and Members’ Equity
Liabilities
Accounts payable	$283,946	$577,477
Related party payables	544,546	416,071
Total liabilities	828,492	993,548
Members’ equity
Class A units
10,000 units issued and outstanding as of June 30, 2019 and December 31, 2018	600	600
Additional paid in capital	266,264	266,264
Retained earnings	2,836,541	762,334
Members’ equity	3,103,405	1,029,198
Total liabilities and members’ equity	$3,931,897	$2,022,746

See Notes to Financial Statements.

Broadmark Real Estate Management II, LLC

Statements of Operations (unaudited)

	Six months ended
	June 30, 2019	June 30, 2018
Revenue
Fee income	$10,035,131	$6,304,331
Distributions from Fund	2,544,565	1,177,729
Total revenue	12,579,696	7,482,060
Expense
Compensation	1,639,420	631,000
Commissions to Broadmark Capital LLC	1,622,242	787,877
General and administrative	797,751	471,343
Legal, audit, insurance	348,800	52,060
Inspection fees	53,523	55,357
Total expenses	4,461,736	1,997,637
Net income	$8,117,960	$5,484,423

See Notes to Financial Statements.

Broadmark Real Estate Management II, LLC

Statements of Changes in Members’ Equity (unaudited)

	Class A units		Additional paid in capital	(Accumulated deficit) Retained earnings	Total
	Units	Amount
Balance at January 1, 2018	10,000	$600	$255,170	$(80,325)	$175,445
Net income				5,484,423	5,484,423
Compensation expense related to restricted units	—		11,094	—	11,094
Distributions to members				(3,944,195)	(3,944,195)
Balance at June 30, 2018	10,000	$600	$266,264	$1,459,903	$1,726,767
	Class A units		Additional paid in capital	Retained earnings	Total
	Units	Amount
Balance at January 1, 2019	10,000	$600	$266,264	$762,334	$1,029,198
Net income				8,117,960	8,117,960
Distributions to members				(6,043,753)	(6,043,753)
Balance at June 30, 2019	10,000	$600	$266,264	$2,836,541	$3,103,405

See Notes to Financial Statements.

Broadmark Real Estate Management II, LLC

Statements of Cash Flows (unaudited)

	Six months ended
	June 30, 2019	June 30, 2018
Cash flows from operating activities
Net income	$8,117,960	$5,484,423
Adjustments to reconcile net income to net cash used in operations:
Compensation expense related to restricted units	—	$11,094
Changes in operating assets and liabilities:
Change in fees receivable from escrow	649,479	125,920
Change in amounts due from related parties	(1,105,103)	—
Change in other assets	45,170	(462,272)
Change in accounts payable	(293,531)	605
Change in related party payables	128,475	(885,960)
Net cash from operating activities	7,542,450	4,273,810
Cash flows from financing activities
Distributions to members	(6,043,753)	(3,944,195)
Net cash used in financing activities	(6,043,753)	(3,944,195)
Net change in cash and cash equivalents	1,498,697	329,615
Cash and cash equivalents, beginning of period	1,114,173	819,611
Cash and cash equivalents, end of period	$2,612,870	$1,149,226

See Notes to Financial Statements.

Broadmark Real Estate Management II, LLC

Notes to Financial Statements

Note 1 - Organization and business

Broadmark Real Estate Management, LLC (the “Company”) is a Washington limited liability company formed on February 13, 2014. The Company operates under a Second Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) dated February 13, 2014. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement.

The primary purpose of the Company is to be the managing member of BRELF II, LLC (the “Fund”), a private real estate lending company, to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The primary purpose of the Fund is to make short-term, first position loans secured by deeds of trust on real estate in Colorado, Utah and Texas. Effective October 1, 2018 the Fund elected to be taxed as a real estate investment trust (“REIT”). As the manager of the Fund, the Company owns a separate class of common units in the Fund, the investors own preferred units.

Ownership rights of the Company are distributed amongst its Members through the issuance of 10,000 Class A Units which as of June 30, 2019 remain outstanding.

Note 2 - Summary of significant accounting policies

Basis of accounting

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Cash

The Company maintains cash in a demand deposit account with a bank. The bank balance may, at times, exceed federally insured limits.

Fees receivable from escrow

Fees receivable from escrow represents fee revenue generated from loans which closed prior to June 30, 2019 and December 31, 2018 but were not received until after the respective periods ended.

Revenue recognition

The Company derives revenue from three sources.

First, the company sources, underwrites and closes loans for the Fund, and is paid 80% of all origination, extension and amendment fees. These fees are earned and recognized in full when the loan is originated or the loan amendment is signed.

Second, the company receives a monthly management fee from the Fund for ongoing loan servicing. This distribution is defined in the BRELF II LLC Operating Agreement as 20% of “Distributable Income”. Distributable Income is interest income received in the fund, less operating expenses and less any portion of interest income used to pay the guaranteed minimum return of 0.5% monthly to the preferred unit holders of the Fund when the Funds 20% of fee-based income is not sufficient to fund the guaranteed minimum payment. The distributions are disclosed on the Statements of Income. The receipt of the Distributable Income by the Company is when revenue is considered earned and recognized.

Third, the Company also receives 100% of inspection fees, which the Company uses to hire independent inspectors to report on the status of construction projects. These fees are earned and recognized upon each construction draw request.

Share based compensation

The Company expenses the fair value of restricted unit awards granted to our employees over the period each award vests. There were 1500 units granted during 2014 at $178 per unit, which vested ratably over 48 months. The fair value of restricted unit awards is equal to the fair value of the Company’s units at the date of grant. The units were valued using an internal model with market inputs available on the date of grant. There were no unrecognized compensation costs related to non-vested restricted unit awards at June 30, 2019 or December 31, 2018.

Broadmark Real Estate Management II, LLC

Notes to Financial Statements

Advertising costs

Advertising costs are expensed as incurred or over the period of the campaign/promotion and are not significant.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.

Accordingly, actual results could differ from those estimates.

Subsequent events

The Company has evaluated subsequent events through the date that the financial statements were issued, see Note 6.

Note 3 - Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standard updates (“ASU”) issued. ASUs and assessed them and either determined them to be not applicable or expected to have minimal impact on its financial statements.

Note 4 - Expenses

The Company is responsible for all the operating expenses of the Fund, including loan origination and servicing, with the exception of specific legal, audit and tax preparation and consulting fees, excise taxes and certain bank charges which the Fund absorbs. Under a cost sharing agreement, the Company pays a related entity for performing the majority of the loan servicing and related payroll and general and administrative costs, in exchange for a monthly fee, currently charged at a rate of 0.0006 multiplied by monthly assets under management for the Fund.

From time to time, the Company is involved in routine litigation that arises in the normal course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

Note 5 - Related party transactions

Under an Investment Advisory Agreement dated March 1, 2014, Broadmark Capital LLC raises capital for the Fund. Under this agreement, Broadmark Capital is paid a commission from the Company of 1% in the month the capital is raised, and after 12 months also receives a “tail” commission of ½% per year, payable in quarterly installments. The commissions to Broadmark Capital are paid by the Company and disclosed on the Statement of Operations. The entity that owns Broadmark Capital LLC is also a member of the Company.

The Company also reimburses Pyatt Broadmark Management, LLC, a related entity, for services performed. See note 4.

Note 6 - Subsequent Events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Fund, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management III, LLC, Broadmark Real Estate Management IV, LLC, PBRELF I, LLC, BRELF III, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

Broadmark Real Estate Management II, LLC
Report of Independent Registered Public Accounting Firm

To the Members and the board of directors of
Broadmark Real Estate Management II, LLC

Opinion on the Financial Statements

We have audited the accompanying statement of assets, liabilities and members' equity of Broadmark Real Estate Management II, LLC (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, changes in members' equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

Everett, Washington
August 9, 2019

We have served as the Company’s auditor since 2019.

Broadmark Real Estate Management II, LLC

Statements of Assets, Liabilities and Members’ Equity

	As of December 31,
	2018	2017
Assets
Cash	$1,114,173	$819,611
Fees receivable from escrow	780,909	205,594
Other assets	127,664	41,700
Total assets	$2,022,746	$1,066,905

Liabilities and Members' Equity
Liabilities
Accounts payable	$577,477	$5,499
Related party payables	416,071	885,961
Total liabilities	$993,548	$891,460
Class A units
10,000 units issued and 10,000 and 9,938 outstanding as of December 31, 2018 and 2017, respectively	600	600
Additional paid in capital	266,264	255,170
Retained earnings (deficit)	762,334	(80,325)
Members' equity	1,029,198	175,445
Total liabilities and members' equity	$2,022,746	$1,066,905

See Notes to Financial Statements.

Broadmark Real Estate Management II, LLC

Statements of Operations

	Year Ended December 31,
	2018	2017	2016
Revenues
Fee income	$14,854,833	$6,727,010	$2,546,701
Distributions from Fund	3,102,070	1,267,418	586,283
Total revenue	$17,956,903	$7,994,428	$3,132,984
Expenses
Compensation	1,850,464	695,381	335,897
Commissions to Broadmark Capital LLC	2,299,528	1,060,441	443,969
General & administrative	1,254,994	441,089	238,796
Legal, audit, insurance	97,499	67,680	26,874
Inspection fees	117,780	66,103	39,100
Total Expenses	$5,620,265	$2,330,694	$1,084,636
Net Income	$12,336,638	$5,663,734	$2,048,348

See Notes to Financial Statements.

Broadmark Real Estate Management II, LLC

Statements of Changes in Members’ Equity

	Class A units		Additional paid in capital	Retained earnings (deficit)	Total
	Units	Amount
Balance January 1, 2016	10,000	$600	$122,038	$(21,878)	$100,760
Net income				2,048,348	2,048,348
Grants of restricted stock			66,566		66,566
Distributions to members				(1,826,776)	(1,826,776)
Balance at December 31, 2016	10,000	$600	$188,604	$199,694	$388,898
Net income				5,663,734	5,663,734
Grants of restricted stock			66,566		66,566
Distributions to members				(5,943,753)	(5,943,753)
Balance at December 31, 2017	10,000	$600	$255,170	$(80,325)	$175,445
Net income				12,336,638	12,336,638
Grants of restricted stock			11,094		11,094
Distributions to members				(11,493,979)	(11,493,979)
Balance at December 31, 2018	10,000	$600	$266,264	$762,334	$1,029,198

See Notes to Financial Statements.

Broadmark Real Estate Management II, LLC

Statements of Cash Flows

	Year ending December 31,
	2018	2017	2016
Cash flows from operating activities
Net income	$12,336,638	$5,663,734	$2,048,348
Adjustments to reconcile net income to net cash used in operations:
Grant of restricted units	11,094	66,566	66,566
Changes in operating assets and liabilities
Change in fees receivable from escrow	(575,315)	(106,977)	(98,617)
Change in other assets	(85,964)	(5,581)	(16,168)
Change in accounts payable	571,978	5,350	150
Change in related party liability	(469,890)	844,365	25,454
Cash from operating activities	11,788,541	6,467,457	2,025,733
Cash flows from financing activities Distributions to members	(11,493,979)	(5,943,753)	(1,826,776)
Cash for financing activities	(11,493,979)	(5,943,753)	(1,826,776)
Net change in cash	294,562	523,704	198,957
Cash and cash equivalents, beginning of year	819,611	295,907	96,950
Cash and cash equivalents, end of year	$1,114,173	$819,611	$295,907

See Notes to Financial Statements.

Broadmark Real Estate Management II, LLC

Notes to Financial Statements

Note 1 - Organization and business

Broadmark Real Estate Management, LLC (the “Company”) is a Washington limited liability company formed on February 13, 2014. The Company operates under a Second Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) dated February 13, 2014. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement.

The primary purpose of the Company is to serve as member of BRELF II, LLC (the “Fund”), a private real estate lending company, to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The primary purpose of the Fund is to make short-term, first position loans secured by deeds of trust on real estate in Colorado, Utah and Texas. Effective October 1, 2018 the Fund elected to be taxed as a real estate investment trust (“REIT”). As the manager of the Fund, the Company owns a separate class of common units in the Fund, the investors own preferred units.

Ownership rights of the Company are distributed amongst its Members through the issuance of 10,000 Class A Units which as of December 31, 2018 remain outstanding.

Note 2 - Summary of significant accounting policies

Basis of accounting

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Cash

The Company maintains cash in a demand deposit account with a bank. The bank balance may, at times, exceed federally insured limits.

Fees receivable from escrow

Fees receivable from escrow represents fee revenue generated from loans which closed prior to December 31 but were not received until after the period ended.

Income taxes

The Company is taxed as a partnership under provisions of the Internal Revenue Code. As such, the tax attributes of the Company are included in the individual tax returns of its members. The accompanying financial statements do not include any provision for income taxes.

Revenue recognition

The Company derives revenue from three sources.

First, the Company sources, underwrites and closes loans for the Fund, and is paid 80% of all origination, extension and amendment fees. These fees are earned and recognized in full when the loan is originated or the loan amendment is signed.

Second, the Company receives a monthly distribution from the Fund. This distribution is defined in the BRELF II, LLC Operating Agreement as 20% of “distributable cash” less any portion of interest income used to pay the preferred return of 0.5% monthly to the preferred unit holders of the Fund when the Fund’s share of fee-based income is less than the amount required to satisfy the preferred return. The distributions are disclosed on the Statements of Income. The receipt of the monthly distribution by the Company is when revenue is considered earned and recognized.

Third, the Company also receives 100% of inspection fees, which the Company uses to hire independent inspectors to report on the status of construction projects. These fees are earned and recognized upon each construction draw request.

Broadmark Real Estate Management II, LLC

Notes to Financial Statements

Share based compensation

The Company expenses the fair value of restricted unit awards granted to our employees over the period each award vests. There were 1500 units granted during 2014 at $178 per unit, which vest ratably over 48 months. The fair value of restricted unit awards is equal to the fair value of the Company’s units at the date of grant. The units were valued using an internal model with market inputs available on the date of grant. As of December 31, 2018 and 2017, there was $0 and $11,094, respectively, of total unrecognized compensation cost related to non-vested restricted unit awards.

Advertising costs

Advertising costs are expensed as incurred or over the period of the campaign/promotion and are not significant.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.

Accordingly, actual results could differ from those estimates.

Subsequent events

The Company has evaluated subsequent events through the date that the financial statements were issued.

Note 3 - Recent accounting pronouncements

Pronouncements adopted

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as amended by ASU 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, ASU 2016-08, Revenue from Contracts with Customers: Principal Versus Agent Considerations (Reporting Revenue Gross Versus Net), ASU 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing, ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, and ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue form Contracts with Customers, that provides accounting guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to customers. The guidance also provides for a model for the measurement and recognition of gains and losses on the sale of certain nonfinancial assets, such as property and equipment, including real estate. This standard may affect an entity’s financial statements, business processes and internal control over financial reporting. The standard is effective for interim and annual periods beginning after December 15, 2017. The Company adopted the pronouncement on January 1, 2018 and applied it on a modified retrospective approach upon adoption. The Company’s accounting policies and revenue recognition principles did not change materially as the principles of ASC 606 are largely consistent with the current revenue recognition practices – see Note 2.

In January 2016, FASB issued ASU No. 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which requires entities to measure equity investments at fair value and recognize changes in fair value in net income. The guidance also provides a new measurement alternative for equity investments that do not have readily determinable fair values and don’t qualify for the net asset value practical expedient. Entities will have to record changes in instrument-specific credit risk for financial liabilities measured under the fair value option in other comprehensive income, except for certain financial liabilities of consolidated collateralized financing entities. Entities will also have to reassess the realizability of a deferred tax asset related to an AFS debt security in combination with their other deferred tax assets. The Company adopted the pronouncement on January 1, 2018. The adoption of this standard did not have a material impact on the Company’s financial position, results of operations, or cash flows.

Broadmark Real Estate Management II, LLC

Notes to Financial Statements

In August 2016, FASB issued ASU No. 2016, Classification of Certain Cash Receipts and Cash Payments, which provides guidance regarding the presentation of certain cash receipts and cash payments in the statement of cash flows, addressing eight specific cash flow classification issues, in order to reduce existing diversity in practice. The Company adopted the pronouncement on January 1, 2018. The adoption of ASC No. 2016 did not have a material impact on our financial position, results of operations, or cash flows.

Note 4 - Expenses

The Company is responsible for all the operating expenses of the Fund, including loan origination and servicing, with the exception of specific legal, audit and tax preparation and consulting fees, excise taxes and certain bank charges which the Fund absorbs. Under a cost sharing agreement, the Company pays a related entity for performing the majority of the loan servicing, in exchange for a monthly fee, currently charged at a rate of 0.0006 multiplied by monthly assets under management for the Fund.

From time to time, the Company is named as a defendant in legal actions relating to transactions conducted in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.

Note 5 - Related party transactions

Under a Financial Advisory/Investment Banking Agreement dated March 1, 2014, Broadmark Capital LLC raises capital for the Fund. Under this agreement, Broadmark Capital is paid a commission from the Company of 1% in the month the capital is raised, and after 12 months also receives a “tail” commission of ½% per year, payable in quarterly installments. The commissions to Broadmark Capital are paid by the Company and disclosed on the Statement of Operations. The entity that owns Broadmark Capital LLC is also a member of the Company.

Note 6 - Subsequent Events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Fund, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management III, LLC, Broadmark Real Estate Management IV, LLC, PBRELF I, LLC, BRELF III, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

Broadmark Real Estate Management III, LLC

Statements of Assets, Liabilities and Members’ Equity (unaudited)

	As of June 30, 2019	As of December 31, 2018
Assets
Cash	$20,846	$69,247
Due from related parties	42,133	22,952
Other assets	3,102	635
Total assets	$66,081	$92,834

Liabilities and Members’ Equity

Liabilities
Payroll liabilities	$1,419	$1,419
Accounts payable	4,684	9,323
Related party payables	29,699	187,371
Total liabilities	35,802	198,113
Members’ equity
Class A units
10,000 units issued and 8,968 and 8,875 outstanding as of June 30, 2019 and December 31, 2018	200	200
Additional paid in capital	362,914	241,943
Accumulated deficit	(332,835)	(347,422)
Members’ equity	30,279	(105,279)
Total liabilities and members’ equity	$66,081	$92,834

See Notes to Financial Statements.

Broadmark Real Estate Management III, LLC

Statements of Operations (unaudited)

	Six months ended
	June 30, 2019	June 30, 2018
Revenues
Fee income	$413,119	$138,268
Distributions from Fund	95,521	11,286
Total revenue	508,640	149,554
Expenses
Compensation	227,052	202,771
Commissions to Broadmark Capital LLC	77,857	45,713
General and administrative	85,332	36,460
Legal, audit, insurance	81,562	30,684
Inspection fees	22,250	1,450
Total expenses	494,053	317,078
Net income (loss)	$14,587	$(167,524)

See Notes to Financial Statements.

Broadmark Real Estate Management III, LLC

Statements of Changes in Members’ Equity (unaudited)

	Class A units		Additional paid in capital	Accumulated deficit	Total
	Units	Amount
Balance at January 1, 2018	8,500	$200	$—	$(62,606)	$(62,406)
Net loss				(167,524)	(167,524)
Compensation expense related to restricted units	1,500		120,971	—	120,971
Distributions to members				(1,257)	(1,257)
Balance at June 30, 2018	10,000	$200	$120,971	$(231,387)	$(110,216)
	Class A units		Additional paid in capital	Accumulated deficit	Total
	Units	Amount
Balance at January 1, 2019	10,000	$200	$241,943	$(347,422)	$(105,279)
Net income				14,587	14,587
Compensation expense related to restricted units	—		120,971	—	120,971
Distributions to members				—	—
Balance at June 30, 2019	10,000	$200	$362,914	$(332,835)	$30,279

See Notes to Financial Statements.

Broadmark Real Estate Management III, LLC
Statements of Cash Flows (unaudited)

	Six months ended
	June 30, 2019	June 30, 2018
Cash flows from operating activities
Net income (loss)	$14,587	$(167,524)
Adjustments to reconcile net income to net cash used in operations:
Compensation expense related to restricted units	120,971	120,971
Changes in operating assets and liabilities:
Change in fees due from escrow	—	(12,208)
Change in due from related parties	(19,181)	—
Change in other assets	(2,467)	500
Change in accounts payable	(4,639)	857
Change in related party payables	(157,672)	66,033
Net cash from operating activities	(48,401)	8,629
Cash flows from investing activities
Investments in fixed assets	—	(635)
Net cash used in investing activities	—	(635)
Cash flows from financing activities
Distributions to members	—	(1,257)
Net cash used in financing activities	—	(1,257)
Net change in cash and cash equivalents	(48,401)	6,737
Cash and cash equivalents, beginning of period	69,247	11,466
Cash and cash equivalents, end of period	$20,846	$18,203

See Notes to Financial Statements.

Broadmark Real Estate Management III, LLC

Notes to Financial Statements

Note 1 - Organization and business

Broadmark Real Estate Management III, LLC (the “Company”) is a Washington limited liability company formed on September 11, 2017. The Company operates under a Second Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) dated October 1, 2017. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement.

The primary purpose of the Company is to be the managing member of BRELF III, LLC (the “Fund”), a private real estate lending company, to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The primary purpose of the Fund is to make short-term, first position loans secured by deeds of trust on real estate in the South East United States. The Company began operating in October of 2017 although the Fund was not active until 2018. Effective January 1, 2019 the Fund elected to be taxed as a real estate investment trust (“REIT”). As the manager of the Fund, the Company owns a separate class of common shares in the Fund, the investors own Preferred Shares.

Ownership rights of the Company are distributed amongst its Members through the issuance of 10,000 Class A Units which as of June 30, 2019, 9,063 remain outstanding.

Note 2 - Summary of significant accounting policies

Basis of accounting

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Cash

The Company maintains cash in a demand deposit account with a bank. The bank balance may, at times, exceed federally insured limits.

Due to or from related parties

Amounts due to or from related parties include unpaid manager distributions, unpaid extension and inspection fees, amounts advanced from Pyatt Broadmark Management, LLC, and amounts owed by Members to the Company.

Income taxes

The Company is taxed as a partnership under provisions of the Internal Revenue Code. As such, the tax attributes of the Company are included in the individual tax returns of its members. The accompanying financial statements do not include any provision for income taxes.

Revenue Recognition

The Company derives revenue from three sources.

First, the Company sources, underwrites and closes loans for the Fund, and is paid 80% of all origination, extension and amendment fees. These fees are earned and recognized in full when the loan is originated, or the loan amendment is signed.

Second, the company receives a monthly management fee from the Fund for ongoing loan servicing. This distribution is defined in the BRELF III LLC Operating Agreement as 20% of “Distributable Income”. Distributable Income is interest income received in the Fund, less operating expenses and less any portion of interest income used to pay the guaranteed minimum return of 0.5% monthly to the preferred unit holders of the Fund when the Funds 20% of fee-based income is not sufficient to fund the guaranteed minimum payment. The distributions are disclosed on the Statements of Income. The receipt of the Distributable Income by the Company is when revenue is considered earned and recognized.

Broadmark Real Estate Management III, LLC

Notes to Financial Statements

Third, the Company also receives 100% of inspection fees, which the Company uses to hire independent inspectors to report on the status of construction projects. These fees are earned and recognized upon each construction draw request.

Share based compensation

The Company expenses the fair value of restricted unit awards granted to our employees over the period each award vests. There were 1500 units granted on January 1, 2018 at $645 per unit, which vest ratably over 48 months. The fair value of restricted unit awards is equal to the fair value of the Company’s units at the date of grant. The units were valued using an internal model with market inputs available on the date of grant. As of June 30, 2019 and December 31, 2018, there was $604,857 and $725,828, respectively, of total unrecognized compensation cost related to non-vested restricted unit awards.

Advertising costs

Advertising costs are expensed as incurred or over the period of the campaign/promotion and are not significant.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Subsequent events

The Company has evaluated subsequent events through the date that the financial statements were issued, see Note 6.

Note 3 - Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standard updates (“ASU”) issued. ASUs and assessed them and either determined them to be not applicable or expected to have minimal impact on its financial statements.

Note 4 - Expenses

The Company is responsible for all the operating expenses of the Fund, including loan origination and servicing, with the exception of specific legal, audit and tax preparation and consulting fees, excise taxes and certain bank charges which the Fund absorbs.

From time to time, the Company is involved in routine litigation that arises in the normal course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

Loan Servicing services for the company are largely performed by a related party, Pyatt Broadmark Management, LLC (“PBM”). The Company reimburses PBM for these costs, currently at a rate of 0.0006 multiplied by monthly assets under management for the Fund.

Note 5 - Related party transactions

Under an Investment Advisory Agreement dated October 10, 2017, Broadmark Capital LLC raises capital for the Fund. Under this agreement, Broadmark Capital, LLC is paid a commission from the Company of 1% in the month the capital is raised, and after 12 months also receives a “tail” commission of ½% per year, payable in quarterly installments. The commissions to Broadmark Capital are paid by the Company and disclosed on the Statement of Operations. The entity that owns Broadmark Capital, LLC is also a member of the Company.

The Company also reimburses Pyatt Broadmark Management, LLC, a related entity, for services performed. See note 4.

Broadmark Real Estate Management III, LLC

Notes to Financial Statements

Note 6 - Subsequent Events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Fund, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management IV, LLC, PBRELF I, LLC, BRELF II, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

Broadmark Real Estate Management III, LLC

Report of Independent Registered Public Accounting Firm

To the Members and the board of directors of
Broadmark Real Estate Management III, LLC

Opinion on the Financial Statements

We have audited the accompanying statement of assets, liabilities and members' equity of Broadmark Real Estate Management III, LLC (the “Company”) as of December 31, 2018, the related statements of operations, changes in members' equity and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Moss Adams LLP

Everett, Washington
August 9, 2019

We have served as the Company’s auditor since 2019.

Broadmark Real Estate Management III, LLC   Statement of Assets, Liabilities and Members’ Deficit

As of December 31, 2018
Assets
Cash	$69,247
Due from related parties	22,952
Fixed assets	635
Total	$92,834

Liabilities and Members’ Deficit
Liabilities
Payroll liabilities	$1,419
Accounts payable	9,323
Related party payables	187,371
Total liabilities	$198,113
Class A units
10,000 units issued and 8,875 outstanding as of December 31, 2018	200
Additional paid in capital	241,943
Accumulated deficit	(347,422)
Members' Deficit	(105,279)
Total liabilities and members' deficit	$92,834

See Notes to Financial Statements.

Broadmark Real Estate Management III, LLC   Statement of Operations

Year Ended December 31, 2018
Revenue
Fee income	$428,481
Distributions from Fund	60,290
Total revenue	$488,771
Expenses
Compensation	449,918
Commissions to Broadmark Capital LLC	119,506
General & administrative	119,543
Legal, audit, insurance	65,976
Inspection fees	14,955
Total expenses	$769,898
Net loss	$(281,127)

See Notes to Financial Statements.

Broadmark Real Estate Management III, LLC   Statement of Change in Members’ Deficit

	Class A units		Additional paid in capital	Accumulated deficit	Total
	Units	Amount
Balance January 1, 2018	8,500	$200	$—	$(62,606)	$(62,406)
Net income				(281,127)	(281,127)
Grant of restricted units	1,500		241,943		241,943
Distributions to members				(3,689)	(3,689)
Balance at December 31, 2018	10,000	$200	$241,943	$(347,422)	$(105,279)

See Notes to Financial Statements.

Broadmark Real Estate Management III, LLC   Statement of Cash Flows

Year Ended December 31, 2018
Cash flows from operating activities
Net income	$(281,127)
Adjustments to reconcile net income to net cash used in operations:
Grant of restricted units	241,943
Changes in operating assets and liabilities
Change in due from related parties	(22,952)
Change in accounts payable	9,323
Change in payroll liabilities	1,419
Change in related party payables	113,499
Net cash from operating activities	62,105
Cash flows from investing activities
Investment in fixed assets	(635)
Net cash from investing activities	(635)
Cash flows from financing activities
Distributions to members	(3,689)
Net cash from financing activities	(3,689)
Net change in cash	57,781
Cash and cash equivalents, beginning of year	11,466
Cash and cash equivalents, end of year	$69,247

See Notes to Financial Statements.

Broadmark Real Estate Management III, LLC   Notes to Financial Statements

Note 1 - Organization and business

Broadmark Real Estate Management III, LLC (the “Company”) is a Washington limited liability company formed on September 11, 2017. The Company operates under a Second Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) dated October 1, 2018. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement.

The primary purpose of the Company is to serve as manager of BRELF III, LLC (the “Fund”), a private real estate lending company, to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The primary purpose of the Fund is to make short-term, first position loans secured by deeds of trust on real estate in the South East United States. The Company began operating in January of 2018, when the Fund it manages originated its first loans. Certain start-up costs were incurred prior to January 1, 2018 and are included in the opening balance of equity. Effective October 1, 2018, the Fund elected to be taxed as a corporation for U.S. federal income tax purposes.

As the manager of the Fund, the Company owns a separate class of common units in the Fund, the investors own preferred units.

Ownership rights of the Company are distributed amongst its Members through the issuance of 10,000 Class A Units which as of December 31, 2018, 8,875 remain outstanding.

Note 2 - Summary of significant accounting policies

Basis of accounting

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Cash

The Company maintains cash in a demand deposit account with a bank. The bank balance may, at times, exceed federally insured limits.

Fixed assets

Fixed assets are stated at cost. Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized. Depreciation is recorded on the straight-line method over the estimated useful life of the assets.

Income taxes

The Company is taxed as a partnership under provisions of the Internal Revenue Code. As such, the tax attributes of the Company are included in the individual tax returns of its members. The accompanying financial statements do not include any provision for income taxes.

Revenue Recognition

The Company derives revenue from three sources.

First, the Company sources, underwrites and closes loans for the Fund, and is paid 80% of all origination, extension and amendment fees. These fees are earned and recognized in full when the loan is originated or the loan amendment is signed.

Second, the Company receives a monthly distribution from the Fund. This distribution is defined in the BRELF III, LLC Operating Agreement as 20% of “distributable cash” less any portion of interest income used to pay the

Broadmark Real Estate Management III, LLC

Notes to Financial Statements

preferred return of 0.05% monthly to the preferred unit holders of the Fund when the Fund’s share of fee-based income is less than the amount required to satisfy the preferred return. The distributions are disclosed on the Statements of Income. The receipt of the monthly distribution by the Company is when revenue is considered earned and recognized.

Third, the Company also receives 100% of inspection fees, which the Company uses to hire independent inspectors to report on the status of construction projects. These fees are earned and recognized upon each construction draw request.

Share based compensation

The Company expenses the fair value of restricted unit awards granted to our employees over the period each award vests. There were 1500 units granted during 2018 at $645 per unit, which vest ratably over 48 months. The fair value of restricted unit awards is equal to the fair value of the Company’s units at the date of grant. The units were valued using an internal model with market inputs available on the date of grant. As of December 31, 2018, there was $725,828 of total unrecognized compensation cost related to non-vested restricted unit awards.

Advertising costs

Advertising costs are expensed as incurred or over the period of the campaign/promotion and are not significant.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.

Accordingly, actual results could differ from those estimates.

Subsequent events

The Company has evaluated subsequent events through the date that the financial statements were issued.

Note 3 - Recent accounting pronouncements

Pronouncements Adopted

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as amended by ASU 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, ASU 2016-08, Revenue from Contracts with Customers: Principal Versus Agent Considerations (Reporting Revenue Gross Versus Net), ASU 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing, ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, and ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue form Contracts with Customers, that provides accounting guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to customers. The guidance also provides for a model for the measurement and recognition of gains and losses on the sale of certain nonfinancial assets, such as property and equipment, including real estate. This standard may affect an entity’s financial statements, business processes and internal control over financial reporting. The standard is effective for interim and annual periods beginning after December 15, 2017. The Company adopted the pronouncement on January 1, 2018 and applied it on a modified retrospective approach upon adoption. The Company’s accounting policies and revenue recognition principles did not change materially as the principles of ASC 606 are largely consistent with the current revenue recognition practices – see Note 2.

In January 2016, FASB issued ASU No. 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which requires entities to measure equity investments at fair value and recognize changes in fair value in net income. The guidance also provides a new measurement alternative for equity investments that do not have readily determinable fair values and don’t qualify for the net asset value practical expedient. Entities will have to record changes in instrument-specific credit risk for financial liabilities measured

Broadmark Real Estate Management III, LLC

Notes to Financial Statements

under the fair value option in other comprehensive income, except for certain financial liabilities of consolidated collateralized financing entities. Entities will also have to reassess the realizability of a deferred tax asset related to an AFS debt security in combination with their other deferred tax assets. The Company adopted the pronouncement on January 24, 2018. The adoption of this standard did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which provides guidance regarding the presentation of certain cash receipts and cash payments in the statement of cash flows, addressing eight specific cash flow classification issues, in order to reduce existing diversity in practice. The Company adopted the pronouncement on January 24, 2018. The adoption of ASC No. 2016-15 did not have a material impact on our financial position, results of operations, or cash flows.

Note 4 - Expenses

The Company is responsible for all the operating expenses of the Fund, including loan origination and servicing, with the exception of specific legal, audit and tax preparation and consulting fees, excise taxes and certain bank charges which the Fund absorbs.

From time to time, the Company is involved in routine litigation that arises in the normal course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company's financial position.

Note 5 - Related party transactions

Under a Financial Advisory/Investment Banking Agreement dated October 10, 2017, Broadmark Capital LLC raises capital for the Fund. Under this agreement, Broadmark Capital, LLC is paid a commission from the Company of 1% in the month the capital is raised, and after 12 months also receives a “tail” commission of ½% per year, payable in quarterly installments. The commissions to Broadmark Capital are paid by the Company and disclosed on the Statement of Operations. The entity that owns Broadmark Capital, LLC is also a member of the Company.

Loan Servicing services for the Company are largely performed by a related party, Pyatt Broadmark Management, LLC (“PBM”). The Company reimburses PBM for these costs, currently at a rate of 0.0006 multiplied by monthly assets under management for the Fund.

Note 6 - Subsequent Events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Fund, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management IV, LLC, PBRELF I, LLC, BRELF II, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

Broadmark Real Estate Management IV, LLC

Statement of Assets, Liabilities and Members’ Deficit (unaudited)

As of June 30, 2019
Assets
Cash	$9,682
Due from related parties	1,052
Other assets	3,243
Total assets	$13,977

Liabilities and Members’ Equity
Liabilities
Accounts payable	$2,839
Related party payables	128,629
Total liabilities	131,468
Members’ equity
Class A units
1,000 units issued and outstanding as of June 30, 2019	200
Additional paid in capital	183,075
Accumulated deficit	(300,766)
Members’ equity	(117,491)
Total liabilities and members’ equity	$13,977

See Notes to Financial Statements.

Broadmark Real Estate Management IV, LLC

Statement of Operations (unaudited)

Six months ended June 30, 2019
Revenue
Fee income	$50,375
Distributions from Fund	2,617
Total revenue	52,992
Expense
Compensation	247,053
Commissions to Broadmark Capital LLC	24,250
Legal, audit, insurance	75,545
General and administrative	6,910
Total expenses	353,758
Net Loss	$(300,766)

See Notes to Financial Statements.

Broadmark Real Estate Management IV, LLC

Statement of Changes in Members’ Deficit (unaudited)

	Class A units		Additional paid in capital	Accumulated deficit	Total
	Units	Amount
Balance at January 1, 2019	—	$—	$—	$—	$—
Net loss				(300,766)	(300,766)
Compensation expense related to restricted units	150		183,075	—	183,075
Contributions	850	200		—	200
Balance at June 30, 2019	1,000	$200	$183,075	$(300,766)	$(117,491)

See Notes to Financial Statements.

Broadmark Real Estate Management IV, LLC

Statement of Cash Flows (unaudited)

Six months ended June 30, 2019
Cash flows from operating activities
Net loss	$(300,766)
Adjustments to reconcile net income to net cash used in operations:
Compensation expense related to restricted units	183,075
Changes in operating assets and liabilities:
Change due from related parties	(1,052)
Change in other assets	(3,243)
Change in accounts payable	2,839
Change in related party payables	128,629
Net cash from operating activities	9,482
Cash flows from financing activities
Contributions from members	200
Net cash used in financing activities	200
Net change in cash and cash equivalents	9,682
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$9,682

See Notes to Financial Statements.

Broadmark Real Estate Management IV, LLC

Notes to Financial Statements
June 30, 2019

Note 1 - Organization and business

Broadmark Real Estate Management IV, LLC (the “Company”) is a Washington limited liability company formed on January 1, 2019. The Company operates under a Limited Liability Company Agreement (the “Operating Agreement”) dated January 1, 2019. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement.

The purpose of the Company is to serve as manager of BRELF IV, LLC (the “Fund”), a private real estate lending company, to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The primary purpose of the Fund is to make short-term, first position loans secured by deeds of trust on real estate in Maryland, Pennsylvania, Virginia, and the District of Columbia.

Ownership rights of the Company are distributed amongst its Members through the issuance of 1000 Class A Units, which as of June 30, 2019, 866 remain outstanding.

Note 2 - Summary of significant accounting policies

Basis of accounting

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Cash

The Company maintains cash in a demand deposit account with a bank. The bank balance may, at times, exceed federally insured limits.

Fees receivable from escrow

Fees receivable from escrow represents fee revenue generated from loans which closed prior to December 31 but were not received until after the period ended. There were no fees receivable from escrow at June 30, 2019.

Income taxes

The Company is taxed as a partnership under provisions of the Internal Revenue Code. As such, the tax attributes of the Company are included in the individual tax returns of its members. The accompanying financial statements do not include any provision for income taxes.

Revenue recognition

The Company derives revenue from three sources.

First, the Company sources, underwrites and closes loans for the Fund, and is paid 80% of all origination, extension and amendment fees. These fees are earned and recognized in full when the loan is originated or the loan amendment is signed.

Second, the Company receives a monthly distribution from the Fund. This distribution is defined in the BRELF IV, LLC Operating Agreement as 20% of “Distributable Cash” less any portion of interest income used to pay the preferred return of 0.05% monthly to the preferred unit holders of the Fund when the Fund’s share of fee-based income is less than the amount required to satisfy the preferred return. The distributions are disclosed on the Statements of Income. The receipt of the monthly distribution by the Company is when revenue is considered earned and recognized.

Third, the Company also receives 100% of inspection fees, which the Company uses to hire independent inspectors to report on the status of construction projects. These fees are earned and recognized upon each construction draw request.

Broadmark Real Estate Management IV, LLC

Notes to Financial Statements
June 30, 2019

Share based compensation

The Company expenses the fair value of restricted unit awards granted to our employees over the period each award vests. There were 150 units granted during 2019 at $11,717 per unit, which vest ratably over 48 months. The fair value of restricted unit awards is equal to the fair value of the Company’s units at the date of grant. The units were valued using an internal model with market inputs available on the date of grant. As of June 30, 2019, there was $1,574,447 of total unrecognized compensation cost related to non-vested restricted unit awards.

Advertising costs

Advertising costs are expensed as incurred or over the period of the campaign/promotion and are not significant.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Subsequent events

The Company has evaluated subsequent events through the date that the financial statements were issued, see Note 5.

Note 3 - Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standard updates (“ASU”) issued, has assessed them, and either determined them to be not applicable or expected to have minimal impact on financial statements.

Note 4 - Expenses

The Company is responsible for all the operating expenses of the Fund, including loan origination and servicing, with the exception of specific legal, audit and tax preparation and consulting fees, excise taxes and certain bank charges which the Fund absorbs.

From time to time, the Company is involved in routine litigation that arises in the normal course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

Note 5 - Subsequent Events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Fund, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC, Broadmark Real Estate Management IV, LLC, PBRELF I, LLC, BRELF II, LLC, BRELF III, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

Broadmark Real Estate Management IV, LLC

Report of Independent Registered Public Accounting Firm

To the Members and the board of directors of
Broadmark Real Estate Management IV, LLC

Opinion on the Financial Statements

We have audited the accompanying statement of assets, liabilities and members' equity of Broadmark Real Estate Management IV, LLC (the “Company”) as of March 31, 2019, the related statements of operations, changes in members' equity and cash flows for the period from January 1, 2019 (date of inception) though March 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019, and the results of its operations and its cash flows for the period from January 1, 2019 (date of inception) though March 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Moss Adams LLP

Everett, Washington
August 9, 2019

We have served as the Company’s auditor since 2019.

Broadmark Real Estate Management IV, LLC

Statement of Assets, Liabilities and Members’ Deficit
March 31, 2019

Assets
Current Assets
Cash	$25,164
25,164
Total Assets	$25,164

Liabilities and Members' Deficit
Liabilities
Accounts payable	$33,605
Related party payables	69,800
Total liabilities	$103,405
Class A units
1,000 units issued and 856 outstanding as of March 31, 2019	200
Additional paid in capital	73,230
Accumulated deficit	(151,671)
Members' deficit	(78,241)
Total liabilities and members' deficit	$25,164

See Notes to Financial Statements.

Broadmark Real Estate Management IV, LLC

Statement of Operations
January 1, 2019 through March 31, 2019

Expenses
Legal, audit, insurance	$53,441
Compensation	98,230
Total expenses	$151,671
Net loss	$(151,671)

See Notes to Financial Statements.

Broadmark Real Estate Management IV, LLC

Statement of Changes in Members’ Deficit
January 1, 2019 through March 31, 2019

	Class A units		Additional Paid In Capital	Accumulated Deficit	Total
	Units	Amount
Balance at January 1, 2019	—	$—	$—	$—	$—
Net loss				(151,671)	(151,671)
Grant of restricted units	150		73,230		73,230
Contributions	850	200		—	200
Balance at March 31, 2019	1,000	$200	$73,230	$(151,671)	$(78,241)

See Notes to Financial Statements.

Broadmark Real Estate Management IV, LLC

Statement of Cash Flows
January 1, 2019 (date of inception) through March 31, 2019

Three months ended March 31, 2019
Cash flows from operating activities
Net loss	$(151,671)
Adjustments to reconcile net income to net cash used in operations:
Grant of restricted units	73,230
Changes in operating assets and liabilities:
Change in accounts payable	33,605
Change in related party payables	69,800
Cash from operating activities	24,964
Cash flows from financing activities
Contributions from members	200
Net cash from financing activities	200
Net change in cash	25,164
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$25,164

See Notes to Financial Statements.

Broadmark Real Estate Management IV, LLC

Notes to Financial Statements
March 31, 2019

Note 1 - Organization and business

Broadmark Real Estate Management IV, LLC (the “Company”) is a Washington limited liability company formed on January 1, 2019. The Company operates under a Limited Liability Company Agreement (the “Operating Agreement”) dated January 1, 2019. The Company will have perpetual existence unless terminated pursuant to the provisions of the Operating Agreement.

The purpose of the Company is to serve as manager of BRELF IV, LLC (the “Fund”), a private real estate lending company, to manage the underwriting, closing, servicing, and disposition of mortgage notes, and perform all general and administrative duties. The primary purpose of the Fund is to make short-term, first position loans secured by deeds of trust on real estate in Maryland, Pennsylvania, Virginia, and the District of Columbia.

Ownership rights of the Company are distributed amongst its Members through the issuance of 1000 Class A Units, which as of March 31, 2019 remain outstanding.

Note 2 - Summary of significant accounting policies

Basis of accounting

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Cash

The Company maintains cash in a demand deposit account with a bank. The bank balance may, at times, exceed federally insured limits.

Fees receivable from escrow

Fees receivable from escrow represents fee revenue generated from loans which closed prior to December 31 but were not received until after the period ended.

Fixed assets

Fixed assets are stated at cost. Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized. Depreciation is recorded on the straight-line method over the estimated useful life of the assets.

Income taxes

The Company is taxed as a partnership under provisions of the Internal Revenue Code. As such, the tax attributes of the Company are included in the individual tax returns of its members. The accompanying financial statements do not include any provision for income taxes.

Revenue recognition

The Company derives revenue from three sources.

First, the Company sources, underwrites and closes loans for the Fund, and is paid 80% of all origination, extension and amendment fees. These fees are earned and recognized in full when the loan is originated or the loan amendment is signed.

Second, the Company receives a monthly distribution from the Fund. This distribution is defined in the BRELF IV, LLC Operating Agreement as 20% of “distributable cash” less any portion of interest income used to pay the

Broadmark Real Estate Management IV, LLC

Notes to Financial Statements
March 31, 2019

preferred return of 0.05% monthly to the preferred unit holders of the Fund when the Fund’s share of fee based income is less than the amount required to satisfy the preferred return. The distributions are disclosed on the Statements of Income. The receipt of the monthly distribution by the Company is when revenue is considered earned and recognized.

Third, the Company also receives 100% of inspection fees, which the Company uses to hire independent inspectors to report on the status of construction projects. These fees are earned and recognized upon each construction draw request.

Share based compensation

The Company expenses the fair value of restricted unit awards granted to our employees over the period each award vests. There were 150 units granted during 2019 at $11,717 per unit, which vest ratably over 48 months. The fair value of restricted unit awards is equal to the fair value of the Company’s units at the date of grant. The units were valued using an internal model with market inputs available on the date of grant. As of March 31, 2019, there was $1,684,292 of total unrecognized compensation cost related to non-vested restricted unit awards.

Advertising costs

Advertising costs are expensed as incurred or over the period of the campaign/promotion and are not significant.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the fair value of investments, certain reported amounts and disclosures at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Subsequent events

The Company has evaluated subsequent events through the date that the financial statements were available to be issued.

Note 3 - Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standard updates (“ASU”) issued, has assessed them, and either determined them to be not applicable or expected to have minimal impact on financial statements.

Note 4 - Expenses

The Company is responsible for all the operating expenses of the Fund, including loan origination and servicing, with the exception of specific legal, audit and tax preparation and consulting fees, excise taxes and certain bank charges which the Fund absorbs.

Fixed assets are stated at cost. Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized. Depreciation is recorded on the straight-line method over the estimated useful life of the assets.

From time to time, the Company is involved in routine litigation that arises in the normal course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company's financial position.

Broadmark Real Estate Management IV, LLC

Notes to Financial Statements
March 31, 2019

Note 5 - Subsequent Events

On August 9, 2019, the Company entered into a definitive agreement with Trinity Merger Corp. to effectuate a business combination transaction which will combine the Company, Fund, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC, Broadmark Real Estate Management IV, LLC, PBRELF I, LLC, BRELF II, LLC, BRELF III, LLC, and BRELF IV, LLC into a publicly-traded internally managed Mortgage REIT. The transaction is subject to investor and regulatory approval and is expected to close in the third quarter of 2019.

ANNEX A
MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

TRINITY MERGER CORP.,

TRINITY SUB INC.,

TRINITY MERGER SUB I, INC.,

   TRINITY MERGER SUB II, LLC,

PBRELF I, LLC,

BRELF II, LLC,

BRELF III, LLC,

BRELF IV, LLC,

PYATT BROADMARK MANAGEMENT, LLC,

BROADMARK REAL ESTATE MANAGEMENT II, LLC,

BROADMARK REAL ESTATE MANAGEMENT III, LLC,

and

BROADMARK REAL ESTATE MANAGEMENT IV, LLC

dated as of

August 9, 2019

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of August 9, 2019, is by and among TRINITY MERGER CORP., a Delaware corporation (“Trinity”), Trinity Sub Inc., a Maryland corporation and wholly owned subsidiary of Trinity (“PubCo”), TRINITY MERGER SUB I, INC., a Delaware corporation and wholly owned subsidiary of PubCo (“Merger Sub I”), TRINITY MERGER SUB II, LLC, a Delaware limited liability company and wholly owned subsidiary of PubCo (“Merger Sub II” and, together with Trinity, PubCo and Merger Sub I, the “Trinity Parties”), PBRELF I, LLC, a Washington limited liability company (“Fund I”), BRELF II, LLC, a Washington limited liability company (“Fund II”), BRELF III, LLC, a Washington limited liability company (“Fund III”), and BRELF IV, LLC, a Washington limited liability company (“Fund IV” and, together with Fund I, Fund II and Fund III, the “Companies” and each a “Company”), Pyatt Broadmark Management, LLC, a Washington limited liability company (“MgCo I”), Broadmark Real Estate Management II, LLC, a Washington limited liability company (“MgCo II”), Broadmark Real Estate Management III, LLC, a Washington limited liability company (“MgCo III”), and Broadmark Real Estate Management IV, LLC, a Washington limited liability company (“MgCo IV” and, together with MgCo I, MgCo II and MgCo III, the “Management Companies” and each a “Management Company” and, together with the Companies and the Company Subsidiaries, the “Company Group”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Annex I or as otherwise defined elsewhere in this Agreement. Trinity, PubCo, Merger Sub I, Merger Sub II, Fund I, Fund II, Fund III, Fund IV, MgCo I, MgCo II, MgCo III and MgCo IV are each individually referred to herein as a “Party” and together as the “Parties.”

Recitals

WHEREAS, Trinity is a blank check company incorporated in Delaware for the purpose of effecting a Business Combination;

WHEREAS, PubCo is a Maryland corporation that will elect to be taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Code (“REIT”) for U.S. federal income tax purposes;

WHEREAS, Fund I, Fund II, Fund III and Fund IV are each Washington limited liability companies that have elected or will elect to be taxed as REITs for U.S. federal income tax purposes;

WHEREAS, MgCo I is the manager of Fund I, provides loan underwriting services on behalf of Fund I and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of Fund I, MgCo II is the manager of Fund II, provides loan underwriting services on behalf of Fund II and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of Fund II, MgCo III is the manager of Fund III, provides loan underwriting services on behalf of Fund III and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of Fund III, MgCo IV is the manager of Fund IV, provides loan underwriting services on behalf of Fund IV and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of Fund IV (the Management Companies’ rights in the fee-based income with respect to their loan underwriting services are referred to herein as the “Management Agreement Rights”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction pursuant to which (i) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub I will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Trinity Merger”), (ii) immediately following the Trinity Merger, in accordance with the General Limited liability Company Act of the State of Delaware (the “DLLCA”) and the Washington Limited Liability Company Act (the “WA LLCA”), each of the Companies will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such merger (the “Company Merger”), and (iii) immediately following the Company Merger, in accordance with the DGCL and the WA LLCA, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Management Company Merger” and, together with the Trinity Merger and the Company Merger, the “Mergers”);

WHEREAS, in the Trinity Merger, (i) each share of Class A Common Stock and Class B Common Stock of Trinity (collectively, the “Trinity Common Stock”) issued and outstanding immediately prior to the Trinity Effective Time will be converted into the right to receive the Trinity Merger Consideration Per Share, and (ii) each warrant outstanding immediately prior to the Trinity Effective Time will be modified to provide that such warrant will entitle the holder thereof to acquire shares of PubCo Common Stock, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, as of the date of the Trinity Merger, Trinity will elect with PubCo on IRS Form 8875 to be treated as a Taxable REIT Subsidiary of PubCo;

WHEREAS, in the Company Merger, (i) each Company Preferred Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Preferred Merger Consideration Per Unit, and (ii) each Company Common Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Common Merger Consideration Per Unit, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA and the WA LLCA;

WHEREAS, in the Management Company Merger, (i) each Management Company Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Management Company Merger Consideration Per Unit upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the WA LLCA;

WHEREAS, the board of directors of Trinity (the “Trinity Board”) has unanimously (i) approved the execution, delivery and performance of this Agreement and the Trinity Merger, the Management Company Merger and the other transactions contemplated by this Agreement (the “Transactions”), and declared that this Agreement, and the Transactions are advisable and in the best interests of Trinity and its stockholders, and (ii) resolved to recommend adoption of this Agreement by the stockholders of Trinity;

WHEREAS, the board of directors of PubCo (the “PubCo Board”) has approved the execution, delivery and performance of this Agreement and the Transactions and declared it advisable for PubCo to enter into this Agreement;

WHEREAS, the board of directors of Merger Sub I (the “Merger Sub I Board”) has approved the execution, delivery and performance of this Agreement and the Transactions and declared it advisable for Merger Sub I to enter into this Agreement;

WHEREAS, the manager and sole member of Merger Sub II has approved the execution, delivery and performance of this Agreement and the Transactions and declared it advisable for Merger Sub II to enter into this Agreement;

WHEREAS, the board of directors and managers of each of the respective Companies have unanimously approved the execution, delivery and performance of this Agreement and the Transactions and determined to submit this Agreement and the Transactions to the Company Members for their approval;

WHEREAS, the board of managers of each of the respective Management Companies has unanimously approved the execution, delivery and performance of this Agreement and the Transactions and determined to submit this Agreement and the Transactions to the Management Company Members for their approval;

WHEREAS, in furtherance of the Transactions and in accordance with the terms hereof, Trinity shall provide the holders of its Class A Common Stock sold as part of the units in Trinity’s initial public offering the opportunity to elect to have their shares of Class A Common Stock redeemed for the consideration, and on the terms and subject to the terms and limitations, set forth in the Trinity Organizational Documents, the Trust Agreement and the Proxy Statement in conjunction with obtaining approval from the stockholders of Trinity for the Trinity Merger (collectively with the transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Company Merger will qualify as a “reorganization” under, and within the meaning of, Section 368(a)(1)(A) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Company Merger for purposes of Sections 354 and 361 of the Code, (ii) the Company Merger, the Trinity Merger and the PIPE Investment will be considered part of an overall plan in which the Trinity stockholders exchange their Trinity Common Stock for PubCo Common Stock in an exchange described in Section 351 of the Code, and (iii) the Management Company Merger will be characterized as a sale of assets by the Management Companies to Trinity for cash;

WHEREAS, Sponsor and certain insiders of Trinity are parties to that certain letter agreement dated May 14, 2018 (the “Letter Agreement”) pursuant to which Sponsor and the insiders agreed (i) to vote any shares of Trinity Common Stock they own in favor of any proposed Business Combination and (ii) not to redeem any shares of Trinity Common Stock they own in connection with the Offer or any shareholder approval of such Business Combination;

WHEREAS, concurrently with and conditional upon the execution of this Agreement, on the date of this Agreement, Sponsor, Trinity, PubCo, the Companies and the Management Companies have entered into an agreement (the “Sponsor Agreement”) pursuant to which Sponsor shall (a) surrender to Trinity, for no consideration and as a contribution to the capital of Trinity, the Surrendered Shares, whereupon such shares shall be cancelled, and (b) waive the conversion rights set forth in Section 4.3 of the Trinity Certificate that may result from the PIPE Investment and/or the Transactions (the “Class B Share Conversion Rights”);

WHEREAS, Trinity has required, as a condition to its willingness to enter into this Agreement, that certain holders of membership interests of the Management Companies simultaneously herewith enter into a Support Agreement, dated as of the date hereof (the “Support Agreements”), pursuant to which, among other things, such holders agree to support the Management Company Merger and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreements;

WHEREAS, concurrently with and conditional upon the execution of this Agreement, PubCo and Jeffrey Pyatt, Adam Fountain, Joanne Van Sickle, Bryan Graf, Tom Gunnison, Jordan Siao and Brian Dubin are entering into employment agreements;

WHEREAS, on or about the date hereof, PubCo has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain third-party investors for a private placement of PubCo Common Stock (the “PIPE Investment”), such private placement to be consummated immediately prior to the consummation of the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe certain conditions to the Transactions as specified herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Agreement

ARTICLE I
AGREEMENT – THE MERGERS

Section 1.1    The Mergers.

(a)   Trinity Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Trinity Effective Time, Merger Sub I will be merged with and into Trinity, whereupon the separate existence of Merger Sub I will cease, and Trinity will survive the merger as a wholly owned subsidiary of PubCo (the surviving entity in the Trinity Merger, the “Initial Trinity Surviving Subsidiary”). The Trinity Merger shall have the effects provided in this Agreement and as specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Trinity Effective Time, the Initial Trinity Surviving Subsidiary will possess all properties, rights, privileges, powers and franchises of Trinity and Merger Sub I, and all of the claims, obligations, liabilities, debts and duties of Trinity and Merger Sub I will become the claims, obligations, liabilities, debts and duties of the Initial Trinity Surviving Subsidiary.

(b)   Company Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DLLCA and the WA LLCA, immediately following the Trinity Merger, each of the Companies will be merged with and into Merger Sub II, whereupon the separate existence of the Companies will cease, and Merger Sub II will survive the merger as a wholly owned subsidiary of PubCo (the surviving entity in the Company Merger, the “Company Surviving Subsidiary”). The Company Merger shall have the effects provided in this Agreement and as specified in the DLLCA and the WA LLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Company Effective Time, the Company Surviving Subsidiary will possess all properties, rights, privileges, powers and franchises of the Companies and Merger Sub II, and all of the claims, obligations, liabilities, debts and duties of the Companies and Merger Sub II will become the claims, obligations, liabilities, debts and duties of the Company Surviving Subsidiary.

(c)   Management Company Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the WA LLCA, immediately following the Company Merger, each of the Management Companies will be merged with and into the Initial Trinity Surviving Subsidiary, whereupon the separate existence of the Management Companies will cease, and the Initial Trinity Surviving Subsidiary will survive the merger as a wholly owned subsidiary of PubCo (the surviving entity in the Management Company Merger, the “Trinity Surviving Subsidiary” and, together with the Company Surviving Subsidiary, the “Surviving Subsidiaries” and each a “Surviving Subsidiary”). The Management Company Merger shall have the effects provided in this Agreement and as specified in the DGCL and the WA LLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Trinity Surviving Subsidiary shall possess all properties, rights, privileges, powers and franchises of the Management Companies and Trinity, and all of the claims, obligations, liabilities, debts and duties of the Management Companies and Trinity shall become the claims, obligations, liabilities, debts and duties of the Trinity Surviving Subsidiary.

Section 1.2   Closing. The closing of the Mergers (the “Closing”) will take place (a) at 10:00 a.m., Eastern Time, at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166, on the third (3rd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than any such conditions that by their nature are to be satisfied or, to the extent permitted by applicable Law, waived at the Closing) or (b) at such other date or place as is agreed to in writing by Trinity and the Companies. The date on which the Closing actually takes place is referred to as the “Closing Date.” At or prior to the Effective Time, the PIPE Investors and PubCo shall consummate the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements.

Section 1.3   Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Trinity and the Companies shall (a) cause a certificate of merger with respect to the Trinity Merger (the “Trinity Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware (the “DE SOS”) in accordance with the DGCL, (b) immediately thereafter, cause a certificate of merger with respect to the Company Merger (the “Company Certificate of Merger”) to be duly filed with the DE SOS and the Secretary of State of the State of Washington (“WA SOS”) in accordance with the DLLCA and the WA LLCA, and (c) immediately thereafter, cause a certificate of merger with respect to the Management Company Merger (the “Management Company Certificate of Merger”) to be filed with the DE SOS and the WA SOS in accordance with the DGCL and the WA LLCA. The Trinity Merger shall become effective at such time as the Trinity Certificate of Merger is duly filed with the DE SOS, or at such later date and time as is agreed to in writing by Trinity and the Companies and specified in the Trinity Certificate of Merger (the time the Trinity Merger becomes effective being the “Trinity Effective Time”). The Company Merger shall become effective at such time as the Company Certificate of Merger is duly filed with the DE SOS, or at such later date and time as is agreed to in writing by Trinity and the Companies and specified in the Company Certificate of Merger (the time the Company Merger becomes effective being the “Company Effective Time”). The Management Company Merger shall become effective at such time as the Management Company Certificate of Merger is duly filed with the DE SOS and the WA SOS, or at such later date and time as is agreed to in writing by Trinity and the Management Companies and specified in the Management Company Certificate of Merger (the time the Management Company Merger becomes effective being the “Effective Time”).

Section 1.4   Governing Documents of the Surviving Subsidiaries. At the Trinity Effective Time, the Merger Sub I articles of incorporation and bylaws, as in effect immediately prior to the Trinity Effective Time, will be the articles of incorporation and bylaws of the Initial Trinity Surviving Subsidiary, until thereafter amended, subject to Section 5.8, in accordance with applicable Law and the applicable provisions of such articles of incorporation and bylaws. At the Company Effective Time, the Merger Sub II certificate of formation and limited liability company agreement, as in effect immediately prior to the Trinity Effective Time, will be the certificate of formation and limited liability company agreement of the Company Surviving Subsidiary, until thereafter amended, subject to Section 5.8, in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement. At the Effective Time, the Initial Trinity Surviving Subsidiary articles of incorporation and bylaws, as in effect immediately prior to the Effective Time, will be the articles of incorporation and bylaws of the Trinity Surviving Subsidiary, until thereafter amended, subject to Section 5.8, in accordance with applicable Law and the applicable provisions of such articles of incorporation and bylaws.

Section 1.5   Directors and Officers of the Surviving Subsidiaries.

(a)   Trinity Merger. At the Trinity Effective Time, the directors and officers of Merger Sub I will become the directors and officers of the Initial Trinity Surviving Subsidiary until their respective successors are duly elected or appointed in accordance with applicable Law and the governing documents of the Initial Trinity Surviving Subsidiary or their earlier death, resignation or removal.

(b)   Company Merger. At the Company Effective Time, the directors and officers of Merger Sub II will become the directors and officers of the Company Surviving Subsidiary until their respective successors are duly elected or appointed in accordance with applicable Law and the governing documents of the Company Surviving Subsidiary or their earlier death, resignation or removal.

(c)   Management Company Merger. At the Effective Time, the directors and officers of the Initial Trinity Surviving Subsidiary will become the directors and officers of the Trinity Surviving Subsidiary until their respective successors are duly elected or appointed in accordance with applicable Law and the governing documents of the Trinity Surviving Subsidiary or their earlier death, resignation or removal.

Section 1.6   Directors and Officers of PubCo.

(a)   As promptly as practicable following the date hereof, the Companies shall provide to PubCo the name and biography of two (2) directors nominated by the Companies to serve on the PubCo Board (the “Company Nominee”).

(b)   As promptly as practicable following the date hereof, Sponsor shall provide to PubCo the names and biographies of two (2) directors nominated by Sponsor to serve on the PubCo Board (the “Sponsor Nominees”).

(c)   PubCo shall appoint the remaining three (3) directors to serve on the PubCo Board, each of whom must meet the qualifications of an “independent director” under the rules of the NYSE (the “Independent Directors”), which directors shall be mutually agreed upon by Trinity and the Companies.

(d)   Prior to the Effective Time, PubCo shall take all necessary corporate action so that effective as of the Effective Time, the Company Nominee, the Sponsor Nominees and the Independent Directors are elected to the PubCo Board. In the event any Company Nominee, Sponsor Nominee or Independent Director is unable or unwilling to serve on the PubCo Board, then the Party designating the nominee that is unable or unwilling to serve may designate substitute director(s) who are reasonably acceptable to Trinity and the Companies to fill such vacancies. Any substitute Independent Director must meet the qualifications of an “independent director” under the rules of the NYSE.

Section 1.7   Tax Consequences.

(a)   Company Merger and Trinity Merger. The Parties intend that, for U.S. federal income tax purposes, (i) the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and this Agreement hereby is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (ii) the Company Merger, the Trinity Merger and the PIPE Investment will be considered part of an overall plan in which the Trinity stockholders exchange their Trinity Common Stock for PubCo Common Stock in an exchange described in Section 351 of the Code. None of the Parties shall take (or permit any of their respective Affiliates to take) any Tax position inconsistent with such tax treatment on any Tax Return, in connection with any Tax proceeding or otherwise, in each case, except to the extent agreed to by the Parties or required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

(b)   Management Company Merger. The Parties intend that the Management Company Merger will be characterized as a purchase of assets of each Management Company by the Trinity Surviving Subsidiary and a sale of the assets of each Management Company to the Trinity Surviving Subsidiary for cash. The Parties further intend that the Management Company Consideration, increased by any liabilities of the Management Companies as determined for income tax purposes, shall be the “Asset Purchase Price” for the Management Companies’ assets, which Asset Purchase Price shall be allocated among the Management Companies’ assets for U.S. federal income tax purposes in the manner required by Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Parties shall negotiate in good faith to reach an agreement on an allocation of the Asset Purchase Price among the Management Companies’ assets, which allocation shall be used by the Parties in completing Internal Revenue Service Form 8594, Asset Acquisition Statement. The Parties shall (and shall cause their respective Affiliates to) report the relevant federal, state, local and other Tax consequences of the Management Company Merger in a manner consistent with the allocation agreed to by the Parties, and none of the Parties shall take (or permit any of their respective Affiliates to take) any Tax position inconsistent with such tax treatment or such allocation, to the extent agreed, on any Tax Return, in connection with any Tax proceeding or otherwise, in each case, except to the extent required by Law; provided that if the Parties cannot agree, each Party shall be entitled to report the allocation of the Asset Purchase Price in the manner it determines in its discretion acting reasonably.

Section 1.8   Subsequent Actions. If at any time after the Effective Time a Surviving Subsidiary determines, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in such Surviving Subsidiary its right, title or interest in, to or under any of the rights or properties of Trinity, the Companies or the Management Companies acquired or to be acquired by such Surviving Subsidiary as a result of, or in connection with, the Mergers or otherwise to carry out this Agreement, then the Surviving Subsidiary may take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Subsidiary or otherwise to carry out this Agreement.

ARTICLE II
EFFECTS OF THE MERGERS

Section 2.1   Effect on Capital Stock and Units. By virtue of the Mergers and without any action on the part of the holders of any securities of Trinity, PubCo, Merger Sub I, Merger Sub II, the Companies or the Management Companies:

(a)   Treatment of Trinity Common Stock. At the Trinity Effective Time, by virtue of the Trinity Merger and without any action on the part of any holder of Trinity Common Stock, each share of Trinity Common Stock issued and outstanding immediately prior to the Trinity Effective Time (excluding the Trinity Redeemed Shares and the Surrendered Shares) shall be cancelled and retired and automatically converted into the right to receive one (1) share of PubCo Common Stock (the “Trinity Merger Consideration Per Share”).

(b)   Treatment of Company Units.

(i)   Preferred Units. At the Company Effective Time, each Company Preferred Unit issued and outstanding immediately prior to the Company Effective Time (excluding Dissenting Units) will be cancelled and retired and automatically converted into the right to receive a number of shares of PubCo Common Stock equal to (A) the Company Preferred AUM applicable to the Company in which the Company Preferred Unit is held, (B) divided by the number of Company Preferred Units of such Company outstanding as of immediately prior to the Company Effective Time, and (C) divided by the Reference Price, subject to adjustment as provided in Section 2.2(b) (the “Company Preferred Merger Consideration Per Unit”).

(ii)   Common Units. At the Company Effective Time, each Company Common Unit issued and outstanding immediately prior to the Company Effective Time (excluding Dissenting Units) will be cancelled and retired and automatically converted into the right to receive a number of shares of PubCo Common Stock equal to (A) the Company Common Consideration, (B) divided by the Reference Price, and, (C) after payment of certain fees and expenses related to termination of the referral agreements between the Company Group and Broadmark Capital listed on Section 3.15(a)(xiv)(B)(7)–(9) of the Company Disclosure Schedules, allocated among the Companies and the Company Common Units as set forth on Section 2.1(b)(ii) of the Company Disclosure Schedules, subject to adjustment as provided in Section 2.2(b) (the “Company Common Merger Consideration Per Unit”).

(c)   Treatment of Management Company Units. At the Effective Time, each Management Company Unit issued and outstanding immediately prior to the Effective Time will be cancelled and retired and automatically converted into the right to receive, after payment of certain fees and expenses related to termination of the referral agreements between the Company Group and Broadmark Capital listed on Section 3.15(a)(xiv)(B)(7)–(9) of the Company Disclosure Schedules, the portion of the Management Company Consideration allocated among the Management Companies and the Management Company Units as set forth on Section 2.1(c) of the Company Disclosure Schedules (the “Management Company Merger Consideration Per Unit”).

(d)   Treatment of Merger Sub I Common Stock. At the Trinity Effective Time, each share of common stock of Merger Sub I issued and outstanding immediately prior to the Trinity Effective Time will be cancelled and retired and automatically converted into and exchanged for one (1) duly authorized, fully paid, non-assessable and validly issued share of the Initial Trinity Surviving Subsidiary and will constitute the only outstanding shares of capital stock of the Initial Trinity Surviving Subsidiary.

(e)   Treatment of Merger Sub II Units. At the Company Effective Time, each unit of Merger Sub II issued and outstanding immediately prior to the Company Effective Time will be cancelled and retired and automatically converted into and exchanged for one (1) validly issued unit of the Company Surviving Subsidiary and will constitute the only outstanding units of the Company Surviving Subsidiary.

(f)   Treatment of Initial Trinity Surviving Subsidiary Common Stock. At the Effective Time, each share of common stock of the Initial Trinity Surviving Subsidiary issued and outstanding immediately prior to the Effective Time will be cancelled and retired and automatically converted into and exchanged for one (1) duly authorized, fully paid, non-assessable and validly issued share of the Trinity Surviving Subsidiary following the Management Company Merger and will constitute the only outstanding shares of capital stock of the Trinity Surviving Subsidiary.

(g)   Trinity Warrants. At the Trinity Effective Time, by virtue of the Trinity Merger and without any action on the part of any holder of the Trinity Warrants, each Trinity Warrant (or portion thereof) that is issued and outstanding immediately prior to the Trinity Effective Time shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Trinity Warrant (or portion thereof) shall no longer entitle the holder thereof to purchase the number of shares of Trinity Common Stock set forth therein, and in substitution thereof, such Trinity Warrant (or portion thereof) shall entitle the holder thereof to acquire such equal number of shares of PubCo Common Stock per Trinity Warrant (or portion thereof).

(h)   Cancellation of Trinity Treasury Stock. At the Trinity Effective Time, each share of Trinity Common Stock issued and outstanding immediately prior to the Trinity Effective Time that is held by Trinity in treasury or by any Subsidiary of Trinity, if any, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and no payment or other consideration will be made with respect thereto.

(i)   Sponsor Surrendered Shares. At the Trinity Effective Time, Sponsor shall (i) surrender and transfer to PubCo, for no consideration and as a contribution to the capital of PubCo, the Surrendered Shares, and (ii) waive the Class B Share Conversion Rights that may result from the PIPE Investment and/or the other Transactions, in each case, pursuant to and in accordance with the terms of the Sponsor Agreement.

Section 2.2   Delivery of Merger Consideration.

(a)   Merger Consideration.

(i)   The “Merger Consideration” shall consist of the aggregate of the Trinity Merger Consideration Per Share, the Company Preferred Merger Consideration Per Unit, the Company Common Merger Consideration Per Unit and the Management Company Merger Consideration Per Unit, in each case multiplied by the total number of issued and outstanding shares of Trinity Common Stock, Company Preferred Units, Company Common Units and Management Company Units, respectively.

(ii)   The applicable portion of the Merger Consideration to be received by each holder of Trinity Common Stock (excluding the Trinity Redeemed Shares and the Surrendered Shares) equals the number of shares of Trinity Common Stock owned by such holder multiplied by the Trinity Merger Consideration Per Share.

(iii)   The applicable portion of the Merger Consideration to be received by each holder of Company Preferred Units equals the number of Company Preferred Units owned by such holder multiplied by the Company Preferred Merger Consideration Per Unit for the Company in which such holder owns Company Preferred Units.

(iv)   The applicable portion of the Merger Consideration to be received by each holder of Company Common Units equals the number of Company Common Units owned by such holder multiplied by the Company Common Merger Consideration Per Unit for the Company in which such holder owns Company Common Units.

(v)   The applicable portion of the Management Company Consideration to be received by each holder of Management Company Units is set forth on Section 2.1(c) of the Company Disclosure Schedules.

(b)   Adjustment to Merger Consideration. The Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Trinity Common Stock, Company Units or Management Company Units, as applicable outstanding after the date hereof and prior to the Effective Time so as to provide the holders of Trinity Common Stock, Company Units and Management Company Units with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted will, from and after the date of such event, be the Merger Consideration; provided that nothing in this Section 2.2(b) will be construed to permit Trinity, the Companies or the Management Companies to take any action with respect to their securities that is prohibited by the terms of this Agreement.

(c)   Withholding. PubCo, Trinity, the Companies, the Surviving Subsidiaries, the Management Companies and the Exchange Agent are entitled to deduct and withhold from any Merger Consideration deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the Transactions, such amounts that any such Person is required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable provision of state, local or foreign Law. To the extent that PubCo, Trinity, the Companies, the Surviving Subsidiaries, the Management Companies or the Exchange Agent deducts or withholds amounts with respect to any Person and properly remits such deducted or withheld amounts to the applicable Governmental Authority, such deducted or withheld amounts will be treated as having been paid to or on behalf of such Person in respect of which such deduction or withholding was made for all purposes of this Agreement.

(d)   Payment of Indebtedness and Expenses.

(i)   Trinity Indebtedness and Expenses. At the Closing, PubCo shall pay, or cause to be paid, on behalf of the Trinity Parties, the obligations in respect of the Closing Indebtedness of the Trinity Parties and the Trinity Transaction Expenses, in each case as required to be paid at the Closing, by wire transfer of immediately available funds as directed by the holders and/or recipients thereof. At least three Business Days in advance of the Closing Date, Trinity shall deliver to PubCo and the Company Group copies of all appropriate payoff letters (in a form reasonably acceptable to PubCo and the Company Group) and make arrangements to deliver UCC-3 termination statements or similar documents evidencing the termination of all Encumbrances on the assets of the Trinity Parties held by the lenders of such Indebtedness.

(ii)   Company Group Indebtedness and Expenses. At the Closing, PubCo shall pay, or cause to be paid, on behalf of the Company Group, the obligations in respect of the Closing Indebtedness of the Company Group and the Company Transaction Expenses, in each case by wire transfer of immediately available funds. At least three (3) Business Days in advance of the Closing Date, the Company Group shall deliver to Trinity all appropriate payoff letters (in a form reasonably acceptable to Trinity) in respect of the Closing Indebtedness to be repaid at the Closing and make arrangements to deliver UCC-3 termination statements or similar documents evidencing the termination of all Encumbrances on the assets of the Company Group held by the lenders of such Indebtedness.

(e)   Exchange Fund. PubCo shall designate a United States bank or trust company reasonably acceptable to the Company Group to act as exchange agent in connection with the Mergers (the “Exchange Agent”). Promptly following the Effective Time (and in any event within two (2) Business Days), PubCo shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of PubCo Common Stock in book-entry form issuable pursuant to Section 2.1(a) and Section 2.1(b) equal to the aggregate number of shares of PubCo Common Stock to be issued pursuant to Section 2.1(a) and Section 2.1(b), and (ii) cash in the amount of the Management Company Consideration to be paid pursuant to Section 2.1(c) (such evidence of book-entry shares of PubCo Common Stock and cash, the “Exchange Fund”), in each case, in trust for the benefit of the holders of shares of Trinity Common Stock, Company Units and Management Company Units. Except as otherwise provided in this Agreement, the Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II.

(f)   Letter of Transmittal. As promptly as reasonably practicable following the Effective Time, PubCo shall mail, or cause to be mailed, to each holder of record of Company Units and Management Company Units a letter of transmittal in customary form (the “Letter of Transmittal”) containing customary representations and warranties as to title, authorization, execution and delivery, which representations will in no event be broader in scope than the representations of the Companies, the Management Companies or Trinity, as applicable, in Article III and Article IV, and a customary release consistent with Section 5.21(b), and will specify that delivery will be effected, and risk of loss and title to the Company Units or Management Company Units, as applicable, will pass, only upon delivery of such Company Units or Management Company Units (including all certificates representing such shares or units to the extent any such certificates have been issued, in each case, a “Certificate”), together with an IRS Form W-9 or W-8, as applicable, and instructions thereto. Upon the receipt of, but in no event prior to the Effective Time, a duly completely and validly executed Letter of Transmittal (including all Certificates) in accordance with the instructions thereto and such other documents as may reasonably be required by PubCo, each (i) holder of Company Preferred Units (each a “Preferred Unit Holder”) will be entitled to receive in exchange for each Company Preferred Unit owned by such Preferred Unit Holder the Company Preferred Unit Merger Consideration Per Share into which such Company Preferred Unit has been converted pursuant to Section 2.1(b)(i), (ii) holder of Company Common Units (each a “Common Unit Holder”) will be entitled to receive in exchange for each Company Common Unit owned by such Common Unit Holder the Company Common Merger Consideration Per Unit into which such Company Common Unit has been converted pursuant to Section 2.1(b)(ii), and (iii) holder of Management Company Units (each a “Management Company Unit Holder”) will be entitled to receive in exchange for each Management Company Unit owned by such Management Company Unit Holder the Management Company Merger Consideration Per Unit into which such Management Company Unit has been converted pursuant to Section 2.1(c). The shares of PubCo Common Stock issued as part of the Merger Consideration hereunder shall be in uncertificated book-entry form. Until surrendered as contemplated by this Section 2.2(f), each Company Unit or Management Company Unit (excluding the Dissenting Units and shares to be cancelled in accordance with Section 2.1(h) and Section 2.1(i), as applicable) shall be deemed at any time from and after the Company Effective Time or Effective Time, as applicable, to represent only the right to receive upon such surrender the Merger Consideration that the holders of Company Preferred Units, Company Common Units or Management Company Units, as applicable, were entitled to receive in respect of such units pursuant to this Section 2.2(f). No interest will be paid or accrued for the benefit of holders of any such units on the Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(e) to pay for Company Preferred Units, Company Common Units or Management Company Units for which appraisal rights have been perfected as described in Section 2.4 shall be returned to PubCo upon demand.

(g)   Lost, Stolen or Destroyed Certificates. In the event any Certificate is lost, stolen or destroyed, (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by PubCo, the provision by such Person of an indemnity (in form and substance determine by PubCo) against any claim that may be made against PubCo, Trinity, the Companies, the Surviving Subsidiaries or the Management Companies with respect to such Certificate, the Exchange Agent will as promptly as practicable deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration such Person has a right to receive pursuant to this Article II.

(h)   Transfer Books; No Further Ownership Rights in Trinity Common Stock. At the Trinity Effective Time, the Company Effective Time and the Effective Time, the stock transfer books of Trinity, the Companies and the Management Companies, respectively, will be closed and thereafter there will be no further registration of transfers of Trinity Common Stock, Company Units or Management Company Units. From and after the Trinity Effective Time, the Company Effective Time and the Effective Time, the holders of shares of Trinity Common Stock, Company Units and Management Company Units, respectively, outstanding immediately prior to the Trinity Effective Time, the Company Effective Time and the Effective Time (excluding the Trinity Redeemed Shares, the Surrendered Shares and the Dissenting Units) shall cease to have any rights with respect to such Trinity Common Stock, Company Units or Management Company Units, as applicable, except as otherwise provided for herein or by applicable Law. If, after the Trinity Effective Time, the Company Effective Time or the Effective Time, shares of Trinity Common Stock, Company Units or Management Company Units (excluding the Trinity Redeemed Shares, the Surrendered Shares and the Dissenting Units), respectively, are presented to the Surviving Subsidiaries or PubCo for any reason, they will be cancelled and exchanged as provided in this Agreement.

(i)   No Fractional Shares. No fractional shares of PubCo Common Stock will be issued upon the conversion of Company Units pursuant to Section 2.1(a) or Section 2.1(b). Each Person who would otherwise be entitled to a fraction of a share of PubCo Common Stock, after aggregating all fractional shares of PubCo Common Stock to which such Person is entitled, will instead have the number of shares of PubCo Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of PubCo Common Stock.

Section 2.3   Closing Statements. At least three (3) Business Days prior to the Closing Date, (a) Trinity shall deliver to PubCo and the Companies a statement (the “Trinity Closing Statement”) setting forth Trinity’s good faith calculation of (i) the amount of Cash and Cash Equivalents held in the Trust Account, (ii) the Closing Indebtedness of the Trinity Parties, (iii) the Trinity Transaction Expenses, (iv) the amount of cash necessary to pay income and franchise taxes from any interest income earned in the Trust Account, (v) the aggregate amount of Cash Proceeds necessary to satisfy Trinity’s obligation to redeem the Trinity Redeemed Shares, and (vi) the Trinity Merger Consideration Per Share, in each case as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date, and (b) the Companies shall deliver to PubCo and Trinity a statement (the “Company Closing Statement”) setting forth the Companies’ good faith calculation of (i) the Cash and Cash Equivalents of the Company Group, (ii) the Closing Indebtedness of the Company Group, (iii) any unpaid Company Transaction Expenses and any Reimbursed Transaction Expenses, (iv) the Company Preferred AUM, (v) the Company Preferred Merger Consideration Per Unit, the Company Common Merger Consideration Per Unit and the Management Company Merger Consideration Per Unit, and (vi) a schedule of the allocation of (A) the Company Common Consideration by Company, and (B) the Management Company Consideration by Management Company and among Management Company Members (the “Allocation Schedule”), in each case as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date. All amounts included in the Company Closing Statement shall be subject to PubCo’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed) in advance of Closing, and such approval shall not (x) limit or otherwise affect PubCo’s remedies under this Agreement or otherwise, or constitute an acknowledgment by PubCo of the accuracy of the amounts reflected thereon or (y) affect whether the Company’s Group has fulfilled its obligation to deliver the Company Closing Statement pursuant to Section 6.2(d). All amounts included in the Trinity Closing Statement shall be subject to the Company Group’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed) in advance of Closing, and such approval shall not (x) limit or otherwise affect the Company Group’s remedies under this Agreement or otherwise, or constitute an acknowledgment by the Company Group of the accuracy of the amounts reflected thereon or (y) affect whether the Trinity Group has fulfilled its obligation to deliver the Trinity Closing Statement pursuant to Section 6.3(d). Notwithstanding anything to the contrary contained herein, the Parties hereby agree that neither Trinity nor PubCo, nor any of their respective Affiliates, shall have any obligation to confirm or verify the Allocation Schedule or the information set forth therein, and Trinity, PubCo and their respective Affiliates (including, after the Closing, the Surviving Subsidiaries) shall be entitled to rely on the Allocation Schedule.

Section 2.4   Company and Management Company Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, any Company Units or Management Company Units issued and outstanding immediately prior to the Company Effective Time or the Effective Time, as applicable, that are held by any Company Member or Management Company Member who has not voted or delivered a proxy in favor of the Company Merger or the Management Company Merger, respectively, or consented thereto in writing and who is entitled to demand and properly demands appraisal of such Company Units or Management Company Units, as applicable, pursuant to Section 25.15.471 of the WA LLCA (the “Dissenting Units”) will not be converted into the right to receive the consideration set forth in Section 2.1(b) or Section 2.1(c) unless and until such holder has failed to perfect, or has effectively withdrawn or lost, such holder’s right to appraisal under the WA LLCA. Dissenting Units will be treated in accordance with the provisions of Sections 25.15.501 and 25.15.511 of the WA LLCA. If any such holder fails to perfect such appraisal right in accordance with the WA LLCA or withdraws or otherwise loses any such right to appraisal, each such Company Unit or Management Company Unit, as applicable, of such holder will thereupon be converted into and become exchangeable only for the right to receive from PubCo, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the applicable portion of the Merger Consideration set forth in Section 2.1(b) or Section 2.1(c) without any interest thereon and following satisfaction of the applicable conditions set forth in Section 2.2(f). At the Company Effective Time with respect to the Company Merger or the Effective Time with respect to the Management Company Merger, any holder of Dissenting Units will cease to have any rights with respect thereto, except the rights provided in Sections 25.15.471 and 25.15.491 of the WA LLCA and as provided in the previous sentence. The Companies and the Management Companies shall provide prompt notice to Trinity of any demands for appraisal of any Company Units or

Management Company Units, and Trinity and PubCo shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Closing, the Companies and the Management Companies shall not, except with the prior written consent of PubCo, make any payment with respect to any demands for appraisals or compromise, offer to settle or settle, approve any withdrawal of any such demands, or otherwise make any binding agreement regarding, any such demands.

Section 2.5   Trinity Dissenter’s Rights. No dissenters’ or appraisal rights will be available to the Trinity stockholders with respect to the Trinity Merger or the other Transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE MANAGEMENT COMPANIES

Except as set forth in the Company Disclosure Schedules (each of which qualifies the Section to which it corresponds and any other Section not specifically cross referenced to the extent the applicability of the subject disclosure to such other Section is reasonably apparent on its face), the Companies hereby represent and warrant to Trinity and PubCo as of the date hereof and, on the occurrence of the Closing, as of the Closing Date as follows:

Section 3.1   Standing; Qualification and Power.

(a)   Each Company is duly organized, validly existing and in good standing (or the equivalent status) under the laws of its jurisdiction of organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to be so validly existing and in good standing (or the equivalent status) or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect. Each Company is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the certificate of formation and limited liability company agreement of each Company (the “Company Organizational Documents”), as in effect as of the date of this Agreement, have been made available to Trinity and PubCo. Each Company is in compliance with the terms of its Company Organizational Documents in all material respects.

(b)   Each Company Subsidiary is duly organized, validly existing and in good standing (or the equivalent status) under the laws of its jurisdiction of organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to be so validly existing and in good standing (or the equivalent status) or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect. Each Company Subsidiary is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the certificate of formation and limited liability company agreement (the “Subsidiary Organizational Documents”) of each Company Subsidiary, as in effect as of the date of this Agreement, have been made available to Trinity and PubCo. Each of the Company Subsidiary is in compliance with the terms of its Subsidiary Organizational Documents in all material respects.

(c)   Each Management Company is duly organized, validly existing and in good standing (or the equivalent status) under the laws of its jurisdiction of organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to be so validly existing and in good standing (or the equivalent status) or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect. Each Management Company is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the certificate of formation and limited liability company agreement of each Management Company (the “Management Company Organizational Documents”), as in effect as of the date of this Agreement, have been made available to Trinity and PubCo. Each Management Company is in compliance with the terms of its Management Company Organizational Documents in all material respects.

Section 3.2   Capitalization.

(a)   As of the date hereof, the issued and outstanding units of the Companies consist of the following:

(i)   Fund I. one common unit (the “Fund I Common Unit”) and 4,646,950.50 preferred units (the “Fund I Preferred Units”).

(ii)   Fund II. one common unit (the “Fund II Common Unit”) and 5,143,951.30 preferred units (the “Fund II Preferred Units”).

(iii)   Fund III. one common unit (the “Fund III Common Unit”) and 229,830.17 preferred units (the “Fund III Preferred Units”).

(iv)   Fund IV. one common unit (the “Fund IV Common Unit” and, together with the Fund I Common Unit, Fund II Common Unit and Fund III Common Unit, the “Company Common Units”) and 35,461.29 preferred units (the “Fund IV Preferred Units” and together with the Fund I Preferred Units, Fund II Preferred Units and Fund III Preferred Units, the “Company Preferred Units,” and the Company Common Units together with the Company Preferred Units, the “Company Units”). Section 3.2(a) of the Company Disclosure Schedules sets forth a true, complete and correct list, as of the date of this Agreement, of the outstanding Company Units, including the name of the Person to whom such Company Units have been issued and the date on which such Company Units were issued.

(b)   Section 3.2(b) of the Company Disclosure Schedules sets forth (i) a true, complete and correct list, as of the date of this Agreement, of each Company Subsidiary (ii) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (iii) the type and percentage of interests held, directly or indirectly, by each Company in each Company Subsidiary, and (iv) the classification for U.S. federal income tax purposes of each Company Subsidiary, including whether each Company Subsidiary is (A) disregarded for federal income tax purposes, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”). Except as set forth on Section 3.2(b) of the Company Disclosure Schedules, the Companies own, directly or indirectly, all of the issued and outstanding ownership interests of each of the Company Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)   As of the date hereof, the authorized, issued and outstanding units of the Management Companies consist of the following:

(i)   MgCo I. 10,000 authorized Class A units and 1,000 authorized Class P units, of which 850 Class A units and 150 Class P units are issued and outstanding (the “MgCo I Units”).

(ii)   MgCo II. 10,000 authorized Class A units and 1,000 authorized Class P units, of which 10,000 Class A units and no Class P units are issued and outstanding (the “MgCo II Units”).

(iii)   MgCo III. 10,000 authorized Class A units and 1,000 authorized Class P units, of which 10,000 Class A units and no Class P units are issued and outstanding (the “MgCo III Units”).

(iv)   MgCo IV. 1,000 authorized Class A units and 100 authorized Class P units, of which 1,000 Class A units and no Class P units are issued and outstanding (the “MgCo IV Units” and together with the MgCo I Units, MgCo II Units and the MgCo III Units, the “Management Company Units”). Section 3.2(c) of the Company Disclosure Schedules sets forth a true, complete and correct list, as of the date of this Agreement, of the outstanding Management Company Units, including the name of the Person to whom such Management Company Units have been issued and the date on which such Management Company Units were issued.

(d)   The Class A units of each Management Company are voting interests. The Class P units of each Management Company are non-voting profits interests.

(e)   All issued and outstanding Company Units, equity interests in each Company Subsidiary and Management Company Units are duly authorized and have been validly issued under applicable Law.

(f)   There are no outstanding (i) securities convertible into or exchangeable for equity interests of any member of the Company Group, (ii) options, warrants, calls or other rights to purchase or subscribe for equity interests of any member of the Company Group or (iii) contracts of any kind to which any member of the Company Group is subject or bound requiring the issuance after the date of this Agreement of (A) any equity interests of such member of the Company Group, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii). There are no voting trusts, proxies or other agreements or understandings to which a member of the Company Group is bound with respect to voting of any equity interests of such member of the Company Group. Except as set forth in the Company Organizational Documents, the Subsidiary Organizational Documents, the Management Company Organizational Documents and the confidential offering memorandums of the Companies, there are no outstanding obligations of any member of the Company Group (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal or right of first offer with respect to, (4) requiring the registration for sale of, or (5) granting any preemptive or anti-dilutive rights with respect to, any equity interests of any member of the Company Group.

Section 3.3   Authority; Execution and Delivery; Enforceability.

(a)   Each Company has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which such Company is or will be a party and, subject to receipt of the Company Member Approval, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Company Member Approval, the execution and delivery of this Agreement has been and, in the case of the Related Documents to which each Company is or will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which each Company is or will be a party, will be when delivered, duly authorized by all requisite action by the Companies. This Agreement has been, and upon its execution and delivery each of the Related Documents to which a Company is or will be a party will be, duly and validly executed and delivered by such Company and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which a Company is or will be a party will constitute, a legal, valid and binding obligation of such Company enforceable against it in accordance with their respective terms, in each case subject to the Enforceability Exceptions.

(b)   Each Management Company has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which such Management Company is or will be a party and, subject to receipt of the Management Company Member Approval, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Management Company Member Approval, the execution and delivery of this Agreement has been and, in the case of the Related Documents to which each Management Company is or will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which each Management Company is or will be a party, will be when delivered, duly authorized by all requisite action by the Management Companies. This Agreement has been, and upon its execution and delivery each of the Related Documents to which a Management Company is or will be a party will be, duly and validly executed and delivered by such Management Company and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which a Management Company is or will be a party will constitute, a legal, valid and binding obligation of such Company enforceable against it in accordance with their respective terms, in each case subject to the Enforceability Exceptions.

Section 3.4   No Conflict; Consents.

(a)   The execution, delivery and performance of this Agreement by each Company and Management Company, and the consummation by each Company and Management Company of the transactions contemplated hereby, will not (i) violate or conflict with any provision of the Company Organizational Documents, Subsidiary Organizational Documents or Management Company Organizational Documents, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any Material Contract to which a member of the Company Group is a party or by which any of its properties or assets are bound, or

(iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, violate or conflict with any Law applicable to such member of the Company Group or by which any of its material properties or material assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)   The execution, delivery and performance of this Agreement by each Company and Management Company, and the consummation by each Company and Management Company of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) filings and Approvals required by the Securities and Exchange Commission, (iii) filings and Approvals set forth on Section 3.4(b) of the Company Disclosure Schedules, (iv) such filings and Approvals as may be required by any applicable state securities or “blue sky” Laws, (v) such filings as may be required in connection with Transfer Taxes, and (vi) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.5   Financial Statements.

(a)   Section 3.5(a) of the Company Disclosure Schedules contains true and complete copies of the audited balance sheet of each of the Companies and the Management Companies (other than Fund IV and MgCo IV) for each of the years ended December 31, 2018, December 31, 2017 and December 31, 2016 (or, in the case of Fund III and MgCo III, since inception), and the related audited statements of earnings, comprehensive income (loss), changes in members’ equity and cash flows for each of the years ended December 31, 2018, December 31, 2017 and December 31, 2016 (or, in the case of Fund III and MgCo III, since inception), the audited balance sheet of Fund IV and MgCo IV as of March 31, 2019 and the related audited statements of earnings, comprehensive income (loss), changes in members’ equity and cash flows for the period ended March 31, 2019, and the unaudited balance sheet of each of the Companies and the Management Companies (other than Fund IV and MgCo IV) as of March 31, 2019 and the related unaudited statements of earnings, comprehensive income (loss), changes in members’ equity and cash flows for the period ended March 31, 2019 (collectively, the “Company Financial Statements”). Except as otherwise indicated in the Company Financial Statements (including the notes thereto), the Company Financial Statements have been based upon the books and records of the Companies and the Management Companies, as applicable, have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present, in all material respects, the financial condition and the results of operations and cash flows of the Companies and the Management Companies as of the dates and for the periods indicated therein.

(b)   The books of account and other financial records of the Companies and the Management Companies have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Companies and the Management Companies have been properly recorded therein in all material respects.

(c)   Section 3.5(c) of the Company Disclosure Schedules sets forth a true and accurate description of all of the Indebtedness of the Company Group, including the identity of any obligor and/or guarantor, the aggregate principal and interest owed in respect thereof and the maturity of each such instrument, in each case as of the close of business on the day immediately preceding the date of this Agreement. The Company Group has made available to Trinity and PubCo all such documentation evidencing and related to the Indebtedness of the Company Group.

Section 3.6   Absence of Certain Changes. Since December 31, 2018, (a) the Business has been conducted in accordance with the ordinary course of business consistent with past practices in all material respects, and (b) there have not been any changes, developments or events that, individually or in the aggregate, have had a Material Adverse Effect.

Section 3.7   Compliance with Law; Permits.

(a)   Each member of the Company Group is and, since the Lookback Date, has been, in compliance with (i) all Laws and orders applicable to it, or by which any property or asset of a member of the Company Group is bound and (ii) all Company Permits, except where such noncompliance would not reasonably be expected to have a material effect on the Company Group, taken as a whole. Except as set forth on Section 3.7(a) of the

Company Disclosure Schedules, since the Lookback Date, no member of the Company Group has received written notice from any Governmental Authority alleging any material violation or violations under any applicable Law. No investigation, review or proceeding by any Governmental Authority with respect to the Company Group or their properties or operations is pending or, to the Knowledge of the Company, threatened in writing.

(b)   Each member of the Company Group has all Permits required under applicable Laws necessary for such member of the Company Group to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (“Company Permits” and each a “Company Permit”), except where the failure to have such Permits would not reasonably be expected to have a material effect on the Company Group, taken as whole. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to make such filings on a timely basis would not reasonably be expected to have a material effect on the Company Group, taken as a whole. Since the Lookback Date, no member of the Company Group has received any written claim or written notice indicating that a member of the Company Group is currently not in compliance with the terms of any such Company Permits.

Section 3.8   Litigation. Except as set forth on Section 3.8 of the Company Disclosure Schedules, there is no Action pending or, to the Knowledge of the Companies, threatened in writing against any member of the Company Group that (a) involves a claim in excess of $250,000, (b) involves a claim for an unspecified amount which would, if adversely determined, be reasonably likely to materially impact the Business, (c) seeks injunctive relief, which would, if granted, be reasonably likely to materially impact the Business, or (d) is reasonably likely to impair the ability of the Companies or the Management Companies to perform their obligations under this Agreement or consummate the Transactions. There are no material outstanding writs, judgments, injunctions, decrees, settlement agreements or similar orders by which any member of the Company Group or any of their assets or properties are bound.

Section 3.9   No Undisclosed Liabilities. Except as set forth in the Company Financial Statements, no member of the Company Group has any material Indebtedness, obligations or liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due), whether or not required to be disclosed in the Company Financial Statements in accordance with GAAP, other than (a) liabilities or obligations otherwise specifically disclosed in this Agreement or in such of the Company Disclosure Schedules hereto, (b) liabilities and obligations arising under this Agreement and any Related Document or the performance by the Companies of their obligations in accordance with the terms of this Agreement and any Related Document, and (c) liabilities or obligations incurred since December 31, 2018 in the ordinary course of business.

Section 3.10   Taxes.

(a)   Each member of the Company Group has (i) duly and timely filed (or there have been filed on its behalf) with the appropriate Governmental Authority all U.S. federal income and all other material Tax Returns required to be filed by it, taking into account any valid extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on its behalf) all income and all other material amounts of Taxes required to be paid by them. True and materially correct and complete copies of all U.S. federal income Tax Returns that have been filed with the IRS by each member of the Company Group with respect to the taxable years ending on or after December 31, 2016 have been provided or made available to Trinity and PubCo.

(b)   Each of Fund I and Fund II (i) for its respective taxable year commencing on October 1, 2018 and ending on December 31, 2018, and for its respective taxable year ending with the Company Merger, was subject to taxation as a REIT and satisfied all requirements, including under Section 856(a) and (c) of the Code, to qualify as a REIT in such taxable year(s), without regard to Section 856(c)(6) or (7) of the Code or any similar reasonable cause exception, (ii) has operated since October 1, 2018 and will operate until the Company Merger in a manner that satisfies the requirements for qualification and taxation as a REIT, without regard to Section 856(c)(6) or (7) of the Code or any similar reasonable cause exception, (iii) as of the Closing Date will have made distributions in an amount sufficient to reduce its real estate investment trust taxable income for its years ending December 31, 2018 and as of the Closing Date to zero, and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other

Governmental Authority to its qualification as a REIT and, to the Knowledge of the Companies, no such challenge is pending or threatened. To the Knowledge of the Companies, there is not any fact that would adversely affect in a material manner the ability of Fund I or Fund II to continue to qualify as a REIT.

(c)   Fund III (i) for its taxable year commencing on October 1, 2018 and ending on December 31, 2018 was subject to taxation under Section 11 of the Code, (ii) since January 1, 2019 and until the Closing Date has satisfied and will satisfy all requirements, including under Section 856(a) and (c) of the Code, to qualify as a REIT for its taxable year that will end with the Company Merger, without regard to Section 856(c)(6) or (7) of the Code or any similar reasonable cause exception, and has been operated since January 1, 2019 and will operate until the Company Merger in a manner that satisfies the requirements for qualification and taxation as a REIT, (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Company Merger, (iv) as of the Closing Date will have made distributions in an amount sufficient to reduce its real estate investment trust taxable income for its year ending as of the Closing Date to zero, and (v) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its election to qualify as a REIT and, to the Knowledge of the Companies, no such challenge is pending or threatened. To the Knowledge of the Companies, there is not any fact that would adversely affect in a material manner the ability of Fund III to continue to qualify as a REIT.

(d)   Fund I and Fund II, prior to December 31, 2018, and Fund III, prior to the Closing Date, each has made distributions to its shareholders in an amount in excess of its accumulated earnings and profits attributable to a non-REIT year such that as of such dates each of Fund I, Fund II and Fund III is in compliance with the requirements of Section 857(a)(2)(B) of the Code.

(e)   Fund I, Fund II, and Fund III were each classified as a partnership for U.S. federal income tax purposes for each of their respective taxable years from inception through their taxable years ending September 30, 2018.

(f)   Fund IV (i) since the date of its inception and until the Closing Date has satisfied and will satisfy all requirements, including under Section 856(a) and (c) of the Code, to qualify as a REIT for its taxable year that will end with the Company Merger, without regard to Section 856(c)(6) or (7) of the Code or any similar reasonable cause exception, and has been operated since its inception and will operate until the Company Merger in a manner that satisfies the requirements for qualification and taxation as a REIT, (ii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Company Merger, (iii) as of the Closing Date will have made distributions in an amount sufficient to reduce its real estate investment trust taxable income for its year ending as of the Closing Date to zero, and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its election to qualify as a REIT and, to the Knowledge of the Companies, no such challenge is pending or threatened. To the Knowledge of the Companies, there is not any fact that would adversely affect in a material manner the ability of Fund IV to continue to qualify as a REIT.

(g)   Each Management Company has been classified and will be classified as a partnership for U.S. federal income (and applicable state) Tax purposes for all of its taxable years beginning on the date of its inception through the Closing Date, and will not make an election or take any other action that would cause it to be classified as other than a partnership for U.S. federal income (and applicable state) Tax purposes during the period beginning January 1, 2019 and ending on the Closing Date.

(h)   Except as set forth on Section 3.10(h) of the Company Disclosure Schedules, each Person in which a Company owns an equity interest for U.S. federal income tax purposes directly, or indirectly through one or more Persons treated as a partnership or disregarded entity for U.S. federal income tax purposes, has been since such interest’s acquisition treated for U.S. federal income (and applicable state) Tax purposes as a partnership (or a disregarded entity) and not as a corporation, association, publicly traded partnership taxable as a corporation, or a taxable mortgage pool.

(i)   Immediately prior to the Company Merger, the members of the Company Group will not have a material amount of “net unrealized built-in gain” within the meaning of Section 1374(d)(1) of the Code (measured for such purpose as if Fund III elected to be taxed as a REIT as of January 1, 2019).

(j)   (i) There are no disputes, audits, examinations, investigations or similar proceedings pending (or threatened in writing), or written claims asserted, for or in respect of any material Taxes or material Tax Returns of any member of the Company Group, and no member of the Company Group is a party to any litigation or administrative proceeding relating to Taxes, (ii) no deficiency for Taxes of any member of the Company Group has been claimed, proposed or assessed in writing or, to the Knowledge of the Companies, threatened, by any Governmental Authority, (iii) no member of the Company Group has extended or waived (or granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired, (iv) no member of the Company Group currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled other than automatic extensions of time obtained in the ordinary course of business, (v) no member of the Company Group has received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction or required to file a Tax Return, and (vi) no member of the Company Group has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k)   None of the Companies nor any Company Subsidiary has incurred any liability for income or excise Taxes under Sections 857(b), 860(c) or 4981 of the Code. None of the Companies nor any Company Subsidiary (other than a Taxable REIT Subsidiary or a Subsidiary of a Taxable REIT Subsidiary) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. None of the Companies nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income” described in Section 857(b)(7) of the Code. To the Knowledge of the Companies, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the previous sentences will be imposed upon any Company or any Company Subsidiary.

(l)   Each member of the Company Group has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471-1474, 3102 and 3402 of the Code or similar provisions under any state or foreign Laws) and has duly and timely withheld and, in each case, has paid over to the appropriate Governmental Authority any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(m)   There are no material Tax Encumbrances upon any property or assets of any member of the Company Group except Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(n)   No member of the Company Group has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(o)   There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving a member of the Company Group, and after the Closing Date no member of the Company Group will be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than any agreements entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes.

(p)   No member of the Company Group (i) has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes, or (ii) has any liability for the Taxes of any Person (other than any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

(q)   No member of the Company Group has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(r)   To the Knowledge of the Companies, there is no fact or circumstance that would reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

(s)   To the Knowledge of the Companies, there is no fact or circumstance that would reasonably be expected to prevent the Company Merger, Trinity Merger, and PIPE Investment from being considered part of an overall plan in which the Trinity stockholders exchange their shares of Trinity Common Stock for PubCo Common Stock in a transaction described in Section 351 of the Code.

(t)   None of the Companies or any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the ten (10) years prior to the date of this Agreement.

(u)   None of the Companies is or has ever been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(v)   Except as set forth on Section 3.10(v) of the Company Disclosure Schedules, each debt instrument for U.S. federal income tax purposes held by a Company is secured by a mortgage on real property or on an interest in real property. No debt instrument for U.S. federal income tax purposes held by a Company provides for the payment or accrual of any amount, directly or indirectly, the determination of which depends in whole or in part on the income or profits of any Person.

(w)   Each of Fund I, Fund II and Fund III is contributing to PubCo in connection with the Company Merger a “diversified portfolio of stocks and securities” within the meaning of Treasury Regulations Section 1.351-1(c)(6)(i). Either Fund IV is contributing to PubCo in connection with the Company Merger a “diversified portfolio of stocks and securities” within the meaning of Treasury Regulations Section 1.351-1(c)(6)(i) or the assets being transferred by Fund IV to PubCo in connection with the Company Merger constitute less than 1% of the total value of assets transferred to PubCo within the meaning of Treasury Regulations Section 1.351-1(c)(5) in connection with the Trinity Merger, Company Merger and the PIPE Investment.

Section 3.11   Benefit Plans; Employees.

(a)   Section 3.11(a) of the Company Disclosure Schedules sets forth a list, as of the date hereof, of every Benefit Plan currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company Group or any of their ERISA Affiliates or pursuant to which any member of the Company Group or any of their ERISA Affiliates has or would reasonably be expected to have any liability (such Benefit Plans, the “Company Employee Benefit Plans”). Other than the Company Employee Benefit Plans, no member of the Company Group or any of their ERISA Affiliates is a party to, and no independent contractor, consultant, employee or former independent contractor, consultant or employee, including retirees, of any member of the Company Group or any ERISA Affiliate benefits by virtue of his or her employment or former employment or other service with a member of the Company Group or any ERISA Affiliate under, any Benefit Plan. No Company Employee Benefit Plan is intended to qualify under Section 401(a) of the Code.

(b)   With respect to each Company Employee Benefit Plan, the Company Group has provided, or made available, to Trinity and PubCo (if applicable to such Company Employee Benefit Plan): (i) all documents embodying or governing such Company Employee Benefit Plan and any funding medium for the Company Employee Benefit Plan (including trust agreements, if any); (ii) the most recently filed IRS Form 5500 Annual Report and accompanying schedules and audited financial statements; (iii) the most recent actuarial report; (iv) the current summary plan description for such Company Employee Benefit Plan (or other descriptions of such Company Employee Benefit Plan provided to employees) and all summaries of material modifications thereto; (v) any insurance policy related to such Company Employee Benefit Plan; and (vi) all material written correspondence received from or sent to the IRS, Pension Benefit Guaranty Corporation or the U.S. Department of Labor since the Lookback Date relating to any government investigation or audit or any submissions under any voluntary compliance or correction policy.

(c)   Each Company Employee Benefit Plan has been administered in all material respects in accordance with its terms and the requirements of applicable Law, including ERISA and the Code. With respect to each Company Employee Benefit Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred. No Company Employee Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan, within the meaning of ERISA Section 3(37), is a “multiple employer welfare arrangement”

(as defined in Section 3(40) of ERISA) or is a “multiple employer plan” (as defined in Section 413 of the Code), and no member of the Company Group or ERISA Affiliate has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any such plans. No member of the Company Group or ERISA Affiliate has, or could reasonably be expected to have, any liability with respect to an “employee pension benefit plan” or “pension plan” within the meaning of ERISA Section 3(2).

(d)   Full payment has been made, or otherwise properly accrued on the books and records of the Company Group and any ERISA Affiliate, of all amounts that the Companies and any ERISA Affiliate are required under the terms of the Company Employee Benefit Plans or under applicable Law to have paid as contributions to such Company Employee Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company Group through the Closing Date.

(e)   No Action has been commenced or, to the Knowledge of the Companies, threatened with respect to any Company Employee Benefit Plan (other than for benefits payable in the ordinary course of business of the Companies) and, to the Knowledge of the Companies, no Company Employee Benefit Plan is the subject of an audit or other inquiry from the IRS, U.S. Department of Labor, the Pension Benefit Guaranty Corporation or other governmental entity. No member of the Company Group or any of their managers, officers, employees or any plan fiduciary has any liability for failure to comply with ERISA, HIPAA, COBRA or the Code for any action or failure to act in connection with the administration or investment of any Company Employee Benefit Plan.

(f)   No Company Employee Benefit Plan provides, and no member of the Company Group or any of their ERISA Affiliates has, any obligation to provide any retiree or post-employment retiree medical, life insurance or other health or welfare benefits except as required by the applicable requirements of Section 4980B of the Code or any similar state law.

(g)   Each Company Employee Benefit Plan that is subject to Section 409A of the Code has been maintained, operated and administered in compliance with Section 409A of the Code and other authoritative and binding guidance thereunder. No member of the Company Group has any (i) liability for withholding taxes or penalties due under Sections 409A or 4999 of the Code (other than liability that may arise from the obligation to withhold taxes generally in accordance with applicable law) or (ii) indemnity obligation for any Taxes imposed under Sections 409A or 4999 of the Code.

(h)   Except as set forth in Section 3.11(h) of the Company Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Mergers will, individually or together with the occurrence of any other event: (i) entitle any employee, trustee, director or consultant of any member of the Company Group to severance pay or any increase in severance pay under any Company Employee Benefit Plan or Company Group employment agreement upon any termination of employment on or after the date of this Agreement; (ii) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer, trustee or director of a member of the Company Group, or could limit the right to amend, merge or terminate any Company Employee Benefit Plan or related trust; (iii) result in payments or benefits under any Company Employee Benefit Plan or Company Group employment agreement or otherwise which would not be deductible under Section 280G of the Code; or (iv) result in a requirement to pay any tax “gross up” or similar “make whole” payment to any employee, director, consultant or other service provider of a member of the Company Group or any of their ERISA Affiliates.

Section 3.12   Labor and Employment Matters.

(a)   No member of the Company Group is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. No member of the Company Group is (or since the Lookback Date has been) subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Knowledge of the Companies, threatened involving employees of any member of the Company Group.

(b)   Each member of the Company Group is and has been since the Lookback Date in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended. No member of the Company Group has any material liability with respect to any unpaid wages, salaries, wage premiums, commissions, bonuses, fees or other compensation that has come due and payable to their current or former employees or independent contractors under applicable Law, Contract or policy.

Section 3.13   Intellectual Property.

(a)   Section 3.13(a)(i) of the Company Disclosure Schedules identifies all Intellectual Property that is owned or purported to be owned by any member of the Company Group (solely or jointly with others) and subject to an application or registration (by name, owner and, where applicable, registration or application number and jurisdiction) (“Company IP”). Except as set forth on Section 3.13(a)(ii) of the Company Disclosure Schedules, all documents and instruments necessary to perfect the rights of the Company Group with respect to the Company IP have been validly executed, delivered and filed with the appropriate Governmental Authorities. Except as set forth on Section 3.13(a)(ii) of the Company Disclosure Schedules, each item comprising Company IP is in compliance with all legal requirements, and all filings, payments and other actions required to be made or taken to maintain such item comprising Company IP in full force and effect have been made and taken by the applicable deadline or (where the Company Group is entitled to extensions) extensions have been timely filed to extend such deadlines, except for where the failure to have made such filings, payments and/or other actions by the applicable deadline have not had a material impact on the validity of the Company IP.

(b)   The members of the Company Group own or license or otherwise possess valid rights to use all material Intellectual Property used in the conduct the Business as it is currently conducted.

(c)   To the Knowledge of the Companies, the conduct of the Business as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person. There are no pending or, to the Knowledge of the Companies, threatened claims against a member of the Company Group with respect to any of the Intellectual Property rights owned by a member of the Company Group. To the Knowledge of the Companies, no Person is currently infringing or misappropriating Intellectual Property owned by a member of the Company Group.

(d)   The members of the Company Group have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all Company IP, trade secrets and other proprietary or confidential information pertaining to the Business and are using commercially reasonable efforts to maintain and protect each item of Intellectual Property that they own.

(e)   Each member of the Company Group complies (and requires its service providers that collect, access, use, or otherwise process Personal Information (as defined herein) on behalf of such member of the Company Group to comply) in all material respects with all applicable Laws relating to the protection of information that identifies an individual or relates to an identifiable individual (including, e.g., name, address, telephone number, electronic mail address, social security number, bank account number, credit card number or internet protocol addresses) and any information defined as sensitive personal information or special category personal information thereunder (collectively, “Personal Information” and such laws, “Privacy Laws”).

(f)   The members of the Company Group use commercially reasonable physical, technical, and organizational measures designed to protect the operation, confidentiality, integrity and security of their respective Software, Systems and Websites (“Security Measures”). The Security Measures are reasonable in light of the nature and sensitivity of the Software, Systems and Websites and the information (including Personal Information) and transactions they store, transmit, or otherwise process, and they are designed to protect such information and transactions against any unauthorized or improper use, access, transmission, interruption, modification or corruption. To the Knowledge of the Companies, the members of the Company Group have had no (i) breach of the security of their respective Software, Systems and Websites or (ii) any unauthorized access to Personal Information requiring notification to any individual or authority under Privacy Laws.

Section 3.14   Properties.

(a)   Section 3.14(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all real property owned by each member of the Company Group (the “Owned Real Property”). The applicable member of the Company Group has good and marketable title in fee simple to such

Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). The Company Group has made available to Trinity and PubCo true and complete copies of the most recent surveys and title policies in their possession with respect to all Owned Real Properties. As of the date of this Agreement, no portion of the Owned Real Property is subject to any pending, and to the Knowledge of the Companies there is no threatened, condemnation proceeding (or any consensual agreement in lieu thereof), rezoning application or proceeding or other Action.

(b)   Section 3.14(b) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all material leases, subleases, licenses and other occupancy agreements relating to real property to which any member of the Company Group is a party as lessee, sublessee, licensee, landlord, sublandlord, licensor or occupant with anticipated annual rental payments in excess of $50,000 (the “Real Property Leases”). The applicable member of the Company Group has a valid leasehold estate in all real property occupied by a member of the Company Group (or any employees thereof) pursuant to the Real Property Leases, free and clear of all Encumbrances (other than Permitted Encumbrances). Each of the Real Property Leases to which any member of the Company Group is a party is, subject to the Enforceability Exceptions, in full force and effect and is a valid and binding agreement of the applicable member of the Company Group.

(c)   No member of the Company Group, or to the Knowledge of the Companies, any other person or party thereto, is in breach in any material respect or default under any of the Real Property Leases, and to the Knowledge of the Companies, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a breach or default under any of the Real Property Leases.

(d)   The Company Group has made available to Trinity true and complete copies of all such Real Property Leases (including all modifications and amendments thereto and guaranties and renewals thereof), and none of the Real Property Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies of same made available to Trinity and PubCo.

(e)   Except as would not reasonably be expected to be material to the Company Group, taken as a whole, each member of the Company Group has good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets and personal property used by such member of the Company Group in the operation of its respective Business, free and clear of any Encumbrances (other than Permitted Encumbrances).

Section 3.15   Material Contracts.

(a)   Except as set forth on Section 3.15(a) of the Company Disclosure Schedules, as of the date of this Agreement, no member of the Company Group is a party to, nor are any of their respective properties or assets are bound by, any Contract of the following nature (such Contracts as are required to be set forth on Section 3.15(a) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i)   Contracts containing a covenant limiting the right of any member of the Company Group to engage in any line of business in any geographic area or to compete with any Person that materially limits such Business, taken as a whole, including any non-compete agreements or agreements limiting the ability of any of the members of the Company Group from soliciting customers or employees;

(ii)   Contracts under which any member of the Company Group has borrowed any money or incurred any Indebtedness from any Person (other than any Company or Company Subsidiary);

(iii)   each repurchase agreement or similar Contract that a member of the Company Group uses in its business (or has any amounts outstanding under) or has entered into since January 1, 2018;

(iv)   each Contract that constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by a member of the Company Group in an amount in excess of $5,000,000;

(v)   each management or similar Contract between or among a member of the Company Group, on the one hand, and a third party manager of such member of the Company Group on the other hand;

(vi)   Contracts that require the future acquisition from another Person or future disposition to another Person of assets, properties or capital stock or other equity interest of another Person and other Contracts, in each case that relate to an acquisition or similar transaction which contain indemnification, “earn-out” or other continuing obligations with respect to any member of the Company Group, or any merger or business combination with respect to any member of the Company Group;

(vii)   Contracts relating to the formation, creation, operation, management or control of any partnership, limited liability company, joint venture, strategic alliance or similar Contract with a third party;

(viii)   Contracts for the employment of, or the provision of services by, any officer, individual employee or other natural Person on a full time, part-time or other basis providing annual compensation in excess of $200,000, other than Contracts that are terminable on thirty (30) days’ or less notice without penalty or that do not provide severance or other obligations in connection with any termination;

(ix)   Contracts not otherwise described in any other subsection of this Section 3.15(a) pursuant to which a member of the Company Group is obligated to pay or entitled to receive payments in excess of $150,000 in any twelve- (12) month period, other than Mortgages;

(x)   all Contracts requiring or providing for any capital expenditure in excess of $200,000;

(xi)   any Real Property Lease that provides for payments to or by a member of the Company Group in excess of $50,000 in any twelve- (12) month period;

(xii)   any interest rate, currency, futures, options, hedging, or other derivative Contracts;

(xiii)   any Contract relating to the settlement of any administrative or judicial proceedings or Actions entered into by any member of the Company Group in the last twelve (12) months providing for payment by any member of the Company Group in excess of $150,000 individually or imposing any material non-monetary obligations on any member of the Company Group;

(xiv)   any Contract (A) providing for the grant of any preferential rights to purchase or lease any asset of the Company Group; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any asset of a member of the Company Group;

(xv)   any Contract with any Related Party of any member of the Company Group;

(xvi)   any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or materially delay the consummation of the Mergers or the other Transactions;

(xvii)   any Contract relating in whole or in part to any material Intellectual Property;

(xviii)   any Contract that results in any Person holding a power of attorney from any member of the Company Group that relates to any member of the Company Group or any of their respective businesses;

(xix)   any obligation to register any security interest of a member of the Company Group with any Governmental Authority; and

(xx)   Other than the Company Organizational Documents and the Management Company Organizational Documents, Contracts providing for indemnification by any member of the Company Group, except for any such Contract that is entered into in the ordinary course of business and is not material to the member of the Company Group or the Business taken as a whole.

(b)   The Company Group has made available to Trinity and PubCo true and complete copies of all Material Contracts, including any amendments thereto. Each Material Contract is a valid and binding agreement of the applicable member of the Company Group, and is in full force and effect except as such enforceability may be limited by the Enforceability Exceptions and except as would not reasonably be expected to be material to the Company Group, taken as a whole. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, (i) no member of the Company Group or, to the Knowledge of the Companies, any other party thereto, is in (with or without the lapse of time or the giving of notice, or both) or has received written notice of any breach or default under any such Material Contract and (ii) no member of the Company Group has provided or received any written notice of intention to terminate or otherwise materially modify the terms of any Material Contract and no event or circumstances has occurred that, with or without notice or lapse of time or both, would constitute a default thereunder or result in or give any Person a right to acceleration or early termination thereof.

Section 3.16   Brokers’ and Finders’ Fees. Other than pursuant to the agreements set forth on Section 3.16 of the Company Disclosure Schedules, no member of the Company Group has employed or is subject to any valid claim of liability or obligation to any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement. Prior to the date hereof, the Company Group has provided Trinity with true and complete copies of any agreement between any member of the Company Group and the counterparties to the agreements set forth on Section 3.16 of the Company Disclosure Schedules.

Section 3.17   Company Information. The information relating to the members of the Company Group that is or will be provided to Trinity for inclusion in the Registration Statement or the Proxy Statement will not, at the date the Registration Statement is filed or declared effective, the Proxy Statement is first mailed to Trinity’s shareholders or at the time of the Trinity Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, the members of the Company Group make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Trinity or PubCo for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement or (b) any projections or forecasts included in the Registration Statement or the Proxy Statement.

Section 3.18   Environmental Matters.

(a)   Each of member of the Company Group is, and since January 1, 2016 has been, in compliance in all material respects with all applicable Environmental Laws (which compliance includes, the possession by the Company Group of all permits and other governmental authorizations required under applicable Environmental Laws and compliance in all material respects with the terms and conditions thereof).

(b)   There is no material environmental Action pending or, to the Knowledge of the Company since January 1, 2016, threatened against any of the Company Group. To the Knowledge of the Company, there has been no Release of any Hazardous Materials at any Owned Real Property or property leased pursuant to a Real Property Lease.

(c)   No member of the Company Group is subject to as of the date hereof, nor, since January 1, 2016, has been subject to, any Order (other than Orders not issued specifically with respect to the Company Group or the Owned Real Property) relating to compliance with, or the Release or cleanup of Hazardous Materials under, any applicable Environmental Laws.

(d)   The Company Group has provided to Trinity and PubCo complete and correct copies of all Phase I reports and other third-party studies commissioned since January 1, 2016 in its possession pertaining to the environmental condition of the Owned Real Property or property leased pursuant to a Real Property Lease, or the compliance (or noncompliance) by any member of the Company Group with any Environmental Laws.

Section 3.19   Insurance. Each of the members of the Company Group and their respective businesses and properties is insured to the extent specified under the insurance policies listed on Section 3.19 of the Company Disclosure Schedules, and such insurance policies are in full force and effect. No written notice of cancellation or termination has been received by any member of the Company Group with respect to any such policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination. There is no pending material claim by any member of the Company Group against any insurance carrier under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.20   Interested Party Transactions. No employee, officer, director, or equity holder of a member of the Company Group or a member of his or her immediate family, or any controlled Affiliates of any such Person, is indebted to a member of the Company Group for borrowed money, nor are any of the members of the Company Group indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than: (a) for payment of salary, bonuses and other compensation for services rendered; (b) reimbursement for reasonable expenses incurred in connection with any of the members of the Company Group; and (c) for other employee benefits made generally available to all employees. Except as set forth on Section 3.20 of the Company Disclosure Schedules, to the Knowledge of the Company, no officer, director, employee, equity holder of a member of the Company Group or holder of derivative securities of a member of the Company Group (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly (including through any controlled Affiliate), interested in any Contract with any of the members of the Company Group (other than such Contracts as relate to any such Person’s ownership of equity in a member of the Company Group or other securities of a member of the Company Group or such Person’s employment or consulting arrangements with the Company Group).

Section 3.21   Investment Company Act. No member of the Company Group is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 3.22   Vote Required. The Company Member Approval and the Management Company Member Approval are the only votes of holders of any class or series of units or other equity securities of the Companies and the Management Companies, respectively, required to approve the Mergers and the other Transactions.

Section 3.23   Foreign Corrupt Practices Act and Certain Payments.

(a)   Neither the U.S. government nor any other Person has notified any member of the Company Group in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”), nor, to the Knowledge of the Companies, has any member of the Company Group violated or breached of the Foreign Corrupt Practices Act. No member of the Company Group has undergone, or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Companies’ or the Management Companies’ compliance with the Foreign Corrupt Practices Act. The members of the Company Group have not been and are not now under any administrative, civil or criminal investigation or indictment and are not party to any Action involving alleged false statements, false claims or other improprieties relating to any member of the Company Group’s compliance with the Foreign Corrupt Practices Act, nor, to the Knowledge of the Companies, is there any reasonable basis for such investigation or indictment.

(b)   No member of the Company Group nor, to the Knowledge of the Companies, any of their respective directors, executives, employees, representatives or agents, in each case acting in their capacity on behalf of any member of the Company Group, (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, or (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act or any other anticorruption Law applicable to any member of the Company Group, (iv) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, in each case, in violation of applicable Law, (v) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (iv) or (vi) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar unlawful payment of any nature.

Section 3.24   Mortgages.

(a)   A Company is the owner and holder of legal and beneficial title to the Mortgages and of the interests in the Mortgage Documents.

(b)   The outstanding principal balance of each Mortgage outstanding as of June 30, 2019 is as set forth on Section 3.24(b) of the Company Disclosure Schedules.

(c)   Except as otherwise disclosed in writing to Trinity and except as would not reasonably be expected to be material to the Company Group, taken as whole, no Company has received any written notice (i) of any pending tax appeals with respect to real property taxes or assessments against any such property, (ii) that such property violates applicable zoning and building laws or regulations, is being used, operated or occupied unlawfully, or has failed to obtain or maintain any inspection, license or certificates, or (iii) that any litigation, proceeding or governmental investigation is pending or, to the Knowledge of the Companies, threatened in writing or that there exists any order, injunction or decree of a material nature outstanding, existing or relating to any such property, the borrower under any Mortgage, or any guarantor of any Mortgage.

(d)   No Company is a party to any co-lender, participation, intercreditor or similar agreement relating to any Mortgage.

(e)   Subject to the Enforceability Exceptions and except as would not reasonably be expected to be material to the Company Group, taken as a whole, the Mortgage Documents are enforceable against the obligors thereunder.

(f)   Except as set forth on Section 3.24(f) of the Company Disclosure Schedules or as would not reasonably be expected to be material to the Company Group, taken as a whole, since the Lookback Date, (i) no Mortgage has been more than ninety (90) days delinquent in respect of any scheduled payment required thereunder, without giving effect to any applicable grace period, (ii) no Company has given any written notice of any material default, breach, violation or event of acceleration existing under any Mortgage, and (iii) to the Knowledge of the Companies, there currently exists no Event of Default (as defined in the Mortgage Documents) with respect to any Mortgage.

(g)   The Company Group has made available to Trinity true, correct and complete copies of the Mortgage Documents at the Company Group’s offices.

(h)   To the Knowledge of the Companies, (i) no casualty or condemnation has occurred with respect to any property that is the subject of a Mortgage set forth on Section 3.24(b) of the Company Disclosure Schedules and (ii) no condemnation is threatened in writing with respect to any such property.

(i)   Except as set forth on Section 3.24(i) of the Company Disclosure Schedules, each Mortgage is secured by a first priority lien in favor of a Company, and the applicable Company has received a personal guaranty for each Mortgage.

Section 3.25   No Additional Representations. NO MEMBER OF THE COMPANY GROUP OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP, INCLUDING ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF ANY MEMBER OF THE COMPANY GROUP, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, THE RELATED DOCUMENTS AND ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO. EACH MEMBER OF THE COMPANY GROUP AND THEIR AFFILIATES DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY MEMBER OF THE COMPANY GROUP OR ITS AFFILIATES OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES. NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NO MEMBER OF THE COMPANY GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE TRINITY GROUP REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE MEMBERS OF THE COMPANY GROUP OR THE BUSINESS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TRINITY AND PUBCO

Except as set forth in the Trinity Disclosure Schedules, Trinity hereby represents and warrants to the Company Group, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows, it being understood that each representation and warranty contained in this Article IV is subject to, and qualified by, the disclosures in the Trinity SEC Reports (other than any disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of the Trinity SEC Reports):

Section 4.1   Standing; Qualification and Power. Each Trinity Party is duly organized, validly existing and in good standing (or the equivalent status) under the laws of the jurisdiction of its organization, except where the failure to be so validly existing and in good standing (in such jurisdictions where such status is recognized) would not, individually or in the aggregate, have a Material Adverse Effect on the Trinity Parties.

Section 4.2   Capitalization.

(a)   The authorized, issued and outstanding capital stock of Trinity consists of (i) 400,000,000 shares of Class A common stock, par value $0.0001 per share, 34,500,000 shares of which are issued and outstanding (the “Class A Common Stock”), (ii) 50,000,000 shares of Class B common stock, par value $0.0001 per share,

8,625,000 shares of which are issued and outstanding (the “Class B Common Stock”), and (iii) 5,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding. Section 4.2(a) of the Trinity Disclosure Schedules sets forth, as of the date hereof, the record holders of more than 5% of the outstanding shares of Trinity (without taking into effect the PIPE Investment). All issued and outstanding shares of capital stock of Trinity have been duly authorized and validly issued and are fully paid and nonassessable under applicable Law. Immediately prior to the Trinity Effective Time, assuming no shares of Class A Common Stock are redeemed in connection with the transactions contemplated by this Agreement, the issued and outstanding capital stock of Trinity will consist of 34,500,000 shares of Class A Common Stock and 8,625,000 shares of Class B Common Stock.

(b)   Section 4.2(b) of the Trinity Disclosure Schedules sets forth the number and holder of all of the issued and outstanding equity securities of PubCo, Merger Sub I and Merger Sub II. Trinity is the sole record and beneficial owner of all of the issued and outstanding capital stock of PubCo, free and clear of any Encumbrances (other than Permitted Encumbrances), and PubCo is the sole record and beneficial owner of all of the issued and outstanding equity securities of Merger Sub I and Merger Sub II, free and clear of all Encumbrances (other than Permitted Encumbrances). All of the issued and outstanding equity securities of PubCo and Merger Sub I have been duly authorized and validly issued, and are fully paid and non-assessable. All of the issued and outstanding equity securities of Merger Sub II have been validly issued. No Person other than Trinity has any rights with respect to such equity securities of PubCo, and no Person other than PubCo has any rights with respect to such equity securities of Merger Sub I or Merger Sub II, and no such rights arise by virtue of or in connection with the transactions contemplated by this Agreement.

(c)   Trinity has issued 34,500,000 public warrants that entitle the holder of each warrant to purchase one (1) share of Class A Common Stock of Trinity at an exercise price of $11.50 per share (the “Public Warrants”) on the terms and conditions set forth in the Warrant Agreement.

(d)   Trinity has issued 12,350,000 warrants in a private placement to Sponsor that each entitle Sponsor to purchase one share of Class A Common Stock of Trinity at an exercise price of $11.50 per share (the “Private Placement Warrants” and together with the Public Warrants, the “Trinity Warrants”) on the terms and conditions set forth in the Warrant Agreement. Immediately prior to the Trinity Effective Time, Trinity will have 46,850,000 Trinity Warrants issued and outstanding, of which 12,350,000 are issued to Sponsor.

(e)   Except for the Trinity Warrants, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of Trinity, (ii) options, warrants, calls or other rights to purchase or subscribe for capital stock of Trinity or (iii) contracts of any kind to which Trinity is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of Trinity, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).

(f)   Except as set forth on Section 4.2(f) of the Trinity Disclosure Schedules, there are no voting trusts, proxies or other agreements or understandings to which Trinity is bound with respect to voting of any shares of capital stock or any other equity interest of Trinity.

(g)   Section 4.2(g) of the Trinity Disclosure Schedules sets forth a true and complete summary of the identity of any obligor and/or guarantor and the principal amount and maturity of each such instrument, as of the close of business on the date immediately preceding the date of this Agreement, of all Indebtedness of the Trinity Parties.

(h)   The Merger Consideration, when issued in accordance with the terms of this Agreement and the Related Documents, as applicable, shall be duly authorized, validly issued, fully paid and non-assessable, issued to the holders of the Trinity Common Stock, the Company Units and the Management Company Units, free and clear of all Encumbrances other than other than Encumbrances arising pursuant to applicable securities Laws.

Section 4.3   Authority; Execution and Delivery; Enforceability. Each of the Trinity Parties has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and, subject to the receipt of the Trinity Stockholder Approvals, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Trinity Stockholder Approvals, the execution and delivery of this Agreement and the Related Documents to which each Trinity Party is or will be a party and the consummation of the transactions contemplated hereby and thereby has been and will be when delivered, duly authorized by all requisite action by such Trinity Party and will constitute, a legal, valid and binding obligation of such Trinity Party enforceable against such Trinity Party in accordance with their respective terms, in each case subject to the Enforceability Exceptions.

Section 4.4   No Conflict; Consents.

(a)   The execution, delivery and performance of this Agreement by each Trinity Party, and the consummation by each Trinity Party of the transactions contemplated hereby, will not (i) violate or conflict with any provision of the organizational documents of any Trinity Party, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which any Trinity Party is a party or by which any of its properties or assets are bound or (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications contemplated by this Agreement have been made, violate or conflict with any Law applicable to any Trinity Party or by which any of its material properties or material assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, have a Material Adverse Effect on the Trinity Parties.

(b)   The execution, delivery and performance of this Agreement by each Trinity Party, and the consummation by each Trinity Party of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) filings and Approvals required by the Securities and Exchange Commission (including the Registration Statement and Proxy Statement), (iii) such Approvals, filings, registrations or notifications as may be required under the rules and regulations of any securities exchange on which securities of Trinity or PubCo are listed, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) such filings as may be required in connection with Transfer Taxes, (vi) such filings with each applicable Governmental Authority of Washington, Maryland and Delaware evidencing the Mergers, and (vii) such other Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Trinity Parties.

Section 4.5   Business Activities.

(a)   Since their respective organization or incorporation, none of the Trinity Parties has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Trinity Organizational Documents, there is no agreement, commitment or Order binding upon any of the Trinity Parties or to which a Trinity Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of a Trinity Party or any acquisition of property by a Trinity Party or the conduct of business by a Trinity Party as currently conducted or as contemplated to be conducted as of the Closing, other than effects that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Trinity Parties.

(b)   Except for the equity of PubCo, Merger Sub I and Merger Sub II and except for the funds in (and any related investment of such funds in) the Trust Account, Trinity does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person. Except for this Agreement and the Transactions, Trinity has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Except for this Agreement and the Transactions and the equity of Merger Sub I and Merger Sub II, PubCo does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

Section 4.6   Litigation. (a) There are no Actions pending or, to the Knowledge of Trinity, threatened against any Trinity Party in writing which, and (b) no Trinity Party is subject to (nor are any properties or assets of any Trinity Party bound by or subject to) any outstanding Orders, writs, judgments, injunctions, decrees or awards that, if not complied with, in either case, would, individually or in the aggregate, reasonably be expected to be material to the Trinity Parties, taken as a whole.

Section 4.7   Trinity SEC Reports; Financial Statements.

(a)   Trinity has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Trinity with the SEC under the Exchange Act or the Securities Act since Trinity’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Trinity SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Trinity SEC Reports”). All Trinity SEC Reports, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Trinity or the annual meeting) and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act, or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on EDGAR in full without redaction. Trinity has heretofore furnished to the Company Group true and correct copies of all amendments and modifications that have not been filed by Trinity with the SEC to all agreements, documents and other instruments that previously had been filed by Trinity with the SEC and are currently in effect. The Trinity SEC Reports were, and the Additional Trinity SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Trinity SEC Reports did not, and the Additional Trinity SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Trinity maintains disclosure controls and procedures as defined under Rule 13a-15(e) or 15d-15(e) under the Exchange Act and internal controls over financial reporting as defined under Rule 13a-15(f) or 15(d)-(15)(f) under the Exchange Act. Each director and executive officer of Trinity has filed with the SEC in all material respects on a timely basis all statements required with respect to Trinity by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.7(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. To the Knowledge of Trinity, none of the Trinity SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b)   The financial statements and notes contained or incorporated by reference in the Trinity SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Trinity SEC Reports will fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Trinity as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Trinity has no off-balance sheet arrangements that are not disclosed in the Trinity SEC Reports. No financial statements other than those of Trinity are required by GAAP to be included in the consolidated financial statements of Trinity.

Section 4.8   Information Supplied. None of the information supplied or to be supplied by the Trinity Parties for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the date the Registration Statement is filed or declared effective, the date the Proxy Statement is first mailed to Trinity’s shareholders or at the time of the Trinity Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Trinity nor PubCo makes any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Company Group for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement or (b) any projections or forecasts included in the Registration Statement or the Proxy Statement.

Section 4.9   Nasdaq Stock Market Quotation. The issued and outstanding units and Class A Common Stock of Trinity are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NasdaqCM under the symbols “TMCXU” and “TMCX,” respectively. The issued and outstanding Trinity Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NasdaqCM under the symbol

“TMCXW.” Trinity is in compliance in all material respects with the Nasdaq Listing Rules applicable to Trinity and there is no Action pending or, to the Knowledge of Trinity, threatened against Trinity by Nasdaq or the SEC with respect to any intention by such entity to deregister the Class A Common Stock or Trinity Warrants or terminate the listing of Trinity’s securities on the NasdaqCM. None of Trinity or any of its Affiliates has taken any action in an attempt to terminate the registration of the Class A Common Stock or the Trinity Warrants under the Exchange Act.

Section 4.10   Board Approval; Stockholder Vote. The Trinity Board has, as of the date of this Agreement, unanimously (i) approved and declared the advisability of this Agreement, the Related Documents and the consummation of the Transactions, including the Mergers and (ii) determined that the consummation of the Transactions is in the best interest of the stockholders of Trinity. Other than the Trinity Stockholder Approvals, no other corporate proceedings on the part of Trinity are necessary to approve the consummation of the Transactions.

Section 4.11   Investment Company Act. None of the Trinity Parties is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Trinity constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.12   Trust Account; Financial Ability.

(a)   As of the date hereof, Trinity has at least $357,592,888 in the account established by Trinity for the benefit of its public shareholders (the “Trust Account”), with such funds invested in United States government treasury bills, notes, bonds or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 14, 2018, by and between Trinity and the Trustee (as amended or supplemented from time to time, the “Trust Agreement”). Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Trinity under this Agreement are not subject to any conditions regarding Trinity’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

 (b)   The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between Trinity and the Trustee that would cause the description of the Trust Agreement in the Trinity SEC Reports to be inaccurate in any material respect or (ii) to the Knowledge of Trinity, that would entitle any Person (other than stockholders of Trinity holding Class A Common Stock sold in Trinity’s initial public offering who shall have elected to redeem their shares of Class A Common Stock pursuant to the Trinity Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income taxes from any income earned in the Trust Account and (B) to redeem Class A Common Stock in accordance with the provisions of the Trinity Organizational Documents. There are no Actions pending or, to the Knowledge of Trinity, threatened with respect to the Trust Account.

Section 4.13   Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Trinity owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Trinity in the operation of its business and which are material to Trinity, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

Section 4.14   Trinity’s Business Investigation; Disclaimer Regarding Projections.

(a)   The Trinity Parties have conducted such investigations of the Company Group and the Business as they have deemed necessary to make an informed decision concerning the transactions contemplated hereby. For the purpose of conducting these investigations, the Trinity Parties have employed the services of their own Representatives. In all matters affecting the condition of the properties and assets and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, the Trinity Parties are relying upon the advice and opinion offered by their own Representatives and the representations and warranties set forth in Article III, in any Related Document and any certificate delivered pursuant hereto or thereto.

(b)   In connection with the Trinity Parties’ investigation of the Company Group and the Business, the Trinity Parties have received from the Company Group and/or their Affiliates and their respective Representatives certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Company Group and/or the Business. The Trinity Parties acknowledge that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, they are not relying on them, (ii) the Trinity Parties are familiar with such uncertainties and are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to them, and (iii) the Trinity Parties shall have no claim against anyone with respect to any of the foregoing, except with respect to claims of fraud. Accordingly, the Trinity Parties acknowledge that no member of the Company Group or any of their Affiliates or Representatives has made any representation or warranty with respect to such projections or other forecasts or plans.

Section 4.15   Solvency. None of the Trinity Parties are entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.

Section 4.16   Brokers’ and Finders’ Fees. Other than Raymond James, none of the Trinity Parties have employed, nor is any Trinity Party subject to, any valid claim of liability or obligation to any broker, finder, consultant, investment banker or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith. Prior to the date hereof, Trinity has provided the Company Group with true and complete copies of any agreement between Trinity and Raymond James.

Section 4.17   Taxes. (i) All U.S. federal income and all other material Tax Returns required to be filed by or on behalf of Trinity have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) such Tax Returns were true and complete in all material respects when filed; (iii) all income and other material amounts of Taxes due and payable by Trinity have been fully and timely paid; (iv) Trinity has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than by filing a valid extension of time in which to file a Tax Return); (v) Trinity has complied with all applicable Laws relating to the collection or withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state or foreign Laws) and has duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws; (vi) Trinity (A) has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group the common parent of which was Trinity) and (B) does not have any liability for the Taxes of any Person (other than any Subsidiary) under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; (vii) Trinity is not a party to any Tax allocation or sharing agreement other than any agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes; (viii) no claim has been made in writing by any Tax Authority in a jurisdiction in which Trinity does not file Tax Returns that Trinity is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction; (ix) no audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by Trinity is pending and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for additional material Taxes against Trinity, nor has any such deficiency or claim for additional material Taxes been proposed or assessed in writing, which deficiency or claim has not been settled; (x) Trinity has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2); (xi) Trinity is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xii) Trinity has not entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (xiii) there are no material Encumbrances for Taxes upon any property or assets of Trinity except for Permitted Encumbrances; and (xiv) Trinity has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the ten (10) years prior to the date of this Agreement.

Section 4.18   PIPE Investments. Trinity has made available to the Company Group true, correct and complete copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of Trinity (or its applicable Affiliate) and, to the Knowledge of Trinity, each other party thereto (except, in any case, as may be limited by Enforceability Exceptions), and (c) have not been withdrawn, terminated or rescinded in any respect. The PIPE Investment, together with the amount in the Trust Account at the Closing, will be in the aggregate sufficient to enable PubCo or Trinity to (a) pay all cash amounts required to be paid by Trinity and PubCo under or in connection with this Agreement and (b) pay any and all Trinity Transaction Expenses. The Subscription Agreements provide that the Companies are a third-party beneficiary thereof and are entitled to enforce such agreements. There are no other Contracts between Trinity or PubCo and any PIPE Investor relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the PIPE Investors to contribute to PubCo the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and, to the Knowledge of Trinity, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to PubCo on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Trinity or PubCo under any material term or condition of any Subscription Agreement, and, as of the date hereof, neither Trinity nor PubCo has any reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Related Documents) to the obligations of the PIPE Investors to contribute to PubCo the applicable portion of the PIPE Investment set forth in the Subscription Agreements on the terms therein.

Section 4.19   Related Person Transactions. Except as described in the Trinity SEC Reports or on Section 4.19 of the Trinity Disclosure Schedules, no transactions or Contracts, or series of related transactions or Contracts, between a Trinity Party, on the one hand, and any present or former officer, director, manager or Affiliate of a Trinity Party or, to the Knowledge of Trinity, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, will continue in effect following the Closing.

Section 4.20   No Additional Representations. NONE OF THE TRINITY PARTIES OR ANY OF THEIR AFFILIATES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE RELATED DOCUMENTS AND ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO. EACH OF THE TRINITY PARTIES AND THEIR AFFILIATES DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY TRINITY PARTY OR ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NONE OF THE TRINITY PARTIES OR ANY OF THEIR AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE COMPANY GROUP REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF ANY TRINITY PARTY OR ANY OF ITS AFFILIATES.

ARTICLE V
COVENANTS

Section 5.1   Conduct of Business Prior to Closing.

(a)   Except (i) with the written consent of Trinity, (ii) as set forth in Section 5.1(a) of the Company Disclosure Schedules, (iii) as otherwise expressly contemplated or permitted by the terms of this Agreement, or (iv) as required by any applicable Law, during the Interim Period, the Companies and the Management Companies shall, and the Companies shall cause the Company Subsidiaries to, conduct the Business in the ordinary course of business, use their commercially reasonable efforts to preserve intact the Business (including the underwriting, making and servicing of the Mortgages, except to the extent the Companies are advised by counsel that they should suspend capital raising activities from when the Registration Statement is filed with the SEC and until it is declared effective, which may affect the number of Mortgages that may be underwritten or made during such time).

(b)   Without limiting the generality of this Section 5.1, during the Interim Period, except (x) with the written consent of Trinity (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as set forth in Section 5.1(b) of the Company Disclosure Schedules, or (z) as required by applicable Law, the Companies and the Management Companies shall not, and shall cause the Company Subsidiaries not to:

(i)   transfer, issue, sell or dispose of any Company Units, Management Company Units or equity interests of any Company or Management Company, grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity-based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Units, Management Company Units or other equity interests of any Company or Management Company except for (A) repurchases or redemptions of Company Units in connection with the exercise by a member of a Company of such member’s quarterly redemption rights in accordance with the Company Organizational Documents (“Company Redemption Rights”), and (B) issuances of Company Units in the ordinary course of business prior to the filing of the Registration Statement with the SEC;

(ii)   effect any recapitalization, reclassification, split, unit combination or like change in the capitalization of the Companies;

(iii)   make, set aside, declare or pay any dividend or distribution payable in cash, units, property or otherwise with respect to any Company Units, Management Company Units or other equity interest in a Company or a Management Company except for (A) the declaration and payment by the Companies and the Management Companies of their regular monthly cash dividends to holders of Company Units and Management Company Units, respectively, (B) the declaration and payment of other cash dividends as may be needed to maintain a Company’s REIT status, as reasonably determined by such Company, for the period ending on the Closing, and (C) the distribution of Company Common Units held by a Management Company to holders of Management Company Units;

(iv)   file any U.S. federal income Tax Return of a Company other than on IRS Form 1120-REIT (except for the U.S. federal income Tax Return of Fund III for its taxable year ending December 31, 2018, which will be filed on IRS Form 1120) and otherwise in a manner consistent with past practice; make, change or revoke any material Tax election (except as expressly contemplated herein with respect to the making of an election to be taxed as a REIT); liquidate or change the income tax classification of any member of the Company Group for U.S. federal income tax purposes; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes; adopt or change any Tax accounting period; amend any U.S. federal income Tax Return of a Company; settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes; enter into any closing or similar agreement with any Tax Authority; surrender any right to claim a material refund of Taxes; apply for or enter into any ruling from any Tax Authority with respect to Taxes; or, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(v)   take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause Fund I or Fund II to fail to maintain qualification as a REIT;

(vi)   take any action, or fail to take any action, which action or failure to act would prevent Fund III or Fund IV from being able to validly elect to be taxed as a REIT effective as of its respective taxable year ending as of the Closing Date;

(vii)   redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, except for (A) any Indebtedness among the members of the Company Group, (B) transactions under master repurchase agreements entered into in the ordinary course of business and consistent with past practice, and (C) Mortgages;

(viii)   acquire (including by merger, consolidation or acquisition of stock or assets) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any assets or equity interests in any Person or any business or division thereof, or otherwise engage in any mergers, consolidations, acquisitions or business combinations on behalf of the members of the Company Group, except for transactions between any Company and the Management Company for such Company;

(ix)   amend the certificate of formation or operating agreement (or other comparable governing documents) of any member of the Company Group;

(x)   grant any material Encumbrances on any material property or material assets (whether tangible or intangible) of any member of the Company Group, other than Permitted Encumbrances;

(xi)   (A) adopt, enter into, terminate or amend any Benefit Plan other than as required by applicable Law or pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement, (B) recognize any union or employee representative for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement, labor union Contract, trade union agreement or other similar Contract or understanding with any union, works council, trade union or other labor organization other than as required by applicable Law, (C) waive any restrictive covenant obligation of any director, officer, service provider or employee of any member of the Company Group, (D) pay or agree to pay to any current or former director, officer or employee, consultant, agent or individual service provider, whether past or present, any pension, retirement allowance or other employee benefit not required by any existing Benefit Plan (or any arrangement that would be a Benefit Plan if in effect as of the date hereof), or (E) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Benefit Plans;

(xii)   (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any member of the Company Group as of the date of this Agreement, other than salary increases in the ordinary course of business that do not exceed 5% of such employee’s annual salary, (B) enter into any new, or materially amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or consultant, or terminate any current or former director, officer, employee or consultant provider, in each case whose compensation would exceed, on an annualized basis, $150,000 or (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant;

(xiii)   except as required by changes in GAAP, change any method of accounting in any manner that would have a material impact on any member of the Company Group;

(xiv)   transfer, sell, lease or license to a third Person, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to transfer, sell, lease or license to a third Person, abandon, permit to lapse or expire, dedicate to public, or otherwise dispose of, any portion of the property or assets of any member of the Company Group, other than any sale, lease or disposition in the ordinary course of business or that does not exceed $100,000 individually or $1,000,000 in the aggregate;

(xv)   enter into any joint venture with a third party;

(xvi)   enter into any Contract with any Related Party of any member of the Company Group;

(xvii)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xviii)   waive, release, assign, settle or compromise any Action pending or threatened against any member of the Company Group other than in the case of Actions or claims either (A)(1)(x) resulting in payments to a member of the Company Group or (y) by a member of the Company Group, in which case such payment by the member of the Company Group is not greater than $200,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $1,000,000 in the aggregate (determined in each case net of insurance proceeds), and (2) that would not prohibit or materially restrict any member of the Company Group from operating its business substantially as currently conducted or anticipated to be conducted, except in the ordinary course of business, or (B) if the loss resulting from such waiver, release, assignment, settlement or compromise is reimbursed or shall be reimbursed to any member of the Company Group by an insurance policy or pursuant to any other kind of contractual indemnification set forth in any other Contract, in each case without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Company Group;

(xix)   other than Mortgages made, serviced or administered in the ordinary course of business, enter into, amend, waive, modify or terminate (other than for cause or breach by the other party) any Material Contract or Permit, or amend, waive, modify or consent to the termination of any material rights of any member of the Company Group thereunder;

(xx)   make or enter into any contract to make any capital expenditures, other than capital expenditures by the Management Companies and the Companies that are less than $200,000 in the aggregate;

(xxi)   manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) except in the ordinary course of business consistent with past practices; or

(xxii)   authorize, or commit or agree to take, any of the foregoing actions.

(c)   During the Interim Period, except (w) with the written consent of the Companies (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 5.1(c) of the Trinity Disclosure Schedules, (y) as otherwise contemplated or permitted by the terms of this Agreement or the Related Documents, including, for the avoidance of doubt, the PIPE Investments and the transactions contemplated under the Sponsor Agreement (including the waiver of the Class B Share Conversion Rights), or (z) as required by applicable Law, Trinity shall not:

(i)   fail to duly and timely file all material reports and other material documents required to be filed with Nasdaq, the SEC or any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(ii)   form any Subsidiary;

(iii)   issue any shares of capital stock or other equity interests or grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of Trinity, other than the PIPE Investments and the transactions contemplated under the Sponsor Agreement (including the waiver of the Class B Share Conversion Rights);

(iv)   effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of Trinity or any Subsidiary, other than as required pursuant to the Sponsor Agreement;

(v)   make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock;

(vi)   amend the Trinity Organizational Documents;

(vii)   except as required by changes in GAAP, change any of its methods of accounting in any manner;

(viii)   make, change or revoke any material Tax election; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any material ruling from any Tax Authority with respect to Taxes; surrender any right to claim a material Tax refund; or, except in the ordinary course of business, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix)   adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Mergers;

(x)   except for this Agreement, the Related Documents and any amendments thereto, enter into any Business Combination or propose to enter into any Business Combination, in each case that would reasonably be expected to hinder or materially delay the transactions contemplated hereby; or

(xi)   authorize, or commit or agree to take, any of the foregoing actions.

Section 5.2   Access to Information.

(a)   During the Interim Period, the Companies and the Management Companies shall afford to the other Parties to this Agreement and their Representatives reasonable access, upon reasonable advance notice, during normal business hours to all the properties, books, Contracts, commitments, personnel, Tax Returns and records of the members of the Company Group and, during such period, shall furnish as promptly as practicable to the other Parties to this Agreement any information concerning the members of the Company Group as the other Parties to this Agreement may reasonably request; provided, however, that (a) such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Companies’ personnel, and in such a manner as to not unreasonably disrupt the normal operations of the Companies and the Management Companies, (b) except with respect to information that could affect a Company’s qualification as a REIT, no Company or Management Company is under any obligation to disclose to the other Parties to this Agreement or their Representatives any information the disclosure of which would result in the waiver of any attorney-client privilege, and (c) neither Trinity nor its Representatives shall conduct any invasive or subsurface environmental sampling or analysis with respect to any real property owned, used or occupied by any member of the Company Group, including of the nature commonly referred to as a “Phase II Environmental Assessment.”

(b)   During the Interim Period, the Trinity Parties shall afford to the other Parties to this Agreement and their Representatives reasonable access, upon reasonable advance notice, during normal business hours to all the properties, books, Contracts, commitments, personnel, Tax Returns and records of the Trinity Parties and, during such period, shall furnish as promptly as practicable to the other Parties to this Agreement any information concerning the Trinity Parties as the other Parties to this Agreement may reasonably request; provided, however, that (a) such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Trinity Parties’ personnel and (b) no Trinity Party is under any obligation to disclose to the other Parties to this Agreement or their Representatives any information the disclosure of which would result in the waiver of any attorney-client privilege. All information provided pursuant to this Section 5.2 shall remain subject in all respects to the Confidentiality Agreement.

Section 5.3   Confidentiality.

(a)   Trinity acknowledges that the information being provided to it or any of its Affiliates or any of its or its Affiliates’ Representatives in connection with the consummation of the transactions contemplated hereby is being provided subject to the terms of a confidentiality agreement dated as of November 1, 2018, between Trinity, Broadmark Capital, LLC, and MgCo I (the “Confidentiality Agreement”). Trinity acknowledges that it is, and will remain until the Closing, subject to the terms of the Confidentiality Agreement, which are incorporated herein by reference. If this Agreement is, for any reason, terminated prior to the Closing in accordance with its terms, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)   Effective upon, and only upon, the Closing, the confidentiality obligations under the Confidentiality Agreement shall terminate.

Section 5.4   Efforts to Consummate; Consents and Filings.

(a)   Each of the Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from any Governmental Authority all Approvals as are necessary for the consummation of the transactions contemplated by this Agreement, including the Governmental Authority Approvals set forth on Section 5.4(a) of the Company Disclosure Schedules, and (ii) promptly make all necessary filings and thereafter make any other required submissions, with respect to the transactions contemplated by this Agreement required under any applicable Law. The Company Group and Trinity shall each be responsible for one half of the cost of any filing fees payable under any Antitrust Law.

(b)   Without limiting the generality of the Parties’ undertaking pursuant to Section 5.4(a), each Party agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or any other party so as to enable the Parties hereto to expeditiously close the transactions contemplated by this Agreement. Each Party hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby. Notwithstanding the foregoing, no Party nor any of its Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of the business of any Party or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of the business of any Party, or (ii) litigate any suit, claim, action, investigation or proceeding challenging or seeking to restrain or prohibit the consummation of the transaction.

(c)   Notwithstanding the foregoing, any proposed or final correspondence, filing or other written communication with a Governmental Authority or its staff (or a portion thereof) prepared by a Party or its outside counsel may be withheld or redacted (i) to remove references concerning valuation, and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d)   Each of the Parties shall promptly notify the other Parties of any substantive communication it or any of its Affiliates receives from any Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private party relating to the matters that are the subject of this Section 5.4, and consult outside counsel for each other Party prior to any substantive communication with any Governmental Authority to permit outside counsel for the other Parties to review in advance any proposed communication by such Party to any Governmental Authority. No Party to this Agreement shall agree to participate in any substantive meeting with any Governmental Authority in respect of any filings, investigation or other inquiry (including in connection with any proceeding by a private party) unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. The Parties’ outside counsel will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. The Parties will provide each other’s outside counsel with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(e)   During the Interim Period, except with the prior written consent of the Companies or Trinity, respectively, neither the Trinity Group nor the Company Group shall do anything, including entering into any transaction (or making any antitrust or competition law filing in connection with such transaction), that could reasonably be expected to prevent or delay any filings or Approvals required under any applicable Laws.

(f)   Each member of the Company Group shall use its reasonable best efforts to give the notices to third parties and obtain the third party consents and estoppel certificates set forth on Section 5.4(f) of the Company Disclosure Schedules. PubCo shall cooperate with and assist the Company Group in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither Trinity nor PubCo shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement.

Section 5.5   Expenses; Transfer Taxes.

(a)   Except as otherwise provided in this Agreement, including Section 2.2(d), each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transaction shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

(b)   All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property gains Taxes and including any filing and recording fees) (“Transfer Taxes”) incurred in connection with this Agreement, the Related Documents, the Mergers and the other transactions contemplated hereby and thereby shall be paid by PubCo or the Surviving Subsidiaries as incurred; provided that notwithstanding the foregoing, all Transfer Taxes incurred in connection with or as a result of the Management Company Merger shall be paid by the Management Company Members. The Party responsible for the payment of each Transfer Tax shall file, or cause to be filed, all Tax Returns required to be filed in connection with any such Transfer Tax and the other Parties shall join in the execution of such Tax Returns, as applicable. Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

Section 5.6   Tax Treatment of the Mergers; Certain Tax Matters.

(a)   Each of the Companies shall (i) use their reasonable best efforts to obtain the opinions of counsel referred to in Section 6.2(h) and Section 6.2(i), and (ii) deliver to each of Gibson, Dunn & Crutcher LLP and Bryan Cave Leighton Paisner LLP a tax representation letter dated as of the Closing Date and a tax representation letter dated as of the effective date of the Registration Statement and signed by an officer of such Company, containing representations of such Company reasonably necessary or appropriate to enable Bryan Cave Leighton Paisner LLP and Gibson, Dunn & Crutcher LLP, as applicable, to render the tax opinions described in (or filed in connection with) Section 6.2(h) and Section 6.2(i) and Section 6.1(j) and the Registration Statement, respectively.

(b)   Trinity shall deliver to Gibson, Dunn & Crutcher LLP and Bryan Cave Leighton Paisner LLP tax representation letters, each dated as of the Closing Date and, in the case of the tax representation letters to be delivered to Gibson, Dunn & Crutcher LLP, the effective date of the Registration Statement, and signed by an officer of the applicable Trinity Party, containing representations of the Trinity Parties reasonably necessary or appropriate to enable Bryan Cave Leighton Paisner LLP and Gibson, Dunn & Crutcher LLP, as applicable, to render the tax opinions described in Section 6.2(i) and Section 6.1(j), Section 6.1(k) and the Registration Statement, respectively.

(c)   The Companies shall use their respective reasonable best efforts to cause the Company Merger to qualify as, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent the Company Merger from qualifying as, a “reorganization” under Section 368(a)(1)(A) of the Code.

(d)   This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Company Merger within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(e)   This Agreement, the Company Merger, the Trinity Merger and the PIPE Investment are intended to be considered part of an overall plan in which the Trinity stockholders exchange their shares of Trinity Common Stock for PubCo Common Stock in a transaction described in Section 351 of the Code. The Companies agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent this Agreement, the Company Merger, the Trinity Merger, the PIPE Investment and the Subscription Agreements from being considered part of an overall plan in which the Trinity stockholders exchange their shares of Trinity Common Stock for PubCo Common Stock in a transaction described in Section 351 of the Code.

(f)   No member of the Company Group shall file any income Tax Returns or other material Tax Returns relating to any Tax period ending on or prior to the Closing Date required to be filed prior to the Closing Date, unless the Company Group has provided a draft of any such income Tax Return or other material Tax Return to Trinity for its review and comment thirty (30) days prior to the applicable due date for filing such income Tax Return or other material Tax Return, and no member of the Company Group shall file any U.S. federal income Tax Return without the prior written consent of Trinity; provided, however, that the Company Group may file any Tax Return of a Company without the consent of Trinity that is a U.S. federal income Tax Return of a Company on IRS Form 1120-REIT or, in the case of a U.S. federal income Tax Return of Fund III for its taxable year ending December 31, 2018, IRS Form 1120, provided that such Tax Return is prepared in a manner consistent with past practice, does not make, change or revoke any material Tax election (except as expressly contemplated in this Agreement with respect to the making of an election to be taxed as a REIT), and in the case of a Tax Return filed on IRS Form 1120-REIT, such Tax Return reflects that for such taxable year such Company has made distributions in an amount sufficient to reduce its “real estate investment trust taxable income” (within the meaning of Section 857(b)(2) of the Code) for such taxable year to zero.

Section 5.7   Publicity. The Companies and Trinity shall reasonably cooperate to (a) prepare and make a public announcement regarding the transactions contemplated by this Agreement on the date hereof and (b) create and implement a communications plan regarding the transactions contemplated hereby (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties hereto will make any public announcement or issue any public communication regarding this Agreement, the Related Documents or the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the Companies, in the case of a public announcement by Trinity, or Trinity, in the case of a public announcement by the Company Group (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) in the case of the Company Group, Trinity and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality, (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company Group and their Affiliates, and (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement.

Section 5.8   Directors’ and Officers’ Indemnification and Insurance.

(a)   The Parties hereto acknowledge and agree that all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, managers, officers and employees of any member of the Company Group or Trinity (the “D&O Indemnified Persons”), as provided in the certificate of incorporation, articles of organization, bylaws or similar constituent documents of any member of the Company Group or Trinity in effect on the date of this Agreement, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Closing, shall survive the consummation of the Mergers and the transactions contemplated hereby and shall continue in full force and effect for a period of six years or until the settlement or final adjudication of any Action commenced during such period. PubCo shall cause its organizational documents to contain provisions with respect to indemnification, exculpation and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Companies’, the Management Companies’ and Trinity’s organizational documents as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder except as is required under applicable Law.

(b)   For a period of six (6) years from and following the Closing Date, PubCo shall, and shall cause the Trinity Parties to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each of the D&O Indemnified Persons against any liabilities, losses, penalties, fines, claims, damages, reasonable and documented out-of-pocket costs or expenses in connection with any actual or threatened, in writing, Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such D&O Indemnified Person’s capacity as a director, officer, manager, member, trustee or fiduciary of any member of the Company Group or Trinity Party, before the Closing Date (including acts or omissions in connection with such persons serving as an officer, director, manager, member or other fiduciary in any entity if such service was at the request or for the benefit of any member of the Company Group or Trinity Party). In the event of any such Action, PubCo, the members of the Company Group and the Trinity Parties, as applicable, shall reasonably cooperate with the D&O Indemnified Person in the defense of any Action; provided that none of PubCo, any member of the Company Group or the Trinity Parties shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Each of the Companies, the Management Companies and the Trinity Parties hereby acknowledge that certain D&O Indemnified Persons may have rights to indemnification and advancement of expenses provided by a former member of the Company Group or the Trinity Parties or their respective Affiliates (each, a “Former Shareholder Indemnitor”) (directly or through insurance obtained by any such entity).

(c)   The Companies and the Management Companies shall obtain prior to the Closing a fully-paid six-year “tail” insurance policy (the “D&O Tail”) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage and such other terms as are no less favorable in the aggregate than those in the Companies’ and the Management Companies’ Current Policies, and the cost of the D&O Tail shall be paid by the Company Group and shall be a Reimbursed Transaction Expense. PubCo shall maintain the D&O Tail in full force and effect for its full term and will honor all obligations thereunder.

(d)   If PubCo or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of PubCo shall assume all of the obligations of PubCo set forth in this Section 5.8 if such obligations do not otherwise transfer by operation of law.

(e)   The provisions of this Section 5.8 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of PubCo and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without its prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 5.9   Employee Matters.

(a)   PubCo shall, or shall cause one of its Subsidiaries to, prior to the Effective Time, make offers of employment to and employ, immediately following the Effective Time, each individual employed by Broadmark Capital, LLC immediately prior to the Effective Time, including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other approved leave of absence (such employees, collectively, the “Broadmark Capital Employees”).

(b)   PubCo shall, or shall cause one of its Subsidiaries to, continue to employ for twelve (12) months following the Company Effective Time (the “Employment Period”), each individual employed by a member of the Company Group and each Broadmark Capital Employee immediately prior to the Effective Time, including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other approved leave of absence (such employees, collectively, the “Company Group Employees”). During the Employment Period, PubCo shall, or shall cause one of its Subsidiaries to, provide the Company Group Employees who continue to be actively employed by PubCo or one of its Subsidiaries during such twelve- (12) month period with base salary and base wage rates that are no less favorable in the aggregate to those provided to the Company Group Employees immediately prior to the Effective Time and with annual target cash bonus opportunities (excluding, for the avoidance of doubt, equity or equity based compensation, deferred compensation and retention or transaction bonuses) and retirement and group health benefits that are no less favorable in the aggregate to those provided to similarly situated Company Group Employees immediately prior to the Effective Time.

(c)   With respect to any employee benefits that are provided to the Company Group Employees under employee benefits plans of PubCo or its Subsidiaries (the “PubCo Plans”) that replace the Benefit Plans (as provided by the Company Group immediately prior to the Company Effective Time) during the Employment Period for such Company Group Employee, PubCo shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to provide that each Company Group Employee shall be immediately eligible to participate, without any waiting time, and service accrued by the Company Group Employees during employment with any member of each Company Group or their predecessors prior to Closing Date shall be recognized to the same extent and for the same purpose as recognized under the analogous Benefit Plan, except to the extent necessary to prevent duplication of benefits and for benefit accrual purposes any defined benefit pension plan or post-employment welfare arrangement. With respect to any medical, dental or other group health benefits that are provided to the Company Group Employees under the PubCo Plans, PubCo shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to provide that any applicable pre-existing condition exclusions and actively-at-work requirements (except to the extent not satisfied under the comparable Benefit Plan as of such time) shall be waived, and any expenses incurred before such time under the comparable Benefit Plan in the plan year in which the Effective Time occurs shall be taken into account under such the PubCo Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions in the plan year in which the Effective Time occurs. PubCo and its Subsidiaries shall assume any continuation coverage obligations related to Company Group Employees or former employees of the Company Group and their dependents occurring pursuant to Code Section 4980B and applicable state laws having similar purpose.

(d)   With respect to any Company Group Employees whose employment is terminated during the Employment Period by PubCo or one of its Subsidiaries for Good Cause (as such term is defined in the applicable employment agreement or employment offer letter with PubCo) or by the Company Group Employee with Good Reason (as such term is defined in the applicable employment agreement or employment offer letter with PubCo), PubCo or one of its Subsidiaries shall provide severance benefits to such Company Group Employee which are at least as favorable as those that would have been payable to such Company Group Employee in respect of a termination under the applicable Benefit Plan immediately prior to the Closing.

(e)   Nothing herein shall (i) be construed to establish or be treated as an amendment or modification of any Benefit Plan or PubCo Plan, (ii) alter or limit PubCo or its Subsidiaries’ ability to amend, modify or interpret or terminate any PubCo Plan at any time in accordance with the terms of such plan and applicable Law, (iii) restrict the right to terminate the employment of any Company Group Employee, or (iv) give any third party, including any Company Group Employee, any right to continued employment or any particular term or condition of employment following the Closing or to rely upon or demand or enforce the provisions of this Section 5.9.

(f)   Prior to the Closing, PubCo will deliver equity incentive grant agreements with the individuals listed on Section 5.9(f) of the Company Disclosure Schedules providing for incentive equity grants to such individuals in the amount set opposite such individuals’ names on such schedule.

Section 5.10   Control of Operations.

(a)   Nothing contained in this Agreement shall give Trinity, directly or indirectly, the right to control or direct any of the Company Group’s operations prior to the Closing.

(b)   Prior to the Closing, the Company Group shall exercise, in accordance with the terms and subject to the conditions set forth in this Agreement, complete control and supervision over its operations.

Section 5.11   Exclusivity.

(a)   From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Article VII in accordance with its terms (the “Interim Period”), the Companies and the Management Companies shall not, and shall cause their respective Affiliates and respective Representatives not to, directly or indirectly, (A) enter into, solicit, initiate or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any sale of any material assets of a member of the Company Group or any of the outstanding Company Units, Management Company Units or any conversion, consolidation, liquidation, dissolution or similar transaction involving a member of the Company Group other than with Trinity and its Representatives (an “Alternative Transaction”), (B) enter into any agreement regarding or furnish to any Person any information with respect to any Alternative Transaction, or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 5.11. The Companies and the Management Companies shall, and shall cause their respective Affiliates and respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. If any member of the Company Group or any of their respective Affiliates or Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Companies shall promptly (and in no event later than twenty-four (24) hours after receipt of such inquiry or proposal) (A) advise Trinity in writing of such inquiry or proposal, (B) provide Trinity a copy of such inquiry or proposal, if in writing, or a summary of material terms, if such inquiry or proposal is not in writing, and (C) notify such Person in writing that the Company Group is subject to an exclusivity agreement with respect to the sale of the Company Group that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the Parties hereto agree that any violation of the restrictions set forth in this Section 5.11(a) by the Companies, the Management Companies or their Affiliates or Representatives shall be deemed to be a breach of this Section 5.11(a) by the Companies.

(b)   During the Interim Period, Trinity shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any Business Combination Proposal, (ii) enter into any agreement regarding or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Business Combination Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Business Combination Proposal. Trinity shall, and shall cause each of its Affiliates and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal. If Trinity, its Affiliates or any of their respective Representatives receives any bona fide inquiry or proposal with respect to a Business Combination Proposal at any time after the date of this Agreement and prior to the Closing, then Trinity shall promptly (and in no event later than twenty-four (24) hours after Trinity becomes aware of such inquiry or proposal) (A) advise the Companies in writing of such inquiry or proposal and (B) provide the Companies a copy of such inquiry or proposal, if in writing, or a summary of the material terms, if such inquiry or proposal is not in writing. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 5.11(b) by any of Trinity or its Affiliates or their respective Representatives shall be deemed to be a breach of this Section 5.11(b) by Trinity.

Section 5.12   Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice Trinity shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Trinity (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to shareholders of Trinity holding shares of the Class A Common Stock sold in Trinity’s initial public offering who shall have previously validly elected to redeem their shares of Class A Common Stock pursuant to Trinity Organizational Documents, and (B) immediately thereafter, transfer all remaining assets in the Trust Account to Trinity for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13   Preparation of Form S-4 and Proxy Statement; SEC Filings.

(a)   The Trinity Parties shall use their respective reasonable best efforts to prepare and cause PubCo to file with the SEC as promptly as reasonably practicable (and in any event use reasonable best efforts to do so as soon as practicable following the availability of the Company Financial Statements for the years ended December 31, 2018, December 31, 2017 and December 31, 2016 and for the three (3) months ended March 31, 2019) a Registration Statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”), containing a preliminary proxy statement/prospectus relating to the Mergers, the Trinity Stockholder Approvals, the Offer and the Trinity Stockholders Meeting. The Trinity Parties shall use their respective reasonable best efforts to cause the Registration Statement to be declared effective and to cause a definitive proxy statement/prospectus relating to the Mergers, the Trinity Stockholder Approval, the Offer and the Trinity Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) to be mailed as promptly as reasonably practicable after such effectiveness to the stockholders of Trinity. The Registration Statement and the Proxy Statement shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of PubCo, Trinity and the members of the Company Group shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution, as applicable, of the Registration Statement and the Proxy Statement, and the Registration Statement and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of PubCo, Trinity and the members of the Company Group shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement and the Proxy Statement and shall provide the other with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of PubCo, Trinity and members of the Company Group shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Registration Statement and the Proxy Statement. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, PubCo and Trinity, on the one hand, and the members of the Company Group, on the other hand, (A) shall provide the each other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) shall include in such document or response all comments reasonably proposed by the other, and (C) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. PubCo shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the transactions contemplated hereby.

(b)   Each member of the Company Group agrees to promptly provide PubCo with all information concerning each member of the Company Group and the management, operations and financial condition of each member of the Company Group, in each case, reasonably requested by PubCo for inclusion in the Registration Statement and the Proxy Statement. Each member of the Company Group shall cause the officers and employees of each of the Companies and the Management Companies to be reasonably available to PubCo and its counsel in connection with the drafting of the Registration Statement and the Proxy Statement and responding in a timely manner to comments on the Registration Statement and the Proxy Statement from the SEC.

(c)   If at any time prior to the Effective Time any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any Party that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Trinity; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party hereunder or otherwise affect the remedies available hereunder to any Party.

Section 5.14   Trinity Stockholders Meeting. Trinity shall, as soon as reasonably practicable following the effective date of the Registration Statement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Trinity Stockholders Meeting”) for the purpose of obtaining the Trinity Stockholder Approvals. Trinity shall, through the Trinity Board, recommend to its stockholders approval of the Trinity Stockholder Approvals (the “Trinity Board Recommendation”) and, subject to the proviso in the following sentence, shall include such recommendation in the Proxy Statement. The Trinity Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Trinity Board Recommendation (a “Change in Recommendation”); provided that the Trinity Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the Trinity Board of its fiduciary obligations to Trinity’s stockholders under applicable Law. Trinity agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Trinity Stockholders Meeting for the purpose of seeking approval of the Trinity Stockholder Approvals shall not be affected by any Change in Recommendation, and Trinity agrees to establish a record date for, duly call, give notice of, convene and hold the Trinity Stockholders Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement as contemplated by this Section 5.14, regardless of whether or not there shall have occurred any Change in Recommendation. The Trinity Stockholders Meeting will in any event be held not more than forty-five (45) days after the date on which the Proxy Statement is mailed to Trinity’s stockholders and will be held as promptly as practicable following the effective date of the Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, Trinity shall be entitled to postpone or adjourn the Trinity Stockholders Meeting: (i) to ensure that any supplement or amendment to the Registration Statement or the Proxy Statement that the Trinity Board has determined in good faith is required by applicable Law is disclosed to Trinity’s stockholders and for such supplement or amendment to be promptly disseminated to Trinity’s stockholders prior to the Trinity Stockholders Meeting; (ii) if, as of the time for which the Trinity Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Trinity Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Trinity Stockholders Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Trinity Stockholder Approvals; provided that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the Trinity Stockholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 5.15   Company Member Meeting. As promptly as practicable after the Registration Statement becomes effective (and, in any event, not more than forty-five (45) days after effectiveness), each of the Companies and the Management Companies will call a meeting of their members to obtain the Company Member Approval and the Management Company Member Approval, as applicable (the “Company Member Meeting”). The Companies and the Management Companies shall use their reasonable best efforts to solicit from the holders of Company Units and Management Company Units proxies in favor of the Company Member Approval and the Management Company Member Approval, as applicable, prior to such Company Member Meeting and take all other actions necessary or advisable to secure the Company Member Approval and the Management Company Member Approval. Each of the Companies and the Management Companies will provide PubCo with copies of all member proxies it receives effecting the Company Member Approval and the Management Company Member Approval.

Section 5.16   Warrant Holder Approval. Prior to the Trinity Effective Time, Trinity will take all steps and corporate action necessary or appropriate to seek warrant holder approval to amend the Warrant Agreement to remove the anti-dilution provisions set forth in Section 4.1 of the Warrant Agreement that provide for a change in the exercise price of the warrants in the event Trinity makes certain cash distributions or dividends (the “Warrant Holder Approval”).

Section 5.17   Listing of PubCo Common Stock and Trinity Common Stock. PubCo shall use its reasonable best efforts to cause the shares of PubCo Common Stock constituting the Merger Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. During the Interim Period, Trinity shall use its reasonable best efforts to remain listed as a public company on the NasdaqCM. During the Interim Period, if Trinity receives any written or, to the Knowledge of Trinity, oral notice from Nasdaq that Trinity has failed, or would reasonably be expected to fail, to meet the Nasdaq listing requirements as of the Closing for any reason, then Trinity shall give prompt written notice of such Nasdaq notice to the Companies, including a copy of any written notice received from Nasdaq or a summary of any oral notice received from Nasdaq.

Section 5.18   Section 16 Matters. Prior to the Effective Time, PubCo shall take all such steps as may be necessary or appropriate to cause any acquisition or disposition of the Trinity Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Trinity or will become subject to such reporting requirements with respect to PubCo to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.19   Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VI not being satisfied. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 5.20   Affiliate Agreements. Other than the Management Agreement Rights, the Related Documents and the Contracts set forth on Section 5.20(a) of the Company Disclosure Schedules, at the Closing, the Companies shall cause (a) all agreements between any member of the Company Group and any of their Affiliates (including, for the avoidance of doubt, agreements between any member of the Company Group and Broadmark Capital, LLC), other than agreements between members of the Company Group, and (b) the referral agreements between the Company Group or Broadmark Capital and the referring parties and finders listed on Section 3.15(a)(xiv)(B) of the Company Disclosure Schedules, in each case to be terminated effective as of or prior to the Closing without any further liability.

Section 5.21   Release.

(a)   Effective upon and following the Closing, the Trinity Parties and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Company Group and their Affiliates and each of its and their Representatives, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Company Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any member of the Company Group occurring prior to the Closing (other than as contemplated by this Agreement, including with respect to Article VIII), including for controlling equity holder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Released Parties; provided, however, that nothing in this Section 5.21 shall release the Company Released Parties from their obligations under this Agreement or the other Related Documents.

(b)   Effective upon and following the Closing, the Company Group, the Management Company Members and each of their Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Trinity Parties, each of their respective Affiliates and each of their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Trinity Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any member of the Company Group occurring prior to the Closing (other than as contemplated by this Agreement, including with respect to Section 5.8 and Article VIII hereof); provided, however, that nothing in this Section 5.21 shall release the Trinity Released Parties from obligations under this Agreement or the Related Documents.

Section 5.22   No Claim Against Trust Amount. Notwithstanding anything else in this Agreement, the Companies and the Management Companies acknowledge that they have read the Prospectus and understand that Trinity has established the Trust Account for the benefit of Trinity’s public stockholders and that Trinity may disburse monies from the Trust Account only (a) to Trinity’s public stockholders in the event they elect to have their shares redeemed in accordance with Trinity Organizational Documents and/or the liquidation of Trinity, (b) to Trinity after, or concurrently with, the consummation of a Business Combination, (c) to Trinity in limited amounts for its operating expenses and Tax obligations incurred in the ordinary course of business in accordance with the Trinity Organizational Documents, (d) as repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of Trinity, and (e) to third parties (e.g., professionals, printers, etc.) who have rendered services to Trinity in connection with its operations and efforts to effect a Business Combination. All liabilities and obligations of Trinity due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (i) to Trinity’s public stockholders in the event they elect to have their shares redeemed in accordance with Trinity Organizational Documents and/or the liquidation of Trinity, (ii) to Trinity after, or concurrently with, the consummation of a Business Combination, and (iii) to Trinity in limited amounts for its operating expenses and tax obligations incurred in the ordinary course of business. The Companies and the Management Companies further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by November 17, 2019, Trinity will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended in accordance with the Trinity Organizational Documents. Upon the Closing, Trinity shall cause the Trust Account to be disbursed, or the assets therein transferred, to Trinity or as otherwise directed by Trinity. Accordingly, the Companies and the Management Companies, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, unitholders, members, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Trinity for any reason whatsoever, including to a breach of this Agreement by Trinity or any negotiations, agreements or understandings with Trinity (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.

Section 5.23   Subscription Agreements. PubCo shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Company Group. PubCo shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to PubCo in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that PubCo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing, and (c) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that PubCo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to PubCo the applicable portion of the PIPE Investment set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, PubCo shall give the Companies, prompt (and, in any event within three (3) Business Days) written notice: (i) of any amendment to any Subscription Agreement (together with a copy of such amendment), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to PubCo; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement, and (iv) if PubCo does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

Section 5.24   Mortgage Updates. Within fifteen (15) Business Days after the end of each calendar month during the Interim Period, the members of the Company Group shall make available to Trinity and its Representatives a schedule of the Mortgages and their principal balances outstanding as of the last Business Day of such calendar month.

Section 5.25   Enforcement of Letter Agreement. If, prior to the Closing, Sponsor or the insiders party to the Letter Agreement fail to comply with, or otherwise perform, their voting obligations under the Letter Agreement in accordance with the terms thereof, Trinity agrees to take all action necessary to enforce its rights under the Letter Agreement to cause Sponsor and the insiders party to the Letter Agreement to perform their obligations under and observe the terms of the Letter Agreement.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1   Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Mergers and the other transactions contemplated hereby are subject to the satisfaction or written waiver, in whole or in part, to the extent such conditions can be waived (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)   No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(b)   Trinity Stockholder Approvals. The Trinity Stockholder Approvals set forth in clauses (a) and (b) of the definition thereof shall have been obtained.

(c)   Completion of the Offer. The Offer shall have been completed in accordance with the terms of this Agreement, the Trinity Organizational Documents, the Trust Agreement and the Proxy Statement.

(d)   Trinity Net Tangible Assets. Trinity shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Class A Common Stock issued in Trinity’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Class A Common Stock held by them into a pro rata share of the Trust Account in accordance with the Trinity Organizational Documents.

(e)   Company Member Approval. The Company Member Approval set forth in clause (a) of the definition thereof, and the Management Company Member Approval set forth in clause (a) of the definition thereof, shall have been obtained.

(f)   Warrant Holder Approval. The Warrant Holder Approval shall have been obtained.

(g)   Trust Account and Proceeds. The Cash Proceeds, minus the amount of any unpaid Trinity Transaction Expenses, minus the amount of any unpaid Company Transaction Expenses (which, when taken together with any Reimbursed Transaction Expenses, shall not exceed the Company Transaction Expense Cap), minus the Management Company Consideration, minus the Closing Indebtedness of the Trinity Parties, shall not be less than $100,000,000. Trinity shall have made appropriate arrangements to have the Trust Account available to Trinity for payment of the cash portion of the Merger Consideration, the Closing Indebtedness of Trinity, any unpaid Trinity Transaction Expenses, the Closing Indebtedness of the Companies and the Management Companies, any unpaid Company Transaction Expenses and any Reimbursed Transaction Expenses.

(h)   PIPE Investment. The PIPE Investment shall have been consummated immediately prior to the Effective Time in accordance with the terms set forth in the applicable Subscription Agreements.

(i)   Registration Statement. The Registration Statement shall have become effective and no stop order suspecting the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall have been initiated or threatened. The shares of PubCo Common Stock to be issued in the Mergers as provided for in Article II shall have been approved for listing on the NasdaqCM or the NYSE, subject to official notice of issuance and the requirement to have a sufficient number of round lot holders.

(j)   Section 351 Opinion. Trinity shall have received, and the Companies shall have received a copy of, the written opinion of Gibson, Dunn & Crutcher LLP, tax counsel to Trinity, issued to Trinity and dated as of the Closing Date and in the form attached hereto as Exhibit A-1, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger, the Trinity Merger and the PIPE Investment should be considered part of an overall plan in which the Trinity stockholders holding Class A Common Stock exchange their Class A Common Stock of Trinity Common Stock for PubCo Common Stock in an exchange described in Section 351 of the Code. In rendering such opinion, Gibson, Dunn & Crutcher LLP may rely upon the tax representation letters described in Section 5.6(a) and Section 5.6(b).

(k)   REIT Eligibility. PubCo shall have received the written opinion of Gibson, Dunn & Crutcher LLP, tax counsel to PubCo, issued to PubCo and dated as of the Closing Date and in the form attached hereto as Exhibit A-2, to the effect that, commencing with the beginning of PubCo’s taxable year ending December 31, 2019 and through the Closing Date (the “Initial Taxable Year”), PubCo has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for the Initial Taxable Year and subsequent taxable years, which opinion will be based on representations contained in a tax representation letter described in Section 5.6(b) in substance reasonably satisfactory to the Companies and upon which Gibson, Dunn & Crutcher LLP may rely.

Section 6.2   Conditions to Obligations of Trinity. The obligations of Trinity to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction (or written waiver by Trinity, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a)   Representations and Warranties of the Companies and the Management Companies. (i) The representations and warranties of the Companies and the Management Companies set forth in Section 3.1, Section 3.2, Section 3.3 and Sections 3.10(d), (e), (g) and (w) shall be true and correct in all respects (other than, in the case of the representations and warranties in Section 3.2, for de minimis inaccuracies or in respect of the reinvestment of dividend income) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), (ii) the representations and warranties of the Companies and the Management Companies set forth in Sections 3.10(b), (c) and (f) and Section 3.16 shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), provided that the representations and warranties set forth in Sections 3.10(b), (c) and (f) shall not be considered true and correct in all material respects unless the applicable Company has made distributions that qualify for the deduction for dividends paid during such taxable year that equal or exceed the amount set forth in Section 857(a)(1) of the Code, and (iii) the other representations and warranties of the Companies and the Management Companies set forth in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

(b)   Performance of Obligations of the Companies and the Management Companies. The Companies and the Management Companies shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Companies and the Management Companies prior to or at the time of the Closing.

(c)   No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event, circumstance, change, development or effect have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(d)   Company Closing Statement. Trinity shall have received the Company Closing Statement.

(e)   Unit Redemptions. In connection with the exercise by any Company Member of its Company Redemption Rights, no Company has redeemed units representing more than 25% of such Company’s total assets, calculated on a rolling twelve- (12) month basis, and the Company Preferred AUM shall not be less than $800,000,000.

(f)   Company Officer’s Certificate. An authorized officer of the Companies shall have executed and delivered to the Trinity Parties a certificate certifying as to the Companies’ compliance with the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) hereof.

(g)   Management Company Officer’s Certificate. An authorized officer of the Management Companies shall have executed and delivered to the Trinity Parties a certificate certifying as to the Management Companies’ compliance with the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) hereof.

(h)   REIT Opinions.

(i)   PubCo shall have received a written opinion of Bryan Cave Leighton Paisner LLP, tax counsel to Fund I, dated as of the Closing Date and in the form attached hereto as Exhibit A-3, to the effect that, since the date of Fund I’s election to be taxed as a corporation for U.S. federal income tax purposes, Fund I has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled Fund I to meet, through the Company Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be based on representations contained in a tax representation letter described in Section 5.6(a) and in substance reasonably satisfactory to PubCo.

(ii)   PubCo shall have received a written opinion of Bryan Cave Leighton Paisner LLP, tax counsel to Fund II, dated as of the Closing Date and in the form attached hereto as Exhibit A-4, to the effect that, since the date of Fund II’s election to be taxed as a corporation for U.S. federal income tax purposes, Fund II has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled Fund II to meet, through the Company Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be based on representations contained in a tax representation letter described in Section 5.6(a) and in substance reasonably satisfactory to PubCo.

(iii)   PubCo shall have received a written opinion of Bryan Cave Leighton Paisner LLP, tax counsel to Fund III, dated as of the Closing Date and in the form attached hereto as Exhibit A-5, to the effect that, since January 1, 2019, Fund III has been organized in a manner that would permit it to elect to be taxed as a REIT and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation through the Company Effective Time has enabled Fund III to so qualify, such that Fund III shall be entitled to elect to be taxed as a REIT upon the filing of its U.S. federal income Tax Return for the taxable year ending on the date of the Company Merger, which opinion will be based on representations contained in a tax representation letter described in Section 5.6(a) and in substance reasonably satisfactory to PubCo.

(iv)   PubCo shall have received a written opinion of Bryan Cave Leighton Paisner LLP, tax counsel to Fund IV, dated as of the Closing Date and in the form attached hereto as Exhibit A-6, to the effect that, since the date of its inception, Fund IV has been organized in a manner that would permit it to elect to be taxed as a REIT and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation through the Company Effective Time has enabled Fund

IV to so qualify, such that Fund IV shall be entitled to elect to be taxed as a REIT upon the filing of its initial U.S. federal income Tax Return for the taxable year ending on the date of the Company Merger, which opinion will be based on representations contained in a tax representation letter described in Section 5.6(a) and in substance reasonably satisfactory to PubCo.

(i)   Section 368 Opinion. PubCo shall have received a written opinion of Bryan Cave Leighton Paisner LLP, dated as of the Closing Date and in the form attached hereto as Exhibit A-7, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. In rendering such opinion, Bryan Cave Leighton Paisner LLP may rely upon the tax representation letters described in Section 5.6(a) and Section 5.6(b) and in substance reasonably satisfactory to PubCo.

(j)   Certificate of Non-USRPHC Status. (I) PubCo shall have received from each Company an affidavit that satisfies the requirements of Treasury Regulation Section 1.897-2(h) certifying that an interest in such Company is not a “United States real property interest” within the meaning of Section 897(c)(1) of the Code and (II) Trinity shall have received a duly and properly executed IRS Form W-9 from each Management Company Member.

Section 6.3   Conditions to the Obligations of the Companies and the Management Companies. The obligations of the Companies and the Management Companies to consummate the Mergers and the transactions contemplated hereby are subject to the satisfaction (or written waiver by the Companies, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a)   Representations and Warranties of Trinity. (i) The representations and warranties of Trinity and PubCo set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.16 shall be true and correct in all respects (other than, in the case of the representations and warranties in Section 4.2, for de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of Trinity and PubCo set forth in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Trinity.

(b)   Performance of Obligations of Trinity. Trinity and PubCo shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Trinity and PubCo prior to or at the time of the Closing.

(c)   Sponsor Shares. The transactions contemplated by the Sponsor Agreement shall have been consummated.

(d)   Trinity Closing Statement. The Companies shall have received the Trinity Closing Statement.

(e)   Trinity Officer’s Certificate. An authorized officer of the Trinity Parties shall have executed and delivered to the Companies a certificate (“Trinity Officer’s Certificate”) certifying as to the Trinity Parties’ compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b) hereof.

Section 6.4   Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.4.

ARTICLE VII
TERMINATION

Section 7.1   Termination.

(a)   This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)   by mutual written consent of the Companies and Trinity;

(ii)   by either the Companies or Trinity, if the Closing does not occur on or prior to November 17, 2019 (the “Outside Date”) (other than as a result of the terminating Party’s failure to comply with its obligations under this Agreement which has resulted in the failure to satisfy a condition set forth in Article VI); provided, however, that if Trinity receives approval from the Trinity stockholders prior to November 17, 2019 to amend the Trinity Certificate to extend the date by which Trinity must complete its initial Business Combination to a date that is after November 17, 2019, the Outside Date shall be the earlier of such new date and December 31, 2019.

(iii)   by Trinity, upon written notice to the Companies, if any member of the Company Group breaches or fails to perform in any material respect any of their representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, (B) cannot be or has not been cured within thirty (30) days following delivery by Trinity of written notice to the Companies (or such lesser period remaining prior to the date that is one (1) day prior to the Outside Date) of such breach or failure to perform, and (C) has not been waived by Trinity; provided that Trinity shall not be entitled to terminate this Agreement pursuant to this Section 7.1(a)(iii) if, at the time of such termination, a Trinity Party is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 6.1 or Section 6.3 as applicable, would not have been satisfied;

(iv)   by the Companies, upon written notice to Trinity, if Trinity breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3, (B) cannot be or has not been cured within thirty (30) days following delivery by the Companies of written notice to Trinity (or such lesser period remaining prior to the date that is one (1) day prior to the Outside Date) of such breach or failure to perform, and (C) has not been waived by the Companies; provided that the Companies shall not be entitled to terminate this Agreement pursuant to this Section 7.1(a)(iv) if, at the time of such termination, a member of the Company Group is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 6.1 or Section 6.2 as applicable, would not have been satisfied;

(v)   by either Trinity or the Companies if there shall be in effect a final non-appealable Law or injunction preventing the consummation of the transactions contemplated hereby; provided that neither Trinity nor the Companies shall have the right to terminate this Agreement pursuant to this Section 7.1(a)(v) if any action of such Party or failure of such Party to perform or comply with its obligations under this Agreement shall have caused such Law or injunction and such action or failure to perform constitutes a breach of this Agreement;

(vi)   by either Trinity or the Companies, if the Trinity Stockholders Meeting has been held (including any adjournments thereof) and Trinity Stockholder Approvals was not obtained.

(vii)   by either Trinity or the Companies, if Company Member Meeting has been held (including any adjournments thereof) and the Company Member Approval and the Management Company Member Approval were not obtained.

(b)   In the event of termination by Trinity pursuant to this Section 7.1, written notice thereof shall be given to the other Parties specifying the provision hereof pursuant to which such termination is made.

Section 7.2   Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of this Section 7.2 and Section 3.16, Section 4.16, Section 5.3, Section 5.5(a), Section 5.7, Section 5.22, Article VIII and any corresponding definitions set forth in Annex I, which shall survive any termination of this Agreement. Nothing in this Section 7.2 shall be deemed to release any Party from any liability for any fraud by such Party of the terms and provisions of this Agreement prior to such termination.

ARTICLE VIII
INDEMNIFICATION

Section 8.1   Survival.

(a)   Except as otherwise set forth in this Section 8.1(a), the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.7(a), Section 3.10(b), (c), (d), (e), (f) and (g), Section 3.16,

Section 4.1, Section 4.2, Section 4.3 and Section 4.16 (collectively, the “Fundamental Representations”) shall survive the Closing until the second (2nd) anniversary of the Closing Date. Other than the Fundamental Representations, none of the representations and warranties and the covenants to be performed at or prior to the Closing, in each case set forth in this Agreement, shall survive the Closing and shall terminate and be of no further force and effect from and after the Closing, except for (i) those covenants or agreements of the Parties that by their terms require performance after the Closing (including this Article VIII), which shall survive the Closing in accordance with their respective terms until such covenants and agreements are fully performed or fulfilled, and (ii) any representation, warranty, covenant or other agreement in the event of fraud, which shall survive until the twentieth (20th) anniversary of the Closing Date.

(b)   The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of a claim for indemnification under Section 8.4(a) is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

Section 8.2   Indemnification by the Management Company Members.

(a)   Subject to the limitations set forth herein, after the Closing, each of the Management Company Members shall severally in proportion to their pro rata ownership of the Management Companies, but not jointly, compensate, reimburse, indemnify, hold harmless and defend PubCo against, and shall hold PubCo, its Representatives and its Affiliates (including the Surviving Subsidiaries), each of their respective Related Parties, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “PubCo Indemnitees”) harmless from, any Losses resulting from, arising out of, or incurred by such PubCo Indemnitee in connection with, or otherwise with respect to any breach of any Fundamental Representation of the Companies and the Management Companies.

(b)   No Management Company Member shall be liable for any Loss or Losses unless the claim for such Loss is brought within the Applicable Survival Period. No Management Company Member shall be liable for any Loss if such Loss arises from a breach of a Fundamental Representation of the Companies or the Management Companies, unless and until the aggregate amount of all Losses incurred by the PubCo Indemnitees exceeds $5,000,000 (the “Deductible”), and then only to the extent that such Losses exceed the Deductible; provided, however, that the cumulative indemnification obligations of the Management Company Members under Section 8.2(a) shall in no event exceed $22,000,000.

(c)   Any payment required to be made by the Management Company Members pursuant to this Section 8.2 shall be paid in cash by the Management Company Members by recovery directly from the Management Company Members, on a several and not joint basis. in cash. All such payments shall be made by wire transfer of immediately available funds in U.S. dollars to the account of PubCo designated in writing by PubCo at least one Business Day prior to such transfer.

(d)   PubCo acknowledges and agrees that, should the Closing occur, each PubCo Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Company Group and their respective assets and liabilities and the Transactions (but excluding, for the avoidance of doubt, any post-Closing obligations of any Person under any of the Related Documents) shall be pursuant to the indemnification provisions set forth in this Article VIII; provided that nothing contained herein, including the limitations set forth in Section 5.21 or Section 8.2(b), shall operate to limit the liability of any Management Company Member to the PubCo Indemnitees for fraud.

Section 8.3   Indemnification by PubCo.

(a)   Subject to the limitations set forth herein, after the Closing, PubCo shall, and shall cause the Surviving Subsidiaries to, compensate, reimburse, indemnify, hold harmless and defend the Management Company Members against, and shall hold the Management Company Members and their respective Related Parties, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Management Company Indemnitees”) harmless from, any Losses resulting from, arising out of, or incurred by such Management Company Indemnitee in connection with, or otherwise with respect to any breach of any Fundamental Representation of PubCo or Trinity.

(b)   Limitations. Neither PubCo nor the Surviving Subsidiaries shall be liable for any Loss or Losses unless the claim for such Loss or Losses is brought within the Applicable Survival Period. Neither PubCo nor the Surviving Subsidiaries shall be liable for any Loss if such Loss arises from a breach of a Fundamental Representation of PubCo or Trinity, unless and until the aggregate amount of all Losses incurred by the Management Company Indemnitees exceeds the Deductible, and then only to the extent that such Losses exceed the Deductible; provided, however, that the cumulative indemnification obligations of PubCo and the Surviving Subsidiaries under Section 8.3(a) shall in no event exceed $22,000,000. In addition to the other limitations set forth in this Section 8.3(b), neither PubCo nor any Surviving Subsidiary shall be obligated to indemnify any Management Company Indemnitee under Section 8.3(a) with respect to: (i) any fact, event or action disclosed in the Trinity SEC Reports (excluding disclosures referred to in any “Risk Factors” or “Forward-Looking Statements” contained therein); or (ii) any covenant or condition expressly waived in writing by the Company Group prior to the Closing.

(c)   PubCo shall make, or cause to be made, any payments required to be made pursuant to this Section 8.3 by wire transfer of immediately available funds to the account(s) designated in writing by the Management Company Indemnitee at least one Business Day prior to such transfer.

(d)   Each Management Company Member acknowledges and agrees that, should the Closing occur, each Management Company Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, PubCo, the Surviving Subsidiaries and their respective assets and liabilities and the Transactions shall be pursuant to the indemnification provisions set forth in this Article VIII; provided that nothing contained herein, including the limitations set forth in Section 8.3(b), shall operate to limit the liability of PubCo or the Surviving Subsidiaries to the Management Company Indemnitees for fraud.

Section 8.4   Third Party Claims.

(a)   In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (a “Third Party Claim”), the Indemnitee shall as soon as practicable notify the Indemnitor in writing of such Third Party Claim (a “Notice of Claim”); provided, however, that a failure by an Indemnitee to provide a Notice of Claim as soon as practicable shall not affect the rights or obligations of such Indemnitee other than to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. The Notice of Claim shall: (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b)   The Indemnitor shall have the right, but not the obligation to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”); provided that if the Indemnitor is a Management Company Member, the Indemnitor shall not have the right to assume the defense or prosecution of any Third Party Claim or litigation resulting therefrom that is either asserted directly by or on behalf of any Person with whom any PubCo Indemnitee has a meaningful business relationship or by a Tax Authority. If the Indemnitor assumes the Third Party Defense in accordance herewith: (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof; provided, however, that the Indemnitee shall be entitled to participate in any such defense with separate co-counsel at the expense of the Indemnitor if so requested by the Indemnitor to so participate or, if counsel to the Indemnitee reasonably determines that a conflict exists on a material issue between the Indemnitee and the Indemnitor (other than any conflict of interest arising out of the indemnification rights and obligations of the parties under this Agreement) that would make such representation advisable; (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed); and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed). The Parties will use their commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. If the Indemnitor has assumed the Third Party Defense, any settlement entered into or any judgment that was consented to by the Indemnitor without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) shall not be determinative of the amount of Losses relating to such matter.

(c)   If the Indemnitor does not assume the Third Party Defense, the Indemnitee will be entitled to assume the Third Party Defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 8.2 or Section 8.3, as applicable, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor: (i) shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; and (ii) the Indemnitor shall not have any indemnification obligations with respect to any settlement entered into or any judgment that was consented to by the Indemnitee without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and such settlement or judgment shall not be determinative of the amount of Losses relating to such matter.

Section 8.5   Direct Claims. The Indemnitee shall notify the Indemnitor in writing promptly of its discovery of any matter for which it may seek indemnification pursuant to this Article VIII that does not involve a Third Party Claim, and such notice shall: (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and (b) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 8.6   Calculation of Indemnity Payments.

(a)   All Losses for which any Indemnitee would otherwise be entitled to indemnification under this Article VIII will be reduced by the net amount of insurance proceeds, indemnification payments and other third-party recoveries actually received by any Indemnitee in respect of any Losses incurred by such Indemnitee. In the event any Indemnitee or any of its Affiliates is entitled to any insurance proceeds in respect of any Losses (or any of the circumstances giving rise thereto) for which such Indemnitee is entitled to indemnification pursuant to this Article VIII, such Indemnitee shall use its commercially reasonable efforts to obtain, receive or realize such proceeds. In the event that any insurance proceeds, indemnification payments or other third-party recoveries not previously taken into account are obtained by a Indemnitee subsequent to receipt by such Indemnitee of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnification payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnitee of all or the relevant portion of such recovery to the relevant Indemnitor. The Parties acknowledge and agree that the terms of this Agreement shall not preclude the applicability of any otherwise applicable common law duty to mitigate Losses.

(b)   All materiality qualifications (such as “material”, “material adverse effect” or “Material Adverse Effect”) contained in the representations and warranties herein shall be disregarded for all purposes under this Article VIII, including for purposes of determining the amount of Losses and for purposes of determining the accuracy of such representations and warranties or whether a breach has occurred.

Section 8.7   Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any payment made pursuant to this Article VIII as an adjustment to the Merger Consideration.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1   Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, facsimile, electronic mail or postage prepaid mail (registered or certified) or nationally recognized delivery service and shall be deemed given when so delivered by hand, facsimile or electronic mail, or if mailed, three (3) days after mailing (or one (1) Business Day in the case of overnight delivery service), as follows:

(a)   if to Trinity or PubCo to:

Trinity Merger Corp.
55 Merchant Street, Suite 1500
Honolulu, Hawaii 96813
Facsimile: (808) 529-8800
Email: legalnotices@trinityinvestments.com
Attention: Sean A. Hehir, President & Chief Executive Officer

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Facsimile: (212) 351-6333
Email: GPollner@gibsondunn.com
Attention: Glenn R. Pollner

(b)   if to any member of the Company Group to:

Pyatt Broadmark Management, LLC
1420 Fifth Avenue
Suite 2000
Seattle, Washington 98101
Facsimile: 206-623-2213
Email: jls@broadmark.com
Attention: Joseph L. Schocken

with copies (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP
One Kansas City Place
1200 Main Street #3800
Kansas City, Missouri 64105
Facsimile: (816) 855-3225
Email: Jeff.Ziesman@bclplaw.com
Attention: Jeff Ziesman
Email: Amy.Wilson@bclplaw.com
Attention: Amy Wilson

Section 9.2   Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. In case any one or more of the provisions contained herein shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 9.3   Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and the Related Documents and to enforce specifically the terms and provisions of this Agreement and the Related Documents, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.4   Entire Agreement. This Agreement, the Related Documents and the Confidentiality Agreement (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents or the Confidentiality Agreement.

Section 9.5   Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the Parties hereto, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion, and any such assignment without such prior written consent shall be null and void; provided that Trinity, Merger Sub I and Merger Sub II may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to PubCo or any of its Affiliates at any time. Subject to the first sentence of this Section 9.5, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.6   No Third-Party Beneficiaries. Except as set forth in the last sentence of this Section 9.6 and Section 9.5, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, (a) each of the Related Parties shall be a third-party beneficiary of the provisions set forth in Section 9.11, (b) if the Mergers are consummated, each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 5.8.

Section 9.7   Amendment. This Agreement may be amended by the Parties to this Agreement at any time before the Closing, by an instrument in writing signed on behalf of each Party, and any purported amendment, modification or supplement by any of the Parties in any manner that does not comply with this Section 9.7 shall be void and of no force and effect.

Section 9.8   Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party or Parties against whom such waiver is to be effective. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 9.9   Governing Law; Jurisdiction.

(a)   This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)   Each Party irrevocably agrees that any Action arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and each Party further waives any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 9.10   Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11   Non-Recourse. All Actions, obligations or losses (whether in Contract, in tort, in Law or in equity, or granted by statute whether by or though attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement, and (iv) any failure of the Mergers or any other transaction contemplated by this Agreement to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as Parties to this Agreement (other than indemnification claims against the Management Company Members in accordance with the terms of Article VIII). In furtherance and not in limitation of the foregoing, and notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party hereto covenants, agrees and acknowledges that no recourse under this Agreement, any Related Document or any documents or instruments delivered in connection with this Agreement or any Related Document shall be had against any Party’s Affiliates or any of such Party’s or such Parties’ Affiliates’ former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the Parties hereto and each of their respective successors and permitted assignees under this Agreement (and, in the case of any Related Document, the applicable parties thereto and each of their respective successors and permitted assigns), whether in Contract, tort, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 9.11 shall relieve or otherwise limit (x) the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under such agreements, documents or instruments or (y) a Party’s right to make claims for indemnification as provided in Article VIII.

Section 9.12   Disclosure Schedules. The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any Party hereto to any Person (including any other Party) of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding any provision of this Agreement or anything to the contrary contained in the Disclosure Schedules, the information and disclosures contained in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed with respect to, and qualify, any representation or warranty of the Companies or the Management Companies to which the relevance of such information and disclosure is reasonably apparent on the face of such disclosure. The fact that any item of information is disclosed in any section or subsection of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement or is material to or outside the ordinary course of the business of any member of the Company Group. In addition, matters reflected in any section or subsection of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Section 9.13   Interpretation. The headings set forth in this Agreement, in any Exhibit or Disclosure Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neutral gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The words “made available” and words of similar import refer to materials posted to the electronic data room maintained on Lightserve for “Project Rainier” no later than 5:30 p.m. ET on the date of this Agreement.

Section 9.14   No Presumption Against Drafting Party. Each of the Parties acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.15   Company Privilege; Waiver. Bryan Cave Leighton Paisner LLP (the “Firm”) has represented the Companies, the Company Subsidiaries, the Management Company Members and the Management Companies with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Trinity Parties agree that they shall not and shall cause the Surviving Subsidiaries and their Affiliates not to seek to have the Firm disqualified from representing any Member or such Member’s Affiliates (a) in connection with any dispute that may arise between such parties and the Trinity Parties or the Surviving Subsidiaries in connection with this Agreement or the Transactions and (b) in connection with any such dispute, the Members or the Members’ Affiliates involved in such dispute (and not the Trinity Parties or the Surviving Subsidiaries) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Companies, the Company Subsidiaries, the Management Companies, the Members and the Firm that occurred prior to the Closing.

Section 9.16   Execution of Agreement. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

* * * *

IN WITNESS WHEREOF, the Parties have duly executed this Agreement and Plan of Merger as of the date first written above.

TRINITY MERGER CORP.

By:	/s/ Sean A. Hehir
Name:	Sean A. Hehir
Title:	President & Chief Executive Officer

TRINITY SUB INC.

By:	/s/ Sean A. Hehir
Name:	Sean A. Hehir
Title:	President, Chief Executive Officer, Treasurer & Chief Financial Officer

TRINITY MERGER SUB I, INC.

By:	/s/ Sean A. Hehir
Name:	Sean A. Hehir
Title:	President

TRINITY MERGER SUB II, LLC

By: Trinity Sub Inc., its sole member

By:	/s/ Sean A. Hehir
Name:	Sean A. Hehir
Title:	President

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Signature Page to Agreement and Plan of Merger

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PBRELF I, LLC

By: Pyatt Broadmark Management, LLC, its manager

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager

BRELF II, LLC

By: Broadmark Real Estate Management II, LLC, its manager

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager

[Signatures Continue on Following Page.]

Signature Page to Agreement and Plan of Merger

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BRELF III, LLC

By: Broadmark Real Estate Management III, LLC, its manager

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager

BRELF IV, LLC

By: Broadmark Real Estate Management IV, LLC, its manager

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager

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Signature Page to Agreement and Plan of Merger

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PYATT BROADMARK MANAGEMENT, LLC

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager

BROADMARK REAL ESTATE MANAGEMENT II, LLC

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager

BROADMARK REAL ESTATE MANAGEMENT III, LLC

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager
BROADMARK REAL ESTATE MANAGEMENT IV, LLC

By:	/s/Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Manager

By:	/s/Joseph L. Schocken
Name:	Joseph L. Schocken
Title:	Manager

Signature Page to Agreement and Plan of Merger

ANNEX I

DEFINITIONS

Capitalized terms used but not defined in this Agreement have the respective meanings assigned to such terms below.

“Action” means any action, claim, complaint, petition, suit, investigation, audit, mediation, litigation, arbitration or other proceeding whether civil or criminal, at law or in equity by or before any Governmental Authority or arbitrator.

“Additional Trinity SEC Reports” has the meaning set forth in Section 4.7(a).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. “Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” has the meaning set forth in Section 5.11(a).

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approval” means any consent, approval, authorization, waiver or Permit, or expiration or termination of an applicable waiting period.

“Asset Purchase Price” has the meaning set forth in Section 1.7(b).

“Benefit Plans” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each stock purchase, stock option, phantom interest, restricted stock unit, performance stock unit, other equity or equity-based incentives, severance, employment, change-of-control, transaction or retention, bonus, incentive, deferred compensation and other benefit plan, agreement, program, policy or commitment, whether or not subject to ERISA.

“Broadmark Capital Employees” has the meaning set forth in Section 5.9(a).

“Business” means the business and operations of the Company Group, as currently conducted.

“Business Combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding), relating to a Business Combination other than a Business Combination with respect to the Company Group.

“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in Seattle, Washington are required or authorized by Law to be closed for business.

“Cash and Cash Equivalents” means as of any determination time, with respect to the Company Group, the aggregate amount of each member of the Company Group’s cash and cash equivalents (including marketable securities, investment assets (including short term investments), cash-in-transit, checks and bank deposits) as of such time, calculated in accordance with GAAP. For the avoidance of doubt, Cash and Cash Equivalents shall (a) include any checks, drafts, wires and credit transactions deposited or made for the accounts of any member of the Company Group but not yet reflected as available in the accounts of such member of the Company Group and (b) be reduced by the amount of any outstanding checks or debit transactions written or made against the accounts of any member of the Company Group.

“Cash Proceeds” means the sum of (a) the amount of cash held in the Trust Account upon conclusion of the Offer, as may have been reduced by reasonable withdrawals of interest thereon to pay Taxes, and (b) the total aggregate proceeds of the PIPE Investments received by PubCo.

“Certificate” has the meaning set forth in Section 2.2(f).

“Certifications” has the meaning set forth in Section 4.7(a).

“Class B Share Conversion Rights” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Indebtedness” means the Indebtedness of a Party that remains outstanding as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit Holder” has the meaning set forth in Section 2.2(f).

“Communications Plan” has the meaning set forth in Section 5.7.

“Company” or “Companies” has the meaning set forth in the preamble.

“Company Certificate of Merger” has the meaning set forth in Section 1.3.

“Company Closing Statement” has the meaning set forth in Section 2.3.

“Company Common Consideration” means an aggregate amount of $64,338,000 for Funds I – IV. The Company Common Consideration, after payment of certain fees and expenses related to termination of the referral agreements between the Company Group and Broadmark Capital listed on Section 3.15(a)(xiv)(B)(7)–(9) of the Company Disclosure Schedules, will be allocated among each Company and each holder of Company Common Units as set forth on Section 2.1(b)(ii) of the Company Disclosure Schedules.

“Company Common Merger Consideration Per Unit” has the meaning set forth in Section 2.1(b)(ii).

“Company Common Units” has the meaning set forth in Section 3.2(a)(iv).

“Company Disclosure Schedules” means the disclosure schedules of the Company Group delivered to Trinity in connection with this Agreement.

“Company Effective Time” has the meaning set forth in Section 1.3.

“Company Employee Benefit Plans” has the meaning set forth in Section 3.11(a).

“Company Financial Statements” has the meaning set forth in Section 3.5(a).

“Company Group” has the meaning set forth in the preamble.

“Company Group Employees” has the meaning set forth in Section 5.9(a).

“Company Member” means any member of a Company.

“Company Member Approval” means the approval by the affirmative vote of a majority of the members of each Company, whether in person or by proxy at the Company Member Meeting (or any adjournment thereof) necessary to approve, as required by the Company Organizational Documents or applicable Law, (a) this Agreement, the Related Documents and transactions contemplated hereby and thereby, including the Company Merger, and (b) any other matters necessary or advisable to effect the consummation of the transactions contemplated hereby.

“Company Member Meeting” has the meaning set forth in Section 5.15.

“Company Merger” has the meaning set forth in the recitals.

“Company Nominees” has the meaning set forth in Section 1.6(a).

“Company Preferred AUM” means the portion of the total members’ equity of Fund I, Fund II, Fund III and Fund IV, respectively, attributable to Preferred Unit Holders, net of REIT loan loss reserves, determined as of the close of business on the Business Day immediately preceding the date of Closing and calculated in a manner consistent with the preparation of the Company’s monthly financial reports to Preferred Unit Holders.

“Company Preferred Merger Consideration Per Unit” has the meaning set forth in Section 2.1(b)(i).

“Company Preferred Units” has the meaning set forth in Section 3.2(a)(iv).

“Company Released Parties” has the meaning set forth in Section 5.21(a).

“Company Subsidiary” or “Company Subsidiaries” means the Subsidiary or Subsidiaries of the Companies.

“Company Surviving Subsidiary” has the meaning set forth in Section 1.1(b).

“Company Transaction Expenses” means, without duplication, all fees and expenses incurred by the members of the Company Group in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), including, but not limited to, the: (a) fees and disbursements of outside counsel to the members of the Company Group; (b) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the members of the Company Group; (c) fees and expenses payable by any member of the Company Group to Broadmark Capital in connection with or as a result of the consummation of the Transactions (excluding, for the avoidance of doubt, any amounts allocated to Broadmark Capital as set forth on Section 2.1(b)(ii) of the Company Disclosure Schedules and Section 2.1(c) of the Company Disclosure Schedules) and (d) fees and expenses related to termination of the referral agreements between the Company Group or Broadmark Capital and the referring parties and finders listed on Section 3.15(a)(xiv)(B) of the Company Disclosure Schedules; provided, however, that Company Transaction Expenses shall not include any fees and expenses incurred solely by Broadmark Capital except for $500,000 in fees and expenses under the referral agreement between the referring party and Broadmark Capital listed on Section 3.15(a)(xiv)(B)(6) of the Company Disclosure Schedules.

“Company Units” has the meaning set forth in Section 3.2(a)(iv).

“Confidentiality Agreement” has the meaning set forth in Section 5.3(a).

“Contract” means any written or enforceable oral contract, agreement, franchise, license, sublicense, lease, use or occupancy agreement, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“Current Policies” has the meaning set forth in Section 5.8(c).

“D&O Indemnified Persons” has the meaning set forth in Section 5.8(a)

“D&O Tail” has the meaning set forth in Section 5.8(c).

“DGCL” has the meaning set forth in the recitals.

“Disclosure Schedules” means each of the Company Disclosure Schedules and the Trinity Disclosure Schedules.

“Dissenting Units” has the meaning set forth in Section 2.4.

“DLLCA” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 1.3.

“Employment Period” has the meaning set forth in Section 5.9(b).

“Encumbrance” means any charge, claim, limitation, lien, encumbrance, security interest, pledge, mortgage, easement, right-of-way, deed of trust, hypothecation, option, right of first refusal or first offer, preemptive right or restriction on transfer of title or voting, whether imposed by Contract, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

“Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“ERISA” has the meaning set forth in the definition of “Benefit Plans.”

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any member of the Company Group, is or was at the relevant time treated as a single-employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(e).

“Exchange Fund” has the meaning set forth in Section 2.2(e).

“Exhibits” means the exhibits to this Agreement.

“Firm” has the meaning set forth in Section 9.15.

“Former Shareholder Indemnitor” has the meaning set forth in Section 5.8(b).

“Fund I Common Unit” has the meaning set forth in Section 3.2(a)(i).

“Fund I Preferred Units” has the meaning set forth in Section 3.2(a)(i).

“Fund II Common Unit” has the meaning set forth in Section 3.2(a)(ii).

“Fund II Preferred Units” has the meaning set forth in Section 3.2(a)(ii).

“Fund III Common Unit” has the meaning set forth in Section 3.2(a)(iii).

“Fund III Preferred Units” has the meaning set forth in Section 3.2(a)(iii).

“Fund IV Common Unit” has the meaning set forth in Section 3.2(a)(iv).

“Fund IV Preferred Units” has the meaning set forth in Section 3.2(a)(iv).

“Fundamental Representations” has the meaning set forth in Section 8.1(a).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any supranational, federal, state, provincial, local, county or municipal government, governmental, regulator, administrative agency, department, court, commission, board, bureau or other authority or instrumentality, domestic or foreign, or any arbitrator or arbitral panel (public or private).

“Hazardous Materials” means any chemical, material, waste or substance defined under applicable Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, pollutant, contaminant, toxic substance or toxic waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments, (c) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as financing leases, (d) all obligations, contingent or otherwise, of such Person under banker’s acceptance, letters of credit or similar arrangements to the extent drawn as of the Closing Date, (e) any unpaid bonuses, change of control payments, severance and obligations for deferred compensation, together with the employer’s portion of any employment Taxes associated with such payments, (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness or (ii) otherwise to guarantee a creditor against loss, and (g) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including account and contract rights) owned by such person, even though such Person has not assumed or become liable for payment of such Indebtedness.

“Indemnitee” shall mean any Person that is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnitor” shall mean any Party from which a Person is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Directors” has the meaning set forth in Section 1.6(b).

“Initial Taxable Year” has the meaning set forth in Section 6.1(j).

“Initial Trinity Surviving Subsidiary” has the meaning set forth in Section 1.1(a).

“Intellectual Property” means intellectual property rights arising anywhere in the world, including, but not limited to: (a) trademarks, trade names, service marks, trade dress, logos, domain names and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (b) patents, patent applications, invention disclosures, and all reissues, divisional, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (c) copyright rights and moral rights in original works of authorship, and copyright registrations and applications therefor; (d) rights in proprietary computer software, programs and applications, including source code, object code, firmware and middleware; (e) rights in data and databases; (f) rights of publicity; (g) proprietary and confidential know-how and trade secrets; (h) internet domain names and social media identifiers; and (i) the right to recover for damages and profits for past and future infringement of any part of the foregoing.

“Interim Period” has the meaning set forth in Section 5.11(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge of the Companies” means the actual knowledge of those persons listed on Section 1.01(a) of the Company Disclosure Schedules, in each case, after making reasonable inquiry with such person’s direct reports or employees having responsibility relating to the relevant matter.

“Knowledge of Trinity” means the knowledge of those persons listed on Section 1.01(b) of the Company Disclosure Schedules, in each case, after making reasonable inquiry with such person’s direct reports or employees having responsibility relating to the relevant matter.

“Law” means any law, statute, ordinance, rule, regulation, Order, writ, judgment, injunction, decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.2(f).

“Lookback Date” means the date that is three (3) years prior to the date hereof.

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor; provided, however, that “Losses” shall not include: (a) damages that are not reasonably foreseeable; (b) punitive or exemplary damages; and (c) lost profits and damages calculated by “multiple of profits” or “multiple of cash flow” or similar valuation methodology unless, in any case, such damages are awarded to a third party by any court, arbitrator or other Governmental Authority.

“Management Agreement Rights” has the meaning set forth in the recitals.

“Management Companies” and “Management Company” have the meaning set forth in the preamble.

“Management Company Certificate of Merger” has the meaning set forth in Section 1.3.

“Management Company Consideration” means an amount in cash equal to (a) $98,162,000, less (b) the amount of Company Transaction Expenses that are unpaid as of the Closing and the Reimbursed Transaction Expenses, in each case as set forth on the Company Closing Statement and only to the extent they are, in the aggregate, in excess of $15,362,000 (the “Company Transaction Expense Cap”), plus (c) the Reimbursed Transaction Expenses, as set forth on the Company Closing Statement, less (d) the amount of Closing Indebtedness of the Company Group (other than any Indebtedness of the type set forth in clause (e) of the definition thereof). The Management Company Consideration, after payment of certain fees and expenses related to termination of the referral agreements between the Company Group and Broadmark Capital listed on Section 3.15(a)(xiv)(B)(7)–(9) of the Company Disclosure Schedules, will be allocated among each Management Company and each holder of Management Company Units as set forth on Section 2.1(c) of the Company Disclosure Schedules.

“Management Company Member” means any holder of Management Company Units.

“Management Company Member Approval” means the approval by the affirmative vote of the holders of more than two-thirds of the issued and outstanding Class A units of each Management Company, whether in person or by proxy at the Company Member Meeting (or any adjournment thereof) necessary to approve, as required by the Management Company Organizational Documents or applicable Law, (a) this Agreement, the Related Documents and transactions contemplated hereby and thereby, including the Management Company Merger, and (b) any other matters necessary or advisable to effect the consummation of the transactions contemplated hereby.

“Management Company Merger” has the meaning set forth in the recitals.

“Management Company Merger Consideration Per Unit” has the meaning set forth in Section 2.1(c).

“Management Company Organizational Documents” has the meaning set forth in Section 3.1(c).

“Management Company Unit” has the meaning set forth in Section 3.2(c)(iv).

“Management Company Unit Holder” has the meaning set forth in Section 2.2(f).

“Management Incentive Plan” means the new equity incentive plan for PubCo, in form and substance reasonably acceptable to the Companies and Trinity, that provides for the grant of awards to management of PubCo and its Subsidiaries in the form of options, restricted shares or other equity-based awards based on PubCo Common Stock with a total pool of awards of PubCo Common Stock to be determined by the Companies and Trinity.

“Material Adverse Effect” means any event, change, development or effect that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect upon the assets, liabilities, condition (financial or otherwise), the business or results of operations of the Company Group (taken as a whole) or the Trinity Parties (taken as a whole), as applicable, or (b) materially impairs the ability of the Company Group or the Trinity Parties, as applicable, to consummate, or prevents or materially delays, the transactions contemplated hereunder or would reasonably be expected to do so; provided that, in the case of clause (a) only, the impact of the following shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred: (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein), (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, in each case first announced or proposed after the date of this Agreement, (v) changes that are generally applicable to the industries or markets in which the Company Group or the Trinity Parties, as applicable, operate, (vi) any change in the market price or trading volume of the Class A Common Stock or Trinity Warrants (it being understood that the underlying causes of such change may be taken into account in determining whether a Material Adverse Effect has occurred), (vii) any failure, in and of itself, of the Company Group or Trinity Party, as applicable, to meet any internal or public projections, forecasts, budgets or estimates of or relating to the Company Group or the Trinity Parties, respectively, for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (viii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (ix) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (x) any Action of any member of the Company Group carried out at the express written request of the Trinity Parties, or any Action of any Trinity Party carried out at the express written request of the Company Group, and (xi) the announcement of the transactions contemplated by this Agreement to the extent related to the identify of Trinity; provided, however, that with respect to each of clauses (i), (ii), (iii), (iv), (v), (viii) and (ix), any event, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Material

Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such event, development, occurrence, fact, condition, or change disproportionately affects the Company Group or the Trinity Parties, as applicable, compared to other companies operating in the industries in which the Company Group or the Trinity Parties, as applicable, operate.

“Material Contract” has the meaning set forth in Section 3.15(a).

“member of the Company Group” means any of the Companies, the Management Companies and the Company Subsidiaries.

“Members” means the Company Members and the Management Company Members.

“Merger Consideration” has the meaning set forth in Section 2.2(a)(i).

“Merger Consideration Per Share” has the meaning set forth in Section 2.2(a)(ii).

“Merger Sub I” has the meaning set forth in the preamble.

“Merger Sub I Board” has the meaning set forth in the recitals.

“Merger Sub II” has the meaning set forth in the preamble.

“Mergers” has the meaning set forth in the recitals.

“MgCo I” has the meaning set forth in the preamble.

“MgCo I Units” has the meaning set forth in Section 3.2(c)(i).

“MgCo II” has the meaning set forth in the preamble.

“MgCo II Units” has the meaning set forth in Section 3.2(c)(ii).

“MgCo III” has the meaning set forth in the preamble.

“MgCo III Units” has the meaning set forth in Section 3.2(c)(iii).

“MgCo IV” has the meaning set forth in the preamble.

“MgCo IV Units” has the meaning set forth in Section 3.2(c)(iv).

“Mortgage” or “Mortgages” means each whole loan mortgage to which a Company has the sole rights and interests as a creditor with respect to the borrowers and/or guarantors thereunder.

“Mortgage Documents” means, with respect to any Mortgage, all agreements and documents between a Company and the borrower and/or guarantors thereunder evidencing or securing or setting forth the terms of such Mortgage, including any written amendments, modifications, subordinations, releases, terminations and/or waivers thereto.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning set forth in the recitals.

“Order” means any writ, award, determination, settlement, stipulation, injunction, judgment, decree, order, ruling, subpoena, notice of violation or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction, in each case whether preliminary or final.

“Outside Date” has the meaning set forth in Section 7.1(a)(ii).

“Owned Real Property” has the meaning set forth in Section 3.14(a).

“Permit” means any permit, license, approval, franchise, consent, registration, variance, certification, concession, exemption, endorsement, qualification or other authorization of any Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or that are being contested in good faith for which adequate reserves have been established in accordance with GAAP, (b) statutory Encumbrances of landlords with respect to the Real Property Leases, (c) Encumbrances of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet due and payable, (d) in the case of the Real Property Leases, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title of record, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable member of the Company Group, (e) Encumbrances securing the Indebtedness of any member of the Company Group to be released at or prior to Closing, and (f) other Encumbrances arising in the ordinary course of business and not incurred in connection with the borrowing of money that are not, individually or in the aggregate, material to the Company Group, and do not materially impair the ability of the Company Group to use or operate the Business as currently conducted.

“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

“Personal Information” has the meaning set forth in Section 3.13(e).

“PIPE Investment” has the meaning set forth in the recitals.

“PIPE Investors” has the meaning set forth in the recitals.

“Preferred Unit Holder” has the meaning set forth in Section 2.2(f).

“Privacy Laws” has the meaning set forth in Section 3.13(e).

“Private Placement Warrants” has the meaning set forth in Section 4.2(d).

“Prospectus” means that certain final prospectus of Trinity, dated May 14, 2018 prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations.

“Proxy Statement” has the meaning set forth in Section 5.13(a).

“PubCo” has the meaning set forth in the preamble.

“PubCo Board” has the meaning set forth in the recitals.

“PubCo Common Stock” means the common stock, par value $0.001 per share, of PubCo.

“PubCo Plans” has the meaning set forth in Section 5.9(c).

“Qualified REIT Subsidiary” has the meaning set forth in Section 3.2(b).

“Real Property Lease” has the meaning set forth in Section 3.14(b).

“Reference Price” means the value of the funds held in the Trust Account (net of income and franchise taxes payable as a result of any interest income earned in the Trust Account as of Closing in accordance with the Trust Agreement), determined as of the close of business on the Business Day immediately preceding the date of Closing (and excluding, for the avoidance of doubt, the proceeds of any PIPE Investment deposited into the Trust Account), divided by the number of outstanding shares of Class A Common Stock as of the close of business on the Business Day immediately preceding the date of Closing.

“Registration Statement” has the meaning set forth in Section 5.13(a).

“Reimbursed Transaction Expenses” means any Company Transaction Expenses to the extent paid by any member of the Company Group prior to the Closing Date.

“REIT” has the meaning set forth in the recitals.

“Related Documents” means the Trinity Certificate of Merger, the Company Certificate of Merger, the Management Company Certificate of Merger, the Sponsor Agreement and such other agreements and documents entered into in connection with this Agreement.

“Related Party” and “Related Parties” has the meaning set forth in Section 9.11.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“Schedules” means the schedules to this Agreement, including the Disclosure Schedules.

“SEC” means the Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 5.18.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Measures” has the meaning set forth in Section 3.13(f).

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Sponsor” means HN Investors LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning set forth in the recitals.

“Sponsor Nominees” has the meaning set forth in Section 1.6(b).

“Subscription Agreements” has the meaning set forth in the recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Subsidiary Organizational Documents” has the meaning set forth in Section 3.1(b).

“Surrendered Shares” means 3,801,360 shares of Class B Common Stock.

“Surviving Subsidiary” and “Surviving Subsidiaries” has the meaning set forth in Section 1.1(c).

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

“Tax” or “Taxes” means, with respect to any Person, all taxes, customs, tariffs, imposts, levies, duties, deductions, withholdings, fees or other like assessments or charges of any kind imposed by a Tax Authority including any income, gross income, franchise, gross receipts, sales, use, ad valorem, transfer, estimated, real property, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person, whether disputed or not.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any returns, reports, certificates, forms or similar statements or documents (including any related or supporting information or schedules attached thereto and any information returns, amended Tax returns, claims for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment, imposition or collection of any Tax or the administration of any Laws relating to any Tax.

“Taxable REIT Subsidiary” has the meaning set forth in Section 3.2(b).

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 5.5(b).

“Treasury Regulations” means the permanent and temporary income tax regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor Treasury Regulations).

“Trinity” has the meaning set forth in the preamble.

“Trinity Board” has the meaning set forth in the recitals.

“Trinity Bylaws” means the Bylaws of Trinity Merger Corp. dated May 14, 2018, as such Bylaws may be supplemented, amended or amended and restated from time to time.

“Trinity Certificate” means the Amended and Restated Certificate of Incorporation of Trinity Merger Corp. dated May 14, 2018, as such Certificate of Incorporation may be supplemented, amended or amended and restated from time to time.

“Trinity Certificate of Merger” has the meaning set forth in Section 1.3.

“Trinity Closing Statement” has the meaning set forth in Section 2.3.

“Trinity Common Stock” has the meaning set forth in the recitals.

“Trinity Disclosure Schedules” means the disclosure schedules of Trinity delivered to the Companies in connection with this Agreement.

“Trinity Effective Time” has the meaning set forth in Section 1.3.

“Trinity Group” means Trinity and PubCo, collectively.

“Trinity Merger” has the meaning set forth in the recitals.

“Trinity Merger Consideration Per Share” has the meaning set forth in Section 2.1(a).

“Trinity Officer’s Certificate” has the meaning set forth in Section 6.3(e).

“Trinity Organizational Documents” means the Trinity Certificate, the Trinity Bylaws and the Trust Agreement.

“Trinity Parties” has the meaning set forth in the preamble.

“Trinity Redeemed Share” means any share of Class A Common Stock for which a Trinity stockholder has validly exercised its redemption right in the Offer.

“Trinity Released Parties” has the meaning set forth in Section 5.21(b).

“Trinity SEC Reports” has the meaning set forth in Section 4.7(a).

“Trinity Stockholder Approvals” means the approval by the affirmative vote of the holders of the requisite number of shares of Trinity Common Stock, whether in person or by proxy at the Trinity Stockholders Meeting (or any adjournment thereof) necessary to approve, as required by the Trinity Certificate in effect on the date hereof, the Nasdaq Listing Rules or applicable Law, (a) this Agreement and the Transactions, including the Trinity Merger and the issuance of shares of PubCo Common Stock in connection with the Transactions, (b) the Management Incentive Plan, and (c) any other matters necessary or advisable to effect the consummation of the transactions contemplated hereby.

“Trinity Stockholders Meeting” has the meaning set forth in Section 5.14.

“Trinity Surviving Subsidiary” has the meaning set forth in Section 1.1(c).

“Trinity Transaction Expenses” means, without duplication, all fees and expenses incurred by the Trinity Parties in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be incurred and unpaid at the time of the Closing, including, but not limited to, the (a) fees and disbursements of outside counsel to the Trinity Parties, (b) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Trinity Parties, (c) the deferred underwriter fee owed to the underwriter of Trinity’s initial public offering and any related-party loans or notes owed by Trinity, (d) the fees and expenses related to any PIPE Investment, and (e) any consent fees payable to holders of the Trinity Warrants in connection with obtaining the Warrant Holder Approval.

“Trinity Warrants” has the meaning set forth in Section 4.2(d).

“Trust Account” has the meaning set forth in Section 4.12(a).

“Trust Agreement” has the meaning set forth in Section 4.12(a).

“Trustee” has the meaning set forth in Section 4.12(a).

“WA LLCA” has the meaning set forth in the recitals.

“WA SOS” has the meaning set forth in Section 1.3.

“Warrant Agreement” means that certain Warrant Agreement, dated as of May 14, 2018, by and between Trinity and Continental Stock Transfer & Trust Company, as such agreement may be modified, amended or supplemented from time to time.

“Warrant Holder Approval” has the meaning set forth in Section 5.16.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

ANNEX B

August 9, 2019

Board of Directors
PBRELF I, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Pyatt Broadmark Management, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Ladies and Gentlemen:

CSCA Capital Advisors, LLC, the broker-dealer subsidiary of CS Capital Advisors, LLC (together with CS Capital Advisors, LLC, “CSCA”), understands that Pyatt Broadmark Management, LLC, a Washington limited liability company (“MgCo I”), Broadmark Real Estate Management II, LLC, a Washington limited liability company (“MgCo II”), Broadmark Real Estate Management III, LLC, a Washington limited liability company (“MgCo III”), Broadmark Real Estate Management IV, LLC, a Washington limited liability company (“MgCo IV”) (each, a “Management Company” and, collectively, the “Management Companies”), PBRELF I, LLC, a Washington limited liability company (“PBRELF I”), BRELF II, LLC, a Washington limited liability company (“BRELF II”), BRELF III, LLC, a Washington limited liability company (“BRELF III”), and BRELF IV, LLC, a Washington limited liability company (“BRELF IV”) (each, a “Company” and, collectively, the “Companies” and the Management Companies and the Companies collectively defined as “Broadmark”) intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”) for the purpose of effecting the Mergers (as defined below) with Trinity Merger Corp., a blank check company incorporated in Delaware (“Trinity”), Trinity Sub Inc., a Maryland corporation and wholly owned subsidiary of Trinity that will elect to be taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Code for U.S. federal income tax purposes (“Broadmark Realty”), Trinity Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Broadmark Realty (“Merger Sub I”), and Trinity Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Broadmark Realty (“Merger Sub II” and together with Trinity, Broadmark Realty and Merger Sub I, the “Trinity Parties”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

CSCA understands that PBRELF I primarily owns short-term first deed of trust loans secured by real estate, including single family and multi-family residential and other commercial properties, land, and, to a lesser extent, PBRELF I owns real properties. CSCA also understands that MgCo I, the manager of PBRELF I, provides loan underwriting services on behalf of PBRELF I and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of PBRELF I.

Pursuant to the terms of the Merger Agreement, (i) Merger Sub I will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Trinity Merger”), (ii) immediately following the Trinity Merger, each of the Companies will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such merger (the “Company Merger”), and (iii) immediately following the Company Merger, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Management Company Merger” and, together with the Trinity Merger and the Company Merger, the “Mergers”). Pursuant to the Trinity Merger, (a) each share of Class A Common Stock and Class B Common Stock of Trinity (collectively, the “Trinity Common Stock”) issued and outstanding immediately prior to the Trinity Effective Time will be converted into the right to receive the Trinity Merger Consideration Per Share, and (b) each warrant issued

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Tel: 212.446.9177 Fax: 212.446.9181

and outstanding immediately prior to the Trinity Effective Time will be modified to provide that such warrant will entitle the holder thereof to acquire a number of shares of Broadmark Realty Common Stock equal to the number of shares of Trinity Common Stock previously set forth therein. Pursuant to the Company Merger, (x) each Company Preferred Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Preferred Merger Consideration Per Unit, and (y) each Company Common Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Common Merger Consideration Per Unit. Pursuant to the Management Company Merger, each Management Company Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Management Company Merger Consideration Per Unit (the Merger Agreement and the transactions contemplated thereby, collectively with the Mergers, the “Transactions”).

CSCA understands that concurrent with the execution of the Merger Agreement, the sponsor of Trinity (the “Sponsor”), pursuant to the terms of the Sponsor Agreement, will surrender and cancel 3,801,360 of Class B Common Stock of Trinity for no consideration and as a contribution to the capital of Trinity.

CSCA understands that concurrent with the execution of the Merger Agreement, Broadmark Realty will enter into a subscription agreement with a third-party investor for a private placement of Broadmark Realty Common Stock (the “PIPE Investor”), such private placement to be consummated immediately prior to the consummation of the Transactions.

CSCA understands that pursuant to the terms of the Merger Agreement, Broadmark Realty will have 46,850,000 Warrants issued and outstanding, of which 5,186,676 will be held by the Sponsor, 7,163,324 will be held by the PIPE Investor and 34,500,000 will held by the holders of the Public Warrants, with an exercise price of $11.50 per share and a term of five years from the closing date of the Transactions. In addition, CSCA understands that, as a condition to the Merger Agreement, the Trinity Parties will obtain a consent from the warrant holders to modify the anti-dilution provision in the Warrant Agreement such that there will be no adjustment to the exercise price following the payment of regular monthly, quarterly or other periodic cash dividends or cash distributions or any other cash dividend or distribution required for Broadmark Realty to qualify or maintain its status as a “real estate investment trust.”

CSCA understands that pursuant to the terms of the Merger Agreement, each investor in PBRELF I owning Preferred Units (each, a “PBRELF I Preferred Holder” and, collectively, the “PBRELF I Preferred Holders”) will receive a number of shares of Broadmark Realty Common Stock equal to (A) the Company Preferred AUM of PBRELF I, (B) divided by the aggregate number of Company Preferred Units of PBRELF I outstanding (the “PBRELF I Preferred AUM Per Unit”) and (C) divided by the Reference Price, subject to adjustment in accordance with Section 2.2(b) of the Merger Agreement (the “PBRELF I Preferred Merger Consideration Per Unit”). The Reference Price is defined as the value of the funds held by Trinity in the account established for the benefit of its public shareholders (the “Trust Account”) (net of income and franchise taxes payable as a result of any interest income earned in the Trust Account as of Closing in accordance with the Trust Agreement), determined as of the close of business on the business day immediately preceding the date of Closing divided by the number of outstanding shares of Class A Common Stock as of immediately prior to the Closing.

As of June 30, 2019 (i) the PBRELF I Company Preferred AUM was $398.4 million, (ii) the aggregate number of PBRELF I Company Preferred Units outstanding was approximately 4.0 million, resulting in a PBRELF I Preferred AUM per Unit of $99.56 and (iii) the Reference Price is estimated to be $10.47 at closing of the Transactions. As of the current date hereof, based on the foregoing, the PBRELF I Preferred Merger Consideration Per Unit is equal to 9.509 shares of Broadmark Realty common stock.

The terms and conditions of the Transactions are more fully set forth in the Transaction Documents (as defined below). All dollar amounts described herein are in U.S. dollars.

In accordance with the terms of our fairness opinion engagement letter dated August 8, 2019 (the “Fairness Opinion Engagement Letter”), you have requested that CSCA render an opinion to you (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, of the PBRELF I Preferred Merger Consideration Per Unit to be paid by Broadmark Realty to the PBRELF I Preferred Holders.

In connection with this Opinion, CSCA has reviewed and considered such financial and other matters as CSCA has deemed relevant and appropriate under the circumstances. CSCA’s procedures, investigations and financial analysis with respect to the preparation of this Opinion included, among other things:

(i)	Review for each of the Companies and the Management Companies, as applicable, of (i) the audited financial information for the twelve-month periods ended December 31, 2016, 2017, and 2018, respectively, (ii) the unaudited financial information for the three-month periods ended March 31, 2018 and 2019, respectively, (iii) draft financial information for the three-month period ended June 30, 2019 as provided on August 2, 2019, (iv) historical and projected operating data and (v) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization, all of the foregoing as prepared and provided by Broadmark management;
(ii)	Review of projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization of Broadmark, all of the foregoing as prepared and provided by Broadmark management;
(iii)	Review of certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information relating to Trinity including Trinity's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019;
(iv)	Review of pro forma financial information and operating data and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and future results of Broadmark Realty, as prepared and provided by the management of Trinity and Broadmark;
(v)	Discussions with management of Broadmark and Trinity of their respective assessment as to the relative likelihood of achieving the future financial results and the past and current operations, the financial condition and prospects of PBRELF I, Broadmark, Trinity, and Broadmark Realty, as applicable, before and after giving effect to the Transactions;
(vi)	Review of organizational and offering documents of the Companies and the Management Companies, as applicable;
(vii)	Review of drafts of the (a) Merger Agreement and Disclosure Schedules thereto, the most recent draft dated August 8, 2019, (b) Management Company Support Agreement, the most recent draft dated August 8, 2019, (c) Employment Agreement, the most recent draft dated August, 8, 2019, (d) Restrictive Covenant Agreement, the most recent draft dated August 8, 2019, (e) Equity Lock-up Agreement, the most recent draft dated August 8, 2019, (f) Subscription Agreement, the most recent draft dated August 7, 2019, and (g) Sponsor Agreement, the most recent draft dated August 7, 2019, (collectively, the “Transaction Documents”);
(viii)	Review of a draft of the Form S-4 Registration Statement, including but not limited to, pro forma financial statements for each of Broadmark and Broadmark Realty for the year ended December 31, 2018 and the three months ended March 31, 2019, the most recent draft dated August 8, 2019;
(ix)	Comparison of certain financial information of PBRELF I, Broadmark, and Broadmark Realty with similar information of other companies as CSCA deemed relevant;
(x)	Review of the financial terms, to the extent publicly available, of certain comparable acquisition transactions, and comparisons of such terms with the Transactions, as CSCA deemed relevant to its analysis;
(xi)	Performance of various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies; and
(xii)	Performance of such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of this Opinion, including its knowledge of the commercial and residential mortgage and real estate industries, as well as its experience in connection with similar transactions and securities valuation generally.

For purposes of rendering this Opinion, CSCA has assumed, at the direction of Broadmark, that the terms of the Transactions will conform in all material respects with those set forth in the Transaction Documents. CSCA has also assumed that the Transaction Documents provided to it in draft form are ultimately executed in final form consistent in all material respects with the most recent drafts provided and that the Transactions and all related transactions described in or contemplated by the Transaction Documents occur in all material respects as described in and contemplated by such agreements. CSCA has also assumed in all respects material to its analyses that the representations and warranties of the parties to any agreement entered into in connection with the Transactions will be true and correct, that the parties to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements, and that all conditions to the consummation of the Transactions will be satisfied without any modification or waiver thereof. CSCA has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Transactions will be obtained and that in the course of obtaining any of those consents, no restrictions or conditions (including any divestiture requirements) will be imposed or waivers made that would have an adverse effect on the Company Surviving Subsidiary or the contemplated Transactions, except as provided in the Transaction Documents.

For purposes of this Opinion, CSCA has, with your consent, assumed and relied upon, without independent verification, and has been advised by management of Broadmark and Trinity as to, the accuracy and completeness of all financial and other information publicly available to, furnished to, or otherwise made available to or discussed with CSCA including, without limitation, the items listed above as reviewed by and/or discussed with CSCA and the financial statements and forecasts as provided by the management and/or representatives of Broadmark and Trinity. With respect to financial information, at Broadmark’s direction, CSCA has assumed that (i) such financial information, projections and other information were reasonably prepared (to the extent prepared by management of Broadmark) on a basis that reflects the best currently available estimates and good faith judgment of the management of Broadmark, (ii) such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and good faith judgment of the management of Trinity, (iii) such financial information and projections are a reasonable basis to evaluate the Company, Broadmark, and Broadmark Realty, and at Broadmark’s direction we have relied upon such financial information and projections for purposes of our analyses and this Opinion and (iv) there has been no material adverse change in the assets, financial condition, business or prospects of Broadmark or Trinity. CSCA assumes no responsibility for and expresses no opinion as to the forecasts or the assumptions on which they were made. CSCA has also assumed that as to all legal matters Trinity and Broadmark have been appropriately advised by their respective legal counsel.

CSCA was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of information provided to CSCA, nor does it express any opinion with respect thereto. CSCA has relied upon the assurances of the management of Broadmark and Trinity that they are not aware of any information or facts that would make the information provided or otherwise made available to CSCA incomplete, materially inaccurate or misleading. CSCA has not performed any independent evaluation, valuation, audit or appraisal of assets or liabilities (contingent or otherwise, including contractual rights or obligations), or physical inspection of any assets, of either Broadmark or Trinity and did not attempt to assess or value any of the intangible assets of Broadmark or Trinity, nor has CSCA obtained or been furnished with any such valuations, audits or appraisals. In this regard, CSCA expresses no opinion as to the value of Company Preferred Units of PBRELF I as periodically reported by MgCo I to the PBRELF I Preferred Holders. In addition, CSCA has not evaluated, or obtained the evaluations of, the solvency or fair value of the Broadmark or Trinity under any state or federal laws relating to bankruptcy, insolvency or similar matters. CSCA expresses no opinion as to the prices at which shares of Trinity common stock or Broadmark Realty common stock would trade following the announcement of the Transactions. CSCA’s opinion should not be viewed as providing any assurance that the market value of the shares of Broadmark Realty common stock to be held by the PBRELF I Preferred Holders of the Companies after the consummation of the Transactions will be in excess of the value of the units owned by such PBRELF I Preferred Holders at any time prior to the announcement or consummation of the Transactions.

For the purposes of its analyses and review, CSCA made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Broadmark Parties or any other parties to the Transactions. The analyses performed by CSCA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

CSCA is not expressing any opinion with respect to, any alternatives to the Transactions or other strategic alternatives that may be available to Broadmark or otherwise. This Opinion also does not address the merits of the underlying decision by Broadmark to engage in the Transactions or the manner in which to effect the Transactions or the relative merits of its decision not to proceed with any alternative strategies or transactions that may be available to Broadmark. Further, CSCA was not engaged to, and did not, independently assess or consider, and this Opinion does not address, any tax, regulatory, legal and accounting matters relating to the Transaction Documents, the Transactions or the consequences of the Transactions on Broadmark, Trinity or any investor of Broadmark or stockholder of Trinity.

This Opinion is limited to the fairness, from a financial point of view, to the PBRELF I Preferred Holders of the PBRELF I Preferred Merger Consideration Per Unit paid by Broadmark Realty and no opinion or view is expressed with respect to any consideration received in connection with the Transactions by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officer, director or employee of any party to the Transactions, or class of such persons, relative to the PBRELF I Preferred Merger Consideration Per Unit.

This Opinion is necessarily based on CSCA’s assessment of economic, market, financial, regulatory and other conditions and circumstances as they exist and which can be evaluated, and the information made available to CSCA, on and as of the date hereof. CSCA has prepared this Opinion effective as of the date hereof. It should be understood that subsequent developments may affect this Opinion, and CSCA does not have any obligation and accepts no responsibility to update, revise or reaffirm this Opinion and it expressly disclaims any responsibility to do so.

CSCA is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes from which conflicting interest or duties, or a perception thereof, may arise. CSCA is acting as non-exclusive financial advisor to MgCo I and the Board of Directors of PBRELF I (the “Broadmark Parties”) in connection with the Transactions and will receive a non-contingent fee from the Broadmark Parties for its services pursuant to the Fairness Opinion Engagement Letter, payable at the time it renders this Opinion. In addition, the Broadmark Parties have agreed to reimburse CSCA for certain reasonable out-of-pocket expenses and indemnify CSCA for certain liabilities arising out of the Fairness Opinion Engagement Letter. Pursuant to the terms of the Fairness Opinion Engagement Letter, CSCA may be paid additional fees at CSCA’s standard hourly rates for any time incurred should CSCA be called upon to support its findings or provide further services related to this Opinion subsequent to the delivery of this Opinion. Pursuant to a separate engagement agreement with Broadmark Capital, LLC and its affiliates dated August 14, 2018 and subsequently amended on August 2, 2019 (the “Engagement Agreement”), CSCA will also receive a success fee from Broadmark, which fee is contingent upon the consummation of the Transactions. In addition, the Engagement Agreement provides that CSCA will be reimbursed for certain reasonable out-of-pocket expenses and CSCA will be indemnified for certain liabilities arising out of its engagement pursuant to the Engagement Agreement. In the two years preceding the date of this Opinion, CSCA has neither performed investment banking services for Broadmark unrelated to the Transactions nor has received customary fees for such services. CSCA may in the future provide investment banking and advisory services to Broadmark or Broadmark Realty for which it may receive customary fees and reimbursement of expenses in the future.

This Opinion was approved by a fairness committee consisting of senior members of management of CSCA in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Subject to the next to last sentence of the next paragraph, it is understood that this Opinion is solely for the exclusive use of the Broadmark Parties in their consideration of the Transactions and may not be used for any other purpose. This Opinion does not constitute a recommendation to the Broadmark Parties or any member of PBRELF I as to whether or not to approve the Transactions or to take any other action in connection with the Transactions or otherwise, including how any member of the Board of Directors of PBRELF I, MgCo I, or any member of PBRELF I should vote with respect to the Transactions. CSCA has not been requested to opine as to, and this Opinion does not in any manner address, Broadmark’s underlying business decision to effect the Transactions, the manner in which to effect the Transactions or the relative merits of the Transactions as compared to other business strategies or transactions that might be available to the Broadmark Parties or Broadmark. Furthermore, CSCA expresses no view as to the price or trading range for shares of Broadmark Realty Common Stock following the consummation of the Transactions. CSCA also has not been requested to opine as to, nor has CSCA undertaken to opine or recommend, how any preferred unitholder or stockholder should vote or act in connection with the Transactions or any related matter.

This Opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with CSCA’s prior written approval; however, this Opinion may, without CSCA’s prior written approval, be reproduced in full in any filing by Broadmark Realty with the Securities and Exchange Commission if such inclusion is required by law, rule or regulation. If narrative reference or a description of this Opinion is to be included in a filing by Broadmark Realty with the Securities and Exchange Commission as referred to in the prior sentence, such reference or description shall be subject to CSCA’s prior written approval, not to be unreasonably withheld or delayed.

Based upon and subject to all of the foregoing, CSCA is of the opinion that, as of the date hereof, the PBRELF I Preferred Merger Consideration Per Unit to be paid by Broadmark Realty in the Transactions is fair, from a financial point of view, to the PBRELF I Preferred Holders.

Very truly yours,

/s/ CSCA CAPITAL ADVISORS, LLC

CONFIDENTIAL

October 14, 2019

Board of Directors
PBRELF I, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Pyatt Broadmark Management, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Ladies and Gentlemen:

CSCA Capital Advisors, LLC, the broker-dealer subsidiary of CS Capital Advisors, LLC (together with CS Capital Advisors, LLC, “CSCA”), understands that Pyatt Broadmark Management, LLC, a Washington limited liability company (“MgCo I”), Broadmark Real Estate Management II, LLC, a Washington limited liability company (“MgCo II”), Broadmark Real Estate Management III, LLC, a Washington limited liability company (“MgCo III”), Broadmark Real Estate Management IV, LLC, a Washington limited liability company (“MgCo IV”) (each, a “Management Company” and, collectively, the “Management Companies”), PBRELF I, LLC, a Washington limited liability company (“PBRELF I”), BRELF II, LLC, a Washington limited liability company (“BRELF II”), BRELF III, LLC, a Washington limited liability company (“BRELF III”), and BRELF IV, LLC, a Washington limited liability company (“BRELF IV”) (each, a “Company” and, collectively, the “Companies” and the Management Companies and the Companies collectively defined as “Broadmark”) entered into an Agreement and Plan of Merger on August 9, 2019 (the “Merger Agreement”) for the purpose of effecting the Mergers (as defined below) with Trinity Merger Corp., a blank check company incorporated in Delaware (“Trinity”), Trinity Sub Inc., a Maryland corporation and wholly owned subsidiary of Trinity that will elect to be taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Code for U.S. federal income tax purposes (“Broadmark Realty”), Trinity Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Broadmark Realty (“Merger Sub I”), and Trinity Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Broadmark Realty (“Merger Sub II” and, together with Trinity, Broadmark Realty and Merger Sub I, the “Trinity Parties”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

CSCA understands that PBRELF I primarily owns short-term first deed of trust loans secured by real estate, including single family and multi-family residential and other commercial properties, land, and, to a lesser extent, PBRELF I owns real properties. CSCA also understands that MgCo I, the manager of PBRELF I, provides loan underwriting services on behalf of PBRELF I and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of PBRELF I.

Pursuant to the terms of the Merger Agreement, (i) Merger Sub I will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Trinity Merger”), (ii) immediately following the Trinity Merger, each of the Companies will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such merger (the “Company Merger”), and (iii) immediately following the Company Merger, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Management Company Merger” and, together with the Trinity Merger and the Company Merger, the “Mergers”). Pursuant to the Trinity Merger, (a) each share of Class A Common Stock and Class B Common Stock of Trinity (collectively, the “Trinity Common Stock”) issued and outstanding immediately prior to the Trinity Effective Time will be converted into the right to receive the Trinity Merger Consideration Per Share, and (b) each warrant issued and outstanding immediately prior to the Trinity Effective Time will be modified to provide that such warrant will entitle the holder thereof to acquire a number of shares of Broadmark Realty Common Stock equal to the number of shares of Trinity Common Stock previously set forth therein. Pursuant to the Company Merger, (x) each Company Preferred Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Preferred Merger Consideration Per Unit, and (y) each Company Common Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Common Merger Consideration Per Unit. Pursuant to the Management Company Merger, each Management Company Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Management Company Merger Consideration Per Unit (the Merger Agreement and the transactions contemplated thereby, collectively with the Mergers, the “Transactions”).

CSCA understands that concurrent with the execution of the Merger Agreement, the sponsor of Trinity (the “Sponsor”), pursuant to the terms of the Sponsor Agreement, will surrender and cancel 3,801,360 of Class B Common Stock of Trinity for no consideration and as a contribution to the capital of Trinity.

CSCA understands that concurrent with the execution of the Merger Agreement, Broadmark Realty entered into a subscription agreement with a third-party investor for a private placement of Broadmark Realty Common Stock (the “PIPE Investor”), such private placement to be consummated immediately prior to the consummation of the Transactions.

CSCA understands that pursuant to the terms of the Merger Agreement, Broadmark Realty will have 46,863,709 warrants issued and outstanding, of which 5,186,676 will be held by the Sponsor (the “Sponsor Warrants”), 7,177,033 will be held by the PIPE Investor (the “PIPE Warrants”) and 34,500,000 are publicly-traded (the “Public Warrants”). As a condition to closing the Merger, the Trinity Parties are obligated to modify the anti-dilution provision in the Warrant Agreement such that there will be no adjustment to the exercise price following the payment of regular monthly, quarterly or other periodic cash dividends or cash distributions or any other cash dividend or distribution required for Broadmark Realty to qualify or maintain its status as a “real estate investment trust” (the “Anti-dilution Provisions”). The Trinity Parties are proposing to amend the terms of the Public Warrants and PIPE Warrants to (i) modify the Anti-dilution Provisions and (ii) reduce the number of shares of Trinity Class A Common Stock into which each Public Warrant and PIPE Warrant are currently exercisable into from (a) one share at an exercise price of $11.50 per share to (b) one-quarter of one share at an exercise price of $2.875 per one-quarter share ($11.50 per whole share). As consideration for the aforementioned amendments, the Trinity Parties are proposing to pay holders of the Public Warrants and PIPE Warrants a cash payment of $1.60 for each such warrant (the “Cash Payment”; the Cash Payment together with the aforementioned amendments, the “Warrant Amendment”). Based on 41,677,033 total Public Warrants and PIPE Warrants expected to be outstanding at Closing, the aggregate Cash Payment to such warrant holders will be approximately $66.7 million. In addition, CSCA understands that the Sponsor Warrants held by affiliates of the Trinity Parties will be amended to modify the Anti-dilution Provisions for no consideration.

CSCA understands that pursuant to the terms of the Merger Agreement, each investor in PBRELF I owning Preferred Units (each, a “PBRELF I Preferred Holder” and, collectively, the “PBRELF I Preferred Holders”) will receive a number of shares of Broadmark Realty Common Stock equal to (A) the Company Preferred AUM of PBRELF I, (B) divided by the aggregate number of Company Preferred Units of PBRELF I outstanding (the “PBRELF I Preferred AUM Per Unit”) and (C) divided by the Reference Price, subject to adjustment in accordance with Section 2.2(b) of the Merger Agreement (the “PBRELF I Preferred Merger Consideration Per Unit”). The Reference Price is defined as the value of the funds held by Trinity in the account established for the benefit of its public shareholders (the “Trust Account”) (net of income and franchise taxes payable as a result of any interest income earned in the Trust Account as of Closing in accordance with the Trust Agreement), determined as of the close of business on the business day immediately preceding the date of Closing divided by the number of outstanding shares of Class A Common Stock as of immediately prior to the Closing.

As of September 30, 2019, (i) the PBRELF I Company Preferred AUM was $461.4 million, (ii) the aggregate number of PBRELF I Company Preferred Units outstanding was approximately 4.7 million, resulting in a PBRELF I Preferred AUM per Unit of $98.98 and (iii) the Reference Price is estimated to be $10.45 at closing of the Transactions. As of the current date hereof, based on the foregoing, the PBRELF I Preferred Merger Consideration Per Unit is equal to 9.472 shares of Broadmark Realty common stock.

The terms and conditions of the Transactions are more fully set forth in the Transaction Documents (as defined below). All dollar amounts described herein are in U.S. dollars.

In accordance with the terms of our fairness opinion engagement letter dated October 14, 2019 (the “Fairness Opinion Engagement Letter”), you have requested that CSCA render an opinion to you (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, of the PBRELF I Preferred Merger Consideration Per Unit to be paid by Broadmark Realty to the PBRELF I Preferred Holders.

In connection with this Opinion, CSCA has reviewed and considered such financial and other matters as CSCA has deemed relevant and appropriate under the circumstances. CSCA’s procedures, investigations and financial analysis with respect to the preparation of this Opinion included, among other things:

(i)	Review for each of the Companies and the Management Companies, as applicable, of (a) the audited financial information for the twelve-month periods ended December 31, 2016, 2017, and 2018, respectively, (b) the unaudited financial information for the three-month periods ended March 31, 2018 and 2019, the three-month and six-month periods ended June 30, 2018 and 2019, and the three-month and nine-month periods ended September 30, 2018, respectively, (c) draft financial information for the three-month and nine-month periods ended September 30, 2019, as provided on October 9, 2019, (d) historical and projected operating data and (e) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization, all of the foregoing as prepared and provided by Broadmark management;
(ii)	Review of projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization of Broadmark, all of the foregoing as prepared and provided by Broadmark management;
(iii)	Review of certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information relating to Trinity including Trinity's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019;
(iv)	Review of pro forma financial information and operating data and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and future results of Broadmark Realty, as prepared and provided by the management of Trinity and Broadmark;
(v)	Discussions with management of Broadmark and Trinity of their respective assessment as to the relative likelihood of achieving the future financial results and the past and current operations, the financial condition and prospects of PBRELF I, Broadmark, Trinity, and Broadmark Realty, as applicable, before and after giving effect to the Transactions;
(vi)	Review of organizational and offering documents of the Companies and the Management Companies, as applicable;
(vii)	Review of (a) the Merger Agreement and Disclosure Schedules thereto, dated August 9, 2019, (b) the Management Company Support Agreement, dated August 9, 2019, (c) the Employment Agreements, dated August, 9, 2019, entered into by members of management of the Management Companies, (d) the Consulting Agreement, dated August 9, 2019, entered into by Joseph Schocken, (e) the Restrictive Covenant Agreements, dated August 9, 2019, entered into by members of management of the Management Companies, (f) the Equity Lock-up Agreements, dated August 9, 2019, entered into by members of management of the Management Companies, (g) the Subscription Agreement, dated August 9, 2019, (h) the Sponsor Agreement, dated August 9, 2019, (i) the First Amendment to the Subscription Agreement, dated September 19, 2019, and (j) the Warrant Amendment, the latest draft of which is dated September 19, 2019 (collectively, the “Transaction Documents”);
(viii)	Review of the Form S-4 Registration Statement and amendments thereto, including but not limited to, pro forma financial statements for each of Broadmark and Broadmark Realty for the year ended December 31, 2018 and the six months ended June 30, 2019;
(ix)	Comparison of certain financial information of PBRELF I, Broadmark, and Broadmark Realty with similar information of other companies as CSCA deemed relevant;
(x)	Review of the financial terms, to the extent publicly available, of certain comparable acquisition transactions, and comparisons of such terms with the Transactions, as CSCA deemed relevant to its analysis;

(xi)	Performance of various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies; and
(xii)	Performance of such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of this Opinion, including its knowledge of the commercial and residential mortgage and real estate industries, as well as its experience in connection with similar transactions and securities valuation generally.

For purposes of rendering this Opinion, CSCA has assumed, at the direction of Broadmark, that the terms of the Transactions will conform in all material respects with those set forth in the Transaction Documents. CSCA has also assumed that the Transaction Documents provided to it in draft form are ultimately executed in final form consistent in all material respects with the most recent drafts provided and that the Transactions and all related transactions described in or contemplated by the Transaction Documents occur in all material respects as described in and contemplated by such agreements. CSCA has also assumed in all respects material to its analyses that the representations and warranties of the parties to any agreement entered into in connection with the Transactions will be true and correct, that the parties to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements, and that all conditions to the consummation of the Transactions will be satisfied without any modification or waiver thereof. CSCA has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Transactions will be obtained and that in the course of obtaining any of those consents, no restrictions or conditions (including any divestiture requirements) will be imposed or waivers made that would have an adverse effect on the Company Surviving Subsidiary or the contemplated Transactions, except as provided in the Transaction Documents.

For purposes of this Opinion, CSCA has, with your consent, assumed and relied upon, without independent verification, and has been advised by management of Broadmark and Trinity as to, the accuracy and completeness of all financial and other information publicly available to, furnished to, or otherwise made available to or discussed with CSCA including, without limitation, the items listed above as reviewed by and/or discussed with CSCA and the financial statements and forecasts as provided by the management and/or representatives of Broadmark and Trinity. With respect to financial information, at Broadmark’s direction, CSCA has assumed that (i) such financial information, projections and other information were reasonably prepared (to the extent prepared by management of Broadmark) on a basis that reflects the best currently available estimates and good faith judgment of the management of Broadmark, (ii) such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and good faith judgment of the management of Trinity, (iii) such financial information and projections are a reasonable basis to evaluate the Company, Broadmark, and Broadmark Realty, and at Broadmark’s direction we have relied upon such financial information and projections for purposes of our analyses and this Opinion and (iv) there has been no material adverse change in the assets, financial condition, business or prospects of Broadmark or Trinity. CSCA assumes no responsibility for and expresses no opinion as to the forecasts or the assumptions on which they were made. CSCA has also assumed that as to all legal matters Trinity and Broadmark have been appropriately advised by their respective legal counsel.

CSCA was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of information provided to CSCA, nor does it express any opinion with respect thereto. CSCA has relied upon the assurances of the management of Broadmark and Trinity that they are not aware of any information or facts that would make the information provided or otherwise made available to CSCA incomplete, materially inaccurate or misleading. CSCA has not performed any independent evaluation, valuation, audit or appraisal of assets or liabilities (contingent or otherwise, including contractual rights or obligations), or physical inspection of any assets, of either Broadmark or Trinity and did not attempt to assess or value any of the intangible assets of Broadmark or Trinity, nor has CSCA obtained or been furnished with any such valuations, audits or appraisals. In this regard, CSCA expresses no opinion as to the value of Company Preferred Units of PBRELF I as periodically reported by MgCo I to the PBRELF I Preferred Holders. In addition, CSCA has not evaluated, or obtained the evaluations of, the solvency or fair value of Broadmark or Trinity under any state or federal laws relating to bankruptcy, insolvency or similar matters. CSCA expresses no opinion as to the prices at which shares of Trinity common stock or Broadmark Realty common stock would trade following the announcement of the Transactions. CSCA’s opinion should not be viewed as providing any assurance that the market value of the shares of Broadmark Realty common stock to be held by the PBRELF I Preferred Holders of the Companies after the consummation of the Transactions will be in excess of the value of the units owned by such PBRELF I Preferred Holders at any time prior to the announcement or consummation of the Transactions.

For the purposes of its analyses and review, CSCA made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Broadmark Parties or any other parties to the Transactions. The analyses performed by CSCA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

CSCA is not expressing any opinion with respect to any alternatives to the Transactions or other strategic alternatives that may be available to Broadmark or otherwise. This Opinion also does not address the merits of the underlying decision by Broadmark to engage in the Transactions or the manner in which to effect the Transactions or the relative merits of its decision not to proceed with any alternative strategies or transactions that may be available to Broadmark. Further, CSCA was not engaged to, and did not, independently assess or consider, and this Opinion does not address, any tax, regulatory, legal and accounting matters relating to the Transaction Documents, the Transactions or the consequences of the Transactions on Broadmark, Trinity or any investor of Broadmark or stockholder of Trinity.

This Opinion is limited to the fairness, from a financial point of view, to the PBRELF I Preferred Holders of the PBRELF I Preferred Merger Consideration Per Unit paid by Broadmark Realty and no opinion or view is expressed with respect to any consideration received in connection with the Transactions by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officer, director or employee of any party to the Transactions, or class of such persons, relative to the PBRELF I Preferred Merger Consideration Per Unit.

This Opinion is necessarily based on CSCA’s assessment of economic, market, financial, regulatory and other conditions and circumstances as they exist and which can be evaluated, and the information made available to CSCA, on and as of the date hereof. CSCA has prepared this Opinion effective as of the date hereof. It should be understood that subsequent developments may affect this Opinion, and CSCA does not have any obligation and accepts no responsibility to update, revise or reaffirm this Opinion and it expressly disclaims any responsibility to do so.

CSCA is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes from which conflicting interest or duties, or a perception thereof, may arise. CSCA is acting as non-exclusive financial advisor to MgCo I and the Board of Directors of PBRELF I (the “Broadmark Parties”) in connection with the Transactions and will receive a non-contingent fee from the Broadmark Parties for its services pursuant to the Fairness Opinion Engagement Letter, payable at the time it renders this Opinion. In addition, the Broadmark Parties have agreed to reimburse CSCA for certain reasonable out-of-pocket expenses and indemnify CSCA for certain liabilities arising out of the Fairness Opinion Engagement Letter. Pursuant to the terms of the Fairness Opinion Engagement Letter, CSCA may be paid additional fees at CSCA’s standard hourly rates for any time incurred should CSCA be called upon to support its findings or provide further services related to this Opinion subsequent to the delivery of this Opinion. Pursuant to a separate engagement agreement with Broadmark Capital, LLC and its affiliates dated August 14, 2018 and subsequently amended on August 2, 2019 and October 14, 2019 (as amended, the “Engagement Agreement”), CSCA will also receive a success fee from Broadmark, which fee is contingent upon the consummation of the Transactions. In addition, the Engagement Agreement provides that CSCA will be reimbursed for certain reasonable out-of-pocket expenses and CSCA will be indemnified for certain liabilities arising out of its engagement pursuant to the Engagement Agreement. On August 9, 2019, pursuant to a separate engagement agreement, dated August 8, 2019, CSCA rendered its fairness opinions (the “August Opinions”) to Broadmark for which it received an aggregate fee of $500,000 and all of which is creditable against success fees paid pursuant to the Engagement Agreement. Other than services performed and fees earned in connection with the August Opinions, in the two years preceding the date of this Opinion, CSCA has neither performed investment banking services for Broadmark unrelated to the Transactions nor has received customary fees for such services. CSCA may in the future provide investment banking and advisory services to Broadmark or Broadmark Realty for which it may receive customary fees and reimbursement of expenses in the future.

This Opinion was approved by a fairness committee consisting of senior members of management of CSCA in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Subject to the next to last sentence of the next paragraph, it is understood that this Opinion is solely for the exclusive use of the Broadmark Parties in their consideration of the Transactions and may not be used for any other purpose. This Opinion does not constitute a recommendation to the Broadmark Parties or any member of PBRELF I as to whether or not to approve the Transactions or to take any other action in connection with the Transactions or otherwise, including how any member of the Board of Directors of PBRELF I, MgCo I, or any member of PBRELF I should vote with respect to the Transactions. CSCA has not been requested to opine as to, and this Opinion does not in any manner address, Broadmark’s underlying business decision to effect the Transactions, the manner in which to effect the Transactions or the relative merits of the Transactions as compared to other business strategies or transactions that might be available to the Broadmark Parties or Broadmark. Furthermore, CSCA expresses no view as to the price or trading range for shares of Broadmark Realty Common Stock following the consummation of the Transactions. CSCA also has not been requested to opine as to, nor has CSCA undertaken to opine or recommend, how any preferred unitholder or stockholder should vote or act in connection with the Transactions or any related matter.

This Opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with CSCA’s prior written approval; however, this Opinion may, without CSCA’s prior written approval, be reproduced in full in any filing by Broadmark Realty with the Securities and Exchange Commission if such inclusion is required by law, rule or regulation. If narrative reference or a description of this Opinion is to be included in a filing by Broadmark Realty with the Securities and Exchange Commission as referred to in the prior sentence, such reference or description shall be subject to CSCA’s prior written approval, not to be unreasonably withheld or delayed.

Based upon and subject to all of the foregoing, CSCA is of the opinion that, as of the date hereof, the PBRELF I Preferred Merger Consideration Per Unit to be paid by Broadmark Realty in the Transactions is fair, from a financial point of view, to the PBRELF I Preferred Holders.

Very truly yours,

/s/ CSCA CAPITAL ADVISORS, LLC

ANNEX C

August 9, 2019

Board of Directors
BRELF II, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Broadmark Real Estate Management II, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Ladies and Gentlemen:

CSCA Capital Advisors, LLC, the broker-dealer subsidiary of CS Capital Advisors, LLC (together with CS Capital Advisors, LLC, “CSCA”), understands that Pyatt Broadmark Management, LLC, a Washington limited liability company (“MgCo I”), Broadmark Real Estate Management II, LLC, a Washington limited liability company (“MgCo II”), Broadmark Real Estate Management III, LLC, a Washington limited liability company (“MgCo III”), Broadmark Real Estate Management IV, LLC, a Washington limited liability company (“MgCo IV”) (each, a “Management Company” and, collectively, the “Management Companies”), PBRELF I, LLC, a Washington limited liability company (“PBRELF I”), BRELF II, LLC, a Washington limited liability company (“BRELF II”), BRELF III, LLC, a Washington limited liability company (“BRELF III”), and BRELF IV, LLC, a Washington limited liability company (“BRELF IV”) (each, a “Company” and, collectively, the “Companies” and the Management Companies and the Companies collectively defined as “Broadmark”) intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”) for the purpose of effecting the Mergers (as defined below) with Trinity Merger Corp., a blank check company incorporated in Delaware (“Trinity”), Trinity Sub Inc., a Maryland corporation and wholly owned subsidiary of Trinity that will elect to be taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Code for U.S. federal income tax purposes (“Broadmark Realty”), Trinity Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Broadmark Realty (“Merger Sub I”), and Trinity Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Broadmark Realty (“Merger Sub II” and together with Trinity, Broadmark Realty and Merger Sub I, the “Trinity Parties”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

CSCA understands that BRELF II primarily owns short-term first deed of trust loans secured by real estate, including single family and multi-family residential and other commercial properties, land, and, to a lesser extent, BRELF II owns real properties. CSCA also understands that MgCo II, the manager of BRELF II, provides loan underwriting services on behalf of BRELF II and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of BRELF II.

Pursuant to the terms of the Merger Agreement, (i) Merger Sub I will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Trinity Merger”), (ii) immediately following the Trinity Merger, each of the Companies will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such merger (the “Company Merger”), and (iii) immediately following the Company Merger, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Management Company Merger” and, together with the Trinity Merger and the Company Merger, the “Mergers”). Pursuant to the Trinity Merger, (a) each share of Class A Common Stock and Class B Common Stock of Trinity (collectively, the “Trinity Common Stock”) issued and outstanding immediately prior to the Trinity Effective Time

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will be converted into the right to receive the Trinity Merger Consideration Per Share, and (b) each warrant issued and outstanding immediately prior to the Trinity Effective Time will be modified to provide that such warrant will entitle the holder thereof to acquire a number of shares of Broadmark Realty Common Stock equal to the number of shares of Trinity Common Stock previously set forth therein. Pursuant to the Company Merger, (x) each Company Preferred Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Preferred Merger Consideration Per Unit, and (y) each Company Common Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Common Merger Consideration Per Unit. Pursuant to the Management Company Merger, each Management Company Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Management Company Merger Consideration Per Unit (the Merger Agreement and the transactions contemplated thereby, collectively with the Mergers, the “Transactions”).

CSCA understands that concurrent with the execution of the Merger Agreement, the sponsor of Trinity (the “Sponsor”), pursuant to the terms of the Sponsor Agreement, will surrender and cancel 3,801,360 of Class B Common Stock of Trinity for no consideration and as a contribution to the capital of Trinity.

CSCA understands that concurrent with the execution of the Merger Agreement, Broadmark Realty will enter into a subscription agreement with a third-party investor for a private placement of Broadmark Realty Common Stock (the “PIPE Investor”), such private placement to be consummated immediately prior to the consummation of the Transactions.

CSCA understands that pursuant to the terms of the Merger Agreement, Broadmark Realty will have 46,850,000 Warrants issued and outstanding, of which 5,186,676 will be held by the Sponsor, 7,163,324 will be held by the PIPE Investor and 34,500,000 will held by the holders of the Public Warrants, with an exercise price of $11.50 per share and a term of five years from the closing date of the Transactions. In addition, CSCA understands that, as a condition to the Merger Agreement, the Trinity Parties will obtain a consent from the warrant holders to modify the anti-dilution provision in the Warrant Agreement such that there will be no adjustment to the exercise price following the payment of regular monthly, quarterly or other periodic cash dividends or cash distributions or any other cash dividend or distribution required for Broadmark Realty to qualify or maintain its status as a “real estate investment trust.”

CSCA understands that pursuant to the terms of the Merger Agreement, each investor in BRELF II owning Preferred Units (each, a “BRELF II Preferred Holder” and, collectively, the “BRELF II Preferred Holders”) will receive a number of shares of Broadmark Realty Common Stock equal to (A) the Company Preferred AUM of BRELF II, (B) divided by the aggregate number of Company Preferred Units of BRELF II outstanding (the “BRELF II Preferred AUM Per Unit”) and (C) divided by the Reference Price, subject to adjustment in accordance with Section 2.2(b) of the Merger Agreement (the “BRELF II Preferred Merger Consideration Per Unit”). The Reference Price is defined as the value of the funds held by Trinity in the account established for the benefit of its public shareholders (the “Trust Account”) (net of income and franchise taxes payable as a result of any interest income earned in the Trust Account as of Closing in accordance with the Trust Agreement), determined as of the close of business on the business day immediately preceding the date of Closing divided by the number of outstanding shares of Class A Common Stock as of immediately prior to the Closing.

As of June 30, 2019 (i) the BRELF II Company Preferred AUM was $442.8 million, (ii) the aggregate number of BRELF II Company Preferred Units outstanding was approximately 4.4 million, resulting in a BRELF II Preferred AUM per Unit of $99.99 and (iii) the Reference Price is estimated to be $10.47 at closing of the Transactions. As of the current date hereof, based on the foregoing, the BRELF II Preferred Merger Consideration Per Unit is equal to 9.550 shares of Broadmark Realty common stock.

The terms and conditions of the Transactions are more fully set forth in the Transaction Documents (as defined below). All dollar amounts described herein are in U.S. dollars.

In accordance with the terms of our fairness opinion engagement letter dated August 8, 2019 (the “Fairness Opinion Engagement Letter”), you have requested that CSCA render an opinion to you (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, of the BRELF II Preferred Merger Consideration Per Unit to be paid by Broadmark Realty to the BRELF II Preferred Holders.

In connection with this Opinion, CSCA has reviewed and considered such financial and other matters as CSCA has deemed relevant and appropriate under the circumstances. CSCA’s procedures, investigations and financial analysis with respect to the preparation of this Opinion included, among other things:

(i)	Review for each of the Companies and the Management Companies, as applicable, of (i) the audited financial information for the twelve-month periods ended December 31, 2016, 2017, and 2018, respectively, (ii) the unaudited financial information for the three-month periods ended March 31, 2018 and 2019, respectively, (iii) draft financial information for the three-month period ended June 30, 2019 as provided on August 2, 2019, (iv) historical and projected operating data and (v) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization, all of the foregoing as prepared and provided by Broadmark management;
(ii)	Review of projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization of Broadmark, all of the foregoing as prepared and provided by Broadmark management;
(iii)	Review of certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information relating to Trinity including Trinity's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019;
(iv)	Review of pro forma financial information and operating data and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and future results of Broadmark Realty, as prepared and provided by the management of Trinity and Broadmark;
(v)	Discussions with management of Broadmark and Trinity of their respective assessment as to the relative likelihood of achieving the future financial results and the past and current operations, the financial condition and prospects of BRELF II, Broadmark, Trinity, and Broadmark Realty, as applicable, before and after giving effect to the Transactions;
(vi)	Review of organizational and offering documents of the Companies and the Management Companies, as applicable;
(vii)	Review of drafts of the (a) Merger Agreement and Disclosure Schedules thereto, the most recent draft dated August 8, 2019, (b) Management Company Support Agreement, the most recent draft dated August 8, 2019, (c) Employment Agreement, the most recent draft dated August, 8, 2019, (d) Restrictive Covenant Agreement, the most recent draft dated August 8, 2019, (e) Equity Lock-up Agreement, the most recent draft dated August 8, 2019, (f) Subscription Agreement, the most recent draft dated August 7, 2019, and (g) Sponsor Agreement, the most recent draft dated August 7, 2019, (collectively, the “Transaction Documents”);
(viii)	Review of a draft of the Form S-4 Registration Statement, including but not limited to, pro forma financial statements for each of Broadmark and Broadmark Realty for the year ended December 31, 2018 and the three months ended March 31, 2019, the most recent draft dated August 8, 2019;
(ix)	Comparison of certain financial information of BRELF II, Broadmark, and Broadmark Realty with similar information of other companies as CSCA deemed relevant;
(x)	Review of the financial terms, to the extent publicly available, of certain comparable acquisition transactions, and comparisons of such terms with the Transactions, as CSCA deemed relevant to its analysis;
(xi)	Performance of various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies; and
(xii)	Performance of such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of this Opinion, including its knowledge of the commercial and residential mortgage and real estate industries, as well as its experience in connection with similar transactions and securities valuation generally.

For purposes of rendering this Opinion, CSCA has assumed, at the direction of Broadmark, that the terms of the Transactions will conform in all material respects with those set forth in the Transaction Documents. CSCA has also assumed that the Transaction Documents provided to it in draft form are ultimately executed in final form consistent in all material respects with the most recent drafts provided and that the Transactions and all related transactions described in or contemplated by the Transaction Documents occur in all material respects as described in and contemplated by such agreements. CSCA has also assumed in all respects material to its analyses that the representations and warranties of the parties to any agreement entered into in connection with the Transactions will be true and correct, that the parties to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements, and that all conditions to the consummation of the Transactions will be satisfied without any modification or waiver thereof. CSCA has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Transactions will be obtained and that in the course of obtaining any of those consents, no restrictions or conditions (including any divestiture requirements) will be imposed or waivers made that would have an adverse effect on the Company Surviving Subsidiary or the contemplated Transactions, except as provided in the Transaction Documents.

For purposes of this Opinion, CSCA has, with your consent, assumed and relied upon, without independent verification, and has been advised by management of Broadmark and Trinity as to, the accuracy and completeness of all financial and other information publicly available to, furnished to, or otherwise made available to or discussed with CSCA including, without limitation, the items listed above as reviewed by and/or discussed with CSCA and the financial statements and forecasts as provided by the management and/or representatives of Broadmark and Trinity. With respect to financial information, at Broadmark’s direction, CSCA has assumed that (i) such financial information, projections and other information were reasonably prepared (to the extent prepared by management of Broadmark) on a basis that reflects the best currently available estimates and good faith judgment of the management of Broadmark, (ii) such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and good faith judgment of the management of Trinity, (iii) such financial information and projections are a reasonable basis to evaluate the Company, Broadmark, and Broadmark Realty, and at Broadmark’s direction we have relied upon such financial information and projections for purposes of our analyses and this Opinion and (iv) there has been no material adverse change in the assets, financial condition, business or prospects of Broadmark or Trinity. CSCA assumes no responsibility for and expresses no opinion as to the forecasts or the assumptions on which they were made. CSCA has also assumed that as to all legal matters Trinity and Broadmark have been appropriately advised by their respective legal counsel.

CSCA was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of information provided to CSCA, nor does it express any opinion with respect thereto. CSCA has relied upon the assurances of the management of Broadmark and Trinity that they are not aware of any information or facts that would make the information provided or otherwise made available to CSCA incomplete, materially inaccurate or misleading. CSCA has not performed any independent evaluation, valuation, audit or appraisal of assets or liabilities (contingent or otherwise, including contractual rights or obligations), or physical inspection of any assets, of either Broadmark or Trinity and did not attempt to assess or value any of the intangible assets of Broadmark or Trinity, nor has CSCA obtained or been furnished with any such valuations, audits or appraisals. In this regard, CSCA expresses no opinion as to the value of Company Preferred Units of BRELF II as periodically reported by MgCo II to the BRELF II Preferred Holders. In addition, CSCA has not evaluated, or obtained the evaluations of, the solvency or fair value of the Broadmark or Trinity under any state or federal laws relating to bankruptcy, insolvency or similar matters. CSCA expresses no opinion as to the prices at which shares of Trinity common stock or Broadmark Realty common stock would trade following the announcement of the Transactions. CSCA’s opinion should not be viewed as providing any assurance that the market value of the shares of Broadmark Realty common stock to be held by the BRELF II Preferred Holders of the Companies after the consummation of the Transactions will be in excess of the value of the units owned by such BRELF II Preferred Holders at any time prior to the announcement or consummation of the Transactions.

For the purposes of its analyses and review, CSCA made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Broadmark Parties or any other parties to the Transactions. The analyses performed by CSCA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

CSCA is not expressing any opinion with respect to, any alternatives to the Transactions or other strategic alternatives that may be available to Broadmark or otherwise. This Opinion also does not address the merits of the underlying decision by Broadmark to engage in the Transactions or the manner in which to effect the Transactions or the relative merits of its decision not to proceed with any alternative strategies or transactions that may be available to Broadmark. Further, CSCA was not engaged to, and did not, independently assess or consider, and this Opinion does not address, any tax, regulatory, legal and accounting matters relating to the Transaction Documents, the Transactions or the consequences of the Transactions on Broadmark, Trinity or any investor of Broadmark or stockholder of Trinity.

This Opinion is limited to the fairness, from a financial point of view, to the BRELF II Preferred Holders of the BRELF II Preferred Merger Consideration Per Unit paid by Broadmark Realty and no opinion or view is expressed with respect to any consideration received in connection with the Transactions by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officer, director or employee of any party to the Transactions, or class of such persons, relative to the BRELF II Preferred Merger Consideration Per Unit.

This Opinion is necessarily based on CSCA’s assessment of economic, market, financial, regulatory and other conditions and circumstances as they exist and which can be evaluated, and the information made available to CSCA, on and as of the date hereof. CSCA has prepared this Opinion effective as of the date hereof. It should be understood that subsequent developments may affect this Opinion, and CSCA does not have any obligation and accepts no responsibility to update, revise or reaffirm this Opinion and it expressly disclaims any responsibility to do so.

CSCA is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes from which conflicting interest or duties, or a perception thereof, may arise. CSCA is acting as non-exclusive financial advisor to MgCo II and the Board of Directors of BRELF II (the “Broadmark Parties”) in connection with the Transactions and will receive a non-contingent fee from the Broadmark Parties for its services pursuant to the Fairness Opinion Engagement Letter, payable at the time it renders this Opinion. In addition, the Broadmark Parties have agreed to reimburse CSCA for certain reasonable out-of-pocket expenses and indemnify CSCA for certain liabilities arising out of the Fairness Opinion Engagement Letter. Pursuant to the terms of the Fairness Opinion Engagement Letter, CSCA may be paid additional fees at CSCA’s standard hourly rates for any time incurred should CSCA be called upon to support its findings or provide further services related to this Opinion subsequent to the delivery of this Opinion. Pursuant to a separate engagement agreement with Broadmark Capital, LLC and its affiliates dated August 14, 2018 and subsequently amended on August 2, 2019 (the “Engagement Agreement”), CSCA will also receive a success fee from Broadmark, which fee is contingent upon the consummation of the Transactions. In addition, the Engagement Agreement provides that CSCA will be reimbursed for certain reasonable out-of-pocket expenses and CSCA will be indemnified for certain liabilities arising out of its engagement pursuant to the Engagement Agreement. In the two years preceding the date of this Opinion, CSCA has neither performed investment banking services for Broadmark unrelated to the Transactions nor has received customary fees for such services. CSCA may in the future provide investment banking and advisory services to Broadmark or Broadmark Realty for which it may receive customary fees and reimbursement of expenses in the future.

This Opinion was approved by a fairness committee consisting of senior members of management of CSCA in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Subject to the next to last sentence of the next paragraph, it is understood that this Opinion is solely for the exclusive use of the Broadmark Parties in their consideration of the Transactions and may not be used for any other purpose. This Opinion does not constitute a recommendation to the Broadmark Parties or any member of BRELF II as to whether or not to approve the Transactions or to take any other action in connection with the Transactions or otherwise, including how any member of the Board of Directors of BRELF II, MgCo II, or any member of BRELF II should vote with respect to the Transactions. CSCA has not been requested to opine as to, and this Opinion does not in any manner address, Broadmark’s underlying business decision to effect the Transactions, the manner in which to effect the Transactions or the relative merits of the Transactions as compared to other business strategies or transactions that might be available to the Broadmark Parties or Broadmark. Furthermore, CSCA expresses no view as to the price or trading range for shares of Broadmark Realty Common Stock following the consummation of the Transactions. CSCA also has not been requested to opine as to, nor has CSCA undertaken to opine or recommend, how any preferred unitholder or stockholder should vote or act in connection with the Transactions or any related matter.

This Opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with CSCA’s prior written approval; however, this Opinion may, without CSCA’s prior written approval, be reproduced in full in any filing by Broadmark Realty with the Securities and Exchange Commission if such inclusion is required by law, rule or regulation. If narrative reference or a description of this Opinion is to be included in a filing by Broadmark Realty with the Securities and Exchange Commission as referred to in the prior sentence, such reference or description shall be subject to CSCA’s prior written approval, not to be unreasonably withheld or delayed.

Based upon and subject to all of the foregoing, CSCA is of the opinion that, as of the date hereof, the BRELF II Preferred Merger Consideration Per Unit to be paid by Broadmark Realty in the Transactions is fair, from a financial point of view, to the BRELF II Preferred Holders.

Very truly yours,

/s/ CSCA CAPITAL ADVISORS, LLC

CONFIDENTIAL

October 14, 2019

Board of Directors
BRELF II, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Broadmark Real Estate Management II, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Ladies and Gentlemen:

CSCA Capital Advisors, LLC, the broker-dealer subsidiary of CS Capital Advisors, LLC (together with CS Capital Advisors, LLC, “CSCA”), understands that Pyatt Broadmark Management, LLC, a Washington limited liability company (“MgCo I”), Broadmark Real Estate Management II, LLC, a Washington limited liability company (“MgCo II”), Broadmark Real Estate Management III, LLC, a Washington limited liability company (“MgCo III”), Broadmark Real Estate Management IV, LLC, a Washington limited liability company (“MgCo IV”) (each, a “Management Company” and, collectively, the “Management Companies”), PBRELF I, LLC, a Washington limited liability company (“PBRELF I”), BRELF II, LLC, a Washington limited liability company (“BRELF II”), BRELF III, LLC, a Washington limited liability company (“BRELF III”), and BRELF IV, LLC, a Washington limited liability company (“BRELF IV”) (each, a “Company” and, collectively, the “Companies” and the Management Companies and the Companies collectively defined as “Broadmark”) entered into an Agreement and Plan of Merger on August 9, 2019 (the “Merger Agreement”) for the purpose of effecting the Mergers (as defined below) with Trinity Merger Corp., a blank check company incorporated in Delaware (“Trinity”), Trinity Sub Inc., a Maryland corporation and wholly owned subsidiary of Trinity that will elect to be taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Code for U.S. federal income tax purposes (“Broadmark Realty”), Trinity Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Broadmark Realty (“Merger Sub I”), and Trinity Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Broadmark Realty (“Merger Sub II” and, together with Trinity, Broadmark Realty and Merger Sub I, the “Trinity Parties”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

CSCA understands that BRELF II primarily owns short-term first deed of trust loans secured by real estate, including single family and multi-family residential and other commercial properties, land, and, to a lesser extent, BRELF II owns real properties. CSCA also understands that MgCo II, the manager of BRELF II, provides loan underwriting services on behalf of BRELF II and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of BRELF II.

Pursuant to the terms of the Merger Agreement, (i) Merger Sub I will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Trinity Merger”), (ii) immediately following the Trinity Merger, each of the Companies will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such merger (the “Company Merger”), and (iii) immediately following the Company Merger, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Management Company Merger” and, together with the Trinity Merger and the Company Merger, the “Mergers”). Pursuant to the Trinity Merger, (a) each share of Class A Common Stock and Class B Common Stock of Trinity (collectively, the “Trinity Common Stock”) issued and outstanding immediately prior to the Trinity Effective Time will be converted into the right to receive the Trinity Merger Consideration Per Share, and (b) each warrant issued and outstanding immediately prior to the Trinity Effective Time will be modified to provide that such warrant will entitle the holder thereof to acquire a number of shares of Broadmark Realty Common Stock equal to the number of shares of Trinity Common Stock previously set forth therein. Pursuant to the Company Merger, (x) each Company Preferred Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Preferred Merger Consideration Per Unit, and (y) each Company Common Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Common Merger Consideration Per Unit. Pursuant to the Management Company Merger, each Management Company Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Management Company Merger Consideration Per Unit (the Merger Agreement and the transactions contemplated thereby, collectively with the Mergers, the “Transactions”).

CSCA understands that concurrent with the execution of the Merger Agreement, the sponsor of Trinity (the “Sponsor”), pursuant to the terms of the Sponsor Agreement, will surrender and cancel 3,801,360 of Class B Common Stock of Trinity for no consideration and as a contribution to the capital of Trinity.

CSCA understands that concurrent with the execution of the Merger Agreement, Broadmark Realty entered into a subscription agreement with a third-party investor for a private placement of Broadmark Realty Common Stock (the “PIPE Investor”), such private placement to be consummated immediately prior to the consummation of the Transactions.

CSCA understands that pursuant to the terms of the Merger Agreement, Broadmark Realty will have 46,863,709 warrants issued and outstanding, of which 5,186,676 will be held by the Sponsor (the “Sponsor Warrants”), 7,177,033 will be held by the PIPE Investor (the “PIPE Warrants”) and 34,500,000 are publicly-traded (the “Public Warrants”). As a condition to closing the Merger, the Trinity Parties are obligated to modify the anti-dilution provision in the Warrant Agreement such that there will be no adjustment to the exercise price following the payment of regular monthly, quarterly or other periodic cash dividends or cash distributions or any other cash dividend or distribution required for Broadmark Realty to qualify or maintain its status as a “real estate investment trust” (the “Anti-dilution Provisions”). The Trinity Parties are proposing to amend the terms of the Public Warrants and PIPE Warrants to (i) modify the Anti-dilution Provisions and (ii) reduce the number of shares of Trinity Class A Common Stock into which each Public Warrant and PIPE Warrant are currently exercisable into from (a) one share at an exercise price of $11.50 per share to (b) one-quarter of one share at an exercise price of $2.875 per one-quarter share ($11.50 per whole share). As consideration for the aforementioned amendments, the Trinity Parties are proposing to pay holders of the Public Warrants and PIPE Warrants a cash payment of $1.60 for each such warrant (the “Cash Payment”; the Cash Payment together with the aforementioned amendments, the “Warrant Amendment”). Based on 41,677,033 total Public Warrants and PIPE Warrants expected to be outstanding at Closing, the aggregate Cash Payment to such warrant holders will be approximately $66.7 million. In addition, CSCA understands that the Sponsor Warrants held by affiliates of the Trinity Parties will be amended to modify the Anti-dilution Provisions for no consideration.

CSCA understands that pursuant to the terms of the Merger Agreement, each investor in BRELF II owning Preferred Units (each, a “BRELF II Preferred Holder” and, collectively, the “BRELF II Preferred Holders”) will receive a number of shares of Broadmark Realty Common Stock equal to (A) the Company Preferred AUM of BRELF II, (B) divided by the aggregate number of Company Preferred Units of BRELF II outstanding (the “BRELF II Preferred AUM Per Unit”) and (C) divided by the Reference Price, subject to adjustment in accordance with Section 2.2(b) of the Merger Agreement (the “BRELF II Preferred Merger Consideration Per Unit”). The Reference Price is defined as the value of the funds held by Trinity in the account established for the benefit of its public shareholders (the “Trust Account”) (net of income and franchise taxes payable as a result of any interest income earned in the Trust Account as of Closing in accordance with the Trust Agreement), determined as of the close of business on the business day immediately preceding the date of Closing divided by the number of outstanding shares of Class A Common Stock as of immediately prior to the Closing.

As of September 30, 2019 (i) the BRELF II Company Preferred AUM was $516.0 million, (ii) the aggregate number of BRELF II Company Preferred Units outstanding was approximately 5.2 million, resulting in a BRELF II Preferred AUM per Unit of $99.99 and (iii) the Reference Price is estimated to be $10.45 at closing of the Transactions. As of the current date hereof, based on the foregoing, the BRELF II Preferred Merger Consideration Per Unit is equal to 9.568 shares of Broadmark Realty common stock.

The terms and conditions of the Transactions are more fully set forth in the Transaction Documents (as defined below). All dollar amounts described herein are in U.S. dollars.

In accordance with the terms of our fairness opinion engagement letter dated October 14, 2019 (the “Fairness Opinion Engagement Letter”), you have requested that CSCA render an opinion to you (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, of the BRELF II Preferred Merger Consideration Per Unit to be paid by Broadmark Realty to the BRELF II Preferred Holders.

In connection with this Opinion, CSCA has reviewed and considered such financial and other matters as CSCA has deemed relevant and appropriate under the circumstances. CSCA’s procedures, investigations and financial analysis with respect to the preparation of this Opinion included, among other things:

(i)	Review for each of the Companies and the Management Companies, as applicable, of (a) the audited financial information for the twelve-month periods ended December 31, 2016, 2017, and 2018, respectively, (b) the unaudited financial information for the three-month periods ended March 31, 2018 and 2019, the three-month and six-month periods ended June 30, 2018 and 2019, and the three-month and nine-month periods ended September 30, 2018, respectively, (c) draft financial information for the three-month and nine-month periods ended September 30, 2019, as provided on October 9, 2019, (d) historical and projected operating data and (e) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization, all of the foregoing as prepared and provided by Broadmark management;
(ii)	Review of projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization of Broadmark, all of the foregoing as prepared and provided by Broadmark management;
(iii)	Review of certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information relating to Trinity including Trinity's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019;
(iv)	Review of pro forma financial information and operating data and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and future results of Broadmark Realty, as prepared and provided by the management of Trinity and Broadmark;
(v)	Discussions with management of Broadmark and Trinity of their respective assessment as to the relative likelihood of achieving the future financial results and the past and current operations, the financial condition and prospects of BRELF II, Broadmark, Trinity, and Broadmark Realty, as applicable, before and after giving effect to the Transactions;
(vi)	Review of organizational and offering documents of the Companies and the Management Companies, as applicable;
(vii)	Review of (a) the Merger Agreement and Disclosure Schedules thereto, dated August 9, 2019, (b) the Management Company Support Agreement, dated August 9, 2019, (c) the Employment Agreements, dated August, 9, 2019, entered into by members of management of the Management Companies, (d) the Consulting Agreement, dated August 9, 2019, entered into by Joseph Schocken, (e) the Restrictive Covenant Agreements, dated August 9, 2019, entered into by members of management of the Management Companies, (f) the Equity Lock-up Agreements, dated August 9, 2019, entered into by members of management of the Management Companies, (g) the Subscription Agreement, dated August 9, 2019, (h) the Sponsor Agreement, dated August 9, 2019, (i) the First Amendment to the Subscription Agreement, dated September 19, 2019, and (j) the Warrant Amendment, the latest draft of which is dated September 19, 2019 (collectively, the “Transaction Documents”);
(viii)	Review of the Form S-4 Registration Statement and amendments thereto, including but not limited to, pro forma financial statements for each of Broadmark and Broadmark Realty for the year ended December 31, 2018 and the six months ended June 30, 2019;
(ix)	Comparison of certain financial information of BRELF II, Broadmark, and Broadmark Realty with similar information of other companies as CSCA deemed relevant;
(x)	Review of the financial terms, to the extent publicly available, of certain comparable acquisition transactions, and comparisons of such terms with the Transactions, as CSCA deemed relevant to its analysis;

(xi)	Performance of various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies; and
(xii)	Performance of such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of this Opinion, including its knowledge of the commercial and residential mortgage and real estate industries, as well as its experience in connection with similar transactions and securities valuation generally.

For purposes of rendering this Opinion, CSCA has assumed, at the direction of Broadmark, that the terms of the Transactions will conform in all material respects with those set forth in the Transaction Documents. CSCA has also assumed that the Transaction Documents provided to it in draft form are ultimately executed in final form consistent in all material respects with the most recent drafts provided and that the Transactions and all related transactions described in or contemplated by the Transaction Documents occur in all material respects as described in and contemplated by such agreements. CSCA has also assumed in all respects material to its analyses that the representations and warranties of the parties to any agreement entered into in connection with the Transactions will be true and correct, that the parties to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements, and that all conditions to the consummation of the Transactions will be satisfied without any modification or waiver thereof. CSCA has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Transactions will be obtained and that in the course of obtaining any of those consents, no restrictions or conditions (including any divestiture requirements) will be imposed or waivers made that would have an adverse effect on the Company Surviving Subsidiary or the contemplated Transactions, except as provided in the Transaction Documents.

For purposes of this Opinion, CSCA has, with your consent, assumed and relied upon, without independent verification, and has been advised by management of Broadmark and Trinity as to, the accuracy and completeness of all financial and other information publicly available to, furnished to, or otherwise made available to or discussed with CSCA including, without limitation, the items listed above as reviewed by and/or discussed with CSCA and the financial statements and forecasts as provided by the management and/or representatives of Broadmark and Trinity. With respect to financial information, at Broadmark’s direction, CSCA has assumed that (i) such financial information, projections and other information were reasonably prepared (to the extent prepared by management of Broadmark) on a basis that reflects the best currently available estimates and good faith judgment of the management of Broadmark, (ii) such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and good faith judgment of the management of Trinity, (iii) such financial information and projections are a reasonable basis to evaluate the Company, Broadmark, and Broadmark Realty, and at Broadmark’s direction we have relied upon such financial information and projections for purposes of our analyses and this Opinion and (iv) there has been no material adverse change in the assets, financial condition, business or prospects of Broadmark or Trinity. CSCA assumes no responsibility for and expresses no opinion as to the forecasts or the assumptions on which they were made. CSCA has also assumed that as to all legal matters Trinity and Broadmark have been appropriately advised by their respective legal counsel.

CSCA was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of information provided to CSCA, nor does it express any opinion with respect thereto. CSCA has relied upon the assurances of the management of Broadmark and Trinity that they are not aware of any information or facts that would make the information provided or otherwise made available to CSCA incomplete, materially inaccurate or misleading. CSCA has not performed any independent evaluation, valuation, audit or appraisal of assets or liabilities (contingent or otherwise, including contractual rights or obligations), or physical inspection of any assets, of either Broadmark or Trinity and did not attempt to assess or value any of the intangible assets of Broadmark or Trinity, nor has CSCA obtained or been furnished with any such valuations, audits or appraisals. In this regard, CSCA expresses no opinion as to the value of Company Preferred Units of BRELF II as periodically reported by MgCo II to the BRELF II Preferred Holders. In addition, CSCA has not evaluated, or obtained the evaluations of, the solvency or fair value of Broadmark or Trinity under any state or federal laws relating to bankruptcy, insolvency or similar matters. CSCA expresses no opinion as to the prices at which shares of Trinity common stock or Broadmark Realty common stock would trade following the announcement of the Transactions. CSCA’s opinion should not be viewed as providing any assurance that the market value of the shares of Broadmark Realty common stock to be held by the BRELF II Preferred Holders of the Companies after the consummation of the Transactions will be in excess of the value of the units owned by such BRELF II Preferred Holders at any time prior to the announcement or consummation of the Transactions.

For the purposes of its analyses and review, CSCA made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Broadmark Parties or any other parties to the Transactions. The analyses performed by CSCA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

CSCA is not expressing any opinion with respect to any alternatives to the Transactions or other strategic alternatives that may be available to Broadmark or otherwise. This Opinion also does not address the merits of the underlying decision by Broadmark to engage in the Transactions or the manner in which to effect the Transactions or the relative merits of its decision not to proceed with any alternative strategies or transactions that may be available to Broadmark. Further, CSCA was not engaged to, and did not, independently assess or consider, and this Opinion does not address, any tax, regulatory, legal and accounting matters relating to the Transaction Documents, the Transactions or the consequences of the Transactions on Broadmark, Trinity or any investor of Broadmark or stockholder of Trinity.

This Opinion is limited to the fairness, from a financial point of view, to the BRELF II Preferred Holders of the BRELF II Preferred Merger Consideration Per Unit paid by Broadmark Realty and no opinion or view is expressed with respect to any consideration received in connection with the Transactions by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officer, director or employee of any party to the Transactions, or class of such persons, relative to the BRELF II Preferred Merger Consideration Per Unit.

This Opinion is necessarily based on CSCA’s assessment of economic, market, financial, regulatory and other conditions and circumstances as they exist and which can be evaluated, and the information made available to CSCA, on and as of the date hereof. CSCA has prepared this Opinion effective as of the date hereof. It should be understood that subsequent developments may affect this Opinion, and CSCA does not have any obligation and accepts no responsibility to update, revise or reaffirm this Opinion and it expressly disclaims any responsibility to do so.

CSCA is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes from which conflicting interest or duties, or a perception thereof, may arise. CSCA is acting as non-exclusive financial advisor to MgCo II and the Board of Directors of BRELF II (the “Broadmark Parties”) in connection with the Transactions and will receive a non-contingent fee from the Broadmark Parties for its services pursuant to the Fairness Opinion Engagement Letter, payable at the time it renders this Opinion. In addition, the Broadmark Parties have agreed to reimburse CSCA for certain reasonable out-of-pocket expenses and indemnify CSCA for certain liabilities arising out of the Fairness Opinion Engagement Letter. Pursuant to the terms of the Fairness Opinion Engagement Letter, CSCA may be paid additional fees at CSCA’s standard hourly rates for any time incurred should CSCA be called upon to support its findings or provide further services related to this Opinion subsequent to the delivery of this Opinion. Pursuant to a separate engagement agreement with Broadmark Capital, LLC and its affiliates dated August 14, 2018 and subsequently amended on August 2, 2019 and October 14, 2019 (as amended, the “Engagement Agreement”), CSCA will also receive a success fee from Broadmark, which fee is contingent upon the consummation of the Transactions. In addition, the Engagement Agreement provides that CSCA will be reimbursed for certain reasonable out-of-pocket expenses and CSCA will be indemnified for certain liabilities arising out of its engagement pursuant to the Engagement Agreement. On August 9, 2019, pursuant to a separate engagement agreement, dated August 8, 2019, CSCA rendered its fairness opinions (the “August Opinions”) to Broadmark for which it received an aggregate fee of $500,000 and all of which is creditable against success fees paid pursuant to the Engagement Agreement. Other than services performed and fees earned in connection with the August Opinions, in the two years preceding the date of this Opinion, CSCA has neither performed investment banking services for Broadmark unrelated to the Transactions nor has received customary fees for such services. CSCA may in the future provide investment banking and advisory services to Broadmark or Broadmark Realty for which it may receive customary fees and reimbursement of expenses in the future.

This Opinion was approved by a fairness committee consisting of senior members of management of CSCA in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Subject to the next to last sentence of the next paragraph, it is understood that this Opinion is solely for the exclusive use of the Broadmark Parties in their consideration of the Transactions and may not be used for any other purpose. This Opinion does not constitute a recommendation to the Broadmark Parties or any member of BRELF II as to whether or not to approve the Transactions or to take any other action in connection with the Transactions or otherwise, including how any member of the Board of Directors of BRELF II, MgCo II, or any member of BRELF II should vote with respect to the Transactions. CSCA has not been requested to opine as to, and this Opinion does not in any manner address, Broadmark’s underlying business decision to effect the Transactions, the manner in which to effect the Transactions or the relative merits of the Transactions as compared to other business strategies or transactions that might be available to the Broadmark Parties or Broadmark. Furthermore, CSCA expresses no view as to the price or trading range for shares of Broadmark Realty Common Stock following the consummation of the Transactions. CSCA also has not been requested to opine as to, nor has CSCA undertaken to opine or recommend, how any preferred unitholder or stockholder should vote or act in connection with the Transactions or any related matter.

This Opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with CSCA’s prior written approval; however, this Opinion may, without CSCA’s prior written approval, be reproduced in full in any filing by Broadmark Realty with the Securities and Exchange Commission if such inclusion is required by law, rule or regulation. If narrative reference or a description of this Opinion is to be included in a filing by Broadmark Realty with the Securities and Exchange Commission as referred to in the prior sentence, such reference or description shall be subject to CSCA’s prior written approval, not to be unreasonably withheld or delayed.

Based upon and subject to all of the foregoing, CSCA is of the opinion that, as of the date hereof, the BRELF II Preferred Merger Consideration Per Unit to be paid by Broadmark Realty in the Transactions is fair, from a financial point of view, to the BRELF II Preferred Holders.

Very truly yours,

/s/ CSCA CAPITAL ADVISORS, LLC

ANNEX D

August 9, 2019

Board of Directors
BRELF III, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Broadmark Real Estate Management III, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Ladies and Gentlemen:

CSCA Capital Advisors, LLC, the broker-dealer subsidiary of CS Capital Advisors, LLC (together with CS Capital Advisors, LLC, “CSCA”), understands that Pyatt Broadmark Management, LLC, a Washington limited liability company (“MgCo I”), Broadmark Real Estate Management II, LLC, a Washington limited liability company (“MgCo II”), Broadmark Real Estate Management III, LLC, a Washington limited liability company (“MgCo III”), Broadmark Real Estate Management IV, LLC, a Washington limited liability company (“MgCo IV”) (each, a “Management Company” and, collectively, the “Management Companies”), PBRELF I, LLC, a Washington limited liability company (“PBRELF I”), BRELF II, LLC, a Washington limited liability company (“BRELF II”), BRELF III, LLC, a Washington limited liability company (“BRELF III”), and BRELF IV, LLC, a Washington limited liability company (“BRELF IV”) (each, a “Company” and, collectively, the “Companies” and the Management Companies and the Companies collectively defined as “Broadmark”) intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”) for the purpose of effecting the Mergers (as defined below) with Trinity Merger Corp., a blank check company incorporated in Delaware (“Trinity”), Trinity Sub Inc., a Maryland corporation and wholly owned subsidiary of Trinity that will elect to be taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Code for U.S. federal income tax purposes (“Broadmark Realty”), Trinity Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Broadmark Realty (“Merger Sub I”), and Trinity Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Broadmark Realty (“Merger Sub II” and together with Trinity, Broadmark Realty and Merger Sub I, the “Trinity Parties”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

CSCA understands that BRELF III primarily owns short-term first deed of trust loans secured by real estate, including single family and multi-family residential and other commercial properties, and land. CSCA also understands that MgCo III, the manager of BRELF III, provides loan underwriting services on behalf of BRELF III and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of BRELF III.

Pursuant to the terms of the Merger Agreement, (i) Merger Sub I will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Trinity Merger”), (ii) immediately following the Trinity Merger, each of the Companies will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such merger (the “Company Merger”), and (iii) immediately following the Company Merger, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Management Company Merger” and, together with the Trinity Merger and the Company Merger, the “Mergers”). Pursuant to the Trinity Merger, (a) each share of Class A Common Stock and Class B Common Stock of Trinity (collectively, the “Trinity Common Stock”) issued and outstanding immediately prior to the Trinity Effective Time will be converted into the right to receive the Trinity Merger Consideration Per Share, and (b) each warrant issued and outstanding immediately prior to the Trinity Effective Time will be modified to provide that such warrant will entitle the holder thereof to acquire a number of shares of Broadmark Realty Common Stock equal to the number

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of shares of Trinity Common Stock previously set forth therein. Pursuant to the Company Merger, (x) each Company Preferred Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Preferred Merger Consideration Per Unit, and (y) each Company Common Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Common Merger Consideration Per Unit. Pursuant to the Management Company Merger, each Management Company Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Management Company Merger Consideration Per Unit (the Merger Agreement and the transactions contemplated thereby, collectively with the Mergers, the “Transactions”).

CSCA understands that concurrent with the execution of the Merger Agreement, the sponsor of Trinity (the “Sponsor”), pursuant to the terms of the Sponsor Agreement, will surrender and cancel 3,801,360 of Class B Common Stock of Trinity for no consideration and as a contribution to the capital of Trinity.

CSCA understands that concurrent with the execution of the Merger Agreement, Broadmark Realty will enter into a subscription agreement with a third-party investor for a private placement of Broadmark Realty Common Stock (the “PIPE Investor”), such private placement to be consummated immediately prior to the consummation of the Transactions.

CSCA understands that pursuant to the terms of the Merger Agreement, Broadmark Realty will have 46,850,000 Warrants issued and outstanding, of which 5,186,676 will be held by the Sponsor, 7,163,324 will be held by the PIPE Investor and 34,500,000 will held by the holders of the Public Warrants, with an exercise price of $11.50 per share and a term of five years from the closing date of the Transactions. In addition, CSCA understands that, as a condition to the Merger Agreement, the Trinity Parties will obtain a consent from the warrant holders to modify the anti-dilution provision in the Warrant Agreement such that there will be no adjustment to the exercise price following the payment of regular monthly, quarterly or other periodic cash dividends or cash distributions or any other cash dividend or distribution required for Broadmark Realty to qualify or maintain its status as a “real estate investment trust.”

CSCA understands that pursuant to the terms of the Merger Agreement, each investor in BRELF III owning Preferred Units (each, a “BRELF III Preferred Holder” and, collectively, the “BRELF III Preferred Holders”) will receive a number of shares of Broadmark Realty Common Stock equal to (A) the Company Preferred AUM of BRELF III, (B) divided by the aggregate number of Company Preferred Units of BRELF III outstanding (the “BRELF III Preferred AUM Per Unit”) and (C) divided by the Reference Price, subject to adjustment in accordance with Section 2.2(b) of the Merger Agreement (the “BRELF III Preferred Merger Consideration Per Unit”). The Reference Price is defined as the value of the funds held by Trinity in the account established for the benefit of its public shareholders (the “Trust Account”) (net of income and franchise taxes payable as a result of any interest income earned in the Trust Account as of Closing in accordance with the Trust Agreement), determined as of the close of business on the business day immediately preceding the date of Closing divided by the number of outstanding shares of Class A Common Stock as of immediately prior to the Closing.

As of June 30, 2019 (i) the BRELF III Company Preferred AUM was $18.9 million, (ii) the aggregate number of BRELF III Company Preferred Units outstanding was approximately 0.2 million, resulting in a BRELF III Preferred AUM per Unit of $100.00 and (iii) the Reference Price is estimated to be $10.47 at closing of the Transactions. As of the current date hereof, based on the foregoing, the BRELF III Preferred Merger Consideration Per Unit is equal to 9.551 shares of Broadmark Realty common stock.

The terms and conditions of the Transactions are more fully set forth in the Transaction Documents (as defined below). All dollar amounts described herein are in U.S. dollars.

In accordance with the terms of our fairness opinion engagement letter dated August 8, 2019 (the “Fairness Opinion Engagement Letter”), you have requested that CSCA render an opinion to you (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, of the BRELF III Preferred Merger Consideration Per Unit to be paid by Broadmark Realty to the BRELF III Preferred Holders.

In connection with this Opinion, CSCA has reviewed and considered such financial and other matters as CSCA has deemed relevant and appropriate under the circumstances. CSCA’s procedures, investigations and financial analysis with respect to the preparation of this Opinion included, among other things:

(i)	Review for each of the Companies and the Management Companies, as applicable, of (i) the audited financial information for the twelve-month periods ended December 31, 2016, 2017, and 2018, respectively, (ii) the unaudited financial information for the three-month periods ended March 31, 2018 and 2019, respectively,

(iii) draft financial information for the three-month period ended June 30, 2019 as provided on August 2, 2019, (iv) historical and projected operating data and (v) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization, all of the foregoing as prepared and provided by Broadmark management;

(ii)	Review of projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization of Broadmark, all of the foregoing as prepared and provided by Broadmark management;
(iii)	Review of certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information relating to Trinity including Trinity's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019;
(iv)	Review of pro forma financial information and operating data and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and future results of Broadmark Realty, as prepared and provided by the management of Trinity and Broadmark;
(v)	Discussions with management of Broadmark and Trinity of their respective assessment as to the relative likelihood of achieving the future financial results and the past and current operations, the financial condition and prospects of BRELF III, Broadmark, Trinity, and Broadmark Realty, as applicable, before and after giving effect to the Transactions;
(vi)	Review of organizational and offering documents of the Companies and the Management Companies, as applicable;
(vii)	Review of drafts of the (a) Merger Agreement and Disclosure Schedules thereto, the most recent draft dated August 8, 2019, (b) Management Company Support Agreement, the most recent draft dated August 8, 2019, (c) Employment Agreement, the most recent draft dated August, 8, 2019, (d) Restrictive Covenant Agreement, the most recent draft dated August 8, 2019, (e) Equity Lock-up Agreement, the most recent draft dated August 8, 2019, (f) Subscription Agreement, the most recent draft dated August 7, 2019, and (g) Sponsor Agreement, the most recent draft dated August 7, 2019, (collectively, the “Transaction Documents”);
(viii)	Review of a draft of the Form S-4 Registration Statement, including but not limited to, pro forma financial statements for each of Broadmark and Broadmark Realty for the year ended December 31, 2018 and the three months ended March 31, 2019, the most recent draft dated August 8, 2019;
(ix)	Comparison of certain financial information of BRELF III, Broadmark, and Broadmark Realty with similar information of other companies as CSCA deemed relevant;
(x)	Review of the financial terms, to the extent publicly available, of certain comparable acquisition transactions, and comparisons of such terms with the Transactions, as CSCA deemed relevant to its analysis;
(xi)	Performance of various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies; and
(xii)	Performance of such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of this Opinion, including its knowledge of the commercial and residential mortgage and real estate industries, as well as its experience in connection with similar transactions and securities valuation generally.

For purposes of rendering this Opinion, CSCA has assumed, at the direction of Broadmark, that the terms of the Transactions will conform in all material respects with those set forth in the Transaction Documents. CSCA has also assumed that the Transaction Documents provided to it in draft form are ultimately executed in final form consistent in all material respects with the most recent drafts provided and that the Transactions and all related transactions described in or contemplated by the Transaction Documents occur in all material respects as described in and contemplated by such agreements. CSCA has also assumed in all respects material to its analyses that the representations and warranties of the parties to any agreement entered into in connection with the Transactions will be true and correct, that the parties to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements, and that all conditions to the consummation of the Transactions will be satisfied without any modification or waiver thereof. CSCA has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Transactions will be obtained and that in the course of obtaining any of those consents, no restrictions or conditions (including any divestiture requirements) will be imposed or waivers made that would have an adverse effect on the Company Surviving Subsidiary or the contemplated Transactions, except as provided in the Transaction Documents.

For purposes of this Opinion, CSCA has, with your consent, assumed and relied upon, without independent verification, and has been advised by management of Broadmark and Trinity as to, the accuracy and completeness of all financial and other information publicly available to, furnished to, or otherwise made available to or discussed with CSCA including, without limitation, the items listed above as reviewed by and/or discussed with CSCA and the financial statements and forecasts as provided by the management and/or representatives of Broadmark and Trinity. With respect to financial information, at Broadmark’s direction, CSCA has assumed that (i) such financial information, projections and other information were reasonably prepared (to the extent prepared by management of Broadmark) on a basis that reflects the best currently available estimates and good faith judgment of the management of Broadmark, (ii) such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and good faith judgment of the management of Trinity, (iii) such financial information and projections are a reasonable basis to evaluate the Company, Broadmark, and Broadmark Realty, and at Broadmark’s direction we have relied upon such financial information and projections for purposes of our analyses and this Opinion and (iv) there has been no material adverse change in the assets, financial condition, business or prospects of Broadmark or Trinity. CSCA assumes no responsibility for and expresses no opinion as to the forecasts or the assumptions on which they were made. CSCA has also assumed that as to all legal matters Trinity and Broadmark have been appropriately advised by their respective legal counsel.

CSCA was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of information provided to CSCA, nor does it express any opinion with respect thereto. CSCA has relied upon the assurances of the management of Broadmark and Trinity that they are not aware of any information or facts that would make the information provided or otherwise made available to CSCA incomplete, materially inaccurate or misleading. CSCA has not performed any independent evaluation, valuation, audit or appraisal of assets or liabilities (contingent or otherwise, including contractual rights or obligations), or physical inspection of any assets, of either Broadmark or Trinity and did not attempt to assess or value any of the intangible assets of Broadmark or Trinity, nor has CSCA obtained or been furnished with any such valuations, audits or appraisals. In this regard, CSCA expresses no opinion as to the value of Company Preferred Units of BRELF III as periodically reported by MgCo III to the BRELF III Preferred Holders. In addition, CSCA has not evaluated, or obtained the evaluations of, the solvency or fair value of the Broadmark or Trinity under any state or federal laws relating to bankruptcy, insolvency or similar matters. CSCA expresses no opinion as to the prices at which shares of Trinity common stock or Broadmark Realty common stock would trade following the announcement of the Transactions. CSCA’s opinion should not be viewed as providing any assurance that the market value of the shares of Broadmark Realty common stock to be held by the BRELF III Preferred Holders of the Companies after the consummation of the Transactions will be in excess of the value of the units owned by such BRELF III Preferred Holders at any time prior to the announcement or consummation of the Transactions.

For the purposes of its analyses and review, CSCA made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Broadmark Parties or any other parties to the Transactions. The analyses performed by CSCA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

CSCA is not expressing any opinion with respect to, any alternatives to the Transactions or other strategic alternatives that may be available to Broadmark or otherwise. This Opinion also does not address the merits of the underlying decision by Broadmark to engage in the Transactions or the manner in which to effect the Transactions or the relative merits of its decision not to proceed with any alternative strategies or transactions that may be available to Broadmark. Further, CSCA was not engaged to, and did not, independently assess or consider, and this Opinion does not address, any tax, regulatory, legal and accounting matters relating to the Transaction Documents, the Transactions or the consequences of the Transactions on Broadmark, Trinity or any investor of Broadmark or stockholder of Trinity.

This Opinion is limited to the fairness, from a financial point of view, to the BRELF III Preferred Holders of the BRELF III Preferred Merger Consideration Per Unit paid by Broadmark Realty and no opinion or view is expressed with respect to any consideration received in connection with the Transactions by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officer, director or employee of any party to the Transactions, or class of such persons, relative to the BRELF III Preferred Merger Consideration Per Unit.

This Opinion is necessarily based on CSCA’s assessment of economic, market, financial, regulatory and other conditions and circumstances as they exist and which can be evaluated, and the information made available to CSCA, on and as of the date hereof. CSCA has prepared this Opinion effective as of the date hereof. It should be understood that subsequent developments may affect this Opinion, and CSCA does not have any obligation and accepts no responsibility to update, revise or reaffirm this Opinion and it expressly disclaims any responsibility to do so.

CSCA is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes from which conflicting interest or duties, or a perception thereof, may arise. CSCA is acting as non-exclusive financial advisor to MgCo III and the Board of Directors of BRELF III (the “Broadmark Parties”) in connection with the Transactions and will receive a non-contingent fee from the Broadmark Parties for its services pursuant to the Fairness Opinion Engagement Letter, payable at the time it renders this Opinion. In addition, the Broadmark Parties have agreed to reimburse CSCA for certain reasonable out-of-pocket expenses and indemnify CSCA for certain liabilities arising out of the Fairness Opinion Engagement Letter. Pursuant to the terms of the Fairness Opinion Engagement Letter, CSCA may be paid additional fees at CSCA’s standard hourly rates for any time incurred should CSCA be called upon to support its findings or provide further services related to this Opinion subsequent to the delivery of this Opinion. Pursuant to a separate engagement agreement with Broadmark Capital, LLC and its affiliates dated August 14, 2018 and subsequently amended on August 2, 2019 (the “Engagement Agreement”), CSCA will also receive a success fee from Broadmark, which fee is contingent upon the consummation of the Transactions. In addition, the Engagement Agreement provides that CSCA will be reimbursed for certain reasonable out-of-pocket expenses and CSCA will be indemnified for certain liabilities arising out of its engagement pursuant to the Engagement Agreement. In the two years preceding the date of this Opinion, CSCA has neither performed investment banking services for Broadmark unrelated to the Transactions nor has received customary fees for such services. CSCA may in the future provide investment banking and advisory services to Broadmark or Broadmark Realty for which it may receive customary fees and reimbursement of expenses in the future.

This Opinion was approved by a fairness committee consisting of senior members of management of CSCA in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Subject to the next to last sentence of the next paragraph, it is understood that this Opinion is solely for the exclusive use of the Broadmark Parties in their consideration of the Transactions and may not be used for any other purpose. This Opinion does not constitute a recommendation to the Broadmark Parties or any member of BRELF III as to whether or not to approve the Transactions or to take any other action in connection with the Transactions or otherwise, including how any member of the Board of Directors of BRELF III, MgCo III, or any member of BRELF III should vote with respect to the Transactions. CSCA has not been requested to opine as to, and this Opinion does not in any manner address, Broadmark’s underlying business decision to effect the Transactions, the manner in which to effect the Transactions or the relative merits of the Transactions as compared to other business strategies or transactions that might be available to the Broadmark Parties or Broadmark. Furthermore, CSCA expresses no view as to the price or trading range for shares of Broadmark Realty Common Stock following the consummation of the Transactions. CSCA also has not been requested to opine as to, nor has CSCA undertaken to opine or recommend, how any preferred unitholder or stockholder should vote or act in connection with the Transactions or any related matter.

This Opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with CSCA’s prior written approval; however, this Opinion may, without CSCA’s prior written approval, be reproduced in full in any filing by Broadmark Realty with the Securities and Exchange Commission if such inclusion is required by law, rule or regulation. If narrative reference or a description of this Opinion is to be included in a filing by Broadmark Realty with the Securities and Exchange Commission as referred to in the prior sentence, such reference or description shall be subject to CSCA’s prior written approval, not to be unreasonably withheld or delayed.

Based upon and subject to all of the foregoing, CSCA is of the opinion that, as of the date hereof, the BRELF III Preferred Merger Consideration Per Unit to be paid by Broadmark Realty in the Transactions is fair, from a financial point of view, to the BRELF III Preferred Holders.

Very truly yours,

/s/ CSCA CAPITAL ADVISORS, LLC

CONFIDENTIAL

October 14, 2019

Board of Directors
BRELF III, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Broadmark Real Estate Management III, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Ladies and Gentlemen:

CSCA Capital Advisors, LLC, the broker-dealer subsidiary of CS Capital Advisors, LLC (together with CS Capital Advisors, LLC, “CSCA”), understands that Pyatt Broadmark Management, LLC, a Washington limited liability company (“MgCo I”), Broadmark Real Estate Management II, LLC, a Washington limited liability company (“MgCo II”), Broadmark Real Estate Management III, LLC, a Washington limited liability company (“MgCo III”), Broadmark Real Estate Management IV, LLC, a Washington limited liability company (“MgCo IV”) (each, a “Management Company” and, collectively, the “Management Companies”), PBRELF I, LLC, a Washington limited liability company (“PBRELF I”), BRELF II, LLC, a Washington limited liability company (“BRELF II”), BRELF III, LLC, a Washington limited liability company (“BRELF III”), and BRELF IV, LLC, a Washington limited liability company (“BRELF IV”) (each, a “Company” and, collectively, the “Companies” and the Management Companies and the Companies collectively defined as “Broadmark”) entered into an Agreement and Plan of Merger on August 9, 2019 (the “Merger Agreement”) for the purpose of effecting the Mergers (as defined below) with Trinity Merger Corp., a blank check company incorporated in Delaware (“Trinity”), Trinity Sub Inc., a Maryland corporation and wholly owned subsidiary of Trinity that will elect to be taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Code for U.S. federal income tax purposes (“Broadmark Realty”), Trinity Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Broadmark Realty (“Merger Sub I”), and Trinity Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Broadmark Realty (“Merger Sub II” and, together with Trinity, Broadmark Realty and Merger Sub I, the “Trinity Parties”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

CSCA understands that BRELF III primarily owns short-term first deed of trust loans secured by real estate, including single family and multi-family residential and other commercial properties, and land. CSCA also understands that MgCo III, the manager of BRELF III, provides loan underwriting services on behalf of BRELF III and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of BRELF III.

Pursuant to the terms of the Merger Agreement, (i) Merger Sub I will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Trinity Merger”), (ii) immediately following the Trinity Merger, each of the Companies will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such merger (the “Company Merger”), and (iii) immediately following the Company Merger, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Management Company Merger” and, together with the Trinity Merger and the Company Merger, the “Mergers”). Pursuant to the Trinity Merger, (a) each share of Class A Common Stock and Class B Common Stock of Trinity (collectively, the “Trinity Common Stock”) issued and outstanding immediately prior to the Trinity Effective Time will be converted into the right to receive the Trinity Merger Consideration Per Share, and (b) each warrant issued and outstanding immediately prior to the Trinity Effective Time will be modified to provide that such warrant will entitle the holder thereof to acquire a number of shares of Broadmark Realty Common Stock equal to the number of shares of Trinity Common Stock previously set forth therein. Pursuant to the Company Merger, (x) each Company Preferred Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Preferred Merger Consideration Per Unit, and (y) each Company Common Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Common Merger Consideration Per Unit. Pursuant to the Management Company Merger, each Management Company Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Management Company Merger Consideration Per Unit (the Merger Agreement and the transactions contemplated thereby, collectively with the Mergers, the “Transactions”).

CSCA understands that concurrent with the execution of the Merger Agreement, the sponsor of Trinity (the “Sponsor”), pursuant to the terms of the Sponsor Agreement, will surrender and cancel 3,801,360 of Class B Common Stock of Trinity for no consideration and as a contribution to the capital of Trinity.

CSCA understands that concurrent with the execution of the Merger Agreement, Broadmark Realty entered into a subscription agreement with a third-party investor for a private placement of Broadmark Realty Common Stock (the “PIPE Investor”), such private placement to be consummated immediately prior to the consummation of the Transactions.

CSCA understands that pursuant to the terms of the Merger Agreement, Broadmark Realty will have 46,863,709 warrants issued and outstanding, of which 5,186,676 will be held by the Sponsor (the “Sponsor Warrants”), 7,177,033 will be held by the PIPE Investor (the “PIPE Warrants”) and 34,500,000 are publicly-traded (the “Public Warrants”). As a condition to closing the Merger, the Trinity Parties are obligated to modify the anti-dilution provision in the Warrant Agreement such that there will be no adjustment to the exercise price following the payment of regular monthly, quarterly or other periodic cash dividends or cash distributions or any other cash dividend or distribution required for Broadmark Realty to qualify or maintain its status as a “real estate investment trust” (the “Anti-dilution Provisions”). The Trinity Parties are proposing to amend the terms of the Public Warrants and PIPE Warrants to (i) modify the Anti-dilution Provisions and (ii) reduce the number of shares of Trinity Class A Common Stock into which each Public Warrant and PIPE Warrant are currently exercisable into from (a) one share at an exercise price of $11.50 per share to (b) one-quarter of one share at an exercise price of $2.875 per one-quarter share ($11.50 per whole share). As consideration for the aforementioned amendments, the Trinity Parties are proposing to pay holders of the Public Warrants and PIPE Warrants a cash payment of $1.60 for each such warrant (the “Cash Payment”; the Cash Payment together with the aforementioned amendments, the “Warrant Amendment”). Based on 41,677,033 total Public Warrants and PIPE Warrants expected to be outstanding at Closing, the aggregate Cash Payment to such warrant holders will be approximately $66.7 million. In addition, CSCA understands that the Sponsor Warrants held by affiliates of the Trinity Parties will be amended to modify the Anti-dilution Provisions for no consideration.

CSCA understands that pursuant to the terms of the Merger Agreement, each investor in BRELF III owning Preferred Units (each, a “BRELF III Preferred Holder” and, collectively, the “BRELF III Preferred Holders”) will receive a number of shares of Broadmark Realty Common Stock equal to (A) the Company Preferred AUM of BRELF III, (B) divided by the aggregate number of Company Preferred Units of BRELF III outstanding (the “BRELF III Preferred AUM Per Unit”) and (C) divided by the Reference Price, subject to adjustment in accordance with Section 2.2(b) of the Merger Agreement (the “BRELF III Preferred Merger Consideration Per Unit”). The Reference Price is defined as the value of the funds held by Trinity in the account established for the benefit of its public shareholders (the “Trust Account”) (net of income and franchise taxes payable as a result of any interest income earned in the Trust Account as of Closing in accordance with the Trust Agreement), determined as of the close of business on the business day immediately preceding the date of Closing divided by the number of outstanding shares of Class A Common Stock as of immediately prior to the Closing.

As of September 30, 2019 (i) the BRELF III Company Preferred AUM was $23.1 million, (ii) the aggregate number of BRELF III Company Preferred Units outstanding was approximately 0.2 million, resulting in a BRELF III Preferred AUM per Unit of $100.00 and (iii) the Reference Price is estimated to be $10.45 at closing of the Transactions. As of the current date hereof, based on the foregoing, the BRELF III Preferred Merger Consideration Per Unit is equal to 9.569 shares of Broadmark Realty common stock.

The terms and conditions of the Transactions are more fully set forth in the Transaction Documents (as defined below). All dollar amounts described herein are in U.S. dollars.

In accordance with the terms of our fairness opinion engagement letter dated October 14, 2019 (the “Fairness Opinion Engagement Letter”), you have requested that CSCA render an opinion to you (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, of the BRELF III Preferred Merger Consideration Per Unit to be paid by Broadmark Realty to the BRELF III Preferred Holders.

In connection with this Opinion, CSCA has reviewed and considered such financial and other matters as CSCA has deemed relevant and appropriate under the circumstances. CSCA’s procedures, investigations and financial analysis with respect to the preparation of this Opinion included, among other things:

(i)	Review for each of the Companies and the Management Companies, as applicable, of (a) the audited financial information for the twelve-month periods ended December 31, 2016, 2017, and 2018, respectively, (b) the unaudited financial information for the three-month periods ended March 31, 2018 and 2019, the three-month and six-month periods ended June 30, 2018 and 2019, and the three-month and nine-month periods ended September 30, 2018, respectively, (c) draft financial information for the three-month and nine-month periods ended September 30, 2019, as provided on October 9, 2019, (d) historical and projected operating data and (e) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization, all of the foregoing as prepared and provided by Broadmark management;
(ii)	Review of projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization of Broadmark, all of the foregoing as prepared and provided by Broadmark management;
(iii)	Review of certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information relating to Trinity including Trinity's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019;
(iv)	Review of pro forma financial information and operating data and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and future results of Broadmark Realty, as prepared and provided by the management of Trinity and Broadmark;
(v)	Discussions with management of Broadmark and Trinity of their respective assessment as to the relative likelihood of achieving the future financial results and the past and current operations, the financial condition and prospects of BRELF III, Broadmark, Trinity, and Broadmark Realty, as applicable, before and after giving effect to the Transactions;
(vi)	Review of organizational and offering documents of the Companies and the Management Companies, as applicable;
(vii)	Review of (a) the Merger Agreement and Disclosure Schedules thereto, dated August 9, 2019, (b) the Management Company Support Agreement, dated August 9, 2019, (c) the Employment Agreements, dated August, 9, 2019, entered into by members of management of the Management Companies, (d) the Consulting Agreement, dated August 9, 2019, entered into by Joseph Schocken, (e) the Restrictive Covenant Agreements, dated August 9, 2019, entered into by members of management of the Management Companies, (f) the Equity Lock-up Agreements, dated August 9, 2019, entered into by members of management of the Management Companies, (g) the Subscription Agreement, dated August 9, 2019, (h) the Sponsor Agreement, dated August 9, 2019, (i) the First Amendment to the Subscription Agreement, dated September 19, 2019, and (j) the Warrant Amendment, the latest draft of which is dated September 19, 2019 (collectively, the “Transaction Documents”);
(viii)	Review of the Form S-4 Registration Statement and amendments thereto, including but not limited to, pro forma financial statements for each of Broadmark and Broadmark Realty for the year ended December 31, 2018 and the six months ended June 30, 2019;
(ix)	Comparison of certain financial information of BRELF III, Broadmark, and Broadmark Realty with similar information of other companies as CSCA deemed relevant;
(x)	Review of the financial terms, to the extent publicly available, of certain comparable acquisition transactions, and comparisons of such terms with the Transactions, as CSCA deemed relevant to its analysis;

(xi)	Performance of various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies; and
(xii)	Performance of such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of this Opinion, including its knowledge of the commercial and residential mortgage and real estate industries, as well as its experience in connection with similar transactions and securities valuation generally.

For purposes of rendering this Opinion, CSCA has assumed, at the direction of Broadmark, that the terms of the Transactions will conform in all material respects with those set forth in the Transaction Documents. CSCA has also assumed that the Transaction Documents provided to it in draft form are ultimately executed in final form consistent in all material respects with the most recent drafts provided and that the Transactions and all related transactions described in or contemplated by the Transaction Documents occur in all material respects as described in and contemplated by such agreements. CSCA has also assumed in all respects material to its analyses that the representations and warranties of the parties to any agreement entered into in connection with the Transactions will be true and correct, that the parties to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements, and that all conditions to the consummation of the Transactions will be satisfied without any modification or waiver thereof. CSCA has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Transactions will be obtained and that in the course of obtaining any of those consents, no restrictions or conditions (including any divestiture requirements) will be imposed or waivers made that would have an adverse effect on the Company Surviving Subsidiary or the contemplated Transactions, except as provided in the Transaction Documents.

For purposes of this Opinion, CSCA has, with your consent, assumed and relied upon, without independent verification, and has been advised by management of Broadmark and Trinity as to, the accuracy and completeness of all financial and other information publicly available to, furnished to, or otherwise made available to or discussed with CSCA including, without limitation, the items listed above as reviewed by and/or discussed with CSCA and the financial statements and forecasts as provided by the management and/or representatives of Broadmark and Trinity. With respect to financial information, at Broadmark’s direction, CSCA has assumed that (i) such financial information, projections and other information were reasonably prepared (to the extent prepared by management of Broadmark) on a basis that reflects the best currently available estimates and good faith judgment of the management of Broadmark, (ii) such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and good faith judgment of the management of Trinity, (iii) such financial information and projections are a reasonable basis to evaluate the Company, Broadmark, and Broadmark Realty, and at Broadmark’s direction we have relied upon such financial information and projections for purposes of our analyses and this Opinion and (iv) there has been no material adverse change in the assets, financial condition, business or prospects of Broadmark or Trinity. CSCA assumes no responsibility for and expresses no opinion as to the forecasts or the assumptions on which they were made. CSCA has also assumed that as to all legal matters Trinity and Broadmark have been appropriately advised by their respective legal counsel.

CSCA was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of information provided to CSCA, nor does it express any opinion with respect thereto. CSCA has relied upon the assurances of the management of Broadmark and Trinity that they are not aware of any information or facts that would make the information provided or otherwise made available to CSCA incomplete, materially inaccurate or misleading. CSCA has not performed any independent evaluation, valuation, audit or appraisal of assets or liabilities (contingent or otherwise, including contractual rights or obligations), or physical inspection of any assets, of either Broadmark or Trinity and did not attempt to assess or value any of the intangible assets of Broadmark or Trinity, nor has CSCA obtained or been furnished with any such valuations, audits or appraisals. In this regard, CSCA expresses no opinion as to the value of Company Preferred Units of BRELF III as periodically reported by MgCo III to the BRELF III Preferred Holders. In addition, CSCA has not evaluated, or obtained the evaluations of, the solvency or fair value of Broadmark or Trinity under any state or federal laws relating to bankruptcy, insolvency or similar matters. CSCA expresses no opinion as to the prices at which shares of Trinity common stock or Broadmark Realty common stock would trade following the announcement of the Transactions. CSCA’s opinion should not be viewed as providing any assurance that the market value of the shares of Broadmark Realty common stock to be held by the BRELF III Preferred Holders of the Companies after the consummation of the Transactions will be in excess of the value of the units owned by such BRELF III Preferred Holders at any time prior to the announcement or consummation of the Transactions.

For the purposes of its analyses and review, CSCA made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Broadmark Parties or any other parties to the Transactions. The analyses performed by CSCA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

CSCA is not expressing any opinion with respect to any alternatives to the Transactions or other strategic alternatives that may be available to Broadmark or otherwise. This Opinion also does not address the merits of the underlying decision by Broadmark to engage in the Transactions or the manner in which to effect the Transactions or the relative merits of its decision not to proceed with any alternative strategies or transactions that may be available to Broadmark. Further, CSCA was not engaged to, and did not, independently assess or consider, and this Opinion does not address, any tax, regulatory, legal and accounting matters relating to the Transaction Documents, the Transactions or the consequences of the Transactions on Broadmark, Trinity or any investor of Broadmark or stockholder of Trinity.

This Opinion is limited to the fairness, from a financial point of view, to the BRELF III Preferred Holders of the BRELF III Preferred Merger Consideration Per Unit paid by Broadmark Realty and no opinion or view is expressed with respect to any consideration received in connection with the Transactions by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officer, director or employee of any party to the Transactions, or class of such persons, relative to the BRELF III Preferred Merger Consideration Per Unit.

This Opinion is necessarily based on CSCA’s assessment of economic, market, financial, regulatory and other conditions and circumstances as they exist and which can be evaluated, and the information made available to CSCA, on and as of the date hereof. CSCA has prepared this Opinion effective as of the date hereof. It should be understood that subsequent developments may affect this Opinion, and CSCA does not have any obligation and accepts no responsibility to update, revise or reaffirm this Opinion and it expressly disclaims any responsibility to do so.

CSCA is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes from which conflicting interest or duties, or a perception thereof, may arise. CSCA is acting as non-exclusive financial advisor to MgCo III and the Board of Directors of BRELF III (the “Broadmark Parties”) in connection with the Transactions and will receive a non-contingent fee from the Broadmark Parties for its services pursuant to the Fairness Opinion Engagement Letter, payable at the time it renders this Opinion. In addition, the Broadmark Parties have agreed to reimburse CSCA for certain reasonable out-of-pocket expenses and indemnify CSCA for certain liabilities arising out of the Fairness Opinion Engagement Letter. Pursuant to the terms of the Fairness Opinion Engagement Letter, CSCA may be paid additional fees at CSCA’s standard hourly rates for any time incurred should CSCA be called upon to support its findings or provide further services related to this Opinion subsequent to the delivery of this Opinion. Pursuant to a separate engagement agreement with Broadmark Capital, LLC and its affiliates dated August 14, 2018 and subsequently amended on August 2, 2019 and October 14, 2019 (as amended, the “Engagement Agreement”), CSCA will also receive a success fee from Broadmark, which fee is contingent upon the consummation of the Transactions. In addition, the Engagement Agreement provides that CSCA will be reimbursed for certain reasonable out-of-pocket expenses and CSCA will be indemnified for certain liabilities arising out of its engagement pursuant to the Engagement Agreement. On August 9, 2019, pursuant to a separate engagement agreement, dated August 8, 2019, CSCA rendered its fairness opinions (the “August Opinions”) to Broadmark for which it received an aggregate fee of $500,000 and all of which is creditable against success fees paid pursuant to the Engagement Agreement. Other than services performed and fees earned in connection with the August Opinions, in the two years preceding the date of this Opinion, CSCA has neither performed investment banking services for Broadmark unrelated to the Transactions nor has received customary fees for such services. CSCA may in the future provide investment banking and advisory services to Broadmark or Broadmark Realty for which it may receive customary fees and reimbursement of expenses in the future.

This Opinion was approved by a fairness committee consisting of senior members of management of CSCA in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Subject to the next to last sentence of the next paragraph, it is understood that this Opinion is solely for the exclusive use of the Broadmark Parties in their consideration of the Transactions and may not be used for any other purpose. This Opinion does not constitute a recommendation to the Broadmark Parties or any member of BRELF III as to whether or not to approve the Transactions or to take any other action in connection with the Transactions or otherwise, including how any member of the Board of Directors of BRELF III, MgCo III, or any member of BRELF III should vote with respect to the Transactions. CSCA has not been requested to opine as to, and this Opinion does not in any manner address, Broadmark’s underlying business decision to effect the Transactions, the manner in which to effect the Transactions or the relative merits of the Transactions as compared to other business strategies or transactions that might be available to the Broadmark Parties or Broadmark. Furthermore, CSCA expresses no view as to the price or trading range for shares of Broadmark Realty Common Stock following the consummation of the Transactions. CSCA also has not been requested to opine as to, nor has CSCA undertaken to opine or recommend, how any preferred unitholder or stockholder should vote or act in connection with the Transactions or any related matter.

This Opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with CSCA’s prior written approval; however, this Opinion may, without CSCA’s prior written approval, be reproduced in full in any filing by Broadmark Realty with the Securities and Exchange Commission if such inclusion is required by law, rule or regulation. If narrative reference or a description of this Opinion is to be included in a filing by Broadmark Realty with the Securities and Exchange Commission as referred to in the prior sentence, such reference or description shall be subject to CSCA’s prior written approval, not to be unreasonably withheld or delayed.

Based upon and subject to all of the foregoing, CSCA is of the opinion that, as of the date hereof, the BRELF III Preferred Merger Consideration Per Unit to be paid by Broadmark Realty in the Transactions is fair, from a financial point of view, to the BRELF III Preferred Holders.

Very truly yours,

/s/ CSCA CAPITAL ADVISORS, LLC

ANNEX E

August 9, 2019

Board of Directors
BRELF IV, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Broadmark Real Estate Management IV, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Ladies and Gentlemen:

CSCA Capital Advisors, LLC, the broker-dealer subsidiary of CS Capital Advisors, LLC (together with CS Capital Advisors, LLC, “CSCA”), understands that Pyatt Broadmark Management, LLC, a Washington limited liability company (“MgCo I”), Broadmark Real Estate Management II, LLC, a Washington limited liability company (“MgCo II”), Broadmark Real Estate Management III, LLC, a Washington limited liability company (“MgCo III”), Broadmark Real Estate Management IV, LLC, a Washington limited liability company (“MgCo IV”) (each, a “Management Company” and, collectively, the “Management Companies”), PBRELF I, LLC, a Washington limited liability company (“PBRELF I”), BRELF II, LLC, a Washington limited liability company (“BRELF II”), BRELF III, LLC, a Washington limited liability company (“BRELF III”), and BRELF IV, LLC, a Washington limited liability company (“BRELF IV”) (each, a “Company” and, collectively, the “Companies” and the Management Companies and the Companies collectively defined as “Broadmark”) intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”) for the purpose of effecting the Mergers (as defined below) with Trinity Merger Corp., a blank check company incorporated in Delaware (“Trinity”), Trinity Sub Inc., a Maryland corporation and wholly owned subsidiary of Trinity that will elect to be taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Code for U.S. federal income tax purposes (“Broadmark Realty”), Trinity Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Broadmark Realty (“Merger Sub I”), and Trinity Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Broadmark Realty (“Merger Sub II” and together with Trinity, Broadmark Realty and Merger Sub I, the “Trinity Parties”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

CSCA understands that BRELF IV primarily owns short-term first deed of trust loans secured by real estate, including single family and multi-family residential and other commercial properties. CSCA also understands that MgCo IV, the manager of BRELF IV, provides loan underwriting services on behalf of BRELF IV and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of BRELF IV.

Pursuant to the terms of the Merger Agreement, (i) Merger Sub I will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Trinity Merger”), (ii) immediately following the Trinity Merger, each of the Companies will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such merger (the “Company Merger”), and (iii) immediately following the Company Merger, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Management Company Merger” and, together with the Trinity Merger and the Company Merger, the “Mergers”). Pursuant to the Trinity Merger, (a) each share of Class A Common Stock and Class B Common Stock of Trinity (collectively, the “Trinity Common Stock”) issued and outstanding immediately prior to the Trinity Effective Time will be converted into the right to receive the Trinity Merger Consideration Per Share, and (b) each warrant issued and outstanding immediately prior to the Trinity Effective Time will be modified to provide that such warrant will

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entitle the holder thereof to acquire a number of shares of Broadmark Realty Common Stock equal to the number of shares of Trinity Common Stock previously set forth therein. Pursuant to the Company Merger, (x) each Company Preferred Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Preferred Merger Consideration Per Unit, and (y) each Company Common Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Common Merger Consideration Per Unit. Pursuant to the Management Company Merger, each Management Company Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Management Company Merger Consideration Per Unit (the Merger Agreement and the transactions contemplated thereby, collectively with the Mergers, the “Transactions”).

CSCA understands that concurrent with the execution of the Merger Agreement, the sponsor of Trinity (the “Sponsor”), pursuant to the terms of the Sponsor Agreement, will surrender and cancel 3,801,360 of Class B Common Stock of Trinity for no consideration and as a contribution to the capital of Trinity.

CSCA understands that concurrent with the execution of the Merger Agreement, Broadmark Realty will enter into a subscription agreement with a third-party investor for a private placement of Broadmark Realty Common Stock (the “PIPE Investor”), such private placement to be consummated immediately prior to the consummation of the Transactions.

CSCA understands that pursuant to the terms of the Merger Agreement, Broadmark Realty will have 46,850,000 Warrants issued and outstanding, of which 5,186,676 will be held by the Sponsor, 7,163,324 will be held by the PIPE Investor and 34,500,000 will held by the holders of the Public Warrants, with an exercise price of $11.50 per share and a term of five years from the closing date of the Transactions. In addition, CSCA understands that, as a condition to the Merger Agreement, the Trinity Parties will obtain a consent from the warrant holders to modify the anti-dilution provision in the Warrant Agreement such that there will be no adjustment to the exercise price following the payment of regular monthly, quarterly or other periodic cash dividends or cash distributions or any other cash dividend or distribution required for Broadmark Realty to qualify or maintain its status as a “real estate investment trust.”

CSCA understands that pursuant to the terms of the Merger Agreement, each investor in BRELF IV owning Preferred Units (each, a “BRELF IV Preferred Holder” and, collectively, the “BRELF IV Preferred Holders”) will receive a number of shares of Broadmark Realty Common Stock equal to (A) the Company Preferred AUM of BRELF IV, (B) divided by the aggregate number of Company Preferred Units of BRELF IV outstanding (the “BRELF IV Preferred AUM Per Unit”) and (C) divided by the Reference Price, subject to adjustment in accordance with Section 2.2(b) of the Merger Agreement (the “BRELF IV Preferred Merger Consideration Per Unit”). The Reference Price is defined as the value of the funds held by Trinity in the account established for the benefit of its public shareholders (the “Trust Account”) (net of income and franchise taxes payable as a result of any interest income earned in the Trust Account as of Closing in accordance with the Trust Agreement), determined as of the close of business on the business day immediately preceding the date of Closing divided by the number of outstanding shares of Class A Common Stock as of immediately prior to the Closing.

As of June 30, 2019 (i) the BRELF IV Company Preferred AUM was $2.4 million, (ii) the aggregate number of BRELF IV Company Preferred Units outstanding was 24,298, resulting in a BRELF IV Preferred AUM per Unit of $100.00 and (iii) the Reference Price is estimated to be $10.47 at closing of the Transactions. As of the current date hereof, based on the foregoing, the BRELF IV Preferred Merger Consideration Per Unit is equal to 9.551 shares of Broadmark Realty common stock.

The terms and conditions of the Transactions are more fully set forth in the Transaction Documents (as defined below). All dollar amounts described herein are in U.S. dollars.

In accordance with the terms of our fairness opinion engagement letter dated August 8, 2019 (the “Fairness Opinion Engagement Letter”), you have requested that CSCA render an opinion to you (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, of the BRELF IV Preferred Merger Consideration Per Unit to be paid by Broadmark Realty to the BRELF IV Preferred Holders.

In connection with this Opinion, CSCA has reviewed and considered such financial and other matters as CSCA has deemed relevant and appropriate under the circumstances. CSCA’s procedures, investigations and financial analysis with respect to the preparation of this Opinion included, among other things:

(i)	Review for each of the Companies and the Management Companies, as applicable, of (i) the audited financial information for the twelve-month periods ended December 31, 2016, 2017, and 2018,

respectively, (ii) the unaudited financial information for the three-month periods ended March 31, 2018 and 2019, respectively, (iii) draft financial information for the three-month period ended June 30, 2019 as provided on August 2, 2019, (iv) historical and projected operating data and (v) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization, all of the foregoing as prepared and provided by Broadmark management;

(ii)	Review of projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization of Broadmark, all of the foregoing as prepared and provided by Broadmark management;
(iii)	Review of certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information relating to Trinity including Trinity's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019;
(iv)	Review of pro forma financial information and operating data and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and future results of Broadmark Realty, as prepared and provided by the management of Trinity and Broadmark;
(v)	Discussions with management of Broadmark and Trinity of their respective assessment as to the relative likelihood of achieving the future financial results and the past and current operations, the financial condition and prospects of BRELF IV, Broadmark, Trinity, and Broadmark Realty, as applicable, before and after giving effect to the Transactions;
(vi)	Review of organizational and offering documents of the Companies and the Management Companies, as applicable;
(vii)	Review of drafts of the (a) Merger Agreement and Disclosure Schedules thereto, the most recent draft dated August 8, 2019, (b) Management Company Support Agreement, the most recent draft dated August 8, 2019, (c) Employment Agreement, the most recent draft dated August, 8, 2019, (d) Restrictive Covenant Agreement, the most recent draft dated August 8, 2019, (e) Equity Lock-up Agreement, the most recent draft dated August 8, 2019, (f) Subscription Agreement, the most recent draft dated August 7, 2019, and (g) Sponsor Agreement, the most recent draft dated August 7, 2019, (collectively, the “Transaction Documents”);
(viii)	Review of a draft of the Form S-4 Registration Statement, including but not limited to, pro forma financial statements for each of Broadmark and Broadmark Realty for the year ended December 31, 2018 and the three months ended March 31, 2019, the most recent draft dated August 8, 2019;
(ix)	Comparison of certain financial information of BRELF IV, Broadmark, and Broadmark Realty with similar information of other companies as CSCA deemed relevant;
(x)	Review of the financial terms, to the extent publicly available, of certain comparable acquisition transactions, and comparisons of such terms with the Transactions, as CSCA deemed relevant to its analysis;
(xi)	Performance of various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies; and
(xii)	Performance of such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of this Opinion, including its knowledge of the commercial and residential mortgage and real estate industries, as well as its experience in connection with similar transactions and securities valuation generally.

For purposes of rendering this Opinion, CSCA has assumed, at the direction of Broadmark, that the terms of the Transactions will conform in all material respects with those set forth in the Transaction Documents. CSCA has also assumed that the Transaction Documents provided to it in draft form are ultimately executed in final form consistent in all material respects with the most recent drafts provided and that the Transactions and all related transactions described in or contemplated by the Transaction Documents occur in all material respects as described in and contemplated by such agreements. CSCA has also assumed in all respects material to its analyses that the representations and warranties of the parties to any agreement entered into in connection with the Transactions will be true and correct, that the parties to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements, and that all conditions to the consummation of the Transactions will be satisfied without any modification or waiver thereof. CSCA has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Transactions will be obtained and that in the course of obtaining any of those consents, no restrictions or conditions (including any divestiture requirements) will be imposed or waivers made that would have an adverse effect on the Company Surviving Subsidiary or the contemplated Transactions, except as provided in the Transaction Documents.

For purposes of this Opinion, CSCA has, with your consent, assumed and relied upon, without independent verification, and has been advised by management of Broadmark and Trinity as to, the accuracy and completeness of all financial and other information publicly available to, furnished to, or otherwise made available to or discussed with CSCA including, without limitation, the items listed above as reviewed by and/or discussed with CSCA and the financial statements and forecasts as provided by the management and/or representatives of Broadmark and Trinity. With respect to financial information, at Broadmark’s direction, CSCA has assumed that (i) such financial information, projections and other information were reasonably prepared (to the extent prepared by management of Broadmark) on a basis that reflects the best currently available estimates and good faith judgment of the management of Broadmark, (ii) such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and good faith judgment of the management of Trinity, (iii) such financial information and projections are a reasonable basis to evaluate the Company, Broadmark, and Broadmark Realty, and at Broadmark’s direction we have relied upon such financial information and projections for purposes of our analyses and this Opinion and (iv) there has been no material adverse change in the assets, financial condition, business or prospects of Broadmark or Trinity. CSCA assumes no responsibility for and expresses no opinion as to the forecasts or the assumptions on which they were made. CSCA has also assumed that as to all legal matters Trinity and Broadmark have been appropriately advised by their respective legal counsel.

CSCA was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of information provided to CSCA, nor does it express any opinion with respect thereto. CSCA has relied upon the assurances of the management of Broadmark and Trinity that they are not aware of any information or facts that would make the information provided or otherwise made available to CSCA incomplete, materially inaccurate or misleading. CSCA has not performed any independent evaluation, valuation, audit or appraisal of assets or liabilities (contingent or otherwise, including contractual rights or obligations), or physical inspection of any assets, of either Broadmark or Trinity and did not attempt to assess or value any of the intangible assets of Broadmark or Trinity, nor has CSCA obtained or been furnished with any such valuations, audits or appraisals. In this regard, CSCA expresses no opinion as to the value of Company Preferred Units of BRELF IV as periodically reported by MgCo IV to the BRELF IV Preferred Holders. In addition, CSCA has not evaluated, or obtained the evaluations of, the solvency or fair value of the Broadmark or Trinity under any state or federal laws relating to bankruptcy, insolvency or similar matters. CSCA expresses no opinion as to the prices at which shares of Trinity common stock or Broadmark Realty common stock would trade following the announcement of the Transactions. CSCA’s opinion should not be viewed as providing any assurance that the market value of the shares of Broadmark Realty common stock to be held by the BRELF IV Preferred Holders of the Companies after the consummation of the Transactions will be in excess of the value of the units owned by such BRELF IV Preferred Holders at any time prior to the announcement or consummation of the Transactions.

For the purposes of its analyses and review, CSCA made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Broadmark Parties or any other parties to the Transactions. The analyses performed by CSCA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

CSCA is not expressing any opinion with respect to, any alternatives to the Transactions or other strategic alternatives that may be available to Broadmark or otherwise. This Opinion also does not address the merits of the underlying decision by Broadmark to engage in the Transactions or the manner in which to effect the Transactions or the relative merits of its decision not to proceed with any alternative strategies or transactions that may be available to Broadmark. Further, CSCA was not engaged to, and did not, independently assess or consider, and this Opinion does not address, any tax, regulatory, legal and accounting matters relating to the Transaction Documents, the Transactions or the consequences of the Transactions on Broadmark, Trinity or any investor of Broadmark or stockholder of Trinity.

This Opinion is limited to the fairness, from a financial point of view, to the BRELF IV Preferred Holders of the BRELF IV Preferred Merger Consideration Per Unit paid by Broadmark Realty and no opinion or view is expressed with respect to any consideration received in connection with the Transactions by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officer, director or employee of any party to the Transactions, or class of such persons, relative to the BRELF IV Preferred Merger Consideration Per Unit.

This Opinion is necessarily based on CSCA’s assessment of economic, market, financial, regulatory and other conditions and circumstances as they exist and which can be evaluated, and the information made available to CSCA, on and as of the date hereof. CSCA has prepared this Opinion effective as of the date hereof. It should be understood that subsequent developments may affect this Opinion, and CSCA does not have any obligation and accepts no responsibility to update, revise or reaffirm this Opinion and it expressly disclaims any responsibility to do so.

CSCA is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes from which conflicting interest or duties, or a perception thereof, may arise. CSCA is acting as non-exclusive financial advisor to MgCo IV and the Board of Directors of BRELF IV (the “Broadmark Parties”) in connection with the Transactions and will receive a non-contingent fee from the Broadmark Parties for its services pursuant to the Fairness Opinion Engagement Letter, payable at the time it renders this Opinion. In addition, the Broadmark Parties have agreed to reimburse CSCA for certain reasonable out-of-pocket expenses and indemnify CSCA for certain liabilities arising out of the Fairness Opinion Engagement Letter. Pursuant to the terms of the Fairness Opinion Engagement Letter, CSCA may be paid additional fees at CSCA’s standard hourly rates for any time incurred should CSCA be called upon to support its findings or provide further services related to this Opinion subsequent to the delivery of this Opinion. Pursuant to a separate engagement agreement with Broadmark Capital, LLC and its affiliates dated August 14, 2018 and subsequently amended on August 2, 2019 (the “Engagement Agreement”), CSCA will also receive a success fee from Broadmark, which fee is contingent upon the consummation of the Transactions. In addition, the Engagement Agreement provides that CSCA will be reimbursed for certain reasonable out-of-pocket expenses and CSCA will be indemnified for certain liabilities arising out of its engagement pursuant to the Engagement Agreement. In the two years preceding the date of this Opinion, CSCA has neither performed investment banking services for Broadmark unrelated to the Transactions nor has received customary fees for such services. CSCA may in the future provide investment banking and advisory services to Broadmark or Broadmark Realty for which it may receive customary fees and reimbursement of expenses in the future.

This Opinion was approved by a fairness committee consisting of senior members of management of CSCA in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Subject to the next to last sentence of the next paragraph, it is understood that this Opinion is solely for the exclusive use of the Broadmark Parties in their consideration of the Transactions and may not be used for any other purpose. This Opinion does not constitute a recommendation to the Broadmark Parties or any member of BRELF IV as to whether or not to approve the Transactions or to take any other action in connection with the Transactions or otherwise, including how any member of the Board of Directors of BRELF IV, MgCo IV, or any member of BRELF IV should vote with respect to the Transactions. CSCA has not been requested to opine as to, and this Opinion does not in any manner address, Broadmark’s underlying business decision to effect the Transactions, the manner in which to effect the Transactions or the relative merits of the Transactions as compared to other business strategies or transactions that might be available to the Broadmark Parties or Broadmark. Furthermore, CSCA expresses no view as to the price or trading range for shares of Broadmark Realty Common Stock following the consummation of the Transactions. CSCA also has not been requested to opine as to, nor has CSCA undertaken to opine or recommend, how any preferred unitholder or stockholder should vote or act in connection with the Transactions or any related matter.

This Opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with CSCA’s prior written approval; however, this Opinion may, without CSCA’s prior written approval, be reproduced in full in any filing by Broadmark Realty with the Securities and Exchange

Commission if such inclusion is required by law, rule or regulation. If narrative reference or a description of this Opinion is to be included in a filing by Broadmark Realty with the Securities and Exchange Commission as referred to in the prior sentence, such reference or description shall be subject to CSCA’s prior written approval, not to be unreasonably withheld or delayed.

Based upon and subject to all of the foregoing, CSCA is of the opinion that, as of the date hereof, the BRELF IV Preferred Merger Consideration Per Unit to be paid by Broadmark Realty in the Transactions is fair, from a financial point of view, to the BRELF IV Preferred Holders.

Very truly yours,

/s/ CSCA CAPITAL ADVISORS, LLC

CONFIDENTIAL

October 14, 2019

Board of Directors
BRELF IV, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Broadmark Real Estate Management IV, LLC
1420 Fifth Ave, Suite 2000
Seattle, WA 98101

Ladies and Gentlemen:

CSCA Capital Advisors, LLC, the broker-dealer subsidiary of CS Capital Advisors, LLC (together with CS Capital Advisors, LLC, “CSCA”), understands that Pyatt Broadmark Management, LLC, a Washington limited liability company (“MgCo I”), Broadmark Real Estate Management II, LLC, a Washington limited liability company (“MgCo II”), Broadmark Real Estate Management III, LLC, a Washington limited liability company (“MgCo III”), Broadmark Real Estate Management IV, LLC, a Washington limited liability company (“MgCo IV”) (each, a “Management Company” and, collectively, the “Management Companies”), PBRELF I, LLC, a Washington limited liability company (“PBRELF I”), BRELF II, LLC, a Washington limited liability company (“BRELF II”), BRELF III, LLC, a Washington limited liability company (“BRELF III”), and BRELF IV, LLC, a Washington limited liability company (“BRELF IV”) (each, a “Company” and, collectively, the “Companies” and the Management Companies and the Companies collectively defined as “Broadmark”) entered into an Agreement and Plan of Merger on August 9, 2019 (the “Merger Agreement”) for the purpose of effecting the Mergers (as defined below) with Trinity Merger Corp., a blank check company incorporated in Delaware (“Trinity”), Trinity Sub Inc., a Maryland corporation and wholly owned subsidiary of Trinity that will elect to be taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Code for U.S. federal income tax purposes (“Broadmark Realty”), Trinity Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Broadmark Realty (“Merger Sub I”), and Trinity Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Broadmark Realty (“Merger Sub II” and, together with Trinity, Broadmark Realty and Merger Sub I, the “Trinity Parties”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

CSCA understands that BRELF IV primarily owns short-term first deed of trust loans secured by real estate, including single family and multi-family residential and other commercial properties. CSCA also understands that MgCo IV, the manager of BRELF IV, provides loan underwriting services on behalf of BRELF IV and is entitled to a fixed percentage of the fee-based income with respect to the loan underwriting services it provides on behalf of BRELF IV.

Pursuant to the terms of the Merger Agreement, (i) Merger Sub I will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Trinity Merger”), (ii) immediately following the Trinity Merger, each of the Companies will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of such merger (the “Company Merger”), and (iii) immediately following the Company Merger, each of the Management Companies will merge with and into Trinity, with Trinity being the surviving entity of such merger (the “Management Company Merger” and, together with the Trinity Merger and the Company Merger, the “Mergers”). Pursuant to the Trinity Merger, (a) each share of Class A Common Stock and Class B Common Stock of Trinity (collectively, the “Trinity Common Stock”) issued and outstanding immediately prior to the Trinity Effective Time will be converted into the right to receive the Trinity Merger Consideration Per Share, and (b) each warrant issued and outstanding immediately prior to the Trinity Effective Time will be modified to provide that such warrant will entitle the holder thereof to acquire a number of shares of Broadmark Realty Common Stock equal to the number of shares of Trinity Common Stock previously set forth therein. Pursuant to the Company Merger, (x) each Company Preferred Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Preferred Merger Consideration Per Unit, and (y) each Company Common Unit issued and outstanding immediately prior to the Company Effective Time will be converted into the right to receive the Company Common Merger Consideration Per Unit. Pursuant to the Management Company Merger, each Management Company Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Management Company Merger Consideration Per Unit (the Merger Agreement and the transactions contemplated thereby, collectively with the Mergers, the “Transactions”).

CSCA understands that concurrent with the execution of the Merger Agreement, the sponsor of Trinity (the “Sponsor”), pursuant to the terms of the Sponsor Agreement, will surrender and cancel 3,801,360 of Class B Common Stock of Trinity for no consideration and as a contribution to the capital of Trinity.

CSCA understands that concurrent with the execution of the Merger Agreement, Broadmark Realty entered into a subscription agreement with a third-party investor for a private placement of Broadmark Realty Common Stock (the “PIPE Investor”), such private placement to be consummated immediately prior to the consummation of the Transactions.

CSCA understands that pursuant to the terms of the Merger Agreement, Broadmark Realty will have 46,863,709 warrants issued and outstanding, of which 5,186,676 will be held by the Sponsor (the “Sponsor Warrants”), 7,177,033 will be held by the PIPE Investor (the “PIPE Warrants”) and 34,500,000 are publicly-traded (the “Public Warrants”). As a condition to closing the Merger, the Trinity Parties are obligated to modify the anti-dilution provision in the Warrant Agreement such that there will be no adjustment to the exercise price following the payment of regular monthly, quarterly or other periodic cash dividends or cash distributions or any other cash dividend or distribution required for Broadmark Realty to qualify or maintain its status as a “real estate investment trust” (the “Anti-dilution Provisions”). The Trinity Parties are proposing to amend the terms of the Public Warrants and PIPE Warrants to (i) modify the Anti-dilution Provisions and (ii) reduce the number of shares of Trinity Class A Common Stock into which each Public Warrant and PIPE Warrant are currently exercisable into from (a) one share at an exercise price of $11.50 per share to (b) one-quarter of one share at an exercise price of $2.875 per one-quarter share ($11.50 per whole share). As consideration for the aforementioned amendments, the Trinity Parties are proposing to pay holders of the Public Warrants and PIPE Warrants a cash payment of $1.60 for each such warrant (the “Cash Payment”; the Cash Payment together with the aforementioned amendments, the “Warrant Amendment”). Based on 41,677,033 total Public Warrants and PIPE Warrants expected to be outstanding at Closing, the aggregate Cash Payment to such warrant holders will be approximately $66.7 million. In addition, CSCA understands that the Sponsor Warrants held by affiliates of the Trinity Parties will be amended to modify the Anti-dilution Provisions for no consideration.

CSCA understands that pursuant to the terms of the Merger Agreement, each investor in BRELF IV owning Preferred Units (each, a “BRELF IV Preferred Holder” and, collectively, the “BRELF IV Preferred Holders”) will receive a number of shares of Broadmark Realty Common Stock equal to (A) the Company Preferred AUM of BRELF IV, (B) divided by the aggregate number of Company Preferred Units of BRELF IV outstanding (the “BRELF IV Preferred AUM Per Unit”) and (C) divided by the Reference Price, subject to adjustment in accordance with Section 2.2(b) of the Merger Agreement (the “BRELF IV Preferred Merger Consideration Per Unit”). The Reference Price is defined as the value of the funds held by Trinity in the account established for the benefit of its public shareholders (the “Trust Account”) (net of income and franchise taxes payable as a result of any interest income earned in the Trust Account as of Closing in accordance with the Trust Agreement), determined as of the close of business on the business day immediately preceding the date of Closing divided by the number of outstanding shares of Class A Common Stock as of immediately prior to the Closing.

As of September 30, 2019 (i) the BRELF IV Company Preferred AUM was $3.6 million, (ii) the aggregate number of BRELF IV Company Preferred Units outstanding was 35,583, resulting in a BRELF IV Preferred AUM per Unit of $100.00 and (iii) the Reference Price is estimated to be $10.45 at closing of the Transactions. As of the current date hereof, based on the foregoing, the BRELF IV Preferred Merger Consideration Per Unit is equal to 9.569 shares of Broadmark Realty common stock.

The terms and conditions of the Transactions are more fully set forth in the Transaction Documents (as defined below). All dollar amounts described herein are in U.S. dollars.

In accordance with the terms of our fairness opinion engagement letter dated October 14, 2019 (the “Fairness Opinion Engagement Letter”), you have requested that CSCA render an opinion to you (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, of the BRELF IV Preferred Merger Consideration Per Unit to be paid by Broadmark Realty to the BRELF IV Preferred Holders.

In connection with this Opinion, CSCA has reviewed and considered such financial and other matters as CSCA has deemed relevant and appropriate under the circumstances. CSCA’s procedures, investigations and financial analysis with respect to the preparation of this Opinion included, among other things:

(i)	Review for each of the Companies and the Management Companies, as applicable, of (a) the audited financial information for the twelve-month periods ended December 31, 2016, 2017, and 2018, respectively, (b) the unaudited financial information for the three-month periods ended March 31, 2018 and 2019, the three-month and six-month periods ended June 30, 2018 and 2019, and the three-month and nine-month periods ended September 30, 2018, respectively, (c) draft financial information for the three-month and nine-month periods ended September 30, 2019, as provided on October 9, 2019, (d) historical and projected operating data and (e) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization, all of the foregoing as prepared and provided by Broadmark management;
(ii)	Review of projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization of Broadmark, all of the foregoing as prepared and provided by Broadmark management;
(iii)	Review of certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information relating to Trinity including Trinity's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019;
(iv)	Review of pro forma financial information and operating data and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and future results of Broadmark Realty, as prepared and provided by the management of Trinity and Broadmark;
(v)	Discussions with management of Broadmark and Trinity of their respective assessment as to the relative likelihood of achieving the future financial results and the past and current operations, the financial condition and prospects of BRELF IV, Broadmark, Trinity, and Broadmark Realty, as applicable, before and after giving effect to the Transactions;
(vi)	Review of organizational and offering documents of the Companies and the Management Companies, as applicable;
(vii)	Review of (a) the Merger Agreement and Disclosure Schedules thereto, dated August 9, 2019, (b) the Management Company Support Agreement, dated August 9, 2019, (c) the Employment Agreements, dated August, 9, 2019, entered into by members of management of the Management Companies, (d) the Consulting Agreement, dated August 9, 2019, entered into by Joseph Schocken, (e) the Restrictive Covenant Agreements, dated August 9, 2019, entered into by members of management of the Management Companies, (f) the Equity Lock-up Agreements, dated August 9, 2019, entered into by members of management of the Management Companies, (g) the Subscription Agreement, dated August 9, 2019, (h) the Sponsor Agreement, dated August 9, 2019, (i) the First Amendment to the Subscription Agreement, dated September 19, 2019, and (j) the Warrant Amendment, the latest draft of which is dated September 19, 2019 (collectively, the “Transaction Documents”);
(viii)	Review of the Form S-4 Registration Statement and amendments thereto, including but not limited to, pro forma financial statements for each of Broadmark and Broadmark Realty for the year ended December 31, 2018 and the six months ended June 30, 2019;
(ix)	Comparison of certain financial information of BRELF IV, Broadmark, and Broadmark Realty with similar information of other companies as CSCA deemed relevant;
(x)	Review of the financial terms, to the extent publicly available, of certain comparable acquisition transactions, and comparisons of such terms with the Transactions, as CSCA deemed relevant to its analysis;

(xi)	Performance of various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies; and
(xii)	Performance of such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of this Opinion, including its knowledge of the commercial and residential mortgage and real estate industries, as well as its experience in connection with similar transactions and securities valuation generally.

For purposes of rendering this Opinion, CSCA has assumed, at the direction of Broadmark, that the terms of the Transactions will conform in all material respects with those set forth in the Transaction Documents. CSCA has also assumed that the Transaction Documents provided to it in draft form are ultimately executed in final form consistent in all material respects with the most recent drafts provided and that the Transactions and all related transactions described in or contemplated by the Transaction Documents occur in all material respects as described in and contemplated by such agreements. CSCA has also assumed in all respects material to its analyses that the representations and warranties of the parties to any agreement entered into in connection with the Transactions will be true and correct, that the parties to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements, and that all conditions to the consummation of the Transactions will be satisfied without any modification or waiver thereof. CSCA has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Transactions will be obtained and that in the course of obtaining any of those consents, no restrictions or conditions (including any divestiture requirements) will be imposed or waivers made that would have an adverse effect on the Company Surviving Subsidiary or the contemplated Transactions, except as provided in the Transaction Documents.

For purposes of this Opinion, CSCA has, with your consent, assumed and relied upon, without independent verification, and has been advised by management of Broadmark and Trinity as to, the accuracy and completeness of all financial and other information publicly available to, furnished to, or otherwise made available to or discussed with CSCA including, without limitation, the items listed above as reviewed by and/or discussed with CSCA and the financial statements and forecasts as provided by the management and/or representatives of Broadmark and Trinity. With respect to financial information, at Broadmark’s direction, CSCA has assumed that (i) such financial information, projections and other information were reasonably prepared (to the extent prepared by management of Broadmark) on a basis that reflects the best currently available estimates and good faith judgment of the management of Broadmark, (ii) such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and good faith judgment of the management of Trinity, (iii) such financial information and projections are a reasonable basis to evaluate the Company, Broadmark, and Broadmark Realty, and at Broadmark’s direction we have relied upon such financial information and projections for purposes of our analyses and this Opinion and (iv) there has been no material adverse change in the assets, financial condition, business or prospects of Broadmark or Trinity. CSCA assumes no responsibility for and expresses no opinion as to the forecasts or the assumptions on which they were made. CSCA has also assumed that as to all legal matters Trinity and Broadmark have been appropriately advised by their respective legal counsel.

CSCA was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of information provided to CSCA, nor does it express any opinion with respect thereto. CSCA has relied upon the assurances of the management of Broadmark and Trinity that they are not aware of any information or facts that would make the information provided or otherwise made available to CSCA incomplete, materially inaccurate or misleading. CSCA has not performed any independent evaluation, valuation, audit or appraisal of assets or liabilities (contingent or otherwise, including contractual rights or obligations), or physical inspection of any assets, of either Broadmark or Trinity and did not attempt to assess or value any of the intangible assets of Broadmark or Trinity, nor has CSCA obtained or been furnished with any such valuations, audits or appraisals. In this regard, CSCA expresses no opinion as to the value of Company Preferred Units of BRELF IV as periodically reported by MgCo IV to the BRELF IV Preferred Holders. In addition, CSCA has not evaluated, or obtained the evaluations of, the solvency or fair value of Broadmark or Trinity under any state or federal laws relating to bankruptcy, insolvency or similar matters. CSCA expresses no opinion as to the prices at which shares of Trinity common stock or Broadmark Realty common stock would trade following the announcement of the Transactions. CSCA’s opinion should not be viewed as providing any assurance that the market value of the shares of Broadmark Realty common stock to be held by the BRELF IV Preferred Holders of the Companies after the consummation of the Transactions will be in excess of the value of the units owned by such BRELF IV Preferred Holders at any time prior to the announcement or consummation of the Transactions.

For the purposes of its analyses and review, CSCA made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Broadmark Parties or any other parties to the Transactions. The analyses performed by CSCA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

CSCA is not expressing any opinion with respect to any alternatives to the Transactions or other strategic alternatives that may be available to Broadmark or otherwise. This Opinion also does not address the merits of the underlying decision by Broadmark to engage in the Transactions or the manner in which to effect the Transactions or the relative merits of its decision not to proceed with any alternative strategies or transactions that may be available to Broadmark. Further, CSCA was not engaged to, and did not, independently assess or consider, and this Opinion does not address, any tax, regulatory, legal and accounting matters relating to the Transaction Documents, the Transactions or the consequences of the Transactions on Broadmark, Trinity or any investor of Broadmark or stockholder of Trinity.

This Opinion is limited to the fairness, from a financial point of view, to the BRELF IV Preferred Holders of the BRELF IV Preferred Merger Consideration Per Unit paid by Broadmark Realty and no opinion or view is expressed with respect to any consideration received in connection with the Transactions by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officer, director or employee of any party to the Transactions, or class of such persons, relative to the BRELF IV Preferred Merger Consideration Per Unit.

This Opinion is necessarily based on CSCA’s assessment of economic, market, financial, regulatory and other conditions and circumstances as they exist and which can be evaluated, and the information made available to CSCA, on and as of the date hereof. CSCA has prepared this Opinion effective as of the date hereof. It should be understood that subsequent developments may affect this Opinion, and CSCA does not have any obligation and accepts no responsibility to update, revise or reaffirm this Opinion and it expressly disclaims any responsibility to do so.

CSCA is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes from which conflicting interest or duties, or a perception thereof, may arise. CSCA is acting as non-exclusive financial advisor to MgCo IV and the Board of Directors of BRELF IV (the “Broadmark Parties”) in connection with the Transactions and will receive a non-contingent fee from the Broadmark Parties for its services pursuant to the Fairness Opinion Engagement Letter, payable at the time it renders this Opinion. In addition, the Broadmark Parties have agreed to reimburse CSCA for certain reasonable out-of-pocket expenses and indemnify CSCA for certain liabilities arising out of the Fairness Opinion Engagement Letter. Pursuant to the terms of the Fairness Opinion Engagement Letter, CSCA may be paid additional fees at CSCA’s standard hourly rates for any time incurred should CSCA be called upon to support its findings or provide further services related to this Opinion subsequent to the delivery of this Opinion. Pursuant to a separate engagement agreement with Broadmark Capital, LLC and its affiliates dated August 14, 2018 and subsequently amended on August 2, 2019 and October 14, 2019 (as amended, the “Engagement Agreement”), CSCA will also receive a success fee from Broadmark, which fee is contingent upon the consummation of the Transactions. In addition, the Engagement Agreement provides that CSCA will be reimbursed for certain reasonable out-of-pocket expenses and CSCA will be indemnified for certain liabilities arising out of its engagement pursuant to the Engagement Agreement. On August 9, 2019, pursuant to a separate engagement agreement, dated August 8, 2019, CSCA rendered its fairness opinions (the “August Opinions”) to Broadmark for which it received an aggregate fee of $500,000 and all of which is creditable against success fees paid pursuant to the Engagement Agreement. Other than services performed and fees earned in connection with the August Opinions, in the two years preceding the date of this Opinion, CSCA has neither performed investment banking services for Broadmark unrelated to the Transactions nor has received customary fees for such services. CSCA may in the future provide investment banking and advisory services to Broadmark or Broadmark Realty for which it may receive customary fees and reimbursement of expenses in the future.

This Opinion was approved by a fairness committee consisting of senior members of management of CSCA in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Subject to the next to last sentence of the next paragraph, it is understood that this Opinion is solely for the exclusive use of the Broadmark Parties in their consideration of the Transactions and may not be used for any other purpose. This Opinion does not constitute a recommendation to the Broadmark Parties or any member of BRELF IV as to whether or not to approve the Transactions or to take any other action in connection with the Transactions or otherwise, including how any member of the Board of Directors of BRELF IV, MgCo IV, or any member of BRELF IV should vote with respect to the Transactions. CSCA has not been requested to opine as to, and this Opinion does not in any manner address, Broadmark’s underlying business decision to effect the Transactions, the manner in which to effect the Transactions or the relative merits of the Transactions as compared to other business strategies or transactions that might be available to the Broadmark Parties or Broadmark. Furthermore, CSCA expresses no view as to the price or trading range for shares of Broadmark Realty Common Stock following the consummation of the Transactions. CSCA also has not been requested to opine as to, nor has CSCA undertaken to opine or recommend, how any preferred unitholder or stockholder should vote or act in connection with the Transactions or any related matter.

This Opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with CSCA’s prior written approval; however, this Opinion may, without CSCA’s prior written approval, be reproduced in full in any filing by Broadmark Realty with the Securities and Exchange Commission if such inclusion is required by law, rule or regulation. If narrative reference or a description of this Opinion is to be included in a filing by Broadmark Realty with the Securities and Exchange Commission as referred to in the prior sentence, such reference or description shall be subject to CSCA’s prior written approval, not to be unreasonably withheld or delayed.

Based upon and subject to all of the foregoing, CSCA is of the opinion that, as of the date hereof, the BRELF IV Preferred Merger Consideration Per Unit to be paid by Broadmark Realty in the Transactions is fair, from a financial point of view, to the BRELF IV Preferred Holders.

Very truly yours,

/s/ CSCA CAPITAL ADVISORS, LLC

ANNEX F

CHAPTER 25.15 OF TITLE 25 OF THE REVISED CODE OF WASHINGTON
ARTICLE XII – APPRAISAL RIGHTS

RCW 25.15.466. Definitions.

In this article:

(1)	“Dissenter” means a member who is entitled to dissent from a plan of merger and who exercises that right when and in the manner required by this article.
(2)	“Fair value,” with respect to a dissenter’s limited liability company interest, means the value of the member’s limited liability company interest immediately before the effectuation of the merger to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.
(3)	“Interest” means interest from the effective date of the merger until the date of payment, at the average rate currently paid by the limited liability company on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
(4)	“Limited liability company” means the limited liability company in which the dissenter holds or held a membership interest, or the surviving organization by merger, whether foreign or domestic, of that limited liability company.

RCW 25.15.471. Member–Dissent–Payment of fair value.

(1)	Except as provided in RCW 25.15.481 or 25.15.491(2), or in a written limited liability company agreement, a member of a limited liability company is entitled to dissent from, and obtain payment of, the fair value of the member’s interest in a limited liability company in the event of consummation of a plan of merger to which the limited liability company is a party as permitted by RCW 25.15.416.
(2)	A member entitled to dissent and obtain payment for the member’s interest in a limited liability company under this article may not challenge the merger creating the member’s entitlement unless the merger fails to comply with the procedural requirements imposed by this chapter, Title 23B RCW, chapter 25.05 RCW, chapter 25.10 RCW, or the limited liability company agreement, or is fraudulent with respect to the member or the limited liability company.
(3)	The right of a dissenting member in a limited liability company to obtain payment of the fair value of the member’s interest in the limited liability company terminates upon the occurrence of any one of the following events:
(a)	The proposed merger is abandoned or rescinded;
(b)	A court having jurisdiction permanently enjoins or sets aside the merger; or
(c)	The member’s demand for payment is withdrawn with the written consent of the limited liability company.

RCW 25.15.476. Dissenters’ rights–Notice–Timing.

(1)	Not less than ten days prior to the approval of a plan of merger, the limited liability company must send a written notice to all members who are entitled to vote on or approve the plan of merger that they may be entitled to assert dissenters’ rights under this article. Such notice shall be accompanied by a copy of this article.
(2)	The limited liability company must notify in writing all members not entitled to vote on or approve the plan of merger that the plan of merger was approved, and send them the dissenters’ notice as required by RCW 25.15.486.

RCW 25.15.481. Member--Dissent--Voting restriction.

A member of a limited liability company who is entitled to vote on or approve the plan of merger and who wishes to assert dissenters’ rights must not vote in favor of or approve the plan of merger. A member who does not satisfy the requirements of this section is not entitled to payment for the member’s interest in the limited liability company under this article.

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RCW 25.15.486. Members--Dissenters’ notice--Requirement.

(1)	If the plan of merger is approved, the limited liability company shall deliver a written dissenters’ notice to all members who satisfied the requirements of RCW 25.15.481.
(2)	The dissenters’ notice required by RCW 25.15.476(2) or by subsection (1) of this section must be sent within ten days after the approval of the plan of merger, and must:
(a)	State where the payment demand must be sent;
(b)	Inform members as to the extent transfer of the member’s interest in the limited liability company will be restricted as permitted by RCW 25.15.496 after the payment demand is received;
(c)	Supply a form for demanding payment;
(d)	Set a date by which the limited liability company must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice under this section is delivered; and
(e)	Be accompanied by a copy of this article.

RCW 25.15.491. Member–Payment demand–Entitlement.

(1)	A member of a limited liability company who demands payment retains all other rights of a member of such limited liability company until the proposed merger becomes effective.
(2)	A member of a limited liability company sent a dissenters’ notice who does not demand payment by the date set in the dissenters’ notice is not entitled to payment for the member’s interest in the limited liability company under this article.

RCW 25.15.496. Members’ interests–Transfer restriction.

The limited liability company may restrict the transfer of members’ interests in the limited liability company from the date the demand for their payment is received until the proposed merger becomes effective or the restriction is released under this article.

RCW 25.15.501. Payment of fair value--Requirements for compliance.

(1)	Within thirty days of the later of the date the proposed merger becomes effective, or the payment demand is received, the limited liability company must pay each dissenter who complied with RCW 25.15.491 the amount the limited liability company estimates to be the fair value of the dissenting member’s interest in the limited liability company, plus accrued interest.
(2)	The payment must be accompanied by:
(a)	Copies of the financial statements for the limited liability company for its most recent fiscal year maintained as required by RCW 25.15.136;
(b)	An explanation of how the limited liability company estimated the fair value of the member’s interest in the limited liability company;
(c)	An explanation of how the accrued interest was calculated;
(d)	A statement of the dissenter’s right to demand payment; and
(e)	A copy of this article.

RCW 25.15.506. Merger–Not effective within sixty days–-Transfer restrictions.

(1)	If the proposed merger does not become effective within sixty days after the date set for demanding payment, the limited liability company must release any transfer restrictions imposed as permitted by RCW 25.15.496.
(2)	If, after releasing transfer restrictions, the proposed merger becomes effective, the limited liability company must send a new dissenters’ notice as provided in RCW 25.15.476(2) and 25.15.486 and repeat the payment demand procedure.

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RCW 25.15.511. Dissenter’s estimate of fair value–Notice.

(1)	A dissenter may notify the limited liability company in writing of the dissenter’s own estimate of the fair value of the dissenter’s interest in the limited liability company, and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 25.15.501, if:
(a)	The dissenter believes that the amount paid is less than the fair value of the dissenter’s interest in the limited liability company, or that the interest due is incorrectly calculated;
(b)	The limited liability company fails to make payment within sixty days after the date set for demanding payment; or
(c)	The limited liability company, having failed to effectuate the proposed merger, does not release the transfer restrictions imposed on members’ interests as permitted by RCW 25.15.496 within sixty days after the date set for demanding payment.
(2)	A dissenter waives the right to demand payment under this section unless the dissenter notifies the limited liability company of the dissenter’s demand in writing under subsection (1) of this section within thirty days after the limited liability company made payment for the dissenter’s interest in the limited liability company.

RCW 25.15.516. Unsettled demand for payment–Proceeding–Parties–Appraisers.

(1)	If a demand for payment under RCW 25.15.491 remains unsettled, the limited liability company must commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the dissenting member’s interest in the limited liability company, and accrued interest. If the limited liability company does not commence the proceeding within the sixty-day period, it must pay each dissenter whose demand remains unsettled the amount demanded.
(2)	The limited liability company must commence the proceeding in the superior court of the county where the limited liability company’s principal office or, if none in this state, its registered office is located.
(3)	The limited liability company must make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their membership interests in the limited liability company and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(4)	The limited liability company may join as a party to the proceeding any member who claims to be a dissenter but who has not, in the opinion of the limited liability company, complied with the provisions of this article. If the court determines that such member has not complied with the provisions of this article, the member must be dismissed as a party.
(5)	The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(6)	Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s membership interest in the limited liability company, plus interest, exceeds the amount paid by the limited liability company.

RCW 25.15.521. Unsettled demand for payment–Costs–Fees and expenses of counsel.

(1)	The court in a proceeding commenced under RCW 25.15.516 must determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court must assess the costs against the limited liability company, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment.
(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)	Against the limited liability company and in favor of any or all dissenters if the court finds the limited liability company did not substantially comply with the requirements of this article; or

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(b)	Against either the limited liability company or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
(3)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the limited liability company, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

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ANNEX G

TRINITY SUB INC. 2019 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this Trinity Sub Inc. 2019 Stock Incentive Plan (the “Plan”) is to promote and closely align the interests of employees, officers, non-employee directors and other service providers of Trinity Sub Inc. (the “Company”) and its stockholders by providing stock-based compensation. The objectives of the Plan are to attract and retain the best available employees for positions of substantial responsibility and to motivate Participants to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders.

The Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock Units and Restricted Stock, any of which may be performance-based, as determined by the Committee.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.

(b) “Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(c) “Award” means an Option, Stock Appreciation Right, Restricted Stock Unit, or Restricted Stock award granted to a Participant pursuant to the provisions of the Plan, any of which may be subject to performance conditions.

(d) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee and designated as such implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee and designated as such.

(e) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

(f) “Board” means the board of directors of the Company.

(g) “Cause” has the meaning set forth in an Award Agreement or other written employment or services agreement between the Participant and the Company or an Affiliate thereof, or if no such meaning applies, means a Participant’s Termination of Employment by the Company or an Affiliate by reason of the Participant’s (i) material breach of his or her obligations under any agreement, including any employment agreement, that he has entered into with the Company or an Affiliate; (ii) intentional misconduct as an officer, employee, director, consultant or advisor of the Company or a material violation by the Participant of written policies of the Company; (iii) material breach of any fiduciary duty which the Participant owes to the Company; (iv) commission by the Participant of (A) a felony or (B) fraud, embezzlement, dishonesty, or a crime involving moral turpitude; or (v) the habitual use of illicit drugs or other illicit substances. A Participant’s employment or service will be deemed to have been terminated for Cause if it is determined subsequent to his or her termination of employment or service that grounds for termination of his or her employment or service for Cause existed at the time of his or her termination of employment or service.

(h) “Change in Control” means the occurrence of any one of the following:

(i) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date (as defined below), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company)

whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iv) the implementation of a plan of complete liquidation or dissolution of the Company; or

(v) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder.

(j) “Committee” means the Compensation Committee of the Board (or any successor committee), or such other committee as designated by the Board to administer the Plan under Section 6.

(k) “Common Stock” means the common stock of the Company, par value $0.001 per share, or such other class or kind of shares or other securities as may be applicable under Section 13.

(l) “Company” means Trinity Sub Inc., a Delaware corporation, and except as utilized in the definition of Change in Control, any successor corporation.

(m) “Disability” means, as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of a Participant that would entitle him or her to payment of disability income payments under the Company’s long-term disability insurance policy or plan for employees as then in effect; or in the event that a Participant is not covered, for whatever reason under the Company’s long-term disability insurance policy or plan for employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means a permanent and total disability as defined in section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, Participants shall submit to an examination by such physician upon request by the Committee.

(n) “Dividend Equivalents” mean an amount payable in cash or Common Stock, as determined by the Committee, with respect to a Restricted Stock Unit equal to the dividends that would have been paid to the Participant if the shares underlying the Award had been owned by the Participant.

(o) “Effective Date” means the date on which the Plan takes effect, as defined pursuant to Section 4 of the Plan.

(p) “Eligible Person” means any current or prospective employee, officer, non-employee director or other service provider of the Company or any of its Subsidiaries; provided, however that Incentive Stock Options may only be granted to employees of the Company, a parent or a subsidiary corporation within the meaning of Section 424 of the Code.

(q) “Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Common Stock as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable (or, if no sale of Common Stock is reported for such date, on the next preceding date on which any sale shall have been reported); and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

(r) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(s) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(t) “Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(u) “Participant” means any Eligible Person to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(v) “Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(w) “Plan” means the Trinity Sub Inc. 2019 Stock Incentive Plan as set forth herein and as amended from time to time.

(x) “Restricted Stock” means an Award or issuance of Common Stock the grant, issuance, vesting and/or transferability of which is subject during specified periods of time to any such conditions (including continued employment or engagement or performance conditions) and terms as the Committee deems appropriate.

(y) “Restricted Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or engagement or performance conditions) and terms as the Committee deems appropriate.

(z) “Separation from Service” or “Separates from Service” means the termination of Participant’s employment with the Company and all Subsidiaries that constitutes a “separation from service” within the meaning of Section 409A of the Code.

(aa) “Stock Appreciation Right” or “SAR” means a right granted that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(bb) “Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

(cc) “Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(dd) “Termination of Employment” means ceasing to serve as an employee of the Company and its Subsidiaries or, with respect to a non-employee director or other service provider, ceasing to serve as such for the Company and its Subsidiaries, except that with respect to all or any Awards held by a Participant (i) the Committee may determine that a leave of absence or employment on a less than full-time basis is considered a “Termination of Employment,” (ii) the Committee may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee, and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs or engages a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Awards, and the Committee’s decision shall be final and binding.

3.	Eligibility

Any Eligible Person is eligible for selection by the Committee to receive an Award.

4.	Effective Date and Termination of Plan

The Plan shall become effective upon its approval by the stockholders of the Company (the “Effective Date”). The Plan shall remain available for the grant of Awards until the tenth anniversary of the Effective Date and shall automatically terminate on that date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards granted prior to such termination.

5.	Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall be equal to 5,000,000. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 13 shall be subject to adjustment as provided in Section 13. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award. The aggregate number of shares available for issuance under this Plan at any time shall not be reduced by (i) shares subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) shares subject to Awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award, or (iii) shares subject to Awards that otherwise do not result in the issuance of shares in connection with payment or settlement thereof. In addition, shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award shall be available for issuance under this Plan.

(c) Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

(d) Tax Code Limits. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall be equal to two million (2,000,000), which number shall be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(e) Limits on Awards to Non-Employee Directors. The aggregate dollar value of equity-based (based on the grant date Fair Market Value of equity-based Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any non-employee director shall not exceed $1,000,000; provided, however, that in the calendar year in which a non-employee director first joins the Board or is first designated as chairman of the Board or lead director, the maximum aggregate dollar value of equity-based and cash compensation granted to the non-employee director may be up to two hundred percent (200%) of the foregoing limit.

6.	Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Committee. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the maximum extent permissible under applicable law, the Committee (or any successor) may by resolution delegate any or all of its authority to one or more subcommittees composed of one or more directors and/or officers of the Company, and any such subcommittee shall be treated as the Committee for all purposes under this Plan. Notwithstanding the foregoing, if the Board or the Committee (or any successor) delegates to a subcommittee comprised of one or more officers of the Company (who are not also directors) the authority to grant Awards, the resolution so authorizing such subcommittee shall specify the total number of shares of Common Stock such subcommittee may award pursuant to such delegated authority, and no such subcommittee shall designate any officer serving thereon or any executive officer or non-employee director of the Company as a recipient of any Awards granted under such delegated authority. The Committee hereby delegates to and designates the senior human resources officer of the Company (or such other officer with similar authority), and to his or her delegates or designees, the authority to assist the Committee in the day-to-day administration of the Plan and of Awards granted under the Plan, including without limitation those powers set forth in Section 6(b)(iv) through (ix) and to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. The Committee may further designate and delegate to one or more additional officers or employees of the Company or any subsidiary, and/or one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Plan and/or of Awards granted under the Plan.

(b) Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation:

(i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(ii) to determine which persons are Eligible Persons, to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;

(iii) to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof;

(iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;

(v) to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;

(vi) to determine the extent to which adjustments are required pursuant to Section 13;

(vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;

(viii) to approve corrections in the documentation or administration of any Award; and

(ix) to make all other determinations deemed necessary or advisable for the administration of this Plan.

Notwithstanding anything in this Plan to the contrary, with respect to any Award that is “deferred compensation” under Section 409A of the Code, the Committee shall exercise its discretion in a manner that causes such Awards to be compliant with or exempt from the requirements of such Code section. Without limiting the foregoing, unless expressly agreed to in writing by the Participant holding such Award, the Committee shall not take any action with respect to any Award which constitutes (i) a modification of a stock right within the meaning of Treas. Reg. § 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of a feature for the deferral of compensation within the meaning of Treas. Reg. § 1.409A-1 (b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Section 409A of the Code within the meaning of Treas. Reg. § 1.409A-1(b)(5)(v)(E).

The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section 18, waive or amend the operation of Plan provisions respecting exercise after Termination of Employment. The Committee or any member thereof may, in its sole and absolute discretion and, except as otherwise provided in Section 18, waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe).

(c) Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

7.	Plan Awards

(a) Terms Set Forth in Award Agreement. Awards may be granted to Eligible Persons as determined by the Committee at any time and from time to time prior to the termination of the Plan. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock awards) shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

(b) Performance Criteria. The Committee may establish performance criteria and level of achievement that determine the number of shares of Common Stock, Restricted Stock Units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award. Such performance-based awards may be identified as “Performance Share,” “Performance Equity,” “Performance Unit” or other such term as chosen by the Committee.

(c) Termination of Employment. Subject to the express provisions of the Plan, the Committee shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Termination of Employment.

(d) Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10(b) or Section 13 of this Plan or as otherwise provided by the Committee.

8.	Options

(a) Grant, Term and Price. The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The term of an Option shall in no event be greater than ten years; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall expire on the thirtieth (30th) day following the date such prohibition no longer applies. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of (i) Section 409A of the Code, if such options held by such optionees are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, and (ii) Section 424(a) of the Code, if such options held by such optionees are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. The exercise price of any Option may be paid in cash or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months.

(b) No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 13), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Option and, at any time when the exercise price of a previously awarded Option is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Option for cash or a new Award with a lower (or no) exercise price.

(c) No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(d) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Incentive Stock Option, if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110% of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

(e) No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9.	Stock Appreciation Rights

(a) General Terms. The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the SAR’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.

(b) No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 13), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Stock Appreciation Right and, at any time when the exercise price of a previously awarded Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price.

(c) No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10.	Restricted Stock and Restricted Stock Units

(a) Vesting and Performance Criteria. The grant, issuance, vesting and/or settlement of any Award of Restricted Stock or Restricted Stock Units shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. In addition, the Committee shall have the right to grant Restricted Stock or Restricted Stock Units as the form of payment for grants or rights earned or due under other stockholder-approved compensation plans or arrangements of the Company.

(b) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and/or subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or distributions only to the extent provided by the Committee.

(c) Voting Rights. Participants in whose name Restricted Stock Units are granted shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

11.	Deferral of Payment

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock or cash upon settlement, vesting or other events with respect to an Award. Notwithstanding anything herein to the contrary, in no event will any election to defer the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code. The Company, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee.

12.	Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

13.	Adjustment of and Changes in the Stock

(a) The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued or issuable pursuant to such an adjustment.

(b) In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

(c) Unless otherwise expressly provided in the Award Agreement or another contract, including an employment or services agreement, or under the terms of a transaction constituting a Change in Control, the Committee may provide that any or all of the following shall occur upon a Participant’s Termination of Employment without Cause within twenty-four (24) months following a Change in Control: (a) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise any portion of the Option or Stock Appreciation Right not previously exercisable, (b) in the case of any Award the vesting of which is in whole or in part subject to performance criteria, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on target level achievement or actual performance through a date determined by the Committee, and (c) in the case of outstanding Restricted Stock and/or Restricted Stock Units (other than those referenced in subsection (b)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. Notwithstanding anything herein to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, immediately prior to the Change in Control, all Awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (a) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, (b) in the case of any Award the vesting of which is in whole or in part subject to performance criteria, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on target level achievement or actual performance through a date determined by the Committee, as determined by the Committee, and (c) in the case of outstanding Restricted Stock and/or Restricted Stock Units (other than those referenced in subsection (b)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. In no event shall any action be taken pursuant to this Section 13(c) that would change the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.

(d) Notwithstanding anything in this Section 13 to the contrary, in the event of a Change in Control, the Committee may provide for the cancellation and cash settlement of all outstanding Awards upon such Change in Control.

(e) The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 13 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

(f) Notwithstanding anything in this Section 13 to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section 13 shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.

14.	Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, (i) outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee and (ii) a Participant may transfer or assign an Award as a gift to an entity wholly owned by such Participant (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned Options and Stock Appreciation Rights only during lifetime of the assigning Participant (or following the assigning Participant’s death, by the Participant’s beneficiaries or as otherwise permitted by the Committee) and provided further that such Assignee Entity shall not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such Award.

15.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined, in its sole and absolute discretion, that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

16.	Withholding

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or, if allowed by the Committee, shares of Common Stock.

17.	Disqualifying Dispositions

Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon the exercise of an Incentive Stock Option within two years from the date of grant of such Incentive Stock Option or within one year after the issuance of shares of Common Stock acquired upon exercise of such Incentive Stock Option shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

18.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 13, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 8(a);

(c) reprice outstanding Options or SARs as described in Sections 8(b) and 9(b);

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) increase the individual maximum limits in Section 5(e); or

(g) otherwise amend the Plan in any manner requiring stockholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would materially impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

19.	No Liability of Company

The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Committee shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, vesting, exercise or settlement of any Award granted hereunder.

20.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock, stock options or other equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

21.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Maryland and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

22.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

23.	Specified Employee Delay

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six months after the specified employee’s Separation from Service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

24.	No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation and Bylaws (as each may be amended from time to time), as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

25.	Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

26.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

27.	Clawback/Recoupment

Notwithstanding any other provisions in this Plan, Awards granted under this Plan will be subject to recoupment in accordance with any clawback policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of misconduct. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company. By accepting an Award, the Participant is agreeing to be bound by any such clawback policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion.

ANNEX H

WARRANT AMENDMENT

The substantive text of the proposed Warrant Amendment is as follows:

3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock ~~stated therein, at the price of $11.50 per share,~~, at such price equal to the Exercise Price described in the form of Warrant Certificate contained in Exhibit A for such Public Warrants and Private Warrants, as applicable (each subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. 3.1); provided, however, that a Public Warrant may not be exercised for a fractional share, so that only a multiple of four Public Warrants may be exercised at a given time. The term “Warrant Price” as used in this Agreement shall mean the ~~price per share~~Exercise Price (as specified in the form of Warrant Certificate contained in Exhibit A hereto) at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

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4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) ~~Ordinary Cash Dividends (as defined below), (c~~regular monthly, quarterly or other periodic cash dividends or cash distributions, (c) any other cash dividend or distribution required to be paid in order for the Company to qualify or maintain its status as a real estate investment trust within the meaning of the Internal Revenue Code of 1986, as amended, or otherwise avoid the imposition of U.S. federal and state income and excise taxes, so long as the Company qualifies or is seeking to maintain its status as a real estate investment trust at the time of such cash dividend or distribution, (d) to satisfy the redemption rights of the holders of the Common Stock in connection with a proposed initial Business Combination, (~~d~~e) as a result of the repurchase of shares of Common Stock by the Company if a proposed Business Combination is presented to the stockholders of the Company for approval, (~~e~~f) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares of Common Stock if the Company does not complete the Business Combination within the period set forth in the Company’s amended and restated certificate of incorporation or (~~f~~g) in connection with the redemption of public shares of Common Stock upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. ~~For purposes of this subsection 4.1.2   , “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4    and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).~~

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~~7.4.3 Mandatory Cash Distribution. Notwithstanding anything contained in this Agreement to the contrary, at the Effective Time (as defined in the Merger Agreement), each Public Warrant issued and outstanding immediately prior to the Effective Time shall, automatically and without any action by the Registered Holder thereof, be entitled to receive a cash distribution payable by or at the direction of the Company as soon as reasonably practicable following the Effective Time, upon receipt of any documents as may reasonably be required by the Warrant Agent, in the amount of $1.60 per such Public Warrant.”~~

H-1

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Warrant Certificate

This Warrant Certificate certifies that       , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Trinity Merger Corp., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Public Warrant is ~~initially~~ exercisable for one-quarter of one fully paid and non-assessable share of Common Stock. The Exercise Price per share of Common Stock for any Public Warrant is equal to $2.875 per one-quarter share ($11.50 per whole share); provided however, that a Public Warrant may not be exercised for a fractional share, so that only a multiple of four Public Warrants may be exercised at a given time.

Each Private Warrant is exercisable for one fully paid and non-assessable share of Common Stock. The Exercise Price per share of Common Stock for any Private Warrant is equal to $11.50 per share.

No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number ~~the number of shares of Common Stock to be issued to the Warrant holder.~~ The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

~~The initial Exercise Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.~~

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

H-2

INFORMATION NOT REQUIRED IN PROSPECTUS (PART II INFORMATION)

Item 20.	Indemnification of Officers and Directors

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Broadmark Realty’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which Broadmark Realty’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or threatened to be made, a party or witness by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification in either case if it determines that the director or officer is fairly and reasonably entitled to indemnification, but only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Broadmark Realty’s charter obligates Broadmark Realty, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of Broadmark Realty who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of Broadmark Realty and at Broadmark Realty’s request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Broadmark Realty’s charter also permits Broadmark Realty, with the approval of the Broadmark Realty board of directors, to indemnify and advance expenses to any individual who served a predecessor of Broadmark Realty in any of the capacities described above and to any employee or agent of Broadmark Realty or any of its predecessors.

Broadmark Realty will enter into indemnification agreements with each of Broadmark Realty’s directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Item 21.	Exhibits and Financial Statement Schedules
(a)	The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit	Description
2.1*†
Agreement and Plan of Merger, dated August 9, 2019, by and among Trinity Merger Corp., Trinity Sub Inc., Trinity Merger Sub I, Inc., Trinity Merger Sub II, LLC, PBRELF I, LLC, BRELF II, LLC, BRELF III, LLC, BRELF IV, LLC, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC, and Broadmark Real Estate Management IV, LLC (included as Annex A to the joint proxy statement/prospectus contained in this registration statement)

3.1	Form of Articles of Amendment and Restatement of Broadmark Realty Capital Inc.
3.2	Form of Amended and Restated Bylaws of Broadmark Realty Capital Inc.
4.1	Specimen Unit Certificate of Trinity Merger Corp.
4.2	Specimen Class A Common Stock Certificate of Trinity Merger Corp.
4.3	Specimen Warrant Certificate of Trinity Merger Corp.
4.4	Warrant Agreement, dated May 14, 2018, by and between Trinity Merger Corp. and Continental Stock Transfer & Trust Company, as warrant agent
5.1	Opinion of Venable LLP as to the validity of the Broadmark Realty common stock being registered
5.2	Opinion of Gibson, Dunn & Crutcher LLP as to the validity of the Broadmark Realty Warrants being registered
8.1	Opinion of Gibson, Dunn & Crutcher LLP as to certain tax matters
8.2	Opinion of Bryan Cave Leighton Paisner LLP as to certain tax matters
10.1*
Sponsor Agreement, dated August 9, 2019, by and among Trinity Merger Corp., HN Investors LLC, Trinity Sub Inc., Trinity Merger Sub I, Inc., Trinity Merger Sub II, LLC, PBRELF I, LLC, BRELF II, LLC, BRELF III, LLC, BRELF IV, LLC, Pyatt Broadmark Management, LLC, Broadmark Real Estate Management II, LLC, Broadmark Real Estate Management III, LLC, and Broadmark Real Estate Management IV, LLC

10.2*	Form of Company Support Agreement
10.3*	Form of Subscription Agreement relating to the PIPE Investment
10.4*	Form of Employment Agreement
10.5*	Consulting Agreement, dated August 9, 2019, by and between Trinity Sub Inc. and Joseph L. Schocken
10.6*	Trinity Sub Inc. 2019 Stock Incentive Plan (included as Annex G to the joint proxy statement/prospectus contained in this registration statement)
10.7*	Form of First Amendment to the Subscription Agreement relating to the PIPE Investment.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Moss Adams LLP
23.3	Consent of Venable LLP (included in Exhibit 5.1)
23.4	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.2 and Exhibit 8.1)
23.5	Consent of Bryan Cave Leighton Paisner LLP (included in Exhibit 8.2)
24.1	Power of Attorney (included on signature page to the initial filing of this registration statement).
99.1	Form of Proxy Card for Trinity Stockholder Special Meeting
99.2	Form of Proxy Card for Trinity Warrant holder Special Meeting
99.3	Form of Proxy Card for PBRELF I, LLC Member Special Meeting
99.4	Form of Proxy Card for BRELF II, LLC Member Special Meeting
99.5	Form of Proxy Card for BRELF III, LLC Member Special Meeting
99.6	Form of Proxy Card for BRELF IV, LLC Member Special Meeting
99.7	Consent of Jeffrey B. Pyatt Named as About to Become Director
99.8	Consent of Joseph L. Schocken Named as About to Become Director
99.9	Consent of Daniel Hirsch Named as About to Become Director
99.10	Consent of Kevin Luebbers Named as About to Become Director
*	Previously Filed
**	To be filed by amendment
†	The annexes, schedules, and certain exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	that, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(7)	that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(c)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on the 15th day of October, 2019.

TRINITY SUB INC.

By:	/s/ Sean A. Hehir
	Name:	Sean A. Hehir
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Sean A. Hehir	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director (principal executive, financial, and accounting officer)	October 15, 2019
Sean A. Hehir

/s/ Stephen G. Haggerty	Director	October 15, 2019
Stephen G. Haggerty